Exhibit 10.1

EXECUTION VERSION

THIS RESTRUCTURING SUPPORT AND LOCK-UP AGREEMENT IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE.  ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE.  NOTHING CONTAINED IN THIS RESTRUCTURING SUPPORT AND LOCK-UP AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

FIRST AMENDED AND RESTATED RESTRUCTURING SUPPORT AND LOCK-UP AGREEMENT

This FIRST AMENDED AND RESTATED RESTRUCTURING SUPPORT AND LOCK-UP AGREEMENT (including all exhibits and schedules attached hereto and incorporated herein, this “Agreement”) is made and entered into as of June 13, 2019, by and among the following parties:1

i.
Legacy Reserves Inc. (“Legacy Reserves”), a publicly-traded company organized under the laws of the State of Delaware and its direct and indirect subsidiaries that are parties to the Prepetition Credit Agreements (as defined below) (collectively, the “Company” or the “Company Parties” and such Company Parties (including, without limitation, Legacy Reserves) that file Chapter 11 Cases (as defined below) as set forth in the Restructuring Term Sheet (as defined below), collectively, the “Debtors”);

ii.
those certain lenders under that certain Credit Agreement, dated as of October 25, 2016, by and among Legacy Reserves LP, a limited partnership duly formed and existing under the laws of the State of Delaware, the other guarantors from time to time party thereto, Cortland Capital Market Services LLC, as administrative agent (together with any successor administrative agent, the “Prepetition Term Loan Agent”), and the lenders from time to time party thereto (as amended by that certain First Amendment to Credit Agreement dated as of July 31, 2017, as further amended by that certain Second Amendment to Credit Agreement dated as of October 30, 2017, as further amended by that certain Third Amendment to Credit Agreement dated as of December 31, 2017, as further amended by that certain Fourth Amendment to Credit Agreement dated as of March 23, 2018, as further amended by that certain Fifth Amendment to Credit Agreement dated as of September 14, 2018, as further amended by that certain Sixth Amendment to Credit Agreement dated as of September 20, 2018, and as further amended by that certain Seventh Amendment to Credit Agreement dated as of March 21, 2019, the “Prepetition Term Loan Credit Agreement”), that execute signature pages hereto (such lenders, collectively, the “Supporting Term Lenders”); and

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Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the term sheet attached hereto as  Exhibit A-1 or, alternatively, if the Noteholder Termination (as defined herein) has occurred, Exhibit A-2 (as applicable, and as the same may be amended, supplemented, or otherwise modified from time to time, the “Restructuring Term Sheet”), subject to Section 2 hereof.

iii.
those certain lenders under that certain Third Amended and Restated Credit Agreement dated as of April 1, 2014, by and among Legacy Reserves LP, as borrower, the other guarantors from time to time party thereto, the lenders from time to time party thereto, and Wells Fargo Bank, National Association, as administrative agent (together with any successor administrative agent, the “Prepetition RBL Agent” and together with the Prepetition Term Loan Agent, collectively, the “Prepetition Agents”) (as amended, supplemented, or otherwise modified as of the date hereof, the “Prepetition RBL Credit Agreement” and together with the Prepetition Term Loan Credit Agreement, collectively, the “Prepetition Credit Agreements”) (such lenders that execute signature pages hereto, collectively, the “Supporting RBL Lenders”); and

iv.
those certain (a) holders of 6.625% Senior Notes due 2021 (the “2021 Notes” and such holders thereof, the “2021 Noteholders”) issued under the Indenture dated as of May 28, 2013 (as amended, supplemented, or otherwise modified as of the date hereof, the “2021 Notes Indenture”), by and among Legacy Reserves LP, Legacy Reserves Finance Corporation, the other Company Parties party thereto, and Wilmington Trust, National Association (as successor to Wells Fargo Bank, National Association), as indenture trustee (the “2021 Notes Trustee”), (b) holders of 8% Convertible Notes due 2023 (the “2023 Notes” and such holders thereof, the “2023 Noteholders”) issued under the Indenture dated as of September 20, 2018 (as amended, supplemented, or otherwise modified as of the date hereof, the “2023 Notes Indenture”), by and among Legacy Reserves LP, Legacy Reserves Finance Corporation, the other Company Parties party thereto, and Wilmington Trust, National Association, as indenture trustee (the “2023 Notes Trustee”) and (c) holders of 8% Senior Notes due 2020 (the “2020 Notes” and such holders thereof, the “2020 Noteholders”) issued under the Indenture dated as of December 4, 2012 (as amended, supplemented, or otherwise modified as of the date hereof, the “2020 Notes Indenture” and together with the 2021 Notes Indenture and the 2023 Notes Indenture, collectively, the “Prepetition Notes Indentures”), by and among Legacy Reserves LP, Legacy Reserves Finance Corporation, the other Company Parties party thereto, and Wilmington Trust, National Association (as successor to Wells Fargo Bank, National Association), as indenture trustee (the “2020 Notes Trustee”), in each case that execute signature pages hereto (collectively, the “Supporting Noteholders” and together with the Supporting Term Lenders and the Supporting RBL Lenders, collectively, the “Supporting Creditors” [2] and, collectively, with (i) the Company Parties and (ii) any transferee that becomes a Supporting Creditor pursuant to section 4.03(a), the “Parties”).

[2]
For the purposes of this Agreement, each party agrees that the terms “Supporting Term Lenders”, “Supporting RBL Lenders”, “Supporting Noteholders” and “Supporting Creditors” shall not include any distinct business unit of a Supporting Creditor other than the business unit expressly identified in such Supporting Creditor’s signature block appended hereto (if a business unit is specified) unless such other business unit is or becomes a party to this Agreement.

RECITALS

WHEREAS, the Company Parties, the Supporting RBL Lenders, the Supporting Term Lenders, and GSO (in its capacity as Supporting Term Lender, Supporting Noteholder, and Plan Sponsor) (the “Original Parties”), entered into a Restructuring Support Agreement (the “Original RSA”), dated as of June 10, 2019;

WHEREAS, the Original Parties desire to amend and restate the Original RSA in the manner set forth herein;

WHEREAS, the Supporting Creditors, the Prepetition Agents, and the Company have engaged in good faith, arm’s-length negotiations regarding a restructuring transaction (the “Restructuring”) pursuant to the terms and upon the conditions set forth in this Agreement;

WHEREAS, the Debtors shall commence voluntary reorganization cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101- 1532 (the “Bankruptcy Code”), in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) to effect the Restructuring through a pre-negotiated chapter 11 plan of reorganization that is consistent with the Restructuring Term Sheet (the “Plan”);

WHEREAS, certain Supporting RBL Lenders or affiliates of Supporting RBL Lenders (in their capacities as such, the “DIP Lenders”) shall provide the DIP Facility;

WHEREAS, subject to approval of the Plan and entry of the Final DIP Order, the Parties have agreed to enter into the Exit Facility;

WHEREAS, certain Supporting Creditors or affiliates of Supporting Creditors (in such capacity, the “Sponsor Backstop Parties”),3 have agreed, subject to the terms and conditions of this Agreement and the Restructuring Term Sheet, to backstop a $189.8 million equity investment in the Company pursuant to the Sponsor Backstop Commitment Agreement as part of a confirmed Plan;

WHEREAS, certain Supporting Noteholders (including the Plan Sponsor, in its capacity as Supporting Noteholder) or affiliates of Supporting Noteholders (in such capacity, the “Noteholder Backstop Parties”), have agreed, subject to the terms and conditions of this Agreement and the Restructuring Term Sheet, to backstop the full amount of a $66.5 million Rights Offering by the Company pursuant to the Noteholder Backstop Commitment Agreement as part of a confirmed Plan;

WHEREAS, the Parties have agreed to certain terms with respect to the organization and governance of the Company Parties following the effective date of the Plan (the “Plan Effective Date”), as set forth in the Restructuring Term Sheet; and

[3]	For the avoidance of doubt, as used herein, the terms “Supporting Creditors” and “Parties” includes the DIP Lenders and the Sponsor Backstop Parties in their capacities as such.

WHEREAS, the Company Parties have agreed to take certain actions in support of the Restructuring on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

AGREEMENT

Section 1. Agreement Effective Date. This Agreement shall become effective and binding upon each of the Parties at 12:00 a.m., prevailing Eastern Time, on the date (such date, the “Agreement Effective Date”) on which: (a)(i) the Company Parties shall have executed and delivered counterpart signature pages of this Agreement to counsel to the Supporting Creditors; (ii) the Original Parties holding greater than 50% of the outstanding principal amount of the Term Loan Claims held by the Original Parties shall have executed and delivered to counsel to the Debtors counterpart signature pages of this Agreement; (iii) the Original Parties holding greater than 50% of the outstanding principal amount of the RBL Claims held by the Original Parties shall have executed and delivered to counsel to the Debtors counterpart signature pages of this Agreement; and (iv) the holders of 54.71% of the aggregate outstanding principal amount of the 2020 Notes, the 2023 Notes, and the 2021 Notes issued under the Prepetition Notes Indentures shall have executed and delivered to counsel to the Debtors counterpart signature pages of this Agreement; (b) the Company Parties have given notice to counsel to the Supporting Creditors in accordance with Section 10.09 hereof that each of the foregoing conditions set forth in this Section 1, in each case, has been satisfied, all signature pages held by such Company Parties as contemplated above shall have been released for attachment to the relevant agreements, and this Agreement is declared effective as to all Parties; (c) the Company Parties shall have paid all fees and expenses invoiced and required to be paid pursuant to Section 9 hereof.  If the Agreement Effective Date shall not have occurred on or before June 14, 2019, all signature pages referred to in this Section 1 shall be returned to the Party providing the same and this Agreement, and all documents to which such signature pages apply (excluding, for the avoidance of doubt, the Original RSA and the Definitive Documentation (as defined in the Original RSA)), shall have no force or effect.4  Upon the Agreement Effective Date, this Agreement shall amend and restate the Original RSA in its entirety.

Section 2. Exhibits Incorporated by Reference. Each of the exhibits attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include such exhibits.  In the event of any inconsistency between this Agreement (without reference to the exhibits) and the exhibits, this Agreement (without reference to the exhibits) shall govern.

[4]	For the avoidance of doubt, the obligations and rights of the Supporting Creditors described in this Agreement shall apply to any claims or interests acquired by such Supporting Creditors.

Section 3. Definitive Documentation. The definitive documents and agreements governing the Restructuring (collectively, the “Definitive Documentation”) shall consist of: (a) the Plan (and all exhibits thereto); (b) the Confirmation Order and pleadings in support of entry of the Confirmation Order; (c) the Disclosure Statement and the other solicitation materials in respect of the Plan (such materials, collectively, the “Solicitation Materials”); (d) the order of the Bankruptcy Court approving the Disclosure Statement and the Solicitation Materials; (e) the documentation in respect of the DIP Facility (including the DIP Credit Agreement, the Interim DIP Order, the Final DIP Order, the motion to approve the DIP Credit Agreement, and all other motions, briefs, affidavits, declarations, orders, and other documents related to the DIP Credit Agreement) (the “DIP Documentation”); (f) customary “first day” and “second day” motions and proposed orders (the “First Day and Second Day Pleadings”); (g) the Exit Facility and all related documents (the “Exit Facility Documentation”); (h) the New Exit Note, if any; (i) (A) so long as the Noteholder Termination (as defined below) shall not have occurred, the Sponsor Backstop Commitment Agreement (as defined in Exhibit A-1 hereto) or (B) if the Noteholder Termination shall have occurred, the Equity Backstop Commitment Agreement (as defined in Exhibit A-2 hereto); (j) so long as the Noteholder Termination (as defined below) shall not have occurred, the Noteholder Backstop Commitment Agreement; (k) the Rights Offering Procedures; (l) such documentation to be determined by the Plan Sponsor and the Debtors governing the terms of the Incremental Equity Investment (if any); (m) the Registration Rights Agreement; (n) the SHA; (o) the Management Incentive Plan; (p) amended employment agreements for each executive officer of the Reorganized Debtors; (q) the certificates of incorporation, limited liability agreements, bylaws, and other organizational documents (as applicable) of the Reorganized Debtors; and (r) all other documents that will comprise the Plan Supplement or are otherwise related to the Plan.  The Definitive Documentation remains subject to negotiation and completion and shall, upon completion, contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement, and shall be subject to any consent rights set forth in this Agreement and otherwise be in form and substance acceptable to the Debtors and the Required Supporting Term Lenders5 and reasonably acceptable to the Required Supporting Noteholders and the Prepetition RBL Agent; provided that, except as otherwise set forth herein, the Definitive Documentation shall be deemed acceptable to the Prepetition RBL Agent unless the Prepetition RBL Agent delivers written notice (which may be by email) to the contrary to the Company Parties and the Required Supporting Term Lenders within two (2) business days of the Prepetition RBL Agent’s receipt of such documentation; provided, further, that the Exit Facility Documentation shall be in form and substance acceptable to the Debtors, the Required Supporting Term Lenders and the Prepetition RBL Agent and reasonably acceptable to the Required Supporting Noteholders, and the Exit Facility contemplated thereunder shall be consistent in all material respects with the Exit Facility Term Sheet; provided, further, that, by executing this Agreement, the undersigned Parties acknowledge and agree that the form and substance of the DIP Credit Agreement, the Interim DIP Order, and the Sponsor Backstop Commitment Agreement and the Noteholder Backstop Commitment Agreement attached to the Restructuring Term Sheet, respectively, as Exhibit B-1, Exhibit B-2, Exhibit E, and Exhibit G are each acceptable to such Party (for the avoidance of doubt, any amendments or modifications to the Noteholder Backstop Commitment Agreement shall require the consent of the parties as set forth therein and herein); provided, further, that the undersigned Original RSA Parties acknowledge and agree that the form and substance of the Equity Backstop Commitment Agreement (as defined in Exhibit A-2) is acceptable to each such Party; provided, further, that the Definitive Documentation shall specify the price per share and the number of shares with respect to the New Common Equity Pool in a manner acceptable to the Plan Sponsor.

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As used herein, (a) the term “Required Supporting Term Lenders” means, at any relevant time, the Supporting Creditors holding greater than 50.0% of the outstanding principal amount of the Term Loan Claims held by Supporting Creditors (b) the term “Required Supporting RBL Lenders” means, at any relevant time, the Supporting Creditors holding greater than 50.0% of the outstanding principal amount of the RBL Claims held by the Supporting Creditors, and (c) the term “Required Supporting Noteholders” means, at any relevant time, the Supporting Creditors holding greater than 50.0% of the outstanding principal amount of the Notes Claims held by the Supporting Creditors; provided that Notes Claims held by the Plan Sponsor may not, in the aggregate, account for more than 45% of the amounts set forth in the calculation of the Required Supporting Noteholders.

Section 4. Commitments Regarding the Restructuring .

4.01.       Commitment of the Supporting Creditors.

(a)         During the period beginning on the Agreement Effective Date and ending on a Termination Date (as defined in Section 7.05) (such period, the “Effective Period”), each Supporting Creditor shall (severally and not jointly), in each of its capacities as a holder of claims against the Debtors, including, without limitation, claims in connection with the DIP Facility (“Claims”) or interests in the Debtors (“Interests” and together with Claims, the “Debtor Claims/Interests”):

(i)          use good faith efforts to negotiate, execute and implement the Definitive Documentation on terms consistent with this Agreement and to implement the Restructuring;

(ii)        to the extent a class is permitted to vote to accept or reject the Plan and upon receipt of the Disclosure Statement that has been approved by the Bankruptcy Court, vote each of its Debtor Claims/Interests reflected on the signature pages hereto to (A) accept the Plan by delivering its duly executed and completed ballot(s) accepting the Plan on a timely basis and (B) not withdraw, amend, or revoke (or cause to be withdrawn, amended, or revoked) its vote with respect to the Plan, provided, however, that the votes of the Supporting Creditors shall be immediately revoked and deemed null and void ab initio upon termination of this Agreement other than pursuant to Section 7.04 of this Agreement; provided, further, that nothing in this Agreement shall prevent any Supporting Creditor from withholding, amending, or revoking its timely consent or vote with respect to the Plan if this Agreement is terminated with respect to such Supporting Creditor other than pursuant to Section 7.04 of this Agreement;

(iii)       not (A) object to, delay, interfere, impede, or take any other action to delay, interfere or impede, directly or indirectly, with the Restructuring, confirmation of the Plan, or approval of the Disclosure Statement or the Solicitation Materials (including joining in or supporting any efforts to object to or oppose any of the foregoing) or (B) propose, file, support, or vote for, directly or indirectly, any restructuring, workout, plan of arrangement, alternative transaction, including a sale pursuant to section 363 of the Bankruptcy Code, or chapter 11 plan for the Debtors other than the Restructuring and the Plan;

(iv)       not object to any First Day and Second Day Pleadings consistent with this Agreement filed by the Debtors in furtherance of the Restructuring, including any motion seeking approval of the DIP Facility on the terms set forth in the Restructuring Term Sheet and the DIP Credit Agreement;

(v)        not, nor encourage any other person or entity to, take any action, including initiating or joining in any legal proceeding that is inconsistent with this Agreement, or delay, impede, appeal, or take any other negative action, directly or indirectly, that could reasonably be expected to interfere with the approval, acceptance, confirmation, consummation, or implementation of the Restructuring or the Plan, as applicable;

(vi)        not exercise any right or remedy for the enforcement, collection, or recovery of any obligation arising under the Prepetition Credit Agreements;

(vii)       not instruct (or join in any direction requesting that) the Prepetition Agents or any agent under related loan documents to take any action, or refrain from taking any action, that would be inconsistent with this Agreement, the Plan, or the Restructuring; and

(viii)      not object to or opt out of any release included in the Solicitation Materials or the Plan, so long as such release is consistent with the Restructuring Term Sheet.

(b)        Nothing contained herein nor any vote to accept the Plan or other acceptance of or support for the Plan shall limit (i) the rights of any Supporting Creditor under applicable bankruptcy or insolvency law, or in any foreclosure or similar proceeding, including appearing as a party in interest in any matter to be adjudicated in the Chapter 11 Cases, so long as the exercise of any such right is consistent with such Supporting Creditor’s obligations hereunder; (ii) subject to the terms of Section 4.03 hereof, the ability of any Supporting Creditor to purchase, sell or enter into any transactions in connection with its Claims, subject to the terms hereof; (iii) subject to the terms of Section 4.01(a) hereof, any right of a Supporting Creditor under (x) the Prepetition Credit Agreements or (y) any other applicable agreement, instrument or document that gives rise to any Claim or Interest of such Supporting Creditor, nor shall anything contained herein be deemed to constitute a waiver or amendment of any provision of any such agreement described in the foregoing clauses (x) and (y); (iv) the ability of any Supporting Creditor to consult with other Lenders or the Company; or (v) the ability of any Supporting Creditor to enforce any right, remedy, condition, consent or approval requirement under this Agreement or any of the Definitive Documentation.

4.02.      Commitment of the Company Parties.

(a)          During the Effective Period, the Company Parties agree to:

(i)          pursue the Restructuring on the terms set forth in this Agreement and the Restructuring Term Sheet and not sign any agreement to pursue any auction, sale process or other restructuring transaction for the Company or any significant portion of its assets outside of the ordinary course of business;

(ii)         not engage in (A) any asset sale transactions (excluding sales of hydrocarbons relating to recurring revenues in the ordinary course of business) for which the fair market value of the gross consideration, individually or in the aggregate, exceeds $1 million or (B) any “land swap” transactions, in each case of the foregoing clauses (A) and (B), without the prior written consent of the Required Supporting Term Lenders;

(iii)        use good faith efforts to implement the Restructuring Term Sheet and the DIP Credit Agreement and, in each case, the transactions and other actions contemplated hereby and thereby;

(iv)        (A) support and complete the Restructuring and all transactions set forth in this Agreement, including confirmation of the Plan and entry of the Confirmation Order; (B) negotiate in good faith all Definitive Documentation that is subject to negotiation as of the Agreement Effective Date; (C) execute and deliver any other required agreements to effectuate and consummate the Restructuring; (D) make commercially reasonable efforts to obtain required regulatory and/or third-party approvals for the Restructuring; (E) complete the Restructuring in a timely and expeditious manner, and as otherwise required by this Agreement and the Definitive Documentation; (F) operate their business, subject to the Interim DIP Order and the Final DIP Order, in the ordinary course, taking into account the Restructuring and the commencement of the Chapter 11 Cases; and (G) not undertake any actions materially inconsistent with the Restructuring or the adoption and implementation of the Plan and confirmation thereof;

(v)         not object to, delay, or impede, or take any other action that is materially inconsistent with, or is intended or is likely to interfere with, acceptance or implementation of the Restructuring;

(vi)        not seek to amend or modify, or file a pleading seeking authority to amend or modify, the Definitive Documentation or any other document related to the Prepetition Credit Agreements, DIP Facility or the Restructuring in a manner that is materially inconsistent with this Agreement;

(vii)       not file any pleading that is materially inconsistent with the Restructuring or the terms of this Agreement; and

(viii)     not engage in any material merger, consolidation, sale of all or substantially all assets, dividend, incurrence of indebtedness or other similar transaction outside of the ordinary course of business other than the transactions contemplated herein.

(b)          During the Effective Period, the Company Parties or the Debtors, as applicable, also agree to the following affirmative covenants:

(i)         The Debtors shall provide counsel for the Supporting Creditors at least two (2) business days prior to the date when the Debtors intend to file such document draft copies of all material motions and proposed orders intended to be filed with the Bankruptcy Court, including all First Day and Second Day Pleadings, and shall consult in good faith with such counsel regarding the form and substance of all such material proposed filings with the Bankruptcy Court;

(ii)         the Chapter 11 Cases shall be commenced on or before June 18, 2019 (the “Petition Date”), subject to extension with the consent of the Required Supporting Term Lenders, the Required Supporting Noteholders, and the RBL Lenders holding a majority of the RBL Claims;

(iii)        the Debtors shall timely file a formal objection to any unresolved motion filed with the Bankruptcy Court by a third party seeking the entry of an order (A) directing the appointment of an examiner with expanded powers to operate the Debtors’ businesses pursuant to section 1104 of the Bankruptcy Code or a trustee, (B) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (C) dismissing the Chapter 11 Cases, (D) modifying or terminating the Debtors’ exclusive right to file and/or solicit acceptances of a plan of reorganization under section 1121 of the Bankruptcy Code, or (E) any motion for derivative standing on behalf of any Company Party’s estate to seek any relief adverse to any Supporting Creditor;

(iv)        the Debtors shall timely file a formal written response in opposition to (or otherwise address in a manner reasonably acceptable to the Required Supporting Term Lenders and the Prepetition RBL Agent) any objection filed with the Bankruptcy Court by any Person with respect to entry of the Interim DIP Order or the Final DIP Order or with respect to any adequate protection proposed to be granted or granted to the Supporting Creditors pursuant to any cash collateral order;

(v)         the Debtors shall promptly notify the Supporting Creditors in writing of (i) any governmental or third-party complaints, litigations, investigations, or hearings (or communications indicating that the same may be contemplated or threatened); (ii) any matter or circumstance which they know, or suspect is likely, to be a material impediment to the implementation or consummation of the Restructuring; and (iii) any representation or statement made or deemed to be made by them under this Agreement which is or proves to have been materially incorrect or misleading in any respect when made or deemed to be made;

(vi)       upon reasonable request of the Plan Sponsor, the Prepetition RBL Agent, or the Required Supporting Noteholders, inform the advisors to such requesting Parties as to:  (i) the material business and financial (including liquidity) performance of the Company Parties; (ii) the status and progress of the Restructuring, including progress in relation to the negotiations of the Definitive Documentation; and (iii) the status of obtaining any necessary or desirable authorizations (including any consents) from each Supporting Creditor, any competent judicial body, governmental authority, banking, taxation, supervisory, or regulatory body or any stock exchange;

(vii)      the Debtors shall promptly notify the Supporting Creditors of any breach  (including a breach by any Company Party) of the obligations, representations, warranties or covenants set forth in this Agreement by furnishing written notice to the Supporting Creditors pursuant to Section 10.09 hereof within two (2) calendar days of actual knowledge of such breach.

To the extent of any conflict between this Agreement and any DIP Documentation, this Section 4.02 and each other section in this Agreement shall not be deemed to supersede or modify such DIP Documentation.

4.03.   Transfer of Interests and Securities.

(a)       During the Effective Period, (i) no Supporting Creditor shall sell, pledge, assign, or transfer (each, a “Transfer”) any of the Debtor Claims/Interests, unless the transferee thereof (“Transferee”) either (x) is a Supporting Creditor, or (y) prior to such Transfer, agrees in writing for the benefit of the other Parties to be bound by all of the terms of this Agreement with respect to such acquired Debtor Claim/Interest by executing the joinder in the form attached hereto as Exhibit B (the “Joinder Agreement”), and delivering an executed copy thereof, within five (5) business days of closing of such Transfer, to the parties set forth in Section 10.09 hereof, in which event the transferee shall be deemed to be a Supporting Creditor under this Agreement with respect to such transferred Debtor Claims/Interests.  Each Supporting Creditor agrees and acknowledges that any Transfer of Debtor Claims/Interests that does not comply with the terms and procedures set forth in this Section 4.03 shall be deemed null and void ab initio.

(b)         Notwithstanding anything herein to the contrary, (i) any Supporting Creditor may Transfer (by purchase, sale, assignment, participation, or otherwise) any Debtor Claims/Interests to an entity that is acting in its capacity as a Qualified Marketmaker6without the requirement that the Qualified Marketmaker be or become a Supporting Creditor; provided that the Qualified Marketmaker subsequently Transfers (by purchase, sale, assignment, participation, or otherwise) the right, title, or interest in such Debtor Claims/Interests within thirty (30) days of its receipt thereof to a transferee that is or becomes a Supporting Creditor by executing a Joinder Agreement; and (ii) to the extent a Supporting Creditor, acting in its capacity as a Qualified Marketmaker, acquires any Debtor Claims/Interests from a holder of such claim or interest who is not a Supporting Creditor, it may transfer (by purchase, sale, assignment, participation, or otherwise) such claim or interest without the requirement that the transferee be or become a Supporting Creditor.  For the avoidance of doubt, if a Qualified Marketmaker acquires a Debtor Claim/Interest from a Supporting Creditor as an “own account” investment, it shall not be deemed to be a Qualified Marketmaker for purposes of this Section 4.03(b).

(c)        This Agreement shall in no way be construed to preclude the Supporting Creditors from acquiring additional Debtor Claims/Interests; provided, however, such acquired Debtor Claims/Interests shall automatically and immediately upon acquisition by a Supporting Creditor be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to the Debtors).

(d)       To the extent the Debtors and another Party have entered into a separate confidentiality agreement with respect to the issuance of a “cleansing letter” or other public disclosure of information in connection with any proposed Restructuring (each such executed agreement, a “Confidentiality Agreement”), the terms of such Confidentiality Agreement shall continue to apply and remain in full force and effect according to its terms.

4.04.       Representations and Warranties of Supporting Creditors. Each Supporting Creditor, severally, and not jointly, represents and warrants to all Parties that:

(a)        it is the beneficial owner of the face amount or unit amount, as applicable, of the Debtor Claims/Interests, or is the nominee, investment manager, or advisor for beneficial holders of the Debtor Claims/Interests, as reflected, subject to Section 10.13 of this Agreement, in such Supporting Creditor’s signature block to this Agreement (each such signature block, a “Supporting Creditor Signature Block”), which amount each Party understands and acknowledges is proprietary and confidential to such Supporting Creditor (such Debtor Claims/Interests, the “Owned Debtor Claims/Interests”);

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For the purposes of this Section 4.03, a “Qualified Marketmaker” means an entity that (a) holds itself out to the market as standing ready in the ordinary course of its business to purchase from customers and sell to customers claims against and/or interests in (as applicable) the Debtors and their affiliates (including debt securities or other debt) or enter with customers into long and short positions in claims against the Debtors and their affiliates (including debt securities or other debt), in its capacity as a dealer or market maker in such claims against the Debtors and their affiliates and (b) is in fact regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

(b)        it has the authority to act on behalf of, vote and consent to matters concerning the Owned Debtor Claims/Interests (or direct such action, vote, or consent);

(c)        the Owned Debtor Claims/Interests are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that would adversely affect in any way such Supporting Creditor’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed; and

(d)        (i) it is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (B) an institutional accredited investor (as defined in Rule 501(a)(1), (2), (3), or (7) under the Securities Act of 1933, as amended (the “Securities Act”)), (C) a Regulation S non- U.S. person or (D) the foreign equivalent of (A) or (B) above, and (ii) any securities of the Company acquired by the applicable Supporting Creditor in connection with the Restructuring will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act.

Section 5. Mutual Representations, Warranties, and Covenants. Each of the Parties, severally and not jointly represents, warrants, and covenants to each other Party:

5.01.       Enforceability. It is validly existing and in good standing under the laws of the state of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

5.02.      No Consent or Approval. Except as expressly provided in this Agreement, the Plan, the Restructuring Term Sheet, or the Bankruptcy Code, no consent or approval is required by any other person or entity in order for it to effectuate the Restructuring contemplated by, and perform the respective obligations under, this Agreement.

(a)         Compliance with Laws; No Conflict.  The execution, delivery, and performance of this Agreement does not and shall not: (i) violate any provision of law, rules, or regulations applicable to it or any of its subsidiaries in any material respect; (ii) violate its certificate of incorporation, bylaws, or other organizational documents or those of any of its subsidiaries; or (iii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any contractual obligation to which it is a party, which conflict, breach, or default, would have a material adverse effect on the Restructuring.

5.04.     Power and Authority. Except as expressly provided in this Agreement, it has all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Restructuring contemplated by, and perform its respective obligations under, this Agreement.

5.05.   Governmental Consents. Except as expressly set forth herein and with respect to the Company Parties’ performance of this Agreement (and subject to necessary Bankruptcy Court approval and/or regulatory approvals associated with the Restructuring), the execution, delivery and performance by it of this Agreement does not, and shall not, require any registration or filing with consent or approval of, or notice to, or other action to, with or by, any federal, state, or other governmental authority or regulatory body.

Section 6. Acknowledgement. Notwithstanding any other provision herein, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise.  Any such offer or solicitation will be made only in compliance with all applicable securities laws and provisions of the Bankruptcy Code.  The Debtors will not solicit acceptances of the Plan from Supporting Creditors in any manner inconsistent with the Bankruptcy Code or applicable bankruptcy law.

Section 7. Termination Events.

7.01.     Supporting Creditor Termination Events.

(a)        Supporting Term Lender Termination Events. This Agreement may be terminated as between the Supporting Term Lenders and the other Parties by the delivery to the Company Parties, and counsel to the other Supporting Creditors, of a written notice in accordance with Section 10.09 hereof by the Required Supporting Term Lenders, upon the occurrence and continuation of any of the following events:

(i)          any Company Party, as applicable, materially breaches its obligations under this Agreement and such breach has not been cured (if susceptible to cure) within five (5) business days after the receipt by the Company Parties of written notice of such breach;

(ii)        any Company Party publicly announces or informs the Supporting Creditors of its intention to pursue one or more restructuring transactions (including a chapter 11 plan and/or asset sale process under section 363 of the Bankruptcy Code) that contains terms and conditions that: (A) do not provide the Supporting Creditors with the economic recovery set forth in the Restructuring Term Sheet or (B) are not otherwise consistent with this Agreement and the Restructuring Term Sheet in any respect;

(iii)        the breach in any material respect (without giving effect to any “materiality” qualifiers set forth therein) by any Company Party of its representations, warranties, or covenants set forth in this Agreement that (if susceptible to cure), in each case, with respect to the Term Loan Claims of the Required Supporting Term Lenders, remains uncured for a period of five (5) business days after the receipt by the Company Parties of written notice of such breach;

(iv)        the (A) occurrence of a material breach of this Agreement by any Supporting RBL Lender that has not been cured (if susceptible to cure) within five (5) business days after the receipt by the Company Parties and such Supporting RBL Lender of written notice of such breach or (B) termination of this Agreement by the Supporting RBL Lenders;

(v)       the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any injunction, judgment, decree, charge, ruling, or order enjoining, the consummation of a material portion of the Restructuring, or materially adversely affecting the recovery of the Supporting Creditors contemplated by this Agreement; provided, however, that the Company Parties shall have five (5) business days after issuance of such injunction, judgment, decree, charge, ruling, or order to obtain relief that would allow consummation of the Restructuring that (i) does not prevent or diminish in a material way compliance with the terms of this Agreement or (ii) is otherwise reasonably acceptable to the Required Supporting Term Lenders;

(vi)        entry of an order by the Bankruptcy Court appointing a trustee, receiver, or examiner with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code in any of the Chapter 11 Cases;

(vii)       any Company Party files any motion or pleading with the Bankruptcy Court that is materially inconsistent with this Agreement and such motion or pleading has not been withdrawn or is not otherwise denied by the Bankruptcy Court within three (3) calendar days of receipt of notice by such Party that such motion or pleading is inconsistent with this Agreement;

(viii)      any Company Party announces or otherwise provides notice of, without the prior written consent of the Plan Sponsor, its intention to pursue an asset sale outside of the ordinary course of business or any other transaction that is not consistent with the Restructuring;

(ix)        the entry of a ruling or order by the Bankruptcy Court that would prevent consummation of the Restructuring; provided, however, that the Debtors shall have five (5) business days after the date of such ruling or order to seek a stay of such ruling or order and shall have ten (10) calendar days after issuance of such ruling or order to obtain relief that (i) does not prevent or diminish in a material way compliance with the terms of this Agreement or (ii) is otherwise reasonably acceptable to the Required Supporting Term Lenders;

(x)          the conversion or dismissal of the Chapter 11 Cases;

(xi)        any of the Definitive Documentation shall have been modified without the prior written consent of the Required Supporting Term Lenders (such consent not to be unreasonably withheld);

(xii)      the occurrence of any Event of Default (as defined in the DIP Credit Agreement) under the DIP Facility unless such Event of Default (other than a payment event of default) has been waived no later than ten (10) business days following the occurrence thereof; provided that such waiver period shall not restrict termination under this Section 7.01(a)(xii) if the DIP Lenders earlier enforce or take steps to enforce remedies under the DIP Credit Agreement;

(xiii)      the occurrence of the Maturity Date (as defined in the DIP Credit Agreement), or the acceleration of the obligations under the DIP Credit Agreement;

(xiv)      the Bankruptcy Court enters an order in the Chapter 11 Cases terminating, or modifying without the prior written consent of the Required Supporting Term Lenders, the Debtors’ exclusive right to file a plan or plans of reorganization pursuant to section 1121 of the Bankruptcy Code;

(xv)      any Company Party executes or files with the Bankruptcy Court any Definitive Documentation that does not conform to the Restructuring Term Sheet or is otherwise not reasonably acceptable to the Required Supporting Term Lenders;

(xvi)     the Bankruptcy Court grants relief terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) that would have a material adverse effect on the Restructuring, without the written consent of the Required Supporting Term Lenders;

(xvii)     either (A) any Company Party files with the Bankruptcy Court a motion, application, or adversary proceeding (or any Company Party supports any such motion, application, or adversary proceeding filed or commenced by any third party (including by consent to derivative standing on behalf of any Company Party’s estate for a third party to file such motion, application, or adversary proceeding, except for any such consent that may be set forth in the Interim DIP Order or the Final DIP Order)) (1) challenging the validity, enforceability, or priority of, or seeking avoidance or subordination of, any Term Loan Claims, Notes Claims, or any liens or other security interests securing the Term Loan Claims or (2) asserting any other cause of action against the Supporting Creditors or (B) the Bankruptcy Court enters an order providing relief against any Supporting Creditor with respect to any of the foregoing causes of action or proceedings filed by any Company Party;

(xviii)    the Sponsor Backstop Commitment Agreement shall have been terminated;

(xix)     failure by any Debtor to comply with any material terms of the Sponsor Backstop Order (as defined below), the Disclosure Statement Order, and/or the Confirmation Order, unless such failure has been cured within five (5) business days of notice thereof by the Required Supporting Term Lenders;

(xx)       any Debtor makes a payment or other transfer outside of the ordinary course of business, without the prior written consent of the Plan Sponsor, to any insider of any Debtor that is inconsistent with the terms of the Debtors’ existing insider compensation plans (including retention and incentive plans);

(xxi)       the Chapter 11 Cases are not commenced before the Bankruptcy Court by June 18, 2019;

(xxii)    an order approving the Sponsor Backstop Commitment Agreement (including, without limitation, the payment of the fees and expenses of the Plan Sponsor’s Professionals as an Administrative Expense) in form and substance acceptable to the Sponsor Backstop Parties (the “Sponsor Backstop Order”) has not been entered within forty-five (45) calendar days of the Petition Date;

(xxiii)    the Interim DIP Order has not been entered by the Bankruptcy Court within five (5) calendar days of the Petition Date;

(xxiv)    the Final DIP Order has not been entered by the Bankruptcy Court within forty-five (45) calendar days of entry of the Interim DIP Order;

(xxv)    the Plan and Disclosure Statement have not been filed with the Bankruptcy Court within forty-five (45) calendar days of the Petition Date;

(xxvi)    the Disclosure Statement Order has not been entered by the Bankruptcy Court within ninety (90) calendar days of the Petition Date;

(xxvii)   an order scheduling the confirmation hearing and related discovery has not been entered by the Bankruptcy Court within ninety (90) calendar days of the Petition Date;

(xxviii)  the Confirmation Order has not been entered by the Bankruptcy Court within sixty (60) calendar days of entry of the Disclosure Statement Order; and

(xxix)    the Plan Effective Date has not occurred within thirty (30) calendar days following the date of entry of the Confirmation Order (together with the milestones set forth in the foregoing clauses (xxi) to (xxviii), collectively, the “Milestones”).

The Milestones may be extended with the prior written consent of the Required Supporting Term Lenders.

(b)        Supporting RBL Lender Termination Events.  This Agreement may be terminated as between the Supporting RBL Lenders and the other Parties by the delivery to the Company Parties, and counsel to the other Supporting Creditors, of a written notice in accordance with Section 10.09 hereof by the Required Supporting RBL Lenders, upon the occurrence and continuation of any of the following events:

(i)          any Company Party, as applicable, materially breaches its obligations under this Agreement and such breach has not been cured (if susceptible to cure) within five (5) business days after the receipt by the Company Parties of written notice of such breach;

(ii)        any Company Party publicly announces or informs the Supporting Creditors of its intention to pursue one or more restructuring transactions (including a chapter 11 plan and/or asset sale process under section 363 of the Bankruptcy Code) that contains terms and conditions that: (A) do not provide the Supporting Creditors with the economic recovery set forth in the Restructuring Term Sheet or (B) are not otherwise consistent with this Agreement and the Restructuring Term Sheet in any respect;

(iii)        the breach in any material respect (without giving effect to any “materiality” qualifiers set forth therein) by any Company Party of its representations, warranties, or covenants set forth in this Agreement that (if susceptible to cure), in each case, with respect to the RBL Claims of the Required Supporting RBL Lenders, remains uncured for a period of five (5) business days after the receipt by the Company Parties of written notice of such breach;

(iv)        the (A) occurrence of a material breach of this Agreement by any Supporting Term Lender that has not been cured (if susceptible to cure) within five (5) business days after the receipt by such Supporting Term Lender of written notice of such breach or (B) termination of this Agreement by the Supporting Term Lenders;

(v)       the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any injunction, judgment, decree, charge, ruling, or order enjoining, the consummation of a material portion of the Restructuring, or materially adversely affecting the recovery of the Supporting RBL Lenders contemplated by this Agreement; provided, however, that the Company Parties shall have five (5) business days after issuance of such injunction, judgment, decree, charge, ruling, or order to obtain relief that would allow consummation of the Restructuring that (i) does not prevent or diminish in a material way compliance with the terms of this Agreement or (ii) is otherwise reasonably acceptable to the Prepetition RBL Agent;

(vi)        entry of an order by the Bankruptcy Court appointing a trustee, receiver, or examiner with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code in any of the Chapter 11 Cases;

(vii)       any Company Party files any motion or pleading with the Bankruptcy Court that is materially inconsistent with this Agreement and such motion or pleading has not been withdrawn or is not otherwise denied by the Bankruptcy Court within three (3) calendar days of receipt of notice by such Party that such motion or pleading is inconsistent with this Agreement;

(viii)      the entry of a ruling or order by the Bankruptcy Court that would prevent consummation of the Restructuring; provided, however, that the Debtors shall have five (5) business days after the date of such ruling or order to seek a stay of such ruling or order and shall have ten (10) calendar days after issuance of such ruling or order to obtain relief that (i) does not prevent or diminish in a material way compliance with the terms of this Agreement or (ii) is otherwise reasonably acceptable to the Prepetition RBL Agent;

(ix)         the conversion or dismissal of the Chapter 11 Cases;

(x)         any of the Definitive Documentation shall have been modified without the prior written consent (which may be via email) of the Prepetition RBL Agent (such consent not to be unreasonably withheld);

(xi)       the occurrence of any Event of Default (as defined in the DIP Credit Agreement) under the DIP Facility unless such Event of Default (other than a payment event of default) has been waived no later than ten (10) business days following the occurrence thereof; provided that such waiver period shall not restrict termination under this Section 7.01(b)(iv) if the DIP Lenders earlier enforce or take steps to enforce remedies under the DIP Credit Agreement;

(xii)     any Company Party executes or files with the Bankruptcy Court any Definitive Documentation that does not conform to the Restructuring Term Sheet or is otherwise not reasonably acceptable to the Prepetition RBL Agent;

(xiii)     the Bankruptcy Court grants relief terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) that would have a material adverse effect on the Restructuring, without the written consent of the Prepetition RBL Agent;

(xiv)      either (A) any Company Party files with the Bankruptcy Court a motion, application, or adversary proceeding (or any Company Party supports any such motion, application, or adversary proceeding filed or commenced by any third party (including by consent to derivative standing on behalf of any Company Party’s estate for a third party to file such motion, application, or adversary proceeding, except for any such consent that may be set forth in the Interim DIP Order or the Final DIP Order)) (1) challenging the validity, enforceability, or priority of, or seeking avoidance or subordination of, any RBL Claims or any liens or other security interests securing the RBL Claims or (2) asserting any other cause of action against the RBL Lenders or (B) the Bankruptcy Court enters an order providing relief against any RBL Lender with respect to any of the foregoing causes of action or proceedings filed by any Company Party;

(xv)        the Sponsor Backstop Commitment Agreement shall have been terminated;

(xvi)     the Sponsor Backstop Order has not been entered in accordance with the Milestone set forth in section 7.01(a)(xxii) of this Agreement and such Milestone has not been extended or waived by the Required Supporting Term Lenders;

(xvii)     failure by any Debtor to comply with any material terms of the Disclosure Statement Order, and/or the Confirmation Order unless such failure has been cured within ten (10) business days of the occurrence thereof;

(xviii)    an order approving the Upfront Fees (as defined in the Exit Facility Term Sheet) has not been entered within sixty (60) calendar days of the Petition Date; and

(xix)       termination of this Agreement by the Supporting Term Lenders.

(c)        Supporting Noteholder Termination Events.  This Agreement may be terminated as between the Supporting Noteholders and the other Parties by the delivery to the Company Parties, and counsel to the other Supporting Creditors, of a written notice in accordance with Section 10.09 hereof by the Required Supporting Noteholders, and solely with respect to subsections (ii), (iv), (x), (xii), (xiv), (xvi), and (xix) of this Section 7.01(c), by the Specified Event Required Supporting Noteholders,7 upon the occurrence and continuation of any of the following events:

(i)          any Company Party, as applicable, materially breaches its obligations under this Agreement and such breach has not been cured (if susceptible to cure) within five (5) business days after the receipt by the Company Parties of written notice of such breach;

(ii)        any Company Party publicly announces or informs the Supporting Creditors of its intention to pursue one or more restructuring transactions (including a chapter 11 plan and/or asset sale process under section 363 of the Bankruptcy Code) that contains terms and conditions that: (A) do not provide the Supporting Creditors with the economic recovery set forth in the Restructuring Term Sheet or (B) are not otherwise consistent with this Agreement and the Restructuring Term Sheet in any respect;

7 “Specified Event Required Supporting Noteholders” means, at any relevant time, the Supporting Creditors holding greater than 50.0% of the outstanding principal amount of the Notes Claims held by the Supporting Creditors; provided that Notes Claims held by the Plan Sponsor may not, in the aggregate, account for more than 25% of the amounts set forth in the calculation of the Specified Event Required Supporting Noteholders.

(iii)        the breach in any material respect (without giving effect to any “materiality” qualifiers set forth therein) by any Company Party of its representations, warranties, or covenants set forth in this Agreement that (if susceptible to cure), in each case, with respect to the Notes Claims of the Required Supporting Noteholders, remains uncured for a period of five (5) business days after the receipt by the Company Parties of written notice of such breach;

(iv)        the (A) occurrence of a material breach of this Agreement by any Supporting Term Lender that has not been cured (if susceptible to cure) within five (5) business days after the receipt by the Company Parties and such Supporting Term Lender  of written notice of such breach or (B) termination of this Agreement by the Supporting Term Lenders;

(v)       the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any injunction, judgment, decree, charge, ruling, or order enjoining, the consummation of a material portion of the Restructuring, or materially adversely affecting the recovery of the Supporting Noteholders contemplated by this Agreement; provided, however, that the Company Parties shall have five (5) business days after issuance of such injunction, judgment, decree, charge, ruling, or order to obtain relief that would allow consummation of the Restructuring that (i) does not prevent or diminish in a material way compliance with the terms of this Agreement or (ii) is otherwise reasonably acceptable to the Required Supporting Noteholders;

(vi)        entry of an order by the Bankruptcy Court appointing a trustee, receiver, or examiner with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code in any of the Chapter 11 Cases;

(vii)       any Company Party files any motion or pleading with the Bankruptcy Court that is materially inconsistent with this Agreement and such motion or pleading has not been withdrawn or is not otherwise denied by the Bankruptcy Court within three (3) calendar days of receipt of notice by such Party that such motion or pleading is inconsistent with this Agreement;

(viii)      the entry of a ruling or order by the Bankruptcy Court that would prevent consummation of the Restructuring; provided, however, that the Debtors shall have five (5) business days after the date of such ruling or order to seek a stay of such ruling or order and shall have ten (10) calendar days after issuance of such ruling or order to obtain relief that (i) does not prevent or diminish in a material way compliance with the terms of this Agreement or (ii) is otherwise reasonably acceptable to the Required Supporting Noteholders;

(ix)         the conversion or dismissal of the Chapter 11 Cases;

(x)         any of the Definitive Documentation shall have been modified without the prior written consent of the Specified Event Required Supporting Noteholders (such consent not to be unreasonably withheld);

(xi)        the occurrence of the Maturity Date (as defined in the DIP Credit Agreement), or the acceleration of the obligations under the DIP Credit Agreement;

(xii)      any Company Party executes or files with the Bankruptcy Court any Definitive Documentation that does not conform to the Restructuring Term Sheet or is otherwise not reasonably acceptable to the Specified Event Required Supporting Noteholders;

(xiii)     the Bankruptcy Court grants relief terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) that would have a material adverse effect on the Restructuring, without the written consent of the Required Supporting Noteholders;

(xiv)       the Sponsor Backstop Commitment Agreement or the Noteholder Backstop Commitment Agreement shall have been terminated;

(xv)       the Debtors shall have failed to comply with any of the Milestones to the extent such Milestones have not been waived or extended by the Required Supporting Term Lenders in accordance with section 7.01(a);

(xvi)     failure by any Debtor to comply with any material terms of the Noteholder Backstop Order (as defined below), the Disclosure Statement Order, and/or the Confirmation Order unless such failure has been cured within five (5) business days of notice thereof by the Required Supporting Noteholders;

(xvii)      termination of this Agreement by the Supporting Term Lenders;

(xviii)    the Chapter 11 Cases are not commenced before the Bankruptcy Court by June 18, 2019;

(xix)      an order approving the Noteholder Backstop Commitment Agreement (including, without limitation, the payment of the fees and expenses of the Noteholder Backstop Parties’ Professionals as an Administrative Expense) in form and substance acceptable to the Noteholder Backstop Parties (the “Noteholder Backstop Order”) has not been entered within forty-five (45) calendar days of the Petition Date;

(xx)      the Plan and Disclosure Statement have not been filed with the Bankruptcy Court within forty-five (45) calendar days of the Petition Date;

(xxi)      the Disclosure Statement Order has not been entered by the Bankruptcy Court within ninety (90) calendar days of the Petition Date;

(xxii)     an order scheduling the confirmation hearing and related discovery has not been entered by the Bankruptcy Court within ninety (90) calendar days of the Petition Date;

(xxiii)    the Confirmation Order has not been entered by the Bankruptcy Court within sixty (60) calendar days of entry of the Disclosure Statement Order; and

(xxiv)    the Plan Effective Date has not occurred within thirty (30) calendar days following the date of entry of the Confirmation Order; (together with the milestones set forth in the foregoing clauses (xix) to (xxiii), collectively, the “Noteholder Milestones”).

The Noteholder Milestones may be extended with the prior written consent of the Required Supporting Noteholders.

(d)          Noteholder Termination.  Upon the occurrence of (i) any termination of this Agreement by the Supporting Noteholders in accordance with Section 7.01(c), (ii) any termination of the Noteholder Backstop Commitment Agreement, and/or (iii) a material breach of this Agreement by any Supporting Noteholder that has not been cured (if susceptible to cure) within five (5) business days after the receipt by the Company Parties and such Supporting Noteholder of written notice of such breach given by the Plan Sponsor, the Plan Sponsor, by written notice to the Company Parties delivered in accordance with Section 10.09 of this Agreement, may terminate this Agreement with respect to the Supporting Noteholders (the “Noteholder Termination”).  Upon the occurrence of the Noteholder Termination, the Supporting Noteholders shall cease to be Parties to this Agreement and all references to the “Restructuring Term Sheet” in this Agreement shall be deemed to refer to the Restructuring Term Sheet attached hereto as Exhibit A-2.  For the avoidance of doubt, upon the occurrence of the Noteholder Termination, the Sponsor Backstop Commitment Agreement (as defined in Exhibit A-1 hereto) shall automatically terminate, and, for so long as this Agreement remains in effect with respect to the Plan Sponsor, the Equity Backstop Commitment Agreement (as defined in Exhibit A-2 hereto) shall remain in full force and effect.  Notwithstanding the occurrence of the Noteholder Termination, this Agreement shall remain in full force and effect with respect to the other Parties.  Upon the Noteholder Termination, Section 7.01(a) of this Agreement shall be automatically deemed amended and replaced in its entirely without further notice or action of any Party in the form attached hereto as Exhibit C.

7.02.       Debtors’ Termination Events. The Debtors may terminate this Agreement as to all Parties upon five (5) business days’ prior written notice, delivered in accordance with Section 10.09 hereof, upon the occurrence of any of the following events: (a) the breach by any of the Supporting Creditors of any material provision set forth in this Agreement that remains uncured for a period of five (5) business days after the receipt by the Supporting Creditors of notice of such breach; (b) the board of directors, board of managers, or such similar governing body of any Debtor determines based on advice of counsel that proceeding with any of the Restructuring would be inconsistent with the exercise of its fiduciary duties; or (c) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order enjoining the consummation of a material portion of the Restructuring; provided that, for the avoidance of doubt, a ruling by the Bankruptcy Court that the Plan is not confirmable as a result of terms included therein and contemplated by one or more provisions of the Restructuring Term Sheet shall not, by itself, constitute a termination event pursuant to this Section 7.02.

7.03.       Mutual Termination. This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual agreement among all of the following: (a) the Required Supporting Term Lenders, (b) the Required Supporting RBL Lenders, (c) the Required Supporting Noteholders, and (d) each of the Company Parties.

7.04.       Termination Upon Completion of the Restructuring. This Agreement shall terminate automatically without any further required action or notice on the Plan Effective Date.

7.05.        Effect of Termination.

(a)          No Party may terminate this Agreement if such Party failed to perform or comply in all material respects with the terms and conditions of this Agreement, with such failure to perform or comply causing, or resulting in, the occurrence of one or more termination events specified herein.  The date on which termination of this Agreement as to a Party is effective in accordance with Sections 7.01, 7.02, 7.03, or 7.04 shall be referred to as a “Termination Date.”

(b)         Except as set forth below, upon the occurrence of a Termination Date as to a Party, this Agreement shall be of no further force and effect and each Party subject to such termination shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall have the rights and remedies that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Restructuring or otherwise, that it would have been entitled to take had it not entered into this Agreement.  Upon the occurrence of a Termination Date, any and all consents or ballots tendered by the Parties subject to such termination before a Termination Date shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring and this Agreement or otherwise.

(c)        Notwithstanding anything to the contrary in this Agreement, the foregoing shall not be construed to prohibit the Debtors or any of the Supporting Creditors from contesting whether any such termination is in accordance with the terms of, or to seek enforcement of any rights under this Agreement that arose or existed before a Termination Date.  Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict (i) any right of any Debtor or the ability of any Debtor to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Supporting Creditor, and (ii) any right of any Supporting Creditor, or the ability of any Supporting Creditor to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Debtor or Supporting Creditor.

Section 8. Amendments. This Agreement, including, without limitation, the Restructuring Term Sheet, may not be modified, amended, or supplemented without prior written consent of the Company Parties, the Required Supporting Term Lenders, the Required Supporting RBL Lenders and the Required Supporting Noteholders; provided that, such consent of the Required Supporting RBL Lenders and the Required Supporting Noteholders shall not be unreasonably withheld; provided, however that, any modification, amendment or supplement that would adversely and disproportionately affect the Noteholders relative to the Term Lenders shall require the prior written consent of the Specified Event Required Supporting Noteholders.

Section 9. Fees and Expenses. The Company Parties hereby agree to pay in cash, in full, in accordance with their respective engagement letters, any fee letters executed by the Company Parties, and/or the terms of the Prepetition Term Loan Credit Agreement (and in any case within three (3) business days), all invoiced fees and out-of-pocket expenses incurred by the Supporting Creditors prior to the termination of this Agreement with respect to such Supporting Creditors, including all invoiced fees and out-of-pocket expenses of (a) Latham & Watkins LLP (“Latham”), (b) PJT Partners, Inc. (“PJT”), (c) Orrick, Herrington & Sutcliffe LLP, (d) Porter Hedges LLP (“PH”, and together with Latham, PJT, and PH, collectively, the “Plan Sponsor’s Professionals”), (e) one local counsel in each jurisdiction in which any Company Party or any subsidiary thereof is located, (f) one additional counsel for each of the Prepetition Agents to represent each in its own capacity, in each case incurred prior to the earlier of the Plan Effective Date and the termination of this Agreement, (g) Davis Polk & Wardwell LLP (“Davis Polk”), (h) Houlihan Lokey, Inc. (“HL”) and (i) Rapp & Krock, PC (“Rapp & Krock”, and together with Davis Polk and HL, the “Noteholder Backstop Parties’ Professionals”); provided that the Company Parties shall pay all amounts payable to the foregoing professionals pursuant to any fee letters executed by the Company Parties as a condition to the occurrence of the Agreement Effective Date.  The Company Parties hereby acknowledge and agree that the fees and expenses incurred by the Supporting Creditors prior to the termination of this Agreement are of the type that should be entitled to treatment as administrative expense claims pursuant to sections 503(b) and 507(a)(2) of the Bankruptcy Code.

Section 10. Miscellaneous.

10.01.     Further Assurances. Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Restructuring, as applicable.

10.02.     Complete Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral, or written, among the Parties with respect thereto.

10.03.     Headings. The headings of all sections of this Agreement are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit, or aid in the construction or interpretation of any term or provision hereof.

10.04.    GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.  Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in either the United States District Court for the Southern District of New York or any New York State court located in New York County (the “Chosen Courts”), and solely in connection with claims arising under this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts; (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts; and (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party hereto; provided, however, that if the Debtors commence the Chapter 11 Cases, then the Bankruptcy Court (or court of proper appellate jurisdiction) shall be the exclusive jurisdiction, rather than any Chosen Court.

10.05.    Trial by Jury Waiver. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.06.    Execution of Agreement. This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement.  Each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

10.07.     Interpretation and Rules of Construction. This Agreement is the product of negotiations among the Parties, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof.  The Parties were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.  In addition, this Agreement shall be interpreted in accordance with section 102 of the Bankruptcy Code.

10.08.     Successors and Assigns. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable.  There are no third-party beneficiaries under this Agreement, and the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other person or entity other than as permitted herein.

10.09.    Notices. All notices hereunder shall be deemed given if in writing and delivered, if sent by electronic mail, courier, or registered or certified mail (return receipt requested) to the following addresses (or at such other addresses as shall be specified by like notice):

(a)	if to a Company Party, to:

Legacy Reserves Inc.
303 W. Wall Street, Suite 1800
Midland, Texas 79701
Attention: Bert Ferrara
E-mail address: bferrara@legacyreserves.com

with copies (which alone shall not constitute notice) to:

Sidley Austin LLP
1000 Louisiana Street, Suite 5900
Houston, TX, 77002
Attention: Duston K. McFaul; Bojan Guzina;
E-mail addresses: dmcfaul@sidley.com; bguzina@sidley.com

(b)	if to the Supporting Term Lenders, to:

Latham & Watkins LLP
885 Third Avenue
New York, NY 10022
Attention: George A. Davis; Jonathan R. Rod; Adam J. Goldberg
E-mail addresses: george.davis@lw.com; jonathan.rod@lw.com; adam.goldberg@lw.com

(c)	if to the Supporting RBL Lenders, to:

Orrick Herrington & Sutcliffe LLP
51 West 52nd Street
New York, NY 10019-6142
United States
Attention: Raniero D’Aversa; Laura Metzger
E-mail addresses: rdaversa@orrick.com; lmetzger@orrick.com

(d)	if to the Supporting Noteholders, to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
United States
Attention: Brian M. Resnick; Stephen D. Piraino; Michael P. Pera
E-mail addresses: brian.resnick@davispolk.com; stephen.piraino@davispolk.com; michael.pera@davispolk.com or such other address as may have been furnished by a Party to each of the other Parties by notice given in accordance with the requirements set forth above.

Any notice given by delivery, mail, or courier shall be effective when received.

10.10.     Access. Each Company Party agrees to (a) provide the Prepetition Agents, the Supporting Creditors and their representatives with reasonable access to inspect such Company Party’s financial records and properties provided that such visits shall be during normal business hours (which access shall include, for the avoidance of doubt, access, upon reasonable notice during normal business hours, to relevant properties, books, contracts, commitments, records, directors, officers, personnel, advisors and representatives of the Company Parties) and (b) promptly provide such customary financial and other information regarding the Company Parties and their respective businesses and operations that the Supporting Creditors or their advisors may reasonably request to the extent that (i) such information is readily available to a Company Party, (ii) such information does not constitute trade secrets and (iii) the provision of such information is not prohibited by law or by the legally binding confidentiality obligations of any Company Party to a third party (other than another Company Party); provided that the Company Parties shall use commercially reasonable efforts to obtain the consent of any such third party to provide such information to the Prepetition Agents, the Supporting Creditors or their advisors on a confidential basis and use commercially reasonable efforts to communicate, to the extent permitted, the applicable information in a way that would not risk waiver of such privilege or violate the applicable obligation; provided, further, that the Company Parties’ obligations under this Section 10.10 shall be conditioned upon the applicable Prepetition Agent or Supporting Creditor or representative agreeing to maintain the confidentiality of such information in a manner consistent with the requirements for treatment of confidential information set forth in Section 10.07 of the Prepetition Term Loan Credit Agreement.  In addition, each Company Party agrees to provide the Prepetition Agents, the Supporting Creditors and their representatives with the reports and information delivered to the DIP Lenders and DIP Agent under the DIP Orders contemporaneously with such delivery.

10.11.      Independent Due Diligence and Decision Making. Each Supporting Creditor hereby confirms that it is (a) a sophisticated party with respect to the matters that are the subject of this Agreement, (b) has had the opportunity to be represented and advised by legal counsel in connection with this Agreement and acknowledges and agrees that it voluntarily and of its own choice and not under coercion or duress enters into the Agreement, (c) has adequate information concerning the matters that are the subject of this Agreement, and (d) has independently and without reliance upon any other Party hereto, or any of their affiliates, or any officer, employee, agent or representative thereof, and based on such information as it has deemed appropriate, made its own analysis and decision to enter into this Agreement, except that it has relied upon each other Party’s express representations, warranties, and covenants in this Agreement.

10.12.     Waiver. If the Restructuring is not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights.

10.13.     Reporting of Debtor Claims/Interests. With respect to Claims related to the Prepetition Credit Agreements (“Credit Agreement Claims”), each Supporting Creditor Signature Block shall disclose only the aggregate principal amount of such Supporting Creditor’s beneficially owned or managed Credit Agreement Claims.  The Parties agree and acknowledge that the reported amount of such Credit Agreement Claims does not necessarily reflect the full amount of such Creditor’s Claims in respect of the Prepetition Credit Agreements (including, without limitation, principal, accrued and unpaid interest, fees and expenses) and any disclosure made on any Supporting Creditor Signature Block shall be without prejudice to any subsequent assertion by or on behalf of such Supporting Creditor of the full amount of its Claims.

10.14.     Automatic Stay. The Company acknowledges and agrees, and shall not dispute, that the giving of a termination notice in accordance with Section 7 and 10.09 hereof by any of the Supporting Creditors shall not be a violation of the automatic stay under section 362 of the Bankruptcy Code (and the Company hereby waives, to the greatest extent possible, the applicability of such automatic stay to the giving of such notice), and the Supporting Creditors are hereby authorized to take any steps necessary to effectuate the termination of this Agreement notwithstanding section 362 of the Bankruptcy Code or any other applicable law, and no cure period contained in this Agreement shall be extended pursuant to sections 108 or 365 of the Bankruptcy Code or any other applicable law without the prior written consent of the Required Term Lenders and, with respect to any cure period related to a termination event under (a) Section 7.01(b) of this Agreement, the Required Supporting RBL Lenders and (b) Section 7.01(c) of this Agreement, the Required Supporting Noteholders.

10.15.    Settlement Discussions; No Admission. This Agreement and the Plan are part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties hereto. Nothing herein shall be deemed an admission of any kind.  Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce the terms of this Agreement.  This Agreement shall in no event be construed as or be deemed to be evidence of an admission or concession on the part of any Party of any claim or fault or liability or damages whatsoever.

10.16.     Several, Not Joint, Claims. The agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several and not joint.

10.17.    Relationship Among Parties.  None of the Supporting Creditors shall have any fiduciary duty, any duty of trust or confidence in any form, or other duties or responsibilities to each other, any Supporting Creditor, any Company Party, or any of the Company Party’s respective creditors or other stakeholders, and there are no commitments among or between the Supporting Creditors, in each case except as expressly set forth in this Agreement.  It is understood and agreed that any Supporting Creditor may trade in any debt or equity securities of any Company Parties without the consent of the Company or any Supporting Creditor, subject to Section 4.03 of this Agreement and applicable securities laws.  No prior history, pattern or practice of sharing confidence among or between any of the Supporting Creditors, and/or the Company Parties shall in any way affect or negate this understanding and agreement.  The Parties have no agreement, arrangement or understanding with respect to acting together for the purpose of acquiring, holding, voting or disposing of any securities of any of the Company Parties and do not constitute a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 or Rule 13d-5 promulgated thereunder.  For the avoidance of doubt: (1) each Supporting Creditor is entering into this Agreement directly with the Company and not with any other Supporting Creditor, (2) no other Supporting Creditor shall have any right to bring any action against any other Supporting Creditor with respect this Agreement (or any breach thereof) and (3) no Supporting Creditor shall, nor shall any action taken by a Supporting Creditor pursuant to this Agreement, be deemed to be acting in concert or as any group with any other Supporting Creditor with respect to the obligations under this Agreement nor shall this Agreement create a presumption that the Supporting Creditors are in any way acting as a group.   All rights under this Agreement are separately granted to each Supporting Creditor by the Company and vice versa, and the use of a single document is for the convenience of the Company. The decision to commit to enter into the transactions contemplated by this Agreement has been made independently.  Nothing in this Agreement shall in any way prohibit or limit the right and ability of any Supporting Creditor to (a) be granted a lien or other interest in the Company’s rights under this Agreement, (b) be assigned such rights by the Company for purposes or enforcement against any Supporting Creditor, or (c) seek standing to bring an action derivatively or on behalf of the Debtors in the Chapter 11 Cases, under the Plan or otherwise.

10.18.     Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

10.19.     Specific Performance/Remedies. It is understood and agreed by the Parties that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to seek specific performance and injunctive or other equitable relief (including attorney’s fees and costs) as a remedy for any such breach, in addition to any other remedy to which such non-breaching Party may be entitled, at law or equity, without the necessity of proving the inadequacy of money damages as a remedy, including an order of the Chosen Court or the Bankruptcy Court requiring any Party to comply promptly with any of its obligations hereunder.  Each Party agrees to waive any requirement for the securing or posting of a bond in connection with such remedy.

10.20.     Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

LEGACY RESERVES LP

By:	Legacy Reserves GP, LLC, its general partner

By:	Legacy Reserves Inc., its sole member

By:	/s/ James Daniel Westcott
James Daniel Westcott
Chief Executive Officer

LEGACY RESERVES OPERATING LP

By:	Legacy Reserves Operating GP LLC, its general partner
By:	Legacy Reserves LP, its sole member
By:	Legacy Reserves GP, LLC, its general partner
By:	Legacy Reserves Inc., its sole member

By:	/s/ James Daniel Westcott
James Daniel Westcott
Chief Executive Officer

LEGACY RESERVES OPERATING GP LLC

By:	Legacy Reserves LP, its sole member
By:	Legacy Reserves GP, LLC, its general partner
By:	Legacy Reserves Inc., its sole member

By:	/s/ James Daniel Westcott
James Daniel Westcott
Chief Executive Officer

[Signature Page to Restructuring Support Agreement]

LEGACY RESERVES GP, LLC

By:	Legacy Reserves Inc., its sole member

By:	/s/ James Daniel Westcott
James Daniel Westcott
Chief Executive Officer

LEGACY RESERVES SERVICES LLC

DEW GATHERING LLC

PINNACLE GAS TREATING LLC

LEGACY RESERVES ENERGY SERVICES LLC

LEGACY RESERVES INC.

LEGACY RESERVES FINANCE CORPORATION

LEGACY RESERVES MARKETING LLC

By:	/s/ James Daniel Westcott
James Daniel Westcott
Chief Executive Officer

[Signature Page to Restructuring Support Agreement]

GSO ENERGY SELECT OPPORTUNITIES FUND LP
By: GSO Energy Select Opportunities Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
Name:	Marisa J. Beeney
Title:	Authorized Signatory

Principal Amount of Term Loan Claims as of the date hereof:

Principal Amount of Notes Claims as of the date hereof:

Address for Notice:

GSO Capital Partners LP
345 Park Avenue
New York, NY 10154
Attention: Robert Horn, GSO Legal and GSO Asset Servicing
Email: robert.horn@gsocap.com; GSOLegal@gsocap.com; GSOAssetServicing@blackstone.com

[Signature Page to Restructuring Support Agreement]

GSO ENERGY PARTNERS-A LP
By: GSO Energy Partners-A Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
Name:	Marisa J. Beeney
Title:	Authorized Signatory

Principal Amount of Term Loan Claims as of the date hereof:

Principal Amount of Notes Claims as of the date hereof:

Address for Notice:

GSO Capital Partners LP
345 Park Avenue
New York, NY 10154
Attention: Robert Horn, GSO Legal and GSO Asset Servicing
Email: robert.horn@gsocap.com; GSOLegal@gsocap.com; GSOAssetServicing@blackstone.com

[Signature Page to Restructuring Support Agreement]

GSO ENERGY PARTNERS-B LP
By: GSO Energy Partners-B Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
Name:	Marisa J. Beeney
Title:	Authorized Signatory

Principal Amount of Term Loan Claims as of the date hereof:

Principal Amount of Notes Claims as of the date hereof:

Address for Notice:

GSO Capital Partners LP
345 Park Avenue
New York, NY 10154
Attention: Robert Horn, GSO Legal and GSO Asset Servicing
Email:  robert.horn@gsocap.com; GSOLegal@gsocap.com; GSOAssetServicing@blackstone.com

[Signature Page to Restructuring Support Agreement]

GSO ENERGY PARTNERS-C LP
By: GSO Energy Partners-C Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
Name	Marisa J. Beeney
Title:	Authorized Signatory

Principal Amount of Term Loan Claims as of the date hereof:

Principal Amount of Notes Claims as of the date hereof:

Address for Notice:

GSO Capital Partners LP
345 Park Avenue
New York, NY 10154
Attention: Robert Horn, GSO Legal and GSO Asset Servicing
Email: robert.horn@gsocap.com; GSOLegal@gsocap.com; GSOAssetServicing@blackstone.com

[Signature Page to Restructuring Support Agreement]

GSO ENERGY PARTNERS-C II LP
By: GSO Energy Partners-C Associates II LLC, its general partner

By:	/s/ Marisa J. Beeney
Name:	Marisa J. Beeney
Title:	Authorized Signatory

Principal Amount of Term Loan Claims as of the date hereof:

Principal Amount of Notes Claims as of the date hereof:

Address for Notice:

GSO Capital Partners LP
345 Park Avenue
New York, NY 10154
Attention: Robert Horn, GSO Legal and GSO Asset Servicing
Email: robert.horn@gsocap.com; GSOLegal@gsocap.com; GSOAssetServicing@blackstone.com

[Signature Page to Restructuring Support Agreement]

GSO ENERGY PARTNERS-D LP
GSO Energy Partners-D Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
Name:	Marisa J. Beeney
Title:	Authorized Signatory

Principal Amount of Term Loan Claims as of the date hereof:

Principal Amount of Notes Claims as of the date hereof:

Address for Notice:

GSO Capital Partners LP
345 Park Avenue
New York, NY 10154
Attention: Robert Horn, GSO Legal and GSO Asset Servicing
Email: robert.horn@gsocap.com; GSOLegal@gsocap.com; GSOAssetServicing@blackstone.com

[Signature Page to Restructuring Support Agreement]

GSO PALMETTO OPPORTUNISTIC INVESTMENT PARTNERS LP
By: GSO Palmetto Opportunistic Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
Name:	Marisa J. Beeney
Title:	Authorized Signatory

Principal Amount of Term Loan Claims as of the date hereof:

Principal Amount of Notes Claims as of the date hereof:

Address for Notice:

GSO Capital Partners LP
345 Park Avenue
New York, NY 10154
Attention: Robert Horn, GSO Legal and GSO Asset Servicing
Email: robert.horn@gsocap.com; GSOLegal@gsocap.com; GSOAssetServicing@blackstone.com

[Signature Page to Restructuring Support Agreement]

GSO CSF III HOLDCO LP
By: GSO Capital Solutions Associates III LP, its general partner
By: GSO Capital Solutions Associates III (Delaware) LLC, its general partner

By:	/s/ Marisa J. Beeney
Name:	Marisa J. Beeney
Title:	Authorized Signatory

Principal Amount of Term Loan Claims as of the date hereof:

Principal Amount of Notes Claims as of the date hereof:

Address for Notice:

GSO Capital Partners LP
345 Park Avenue
New York, NY 10154
Attention: Robert Horn, GSO Legal and GSO Asset Servicing
Email: robert.horn@gsocap.com; GSOLegal@gsocap.com; GSOAssetServicing@blackstone.com

[Signature Page to Restructuring Support Agreement]

GSO AIGUILLE DES GRAND MONTETS FUND I LP
By: GSO Aiguille des Grand Montets Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
Name:	Marisa J. Beeney
Title:	Authorized Signatory

Principal Amount of Term Loan Claims as of the date hereof:

Principal Amount of Notes Claims as of the date hereof:

Address for Notice:

GSO Capital Partners LP
345 Park Avenue
New York, NY 10154
Attention: Robert Horn, GSO Legal and GSO Asset Servicing
Email: robert.horn@gsocap.com; GSOLegal@gsocap.com; GSOAssetServicing@blackstone.com

[Signature Page to Restructuring Support Agreement]

GSO AIGUILLE DES GRAND MONTETS FUND II LP
By: GSO Aiguille des Grand Montets Associates LLC, its general partner

By:	/s/ Marisa J. Beeney
Name:	Marisa J. Beeney
Title:	Authorized Signatory

Principal Amount of Term Loan Claims as of the date hereof:

Principal Amount of Notes Claims as of the date hereof:

Address for Notice:

GSO Capital Partners LP
345 Park Avenue
New York, NY 10154
Attention: Robert Horn, GSO Legal and GSO Asset Servicing
Email: robert.horn@gsocap.com; GSOLegal@gsocap.com; GSOAssetServicing@blackstone.com

[Signature Page to Restructuring Support Agreement]

WELLS FARGO BANK, N.A.

By:	/s/ Brett Steele
Name:	Brett Steele
Title:	Director

Claim Type	Principal Amount*
RBL Claims	$52,497,807.56
Refinanced DIP Claims	$49,680,850.70
New Money DIP Loans	$19,872,340.28
*Calculated after giving effect to entry into the DIP Facility and consummation of the final availability and $250 million of Refinanced Loans (as defined in the DIP Credit Agreement).

Address for Notice:

1000 Louisiana Street
9th Floor
Houston, TX 77002

Attention: Brett Steele
Facsimile: 713-319-1925

[Signature Page to Restructuring Support Agreement]

AG ENERGY FUNDING, LLC

By:	/s/ Todd Dittmann
Name:	Todd Dittmann
Title:	Authorized Person

Claim Type	Principal Amount*
RBL Claims	$4,110,546.16
Refinanced DIP Claims	$3,889,980.15
New Money DIP Loans	$1,555,992.06
*Calculated after giving effect to entry into the DIP Facility and consummation of the final availability and $250 million of Refinanced Loans (as defined in the DIP Credit Agreement).

Address for Notice:

245 Park Ave, 26th Floor
New York, NY 10167
Attention: Scott McMurtry
Facsimile: 713-999-4321

[Signature Page to Restructuring Support Agreement]

Bank of America, N.A. (“Lender”), soley in respect of its GBAM Special Assets Group (SAG) and not any other desk, unit, group, division, or affiliate of Lender as a Supporting RBL Lender

By:	/s/ Kevin M. Behan
Name:	Kevin M. Behan
Title:	Managing Director

Claim Type	Principal Amount*
RBL Claims	$22,075,155.31
Refinanced DIP Claims	$20,890,634.15
New Money DIP Loans	$8,356,253.66
*Calculated after giving effect to entry into the DIP Facility and consummation of the final availability and $250 million of Refinanced Loans (as defined in the DIP Credit Agreement).

Address for Notice:

50 Rockefeller Plaza
NY1-050-10-02
NY, NY 2002-1605
Attention: Kevin M. Behan
Facsimile: 704-602-3609

[Signature Page to Restructuring Support Agreement]

BBVA USA fka Compass Bank

By:	/s/ Rachel Festervand
Name:	Rachel Festervand
Title:	Sr. Vice President

Claim Type	Principal Amount*
RBL Claims	$42,965,789.47
Refinanced DIP Claims	$[●]
New Money DIP Loans	$[●]
*Calculated after giving effect to entry into the DIP Facility and consummation of the final availability and $250 million of Refinanced Loans (as defined in the DIP Credit Agreement).

Address for Notice:

BBVA USA
2200 Post Oak Blvd., 21st Floor
Houston, TX 77056
Attention: Rachel Festervand
Rachel.Festervand@bbva.com
Facsimile:

[Signature Page to Restructuring Support Agreement]

BMO Harris Financing, Inc.

By:	/s/ Radhika Kapur
Name:	Radhika Kapur
Title:	Associate

Claim Type	Principal Amount*
RBL Claims	$12,179,396.04
Refinanced DIP Claims	$11,525,867.13
New Money DIP Loans	$4,610,346.85
*Calculated after giving effect to entry into the DIP Facility and consummation of the final availability and $250 million of Refinanced Loans (as defined in the DIP Credit Agreement).

Address for Notice:

700 Louisiana St. Suite 2100
Houston, TX 77002
Attention: Melissa Guzmann
Facsimile: 713-223-4007

[Signature Page to Restructuring Support Agreement]

JPMORGAN CHASE BANK, N.A. (“JPMC”), solely in respect of its Commercial Banking Corporate Client Banking & Specialized Industries business unit (“CCBSI”) and not any other unit, group, division or affiliate of JPMC and solely in respect of CCBSI’s Debtor Claims/Interests set forth in this Supporting Creditor Signature Block. Notwithstanding anything to the contrary contained in this Agreement, this Agreement shall not apply to JPMC other than with respect to the Debtor Claims/Interests held by CCBSI set forth in this Supporting Creditor Signature Block.*

By:	/s/ Stephanie Balette
Name:	Stephanie Balette
Title:	Authorized Officer

Claim Type	Principal Amount*
RBL Claims	$15,528,729.96
Refinanced DIP Claims	$14,695,480.58
New Money DIP Loans	$5,878,192.23
*Calculated after giving effect to entry into the DIP Facility and consummation of the final availability and $250 million of Refinanced Loans (as defined in the DIP Credit Agreement).

Address for Notice:

10 S. Dearborn
Floor L2, Suite 0010
Chicago, IL 60603
Attention: Ana Salas
Facsimile: (844) 235-1789

With a copy to:

10 S. Dearborn
Floor L2, Suite 0010
Chicago, IL 60603
Attention: Gerri King
Facsimile: (312) 325-3190.

*            Notwithstanding anything to the contrary in this Agreement, Debtor Claims/Interests, other claims, equity interests, actions or activities of JPMorgan Chase Bank, N.A., as a Supporting Creditor subject to this Agreement, shall not include any Debtor Claims/Interests, other claims, equity interests, actions or activities held or performed in a fiduciary capacity or held, acquired or performed by any other division, business unit or trading desk of JPMorgan Chase Bank, N.A. (other than the division, business unit or trading desk expressly identified in this signature page), unless and until such division, business unit or trading desk is or becomes a party to this Agreement.

[Signature Page to Restructuring Support Agreement]

Royal Bank of Canada

By:	/s/ Leslie P. Vowell
Name:	Leslie P. Vowell
Title:	Attorney-in-Fact

Claim Type	Principal Amount*
RBL Claims	$22,075,155.32
Refinanced DIP Claims	$20,890,634.15
New Money DIP Loans	$8,356,253.66
*Calculated after giving effect to entry into the DIP Facility and consummation of the final availability and $250 million of Refinanced Loans (as defined in the DIP Credit Agreement).

Address for Notice:

Royal Bank of Canada
200 Vesey Street, 12th Floor
New York, New York
10281
Attention: Leslie P. Vowell
Facsimile: 212 428-2319

[Signature Page to Restructuring Support Agreement]

DOUBLELINE INCOME SOLUTIONS FUND

By:	/s/ Ronald R. Redell
Name: Ronald R. Redell
Title: President

Principal Amount of Notes Claims as of the date hereof:

Address for Notice:

333 S. Grand Avenue, 18th Floor
Los Angeles, CA 90071
Attention: Global Developed Credit
Email: gdc@doubleline.com
Facsimile:

CANYON-ASP FUND, L.P.

By:	Canyon Capital Advisors, LLC its Investment Advisor

By:	/s/ Jonathan M. Kaplan
Name: Jonathan M. Kaplan
Title: Authorized Signatory

Principal Amount of Notes Claims as of the date hereof:

Address for Notice:

c/o Canyon Capital Advisors LLC
2000 Avenue of the Stars, 11th Floor
Los Angeles, CA 90067
Attention: Legal Department
Email: legal@canyonpartners.com; rviyer@canyonpartners.com; rteahen@canyonpartners.com

[Signature Page to Restructuring Support Agreement]

CANYON BALANCED MASTER FUND, LTD.

By:	Canyon Capital Advisors, LLC its Investment Advisor

By:	/s/ Jonathan M. Kaplan
Name: Jonathan M. Kaplan
Title: Authorized Signatory

Principal Amount of Notes Claims as of the date hereof:

Address for Notice:

c/o Canyon Capital Advisors LLC
2000 Avenue of the Stars, 11th Floor
Los Angeles, CA 90067
Attention: Legal Department
Email: legal@canyonpartners.com; rviyer@canyonpartners.com; rteahen@canyonpartners.com

CANYON DISTRESSED OPPORTUNITY MASTER FUND II, L.P.

By:	Canyon Capital Advisors, LLC its Investment Advisor

By:	/s/ Jonathan M. Kaplan
Name: Jonathan M. Kaplan
Title: Authorized Signatory

Principal Amount of Notes Claims as of the date hereof:

Address for Notice:

c/o Canyon Capital Advisors LLC
2000 Avenue of the Stars, 11th Floor
Los Angeles, CA 90067
Attention: Legal Department
Email: legal@canyonpartners.com; rviyer@canyonpartners.com; rteahen@canyonpartners.com

[Signature Page to Restructuring Support Agreement]

CANYON-SL VALUE FUND, L.P.

By:	Canyon Capital Advisors, LLC its Investment Advisor

By:	/s/ Jonathan M. Kaplan
Name: Jonathan M. Kaplan
Title: Authorized Signatory

Principal Amount of Notes Claims as of the date hereof:

Address for Notice:

c/o Canyon Capital Advisors LLC
2000 Avenue of the Stars, 11th Floor
Los Angeles, CA 90067
Attention: Legal Department
Email: legal@canyonpartners.com; rviyer@canyonpartners.com; rteahen@canyonpartners.com

THE CANYON VALUE REALIZATION MASTER FUND, L.P.

By:	Canyon Capital Advisors, LLC its Investment Advisor

By:	/s/ Jonathan M. Kaplan
Name: Jonathan M. Kaplan
Title: Authorized Signatory

Principal Amount of Notes Claims as of the date hereof:

Address for Notice:

c/o Canyon Capital Advisors LLC
2000 Avenue of the Stars, 11th Floor
Los Angeles, CA 90067
Attention: Legal Department
Email: legal@canyonpartners.com; rviyer@canyonpartners.com; rteahen@canyonpartners.com

[Signature Page to Restructuring Support Agreement]

CANYON BLUE CREDIT INVESTMENT FUND L.P.

By:	Canyon Capital Advisors, LLC its co-Investment Advisor

By:	/s/ Jonathan M. Kaplan
Name: Jonathan M. Kaplan
Title: Authorized Signatory

By:	Canyon Partners Real Estate LLC, Its co-Investment Advisor

By:	/s/ Jonathan M. Kaplan
Name: Jonathan M. Kaplan
Title: Authorized Signatory

Principal Amount of Notes Claims as of the date hereof:

Address for Notice:

c/o Canyon Capital Advisors LLC
2000 Avenue of the Stars, 11th Floor
Los Angeles, CA 90067
Attention: Legal Department
Email: legal@canyonpartners.com; rviyer@canyonpartners.com; rteahen@canyonpartners.com

CANYON-EDOF (MASTER) L.P.

By:	Canyon Capital Advisors, LLC its Investment Advisor

By:	/s/ Jonathan M. Kaplan
Name: Jonathan M. Kaplan
Title: Authorized Signatory

Principal Amount of Notes Claims as of the date hereof:

Address for Notice:

c/o Canyon Capital Advisors LLC
2000 Avenue of the Stars, 11th Floor
Los Angeles, CA 90067
Attention: Legal Department
Email: legal@canyonpartners.com; rviyer@canyonpartners.com; rteahen@canyonpartners.com

[Signature Page to Restructuring Support Agreement]

CANYON-GRF MASTER FUND II, L.P.

By:	Canyon Capital Advisors, LLC its Investment Advisor

By:	/s/ Jonathan M. Kaplan
Name: Jonathan M. Kaplan
Title: Authorized Signatory

Principal Amount of Notes Claims as of the date hereof:

Address for Notice:

c/o Canyon Capital Advisors LLC
2000 Avenue of the Stars, 11th Floor
Los Angeles, CA 90067
Attention: Legal Department
Email: legal@canyonpartners.com; rviyer@canyonpartners.com; rteahen@canyonpartners.com

CANYON DISTRESSED OPPORTUNITY INVESTING FUND II, L.P.

By:	Canyon Capital Advisors, LLC its Investment Advisor

By:	/s/ Jonathan M. Kaplan
Name: Jonathan M. Kaplan
Title: Authorized Signatory

Principal Amount of Notes Claims as of the date hereof:

Address for Notice:

c/o Canyon Capital Advisors LLC
2000 Avenue of the Stars, 11th Floor
Los Angeles, CA 90067
Attention: Legal Department
Email: legal@canyonpartners.com; rviyer@canyonpartners.com; rteahen@canyonpartners.com

[Signature Page to Restructuring Support Agreement]

CANYON NZ-DOF INVESTING, L.P.

By:	Canyon Capital Advisors, LLC its Investment Advisor

By:	/s/ Jonathan M. Kaplan
Name: Jonathan M. Kaplan
Title: Authorized Signatory

Principal Amount of Notes Claims as of the date hereof:

Address for Notice:

c/o Canyon Capital Advisors LLC
2000 Avenue of the Stars, 11th Floor
Los Angeles, CA 90067
Attention: Legal Department
Email: legal@canyonpartners.com; rviyer@canyonpartners.com; rteahen@canyonpartners.com

CANYON VALUE REALIZATION MAC 18 LTD.

By:	Canyon Capital Advisors, LLC its Investment Advisor

By:	/s/ Jonathan M. Kaplan
Name: Jonathan M. Kaplan
Title: Authorized Signatory

Principal Amount of Notes Claims as of the date hereof:

Address for Notice:

c/o Canyon Capital Advisors LLC
2000 Avenue of the Stars, 11th Floor
Los Angeles, CA 90067
Attention: Legal Department
Email: legal@canyonpartners.com; rviyer@canyonpartners.com; rteahen@canyonpartners.com

[Signature Page to Restructuring Support Agreement]

CANYON VALUE REALIZATION FUND, L.P.

By:	Canyon Capital Advisors, LLC its Investment Advisor

By:	/s/ Jonathan M. Kaplan
Name: Jonathan M. Kaplan
Title: Authorized Signatory

Principal Amount of Notes Claims as of the date hereof:

Address for Notice:

c/o Canyon Capital Advisors LLC
2000 Avenue of the Stars, 11th Floor
Los Angeles, CA 90067
Attention: Legal Department
Email: legal@canyonpartners.com; rviyer@canyonpartners.com; rteahen@canyonpartners.com

By:	JCG 2016 Holdings, LP

By:	/s/ John C. Goff
Name: John C. Goff
Title: Manager, JCG 2016 Management, LLC, as General Partner

Principal Amount of Notes Claims as of the date hereof:

Address for Notice:

500 Commerce St., Suite 700
Fort Worth, Texas 76102
Attention: Jennifer Terrell
Email: jterrell@goffcp.com
Facsimile: 817-882-8900

[Signature Page to Restructuring Support Agreement]

By:	The John C. Goff 2010 Family Trust

By:	/s/ John C. Goff
Name: John C. Goff
Title: Trustee

Principal Amount of Notes Claims as of the date hereof:

Address for Notice:

500 Commerce St., Suite 700
Fort Worth, Texas 76102
Attention: Jennifer Terrell
Email: jterrell@goffcp.com
Facsimile: 817-882-8900

By:	John C. Goff SEP-IRA

By:	/s/ John C. Goff
Name: John C. Goff
Title:

Principal Amount of Notes Claims as of the date hereof:

Address for Notice:

500 Commerce St., Suite 700
Fort Worth, Texas 76102
Attention: Jennifer Terrell
Email: jterrell@goffcp.com
Facsimile: 817-882-8900

[Signature Page to Restructuring Support Agreement]

By:	Kulik Partners, LP

By:	/s/ John C. Goff
Name: John C. Goff
Title: Manager, Kulik GP, LLC, as General Partner

Principal Amount of Notes Claims as of the date hereof:

Address for Notice:

500 Commerce St., Suite 700
Fort Worth, Texas 76102
Attention: Jennifer Terrell
Email: jterrell@goffcp.com
Facsimile: 817-882-8900

By:	Jill Goff

By:	/s/ Jill Goff
Name: Jill Goff
Title:

Principal Amount of Notes Claims as of the date hereof:

Address for Notice:

500 Commerce St., Suite 700
Fort Worth, Texas 76102
Attention: Jennifer Terrell
Email: jterrell@goffcp.com
Facsimile: 817-882-8900

[Signature Page to Restructuring Support Agreement]

By:	Cuerno Largo Partners, LP

By:	/s/ John C. Goff
Name: John C. Goff
Title: Chief Executive Officer Goff Capital, Inc., as General Partner

Principal Amount of Notes Claims as of the date hereof:

Address for Notice:

500 Commerce St., Suite 700
Fort Worth, Texas 76102
Attention: Jennifer Terrell
Email: jterrell@goffcp.com
Facsimile: 817-882-8900

By:	Goff Family Investments, LP

By:	/s/ John C. Goff
Name: John C. Goff
Title: Chief Executive Officer Goff Capital, Inc., as General Partner

Principal Amount of Notes Claims as of the date hereof:

Address for Notice:

500 Commerce St., Suite 700
Fort Worth, Texas 76102
Attention: Jennifer Terrell
Email: jterrell@goffcp.com
Facsimile: 817-882-8900

[Signature Page to Restructuring Support Agreement]

By:	The Goff Family Foundation

By:	/s/ John C. Goff
Name: John C. Goff
Title: Sole Board Member

Principal Amount of Notes Claims as of the date hereof:

Address for Notice:

500 Commerce St., Suite 700
Fort Worth, Texas 76102
Attention: Jennifer Terrell
Email: jterrell@goffcp.com
Facsimile: 817-882-8900

GOFF FOCUSED STRATEGIES LLC, on behalf of certain funds or accounts managed by it

By:	Goff REN Holdings, LLC or its affiliates

By:	/s/ John C. Goff
Name: John C. Goff
Title: Chief Executive Officer, GFS REN GP, LLC, as Manager

Principal Amount of Notes Claims as of the date hereof:

Address for Notice:

500 Commerce St., Suite 700
Fort Worth, Texas 76102
Attention: Jennifer Terrell
Email: jterrell@goffcp.com
Facsimile: 817-882-8900

[Signature Page to Restructuring Support Agreement]

Wilkie Colyer

By:	/s/ Wilkie Colyer
Name: Wilkie Colyer
Title: Individual

Principal Amount of Notes Claims as of the date hereof:

Address for Notice:

717 Texas Ave., Suite 2900
Houston, Texas 77002
Attention: Wilkie Colyer
Email: wscolyer@gmail.com
Facsimile: (713) 236-4498

MGA INSURANCE COMPANY, INC.

By:	/s/ Glenn W. Anderson
Name: Glenn W. Anderson
Title: President and CEO

Principal Amount of Notes Claims as of the date hereof:

Address for Notice:

3333 Lee Parkway, Suite 1200
Dallas, TX 75219
Attention: Glenn W. Anderson
Email: glenn.anderson@gainsco.com
Facsimile: 972-629-4401

[Signature Page to Restructuring Support Agreement]

PINGORA PARTNERS LLC, on behalf of certain Funds or accounts managed by it

By:	Keith B. Ohnmeis

By:	/s/ Keith B. Ohnmeis
Name: Keith B. Ohnmeis
Title: Managing Member, Registered Investment Advisor (RIA)

Principal Amount of Notes Claims as of the date hereof:

Address for Notice:

PO Box 1250
Wilson WY 83014
Attention: Keith B. Ohnmeis
Email: kohnmeis@pingorapartners.com
Facsimile: 307-739-8686

/s/ Robert W. Stallings

Principal Amount of Notes Claims as of the date hereof:

Address for Notice:

3333 Lee Parkway, Suite 1200
Dallas, TX 75219
Attention: Robert W. Stallings
Email: Robert.stallings@gainsco.com
Facsimile: 972-629-4401

[Signature Page to Restructuring Support Agreement]

J.H. LANE PARTNERS MASTER FUND, L.P.

By:	/s/ Haskel Ginsberg
Name: Haskel Ginsberg
Title: CFO

Principal Amount of Notes Claims as of the date hereof:

Address for Notice:

126 East 56th Street
Suite 1620
New York, NY 10022
Attention: Haskel Ginsberg
Email: hginsberg@jhlanepartners.com
Facsimile: 212-899-9796

[Signature Page to Restructuring Support Agreement]

EXHIBIT A-1

Restructuring Term Sheet (Noteholder Settlement)

THIS TERM SHEET IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE.  ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE.  NOTHING CONTAINED IN THIS TERM SHEET SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN AND IN THE RESTRUCTURING SUPPORT AGREEMENT, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

AMENDED RESTRUCTURING TERM SHEET

INTRODUCTION

This amended term sheet (this “Term Sheet”)1 describes the terms of a restructuring (the “Restructuring”) of: (a) Legacy Reserves Inc., a Delaware corporation (“Legacy Reserves”); (b) Legacy Reserves GP, LLC, a Delaware LLC; (c) Legacy Reserves LP, a Delaware limited partnership; (d) Legacy Reserves Finance Corporation, a Delaware corporation; (e) Legacy Reserves Operating LP, a Delaware limited partnership; (f) Legacy Reserves Operating GP LLC, a Delaware LLC; (g) Legacy Reserves Energy Services LLC, a Texas LLC; (h) Legacy Reserves Services LLC, a Texas LLC; (i) Legacy Reserves Marketing LLC, a Texas LLC; (j) Dew Gathering LLC, a Texas LLC; and (k) Pinnacle Gas Treating LLC, a Texas LLC (the foregoing clauses (a) through (k), collectively, the “Company Parties”, and such Company Parties that file Chapter 11 Cases (as defined below) as set forth herein, collectively, the “Debtors”).

The Restructuring will be accomplished through the commencement of cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) to implement on a pre-arranged basis the chapter 11 plan of reorganization described herein (the “Plan”).

This Term Sheet is being agreed to in connection with entry by the Debtors and the Supporting Creditors into that certain Amended & Restated Restructuring Support Agreement, dated as of June 13, 2019 (as may be amended, supplemented or modified pursuant to the terms thereof, the “RSA”).  Pursuant to the RSA, the parties thereto have agreed to support the transactions contemplated therein and herein.

[1]
Unless otherwise indicated herein, capitalized terms used but not otherwise defined in this Term Sheet have the meanings ascribed to such terms as set forth in Exhibit A to this Term Sheet or the RSA, as applicable.

OVERVIEW OF THE RESTRUCTURING
In general, the Restructuring contemplates the following, in each case subject to the terms and conditions described more fully herein, the RSA, and the Sponsor Backstop Commitment Agreement:

(a) The Debtors will implement the Restructuring in the Bankruptcy Court pursuant to the Plan on the terms set forth in this Term Sheet (as supplemented by the RSA, Sponsor Backstop Commitment Agreement, Noteholder Backstop Commitment Agreement, DIP Documents, Exit Facility Term Sheet, MIP Term Sheet and Governance Term Sheet).

(b) The Debtors will obtain a debtor-in-possession financing facility (the “DIP Facility”) from certain of the RBL Lenders as set forth in the Senior Secured Superpriority Debtor-In-Possession Credit Agreement attached hereto as Exhibit B-1 (the “DIP Credit Agreement” and the lenders from time to time party thereto, the “DIP Lenders”) and the proposed interim order approving the DIP Facility attached hereto as Exhibit B-2 (the “Interim DIP Order”).  The DIP Facility shall consist of (i) a new money revolving loan facility in the aggregate principal amount of $100 million (“New Money DIP Claims”) and (ii) a refinancing term loan facility in the aggregate principal amount of up to $250 million (“Refinanced DIP Claims”).  The DIP Credit Agreement, the Interim DIP Order, the final order approving the DIP Facility (the “Final DIP Order”, and together with the Interim DIP Order, the “DIP Orders”), and other documents related thereto are collectively referred to as, the “DIP Documents”.
(c) Certain funds managed or advised by GSO Capital Partners LP and its affiliates (collectively, the “Plan Sponsor”) will agree (i)  to consent to the DIP Facility and the use of their cash collateral to fund the Chapter 11 Cases pursuant to the DIP Documents, (ii) to vote all of their prepetition claims (including Term Loan Claims and Notes Claims) to accept the Plan pursuant to the RSA, (iii) to backstop a $189.8 million equity commitment (the “Sponsor Backstop Commitment”) pursuant to the Sponsor Backstop Commitment Agreement and to backstop $10.2 million of a $66.5 million Rights Offering pursuant to the Noteholder Backstop Commitment Agreement and (iv) to the extent approved by the Plan Sponsor, the Debtors, and the Required Supporting Noteholders or otherwise consistent with this Term Sheet, provide additional capital in the form of an unsecured note (the “New Exit Note”) subject to documentation, terms, and conditions to be agreed between the Plan Sponsor and the Debtors, which would be offered to the Plan Sponsor and the Noteholders that participate in the Rights Offering as set forth herein.

(d) The DIP Lenders will agree (i) to provide the DIP Facility and consent to the use of their cash collateral to fund the Chapter 11 Cases pursuant to the DIP Documents and (ii) to vote all of their RBL Claims and Refinanced DIP Claims to accept the Plan pursuant to the RSA.

(e) The Supporting RBL Lenders will agree to provide a senior secured revolving asset-based lending credit facility in a maximum amount of $500 million as set forth in the exit facility term sheet annexed hereto as Exhibit D (the “Exit Facility Term Sheet”).

(f) The Supporting Noteholders will agree to vote all of their Notes Claims to accept the Plan pursuant to the RSA.

(g) The Debtors may, at the Plan Sponsor’s option, offer an additional $125 million of New Common Stock pursuant to the Incremental Equity Investment as described below.

(h) All Claims arising under the DIP Facility will be satisfied in full by one or a combination of the following: (i) New Money DIP Claims shall be paid in full in cash not later than the Effective Date, and (ii) Refinanced DIP Claims (A) will be paid in cash and exchanged into the Exit Facility pursuant to the Exit Facility Term Sheet, or (B) if the Exit Facility is not consummated, will be paid in full in cash not later than the Effective Date.

(i) All RBL Claims will be satisfied in full by one or a combination of the following: (i) distribution of claims under the credit facilities described in the Exit Facility Term Sheet (the “Exit Facility”) in exchange for the RBL Claims; or (ii) if the Exit Facility is not consummated, payment in full in cash not later than the Effective Date.  For avoidance of doubt, there shall not be any cash paid on account of the principal balance of RBL Claims pursuant to any plan unless and until all Refinanced DIP Claims are paid in full in cash on the Effective Date.

(j) In full and final satisfaction of all Term Loan Claims, holders thereof will receive  their respective Pro Rata share of an amount of New Common Stock in accordance with the percentage ownership of the New Common Equity Pool set forth on Annex I.

(k) Holders of Notes Claims (“Noteholders”) will receive (i) their respective Pro Rata share of an amount of New Common Stock that is in accordance with the percentage ownership of the New Common Equity Pool set forth on Annex I and (ii)  their respective Pro Rata share on the basis of their respective holdings of Note Claims of Subscription Rights to participate in an equity rights offering in an amount not to exceed $66.5 million (the “Rights Offering”) (provided that $10.2 million of such rights shall be allocated to the Plan Sponsor and shall not be subject to reduction for any reason and the Plan Sponsor shall in no event receive any rights in excess of $10.2 million, and any such amount in excess of $10.2 million shall instead be allocated to the other Noteholders on a pro rata basis in accordance with their respective holdings of Notes Claims), which Subscription Rights may only be exercised by Noteholders that are “accredited investors” as defined under Rule 501 of the Securities Act, which Rights Offering shall be backstopped in an amount equal to $66.5 million by certain of the Supporting Noteholders on the terms set forth in the Noteholder Backstop Commitment Agreement attached hereto as Exhibit G (including all schedules and exhibits thereto, the “Noteholder Backstop Commitment Agreement”).  In addition, Noteholders that subscribe to the Rights Offering (each a “Participating Noteholder”) shall receive their respective pro rata share (calculated as a proportion of such Noteholder’s participation in the Rights Offering relative to other Participating Noteholders) of (x) an amount of New Common Stock in accordance with the percentage ownership of the New Common Equity Pool set forth on Annex I (the “Participation Premium”) less the Non-Accredited Investor Premium (as defined below) and (y) rights to participate in up to 49% of the New Exit Note, if any; provided that, to the extent a Noteholder is unable to exercise its Subscription Rights because it is not an accredited investor, it shall receive its pro rata share of the Participation Premium as if it were a fully-subscribing Participating Noteholder so long as it delivers a notice to counsel to the Debtors, counsel to the Plan Sponsor, and counsel to the Noteholder Backstop Parties (as defined below) certifying that it is not an accredited investor (the “Non-Accredited Investor Premium”).

(l) Holders of General Unsecured Claims shall receive payment in full in cash or such General Unsecured Claims shall be reinstated.

(m) Holders of Interests in Legacy Reserves shall receive no recovery under the Plan, and all such Interests shall be extinguished.

This Term Sheet incorporates the rules of construction as set forth in section 102 of the Bankruptcy Code.
GENERAL PROVISIONS REGARDING THE RESTRUCTURING
The Sponsor Backstop Commitment
The Plan Sponsor (together with any third parties designated by the Plan Sponsor and reasonably acceptable to the Debtors, collectively, the “Sponsor Backstop Parties”) will provide the Sponsor Backstop Commitment to purchase an amount of New Common Stock in accordance with the percentage ownership of the New Common Equity Pool set forth on Annex I for an amount equal to $189.8 million (the “Sponsor Backstop Amount”), on the terms set forth in the Sponsor Backstop Commitment Agreement attached hereto as Exhibit E (including all schedules and exhibits thereto, the “Sponsor Backstop Commitment Agreement”).  The Sponsor Backstop Commitment Agreement will provide for, among other things, a commitment fee (the “Sponsor Backstop Fee”) of 6% of the $189.8 million Sponsor Backstop Amount payable to the Sponsor Backstop Parties on the Effective Date in an amount of New Common Stock in accordance with the percentage ownership of the New Common Equity Pool set forth on Annex I.

The Rights Offering
Noteholders shall receive Subscription Rights pro rata on the basis of their respective holdings of Notes Claims to participate in the Rights Offering to purchase an amount of New Common Stock in accordance with the percentage ownership of the New Common Equity Pool set forth on Annex I for an amount equal to $66.5 million (the “Maximum Noteholder Subscription Amount”); provided, that only accredited investors shall be entitled to exercise Subscription Rights; provided, further, that $10.2 million of such rights shall be allocated to the Plan Sponsor and shall not be subject to reduction for any reason and the Plan Sponsor shall not receive Subscription Rights to participate in more than $10.2 million of the Rights Offering and any such amount in excess of $10.2 million shall instead be allocated to the other Noteholders on a pro rata basis in accordance with their respective holdings of Notes Claims.  In addition, Participating Noteholders shall receive their respective pro rata share (calculated as a proportion of such Noteholder’s participation in the Rights Offering relative to other Participating Noteholders) of (x) the Participation Premium (less the Non-Accredited Investor Premium) and (y) rights to participate in funding up to 49% of the New Exit Note, if any; provided that, to the extent a Noteholder is unable to exercise its Subscription Rights because it is not an accredited investor, it shall receive the Non-Accredited Investor Premium so long as it delivers a notice to counsel to the Debtors, counsel to the Plan Sponsor, and counsel to the Noteholder Backstop Parties (as defined below) certifying that it is not an accredited investor.

The Plan Sponsor shall be entitled to participate in $10.2 million of the Rights Offering (the “Sponsor Participation Amount”) on account of its Notes Claims and to receive the corresponding portion of the Participation Premium.  The entirety of the Sponsor Participation Amount shall be reserved for and allocated to the Plan Sponsor and shall not be subject to reduction for any reason; provided that the Plan Sponsor shall not be entitled to participate in any additional amount of the Rights Offering in excess of the Sponsor Participation Amount.

The Noteholder Backstop Commitment
The Supporting Noteholders identified on Exhibit F hereto and the Plan Sponsor (together with such other Supporting Noteholders reasonably acceptable to the Plan Sponsor and the Debtors, collectively, the “Noteholder Backstop Parties”) shall agree to backstop the Rights Offering in an amount equal to $66.5 million (the “Noteholder Backstop Amount”) on the terms set forth in the Noteholder Backstop Commitment Agreement; provided, for the avoidance of doubt, that the Plan Sponsor shall backstop $10.2 million of the Noteholder Backstop Amount (the “Plan Sponsor Notes Backstop Amount”) on the same terms as the other Noteholder Backstop Parties, including with respect to the Noteholder Backstop Fee, which the Plan Sponsor shall be entitled to receive on a pro rata basis (calculated as a proportion of the Plan Sponsor Notes Backstop Amount relative to the Noteholder Backstop Amount); provided, further, that the Plan Sponsor shall not be entitled to participate in the Noteholder Backstop Amount or the Rights Offering for an amount greater than the Sponsor Participation Amount.  The Noteholder Backstop Commitment Agreement will provide for, among other things, a commitment fee (the “Noteholder Backstop Fee”) of 6% of the $66.5 million Noteholder Backstop Amount payable to the Noteholder Backstop Parties on the Effective Date in an amount of New Common Stock in accordance with the percentage ownership of the New Common Equity Pool set forth on Annex I.

Incremental Equity Investment
The Debtors may sell up to $125 million of New Common Stock (the “Incremental Equity Investment”), including to third parties, the Plan Sponsor, and/or the Noteholders.[2]  The Incremental Equity Investment shall be subject to such other documentation, terms, and conditions (including, without limitation, representations and warranties of the Debtors) to be agreed between the Plan Sponsor and the Debtors; provided that New Common Stock issued under the Incremental Equity Investment shall be offered on terms no less favorable to the Debtors’ Estates than the terms offered to the Sponsor Backstop Parties under the Sponsor Backstop Commitment Agreement, unless the Plan Sponsor, the Required Supporting Noteholders, and the Debtors shall have granted their prior written consent; provided, further, that any New Common Stock offered to the Sponsor Backstop Parties or their affiliates through an Incremental Equity Investment (other than any such Incremental Equity Investment offered pro rata to all Noteholders that are accredited investors) shall be offered to the Noteholder Backstop Parties on a pro rata basis (calculated as a proportion of such Noteholder Backstop Party’s participation in the Noteholder Backstop Amount relative to the aggregate amount of the Sponsor Backstop Amount plus the Noteholder Backstop Amount (i.e., $256.3 million)).

The Term Loan Claim Amount
The Term Loan Claims shall be deemed Allowed in the amount of approximately $365.0 million in connection with a global settlement pursuant to the Plan. If the Effective Date has not occurred on or prior to September 30, 2019, the Allowed amount of the Term Loan Claim shall increase, by this negotiated settlement, at a rate of 14.25% per annum (prorated from October 1, 2019 to the Effective Date) in consideration of a settlement of the Term Loan Claim, including the Applicable Premium (as defined in the Prepetition Term Loan Credit Agreement) and accrual of post-petition accrued interest, and the allocations of the New Common Stock provided for herein shall be adjusted accordingly as described on Annex I. [3]

DIP Financing	DIP Facility: Prior to the Petition Date, the Debtors will obtain commitments for the DIP Facility pursuant to the terms set forth in the DIP Documents.

[2]
For the avoidance of doubt, the ownership percentages for each person and line item set forth on Annex I shall be adjusted accordingly based on the amount of any New Common Stock issued under the Incremental Equity Investment.

[3]
The Prepetition Term Loan Secured Parties reserve their respective rights to assert claims in accordance with the Prepetition Term Loan Documents, including the full amount of the Applicable Premium and post-petition interest, in the event of termination of the RSA other than upon the Effective Date.

Exit Financing
Exit Facility:  Except as otherwise provided in this section, as a condition precedent to the Effective Date, the Debtors shall (a) enter into the Exit Facility, a senior secured revolving reserve-based lending credit facility to be arranged and provided by the Lenders under the Prepetition RBL Credit Agreement in the maximum amount of $500 million, as set forth in the Exit Facility Term Sheet, or otherwise on terms acceptable to the Debtors, the Plan Sponsor and the Prepetition RBL Agent.  or (b) if the Exit Facility is not consummated, enter into an alternative senior secured revolving reserve-based lending credit facility in form and substance acceptable to the Debtors and the Plan Sponsor; provided, for the avoidance of doubt, that, if the Exit Facility is not consummated, the DIP Claims and RBL Claims shall be paid in full in cash on the Effective Date.  To the extent not paid in cash, holders of RBL Claims and Refinanced DIP Claims shall receive a distribution of commitments under the Exit Facility (in the manner set forth in the Exit Facility Term Sheet) in exchange for such RBL and Refinanced DIP Claims, on a Pro Rata basis.

New Exit Note:  If the Plan Sponsor, Required Supporting Noteholders and the Debtors determine that post-emergence liquidity from the Exit Facility, the Sponsor Backstop Commitment, the Rights Offering, and the Incremental Equity Investment, if any, is insufficient (including to account for any potential contingency), the Plan Sponsor may, with the prior written consent of the Debtors and the Required Supporting Noteholders, provide the New Exit Note in an amount and on terms to be agreed upon between the Plan Sponsor, the Required Supporting Noteholders and the Debtors. Participating Noteholders shall be permitted to participate in funding their pro rata share (calculated as a proportion of such Noteholder’s participation in the Rights Offering relative to other Participating Noteholders) of up to 49% of the aggregate amount of the New Exit Note; provided that the consent of the Required Supporting Noteholders will not be required if the New Exit Note is necessary to meet the conditions precedent under the Exit Facility or an alternative exit facility, as applicable.

The Debtors shall timely seek approval from the Bankruptcy Court to obtain relief necessary to effectuate the Exit Facility and the New Exit Note, as applicable.

Third Party Investor(s)
The Plan Sponsor may designate one or more third party investment partners mutually acceptable to the Plan Sponsor and the Debtors (each a “Partner”) to participate in the funding of the Restructuring through assignment to any such Partner of any of the Plan Sponsor’s rights, claims or interests with respect to the Term Loan Claims, the Notes Claims, the Sponsor Backstop Commitment, the Noteholder Backstop Commitment, the Rights Offering, the Incremental Equity Investment, or the New Exit Note, or through any combination of the foregoing.

The Debtors shall, without limitation to other terms and conditions to be agreed between the Debtors, the Plan Sponsor, and any Partner in connection with such Partner’s participation in any of the foregoing, agree to provide representations and warranties to any such Partner in form and substance reasonably acceptable to the Plan Sponsor and the Debtors pursuant to documentation in form and substance reasonably acceptable to the Plan Sponsor and the Debtors.

TREATMENT OF CLAIMS AND INTERESTS OF THE DEBTORS UNDER THE PLAN
Class No.	Type of Claim	Treatment	Impairment / Voting
Unclassified Non-Voting Claims
N/A	DIP Claims
On the Effective Date, in full satisfaction of each Allowed DIP Claim, each holder thereof shall receive, in full satisfaction of its Claim (i) on account of New Money DIP Claims, payment in full in cash; (ii) on account of Refinanced DIP Claims, distribution of cash and commitments under the Exit Facility in the manner set forth in the Exit Facility Term Sheet; and/or (iii) if the Exit Facility is not consummated, payment in full in cash.
Entitled to vote the Refinanced DIP Claims in Class 3
N/A	Administrative Claims
On the Effective Date, except to the extent that a holder of an Allowed Administrative Claim and the Debtor against which such Allowed Administrative Claim is asserted, with the prior written consent of the Plan Sponsor, agree to less favorable treatment for such holder, each holder of an Allowed Administrative Claim shall receive, in full satisfaction of its Claim, payment in full in cash.
N/A
N/A	Priority Tax Claims
Except to the extent that a holder of an Allowed Priority Tax Claim and the Debtor against which such Allowed Priority Tax Claim is asserted, with the prior written consent of the Plan Sponsor, agree to less favorable treatment for such holder, each holder of an Allowed Priority Tax Claim shall receive, in full satisfaction of its Claim, treatment in a manner consistent with section 1129(a)(9)(C) of the Bankruptcy Code.
N/A
Classified Claims and Interests of the Debtors
Class 1	Other Secured Claims
On the Effective Date, in full satisfaction of each Allowed Other Secured Claim, each holder thereof shall receive, at the option of the applicable Debtor, with the prior written consent of the Plan Sponsor: (i) payment in full in cash; (ii) the collateral securing its Allowed Other Secured Claim; (iii) Reinstatement of its Other Secured Claim; or (iv) such other treatment rendering its Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.
Unimpaired; deemed to accept.

Class 2	Other Priority Claims	On the Effective Date, in full satisfaction of each Allowed Other Priority Claim, each holder thereof shall receive payment in full in cash.	Unimpaired; deemed to accept.
Class 3	RBL Claims
On the Effective Date, all RBL Claims will be satisfied in full by one of the following: (i) distribution of their Pro Rata share of commitments under the Exit Facility (in the manner set forth in the Exit Facility Term Sheet) in exchange for the RBL Claims; or (ii) in the event that the Exit Facility is not consummated, payment in full in cash.  For avoidance of doubt, there shall not be any cash paid on account of the principal balance of RBL Claims pursuant to any plan unless and until all Refinanced DIP Claims are paid in full in cash on the Effective Date.
Depending on treatment under the Plan – unimpaired and deemed to accept; impaired and entitled to vote.
Class 4	Term Loan Claims
The Term Loan Claims shall be deemed Allowed in the amount of approximately $365.0 million in connection with a global settlement pursuant to the Plan.[4]

On the Effective Date, in full satisfaction of each Term Loan Claim, each holder thereof shall receive its Pro Rata share of an amount of New Common Stock in accordance with the percentage ownership of the New Common Equity Pool set forth on Annex I.
Impaired; entitled to vote.
Class 5	Notes Claims
The Notes Claims shall be deemed Allowed in the amount of approximately $463.0 million in connection with a global settlement pursuant to the Plan.

Noteholders will receive (i) their respective Pro Rata share of an amount of New Common Stock in accordance with the percentage ownership of the New Common Equity Pool set forth on Annex I and (ii) their respective Pro Rata share of Subscription Rights to participate in the Rights Offering and, as applicable, rights to participate in the New Exit Note subject to the terms and conditions hereof.
Impaired; entitled to vote.

[4]
As noted above, if the Effective Date has not occurred on or prior to September 30, 2019, the Allowed amount of the Term Loan Claim shall increase, by this negotiated settlement, at a rate of 14.25% per annum (prorated from October 1, 2019 to the Effective Date) in consideration of a settlement of the Term Loan Claim, including the Applicable Premium and accrual of post-petition accrued interest.  The allocations of the New Common Stock provided for herein shall be adjusted accordingly as described on Annex I.  In addition, the Prepetition Term Loan Secured Parties reserve their respective rights to assert claims in accordance with the Prepetition Term Loan Documents, including the full amount of the Applicable Premium (as defined in the Prepetition Term Loan Credit Agreement) and post-petition interest, in the event of termination of the RSA other than upon the Effective Date.

Class 6	General Unsecured Claims	Holders of General Unsecured Claims will be paid in the ordinary course of business or receive payment in full in cash or be reinstated on the Effective Date.	Unimpaired; deemed to accept.
Class 7	Intercompany Claims
On the Effective Date, Intercompany Claims shall be, at the option of the Debtors, with the consent of the Plan Sponsor, either Reinstated or canceled, released, and extinguished without any distribution.
Impaired; deemed to reject or Unimpaired; deemed to accept
Class 8	Interests in Debtors other than Legacy Reserves
On the Effective Date, Interests in the Debtors other than Legacy Reserves shall be, at the option of the Debtors, with the consent of the Plan Sponsor, either Reinstated or canceled, released, and extinguished without any distribution.
Impaired; deemed to reject or Unimpaired; deemed to accept
Class 9	Interests in Legacy Reserves	All Interests in Legacy Reserves will be canceled, released, and extinguished as of the Effective Date, and will be of no further force or effect.	Impaired; deemed to reject.

GENERAL PROVISIONS REGARDING THE PLAN
Subordination
The classification and treatment of Claims under the Plan shall conform to the respective contractual, legal, and equitable subordination rights of such Claims, and any such rights shall be settled, compromised, and released pursuant to the Plan.

Restructuring Transactions
The Confirmation Order shall be deemed to authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including the Rights Offering and the issuance of all securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Restructuring, in each case in a manner acceptable to the Plan Sponsor (collectively, the “Restructuring Transactions”).  On the Effective Date, the Debtors, as applicable, shall issue all securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Restructuring.

Cancellation of Notes, Instruments, Certificates, and Other Documents
On the Effective Date, except to the extent otherwise provided in this Term Sheet or the Plan, all notes, instruments, certificates, and other documents evidencing Claims or Interests, including credit agreements and indentures, shall be canceled and the obligations of the Debtors and any non-Debtor Affiliates thereunder or in any way related thereto shall be deemed satisfied in full and discharged.

Executory Contracts and Unexpired Leases
The Debtors shall seek to assume or reject executory contracts and unexpired leases with the reasonable consent of the Plan Sponsor.  The Debtors shall not enter into any material contracts during the Chapter 11 Cases without the prior written consent of the Plan Sponsor, not to be unreasonably withheld.  The Plan will provide that the executory contracts and unexpired leases that are not assumed or rejected as of the Confirmation Date (either pursuant to the Plan or a separate motion) will be deemed assumed pursuant to section 365 of the Bankruptcy Code.  For the avoidance of doubt, the Debtors shall obtain the Plan Sponsor’s consent with respect to any decision to assume or reject an executory contract or unexpired lease, including pursuant to the Plan.

Retention of Jurisdiction	The Plan will provide for the retention of jurisdiction by the Bankruptcy Court for usual and customary matters.
Discharge of Claims and Termination of Interests
Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, the Confirmation Order or in any contract, instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (a) a Proof of Claim based upon such debt or right is filed or deemed filed pursuant to section 501 of the Bankruptcy Code; (b) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (c) the holder of such a Claim or Interest has accepted the Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the occurrence of the Effective Date.

Releases by the Debtors
Except as provided for in the Plan or the Confirmation Order, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, on and after the Effective Date, each Released Party is deemed released and discharged by the Debtors, the Reorganized Debtors, and their Estates from any and all Causes of Action, including any derivative claims, asserted on behalf of the Debtors, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim against, or Interest in, a Debtor or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions, the Sponsor Backstop Commitment Agreement, the Noteholder Backstop Commitment Agreement, the Exit Facility, the New Exit Note (if any), the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the RSA, the Disclosure Statement, the DIP Facility, the Sponsor Backstop Commitment Agreement, the Noteholder Backstop Commitment Agreement, the Plan, the Exit Facility, the New Exit Note (if any) or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the RSA, the Disclosure Statement, the DIP Facility, or the Plan, the Sponsor Backstop Commitment Agreement, the Noteholder Backstop Commitment Agreement, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date.  Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release  obligations of any party or Entity under the Plan, or any document, instrument, or agreement executed to implement the Plan.

Releases by Holders of Claims and Interests
Except as provided for in the Plan or Confirmation Order, as of the Effective Date, each Releasing Party is deemed to have released and discharged each Released Party from any and all Causes of Action, whether known or unknown, including any derivative claims, asserted on behalf of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions, the Sponsor Backstop Commitment Agreement, the Noteholder Backstop Commitment Agreement, the Exit Facility, the New Exit Note (if any), the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the RSA, the Disclosure Statement, the DIP Facility, the Plan, the Sponsor Backstop Commitment Agreement, the Noteholder Backstop Commitment Agreement, the Exit Facility, the New Exit Note (if any) or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the RSA, the Disclosure Statement, the DIP Facility, or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release  obligations of any party or Entity under the Plan, or any document, instrument, or agreement executed to implement the Plan.

Exculpation
Except as provided for in the Plan or Confirmation Order, no Exculpated Party shall have or incur, and each Exculpated Party  is released and exculpated from any Cause of Action for any claim  related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the RSA and related prepetition transactions, the Disclosure Statement, the Plan, or any Restructuring Transaction, contract, instrument, release or other agreement or document created or entered into in connection with the Disclosure Statement or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, except for claims related to any act or omission that is determined in a final order to have constituted actual fraud, gross negligence or willful misconduct, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.

The Section 1125(e) Protected Parties have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.  Each of the Section 1125(e) Protected Parties shall be entitled to and granted the protections and benefits of section 1125(e) of the Bankruptcy Code.

Injunction
Except as otherwise expressly provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities who have held, hold, or may hold claims or interests that have been released, discharged, or are subject to exculpation are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties: (a) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests; (b) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such claims or interests; (c) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such claims or interests; (d) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such claims or interests unless such holder has filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a claim or interest or otherwise that such holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (e) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests released or settled pursuant to the Plan.

Taxes
The Plan and the Restructuring Transactions contemplated herein and therein shall be implemented in a tax efficient manner satisfactory to the Plan Sponsor, with prior notice to and in consultation with the Debtors.

OTHER MATERIAL PROVISIONS REGARDING THE RESTRUCTURING
Management Incentive Plan
On the Effective Date, the Reorganized Debtors will continue all existing management compensation plans, and implement a new equity-based management incentive plan (the “Management Incentive Plan”) on terms and conditions set forth in the term sheet attached hereto as Exhibit C (the “MIP Term Sheet”) and otherwise acceptable to the Debtors and the Plan Sponsor.  For the avoidance of doubt, the Plan will provide for the establishment of the Management Incentive Plan on the Effective Date in a manner acceptable to the Debtors and the Plan Sponsor.

Employment Obligations
Each of the Debtors’ “first day” or “second day” motions and proposed orders relating to wages, compensation, and benefits shall be in form and substance acceptable to the Debtors and the Plan Sponsor. Wages, compensation and benefit programs that do not relate to insiders shall be continued after the Effective Date, unless otherwise agreed by the Debtors and the Plan Sponsor and subject to the satisfaction and consent of the Plan Sponsor (such consent not to be unreasonably withheld) following receipt and analysis of satisfactory information from the Debtors regarding such programs, which information the Debtors shall provide as promptly as practicable.

The Company Parties will enter into amended and restated employment agreements with senior executives on substantially the same terms as set forth in the existing agreements, subject to conforming changes associated with the MIP Term Sheet, including the Change in Control definitions referenced therein.  For the avoidance of doubt, the reorganization of the Company will not constitute a Change in Control under the applicable employment agreements.

Indemnification of Prepetition Directors, Officers, Managers, et al.
Consistent with applicable law, all indemnification provisions currently in place (whether in the by-laws, certificates of incorporation or formation, limited liability company agreements, other organizational documents, board resolutions, indemnification agreements, employment contracts, or otherwise) for the current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors, as applicable, shall be reinstated and remain intact, irrevocable, and shall survive the effectiveness of the Restructuring on terms no less favorable to such current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors than the indemnification provisions in place prior to the Restructuring.

Claims of the Debtors
The Reorganized Debtors, as applicable, shall retain all rights to commence and pursue any Causes of Action, other than any Causes of Action released by the Debtors pursuant to the release and exculpation provisions outlined in this Term Sheet.

Prior to Consummation, the Debtors shall not settle, compromise or discharge any Cause of Action that is not agreed to be released pursuant to this Term Sheet without the consent of the Plan Sponsor.

Additional Plan Provisions and Documentation
The Plan shall contain other customary provisions for chapter 11 plans of this type. The Plan and Confirmation Order and all supporting and implementing documentation (including all briefs and other pleadings filed in support thereof, all documents filed as part of the Plan Supplement, and the Confirmation Order) shall be in form and substance acceptable to the Debtors and the Plan Sponsor.

Conditions Precedent to Restructuring
The following shall be conditions to the Effective Date (the “Conditions Precedent”):
(a)   the Bankruptcy Court shall have entered the Confirmation Order, which shall be in form and substance acceptable to the Debtors and the Plan Sponsor, shall be a Final Order, and shall:

(i)   authorize the Debtors to take all actions necessary to enter into, implement, and consummate the contracts, instruments, releases, leases, indentures, and other agreements or documents created in connection with the Plan;

(ii)  decree that the provisions of the Confirmation Order and the Plan are nonseverable and mutually dependent;

(iii)  authorize the Debtors, as applicable/necessary, to: (A) implement the Restructuring Transactions, including the Rights Offering; (B) distribute the New Common Stock pursuant to the exemption from registration under the Securities Act provided by section 1145 of the Bankruptcy Code or other exemption from such registration or pursuant to one or more registration statements; (C) make all distributions and issuances as required under the Plan, including cash and the New Common Stock; and (D) enter into any agreements, transactions, and sales of property as set forth in the Plan Supplement, including the Exit Facility, the Sponsor Backstop Commitment Agreement, the New Exit Note (if any) and the Management Incentive Plan;

(iv)  authorize the implementation of the Plan in accordance with its terms; and

(v)  provide that, pursuant to section 1146 of the Bankruptcy Code, the assignment or surrender of any lease or sublease, and the delivery of any deed or other instrument or transfer order, in furtherance of, or in connection with the Plan, including any deeds, bills of sale, or assignments executed in connection with any disposition or transfer of assets contemplated under the Plan, shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax.

(b)   the Debtors shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan;

(c)   the final versions of the Definitive Documentation, the Plan Supplement and all of the schedules, documents, and exhibits contained therein shall have been filed in a manner consistent in all material respects with the RSA, this Term Sheet (including all Exhibits hereto), and the Plan and shall be in form and substance  acceptable to the Plan Sponsor;

(d)   the RSA shall remain in full force and effect;

(e)   all conditions precedent to the Exit Facility shall have been satisfied or waived in accordance with the Exit Facility Term Sheet and definitive documentation to be entered in connection therewith and satisfactory to the RBL Agent and the Plan Sponsor, or (in the alternative) all DIP Claims and RBL Claims will be paid in full in cash;

(f)   if the Exit Facility will not be consummated, all conditions precedent to an alternative senior secured revolving reserve-based lending credit facility acceptable to the Plan Sponsor shall have been satisfied or waived in accordance with the definitive documentation to be entered in connection therewith;

(g)   all conditions precedent to the New Exit Note (if any) shall have been satisfied or waived in accordance with the terms thereof;

(h)   the Bankruptcy Court shall have entered an order approving the Sponsor Backstop Commitment Agreement and authorizing payment of obligations thereunder as Administrative Claims;

(i)    the Bankruptcy Court shall have entered an order approving the Noteholder Backstop Commitment Agreement and authorizing payment of obligations thereunder as Administrative Claims;

(j)    all conditions precedent to the effectiveness of (i) the Sponsor Backstop Commitment Agreement and (ii) the Noteholder Backstop Commitment Agreement, in each case, shall have been satisfied or waived in accordance with the terms thereof;

(k)  the Debtors shall have received, or shall receive simultaneously with the occurrence of the Effective Date, no less than $256.3 million in aggregate cash proceeds from the Sponsor Backstop Commitment Agreement, the Noteholder Backstop Commitment Agreement, the Rights Offering, and the Incremental Equity Investment (if any);

(l)    all reasonable and documented professional fees and expenses of the advisors to the Supporting Creditors payable pursuant to the RSA, the Sponsor Backstop Commitment Agreement, the Noteholder Backstop Agreement and the DIP Credit Agreement, the Prepetition Term Loan Agent, the Sponsor Backstop Parties, the Noteholder Backstop Parties, the DIP Lenders, the DIP Agent, the Exit Agent, the Exit Lenders, the RBL Agent and the RBL Lenders shall have been paid in full; and

(m)  the Debtors shall have implemented the Restructuring Transactions, including the Rights Offering, and all transactions contemplated by this Term Sheet (including all releases and exculpations contemplated herein), in a manner consistent in all respects with the RSA, this Term Sheet, and the Plan, pursuant to documentation acceptable to the Debtors and the Plan Sponsor.

Waiver of Conditions Precedent to the Effective Date
The Debtors, with the prior written consent of the Plan Sponsor, may waive any one or more of the Conditions Precedent to the Effective Date; provided that the waiver of the Conditions Precedent set forth in (c), (d), (g), (i), (j), (k), (l) and (m) in the definition of Conditions Precedent shall require the consent of the Required Noteholder Backstop Parties (such consent not to be unreasonably withheld).

Governance
The Plan shall provide for the post-Effective Date governance terms as described on Exhibit H hereto (the “Governance Term Sheet”).

Unless otherwise directed by the Plan Sponsor, the Debtors agree that Legacy Reserves will remain a public reporting company with the Securities and Exchange Commission during the pendency of the Chapter 11 Cases.

Plan Settlement; Rights Reserved
The total enterprise value of the Debtors for purposes of pricing the New Common Stock issued pursuant to the Sponsor Backstop Commitment Agreement, the Rights Offering, the Noteholder Backstop Commitment Agreement and the Incremental Equity Investment, is a component of a global settlement among the Debtors, the Plan Sponsor, and the other parties to the RSA.  The Debtors, the Plan Sponsor, and the other parties to the RSA reserve their respective rights with respect to valuation of the Debtors and the assets of the Debtors’ estates in the event of termination of the RSA other than upon consummation of the transactions contemplated therein and herein as of the Effective Date.

Exhibit A

Definitions

Term	Definition
Administrative Claim
A Claim for costs and expenses of administration of the Chapter 11 Cases pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred on or after the Petition Date until and including the Effective Date of preserving the Estates and operating the Debtors’ businesses; (b) Allowed Professional Claims; and (c) all fees and charges assessed against the Estates pursuant to section 1930 of chapter 123 of title 28 of the United States Code.

Affiliate	As defined in section 101(2) of the Bankruptcy Code.
Allowed
As to a Claim or an Interest, a Claim or an Interest allowed under the Plan, under the Bankruptcy Code, or by a final order, as applicable. For the avoidance of doubt, (a) there is no requirement to file a Proof of Claim (or move the Bankruptcy Court for allowance) to be an Allowed Claim under the Plan, and (b) the Debtors may affirmatively determine to deem Unimpaired Claims Allowed to the same extent such Claims would be allowed under applicable nonbankruptcy law.

Bankruptcy Code	As defined in the Introduction.
Bankruptcy Court	As defined in the Introduction.
Cause of Action
Any claims, interests, damages, remedies, causes of action, demands, rights, actions, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, in contract, tort, law, equity, or otherwise. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law; (b) the right to object to or otherwise contest Claims or Interests; (c) claims pursuant to sections 362, 510, 542, 543, 544 through 550, or 553 of the Bankruptcy Code; and (d) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code.

Term	Definition
Change in Control	As defined in the MIP Term Sheet.
Chapter 11 Cases	As defined in the Introduction.
Claim	Any claim, as defined in section 101(5) of the Bankruptcy Code, against any of the Debtors.
Class	A category of holders of Claims or Interests pursuant to section 1122(a) of the Bankruptcy Code.
Company Parties	As defined in the Introduction.
Conditions Precedent	As defined in the Term Sheet.
Confirmation	Entry of the Confirmation Order on the docket of the Chapter 11 Cases.
Confirmation Date	The date on which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021
Confirmation Hearing	The hearing(s) before the Bankruptcy Court under section 1128 of the Bankruptcy Code at which the Debtors seek entry of the Confirmation Order.
Confirmation Order	The order of the Bankruptcy Court confirming the Plan under section 1129 of the Bankruptcy Code, which order shall be in form and substance acceptable to the Debtors and the Plan Sponsor.
Consummation	The occurrence of the Effective Date.
Debtors	As defined in the Term Sheet.
DIP Agent	That certain administrative agent under the DIP Credit Agreement.
DIP Claim
Any Claim held by the DIP Lenders or the DIP Agent arising under or related to the DIP Credit Agreement or the DIP Orders, including any and all fees, interest paid in kind, and accrued but unpaid interest and fees arising under the DIP Credit Agreement.

DIP Documents	As defined in the Term Sheet.

Term	Definition
DIP Facility	As defined in the Term Sheet.
DIP Lenders	As defined in the Term Sheet.
DIP Credit Agreement	As defined in the Term Sheet.
DIP Orders	As defined in the Term Sheet.
Disclosure Statement	The disclosure statement for the Plan, including all exhibits and schedules thereto, which shall be in form and substance acceptable to the Debtors and the Plan Sponsor.
Effective Date	The date that is the first Business Day after the Confirmation Date on which all Conditions Precedent have been satisfied or waived in accordance with the Plan.
Entity	As defined in section 101(15) of the Bankruptcy Code.
Estate	The estate of any Debtor created under sections 301 and 541 of the Bankruptcy Code upon the commencement of the applicable Debtor’s Chapter 11 Case.
Exculpated Parties
Collectively, and in each case, in its capacity as such: (a) the Debtors, (b) Reorganized Debtors; (c) any official committees appointed in the Chapter 11 Cases and each of their respective members; (c) such Released Parties that are fiduciaries to the Debtors’ Estates; and (d) with respect to each of the foregoing, such Entity and its  current and former affiliates, and such Entity’s and its current and former affiliates’ current and former equity holders, subsidiaries, officers, directors, managers, principals, members, employees, agents, advisors, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such.

Exit Agent	The administrative agent appointed under the Exit Facility.
Exit Facility	As defined in the Term Sheet.
Exit Facility Term Sheet	As defined in the Term Sheet.
Exit Lenders	The lenders under the Exit Facility.

Term	Definition
Final Order
As applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, stayed, modified, or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought or the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice.

General Unsecured Claims
Any Claim other than an Administrative Claim, a Professional Claim, a Secured Tax Claim, an Other Secured Claim, a Priority Tax Claim, an Other Priority Claim, an RBL Claim, a Term Loan Claim, a Notes Claim, or an Intercompany Claim.

Governance Term Sheet	As defined in the Term Sheet.
Governmental Unit	As defined in section 101(27) of the Bankruptcy Code
GSO	Funds managed or advised by GSO Capital Partners LP.
Impaired	With respect to any Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.
Incremental Equity Investment	As defined in the Term Sheet.
Intercompany Claim	A Claim held by a Debtor or an Affiliate against a Debtor or an Affiliate.
Intercompany Interest	An Interest held by a Debtor or an Affiliate of a Debtor.
Interest
Any Equity Security (as defined in section 101(16) of the Bankruptcy Code) in any Debtor and any other rights, options, warrants, stock appreciation rights, phantom stock rights, restricted stock units, redemption rights, repurchase rights, convertible, exercisable or exchangeable securities or other agreements, arrangements or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in any Debtor.

Legacy Reserves	As defined in the Introduction.

Term	Definition
Management Incentive Plan	As defined in the Term Sheet.
Maximum Noteholder Subscription Amount	As defined in the Term Sheet.
New Board	As defined in the Term Sheet.
New Common Equity Pool	100% of the New Common Stock issued and outstanding on the Effective Date to be distributed in accordance with the Plan, subject to dilution on account of the Management Incentive Plan.
New Common Stock	The common stock of Reorganized Legacy Reserves.
New Exit Note	As defined in the Term Sheet.
Non-Accredited Investor Premium	As defined in the Term Sheet.
Noteholders	As defined in the Term Sheet.
Noteholder Backstop Amount	As defined in the Term Sheet.
Noteholder Backstop Fee	As defined in the Term Sheet.
Noteholder Backstop Parties	As defined in the Term Sheet.
Notes Claim	Any Claim arising under, derived from, or based upon the Prepetition Notes Indentures.
Other Priority Claim	Any Claim other than an Administrative Claim or a Priority Tax Claim entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.
Other Secured Claim
Any Secured Claim, including any Secured Tax Claim, other than an RBL Claim, a Term Loan Claim or a DIP Claim. For the avoidance of doubt, Other Secured Claims includes any Claim arising under, derived from, or based upon any letter of credit issued in favor of one or more Debtors, the reimbursement obligation for which is either secured by a Lien on collateral or is subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

Term	Definition
Participating Noteholder	As defined in the Term Sheet.
Participation Premium	As defined in the Term Sheet.
Petition Date	The date on which the Chapter 11 Cases were commenced.
Plan	As defined in the Term Sheet.
Plan Sponsor	As defined in the Term Sheet.
Plan Sponsor Notes Backstop Amount	As defined in the Term Sheet.
Plan Supplement
Any compilation of documents and forms of documents, agreements, schedules, and exhibits to the Plan, which shall be filed by the Debtors no later than ten (10) days before the Confirmation Hearing or such later date as may be approved by the Bankruptcy Court on notice to parties in interest, and additional documents filed with the Bankruptcy Court prior to the Effective Date as amendments to the Plan Supplement, each of which shall be consistent in all respects with, and shall otherwise contain, the terms and conditions set forth in the RSA and Term Sheet, where applicable, and shall be in form and substance acceptable to the Debtors and the Plan Sponsor.

Prepetition Intercreditor Agreement
That certain Intercreditor Agreement dated as of October 25, 2016, by and among the Company Parties, Wells Fargo Bank, National Association, as original priority lien agent, and Cortland Capital Market Services LLC, as original junior lien agent.

Prepetition Notes Indentures	As defined in the RSA.
Prepetition RBL Agent	As defined in the RSA.
Prepetition RBL Credit Agreement	As defined in the RSA.
Prepetition Term Loan Agent
Cortland Capital Market Services LLC, in its capacity as administrative agent pursuant to the Prepetition Term Loan Documents, its successors, assigns, or any replacement agent appointed pursuant to the terms of the Prepetition Term Loan Credit Agreement.

Term	Definition
Prepetition Term Loan Credit Agreement
That certain Term Loan Credit Agreement, dated as of October 25, 2016, by and among the Company Parties, as borrowers and/or guarantors, Cortland Capital Market Services LLC, as Prepetition Term Loan Agent, and the lenders and other parties party thereto (as amended, restated, amended & restated, supplemented or otherwise modified as of the date hereof).

Prepetition Term Loan Documents
Collectively, the Prepetition Term Loan Credit Agreement, each other Term Loan Document (as defined in the Prepetition Term Loan Credit Agreement), and all other agreements, documents, and instruments delivered or entered into in connection therewith (including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, and other security documents).

Priority Tax Claims	Any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.
Pro Rata	The proportion that an Allowed Claim or an Allowed Interest in a particular Class bears to the aggregate amount of Allowed Claims or Allowed Interests in that Class.
Professional Claim
A Claim by a professional seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code.

Proof of Claim	A proof of Claim filed against any of the Debtors in the Chapter 11 Cases by the applicable Bar Date.
RBL Claim	Any Claim arising under, derived from, or based upon the Prepetition RBL Credit Agreement.
RBL Lenders	The lenders under the Prepetition RBL Credit Agreement.
Refinanced DIP Claims	As defined in the Term Sheet.
Reinstated	With respect to Claims and Interests, that the Claim or Interest shall be rendered unimpaired in accordance with section 1124 of the Bankruptcy Code.

Term	Definition
Released Parties
Collectively, and in each case, in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the Plan Sponsor; (d) the Supporting Creditors; (e) the Sponsor Backstop Parties; (f) the Prepetition Term Loan Agent; (g) the DIP Lenders; (h) the DIP Agent; (i) the Exit Lenders; (j) the Exit Agent; and (k) with respect to each  of the foregoing entities in clauses (a) through (k), such Entity’s current and former affiliates and subsidiaries, and such Entities’ and their current and former affiliates’ and subsidiaries’ current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, and assigns, subsidiaries, and each of their respective current and former equity holders (regardless of whether such interests are held directly or indirectly), officers, directors, managers, principals, members, employees, agents, advisors, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals.

Releasing Parties
Collectively, (a) the Debtors; (b) the Reorganized Debtors; (c) the Plan Sponsor, (d) the Supporting Creditors; (e) the Sponsor Backstop Parties; (f) the Prepetition Term Loan Agent; (g) the DIP Lenders; (h) the DIP Agent; (i) the Exit Lenders; (j) the Exit Agent; (k) all holders of Claims or Interests who either (1) vote to accept or (2)  do not opt out of granting the releases set forth in Article [●] of the Plan by returning the opt-out election form to be included with the ballot or notice of non-voting status; and (l) with respect to each of the foregoing entities in clauses (a) through (k), such Entity’s its current and former affiliates and subsidiaries, and such Entities’ and their current and former affiliates’ and subsidiaries’ current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, and assigns, subsidiaries, and each of their respective current and former equity holders (regardless of whether such interests are held directly or indirectly), officers, directors, managers, principals, members, employees, agents, advisors, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such .

Reorganized Debtors	A Debtor, or any successor or assign thereto, by merger, consolidation, or otherwise, on and after the Effective Date.
Reorganized Legacy Reserves	Legacy Reserves, or any successor or assign, by merger, consolidation, or otherwise, on or after the Effective Date.

Term	Definition
Required Noteholder Backstop Parties	Means the “Required Backstop Parties,” as such term is defined in the Noteholder Backstop Commitment Agreement.
Required Supporting Noteholders	As defined in the RSA.
Restructuring	As defined in the Introduction.
Restructuring Transactions	As defined in the Term Sheet.
Rights Offering	As defined in the Term Sheet.
Rights Offering Shares	The shares of New Common Stock distributed pursuant to and in accordance with the Rights Offering.
RSA	As defined in the Term Sheet.
SEC	The Securities and Exchange Commission.
Secured
When referring to a Claim: (a) secured by a Lien on collateral to the extent of the value of such collateral, as determined in accordance with section 506(a) of the Bankruptcy Code or (b) subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

Secured Tax Claim
Any Secured Claim that, absent its Secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code (determined irrespective of time limitations), including any related Secured Claim for penalties.

Securities Act	The Securities Act of 1933, as amended, 15 U.S.C. §§ 77a-77aa, or any similar federal, state, or local law.
Section 1125(e) Protected Parties	The Exculpated Parties and such Released Parties that are fiduciaries other than to the Debtors’ Estates.
SHA	As defined in the Governance Term Sheet.
Sponsor Backstop Amount	As defined in the Term Sheet.
Sponsor Backstop Commitment	As defined in the Term Sheet.

Term	Definition
Sponsor Backstop Commitment Agreement	As defined in the Term Sheet.
Sponsor Backstop Fee	As defined in the Term Sheet.
Sponsor Backstop Parties	As defined in the Term Sheet.
Subscription Rights	The rights to purchase Rights Offering Shares pursuant to the Rights Offering.
Supporting Creditors	As defined in the RSA.
Supporting Noteholders	As defined in the RSA.
Term Loan Claim
Any Claim arising under, derived from, or based upon the Prepetition Term Loan Credit Agreement, including any and all fees, interest paid in kind, and accrued but unpaid interest and fees arising under the Prepetition Term Loan Credit Agreement.

Term Loan Secured Parties	Cortland Capital Market Services LLC, as Prepetition Term Loan Agent, and the lenders under the Prepetition Term Loan Credit Agreement.
Term Sheet	As defined in the Introduction.
Unimpaired	With respect to a Class of Claims or Interests, a Class of Claims or Interests that is not Impaired.

Exhibit B-1

DIP Credit Agreement

SENIOR SECURED SUPERPRIORITY
DEBTOR-IN-POSSESSION
CREDIT AGREEMENT

DATED AS OF JUNE [●], 2019

AMONG

LEGACY RESERVES LP,
as a debtor and debtor-in-possession,
as Borrower,

the other LOAN PARTIES party hereto,
as debtors and debtors-in-possession,
as Guarantors,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent and Collateral Agent,

AND

THE LENDERS PARTY HERETO

Sole Lead Arranger and Bookrunner
Wells Fargo Bank, National Association

(Continued)

(Continued)

(Continued)

(Continued)

(Continued)

Annex I	Refinanced Loan Amounts
Annex II	New Money Loan Commitments

Exhibit A	Form of Note
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Assignment and Assumption
Exhibit E	Interim Order
Exhibit F-1-4	Form of U.S. Tax Compliance Certificates
Exhibit G	Initial Budget

(Continued)

Page

Schedule 1.01	Existing Letters of Credit
Schedule 7.05	Litigation
Schedule 7.14	Subsidiaries
Schedule 7.15	Location of Businesses
Schedule 7.18	Gas Imbalances
Schedule 7.19	Marketing Contracts
Schedule 7.20	Swap Agreements
Schedule 7.25	Accounts
Schedule 9.02(e)	Existing Debt
Schedule 9.02(f)	Debt Related to Oil and Gas Operations
Schedule 9.03(d)	Liens on Property
Schedule 9.05(a)	Investments
Schedule 13.11	Guarantor Corporate Information

This SENIOR SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT dated as of June [●], 2019 (this “Agreement”), is among Legacy Reserves LP, as a debtor and debtor-in-possession, a limited partnership duly formed and existing under the laws of the State of Delaware (the “Borrower”), the other Loan Parties party hereto, each of the Lenders from time to time party hereto, and WELLS FARGO BANK, NATIONAL ASSOCIATION (in its individual capacity, “Wells Fargo”), as administrative agent and collateral agent for the Lenders (in such capacity, together with its successors in such capacity, the “Agent”) and as Issuing Bank under and as defined herein.

R E C I T A L S

A.        On June [●], 2019 (the “Petition Date”), the Borrower and the Guarantors (in such capacity, each a “Debtor” and collectively, the “Debtors”) filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the Bankruptcy Court;

B.         The Borrower has requested that the Lenders provide the Borrower with a debtor-in-possession, superpriority, senior secured revolving loan credit facility in an aggregate principal amount of up to $350,000,000 (the “DIP Facility”) in Commitments and Loans from the Lenders, which shall consist of (x) a new money revolving loan facility in the aggregate principal amount of up to $100,000,000, which shall include a sub-facility of up to $1,000,000 for the issuance of Letters of Credit (together the “New Money Facility”) and (y) an $87,500,000 term loan upon entry of the Interim Order and a $162,500,000 term loan upon entry of the Final Order, for a total of $250,000,000, to roll up the Existing Loans under the Existing Credit Agreement (the “Refinancing Facility”), in each case to be afforded the liens and priority set forth in the DIP Orders and as set forth in the other Loan Documents and to be used during the Bankruptcy Cases for the purposes set forth in Section 7.21, and which New Money Facility shall be available for borrowings and other extensions of credit as of the Interim Facility Effective Date, subject in all respects to the terms set out herein and in the other Loan Documents; and

C.         By execution and delivery of this Agreement and the other Loan Documents and entry of the applicable DIP Order, the Guarantors, as applicable, agree to guarantee the Obligations, and the Borrower and each Guarantor agrees to secure all of the Obligations by granting to the Agent, for the benefit of the Secured Parties, a lien and security interest in respect of, and on, substantially all of each Debtor’s respective assets, on and subject to the terms and priorities set forth in the DIP Orders and the other Loan Documents.

In consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING MATTERS

Section 1.01         Terms Defined Above.  As used in this Agreement, each term defined above has the meaning indicated above.

Section 1.02        Certain Defined Terms.  Unless otherwise defined in this Agreement, as used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adequate Protection Liens” has the meaning assigned such term in the DIP Orders.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Affected Loans” has the meaning assigned such term in Section 5.05.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” at any time, means the sum of the aggregate amount of the Commitments of all of the New Money Lenders at such time, as the same may be reduced or terminated pursuant to Section 2.06.

“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, in the context of this definition of Alternate Base Rate and for the avoidance of doubt, the LIBO Rate for any day shall be based on the rate as quoted at approximately 11:00 a.m. London time on such day to the Agent’s London office for dollar deposits of $5,000,000 having a one-month maturity.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate, respectively.

“AML Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Lender or any Debtor from time to time concerning or relating to anti-money laundering.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Debtor from time to time concerning or relating to bribery or corruption.

“Applicable Margin” means, for any day, (a) with respect to any Refinanced Loan (which shall be an ABR Loan), 3.50% per annum and (b) with respect to any New Money Loan (i) that is a Eurodollar Loan, 5.25% per annum and (ii) that is an ABR Loan, 4.25% per annum.

“Applicable Percentage” means, with respect to any New Money Lender, the percentage of the Aggregate Commitments represented by such Lender’s Commitment at such time; provided that, at any time a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the Aggregate Commitments (disregarding any Defaulting Lenders’ Commitment at such time, but subject to Section 4.03) represented by such Lender’s Commitment.  If the Aggregate Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Aggregate Commitments most recently in effect giving effect to any assignments.

“Approved Counterparty” means (a) any Lender or any Affiliate of a Lender and (b) any other Person (or any credit support provider of such Person) whose issuer rating or whose long term senior unsecured debt rating is BBB-/Baa3 by S&P or Moody’s (or their equivalent) or higher.

“Approved Plan of Reorganization” means the “Plan” as defined in the DIP Order.

“Arranger” means Wells Fargo, in its capacity as sole lead arranger and sole bookrunner hereunder.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.04(b)), and accepted by the Agent, in the form of Exhibit D or any other form approved by the Agent.

“Availability Period” means the period from the Interim Facility Effective Date, to, but excluding, the Termination Date.

“Available Commitments” means (a) during the Interim Period, the Interim Facility Cap and (b) during the Final Period, the Aggregate Commitments.

“Available Funds” means, as of any date of determination, the amount by which the Available Commitments on such date exceed the total Revolving Credit Exposure of all Lenders on such date.

“Avoidance Actions” means all claims and causes of action under sections 502(d), 544, 545, 547, 548, 549 and 550 of the Bankruptcy Code.

“Avoidance Action Proceeds” means any and all proceeds of any Avoidance Action.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Cases” means the cases of the Debtors filed under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court from and after the Petition Date including any and all proceedings arising in or related to such cases.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.  The terms “Beneficially Owns” and “Beneficially Owned” have correlative meanings.

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Binger” means Binger Operations, LLC, an Oklahoma limited liability company.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 and substantially in the form of Exhibit B.

“Budget” means a thirteen-week rolling operating budget and cash flow forecast, in form and substance reasonably acceptable to the Agent.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Houston, Texas are authorized or required by law to remain closed; and if such day relates to a Borrowing or continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a Eurodollar Loan or a notice by the Borrower with respect to any such Borrowing or continuation, payment, prepayment, conversion or Interest Period, any day which is also a day on which dealings in dollar deposits are carried out in the London interbank market.

“Capital Expenditure Budget” means a budget setting forth the projected capital expenditures of the Loan Parties for the calendar year 2019, in form and substance reasonably acceptable to the Agent.

“Capital Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder.

“Carve-Out” has the meaning assigned to such term in the DIP Order.

“Cash Collateralize” means, in respect of any obligation, the provision, and pledge (as a security interest with the priority set forth in the DIP Order) of, cash collateral in dollars, at a location and pursuant to documentation in form and substance satisfactory to the Agent and the Issuing Bank (and “Cash Collateralization” has a corresponding meaning).

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management services.

“Cash Management Order” means one or more orders of the Bankruptcy Court, including any interim and/or final orders, entered in the Bankruptcy Cases, together with all extensions, modifications and amendments thereto, in form and substance reasonably satisfactory to the Agent, which, among other matters, authorizes the Borrower and the Guarantors to maintain their existing cash management system.

“Cash Receipts” means all cash received by or on behalf of any Debtor, including without limitation:  (a) amounts payable under or in connection with any Oil and Gas Properties; (b) cash representing operating revenue earned or to be earned by any Debtor; (c) proceeds from Loans; and (d) any other cash received by or on behalf of any Debtor from whatever source (including amounts received in respect of the liquidation of any Swap Agreement and amounts received in respect of any disposition of Property).

“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of any Debtor having a fair market value in excess of $250,000 in the aggregate for any calendar year.

“Change in Control” means (a) the Parent ceases to (i) be the Beneficial Owner of 100% of the Equity Interests of Legacy GP, (ii) Control Legacy GP or (iii) be the Beneficial Owner of 100% of the limited partner Equity Interests in the Borrower; (b) Legacy GP ceases to be the sole general partner of the Borrower; (c) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or greater than 50% of the properties or assets (determined by reference to fair market value of such properties and assets at the time of such sale, lease, transfer, conveyance or other disposition) of the Debtors taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act); or (d) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Equity Interests of the Parent, measured by voting power rather than number of shares, units or the like.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 5.01(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, or in implementation thereof and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor similar authority) or the United States financial regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated, issued or implemented.

“Chapter 11 Milestones” shall have the meaning assigned to such term in the DIP Orders.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Collateral” means all assets and Property of any kind (including all assets pledged under, and the “Collateral” as defined in, the Existing Security Instruments) that is subject to a Lien in favor of the Agent to secure the Obligations or which under the terms of any Loan Document is purported to be subject to such Lien, which includes, for the avoidance of doubt, all existing (whether pre- or post-petition) and after-acquired, tangible and intangible, personal and real property and assets of each of the Loan Parties and any proceeds thereof and, subject to approval by the Bankruptcy Court pursuant to the Final Order, any Avoidance Action Proceeds; provided that the Collateral shall not include the Excluded Assets; provided, further that notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Collateral does not include any Building or Manufactured (Mobile) Home (each as defined in the applicable Flood Insurance Regulations) and no Building or Manufactured (Mobile) Home will be encumbered by any Loan Document unless and until the Lenders are given 30 days’ prior written notice thereof and each Lender confirms within such 30 day period to the Agent that its flood due diligence has been completed and flood insurance compliances has been confirmed (including the receipt of evidence of any required flood insurance); provided, further however, that any Building or Manufactured (Mobile) Home located at 1760 Anderson County Road 2608, Tennessee Colony, Anderson County, Texas 75681-0000 shall be included as “Collateral” hereunder.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make New Money Loans and to acquire participations in Letters of Credit hereunder in an aggregate principal amount at any one time outstanding not to exceed the amounts set forth opposite such Lender’s name as its “Commitment” on Annex II (as such Annex II may be amended or modified from time to time in connection with any reduction or modification to any Commitment or to the Aggregate Commitments pursuant to this Agreement), expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such Commitment may be (a) modified from time to time pursuant to Section 2.06 and (b) modified from time to time pursuant to assignments by or to such Lender pursuant to Section 12.04(b).

“Commitment Fee Rate” means 1.00% per annum.

“Committee” means the statutory official committee of unsecured creditors appointed in the Bankruptcy Cases.

“Commodity Account” has the meaning assigned to such term in the UCC.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute, and any regulations promulgated thereunder.

“Confirmation Order” means an order, in form and substance reasonably satisfactory to the Agent, confirming the Approved Plan of Reorganization.

“Consolidated Subsidiaries” means, (a) with respect to the Borrower, each Subsidiary of the Borrower (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of the Borrower in accordance with GAAP and (b) with respect to the Parent, each Subsidiary of the Parent (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of the Parent in accordance with GAAP.

“Continuing Directors” means, as of any date of determination, any member of the board of directors of the Parent who (a) was a member of such board of directors on the Petition Date or (b) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  For the purposes of this definition, and without limiting the generality of the foregoing, any Person that owns directly or indirectly ten percent (10%) or more of the Equity Interests having ordinary voting power for the election of the directors or other governing body of a Person will be deemed to “control” such other Person.  “Controlling” and “Controlled” have meanings correlative thereto.

“Debt” means, for any Person, the sum of the following (without duplication):  (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (c) all accounts payable, accrued expenses, liabilities or other obligations of such Person, in each such case to pay the deferred purchase price of Property or services; (d) all obligations under Capital Leases; (e) all obligations under Synthetic Leases; (f) all Debt (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Debt is assumed by such Person; (g) all Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss; (h) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of any other Person or to purchase the Debt or Property of any other Person; (i) obligations to deliver commodities, goods or services, including, without limitation, Hydrocarbons, in consideration of one or more advance payments, other than gas balancing arrangements in the ordinary course of business; (j) obligations to pay for goods or services whether or not such goods or services are actually received or utilized by such Person; (k) any Debt of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability; (l) Disqualified Capital Stock; and (m) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment.  The Debt of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender, as determined by the Agent, that has (a) failed to fund any portion of its Loans or participations in Letters of Credit within three (3) Business Days of the date required to be funded by it hereunder, (b) notified the Borrower, the Agent, the Issuing Bank or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three (3) Business Days after request by the Agent or the Borrower, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit, (d) otherwise failed to pay over to the Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute, (e) or has a direct or indirect parent company that has become the subject of a Bail-In Action, or (f) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (f) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 4.03(f)) upon delivery of written notice of such determination to the Borrower, the Issuing Bank and the Lenders.

“Deposit Account” has the meaning assigned to such term in the UCC.

“Dew Gathering LLC” means Dew Gathering LLC, a Texas limited liability company and a Wholly-Owned Subsidiary of the Borrower.

“DIP Order” means the Interim Order and the Final Order, as applicable.

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the earlier of (a) the Maturity Date and (b) the date on which there are no Loans, LC Exposure or other obligations hereunder outstanding and all of the Commitments are terminated.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Environmental Laws” means any and all Governmental Requirements pertaining in any way to health, safety the environment or the preservation or reclamation of natural resources, in effect in any and all jurisdictions in which any Debtor is conducting or at any time has conducted business, or where any Property of any Debtor is located, including without limitation, the Oil Pollution Act of 1990 (“OPA”), as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection Governmental Requirements.  The term “oil” shall have the meaning specified in OPA, the terms “hazardous substance” and “release” (or “threatened release”) have the meanings specified in CERCLA, the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in RCRA and the term “oil and gas waste” shall have the meaning specified in Section 91.1011 of the Texas Natural Resources Code (“Section 91.1011”); provided, however, that (a) in the event either OPA, CERCLA, RCRA or Section 91.1011 is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and (b) to the extent the laws of the state or other jurisdiction in which any Property of any Debtor is located establish a meaning for “oil,” “hazardous substance,” “release,” “solid waste,” “disposal” or “oil and gas waste” which is broader than that specified in either OPA, CERCLA, RCRA or Section 91.1011, such broader meaning shall apply.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest (other than, prior to conversion into common Equity Interests, the Existing Convertible Senior Notes).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with any Debtor would be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code.

“ERISA Event” means (a) a “Reportable Event” described in section 4043 of ERISA and the regulations issued thereunder, (b) the withdrawal of any Debtor or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, (e) receipt of a notice of withdrawal liability pursuant to Section 4202 of ERISA or (f) any other event or condition which might constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning assigned such term in Section 10.01.

“Excepted Liens” means (a) Liens for Taxes, assessments or other governmental charges or levies (i) which are not delinquent; (ii) the nonpayment of which is permitted or required by the Bankruptcy Code; or (iii) which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (c) statutory landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action and for which the Parent or any other Debtor, as applicable, maintains adequate reserves in accordance with GAAP; (d) contractual Liens which arise in the ordinary course of business of the Debtors under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, provided that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by any Debtor or materially impair the value of such Property subject thereto; (e) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by any Debtor to provide collateral to the depository institution; (f) easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of any Debtor for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, in each case, incurred in the ordinary course of business, which do not secure any Debt or other monetary obligations and which do not materially impair the use of such Property for the purposes of which such Property is held by any Debtor or materially impair the value of such Property subject thereto; (g) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business and to the extent the Debt in respect thereof is permitted by Section 9.02(f); and (h) judgment and attachment Liens not giving rise to an Event of Default, provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced; provided that (i) all such Liens described in clauses (a) through (e) shall remain “Excepted Liens” only for so long as no action to enforce such Lien has been commenced (except any such action that is subject to the automatic stay of Section 362 of the Bankruptcy Code or as otherwise permitted by a final order of the Bankruptcy Court) and no intention to subordinate the Liens granted in favor of the Agent and/or the other Secured Parties is to be hereby implied or expressed by, or as a result of, the permitted existence of such Excepted Liens; and (ii) the term “Excepted Liens” shall not include any Lien securing Debt for borrowed money other than the Obligations.

“Excluded Accounts” means (i) segregated Deposit Accounts, the balance of which consists exclusively of funds set aside in connection with the payment of tax obligations, payroll and employee benefits, medical, dental and employee benefits claims to employees of the Debtors, (ii) zero balance accounts, (iii) fiduciary accounts the balance of which consists exclusively of amounts held in trust for unaffiliated third parties in respect of such third parties’ ratable share of the revenues of Oil and Gas Properties, (iv) escrow accounts the balance of which consists exclusively of purchase price deposits held in escrow pursuant to a binding and enforceable purchase and sale agreement with an unaffiliated third party containing customary provisions regarding the payment and refunding of such deposits, (v) accounts containing cash collateral permitted under clause (g) of the definition of “Excepted Liens” and (vi) the Adequate Assurance Account and Wyoming Escheat Account (each as defined in the motion approving the Cash Management Order).

“Excluded Assets” means (a) Avoidance Actions; (b) the Excepted Liens; (c) the Excluded Accounts, (d) subject to entry of the Final Order, any amounts surcharged pursuant to section 506(c) of the Bankruptcy Code; and (e) proceeds of any of the foregoing, but only to the extent such proceeds would otherwise independently constitute “Excluded Assets” under clauses (a)-(d); provided that “Excluded Assets” shall not include any Avoidance Actions Proceeds.

“Excluded Swap Obligations” means, with respect to the Borrower or any Guarantor, (a) as it relates to all or a portion of any guarantee of the Borrower or such Guarantor, any Secured Swap Obligation if, and to the extent that, such Secured Swap Obligation (or any guarantee in respect thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of the Borrower’s or such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of the Borrower or such Guarantor becomes effective with respect to such Secured Swap Obligation, or (b) as it relates to all or a portion of the grant by the Borrower or such Guarantor of a security interest, any Secured Swap Obligation if, and to the extent that, such Secured Swap Obligation (or such security interest in respect thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of the Borrower’s or such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the security interest of the Borrower or such Guarantor becomes effective with respect to such Secured Swap Obligation.  If a Secured Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Secured Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to the Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Loan Document, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America or such other jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower or any Guarantor is located, (c) in the case of a Foreign Lender any U.S. withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 5.03(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 5.03, and (d) any United States withholding Tax that is imposed under FATCA.

“Existing Agent” means Wells Fargo, in its capacity as administrative agent under the Existing Credit Agreement.

“Existing Convertible Senior Notes” means “Convertible Senior Notes” as defined in the Existing Credit Agreement.

“Existing Credit Agreement” means the Third Amended and Restated Credit Agreement, dated as of April 1, 2014, among the Borrower, the Guarantors (as defined therein), the Existing Agent, and the Existing Lenders, as amended by the First Amendment to Third Amended and Restated Credit Agreement, dated as of April 17, 2014, the Second Amendment to Third Amended and Restated Credit Agreement, dated as of May 22, 2014, the Third Amendment to Third Amended and Restated Credit Agreement, dated as of December 29, 2014, the Fourth Amendment to Third Amended and Restated Credit Agreement, dated as of February 23, 2015, the Fifth Amendment to Third Amended and Restated Credit Agreement, dated as of August 5, 2015, the Sixth Amendment to Third Amended and Restated Credit Agreement, dated as of November 13, 2015, the Seventh Amendment to Third Amended and Restated Credit Agreement, dated as of February 19, 2016, the Eighth Amendment to Third Amended and Restated Credit Agreement, dated as of October 25, 2016, the Ninth Amendment to Third Amended and Restated Credit Agreement, dated as of March 23, 2018, the Tenth Amendment to Third Amended and Restated Credit Agreement, dated as of September 14, 2018, the Eleventh Amendment to Third Amended and Restated Credit Agreement, dated as of September 20, 2018, and the Twelfth Amendment to Third Amended and Restated Credit Agreement, dated as of March 21, 2019.

“Existing Guaranty Agreement” means the “Guaranty Agreement” as defined in the Existing Credit Agreement.

“Existing Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of October 25, 2016, between the Existing Agent, as administrative agent for the Priority Lien Secured Parties (as defined therein), and the Existing Second Lien Agent, as administrative agent for the Junior Lien Secured Parties (as defined therein), and acknowledged and agreed by the Borrower and the Guarantors (as defined in the Existing Credit Agreement), as the same may from time to time be amended, amended and restated, supplemented or otherwise modified in accordance with the terms thereof.

“Existing Lenders” means the lenders party to the Existing Credit Agreement.

“Existing Letters of Credit” means the letters of credit issued and outstanding as of the date hereof under the Existing Credit Agreement and set forth on Schedule 1.01.

“Existing Loans” means the “Loans” as defined in the Existing Credit Agreement.

“Existing Loan Documents” means the “Loan Documents” as defined in the Existing Credit Agreement.

“Existing Obligations” means the “Indebtedness” as defined in the Existing Credit Agreement.

“Existing Second Lien Agent” means Cortland Capital Market Services LLC, a Delaware limited liability company, together with its successors and assigns in such capacity under the Existing Second Lien Loan Documents.

“Existing Second Lien Credit Agreement” means that certain Term Loan Credit Agreement, dated as of October 25, 2016, among the Borrower, as borrower, each of the lenders from time to time party thereto, and the Existing Second Lien Agent, as in effect on the Petition Date.

“Existing Second Lien Loan Documents” means the Existing Second Lien Credit Agreement and each other “Term Loan Document” as defined in the Existing Second Lien Credit Agreement, and any other loan documents entered into in connection therewith, including, without limitation, the Existing Intercreditor Agreement, any promissory notes, mortgages, deeds of trust, security agreements and instruments, guarantees, collateral or credit support documents, and any other agreements, instruments consents or certificates executed by any Debtor in connection with, or as security for the payment or performance of, any Existing Second Lien Loans, in each case, as in effect on the Petition Date.

“Existing Second Lien Loans” means the “Loans” as defined in the Existing Second Lien Credit Agreement, which Debt is intended to be secured on a junior basis by any collateral securing the Existing Loans.

“Existing Security Agreement” means the “Security Agreement” as defined in the Existing Credit Agreement.

“Existing Security Instruments” means the “Security Instruments” as defined in the Existing Credit Agreement.

“Existing Senior Indentures” means the “Senior Indentures” as defined in the Existing Credit Agreement.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it; provided that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” means that certain letter agreement dated as of June [__], 2019 from Wells Fargo and acknowledged and agreed to by the Borrower.

“Final Facility Effective Date” has the meaning assigned to such term in Section 6.02.

“Final Order” shall have the meaning assigned to such term in the Interim Order.

“Final Period” means the period from and including the Final Facility Effective Date to but excluding the Termination Date.

“Final Refinanced Loan Amount” means, as to each Refinancing Lender, the amount set forth opposite such Refinancing Lender’s name on Annex I under the caption “Final Refinanced Loan Amount”.

“Final Refinanced Loans” has the meaning specified therefor in Section 2.01(b).

“Financial Officer” means, for any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person.  Unless otherwise specified, all references to a Financial Officer shall mean a Financial Officer of the Borrower.

“Financial Statements” means the financial statement or statements of the Borrower and its Consolidated Subsidiaries referred to in Section 7.04(a).

“Flood Insurance Regulations” shall mean (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), as the same may be amended or recodified from time to time, and (iv) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions set forth in Section 1.05.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government over any Debtor, any Properties of a Debtor, any Agent, any Issuing Bank or any Lender.

“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement, whether now or hereinafter in effect, including, without limitation, Environmental Laws, Flood Insurance Regulations, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

“Guaranteed Obligations” has the meaning set forth in Section 13.01.

“Guarantor Claims” has the meaning set forth in Section 13.12.

“Guarantors” means (a) Legacy Reserves Operating LP, (b) Legacy Reserves Operating GP LLC, (c) Legacy Reserves Energy Services LLC, (d) Dew Gathering LLC, (e) Pinnacle Gas Treating LLC, (f) the Parent Guarantors, (g) Legacy Reserves Finance Corporation, (h) Legacy Reserves Services LLC, (i) Legacy Reserves Marketing LLC and (j) each Material Domestic Subsidiary formed or acquired during the term of this Agreement or any Domestic Subsidiary that is a party to this Agreement and/or guarantees the Obligations pursuant to Section 8.14.

“Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.04.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one month thereafter; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (c) no Interest Period may have a term which would extend beyond the Termination Date. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interim Period” means the period commencing on the Interim Facility Effective Date and ending on (but excluding) the earlier to occur of (i) the Final Facility Effective Date and (ii) the Maturity Date.

“Interim Facility Cap” means, as of any date of determination, $35,000,000; provided that, if as of any such date of determination during the Interim Period, the Aggregate Commitments are less than $35,000,000, the “Interim Facility Cap” in effect on such date shall equal the amount of the Aggregate Commitments in effect on such date.

“Interim Facility Effective Date” has the meaning specified therefor in Section 6.01 .

“Interim Order” means the interim order of the Bankruptcy Court approving the DIP Facility on an interim basis and entered by the Bankruptcy Court in the form of Exhibit E, as the same may be amended, modified or supplemented from time to time with the express written joinder or consent of the Agent, the Majority Lenders and the Borrower.

“Interim Refinanced Loan Amount” means, as to each Refinancing Lender, the amount set forth opposite such Refinancing Lender’s name on Annex I under the caption “Interim Refinanced Loan Amounts”.

“Interim Refinanced Loans” has the meaning specified therefor in Section 2.01(b).

“Investment” means, for any Person:  (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit with, or advance, loan or capital contribution to, assumption of Debt of, purchase or other acquisition of any other Debt or equity participation or interest in, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business); (c) the purchase or acquisition (in one or a series of transactions) of Property of another Person that constitutes a business unit; or (d) the entering into of any guarantee of, or other contingent obligation (including the deposit of any Equity Interests to be sold) with respect to, Debt or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

“Issuing Bank” means (i) as to the Existing Letters of Credit, the issuing lender thereof on the Petition Date and (ii) Wells Fargo, in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.08(i).  Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“LC Commitment” means, at any time, One Million dollars ($1,000,000).

“LC Disbursement” means a payment made by any Issuing Bank pursuant to a Letter of Credit issued by such Issuing Bank.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any New Money Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Legacy GP” means Legacy Reserves GP, LLC, a Delaware limited liability company.

“Legacy Reserves Energy Services LLC” means Legacy Reserves Energy Services LLC, a Texas limited liability company and a Wholly-Owned Subsidiary of the Borrower.

“Legacy Reserves Operating GP LLC” means Legacy Reserves Operating GP LLC, a Delaware limited liability company, the general partner of Legacy Reserves Operating LP and a Wholly-Owned Subsidiary of the Borrower.

“Legacy Reserves Operating LP” means Legacy Reserves Operating LP, a Delaware limited partnership and a Wholly-Owned Subsidiary of the Borrower.

“Legacy Reserves Services LLC” means Legacy Reserves Services LLC, a Texas limited liability company and a Wholly-Owned Subsidiary of the Borrower.

“Lenders” means, collectively, the New Money Lenders and the Refinancing Lenders.

“Letter of Credit” means the Existing Letters of Credit and any letter of credit issued pursuant to this Agreement.

“Letter of Credit Agreements” means all letter of credit applications and other agreements (including any amendments, modifications or supplements thereto) submitted by the Borrower, or entered into by the Borrower, with any Issuing Bank relating to any Letter of Credit issued by such Issuing Bank.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Agent to be the offered rate which appears on the page of the Reuters Screen which displays the London interbank offered rate administered by ICE Benchmark Administration Limited (such page currently being the LIBOR01 page) (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate (rounded upwards, if necessary, to the next 1/100th of 1%) at which dollar deposits of an amount comparable to such Eurodollar Borrowing and for a maturity comparable to such Interest Period are offered to the principal London office of the Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that, if the LIBO Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (b) production payments and the like payable out of Oil and Gas Properties.  The term “Lien” shall include easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations.  For the purposes of this Agreement, the Debtors shall be deemed to be the owner of any Property which they have acquired or hold subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

“Loan Documents” means this Agreement, the Notes, the Letter of Credit Agreements, the Letters of Credit, the Security Instruments, the Fee Letter and all other agreements, instruments, consents and certificates heretofore and hereafter executed and delivered by the Borrower, any other Loan Party and any of their respective Affiliates in connection with this Agreement.

“Loan Guarantee” means Article XIII of this Agreement.

“Loan Parties” means collectively, the Borrower and each Guarantor.

“Loans” means, individually, any New Money Loan or Refinanced Loan made by any Lender pursuant to this Agreement, and collectively, to New Money Loans and Refinanced Loans made by the Lenders to the Borrower.

“Majority Lenders” means, at any time, Lenders having Loans, LC Exposure and unused Commitments representing more than 50% of the sum of all Loans outstanding, LC Exposure and unused Commitments at such time (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)); provided that Loans, LC Exposure and unused Commitment of any Defaulting Lender at such time shall be disregarded for purposes of making a determination of Majority Lenders.

“Maximum Liability” has the meaning set forth in Section 13.09.

“Material Adverse Effect” means a material adverse change in, or material adverse effect on (a) the business, operations, Property, liabilities (actual or contingent)  or condition (financial or otherwise) of the Borrower and its Guarantors, taken as a whole, other than any change, event or occurrence, arising individually or in the aggregate, from events that could reasonably be expected to result from the filing or commencement of the Bankruptcy Cases or the announcement of the filing or commencement of the Bankruptcy Cases, (b) the ability of any Debtor to perform any of its obligations under any Loan Document to which it is a party (including, without limitation, payment and performance of the Obligations), (c) the validity or enforceability of any Loan Document or the Obligations or (d) the rights and remedies of, or benefits available to, the Agent, any other Agent, the Issuing Bank or any Lender under any Loan Document.

“Material Domestic Subsidiary” means, as of any date, any Domestic Subsidiary that (a) is a Wholly-Owned Subsidiary and (b) together with its Subsidiaries, owns Property having a fair market value of $2,000,000 or more; provided that, notwithstanding the foregoing, each Domestic Subsidiary that owns any natural gas pipelines or any other gathering systems or pipelines or midstream assets shall be a Material Domestic Subsidiary.

“Material Indebtedness” means Debt (other than the Loans, Letters of Credit and the Loan Guarantee), or obligations in respect of one or more Swap Agreements, of any one or more of the Debtors in an aggregate principal amount exceeding $1,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any of its Subsidiaries in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Permian Acreage” means Oil and Gas Properties owned by any Debtor in Martin, Reeves, Winkler, Midland, Pecos, Howard, Glasscock, Reagan, Upton, Irion, Crockett, Loving and Andrews Counties, Texas and Lea County, New Mexico except for any such Oil and Gas Property that the Agent expressly agrees in writing is not Material Permian Acreage.

“Maturity Date” means the earliest of (a) the Scheduled Maturity Date; (b) the effective date of an Approved Plan of Reorganization; (c) the closing of a sale of substantially all of the equity or assets of the Debtors (unless consummated pursuant to an Approved Plan of Reorganization); and (d) the termination of the DIP Facility during the continuation of an Event of Default, or termination under this Agreement or the applicable DIP Order.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

“Mortgaged Property” means, as of any date of determination, any Property owned by the Borrower or any Guarantor, which is subject to a Lien and security interest in favor of the Agent (or its designee pursuant to any mortgage and/or any other Loan Document) and existing under the terms of the Existing Security Instruments to secure the Existing Obligations.

“Multiemployer Plan” means a Plan that is a multiemployer plan as defined in section 3(37) or 4001 (a)(3) of ERISA.

“Net Cash Proceeds” means (a) in connection with any issuance or sale of Equity Interests or Debt securities or instruments or the incurrence of loans, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith or (b) with respect to any disposition, the cash proceeds (including, without limitation, cash or cash equivalents subsequently received in respect of noncash consideration initially received), net of (i) direct selling expenses (including reasonable broker’s fees or commissions, legal, accounting and investment banking fees and expenses, title insurance premiums, survey costs, transfer and similar taxes and the Borrower’s good faith estimate of income taxes paid or payable in connection with such sale), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such disposition (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), (iii) amounts paid in respect of the termination of Swap Agreements in respect of notional volumes or amounts corresponding to the property subject of such disposition or any Debt being repaid under clause (iv), (iv) the principal amount, premium or penalty, if any, interest and other amounts on any Debt permitted hereunder that is secured by a Lien permitted hereunder (other than any Lien pursuant to a Security Instrument) on the asset disposed of in such disposition and required to be repaid with such proceeds (other than any such Debt assumed by the purchaser of such asset) and (v) the principal amount (together with interest and other amounts paid thereon) of any Borrowings that are repaid with such proceeds in order to reduce or eliminate any Revolving Credit Exposure in excess of the then-effective Available Commitments (and if the Revolving Credit Exposure exceeds the then-effective Available Commitments after prepaying all of the Borrowings as a result of any LC Exposure, any cash collateral paid with such proceeds in order to reduce or eliminate any Revolving Credit Exposure in excess of the then-effective Available Commitments).

“New Money Lenders” means the Persons listed on Annex II and any Person that becomes a party hereto pursuant to an Assignment and Assumption (other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption) with respect to a New Money Loan or a Commitment and, as the context requires, includes any Issuing Bank and, in each case, includes their respective successors and permitted assigns.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Paying Guarantor” has the meaning set forth in Section 13.10.

“Notes” means the promissory notes of the Borrower described in Section 2.02(d) and being substantially in the form of Exhibit A, together with all amendments, modifications, replacements, extensions and rearrangements thereof.

“Obligated Party” has the meaning set forth in Section 13.10.

“Obligations” means any and all amounts owing or to be owing by the Borrower or any other Debtor (including without limitation, all debts, liabilities, obligations, covenants and duties of each such Person, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising) and including interest and fees that accrue after the commencement by or against any Debtor of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, including:  (a) to the Agent, the Issuing Bank, any Lender or any other Secured Party under, or in connection with, any Loan Document; (b) all Secured Swap Obligations; (c) all Secured Cash Management Obligations; and (d) all renewals, extensions and/or rearrangements of any of the above; provided that, notwithstanding anything to the contrary herein or in any Loan Document, “Obligations” shall not include, with respect to any Debtor, any Excluded Swap Obligations of such Debtor.

“OFAC” means the U.S. Department of the Treasury Office of Foreign Assets Control.

“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests; and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, separators, liquid extraction, treating and processing facilities, compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.  Unless otherwise indicated herein, each reference to the term “Oil and Gas Properties” shall mean Oil and Gas Properties of any one or more Debtors, as the context requires.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or Property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement and any other Loan Document.

“Parent” means Legacy Reserves Inc., a Delaware corporation.

“Parent Guarantors” means, collectively, the Parent and Legacy GP.

“Participant” has the meaning set forth in Section 12.04(c)(i).

“Participant Register” has the meaning set forth in Section 12.04(c)(ii).

“Paying Guarantor” has the meaning set forth in Section 13.10.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Convertible Note Cash Payments” means (a) any payment in cash of a conversion incentive in an amount not to exceed one year’s interest that would otherwise be payable pursuant to and in accordance with the Existing Senior Indenture governing the Existing Convertible Senior Notes in connection with the early cashless conversion of such Existing Convertible Senior Notes into common Equity Interests and (b) any cash payment in lieu of the issuance of fractional shares pursuant to and in accordance with the Existing Senior Indenture governing the Existing Convertible Senior Notes in connection with the cashless conversion of the Existing Convertible Senior Notes into common Equity Interests.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pinnacle Gas Treating LLC” means Pinnacle Gas Treating LLC, a Texas limited liability company and a Wholly-Owned Subsidiary of the Borrower.

“Plan” means any employee pension benefit plan, as defined in section 3(2) of ERISA, which (a) is currently or hereafter sponsored, maintained or contributed to by any Debtor or an ERISA Affiliate or (b) was at any time during the six calendar years preceding the date hereof, sponsored, maintained or contributed to by any Debtor or an ERISA Affiliate.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Wells Fargo as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.  Such rate is set by Wells Fargo as a general reference rate of interest, taking into account such factors as Wells Fargo may deem appropriate; it being understood that many of Wells Fargo’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that Wells Fargo may make various commercial or other loans at rates of interest having no relationship to such rate.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Proposed Plan” has the meaning set forth in Section 12.02(c).

“Proved Developed Producing Properties” means Oil and Gas Properties which are categorized as “Proved Reserves” that are both “Developed” and “Producing”, as such terms are defined in the Definitions for Oil and Gas Reserves as promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

“Redemption” means with respect to any Debt (including, without limitation, the Existing Convertible Senior Notes), the repurchase, redemption, prepayment, repayment or defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of any such Debt, but excluding, for the avoidance of doubt, the cashless conversion of the Existing Convertible Senior Notes into common Equity Interests in accordance with the terms of the Existing Senior Indenture governing the Existing Convertible Senior Notes.  For the avoidance of doubt, the cash settlement or any other payment in cash of any conversion obligation under the Existing Convertible Senior Notes (whether pursuant to Section 11.02(b) of the Existing Senior Indenture governing the Existing Convertible Notes or otherwise, but excluding any Permitted Convertible Note Cash Payments) shall constitute a Redemption of the Existing Convertible Senior Notes.  “Redeem” has the correlative meaning thereto.

“Refinanced Loan Amount” means, as to each Refinancing Lender, the sum of the Interim Refinanced Loan Amount and Final Refinanced Loan Amount, as set forth opposite such Refinancing Lender’s name on Annex I under the caption “Refinanced Loan Amount”.

“Refinancing Lenders” means the Persons listed on Annex I (as updated by the Agent from time to time on or prior to the Final Facility Effective Date in accordance Section 2.01(b)) and any Person that becomes a party hereto pursuant to an Assignment and Assumption (other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption) with respect to a Refinanced Loan and includes their respective successors and permitted assigns.

“Register” has the meaning assigned such term in Section 12.04(b)(iv).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors (including attorneys, accountants and experts) of such Person and such Person’s Affiliates.

“Remedial Work” has the meaning assigned such term in Section 8.10(a).

“Reporting Date” shall have the meaning assigned to such term in Section 8.01(t)(ii).

“Required Lenders” means, Lenders having Loans, LC Exposure and unused Commitments representing at least sixty-six and two-thirds percent (66-2/3%) of the sum of all Loans outstanding, LC Exposure and unused Commitments at such time (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)); provided that Loans, LC Exposure and unused Commitment of any Defaulting Lender at such time shall be disregarded for purposes of making a determination of Required Lenders.

“Required Refinanced Lenders” has the meaning set forth in Section 12.02(c).

“Reserve Report” means a report, in form and substance reasonably satisfactory to the Agent, setting forth, as of each January 1st or July 1st, the oil and gas reserves attributable to the Oil and Gas Properties of the Debtors, together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, based upon the economic assumptions consistent with the Agent’s lending requirements at the time.

“Responsible Officer” means, as to any Person, the Chief Executive Officer, the President, any Financial Officer or any Vice President of such Person.  Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in any Debtor, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, Redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in such Debtor or any option, warrant or other right to acquire any such Equity Interests in such Debtor.

“Revolving Credit Exposure” means, with respect to any New Money Lender at any time, the sum of the outstanding principal amount of such New Money Lender’s New Money Loans and its LC Exposure at such time.

“Sanctioned Country” means, at any time, a country or territory which is itself, or whose government is, the subject or target of any Sanctions broadly restricting or prohibiting dealing with such country, territory or government (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, any Person with whom dealings are restricted or prohibited under Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the United States (including by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the U.S. Department of Commerce), or by the United Nations Security Council, the European Union or any EU member state, or Her Majesty’s Treasury, (b) any Person located, operating, organized or resident in a Sanctioned Country or (c) any Person directly or indirectly owned or controlled by any such Person or Persons.

“Sanctions” means economic or financial sanctions or trade embargoes or restricted measures imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Scheduled Maturity Date” means the date that is the eight (8) month anniversary of the Petition Date.

“Secured Cash Management Agreement” means a Cash Management Agreement between (a) any Debtor and (b) a Secured Cash Management Provider.

“Secured Cash Management Obligations” means any and all amounts and other obligations owing by any Debtor to any Secured Cash Management Provider under any Secured Cash Management Agreement.

“Secured Cash Management Provider” means a Lender, an Affiliate of a Lender, the Agent or an Affiliate of the Agent; provided that, so long as any Lender is a Defaulting Lender, such Lender will not be a Secured Cash Management Provider with respect to any Cash Management Agreement entered into while such Lender was a Defaulting Lender.

“Secured Obligations” means all Obligations, together with all (a) Secured Cash Management Obligations and (b) Secured Swap Obligations owing to one or more Lenders or their respective Affiliates.

“Secured Parties” means the Lenders, the Issuing Bank, any Secured Swap Party, any Secured Cash Management Provider and any other Person holding Obligations secured by the Liens granted under any Loan Document, including pursuant to the DIP Orders.

“Secured Swap Agreement” means any Swap Agreement between any Debtor and any Person that is entered into prior to the time, or during the time, that such Person was, a Lender or an Affiliate of a Lender (including any such Swap Agreement in existence prior to the date hereof), even if such Person subsequently ceases to be a Lender (or an Affiliate of a Lender) for any reason (any such Person, a “Secured Swap Party”); provided that, for the avoidance of doubt, the term “Secured Swap Agreement” shall not include any Swap Agreement or transactions under any Swap Agreement entered into after the time that such Secured Swap Party ceases to be a Lender or an Affiliate of a Lender.

“Secured Swap Obligations” means all amounts and other obligations owing to any Secured Swap Party under any Secured Swap Agreement (other than Excluded Swap Obligations).

“Secured Swap Party” has the meaning assigned to such term in the definition of Secured Swap Agreement.

“Securities Account” has the meaning assigned to such term in the UCC.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute, and any regulations promulgated thereunder.

“Security Instruments” means, collectively, each security agreement, the DIP Orders, the Loan Guarantee, mortgages, deeds of trust and any and all other agreements, instruments, consents or certificates now or hereafter executed and delivered by the Borrower or any other Person (other than Secured Cash Management Agreements, Secured Swap Agreements or participation or similar agreements between any Lender and any other lender or creditor with respect to any Obligations pursuant to this Agreement) in connection with, or as security for the payment or performance of the Obligations, the Notes, this Agreement, or reimbursement obligations under the Letters of Credit, as such agreements may be amended, modified, supplemented or restated from time to time.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Agent is subject with respect to the Adjusted LIBO Rate for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, with respect to any Person (the “parent”), (a) any other Person (i) of which at least a majority of the outstanding Equity Interests is at the time directly or indirectly owned by the parent or one or more of its Subsidiaries or by the parent and one or more of its Subsidiaries or (ii) of which at least a majority of the outstanding Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors, manager or other governing body of such Person (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by the parent or one or more of its Subsidiaries or by the parent and one or more of its Subsidiaries and (b) any partnership of which the parent or any of its Subsidiaries is a general partner; provided that, for the avoidance of doubt, the term “Subsidiary” shall exclude Binger.  Unless otherwise indicated herein, each reference to the term “Subsidiary” shall mean a Subsidiary of the Borrower.

“Subsidiary Guarantor” means any Subsidiary of the Borrower that is a Guarantor.

“Superpriority Claim” means a superpriority administrative expense claim pursuant to section 364(c)(1) of the Bankruptcy Code against a Debtor in any of the Bankruptcy Cases having priority over any or all administrative expense claims, adequate protection and other diminution claims, priority and other unsecured claims, and all other claims against a Debtor or its estate, including claims of the kind specified in, or otherwise arising or ordered under, any sections of the Bankruptcy Code (including, without limitation, sections 105(a), 326, 328, 330, 331, 503(a), 503(b), 506(c), 507, 546, 552(b), 726, 1113 and/or 1114 thereof), whether or not such claim or expenses may become secured by a judgment Lien or other non-consensual Lien, levy or attachment.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Debtor shall be a Swap Agreement.

“Synthetic Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as indebtedness for borrowed money for purposes of U.S. federal income taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, 80% of the residual value of the Property subject to such operating lease upon expiration or early termination of such lease.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges, assessments, fees or withholdings (including backup withholding) imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the earliest to occur of: (a) the Maturity Date; (b) the date of the payment in full, in cash, of all Obligations (and the termination of all Commitments and the LC Commitment in accordance with the terms hereof); and (c) the date of termination of the Commitments (including the LC Commitment) and/or the acceleration of all of the Obligations under this Agreement and the other Loan Documents following the occurrence and continuance of an Event of Default in accordance with Section 10.02.

“Total Proved Reserves” means Oil and Gas Properties which are categorized as “Proved Reserves”, as such term is defined in the Definitions for Oil and Gas Reserves as promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

“Transactions” means, with respect to (a) the Borrower, the execution, delivery and performance by the Borrower of this Agreement, and each other Loan Document to which it is a party, borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, and the grant of Liens by the Borrower on Mortgaged Properties and other Properties pursuant to the Security Instruments and (b) any Guarantor, the execution, delivery and performance by such Guarantor of each Loan Document to which it is a party, the guaranteeing of the Obligations and the other obligations under the Loan Guarantee by such Guarantor and such Guarantor’s grant of the security interests and provision of collateral under the Security Instruments, and the grant of Liens by such Guarantor on Mortgaged Properties and other Properties pursuant to the Security Instruments.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Alternate Base Rate or the Adjusted LIBO Rate.

“UCC” means the Uniform Commercial Code as in effect in the State of Texas.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56), as amended.

“Variance Testing Date” shall have the meaning assigned to such term in Section 8.01(t)(iii).

“Variance Testing Period” shall have the meaning assigned to such term in Section 8.01(t)(iii).

“Volumetric Production Payments” means sales of Hydrocarbons in place that require the Borrower or any Guarantor to deliver Hydrocarbons at some future time without receipt by such Borrower or Guarantor at such future time of full payment therefor.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Wholly-Owned Subsidiary” means any Subsidiary of which all of the outstanding Equity Interests (other than any directors’ qualifying shares mandated by applicable law), on a fully-diluted basis, are owned by the Borrower or one or more of the Wholly-Owned Subsidiaries or are owned by the Borrower and one or more of the Wholly-Owned Subsidiaries.

Section 1.03        Types of Loans and Borrowings.  For purposes of this Agreement, Loans and Borrowings, respectively, may be classified and referred to by Type (e.g., a “Eurodollar Loan” or a “Eurodollar Borrowing”).

Section 1.04       Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Documents herein), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Loan Documents herein), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including” and (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement.  No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.

Section 1.05       Accounting Terms and Determinations; GAAP.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Agent or the Lenders hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the Financial Statements except for changes in which the Borrower’s independent certified public accountants concur and which are disclosed to Agent on the next date on which financial statements are required to be delivered to the Lenders pursuant to Section 8.01(a); provided that, unless the Borrower and the Majority Lenders shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with the covenants contained herein is computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods.

Section 1.06         [Reserved].

Section 1.07         Divisions.  For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws):  (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II
THE CREDITS

Section 2.01         Commitments.

(a)         Subject to the applicable terms and conditions and relying upon the representations and warranties herein set forth, each New Money Lender agrees to make new money loans (the “New Money Loans”) to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in: (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment, (ii) during the Interim Period, such Lender’s Revolving Credit Exposure exceeding its Applicable Percentage of the Interim Facility Cap, or (iii) the total Revolving Credit Exposure of all New Money Lenders exceeding the then-effective Available Commitments.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow the New Money Loans.

(b)         On the (i) Interim Facility Effective Date, each Refinancing Lender shall become entitled to roll up an aggregate principal amount of Existing Loans held by such Lender equal to such Refinancing Lender’s Interim Refinanced Loan Amount as set forth opposite such Refinancing Lender’s name on Annex I under “Interim Refinanced Loan Amount” into roll-up loans hereunder (the “Interim Refinanced Loans”) and (ii) Final Facility Effective Date, each Refinancing Lender shall become entitled to roll up an aggregate principal amount of Existing Loans held by such Lender equal to such Refinancing Lender’s Final Refinanced Loan Amount as set forth opposite such Refinancing Lender’s name on Annex I under “Final Refinanced Loan Amount” into roll-up loans hereunder (the “Final Refinanced Loans” and, together with the Interim Refinanced Loans, collectively the “Refinanced Loans”).  Subject to the terms and conditions set forth herein and without any further action by any party to this Agreement, each Refinancing Lender’s (i) Interim Refinanced Loans shall, from and after the Interim Facility Effective Date, and (ii) Final Refinanced Loans shall, from and after the Final Facility Effective Date, be designated as Refinanced Loans and administered hereunder.  Such designation is not intended to and shall not constitute a payment on account of or a novation of the applicable Existing Loans, which shall continue to be outstanding under the Existing Credit Agreement and administered under this Agreement as Refinanced Loans.  As a consequence of such designation, and solely to enable the Refinanced Loans to be administered hereunder, effective with such designation, each Refinanced Loan that is the subject of such designation shall from and after such designation constitute a Refinanced Loan hereunder; provided that, for the avoidance of doubt, until any Existing Loan has been designated as a Refinanced Loan hereunder and approved by the applicable DIP Order, the Refinanced Loans shall continue to be guaranteed by the Guarantors under the Existing Guaranty Agreement and secured by and entitled to the benefits of all Liens and security interests created and arising under the Existing Security Instruments, which Liens and security interests shall remain in full force and effect on a continuous basis, unimpaired, uninterrupted and undischarged, and having the same perfected status and priority.  Each such designation shall be applied on a pro rata basis to the Existing Loans held by such Refinancing Lender under the Existing Credit Agreement to the extent rolled up under this Agreement as set forth on Annex I.  For the avoidance of doubt, each Refinancing Lender acknowledges and agrees that, by accepting the benefits of this Agreement, on the Interim Facility Effective Date and Final Facility Effective Date, as applicable, each Existing Lender rolling up loans under this Agreement shall become a party to this Agreement as a Refinancing Lender hereunder by executing and delivering a counterpart to this Agreement.  Amounts rolled up under this Section 2.01(b) and repaid or prepaid may not be reborrowed.  The Agent shall update Annex I on each of the Interim Facility Effective Date and the Final Facility Effective Date to reflect each Refinancing Lender’s Refinanced Loan Amount (which Refinanced Loan Amount listed on Annex I shall be conclusive absent manifest error) and deliver such updated Annex I to the Borrower and the Refinancing Lenders, whereupon such updated Annex I shall constitute Annex I for all purposes hereunder.  Notwithstanding anything to the contrary herein, the Refinanced Loans shall be ABR Loans and shall bear interest at the Alternate Base Rate plus the Applicable Margin.

Section 2.02         Loans and Borrowings.

(a)          Borrowings; Several Obligations.  Each New Money Loan shall be made as part of a Borrowing consisting of New Money Loans made by the New Money Lenders ratably in accordance with their respective Commitments.  The failure of any Lender to make any New Money Loan required to be made by it shall not relieve any other New Money Lender of its obligations hereunder; provided that the Commitments are several and no New Money Lender shall be responsible for any other Lender’s failure to make Loans as required hereunder.

(b)         Types of Loans.  Subject to Section 3.03, each Borrowing of New Money Loans shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith.  Each New Money Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such New Money Lender to make such New Money Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such New Money Loan in accordance with the terms of this Agreement.

(c)         Minimum Amounts; Limitation on Number of Borrowings.  At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000; provided that any Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.08(e).  Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of eight (8) Eurodollar Borrowings outstanding.  Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(d)         Loans, Obligations and Notes.  The Obligations and credit extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Agent in the ordinary course of business.  The accounts or records maintained by the Agent and each Lender shall be conclusive absent manifest error of the amount of the credit extensions made by such Lender to the Borrower and the interest and payments thereon. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Agent in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Agent, the Borrower shall execute and deliver to such Lender (through the Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse the date, Type (if applicable), and amount and maturity of its Loans and payments made with respect thereto.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the Obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.

Section 2.03         Requests for Borrowings.  To request a Borrowing of New Money Loans, the Borrower shall notify the Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., Houston time, three (3) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 pm noon, Houston time, on the Business Day prior to the proposed Borrowing; provided that no such notice shall be required for any deemed request of a Eurodollar Borrowing to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e).  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Agent of a written Borrowing Request in a form approved by the Agent substantially in the form of Exhibit B and signed by the Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(a)          the aggregate amount of the requested Borrowing;

(b)          the date of such Borrowing, which shall be a Business Day;

(c)          whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(d)          in the case of a Eurodollar Borrowing, the Interest Period to be applicable thereto, which shall be a period of one month;

(e)          the amount of (i) the then-effective Aggregate Commitments, (ii) the amount of Available Funds and the then-effective Available Commitments, (C) the current total Revolving Credit Exposures (without regard to the requested Borrowing) and (D) the pro forma total Revolving Credit Exposures (giving effect to the requested Borrowing);

(f)          the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05;

Each Borrowing Request shall constitute a representation that (a) the amount of the requested Borrowing shall not cause the total Revolving Credit Exposures to exceed the total Available Commitments.  Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04         Interest Elections.

(a)          Conversion and Continuance.  Except as provided in Section 2.08, each Borrowing of New Money Loans initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period of one month.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing as provided in this Section 2.04.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the New Money Loans comprising such Borrowing, and the New Money Loans comprising each such portion shall be considered a separate Borrowing.

(b)          Interest Election Requests.  To make an election pursuant to this Section 2.04, the Borrower shall notify the Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Agent of a written Interest Election Request in a form approved by the Agent and signed by the Borrower.

(c)          Information in Interest Election Requests.  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)          the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Section 2.04(c)(iii) and (iv) shall be specified for each resulting Borrowing);

(ii)         the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)        whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)       if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which, in all cases, whether or not so indicated in such Interest Election Request, shall be a period of one month.

If any such Interest Election Request does not specify a Type, then the Borrower shall be deemed to have selected a Eurodollar Borrowing with an initial Interest Period of one month.

(d)          Notice to New Money Lenders by the Agent.  Promptly following receipt of an Interest Election Request, the Agent shall advise each New Money Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)         Effect of Failure to Deliver Timely Interest Election Request and Events of Default.  If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Eurodollar Loan having an Interest Period of one month.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing:  (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing (and any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective) and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.05         Funding of Borrowings.

(a)          Funding by Lenders.  Each Lender shall make each New Money Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., Houston time, to the account of the Agent most recently designated by it for such purpose by notice to the Lenders.  The Agent will make such New Money Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower and designated by the Borrower in the applicable Borrowing Request; provided that Eurodollar Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e) shall be remitted by the Agent to the Issuing Bank that made such LC Disbursement.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for its New Money Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its New Money Loan in any particular place or manner.

(b)          Presumption of Funding by the Lenders.  Unless the Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Agent such Lender’s share of such Borrowing, the Agent may assume that such Lender has made such share available on such date in accordance with Section 2.05(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Agent, then the applicable Lender and the Borrower severally agree to pay to the Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.06         Termination and Reduction of Aggregate Commitments.

(a)          Scheduled Termination of Commitments.  Unless previously terminated, the Commitments shall terminate on the Maturity Date.  If at any time the Aggregate Commitments is terminated or reduced to zero, then the Commitments shall terminate on the effective date of such termination or reduction.

(b)          Optional Termination and Reduction of Aggregate Credit Amounts.

(i)         The Borrower may at any time terminate, or from time to time reduce, the Aggregate Commitments; provided that (A) each reduction of the Aggregate Commitments shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000, and (B) the Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 3.04(c), the total Revolving Credit Exposures would exceed the Available Commitments.

(ii)        The Borrower shall notify the Agent of any election to terminate or reduce the Aggregate Commitments under Section 2.06(b)(i) at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section 2.06(b)(ii) shall be irrevocable.  Any termination or reduction of the Aggregate Commitments shall be permanent and may not be reinstated.  Each reduction of the Aggregate Commitments shall be made ratably among the Lenders in accordance with each Lender’s Applicable Percentage.

Section 2.07         [Reserved].

Section 2.08         Letters of Credit.

(a)         General.  On the Interim Facility Effective Date, the Existing Letters of Credit shall be deemed to have been issued under the New Money Facility pursuant to, and shall constitute Letters of Credit for all purposes under, this Agreement.  Subject to the terms and conditions set forth herein, the Borrower may on and after the Interim Facility Effective Date request any Issuing Bank to issue Letters of Credit for its own account or for the account of any Debtor, in a form reasonably acceptable to the Agent and such Issuing Bank, at any time and from time to time during the Availability Period; provided that the Borrower may not request the issuance, amendment, renewal or extension of Letters of Credit hereunder if after giving effect to such issuance, amendment, renewal or extension the aggregate Revolving Credit Exposures would exceed the Available Commitments.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)         Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall deliver as permitted by Section 12.01(a) (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to any Issuing Bank and the Agent (not less than five (5) Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice:

(i)        requesting the issuance of a Letter of Credit or identifying the Letter of Credit issued by such Issuing Bank to be amended, renewed or extended;

(ii)         specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day);

(iii)        specifying the date on which such Letter of Credit is to expire (which shall comply with Section 2.08(c));

(iv)        specifying the amount of such Letter of Credit;

(v)        specifying the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit; and

(vi)       specifying the current total Revolving Credit Exposures (without regard to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit) and the pro forma total Revolving Credit Exposures (giving effect to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit).

Each notice shall constitute a representation that after giving effect to the requested issuance, amendment, renewal or extension, as applicable, (A) the LC Exposure shall not exceed the LC Commitment and (B) the total Revolving Credit Exposures shall not exceed the then-effective Available Commitments.

If requested by any Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit.

(c)         Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business no later than ten (10) days prior to the Scheduled Maturity Date.

(d)         Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank that issues such Letter of Credit or the New Money Lenders, each Issuing Bank that issues a Letter of Credit hereunder hereby grants to each New Money Lender, and each New Money Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such New Money Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each New Money Lender hereby absolutely and unconditionally agrees to pay to the Agent, for the account of any Issuing Bank that issues a Letter of Credit hereunder, such New Money Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.08(e), or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each New Money Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.08(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default, aggregate Revolving Credit Exposures exceeding the Available Commitments or reduction or termination of the Aggregate Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)         Reimbursement.  If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit issued by such Issuing Bank, the Borrower shall reimburse such LC Disbursement by paying to the Agent an amount equal to such LC Disbursement not later than 1:00 p.m., Houston time, on the third day after such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 9:00 a.m., Houston time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 1:00 p.m., Houston time, on (i) the third day after the Borrower receives such notice, if such notice is received prior to 9:00 a.m., Houston time, on the day of receipt, or (ii) the Business Day immediately following the third day after the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that if such LC Disbursement is less than or equal to $1,000,000, the Borrower shall, subject to the conditions to Borrowing set forth herein, be deemed to have requested, and the Borrower does hereby request under such circumstances, that such payment be financed with a Eurodollar Borrowing with an Interest Period of one month in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Eurodollar Borrowing.  If the Borrower fails to make such payment when due, the Agent shall notify each New Money Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such New Money Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each New Money Lender shall pay to the Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to New Money Loans made by such New Money Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Agent shall promptly pay to the Issuing Bank that issued such Letter of Credit the amounts so received by it from the New Money Lenders.  Promptly following receipt by the Agent of any payment from the Borrower pursuant to this Section 2.08(e), the Agent shall distribute such payment to the Issuing Bank that issued such Letter of Credit or, to the extent that New Money Lenders have made payments pursuant to this Section 2.08(e) to reimburse such Issuing Bank, then to such New Money Lenders and such Issuing Bank as their interests may appear.  Any payment made by a New Money Lender pursuant to this Section 2.08(e) to reimburse any Issuing Bank for any LC Disbursement (other than the funding of Eurodollar Loans as contemplated above) shall not constitute a New Money Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.  Any LC Disbursement not reimbursed by the Borrower or funded as a New Money Loan prior to 1:00 p.m., Houston time on the date such Disbursement is made, shall bear interest for each such day such Disbursement is outstanding at rate per annum then applicable to Eurodollar Loans.

(f)        Obligations Absolute.  The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.08(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Bank under a Letter of Credit issued by such Issuing Bank against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or any Letter of Credit Agreement, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.08(f), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  Neither the Agent, the New Money Lenders nor any Issuing Bank, nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised all requisite care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank that issued such Letter of Credit may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)          Disbursement Procedures.  Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by such Issuing Bank.  Such Issuing Bank shall promptly notify the Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the New Money Lenders with respect to any such LC Disbursement.

(h)        Interim Interest.  If any Issuing Bank shall make any LC Disbursement, then, until the Borrower shall have reimbursed such Issuing Bank for such LC Disbursement (either with its own funds or a Borrowing under Section 2.08(e)), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Eurodollar Loans.  Interest accrued pursuant to this Section 2.08(h) shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any New Money Lender pursuant to Section 2.08(e) to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)         Replacement of an Issuing Bank.  Any Issuing Bank may be replaced or resign at any time by written agreement among the Borrower, the Agent, such resigning or replaced Issuing Bank and, in the case of a replacement, the successor Issuing Bank.  The Agent shall notify the New Money Lenders of any such resignation or replacement of an Issuing Bank.  At the time any such resignation or replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the resigning or replaced Issuing Bank pursuant to Section 3.05(b).  In the case of the replacement of an Issuing Bank, from and after the effective date of such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the resignation or replacement of an Issuing Bank hereunder, the resigning or replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit.

(j)          Cash Collateralization.  If (i) any Event of Default shall occur and be continuing and the Borrower receives notice from the Agent or the Majority Lenders demanding the deposit of cash collateral pursuant to this Section 2.08(j), (ii) the Borrower is required to pay to the Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), or (iii) the Borrower is required to Cash Collateralize a Defaulting Lender’s LC Exposure pursuant to Section 4.03(c)(iii)(B), then the Borrower shall pledge and deposit with or deliver to the Agent (as a first priority, perfected security interest), for the benefit of the Issuing Bank, at a location and pursuant to documentation in form and substance satisfactory to the Agent, an amount in cash in dollars equal to such LC Exposure or excess attributable to such LC Exposure, as the case may be, as of such date plus any accrued and unpaid interest thereon.  The Borrower hereby grants to the Agent, for the benefit of each Issuing Bank and the New Money Lenders, an exclusive first priority and continuing perfected security interest in and Lien on such account and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in such account, all deposits or wire transfers made thereto, any and all investments purchased with funds deposited in such account, all interest, dividends, cash, instruments, financial assets and other Property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing, and all proceeds, products, accessions, rents, profits, income and benefits therefrom, and any substitutions and replacements therefor.  The Borrower’s obligation to deposit amounts pursuant to this Section 2.08(j) shall be absolute and unconditional, without regard to whether any beneficiary of any such Letter of Credit has attempted to draw down all or a portion of such amount under the terms of a Letter of Credit, and, to the fullest extent permitted by applicable law, shall not be subject to any defense or be affected by a right of set-off, counterclaim or recoupment which any Debtor may now or hereafter have against any such beneficiary, any Issuing Bank, the Agent, the New Money Lenders or any other Person for any reason whatsoever.  Such deposit shall be held as collateral securing the payment and performance of the Borrower’s and any Guarantor’s obligations under this Agreement and the other Loan Documents.  The Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account; provided that investments of funds in such account in investments permitted by Section 9.05(d) or Section 9.05(f) may be made at the option of the Borrower at its direction, risk and expense.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Agent to reimburse, on a pro rata basis, each Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower and the Guarantors, if any, under this Agreement or the other Loan Documents.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default or pursuant to Section 4.03(c)(iii)(B) as a result of a Defaulting Lender, and the Borrower is not otherwise required to pay to the Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), then such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived or the events giving rise to such Cash Collateralization pursuant to Section 4.03(c)(iii)(B) have been satisfied or resolved.

Section 2.09         Collateral; Guarantees.

(a)          Priority and Liens. The parties hereto acknowledge and agree that, upon entry of the DIP Orders and the delivery and execution of this Agreement, the Obligations shall at all times be secured and perfected pursuant to, and have the superpriority claims and liens as set forth in, the DIP Orders and herein.

(b)          Payment of Obligations. On the Termination Date, the Lenders shall be entitled to immediate payment of all Obligations without further application to, or order of, the Bankruptcy Court.

(c)          No Discharge; Survival of Claims. Each Debtor agrees that (a) any Confirmation Order entered in the Bankruptcy Cases shall not discharge or otherwise affect in any way any of the Obligations, other than after the payment in full in cash to the Secured Parties of all Obligations (and the Cash Collateralization of all outstanding Letters of Credit in amount and subject to documentation satisfactory to the Issuing Bank) and termination of the Commitments on or before the effective date of an Approved Plan of Reorganization and (b) to the extent the Obligations are not satisfied in full, (i) the Obligations shall not be discharged by the entry of a Confirmation Order (and each Loan Party, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge) and (ii) the Superpriority Claim granted to the Agent, the Lenders, the Secured Swap Parties and the Secured Cash Management Providers pursuant to the DIP Order and the Liens granted to the Agent pursuant to the DIP Order shall not be affected in any manner by the entry of a Confirmation Order.

(d)       Perfection and Protection of Security Interests and Liens. The Loan Parties will from time to time deliver to the Agent all financing statements, amendments, assignments and continuation statements, extension agreements and other documents, properly completed and executed (and acknowledged when required) by each Loan Party, as applicable, in form and substance satisfactory to the Agent, in each case, which the Agent requests for the purpose of perfecting, confirming, or protecting its lien and security interest in Collateral for the purpose of securing the Obligations.

(e)         Offset. Subject to the terms and conditions set forth in the applicable DIP Order, to secure the payment and performance of the Obligations, each Debtor hereby grants the Agent and each Lender a security interest, lien, and right of offset, each of which shall be in addition to all other interests, liens, and rights of the Agent at common law, under this Agreement and the other Loan Documents, or otherwise, and each of which shall be upon and against (i) any and all monies, securities or other property (and the proceeds therefrom) of the Debtors now or hereafter held or received by or in transit to the Agent or any Lender from or for the account of any Debtor, whether for safekeeping, custody, pledge, transmission, collection or otherwise, any and all deposits (general or special, time or demand, provisional or final) of any Debtor with the Agent or any Lender, and (ii) any other credits and claims of any Debtor at any time existing against the Agent or any Lender, including claims under certificates of deposit. During the existence of any Event of Default, the Agent or any Lender is hereby authorized to foreclose upon, offset, appropriate, and apply, at any time and from time to time, without notice to any Debtor, any and all items hereinabove referred to against the Obligations then due and payable.

(f)        The direct or indirect value of the consideration received and to be received by such Guarantor in connection herewith is reasonably worth at least as much as the liability and obligations of each Guarantor hereunder and under the other Loan Documents, and the incurrence of such liability and obligations in return for such consideration may reasonably be expected to benefit each Guarantor, directly or indirectly.

(g)         The Bankruptcy Cases were commenced on the Petition Date in accordance with applicable law and proper notice thereof and the proper notice for (i) the motions seeking approval of the Loan Documents and the DIP Facility and (ii) the hearings for the approval of the Interim Order and the Final Order were given in each case. The Borrower has given, on a timely basis as specified in the Interim Order, all notices required to be given on or prior to the date of this representation to all parties specified in the Interim Order.

(h)          All Obligations of the Debtors to the Lenders under the Loan Documents, including all Loans made under the DIP Facility, shall, subject to the Carve-Out, at all times:

(i)       pursuant to Bankruptcy Code section 364(c)(1), be entitled to joint and several Superpriority Claim status in the Bankruptcy Case, which claims in respect of the New Money Facility and the Refinancing Facility shall be pari passu and shall be senior in priority and payment to the obligations under the Existing Credit Agreement;

(ii)        pursuant to Bankruptcy Code section 364(c)(2), be secured by a perfected first priority Lien on the Collateral to the extent that such Collateral is not subject to valid, perfected and non-avoidable liens as of the Petition Date or liens that were in existence immediately prior to the Petition Date that are perfected as permitted by Section 546(b) of the Bankruptcy Code;

(iii)        pursuant to Bankruptcy Code section 364(c)(3), be secured by a perfected junior lien on all assets of the Loan Parties, to the extent that such assets are subject to a valid, perfected and non-avoidable Liens as of the Petition Date or liens that were in existence immediately prior to the Petition Date that are perfected as permitted by Section 546(b) of the Bankruptcy Code; and

(iv)       pursuant to Bankruptcy Code section 364(d), be secured by a perfected superpriority priming Lien on all Collateral to the extent that such Collateral is subject to valid, perfected and non-avoidable liens in favor of third parties as of the commencement of the Bankruptcy Case, including, all accounts receivable, inventory, real and personal property, plant and equipment of the Loan Parties that secure the obligations of the Loan Parties under the Existing Credit Agreement and the Existing Second Lien Credit Agreement.

ARTICLE III
PAYMENTS OF PRINCIPAL AND INTEREST; PREPAYMENTS; FEES

Section 3.01        Repayment of Loans.  The Borrower hereby unconditionally promises to pay to the Agent for the account of each Lender the then unpaid principal amount of each Loan on the Termination Date.

Section 3.02         Interest.

(a)         ABR Loans.  Each ABR Loan comprising an ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(b)         Eurodollar Loans.  Each Eurodollar Loan comprising a Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Eurodollar Loan plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(c)          Post-Default Rate.  Notwithstanding the foregoing, if an Event of Default has occurred and is continuing, or if any principal of or interest on any Loan or any fee or other amount payable by the Borrower or any Guarantor hereunder or under any other Loan Document is not paid when due, whether at stated maturity, upon acceleration or otherwise, then all New Money Loans outstanding, shall bear interest, after as well as before judgment, at the Alternate Base Rate or the Adjusted LIBO Rate, as applicable, plus the Applicable Margin, plus two percent (2%), but in no event to exceed the Highest Lawful Rate.

(d)        Interest Payment Dates.  Accrued interest on each Loan shall be payable in arrears on, with respect to any ABR Loan or Eurodollar Loan, the last Business Day of each calendar month and on the Termination Date; provided that (A) interest accrued pursuant to Section 3.02(c) shall be payable on demand, (B) in the event of any repayment or prepayment of any Loan (other than an optional prepayment of an ABR Loan prior to the Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (C) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)         Interest Rate Computations.  All interest hereunder shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Agent, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto.

Section 3.03         Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)          the Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate for such Interest Period; or

(b)          the Agent is advised by the Majority Lenders that the Adjusted LIBO Rate or LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 3.04         Prepayments.

(a)          Optional Prepayments.  The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with Section 3.04(b) and payment of applicable breakage costs, if any, under Section 5.02. Notwithstanding the foregoing, no voluntary prepayment of Refinanced Loans may be made until all New Money Loans and all other Obligations in respect thereof have been paid in full in cash and all Commitments have been terminated.

(b)         Notice and Terms of Optional Prepayment.  The Borrower shall notify the Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, Houston time, three (3) Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, Houston time, one (1) Business Day before the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid.  Promptly following receipt of any such notice relating to a Borrowing, the Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02(c).  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 3.02 and any payments to the extent required by Section 5.02.

(c)          Mandatory Prepayments.

(i)          If, after giving effect to any termination or reduction of the Aggregate Commitments pursuant to Section 2.06(b), or for any other reason, the total Revolving Credit Exposures exceeds the total Available Commitments, then the Borrower shall (A) prepay the New Money Loans, to be applied ratably to each New Money Lender, on the date of such termination or reduction in an aggregate principal amount equal to such excess, and (B) if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, Cash Collateralize such excess as provided in Section 2.08(j).

(ii)         Subject to the payment priorities set forth in the DIP Orders, if the Debtors (A) sell any Property outside of the ordinary course of business pursuant to Section 9.12(d) or otherwise sell any Property outside of the ordinary course of business as not otherwise permitted by this Agreement or (B) receive any insurance proceeds or condemnation proceeds, in each case, including when an Event of Default exists, then the Borrower shall prepay the Refinanced Loans (ratably to each Refinancing Lender) in an aggregate amount equal to the lesser of (x) 100% of Net Cash Proceeds received from such sale or proceeds and (y) the aggregate principal amount of Refinanced Loans then outstanding.  The Borrower shall be obligated to make such prepayment and/or Cash Collateralize such excess on the date it or any Subsidiary receives cash proceeds; provided that all payments required to be made pursuant to this Section 3.04(c)(ii) must be made on or prior to the Termination Date.  Each prepayment pursuant to this Section 3.04(c)(ii) shall be applied ratably to the Refinanced Loans.  Prepayments pursuant to this Section 3.04(c)(ii) shall be accompanied by accrued interest to the extent any interest under such Loans being repaid remains unpaid.

(d)          No Premium or Penalty.  Prepayments permitted or required under this Section 3.04 shall be without premium or penalty, except as required under Section 5.02.

(e)          No Effect on Secured Swap Agreements and Secured Cash Management Agreements.  Prepayments permitted or required under this Section 3.04 shall not affect the Borrower’s obligation to continue making payments under any Secured Swap Agreement or Secured Cash Management Agreement, as applicable, each of which shall remain in full force and effect notwithstanding such prepayment, subject to the terms of such Secured Swap Agreement or Secured Cash Management Agreement, as applicable.

Section 3.05          Fees.

(a)          Commitment Fees.  The Borrower agrees to pay to the Agent for the account of each New Money Lender (subject to Section 4.03(c)(i) and in accordance with each such Lender’s Applicable Percentage) a commitment fee, which shall accrue at the Commitment Fee Rate on the average daily amount of the unused amount of the Commitment of such New Money Lender during the period from and including the Interim Facility Effective Date to but excluding the Termination Date, provided, that, during the Interim Period, the commitment fee shall be calculated based on the Interim Facility Cap.  Accrued commitment fees shall be payable monthly in arrears on the last day of each calendar month and on the Termination Date, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case such commitment fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)          Letter of Credit Fees.  The Borrower agrees to pay (i) to the Agent for the account of each Lender (subject to Section 4.03(c)(iii)) a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of this Agreement to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, (ii) to each Issuing Bank a fronting fee equal to 0.50% per annum on the face amount of each Letter of Credit issued by such Issuing Bank hereunder, provided that in no event shall such fee be less than $500 and (iii) to each Issuing Bank, for its own account, its standard fees with respect to the amendment, renewal or extension of any Letter of Credit issued by such Issuing Bank or processing of drawings thereunder.  Participation fees and fronting fees accrued shall be payable in arrears on the last Business Day of each calendar month, commencing on the first such date to occur after the date of this Agreement; provided that all such fees shall be payable on the Termination Date and any such fees accruing after the Termination Date shall be payable on demand.  Any other fees payable to an Issuing Bank pursuant to this Section 3.05(b) shall be payable within ten (10) days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case such fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)        Agent Fees.  The Borrower agrees to pay to the Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Agent.

(d)          Up-Front Fees.  The Borrower agrees to pay to the Agent, for the ratable benefit of each New Money Lender, an up-front fee (the “Up-Front Fee”) on the Aggregate Commitments of New Money Loans, which shall be earned and due and payable in the following manner: (i) on the Interim Facility Effective Date, in an amount equal to 1.75% of the Interim Facility Cap, and (ii) on the Final Facility Effective Date, in an amount equal to (1) 1.75% of (2) the Aggregate Commitments less the Interim Facility Cap.

ARTICLE IV
PAYMENTS; PRO RATA TREATMENT; SHARING OF SET-OFFS.

Section 4.01         Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)         Payments by the Borrower.  The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 5.01, Section 5.02, Section 5.03 or otherwise) prior to 1:00 p.m., Houston time, on the date when due, in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim.  Fees, once paid, shall be fully earned and shall not be refundable under any circumstances.  Any amounts received after such time on any date may, in the discretion of the Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Agent at its offices specified in Section 12.01, except payments to be made directly to an Issuing Bank as expressly provided herein and except that payments pursuant to Section 5.01, Section 5.02, Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto.  The Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in dollars.

(b)          Application of Insufficient Payments.  If at any time insufficient funds are received by and available to the Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)        Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 4.01(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 4.01(c) shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 4.02        Presumption of Payment by the Borrower.  Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Agent for the account of the Lenders or any Issuing Bank that the Borrower will not make such payment, the Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or such Issuing Bank, as the case may be, severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.

Section 4.03         Payments and Deductions by the Agent; Defaulting Lenders.

(a)         Certain Deductions by the Agent.  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(a), Section 2.05(b), Section 2.08(d), Section 2.08(e) or Section 4.02 then the Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

(b)          Payments and Deductions to Defaulting Lenders.

(i)         The Borrower shall have the right, to the extent permitted by applicable law, to setoff any amounts owed to it by any Defaulting Lender or any of such Defaulting Lender’s Affiliates in respect of deposit liabilities against amounts due by the Borrower or any Guarantor to such Defaulting Lender or its Affiliates under this Agreement, provided that the amount of such set-off shall not exceed the amount of such Defaulting Lender’s Revolving Credit Exposures and interest.  Further, if any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(a), Section 2.08(d), Section 2.08(e) or Section 4.02 then the Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid in cash.

(ii)       If a Defaulting Lender (or a Lender who would be a Defaulting Lender but for the expiration of the relevant grace period) as a result of the exercise of a set-off shall have received a payment in respect of its Revolving Credit Exposure which results in its Revolving Credit Exposure being less than its Applicable Percentage of the aggregate Revolving Credit Exposures, then no payments will be made to such Defaulting Lender until such time as all amounts due and owing to the Lenders have been equalized in accordance with each of the Lenders respective pro rata share of the Obligations.  Further, if at any time prior to the acceleration or maturity of the Loans, the Agent shall receive any payment in respect of principal of a Loan or a reimbursement of an LC Disbursement while one or more Defaulting Lenders shall be party to this Agreement, the Agent shall apply such payment first to the Borrowing(s) for which such Defaulting Lender(s) shall have failed to fund its pro rata share until such time as such Borrowing(s) are paid in full or each Lender (including each Defaulting Lender) is owed its Applicable Percentage of all Loans then outstanding.  After acceleration or maturity of the Loans, subject to the first sentence of this Section 4.03(b), all principal will be paid ratably as provided in Section 10.02(c).

(c)        Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i)         Fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 3.05.

(ii)        The Commitment and the Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders, the Majority Lenders or the Required Lenders, as applicable, have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 12.02); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender.

(iii)        if any LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(A)         all or any part of the LC Exposure of such Defaulting Lender shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (for the purposes of such reallocation the Defaulting Lender’s Commitment shall be disregarded in determining the Non-Defaulting Lender’s Applicable Percentage) but only to the extent (1) the sum of all Non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s LC Exposure does not exceed the total of all Non-Defaulting Lenders’ Commitments, (2) the conditions set forth in Section 6.03 are satisfied at such time and (3) the sum of each Non-Defaulting Lender’s Revolving Credit Exposure plus its reallocated share of such Defaulting Lender’s LC Exposure does not exceed such Non-Defaulting Lender’s Commitment; provided that, subject to Section 12.22, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation;

(B)       if the reallocation described in Section 4.03(c)(iii)(A) cannot, or can only partially, be effected, then the Borrower shall within one Business Day following notice by the Agent Cash Collateralize for the benefit of the Issuing Bank only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to Section 4.03(c)(iii)(A)) in accordance with the procedures set forth in Section 2.08(j) for so long as such LC Exposure is outstanding and the relevant Defaulting Lender remains a Defaulting Lender;

(C)          if the Borrower Cash Collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to Section 4.03(c)(iii)(B), then the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.05(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is Cash Collateralized;

(D)         if the LC Exposure of the Non-Defaulting Lenders is reallocated pursuant to Section 4.03(c)(iii)(A), then the fees payable to the Lenders pursuant to Section 3.05(a) and Section 3.05(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ Applicable Percentages; or

(E)         if all or any portion of such Defaulting Lender’s LC Exposure is neither Cash Collateralized nor reallocated pursuant to Section 4.03(c)(iii)(A) or Section 4.03(c)(iii)(B), then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all commitment fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 3.05(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until such LC Exposure is Cash Collateralized and/or reallocated.

(d)         So long as any Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the Non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 4.03(c)(iii)(B), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 4.03(c)(iii)(A) (and Defaulting Lenders shall not participate therein).

(e)         If the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Issuing Bank shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

(f)          In the event that the Agent, the Borrower and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans and/or participations in Letters of Credit of the other Lenders as the Agent shall determine may be necessary in order for such Lender to hold such Loans and/or participations in Letters of Credit in accordance with its Applicable Percentage.

ARTICLE V
INCREASED COSTS; BREAK FUNDING PAYMENTS; TAXES; ILLEGALITY

Section 5.01         Increased Costs.

(a)          Eurodollar Changes in Law.  If any Change in Law shall:

(i)          impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);

(ii)        subject any Lender or other recipient of any payment under this Agreement or under any other Loan Document to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)       impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)        Capital Requirements or Liquidity.  If any Lender or any Issuing Bank determines that any Change in Law regarding capital requirements or liquidity has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)         Certificates.  A certificate of a Lender or any Issuing Bank setting forth in reasonable detail the basis of its request and the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in Section 5.01(a) or (b) shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)        Effect of Failure or Delay in Requesting Compensation.  Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation, provided that no Lender may make any such demand more than 180 days after the Termination Date, nor for any amount which has accrued more than 270 days prior to such Lender or Issuing Bank delivering the certificate required in Section 5.01(c).

Section 5.02         Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan into an ABR Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.

A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.02 shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

Section 5.03         Taxes.

(a)          Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower or any Guarantor under any Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower or any Guarantor shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5.03(a)), the Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or such Guarantor shall make such deductions and (iii) the Borrower or such Guarantor shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)         Payment of Other Taxes by the Borrower.  The Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)          Indemnification by the Borrower.  The Borrower shall indemnify the Agent, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate of the Agent, a Lender or an Issuing Bank as to the basis of such Indemnified Taxes and Other Taxes and the amount of such payment or liability under this Section 5.03 shall be delivered to the Borrower and shall be conclusive absent manifest error.

(d)        Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or a Guarantor to a Governmental Authority, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(e)        Status of Lenders.  Any Lender that is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement or any other Loan Document shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(i)         any Lender that is a U.S. Person shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(ii)       any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:

(A)         in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B)          executed originals of IRS Form W-8ECI;

(C)        in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(D)      to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(iii)      any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and

(iv)        if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each of the Lenders, the Agent and the Issuing Bank agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower (and, in the case of the Lenders, the Agent) in writing of its legal inability to do so.

(f)         Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.03 (including by the payment of additional amounts pursuant to this Section 5.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this clause (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This clause (f) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g)         Indemnification by the Lenders.  Each Lender shall severally indemnify the Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.04(c)(ii) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this clause (g).

Section 5.04         Designation of Different Lending Office.  If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future and (b) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 5.05        Illegality.  Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its applicable lending office to honor its obligation to make or maintain Eurodollar Loans either generally or having a particular Interest Period hereunder, then (a) such Lender shall promptly notify the Borrower and the Agent thereof and such Lender’s obligation to make such Eurodollar Loans shall be suspended (the “Affected Loans”) until such time as such Lender may again make and maintain such Eurodollar Loans and (b) all Affected Loans which would otherwise be made by such Lender shall be made instead as ABR Loans (and, if such Lender so requests by notice to the Borrower and the Agent, all Affected Loans of such Lender then outstanding shall be automatically converted into ABR Loans on the date specified by such Lender in such notice) and, to the extent that Affected Loans are so made as (or converted into) ABR Loans, all payments of principal which would otherwise be applied to such Lender’s Affected Loans shall be applied instead to its ABR Loans.

ARTICLE VI
CONDITIONS PRECEDENT

Section 6.01        Interim Facility Effective Date.  The obligations of the Lenders to enter into and execute this Agreement and make Loans and other extensions of credit hereunder during the Interim Period, shall commence on the first Business Day when each of the following conditions precedent shall have been satisfied (or waived in accordance with Section 12.02) in a manner satisfactory to the Agent, which day shall be no later than two (2) Business Days after the entry of the Interim Order (the “Interim Facility Effective Date”):

(a)          the Petition Date shall have occurred;

(b)        the Bankruptcy Court shall have entered the Interim Order within five (5) Business Days following the Petition Date, which Interim Order (i) shall have been entered on the docket of the Bankruptcy Court, (ii) shall be in full force and effect and shall not have been vacated, stayed, reversed, modified or amended in any respect without the prior written consent of the Agent and the Majority Lenders, and (iii) the Loan Parties shall be in compliance with the terms of the Interim Order in all respects;

(c)        all first-day motions filed by the Loan Parties (including any motions related to cash management or any critical vendor or supplier motions) and related orders, including the Cash Management Order, entered by the Bankruptcy Court in the Bankruptcy Cases shall be in form and substance reasonably satisfactory to the Agent;

(d)         all motions related to the DIP Facility and related orders entered by the Bankruptcy Court (including the applicable DIP Order) shall be in form and substance satisfactory to the Agent;

(e)          the Agent shall have received (i) duly executed and delivered counterparts (in such numbers as may be requested by the Agent) of this Agreement and the other Loan Documents to be executed and delivered on or prior to such date, from each party hereto or thereto, as applicable, signed on behalf of such party, in each case in form and substance acceptable to the Agent and Lenders, and (ii) the duly executed Notes payable to each Lender that requests a Note in the principal amount equal to such Lender’s Commitment and Loans;

(f)          the Agent shall have received a certificate of the Borrower and of each Guarantor certifying as of the Interim Facility Effective Date (i) resolutions of the board of directors or other managing body with respect to the authorization of the Borrower or such Guarantor to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the individuals (A) who are authorized to sign the Loan Documents to which the Borrower or such Guarantor is a party and (B) who will, until replaced by another individual duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the other Loan Documents to which it is a party, (iii) specimen signatures of such authorized individuals, and (iv) the articles or certificate of incorporation or formation and bylaws, operating agreement or partnership agreement, as applicable, of the Borrower and each Guarantor, in each case, certified as being true and complete.  The Agent and the Lenders may conclusively rely on such certificate until the Agent receives notice in writing from the Borrower to the contrary;

(g)         the Agent shall have received certificates of the appropriate state agencies with respect to the existence, qualification and good standing of the Borrower and each Guarantor;

(h)        the Agent shall have received a certificate of insurance coverage of the Borrower evidencing that the Borrower is carrying insurance in accordance with Section 7.12;

(i)          subject to the applicable DIP Order, all reasonable and documented pre- and post-petition fees, charges and expenses including, without limitation, (i) the fees, charges and expenses of Orrick, Herrington & Sutcliffe, RPA Advisors, LLC, and one local counsel to the Agent in each applicable jurisdiction, in each case pursuant to invoices delivered to the Borrower at least three (3) Business Days before the Interim Facility Effective Date, (ii) the applicable Up-Front Fee set forth in Section 3.05(d), (iii) the fees agreed to in the Fee Letter and (iv) all other amounts due and payable pursuant to invoices delivered to the Borrower at least three (3) Business Days before the Interim Facility Effective Date, in each case as required to be paid to the Agent and Lenders on or before the Interim Facility Effective Date, shall have been paid;

(j)          the Agent shall have received a Budget, containing line items of sufficient detail to reflect the Loan Parties’ projected receipts and disbursements for the 13-week period commencing on the Petition Date, in form and substance acceptable to the Agent and the Majority Lenders and which shall be attached hereto as Exhibit G (the “Initial Budget”), together with a certificate of the Borrower stating that such Initial Budget has been prepared on a reasonable basis and in good faith and is based on assumptions believed by the Borrower to be reasonable at the time made and from the best information then available to the Borrower;

(k)        the receipt by the Agent of a Borrowing Request in accordance with Section 2.03, which shall include the intended uses of proceeds in accordance with the Initial Budget;

(l)         there shall not exist any action, suit, investigation, litigation or proceeding pending or threatened (other than the Bankruptcy Cases) in any court or before any Governmental Authority or facts or circumstances that, in the reasonable opinion of the Agent and the Majority Lenders, materially and adversely affects any of the transactions contemplated hereby, or that has or could be reasonably likely to result in a Material Adverse Effect;

(m)        the holders of the Existing Obligations shall have received adequate protection in respect of the Liens securing such Existing Obligations pursuant to, and on the terms set forth in, the Interim Order;

(n)         all Obligations shall be secured by a perfected lien and security interest on all Collateral of the Loan Parties pursuant to, and such Lien and security interest shall have the priorities set forth in the Interim Order, subject only to the Liens permitted by Section 9.03 and all filing and recording fees and taxes with respect to such Liens and security interests that are due and payable as of the Interim Facility Effective Date shall have been duly paid;

(o)         the Agent shall have received such information as the Agent may reasonably require, all of which shall be reasonably satisfactory to the Agent in form and substance, on the title to not less than eighty percent (80%) of the Oil and Gas Properties evaluated in the most recently delivered Reserve Report;

(p)         The Agent shall be reasonably satisfied with the environmental condition of the Oil and Gas Properties of the Borrower and its Subsidiaries;

(q)         The Agent shall have received a certificate of a Responsible Officer certifying that the Borrower has received all consents and approvals required by Section 7.03;

(r)         the Agent and the Lenders shall have received, and be reasonably satisfied in form and substance with, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including but not restricted to the USA PATRIOT Act, and, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in respect of the Borrower;

(s)          [Reserved]; and

(t)           the Agent shall have received the duly executed Fee Letter.

For purposes of determining compliance with the conditions specified in this Section 6.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the proposed Interim Facility Effective Date specifying its objection thereto.

Section 6.02         Final Facility Effective Date.  The obligation of each Lender to make its Loans hereunder and the obligation of the Issuing Bank to issue Letters of Credit hereunder during the Final Period shall commence as of the Business Day when each of the following conditions precedent shall have been satisfied or waived in accordance with Section 12.02) in a manner satisfactory to the Agent (the “Final Facility Effective Date”):

(a)          the Bankruptcy Court shall have entered the Final Order within thirty-five (35) days (or such later date consented to by the Agent and the Majority Lenders) following the entry of the Interim Order, which Final Order shall (i) be in substantially the form of the Interim Order, with only such modifications thereto as are satisfactory in form and substance to the Agent, (ii) shall have been entered on the docket of the Bankruptcy Court and (iii) shall be in full force and effect and shall not have been vacated, stayed, reversed, modified or amended in any respect without the prior written consent of the Agent and the Majority Lenders;

(b)          the Borrower shall have paid the Up-Front Fee set forth in Section 3.05(d) with respect to the Final Facility Effective Date; and

(c)          the Debtors shall be in compliance in all respects with (i) the DIP Orders and (ii) subject to application of the Permitted Variance, with the Budget.

For purposes of determining compliance with the conditions specified in this Section 6.02, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the proposed Final Facility Effective Date specifying its objection thereto.

Section 6.03       Conditions Precedent to Each Borrowing. The obligation of each Lender to make a Loan on the occasion of any Borrowing (including the Refinanced Loans and the initial funding, if any, of New Money Loans on the Interim Facility Effective Date), and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)         at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing;

(b)         at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Material Adverse Effect shall have occurred;

(c)       the Agent shall have received a Borrowing Request in accordance with Section 2.03 or a request for a Letter of Credit in accordance with Section 2.08(b), as applicable, which shall include the intended uses of proceeds in accordance with the Budget;

(d)       the representations and warranties of the Borrower and the Guarantors set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects after giving effect to such qualification) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, such representations and warranties shall continue to be true and correct in all material respects as of such specified earlier date (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects as of such specified earlier date after giving effect to such qualification);

(e)         the making of such Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, would not conflict with, or cause any Lender or the Issuing Bank to violate or exceed, any applicable Governmental Requirement, and no Change in Law shall have occurred, and no litigation shall be pending or threatened (other than the Bankruptcy Cases), which does or, with respect to any threatened litigation, seeks to, enjoin, prohibit or restrain, the making or repayment of any Loan, the issuance, amendment, renewal, extension or repayment of any Letter of Credit or any participations therein or the consummation of the transactions contemplated by this Agreement or any other Loan Document;

(f)          at the time of and immediately after giving effect to each such Borrowing or the issuance, amendment, renewal or extension of each such Letter of Credit, or both, as applicable, the aggregate Revolving Credit Exposures for all Lenders shall not exceed the then-effective Available Commitments;

(g)          [Reserved];

(h)          DIP Orders.

(i)         The Interim Order (A) shall be in full force and effect and shall not have been vacated, reversed, modified, amended or stayed without the written consent of the Agent and the Majority Lenders, and (B) shall, without limitation, approve the Interim Refinanced Loans.

(ii)       The Final Order (A) shall be in full force and effect and shall not have been vacated, reversed, modified, amended or stayed without the written consent of the Agent and the Majority Lenders, and (B) shall, without limitation, approve the Refinanced Loans.

(iii)        The Loan Parties shall be in compliance with the applicable DIP Order.

(i)         at the time of such Borrowing before giving effect thereto, such Borrowing shall not trigger a mandatory prepayment under Section 3.04(c);

(j)           no trustee or examiner shall have been appointed with respect to the Loan Parties or their Property; and

(k)          subject to the procedures described in any order of the Bankruptcy Court regarding payments for professional fees and expenses, if any, all reasonable and documented fees, charges and expenses (including, without limitation, the fees, charges and expenses of Orrick, Herrington & Sutcliffe, LLP, RPA Advisors, LLC, one local counsel to the Agent in each applicable jurisdiction and any other professional advisor, as applicable), in each case pursuant to invoices delivered to the Borrower at least three (3) Business Days before the date of such Borrowing, and all other amounts due and payable on or prior to the date of such Borrowing, required to be paid to the Agent and Lenders on or before the date of such Borrowing shall have been paid (or will be paid with the proceeds of the Loan authorized under the Interim Order or the Final Order, as applicable).

In addition to the other conditions precedent herein set forth, if any Lender becomes, and during the period it remains, a Defaulting Lender, the Issuing Bank will not be required to issue any Letter of Credit, or to amend, extend increase or renew any outstanding Letter of Credit (or increase the face amount thereof, alter the drawing terms thereunder or extend the expiry date thereof), unless the Issuing Bank is satisfied that any exposure that would result therefrom is eliminated or fully covered by the commitments of the Non-Defaulting Lenders or by Cash Collateralization or a combination thereof satisfactory to the Issuing Bank in its sole discretion.

Each request for a Borrowing and each request for the issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in Section 6.03.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES

The Borrower (and each Parent Guarantor, in the case of Section 7.30) represents and warrants to the Lenders that:

Section 7.01        Organization; Powers.  Subject to any restrictions arising on account of any Debtor’s status as a “debtor” under the Bankruptcy Code and entry of the DIP Orders, each Debtor is duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications could not reasonably be expected to have a Material Adverse Effect.

Section 7.02       Authority; Enforceability.  Subject to any restrictions arising on account of any Debtor’s status as a “debtor” under the Bankruptcy Code and entry of the DIP Order, the Transactions are within the Borrower’s and each Guarantor’s corporate powers and have been duly authorized by all necessary corporate and, if required, member action (including, without limitation, any action required to be taken by any class of directors of the Borrower or any other Person, whether interested or disinterested, in order to ensure the due authorization of the Transactions).  When executed and delivered, each Loan Document to which the Borrower and any Guarantor is a party will have been duly executed and delivered by the Borrower and such Guarantor and, upon entry of the Interim Order or the Final Order, as applicable, will constitute a legal, valid and binding obligation of the Borrower and such Guarantor, as applicable, enforceable in accordance with its terms, subject to entry of each DIP Order, and further subject to other applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 7.03        Approvals; No Conflicts.  Subject to the entry of the DIP Order, the Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including the members or any class of directors of the Borrower or any other Person, whether interested or disinterested), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the Transactions, except such as have been obtained or made and are in full force and effect, and except for the filing and recording of Security Instruments to perfect the Liens as required by this Agreement and the applicable DIP Order, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any Debtor or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Debtor or its Properties, or give rise to a right thereunder to require any payment to be made by such Debtor and (d) will not result in the creation or imposition of any Lien on any Property of any Debtor (other than the Liens and security interests in favor of the Agent (or any designee) created by the Loan Documents).

Section 7.04         Financial Position; No Material Adverse Change.

(a)          The Borrower has heretofore furnished to the Lenders (i) the audited financial statements of Borrower ended December 31, 2018 and (ii) the unaudited balance sheet and statements of income, members’ equity and cash flows as of and for the fiscal quarter ended March 31, 2019.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Borrower and its Consolidated Subsidiaries as of such date and for such period in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the unaudited quarterly financial statements.

(b)          Since the Petition Date, (i) there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect and (ii) the business of Debtors has been conducted only in the ordinary course consistent with past business practices.

(c)       No Debtor has on the date hereof any material Debt (including Disqualified Capital Stock), or any contingent liabilities, off-balance sheet liabilities or partnerships, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the Financial Statements.

Section 7.05        Litigation.  Except as set forth on Schedule 7.05, and other than the Bankruptcy Cases, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower or Parent, threatened against or affecting any Debtor which (a) affect or pertain to the Transactions or this Agreement or any other Loan Document, or (b) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or is not otherwise subject to the automatic stay as a result of the Bankruptcy Cases.

Section 7.06         Environmental Matters.  Except as could not be reasonably expected to have a Material Adverse Effect (or with respect to (c), (d) and (e) below, where the failure to take such actions could not be reasonably expected to have a Material Adverse Effect):

(a)        neither any Property of any Debtor nor the operations conducted thereon violate any order or requirement of any court or Governmental Authority or any Environmental Laws;

(b)         no Property of any Debtor nor the operations currently conducted thereon or, to the knowledge of the Borrower, by any prior owner or operator of such Property or operation, are in violation of or subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Authority or to any remedial obligations under Environmental Laws;

(c)         all notices, permits, licenses, exemptions, approvals or similar authorizations, if any, required to be obtained or filed in connection with the operation or use of any and all Property of any Debtor, including, without limitation, past or present treatment, storage, disposal or release of a hazardous substance, oil and gas waste or solid waste into the environment, have been duly obtained or filed or requested, and each Debtor is in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations;

(d)         all hazardous substances, solid waste and oil and gas waste, if any, generated at any and all Property of any Debtor have in the past been transported, treated and disposed of in accordance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and, to the knowledge of the Borrower, all such transport carriers and treatment and disposal facilities have been and are operating in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and are not the subject of any existing, pending or threatened action, investigation or inquiry by any Governmental Authority in connection with any Environmental Laws;

(e)         the Borrower has taken all steps reasonably necessary to determine and has determined that no oil, hazardous substances, solid waste or oil and gas waste, have been disposed of or otherwise released and there has been no threatened release of any oil, hazardous substances, solid waste or oil and gas waste on or to any Property of any Debtor except in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment;

(f)          to the extent applicable, all Property of each Debtor currently satisfies all design, operation, and equipment requirements imposed by the OPA, and the Borrower does not have any reason to believe that such Property, to the extent subject to the OPA, will not be able to maintain compliance with the OPA requirements during the term of this Agreement; and

(g)         no Debtor has any known contingent liability or Remedial Work in connection with any release or threatened release of any oil, hazardous substance, solid waste or oil and gas waste into the environment.

Section 7.07         Compliance with the Laws and Agreements; No Defaults.

(a)         Each Debtor is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property and, subject to any restrictions arising on account of any Debtor’s status as a “debtor” under the Bankruptcy Code, possesses all licenses, permits, franchises, exemptions, approvals and other authorizations granted by Governmental Authorities necessary for the ownership of its Property and the present conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)          Except to the extent subject to the automatic stay under the Bankruptcy Cases, no Debtor is (i) in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default or would require any Debtor to Redeem or make any offer to Redeem all or any portion of any Debt outstanding under any indenture, note, credit agreement or instrument pursuant to which any Material Indebtedness is outstanding or by which any Debtor or any of such Debtor’s Properties is bound or (ii) in the actual knowledge of a Responsible Officer of such Debtor, in material default under any material contract.

(c)          No Default has occurred and is continuing.

Section 7.08       Investment Company Act.  No Debtor is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 7.09         Taxes.  Each Debtor has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Debtor has set aside on its books adequate reserves in accordance with GAAP, (b) to the extent otherwise excused or prohibited by the Bankruptcy Code and not otherwise authorized by the Bankruptcy Court or (c) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 7.10         ERISA.

Except to the extent excused by the Bankruptcy Court or as a result of the filing of the Bankruptcy Cases:

(a)        Each Debtor and each ERISA Affiliate have complied in all material respects with ERISA and, where applicable, the Code regarding each Plan, if any.

(b)          Each Plan, if any, is, and has been, maintained in substantial compliance with ERISA and, where applicable, the Code.

(c)        No act, omission or transaction has occurred that could result in imposition on any Debtor or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to subsections (c), (i) or (l) of section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under section 409 of ERISA.

(d)          No Plan (other than a defined contribution plan) or any trust created under any such Plan has been terminated since September 2, 1974.  No liability to the PBGC (other than for the payment of current premiums which are not past due) by any Debtor or any ERISA Affiliate has been or is expected by such Debtor or ERISA Affiliate to be incurred with respect to any Plan.  No ERISA Event with respect to any Plan has occurred.

(e)         Full payment when due has been made of all amounts which any Debtor or any ERISA Affiliate is required under the terms of each Plan, if any, or applicable law to have paid as contributions to such Plan as of the date hereof, and no accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Plan.

(f)           The actuarial present value of the benefit liabilities under each Plan, if any, which is subject to Title IV of ERISA does not, as of the end of the Borrower’s most recently ended fiscal year, exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities.  The term “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA.

(g)          No Debtor nor any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by the Borrower, any of its Subsidiaries or any ERISA Affiliate in its sole discretion at any time without any material liability.

(h)          No Debtor nor any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the six-year period preceding the date hereof sponsored, maintained or contributed to, any Multiemployer Plan.

(i)          No Debtor nor any ERISA Affiliate is required to provide security under section 401(a)(29) of the Code due to a Plan amendment that results in an increase in current liability for the Plan.

Section 7.11         Disclosure; No Material Misstatements.  None of the reports, financial statements, certificates or other information furnished by or on behalf of any Debtor to the Agent or any Lender or any of their Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.  There is no fact peculiar to any Debtor other than as set forth in the DIP Orders that could reasonably be expected to have a Material Adverse Effect or in the future is reasonably likely to have a Material Adverse Effect and which has not been set forth in this Agreement or the Loan Documents or the other documents, certificates and statements furnished to the Agent or the Lenders by or on behalf of any Debtor prior to, or on, the date hereof in connection with the transactions contemplated hereby.  There are no statements or conclusions in any Reserve Report which are based upon or include misleading information or fail to take into account material information regarding the matters reported therein.

Section 7.12     Insurance.  The Debtors have, (i) all insurance policies sufficient for the compliance by each of them with all material Governmental Requirements and all material agreements and (ii) insurance coverage in at least amounts and against such risk (including, without limitation, public liability) that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Debtors.  The Agent and the Lenders have been named as additional insureds in respect of such liability insurance policies and the Agent has been named as loss payee with respect to Property loss insurance.

Section 7.13        Restriction on Liens.  Subject to any restrictions arising on account of any Debtor’s status as a “debtor” under the Bankruptcy Code, no Debtor is a party to any material agreement or arrangement (other than any Existing Second Lien Loan Documents), or, other than as a result of the Bankruptcy Cases, subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to the Agent and the Lenders on or in respect of their Properties to secure the Obligations.

Section 7.14       Subsidiaries.  Except as set forth on Schedule 7.14 or as disclosed in writing from time to time to the Agent (which shall promptly furnish a copy to the Lenders), which shall be a supplement to Schedule 7.14, the Borrower has no Subsidiaries.  No Debtor has any Foreign Subsidiaries.  Each Debtor set forth on Schedule 7.14 (as supplemented from time to time) is a Wholly-Owned Subsidiary.  The Parent does not directly own any Equity Interests in any Person other than Equity Interests in the Borrower and Legacy GP, and Legacy GP does not directly own any Equity Interests in any Person other than Equity Interests in the Borrower.

Section 7.15         Location of Business and Offices.  The Borrower’s jurisdiction of organization is Delaware; the name of the Borrower as listed in the public records of its jurisdiction of organization is Legacy Reserves LP, and the organizational identification number of the Borrower in its jurisdiction of organization is 4038949 (or as set forth in a notice delivered to the Agent pursuant to Section 8.01(n)).  The Borrower’s principal place of business and chief executive offices are located at the address specified in Section 12.01 (or as set forth in a notice delivered pursuant to Section 8.01(n)).  Each Subsidiary’s jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization, and the location of its principal place of business and chief executive office is stated on Schedule 7.15 (or as set forth in a notice delivered pursuant to Section 8.01(n)).

Section 7.16         Properties; Titles, Etc.

Except as a result of the filing of the Bankruptcy Cases:

(a)          Each Debtor has good and defensible title to its Oil and Gas Properties evaluated in the most recently delivered Reserve Report, good and defensible title to its Oil and Gas Properties comprised of natural gas pipelines or other gathering systems or pipelines or midstream assets and good title to all its personal Properties, in each case, free and clear of all Liens except Liens permitted by Section 9.03. After giving full effect to the Excepted Liens, the any Debtor specified as the owner owns the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report, and the ownership of such Properties shall not in any material respect obligate any Debtor to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in any Debtor’s net revenue interest in such Property.

(b)         All material leases and agreements necessary for the present conduct of the business of the Debtors are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases which could reasonably be expected to have a Material Adverse Effect.

(c)         The rights and Properties presently owned, leased or licensed by the Debtors including, without limitation, all easements and rights of way, include all rights and Properties necessary to permit the Debtors to conduct their business in all material respects in the same manner as its business has been conducted prior to the date hereof.

(d)        All of the material Properties of the Debtors that are reasonably necessary for the operation of their businesses are in good working condition and are maintained in accordance with prudent business standards.

(e)          Each Debtor owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual Property material to its business, and the use thereof by such Debtor does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  The Debtors either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.

Section 7.17         Maintenance of Properties.  Except to the extent any leases, subleases or other contracts are rejected in the Bankruptcy Cases as part of the Debtors’ exercise of its reasonable business judgment, and except as could not reasonably be expected to have a Material Adverse Effect, the Oil and Gas Properties (and Properties unitized therewith) have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Government Requirements and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties.  Specifically in connection with the foregoing, except as could not reasonably be expected to have a Material Adverse Effect, (a) no Oil and Gas Property is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (b) none of the wells comprising a part of the Oil and Gas Properties (or Properties unitized therewith) is deviated from the vertical more than the maximum permitted by Government Requirements, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties (or in the case of wells located on Properties unitized therewith, such unitized Properties).  Subject to any necessary order or authorization of the Bankruptcy Court, all pipelines, wells, separation, treating, gas processing plants, compressors, platforms and other material improvements, fixtures and equipment owned in whole or in part by any Debtor that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated any Debtor, in a manner consistent with such Debtor’s past practices (other than those the failure of which to maintain in accordance with this Section 7.17 could not reasonably be expect to have a Material Adverse Effect).

Section 7.18       Gas Imbalances, Prepayments.  As of the date hereof, except as set forth on Schedule 7.18 or on the most recent certificate delivered pursuant to Section 8.12(c), on a net basis there are no gas imbalances, take or pay or other prepayments which would require the Debtors to deliver, in the aggregate, two percent (2%) or more of the monthly production from Hydrocarbons produced from the Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor.

Section 7.19       Marketing of Production.  Except for contracts listed and in effect on the date hereof on Schedule 7.19, and thereafter either disclosed in writing to the Agent or included in the most recently delivered Reserve Report (with respect to all of which contracts the Borrower represents that it or its Subsidiaries are receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject Property’s delivery capacity), no material agreements exist which are not cancelable on 60 days’ notice or less without penalty or detriment for the sale of production from the Borrower’s or its Subsidiaries’ Hydrocarbons (including, without limitation, calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (a) pertain to the sale of production at a fixed price and (b) have a maturity or expiry date of more than six (6) months from the date hereof.

Section 7.20        Swap Agreements.  Schedule 7.20, as of the date hereof, and after the date hereof, each report required to be delivered by the Borrower pursuant to Section 8.01(f), sets forth, a true and complete summary of all Swap Agreements of each Debtor, which includes the material terms thereof (including the type, term and notional amounts or volumes).

Section 7.21        Use of Loans and Letters of Credit.  The proceeds of the Loans and Letters of Credit shall be used in accordance with Section 8.18.

Section 7.22         [Reserved].

Section 7.23       USA PATRIOT; AML Laws; Anti-Corruption Laws and Sanctions.  Each Debtor has implemented and maintains in effect policies and procedures designed to ensure compliance by such Debtor and its respective directors, officers, employees and agents with the USA PATRIOT Act, Anti-Corruption Laws, applicable AML Laws and applicable Sanctions.  None of (a) the Debtors or any of their respective directors or officers, or, to the knowledge of the Borrower, any of their respective employees or Affiliates, or (b) to the knowledge of the Borrower, any agent of any Debtor or other Affiliate that will act in any capacity in connection with or benefit from the credit facility established hereby, (i) is a Sanctioned Person or (ii) is in violation of AML Laws, Anti-Corruption Laws, or Sanctions.  No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will cause a violation of AML Laws, Anti-Corruption Laws or applicable Sanctions by any Person participating in the transactions contemplated by this Agreement, whether as lender, borrower, guarantor, agent, or otherwise.  No Debtor, or, to the knowledge of the Borrower, any other Affiliate has engaged in or intends to engage in any dealings or transactions with, or for the benefit of, any Sanctioned Person or with or in any Sanctioned Country.

Section 7.24       International Operations.  None of the Debtors own nor have any Debtors acquired or made any other material expenditure (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties located outside of the geographical boundaries of the United States or in the offshore federal waters of the United States of America.

Section 7.25       Accounts.  Schedule 7.25 lists all Deposit Accounts, Securities Accounts and Commodity Accounts maintained by or for the benefit of any Debtor as of the Interim Facility Effective Date, together with an indication as to whether each such account is an Excluded Account and the basis for such determination.

Section 7.26         [Reserved].

Section 7.27         [Reserved].

Section 7.28         DIP Orders. The applicable DIP Order is in full force and effect and has not been vacated, reversed, modified, amended or stayed without the prior written consent of the Agent and the Majority Lenders.

Section 7.29     Budget.  The Debtors have not failed to disclose any material assumptions with respect to the Budget and affirm the reasonableness of the assumptions in the Budget in all material respects.

Section 7.30       Representations and Warranties of the Parent Guarantors.  Each of the Parent Guarantors hereby makes each of the representations and warranties to the Lenders set forth in Section 7.01, Section 7.02, Section 7.03, Section 7.04, Section 7.05, Section 7.06, Section 7.07, Section 7.08, Section 7.09, Section 7.10, Section 7.11, Section 7.12, Section 7.13, Section 7.14, Section 7.21 and Section 7.23, as if each reference to “the Borrower” therein were a reference to “such Parent Guarantor”, and provided that each reference in each such representation and warranty to the Borrower’s knowledge shall, for the purposes of this Section 7.30, be deemed to be a reference to such Parent Guarantor’s knowledge.

ARTICLE VIII
AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower (and each Parent Guarantor, in the case of Section 8.01, Section 8.02 and Section 8.21) covenants and agrees with the Lenders that:

Section 8.01         Financial Statements; Other Information.  The Borrower will furnish to the Agent and each Lender:

(a)         Annual Financial Statements.  As soon as available, but in any event not later than ninety (90) days after the end of each fiscal year, the Parent’s audited consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing and reasonably acceptable to the Agent (without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial position and results of operations of the Parent and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.

(b)          Quarterly Financial Statements.  As soon as available, but in any event not later than forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Parent, its consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows as of the end of and for such quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of the Parent as presenting fairly in all material respects the financial position and results of operations of the Parent and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(c)         Certificate of Financial Officer – Compliance.  Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer of the Parent and the Borrower in substantially the form of Exhibit C hereto (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 9.01, (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 7.04 (or, if later, the most recently delivered audited financial statements pursuant to Section 8.01(a)) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate and (iv) specifying each Subsidiary.

(d)        Certificate of Accounting Firm – Defaults.  Concurrently with any delivery of financial statements under Section 8.01(a), a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines).

(e)          [Reserved].

(f)         Certificate of Financial Officer – Swap Agreements.  Concurrently with any delivery of financial statements under Section 8.01(a) and Section 8.01(b), a certificate of a Financial Officer, in form and substance satisfactory to the Agent, setting forth as of the last Business Day of such calendar month or fiscal year, a true and complete summary of all Swap Agreements of each Debtor which includes the material terms thereof (including the type, term and notional amounts or volumes) not listed on Schedule 7.20.

(g)        Certificate of Insurer – Insurance Coverage.  Concurrently with any delivery of financial statements under Section 8.01(a), a certificate of insurance coverage from each insurer with respect to the insurance required by Section 8.07, in form and substance reasonably satisfactory to the Agent, and, if requested by the Agent or any Lender, all copies of the applicable policies.

(h)        Other Accounting Reports.  Promptly upon receipt thereof, a copy of each other report or letter submitted to any Debtor by independent accountants in connection with any annual, interim or special audit made by them of the books of any such Debtor, and a copy of any response by such Debtor to such letter or report.

(i)          SEC and Other Filings; Reports to Shareholders.  Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Parent, the Borrower or any Subsidiary with the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be.

(j)           [Reserved].

(k)        Lists of Purchasers.  Concurrently with the delivery of any Reserve Report to the Agent pursuant to Section 8.12, a list of all Persons purchasing Hydrocarbons from any Debtor.

(l)          Notice of Sales of Oil and Gas Properties.  In the event any Debtor intends to sell, transfer, assign or otherwise dispose of any Oil or Gas Properties included in the most recently delivered Reserve Report (or any Equity Interests in any Debtor owning interests in such Oil and Gas Properties), prior written notice of such disposition, the price thereof, the anticipated date of closing, and any other details thereof requested by the Agent or any Lender.

(m)        Notice of Casualty Events.  Prompt written notice, and in any event within three (3) Business Days, of the occurrence of any Casualty Event or the commencement of any action or proceeding that could reasonably be expected to result in a Casualty Event.

(n)         Information Regarding Borrower and Guarantors.  Prompt written notice (and in any event within thirty (30) days prior thereto) of any change (i) in the Borrower or any Guarantor’s corporate name or in any trade name used to identify such Person in the conduct of its business or in the ownership of its Properties, (ii) in the location of the Borrower or any Guarantor’s chief executive office or principal place of business, (iii) in the Borrower or any Guarantor’s identity or corporate structure or in the jurisdiction in which such Person is incorporated or formed, (iv) in the Borrower or any Guarantor’s jurisdiction of organization or such Person’s organizational identification number in such jurisdiction of organization, and (v) in the Borrower or any Guarantor’s federal taxpayer identification number, if any.

(o)        Production Report and Lease Operating Statements.  On or prior to the 20th Business Day after the end of each month, the Borrower shall deliver to the Agent, a report setting forth, for each calendar month during the then-current fiscal year to date, the volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Oil and Gas Properties, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for each such calendar month.

(p)         Notices of Certain Changes.  Promptly, but in any event within five (5) Business Days after the execution thereof, copies of any amendment, modification or supplement to any of the certificate or articles of incorporation, by-laws, any preferred stock designation or any other organic document of any Debtor.

(q)         Other Requested Information.  Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Debtor (including, without limitation, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA), or compliance with the terms of this Agreement or any other Loan Document, as the Agent may reasonably request.

(r)         Property Tax Receipts.  Not later than March 15th of each year, receipts or other written evidence reasonably satisfactory to the Agent (it being agreed and understood that independent third party verification shall not be required to the extent that the Agent’s internal policies allow) demonstrating the Borrower or the applicable Guarantor has paid in full all of its property Tax obligations for the previous calendar year with respect to any improved real Property subject to a Lien of the Security Instruments.

(s)          Material Permian Acreage.  Not later than five (5) Business Days after the consummation of an acquisition of Material Permian Acreage by any Debtor, written notice thereof, legal descriptions of the Properties acquired thereby and such other details as may be reasonably requested by the Agent.

(t)          Budget Update; Cash Reporting.

(i)          On or prior to the 20th Business Day after the end of each month, the Borrower shall deliver to the Agent: (i) an updated Capital Expenditure Budget including a report from a Financial Officer identifying and addressing any variance of actual performance to the Capital Expenditure Budget for the prior month and (ii) an updated accounts payable schedule as of the last day of the immediately prior month.

(ii)        On each Friday following the end of each four-week period, beginning on July 5, 2019 (each, a “Reporting Date”), the Borrower shall deliver to the Agent an updated Budget (which shall each be satisfactory to the Agent and subject to the Agent’s approval in its reasonable discretion; provided that the Agent shall have five (5) Business Days to approve any revised Budget provided, further, that if the Agent does not approve any updated Budget by the sixth (6th) Business Day following receipt thereof, the previously delivered Budget shall remain in effect for purposes of the variance testing covenant and reporting).

(iii)        On each Friday immediately following each Reporting Date (such date, the “Variance Testing Date”), the Borrower shall deliver to the Agent (in form reasonably satisfactory to the Agent) a variance report tested as of the most recent Reporting Date for the four-week period ending on such Reporting Date (each such period, a “Variance Testing Period”) setting forth: (w) the aggregate disbursements of the Debtors for line items other than capital expenditures and aggregate receipts during the applicable Variance Testing Period, (x) any variance (whether positive or negative, expressed as a percentage) between the aggregate disbursements for line items other than capital expenditures made during such Variance Testing Period by the Debtors against the aggregate disbursements for line items other than capital expenditures for the Testing Period set forth in the applicable Budget, (y) the aggregate disbursements of the Debtors for capital expenditures during the applicable Variance Testing Period, and (z) any variance (whether positive or negative, expressed as a percentage) between the aggregate disbursements for capital expenditures for the testing Period set forth in the applicable Budget.

(iv)        On the last day of each calendar week, the Borrower shall deliver to the Agent, a variance report comparing the Debtors’ actual receipts and disbursements for the prior calendar week and the prior four calendar weeks (on a cumulative basis) with the projected receipts and disbursements for such week and the prior four calendar weeks (on a cumulative basis) as reflected in the applicable Budget for such weeks, which variance report shall include a report from a Financial Officer of the Debtors identifying and addressing any variance of actual performance to projected performance for the prior week.

Section 8.02       Notices of Material Events.  The Borrower will furnish to the Agent and each Lender, promptly after the Borrower obtains knowledge thereof, written notice of the following:

(a)          the occurrence of any Default;

(b)        other than the Bankruptcy Cases, the filing or commencement of, or the threat in writing of, any action, suit, investigation, arbitration or proceeding by or before any arbitrator or Governmental Authority against or affecting any Debtor, or any material adverse development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Lenders), that, in either case, if adversely determined, could reasonably be expected to result in liability in excess of $1,000,000 (not subject to the automatic stay in the Bankruptcy Cases);

(c)          the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Debtors in an aggregate amount exceeding $1,000,000;

(d)        at least two (2) Business Days prior to filing (or such shorter period as the Agent may agree), the Borrower shall use commercially reasonable efforts to provide the Agent copies of all pleadings and motions (other than “first day” motions and proposed orders, but including the Approved Plan of Reorganization and any disclosure statement related thereto) to be filed by or on behalf of the Borrower or any of the other Loan Parties with the Bankruptcy Court in the Bankruptcy Cases, or to be distributed by or on behalf of the Borrower or any of the other Loan Parties to any official committee appointed in the Bankruptcy Cases, which such pleadings shall include the Agent as a notice party;

(e)          on a timely basis as specified in any DIP Order, all notices required to be given to all parties specified in such DIP Order, in the manner specified therefor therein; and

(f)          any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 8.03         Existence; Conduct of Business.  Each Debtor will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which any of its Oil and Gas Properties is located or the ownership of its Properties requires such qualification, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation, dissolution, sale or other disposition permitted under Section 9.12.

Section 8.04       Payment of Obligations.  Each Debtor will pay its obligations, including Tax liabilities of such Debtor before the same shall become delinquent or in default, except (x) to the extent such payment is excused by, or is otherwise prohibited by the provisions of the Bankruptcy Code or order of the Bankruptcy Court and (y) where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Debtor has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 8.05         Performance of Obligations under Loan Documents.  Except to the extent excused by the Bankruptcy Court or as a result of the filing of the Bankruptcy Cases each Debtor will pay its Obligations in accordance with the Loan Documents, and each Debtor will do and perform every act and discharge all of the obligations to be performed and discharged by such Debtor under the Loan Documents, including, without limitation, this Agreement, at the time or times and in the manner specified.

Section 8.06         Operation and Maintenance of Properties.  Subject to any necessary order or authorization of the Bankruptcy Court, each Debtor will:

(a)        operate its Oil and Gas Properties and other material Properties or cause such Oil and Gas Properties and other material Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements, including, without limitation, applicable proration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect;

(b)         keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its material Oil and Gas Properties and other material Properties, including, without limitation, all material equipment, machinery and facilities;

(c)        promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties and will do all other things necessary to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder;

(d)          promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards and in all material respects, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material Properties; and

(e)         to the extent a Debtor is not the operator of any Property, the Borrower shall use reasonable efforts to cause the operator to comply with this Section 8.06.

Section 8.07         Insurance.  Each Debtor will maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.  The loss payable clauses or provisions in said insurance policy or policies insuring any of the collateral for the Loans shall be endorsed in favor of and made payable to the Agent as its interests may appear and such policies shall name the Agent and the Lenders as “additional insureds” and provide that the insurer will give at least thirty (30) days prior notice of any cancellation to the Agent.

Section 8.08         Books and Records; Inspection Rights.  Each Debtor will keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  Each Debtor will permit any representatives designated by the Agent or any Lender, upon reasonable prior notice, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

Section 8.09         Compliance with Laws.  Subject to any necessary order or authorization of the Bankruptcy Court, each Debtor will comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Subsidiaries’ Property.  Each Debtor will maintain in effect and enforce policies and procedures designed to ensure compliance by such Debtor and its respective directors, officers, employees and agents with Anti-Corruption Laws, applicable AML Laws and applicable Sanctions.

Section 8.10         Environmental Matters.

(a)        Subject to any necessary order or authorization of the Bankruptcy Court, each Debtor shall:  (i) comply, and shall cause its Properties and operations to comply, with all applicable Environmental Laws, the breach of which could be reasonably expected to have a Material Adverse Effect; (ii) not dispose of or otherwise release any oil, oil and gas waste, hazardous substance, or solid waste on, under, about or from any of such Debtor’s or any other Property to the extent caused by the Debtor’s operations except in compliance with applicable Environmental Laws, the disposal or release of which could reasonably be expected to have a Material Adverse Effect; (iii) timely obtain or file all notices, permits, licenses, exemptions, approvals, registrations or other authorizations, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of the Debtor’s Properties, which failure to obtain or file could reasonably be expected to have a Material Adverse Effect; (iv) promptly commence and diligently prosecute to completion any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required or reasonably necessary under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future disposal or other release of any oil, oil and gas waste, hazardous substance or solid waste on, under, about or from any of the Debtor’s Properties, which failure to commence and diligently prosecute to completion could reasonably be expected to have a Material Adverse Effect; and (v) establish and implement such procedures as may be reasonably necessary to continuously determine and assure that the Debtor’s obligations under this Section 8.10(a) are timely and fully satisfied, which failure to establish and implement could reasonably be expected to have a Material Adverse Effect.

(b)         The Borrower will promptly, but in no event later than five (5) days after the occurrence thereof, notify the Agent and the Lenders in writing of any threatened action, investigation or inquiry by any Governmental Authority or any threatened demand or lawsuit by any landowner or other third party against any Debtor or its Properties of which the Borrower has knowledge in connection with any Environmental Laws (excluding routine testing and corrective action) if the Borrower reasonably anticipates that such action will result in liability (whether individually or in the aggregate) in excess of $1,000,000, not fully covered by insurance, subject to normal deductibles.

(c)         Each Debtor will provide environmental audits and tests in accordance with American Society of Testing Materials standards upon request by the Agent and the Lenders (or as otherwise required to be obtained by the Agent or the Lenders by any Governmental Authority), in connection with any future acquisitions of Oil and Gas Properties or other material Properties.

Section 8.11         Further Assurances.

(a)        Each Debtor at its sole expense will promptly execute and deliver to the Agent all such other documents, agreements and instruments reasonably requested by the Agent to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of such Debtor, as the case may be, in the Loan Documents, including the Notes, or to further evidence and more fully describe the collateral intended as security for the Obligations, or to correct any omissions in this Agreement or the Security Instruments, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the sole discretion of the Agent, in connection therewith.  For the avoidance of doubt, with respect to any fee-owned or easement real Property of the Borrower or any Guarantor (other than oil and gas reserves), to the extent reflected in Borrower’s midstream cash flow projections, upon the reasonable request of the Agent, the Borrower shall, or shall cause such Guarantor to, promptly upon such request, provide the Lenders with title insurance and, to the extent available in the applicable jurisdiction, extended coverage insurance, covering its interest in such real Property, in an amount equal to the purchase price of such interest in real Property (or such other lesser amount as shall be reasonably specified by the Agent), as well as an ALTA survey, which accurately depicts the current condition thereof, together with a surveyor’s certificate.

(b)         The Borrower hereby authorizes the Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Mortgaged Property without the signature of the Borrower or any other Guarantor where permitted by law.  A carbon, photographic or other reproduction of the Security Instruments or any financing statement covering the Mortgaged Property or any part thereof shall be sufficient as a financing statement where permitted by law.  The Agent will promptly send the Borrower any financing or continuation statements it files without the signature of the Borrower or any other Guarantor and the Agent will promptly send the Borrower the filing or recordation information with respect thereto.

Section 8.12         Reserve Reports.

(a)          On or before March 1st and September 1st of each year, the Borrower shall furnish to the Agent and the Lenders a Reserve Report as of the immediately preceding December 31st or June 30th, as applicable.  The Reserve Report as of December 31st of each year shall be prepared by one or more independent petroleum engineers reasonably acceptable to the Agent and the June 30th Reserve Report of each year shall be prepared by or under the supervision of the “Manager of Acquisitions and Planning” (or similarly titled position) of the Borrower who shall certify such Reserve Report to be true and accurate and to have been prepared in accordance with the procedures used in the immediately preceding December 31st Reserve Report.

(b)          [Reserved].

(c)       With the delivery of each Reserve Report, the Borrower shall provide to the Agent and the Lenders a certificate from a Responsible Officer certifying that in all material respects:  (i) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct, (ii) each applicable Debtor owns good and defensible title to the Oil and Gas Properties evaluated in such Reserve Report and such Properties are free of all Liens except for Liens permitted by Section 9.03, (iii) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments in excess of the volume specified in Section 7.18 with respect to their Oil and Gas Properties evaluated in such Reserve Report that would require any Debtor to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (iv) none of their Oil and Gas Properties have been sold since the Petition Date except as set forth on an exhibit to the certificate, which certificate shall list all of its Oil and Gas Properties sold and in such detail as reasonably required by the Agent, (v) attached to the certificate is a list of all marketing agreements entered into subsequent to the later of the date hereof or the most recently delivered Reserve Report that the Borrower could reasonably be expected to have been obligated to list on Schedule 7.19 had such agreement been in effect on the date hereof and (vi) attached thereto is a schedule of the Oil and Gas Properties evaluated by such Reserve Report that are Mortgaged Properties and demonstrating the percentage of the present value that such Mortgaged Properties represent.

Section 8.13         Title Information.

(a)        On or before the delivery to the Agent and the Lenders of each Reserve Report required by Section 8.12(a), to the extent requested by the Agent, the Borrower will deliver title information in form and substance acceptable to the Agent covering enough of the Oil and Gas Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that the Agent shall have received together with title information previously delivered to the Agent, satisfactory title information on at least 80% of the total value of the Oil and Gas Properties evaluated by such Reserve Report.

(b)         If the Borrower has provided title information for additional Properties under Section 8.13(a), the Borrower shall, within sixty (60) days of notice from the Agent that title defects or exceptions exist with respect to such additional Properties, either (i) cure any such title defects or exceptions (including defects or exceptions as to priority) which are not permitted by Section 9.03 raised by such information, (ii) substitute acceptable Mortgaged Properties with no title defects or exceptions except for Excepted Liens (other than Excepted Liens described in clauses (e), (g) and (h) of such definition) having an equivalent value or (iii) deliver title information in form and substance reasonably acceptable to the Agent so that the Agent shall have received, together with title information previously delivered to the Agent, satisfactory title information on at least 80% of the value of the Oil and Gas Properties evaluated by such Reserve Report.

Section 8.14         Additional Collateral; Additional Guarantors.

(a)         The Parent shall, and shall cause each other Debtor to, guarantee the Obligations pursuant to the Loan Guarantee.  In connection with any such guarantee, the Parent shall, or shall cause such Debtor to promptly, (A) execute and deliver this Agreement or a joinder to this Agreement, in form and substance reasonably acceptable to the Agent (the “Joinder Agreement”), and any other Loan Document reasonably requested by the Agent, (B) pledge all of the Equity Interests of such Debtor pursuant to a Security Instrument or other Loan Document (including, without limitation, delivery of original stock certificates, if any, evidencing the Equity Interests of such Debtor, together with appropriate undated stock powers for each certificate duly executed in blank by the registered owner thereof) and (C) execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Agent.

(b)         Notwithstanding the restrictions in Section 9.06, each Subsidiary of a Loan Party now existing or created, acquired or coming into existence after the date hereof, other than the Guarantors party hereto, shall promptly execute and deliver to the Agent a Joinder Agreement and any Security Instrument or other Loan Document (or joinder thereto) as may be required by the Agent. Such Subsidiary shall, and the Parent shall cause such Subsidiary to, deliver to the Agent, simultaneously with its delivery of such Joinder Agreement and any such Security Instrument or other Loan Document (or joinder), (x) written evidence reasonably satisfactory to the Agent that such Subsidiary has taken all organizational action necessary to duly approve and authorize its execution, delivery and performance of such Joinder Agreement (including under the Loan Guarantee), any such Security Instrument and any other documents which it is required to execute, and (y) such additional closing documents, certificates and opinions of counsel as the Agent shall reasonably require.

Section 8.15        ERISA Compliance.  The Parent will promptly furnish, and will cause each other Debtor and any ERISA Affiliate to promptly furnish, to the Agent (a) promptly after the filing thereof with the United States Secretary of Labor, the Internal Revenue Service or the PBGC, copies of each annual and other report with respect to each Plan, if any, or any trust created thereunder, (b) immediately upon becoming aware of the occurrence of any ERISA Event or of any “prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice signed by the President or the principal Financial Officer of the Borrower, its Subsidiaries or the ERISA Affiliate, as the case may be, specifying the nature thereof, what action the Parent, such applicable Debtor or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, and (c) immediately upon receipt thereof, copies of any notice of the PBGC’s intention to terminate or to have a trustee appointed to administer any Plan.  With respect to each Plan, if any (other than a Multiemployer Plan), the Parent will, and the Parent will cause each other Debtor and its ERISA Affiliates to, (i) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any lien, all of the contribution and funding requirements of section 412 of the Code (determined without regard to subsections (d), (e), (f) and (k) thereof) and of section 302 of ERISA (determined without regard to sections 303, 304 and 306 of ERISA), and (ii) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to sections 4006 and 4007 of ERISA.

Section 8.16         [Reserved].

Section 8.17         [Reserved].

Section 8.18       Use of Proceeds.  The proceeds of the Loans and Letters of Credit shall be used (a) to pay related transaction costs, fees and expenses; (b) to provide working capital and for other general corporate purposes of the Debtors in accordance with the Budget; (c) to make adequate protection payments as authorized by the Bankruptcy Court in the Interim Order or the Final Order, as applicable; (d) to pay obligations arising from or related to the Carve-Out; (e) to pay restructuring costs incurred in connection with the Bankruptcy Cases; and (f) in the case of the Refinancing Facility, to refinance amounts outstanding under the Existing Credit Agreement, pursuant to the terms set forth in Article II.  The Borrower and the other Loan Parties are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board).  No part of the proceeds of any Loan or Letter of Credit will be used for any purpose which violates the provisions of Regulations T, U or X of the Board.

Section 8.19         [Reserved].

Section 8.20         [Reserved].

Section 8.21        Affirmative Covenants of the Parent Guarantors.  Each of the Parent Guarantors hereby covenants and agrees to comply with each of the covenants set forth in Section 8.03, Section 8.04, Section 8.05, Section 8.07, Section 8.08, Section 8.09, Section 8.10, Section 8.11 and Section 8.15, as if each reference to “the Borrower” therein were a reference to “such Parent Guarantor”.

Section 8.22         [Reserved].

Section 8.23        Delivery of Proposed DIP Orders.  The Borrower will deliver to the Agent, as soon as practicable in advance of filing with the Bankruptcy Court, (i) the proposed DIP Orders (which must be in form and substance satisfactory to the Agent) and (ii) the Approved Plan of Reorganization, including any proposed disclosure statement related to such Approved Plan of Reorganization.

Section 8.24       Cash Management. Each Debtor shall maintain their cash management system as it existed prior to the Petition Date for the benefit of the entire DIP Facility, with any changes made pursuant to an order of the Bankruptcy Court.

ARTICLE IX
NEGATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower (and each Parent Guarantor, in the case of Section 9.01, Section 9.04(a), Section 9.21, Section 9.22 and Section 9.23) covenants and agrees with the Lenders that:

Section 9.01         Financial Covenants.

(a)         Variance Testing Period.  The Debtors shall not allow, during any Variance Testing Period, the Debtors’ actual cash expenses and disbursements during such Variance Testing Period to be more than 115% of the projected cash expenses and disbursements for such Variance Testing Period, as set forth in the Budget (the “Permitted Variance”), provided that the cash expenses and disbursements considered for determining compliance with this covenant shall exclude (i) disbursements and expenses in respect of professional fees incurred in the Bankruptcy Cases during such Variance Testing Period, (ii) the Upfront Fees payable to the RBL Lenders, as set forth in the Exit Term Sheet (as defined in the Final Order), and (iii) disbursements owed to third parties on account of royalty interests and working interests and provided, further that the Debtors may carry forward budgeted but unused disbursements set forth in the Budget for a Variance Testing Period for use during the immediately succeeding Variance Testing Period.

Section 9.02         Debt.  No Debtor will incur, create, assume or suffer to exist any Debt, except:

(a)          the Obligations;

(b)         accounts payable and other accrued expenses, liabilities or other obligations to pay (for the deferred purchase price of Property or services) from time to time incurred in the ordinary course of business which are not greater than ninety (90) days past the date of invoice or delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(c)         unsecured intercompany Debt between Debtors to the extent permitted by Section 9.05; provided that such Debt is not held, assigned, transferred, negotiated or pledged to any Person other than a Debtor, and, provided further, that any such Debt owed by a Debtor shall be subordinated to the Obligations on terms satisfactory to the Agent, including as set forth in the Loan Guarantee;

(d)          endorsements of negotiable instruments for collection in the ordinary course of business;

(e)          debt of the Debtors under Capital Leases entered into prior to the Petition Date and set forth on Schedule 9.02(e) hereto;

(f)          to the extent set forth on Schedule 9.02(f), Debt of the Debtors in existence on the Petition Date in respect of performance, bid, surety or similar bonds or surety obligations for the account of the Debtors, in each case, to the extent required by any Governmental Requirements applicable to the Debtors and otherwise in connection with the operation of the Oil and Gas Properties of the Debtors, together with all replacements, extensions and renewals thereof made in the ordinary course of business;

(g)          (i) the Existing Senior Indentures, (ii) the Existing Second Lien Loan Documents and (iii) the Existing Obligations; and

(h)          Debt for borrowed money outstanding on the Petition Date and set forth on Schedule 9.02(e) hereto.

Section 9.03       Liens.  No Debtor will create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

(a)          Liens securing the payment of any Obligations;

(b)         (i) Excepted Liens on any Property of the Debtors, (ii) Excepted Liens on any Property (other than the Parent’s right, title and interest in, and to, any and all Equity Interests issued by any of the direct or indirect Subsidiaries of the Parent) of the Parent and (iii) inchoate Tax Liens on the Parent’s right, title and interest in, and to, any and all Equity Interests issued by any of the direct or indirect Subsidiaries of the Parent;

(c)         Liens on any Property of the Debtors securing Debt arising in respect of Capital Leases so long as such Debt is permitted under Section 9.02(e); provided that such Liens attach only to the assets acquired with the proceeds of such Debt and do not cover any Hydrocarbon Interests or Equity Interests in Persons owning direct or indirect interests in Hydrocarbon Interests);

(d)         Liens on any Property of the Debtors existing on the Petition Date and set forth on Schedule 9.03(d); provided that (i) no such Lien shall at any time be extended to cover any additional Property not subject thereto on the Petition Date and (ii) the principal amount of the Debt secured by such Liens shall not be extended, renewed, refunded or refinanced;

(e)          Liens securing Existing Obligations; provided that such Liens are subject to the terms and conditions of the DIP Order;

(f)          Liens securing obligations under the Existing Second Lien Loan and the other Existing Second Lien Loan Documents; provided that such Liens are subject to the terms and conditions of the DIP Order; and

(g)          Adequate Protection Liens.

Section 9.04         Dividends, Distributions and Redemptions.

(a)         Dividends and Distributions.  The Debtors will not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, return any capital to its stockholders or make any distribution of their Property to their respective Equity Interest holders, except the Debtors (other than Parent) may declare and pay dividends or distributions ratably with respect to their Equity Interests.

(b)        Prepayments, Redemptions of Existing Obligations, Existing Second Lien Loans; Certain Amendments.  The Debtors will not make any Redemption or any other prepayments of principal, interest or payment of fees on, or in connection with, the Existing Loan Documents or the Existing Second Lien Loan Documents, in each case, other than payments expressly provided for herein or pursuant to orders entered upon pleadings in form and substance reasonably satisfactory to the Agent. No Debtor shall consent to any amendment, supplement, waiver or other modification of the terms or provisions contained in any of (i) the Existing Second Lien Loan Documents, (ii) the Existing Loan Documents or (iii) any other Debt for borrowed money.

(c)          [Reserved].

Section 9.05        Investments, Loans and Advances.  No Debtor will make or permit to remain outstanding any Investments in or to any Person, except that the foregoing restriction shall not apply to:

(a)          Investments in all of the Debtors and Binger in existence on the Interim Facility Effective Date and set forth in Schedule 9.05(a);

(b)          Investments of the Debtors reflected in the Financial Statements;

(c)          Investments of the Debtors in the form of accounts receivable arising in the ordinary course of business;

(d)          Investments of the Debtors in the form of direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one year from the date of creation thereof;

(e)          Investments of the Debtors in the form of commercial paper maturing within one year from the date of creation thereof rated in the highest grade by S&P or Moody’s;

(f)         Investments of the Debtors in the form of deposits maturing within one year from the date of creation thereof with, including certificates of deposit issued by, any Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $250,000,000 (as of the date of such bank or trust company’s most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by S&P or Moody’s, respectively;

(g)        Investments of the Debtors in the form of deposits in money market funds investing exclusively in Investments described in Section 9.05(d), Section 9.05(e) or Section 9.05(f);

(h)          Investments made by a Debtor in or to any other Debtor;

(i)         Investments made by the Debtors in direct ownership interests in additional Oil and Gas Properties and gas gathering systems related thereto or related to farm-out, farm-in, joint operating, joint venture or area of mutual interest agreements, gathering systems, pipelines or other similar arrangements which are usual and customary in the oil and gas exploration and production business located within the geographic boundaries of the United States of America, and only to the extent an Event of Default does not exist and the total Revolving Credit Exposures would not exceed the Available Commitments as a result of making such Investments;

(j)          Investments made by the Debtors in the form of loans or advances to employees, officers or directors in the ordinary course of business of the Debtors, in each case only as permitted by applicable law, including Section 402 of the Sarbanes Oxley Act of 2002, but in any event not to exceed $250,000 in the aggregate at any time;

(k)        Investments in stock, obligations or securities received in settlement of debts arising from Investments permitted under this Section 9.05 owing to any Debtor as a result of a bankruptcy or other insolvency proceeding of the obligor in respect of such debts or upon the enforcement of any Lien in favor of any Debtor; provided that the Borrower shall give the Agent prompt written notice in the event that the aggregate amount of all investments held at any one time under this Section 9.05(k) exceeds $250,000;

(l)           [Reserved]; and

(m)         Loans and advances made by the Borrower to the Parent to the extent any such loan or advance (i) is made in lieu of a Restricted Payment permitted pursuant to Section 9.04 or otherwise under this Agreement and (ii) if made as a Restricted Payment, would be permitted pursuant to Section 9.04 or otherwise under this Agreement.

Section 9.06        Nature of Business.  Subject to any restrictions arising on account of the Debtors’ status as a “debtor” under the Bankruptcy Code and entry of the DIP Order, no Debtor will allow any material change to be made (i) in the character of its business as an independent oil and gas exploration and production company or (ii) to the Debtor’s identity or corporate structure, the jurisdiction in which such Person is incorporated or formed, or any organizational documents of such Debtor. Debtors will not operate its business outside the geographical boundaries of the United States.

Section 9.07         [Reserved].

Section 9.08        Proceeds of Loans; OFAC.  The Borrower will not permit the proceeds of the Loans to be used (i) for any purpose other than those permitted by Section 8.18.  Neither the Borrower nor any Person acting on behalf of the Borrower has taken or will take any action which might cause any of the Loan Documents to violate Regulations T, U or X or any other regulation of the Board or to violate Section 7 of the Securities Exchange Act or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect. If requested by the Agent, the Borrower will furnish to the Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U, Regulation T or Regulation X of the Board, as the case may be.  No Debtor or its respective directors, officers, employees, Affiliates and agents shall use, directly or indirectly, the proceeds of any Borrowing or Letter of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, other Affiliate, joint venture partner or other Person, (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or AML Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or involving any goods originating in or with a Sanctioned Person or Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions by any Person (including any Person participating in the transactions contemplated hereunder, whether as underwriter, advisor lender, investor or otherwise).

Section 9.09         ERISA Compliance.  No Debtor will at any time:

(a)        engage in, or permit any ERISA Affiliate to engage in, any transaction in connection with which any Debtor or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of section 502 of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code;

(b)         terminate, or permit any ERISA Affiliate to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability of any Debtor or any ERISA Affiliate to the PBGC;

(c)          fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, any Debtor or any ERISA Affiliate is required to pay as contributions thereto;

(d)         permit to exist, or allow any ERISA Affiliate to permit to exist, any accumulated funding deficiency within the meaning of section 302 of ERISA or section 412 of the Code, whether or not waived, with respect to any Plan;

(e)          permit, or allow any ERISA Affiliate to permit, the actuarial present value of the benefit liabilities under any Plan maintained by any Debtor or any ERISA Affiliate which is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities.  The term “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA;

(f)          contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any Multiemployer Plan;

(g)         acquire, or permit any ERISA Affiliate to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to any Debtor or with respect to any ERISA Affiliate of any Debtor if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (i) any Multiemployer Plan, or (ii) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities;

(h)          incur, or permit any ERISA Affiliate to incur, a liability to or on account of a Plan under sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA;

(i)          contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any material liability; or

(j)          amend, or permit any ERISA Affiliate to amend, a Plan resulting in an increase in current liability such that any Debtor or any ERISA Affiliate is required to provide security to such Plan under section 401(a)(29) of the Code.

Section 9.10       Sale or Discount of Receivables.  No Debtor will discount or sell (with or without recourse) any of its notes receivable or accounts receivable.

Section 9.11       Mergers, Divisions, Etc.  No Debtor will merge into or with or consolidate with any other Person, or sell, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property (whether now owned or hereafter acquired) to any other Person, or liquidate or dissolve or divide.

Section 9.12         Sale of Properties.  No Debtor will sell, assign, farm-out, convey or otherwise transfer any Property except for:

(a)          the sale of Hydrocarbons in the ordinary course of business;

(b)        farmouts of undeveloped acreage and assignments in connection with such farmouts with respect to which a Debtor retains an overriding royalty interest above a 75% net revenue interest in such disposed Property;

(c)         the sale or transfer of equipment that is no longer necessary for the business of such Debtor or is replaced by equipment of at least comparable value and use;

(d)        if no Event of Default then exists or would result as a result thereof, sales and other dispositions of Property (not otherwise permitted above) having a fair market value not to exceed $1,000,000; and

(e)          dispositions of any Property of any Debtor pursuant to an order of the Bankruptcy Court; provided that such disposition shall be subject to the prior consent of the Agent and the Majority Lenders.

Section 9.13       Environmental Matters.  No Debtor will violate or permit any of its Property to be in violation of, or do anything or permit anything to be done which will subject any such Property to any Remedial Work under any Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Property where such violations or remedial obligations could reasonably be expected to have a Material Adverse Effect.

Section 9.14        Transactions with Affiliates.  The Borrower will not enter into any transaction, including, without limitation, any purchase, sale, or lease or exchange of Property, with any non-Debtor Affiliate, other than transactions or arrangements in place as of the Petition Date (including contractual obligations in place at such time) or approved by the Bankruptcy Court pursuant to an order in form and substance reasonably satisfactory to the Agent and the Majority Lenders.

Section 9.15        Subsidiaries.  The Borrower shall have no Subsidiaries other than Wholly-Owned Subsidiaries.  No Debtor will create or acquire any additional Subsidiary.  No Debtor sell, assign or otherwise dispose of any Equity Interests in any of its Subsidiaries.  The Borrower shall have no Foreign Subsidiaries.

Section 9.16      Negative Pledge Agreements; Dividend Restrictions.  No Debtor will create, incur, assume or suffer to exist any contract, agreement or understanding (other than this Agreement, any other Loan Document, the Existing Loan Documents, the Existing Senior Indentures or the Existing Second Lien Loan Documents) that in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property in favor of the Agent and the Lenders or the secure the Obligations, except restrictions imposed pursuant to an agreement entered into in connection with a disposition permitted under Section 9.12.

Section 9.17       Gas Imbalances, Take-or-Pay or Other Prepayments.  No Debtor will allow gas imbalances, take-or-pay or other prepayments with respect to the Oil and Gas Properties of any Debtor that would require such Debtor to deliver, in the aggregate, two percent (2%) or more of the monthly production of Hydrocarbons at some future time without then or thereafter receiving full payment therefor.

Section 9.18         Swap Agreements.  No Debtor will enter into any Swap Agreements with any Person other than (a) Swap Agreements in respect of commodities (i) with an Approved Counterparty and (ii) the notional volumes for which (when aggregated with other commodity Swap Agreements then in effect other than basis differential swaps on volumes already hedged pursuant to other Swap Agreements) do not exceed, as of the date such Swap Agreement is executed, 85% of the reasonably anticipated projected production from Total Proved Reserves (provided that proved developed non-producing and proved undeveloped reserves shall not in the aggregate constitute more than 25% of Total Proved Reserves) for each month during the period during which such Swap Agreement is in effect for each of crude oil, natural gas and natural gas liquids, each calculated separately (for purposes of the foregoing, natural gas liquids volumes may be hedged directly or for crude oil volumes in a 2:1 ratio), for each of the next five (5) succeeding calendar years, provided that upon the date any Debtor signs a definitive acquisition agreement for any acquisition of Property or Equity Interests of any Person not prohibited by this Agreement, Swap Agreements may be entered into for 85% of the reasonably anticipated projected production from Proved Developed Producing Properties the subject of such acquisition (provided that should such acquisition fail to close within sixty (60) days of the date the Debtor signing such definitive acquisition agreement, such Debtor shall terminate or unwind such Swap Agreements entered into in respect of such acquisition such that such Debtor is in compliance with clause (a)(ii) above), excluding the effect of the provision for pending acquisitions, floor options may be purchased limited to total notional volumes of all Swap Agreements and puts options not exceeding 100% of projected production from Proved Developed Producing Properties as described in (a)(ii) above, and (b) Swap Agreements in respect of interest rates with an Approved Counterparty, which effectively convert interest rates from floating to fixed, the notional amounts of which (when aggregated with all other Swap Agreements of the Debtors then in effect effectively converting interest rates from floating to fixed) do not exceed 100% of the then outstanding principal amount of the Borrower’s Debt for borrowed money which bears interest at a floating rate.  In no event shall any Swap Agreement contain any requirement, agreement or covenant for any Debtor to post collateral or margin to secure its obligations under such Swap Agreement or to cover market exposures.

Section 9.19        Marketing Activities.  No Debtor will engage in marketing activities for any Hydrocarbons or enter into any contracts related thereto other than (a) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from their proved Oil and Gas Properties during the period of such contract, (b) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from proved Oil and Gas Properties of third parties during the period of such contract associated with the Oil and Gas Properties of the Debtors that any Debtor has the right to market pursuant to joint operating agreements, unitization agreements or other similar contracts that are usual and customary in the oil and gas business and (c) other contracts for the purchase and/or sale of Hydrocarbons of third parties (i) which have generally offsetting provisions (i.e., corresponding pricing mechanics, delivery dates and points and volumes) such that no “position” is taken and (ii) for which appropriate credit support has been taken to alleviate the material credit risks of the counterparty thereto.

Section 9.20         Accounting Changes.  No Debtor will (i) make any significant change in accounting treatment or reporting practices, except as required by GAAP, or (ii) change the fiscal year of any Debtor.

Section 9.21        New Accounts.  No Debtor will open or otherwise establish, or deposit, credit or otherwise transfer any Cash Receipts, securities, financial assets or any other property into, any Deposit Account, Securities Account or Commodity Account other than (a) any Deposit Account, Securities Account or Commodity Account in which the Agent has been granted a first-priority perfected Lien and that, in each case, is subject to a Security Instrument or (b) any Excluded Account (solely with respect to amounts referred to in the definition thereof).

Section 9.22        Volumetric Production Payment.  No Debtor will sell, grant, issue or otherwise enter into any Volumetric Production Payment, forward sale agreement or other sales of Hydrocarbons in place that would require any Debtor to deliver Hydrocarbons at some future time without receipt by the Debtor of full payment therefor at such future time or sale of royalty interests or overriding royalty interests; provided however, without limiting the other provisions of this Article IX, this Section 9.22 shall not limit the ability of a Debtor to (i) enter into gas balancing arrangements, (ii) settle gas imbalances and (iii) (A) perform on take or pay contracts, (B) deliver Hydrocarbons in accordance with the terms of any Hydrocarbon Lease to a party thereto, or (C) enter into midstream or marketing contracts in the ordinary course of business for sale of Hydrocarbons, in the case of clauses (iii)(A), (iii)(B) and (iii)(C), as and when produced.

Section 9.23       Passive Holding Company Status of Parent Guarantors.  Neither of the Parent Guarantors shall engage in any operating or business activities or other transactions other than (i) the ownership and/or acquisition of the Equity Interests (other than Disqualified Capital Stock) of the Borrower or Legacy GP, (ii) the maintenance of its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance, (iii) to the extent applicable, participating in tax, accounting and other administrative matters as a member of the consolidated group of the Parent Guarantors and the Borrower and (iv) the performance of its obligations under and in connection with the Loan Documents, the Bankruptcy Cases, the Existing Loan Documents, the Existing Second Lien Loan Documents and any documents relating to other Debt permitted under Section 9.02.

Section 9.24        Negative Covenants of the Parent Guarantors.  Each of the Parent Guarantors hereby covenants and agrees to comply with each of the covenants set forth in Section 9.04(b), Section 9.09, Section 9.14, Section 9.16, and Section 9.21, as if each reference to “the Borrower” were a reference to “such Parent Guarantor”.

Section 9.25         Key Employee Plans. No Debtor shall (a) enter into any key employee retention plan and incentive plan, other than such plans in effect as of the Petition Date or (b) amend or modify any existing key employee retention plan and incentive plan, unless such plan, amendment or modification, as applicable, is satisfactory to the Agent and Majority Lenders.

Section 9.26         [Reserved].

Section 9.27         Superpriority Claims. No Debtor will create or permit to exist any Superpriority Claim other than Superpriority Claims permitted by the DIP Orders and the orders approving the “first day” motions in respect of the Bankruptcy Cases.

Section 9.28        Bankruptcy Orders. No Debtor will (a) obtain or seek to obtain any stay from the Bankruptcy Court on the exercise of the Agent’s or any Lender’s remedies hereunder or under any other Loan Document, except as specifically provided in the DIP Order, (b) seek to change or otherwise modify any DIP Order or other order in the Bankruptcy Court with respect to the DIP Facility or (c) without the consent of the Majority Lenders, propose, file, consent, solicit votes with respect to or support any chapter 11 plan or debtor in possession financing unless (i) such plan or financing would, on the date of effectiveness, pay in full in cash all Obligations or (ii) such plan is an Approved Plan of Reorganization.

ARTICLE X
EVENTS OF DEFAULT; REMEDIES

Section 10.01       Events of Default.  One or more of the following events shall constitute an “Event of Default”:

(a)         the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)         the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 10.01(a)) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;

(c)         any representation or warranty made or deemed made by or on behalf of any Debtor in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect when made or deemed made;

(d)          any Debtor shall fail to observe or perform any covenant, condition or agreement contained in Section 8.01(m), Section 8.01(n), Section 8.02, Section 8.03 or in Article IX;

(e)         any Debtor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a), Section 10.01(b) or Section 10.01(d)) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) notice thereof from the Agent to the Borrower (which notice will be given at the request of any Lender) or (ii) a Responsible Officer of any Debtor otherwise becoming aware of such default;

(f)          any event or condition occurs that results in any Material Indebtedness incurred on or after the Petition Date becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require any Debtor to make an offer in respect thereof;

(g)        the Loan Documents shall not have been executed and delivered by the Debtors, the Agent and the Lenders within five (5) business days after the date of entry of the Interim Order (or shall not have been filed with, and approved by, the Bankruptcy Court within the times specified and otherwise in accordance with the Interim Order);

(h)          dismissal of the Bankruptcy Cases or conversion of the Bankruptcy Cases to a Chapter 7 case;

(i)          appointment of a Chapter 11 trustee, a responsible officer or an examiner with enlarged powers (beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code) relating to the operation of the business of any Loan Party in the Bankruptcy Case;

(j)         the Bankruptcy Court’s granting of any superpriority claim or lien on the Collateral which is pari passu with or senior to the Superpriority Claims or Liens of the Lenders in the Bankruptcy Case;

(k)         failure of the Final Order to be entered within thirty-five (35) days (or a later date consented to by the Agent and the Majority Lenders) after entry of the Interim Order;

(l)          failure of the Interim Order or Final Order to be in full force and effect, including by the entry of an order reversing, amending, supplementing, staying for a period in excess of five (5) days, vacating or otherwise modifying the Interim Order or Final Order in a manner that is adverse to the Agent or the Lenders;

(m)        after entry of the Final Order, the entry of any final order in the Bankruptcy Case charging any of the Collateral, including under Section 506(c) or Section 552(b) of the Bankruptcy Code, or the commencement of any action by any Loan Party which is adverse to the Lenders or their rights and remedies under the DIP Facility in the Bankruptcy Case;

(n)          reversal or modification of the Refinancing Facility by the Bankruptcy Court;

(o)          failure of any Loan Party to comply with the terms of the applicable DIP Order;

(p)          entry of a final order by the Bankruptcy Court terminating the use of cash collateral;

(q)         payment by any Loan Party (by way of adequate protection or otherwise) of any principal or interest or other amount on account of any prepetition Debt or payables (other than as agreed herein or pursuant to the consent of the Required Lenders) or as described in the Interim Order, the Final Order or pursuant to any orders approving any “first day” motions;

(r)          entry of an order or orders granting relief from any stay of proceeding (including, without limitation, the automatic stay) so as to allow a third party or third parties to proceed against any assets of any Loan Party having a value, individually or in the aggregate, in excess of $1,000,000 or to permit other actions that would have a Material Adverse Effect on any Loan Party or its estate;

(s)          if (i) the Existing Intercreditor Agreement shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with its terms against the Borrower, any party thereto or any holder of the liens subordinated thereby, or shall be repudiated by any of them, or be amended, modified or supplemented to cause the liens securing the obligations of the Existing Second Lien Credit Agreement to be senior or pari passu in priority to the liens securing the obligations under the Existing Credit Agreement, (ii) the Borrower takes any action inconsistent with the terms of the Existing Intercreditor Agreement (other than in connection with an Approved Plan of Reorganization reasonably acceptable to the Required Lenders), (iii) any Person bound by the Existing Intercreditor Agreement takes any action inconsistent with the terms thereof and the Borrower shall fail to promptly take all actions necessary to oppose such action or (iv) any order of any court of competent jurisdiction is granted which is materially inconsistent with the terms of the Existing Intercreditor Agreement;

(t)          (i) subject to Section 12.02(c), unless otherwise agreed by the Required Lenders or pursuant to the terms of the DIP Orders, the filing or confirmation of an Approved Plan of Reorganization that does not provide for termination of the Commitments under the DIP Facility and, except as may be provided herein with respect to the Refinanced Loans, including under Section 2.01(b), payment in full in cash of all Obligations under the Loan Documents owed to the Lenders in respect of the DIP Facility on the effective date of such Approved Plan of Reorganization, or (ii) if any Debtor shall seek, support, or fail to contest in good faith the filing or confirmation of any plan of reorganization other than the Approved Plan of Reorganization;

(u)          failure to satisfy any of the Chapter 11 Milestones in accordance with the terms relating to such Chapter 11 Milestone;

(v)         (i) the entry of the Interim Order shall have not occurred on or prior to the date that is five (5) days after the Petition Date, (ii) the entry of the Final Order shall have not occurred prior to or on the date that is thirty-five (35) days (or a later date consented to by the Agent and the Majority Lenders) after entry of the Interim Order or (iii) the entry of an order reversing, amending, supplementing, staying for a period in excess of five (5) days, vacating or otherwise modifying the Interim Order or Final Order in a manner that is adverse to the Agent or the Lenders;

(w)         with respect to the Debtors (i) one or more judgments for the payment of money in an aggregate amount in excess of $5,000,000 (to the extent not covered by independent third party insurance provided by insurers of the highest claims paying rating or financial strength as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding) or (ii) any one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, shall be rendered against any Debtor or any combination thereof; and, in case of each of clause (i) or (ii), the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Debtor to enforce any such judgment, and unless, with respect to any of the foregoing, the same shall be effectively stayed pursuant to the Bankruptcy Code;

(x)         the Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against a Debtor party thereto or shall be repudiated by them, or cease to create a valid and perfected Lien of the priority required thereby on any of the Collateral purported to be covered thereby, or any Debtor shall so state in writing, or any Loan Party shall contest the validity or perfection of the Liens and security interests securing the Obligations;

(y)        an ERISA Event shall have occurred that, in the opinion of the Majority Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of any Debtor in an aggregate amount exceeding $2,000,000 in any year; and

(z)          any Change in Control shall occur.

Section 10.02       Remedies.

(a)          In the case of an Event of Default, subject in all respects to the Carve Out, (i) the Agent may, and at the request of the Majority Lenders, shall (A) deliver a notice to the Borrower of the Event of Default, (B) declare the termination, reduction, or restriction of the Commitments, and thereupon the Commitments shall be terminated, reduced, or restricted immediately unless and until the Majority Lenders and the Agent shall reinstate the same in writing, (C) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations), shall become due and payable immediately, in each case, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by each Loan Party, (D) declare a termination, reduction or restriction on the ability of the Loan Parties to use any cash collateral (other than as set forth in clause (iii) below) (E) terminate the DIP Facility and (F) charge the Default Rate (each of clauses (A) through (F) above, a “Termination Declaration” and the earliest date to occur of any such Termination Declaration, the “Termination Declaration Date”), in each case of clauses (A) through (F) above, without first obtaining relief from the automatic stay under section 362 of the Bankruptcy Code; (ii) five (5) Business Days after the Termination Declaration Date, the Loan Parties and/or any Committee shall be permitted to seek an emergency hearing before the Bankruptcy Court (which they shall seek on an expedited basis) solely to determine whether an Event of Default has occurred, provided, however, that (1) if the Loan Parties seek an expedited emergency hearing within five (5) Business Days, until such time the Bankruptcy Court has entered an order ruling on whether an Event of Default has occurred, the Agent shall not be permitted to exercise its rights and remedies with respect to such Termination Declaration or such Events of Default, and (2) if the Loan Parties and any Committee do not seek an expedited emergency hearing within five (5) Business Days after the Termination Declaration Date, the Agent shall be entitled to exercise all rights and remedies provided for in the Loan Documents with respect to such Termination Declaration, including the right to foreclose on, or otherwise exercise its rights with respect to all or any portion of the Collateral, including by applying the proceeds thereof to the Obligations; and (iii) the Loan Parties shall not be permitted to use any proceeds of the Loans, or any other cash collateral, except in accordance with the Budget (subject to the Permitted Variances).

(b)          In the case of the occurrence of an Event of Default, the Agent and the Lenders will have all other rights and remedies available at law and equity.

(c)          All proceeds realized from the liquidation or other disposition of collateral or otherwise received after maturity of the Loans or the Notes, whether by acceleration or otherwise, shall be applied:

(i)          first, to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Agent in its capacity as such;

(ii)      second, pro rata to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Lenders;

(iii)      third, pro rata to payment of (i) accrued and unpaid interest on the New Money Loans and LC Disbursements, (ii) accrued and unpaid interest on the Refinanced Loans, (iii) fees on each Letter of Credit and (iv) other accrued and unpaid interest included in the Obligations;

(iv)        fourth, pro rata to (i) payment of principal outstanding on the New Money Loans, (ii) payment of principal outstanding on the Refinanced Loans, (iii) Secured Swap Obligations owing to Secured Swap Parties, (iv) Secured Cash Management Obligations owing to Secured Cash Management Providers, and (v) to serve as cash collateral to be held by the Agent to secure the LC Exposure;

(v)          fifth, pro rata to any other Obligations; and

(vi)       sixth, any excess, after all of the Obligations shall have been indefeasibly paid in full in cash, shall be held as required by the Bankruptcy Court and/or any other Governmental Requirement.

Notwithstanding the foregoing, Secured Cash Management Obligations arising under any Secured Cash Management Agreement shall be excluded from the application described above if the Agent has not received written notice thereof, together with such supporting documentation as the Agent may request, from the applicable Secured Cash Management Provider. Each Secured Cash Management Provider not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Agent pursuant to the terms of Article XI hereof for itself and its Affiliates as if a “Lender” party hereto.

Section 10.03     Disposition of Proceeds.  The Security Instruments contain an assignment by the Borrower and/or the Guarantors unto and in favor of the Agent for the benefit of the Lenders of all of the Borrower’s or each Guarantor’s interest in and to production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Property.  The Security Instruments further provide in general for the application of such proceeds to the satisfaction of the Obligations and other obligations described therein and secured thereby.  Notwithstanding the assignment contained in such Security Instruments, except after the occurrence and during the continuance of an Event of Default, (a) the Agent and the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Agent or the Lenders, but the Lenders will instead permit such proceeds to be paid to the Debtors and (b) the Lenders hereby authorize the Agent to take such actions as may be necessary to cause such proceeds to be paid to the Debtors.

ARTICLE XI
THE AGENTS

Section 11.01     Appointment; Powers.  Each of the Lenders and each Issuing Bank hereby irrevocably appoints the Agent as its agent and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Section 11.02      Duties and Obligations of Agent.  The Agent shall have no duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) the Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (the use of the term “agent” herein and in the other Loan Documents with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law; rather, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties), (b) the Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except as provided in Section 11.03, and (c) except as expressly set forth herein, the Agent shall have no duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Agent or any of its Affiliates in any capacity.  The Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Agent by the Borrower or a Lender, and shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent, (vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of the Debtors or any other obligor or guarantor, or (vii) any failure by the Borrower or any other Person (other than itself) to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein.  For purposes of determining compliance with the conditions specified in Article VI, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received written notice from such Lender prior to the proposed closing date specifying its objection thereto.

Section 11.03      Action by Agent.  The Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise in writing as directed by the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) and in all cases the Agent shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall (a) receive written instructions from the Majority Lenders, the Required Lenders or the Lenders, as applicable, (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action.  The instructions as aforesaid and any action taken or failure to act pursuant thereto by the Agent shall be binding on all of the Lenders.  If a Default has occurred and is continuing, then the Agent shall take such action with respect to such Default as shall be directed by the requisite Lenders in the written instructions (with indemnities) described in this Section 11.03, provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders.  In no event, however, shall the Agent be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement, the Loan Documents or applicable law.  The Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders or the Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02), and otherwise the Agent shall not be liable for any action taken or not taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith INCLUDING ITS OWN ORDINARY NEGLIGENCE, except for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and non-appealable judgment.

Section 11.04     Reliance by Agent.  The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon and each of the Borrower, the Lenders and each Issuing Bank hereby waives the right to dispute the Agent’s record of such statement, except in the case of gross negligence or willful misconduct by the Agent.  The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.  The Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Agent.

Section 11.05     Subagents.  The Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Agent.  The Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding Sections of this Article XI shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

Section 11.06      Resignation or Removal of Agent.  Subject to the appointment and acceptance of a successor Agent as provided in this Section 11.06, the Agent may resign at any time by notifying the Lenders, each Issuing Bank and the Borrower, and the Agent may be removed at any time with or without cause by the Majority Lenders.  Upon any such resignation or removal, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor.  If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation or removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders and each Issuing Bank, appoint a successor Agent.  Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the Agent’s resignation hereunder, the provisions of this Article XI and Section 12.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

Section 11.07       Agent and Lenders.  Each bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Debtor or other Affiliate thereof as if it were not an Agent hereunder.

Section 11.08       No Reliance.  Each Lender acknowledges that it has, independently and without reliance upon the Agent, any other Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Document to which it is a party.  Each Lender also acknowledges that it will, independently and without reliance upon the Agent, any other Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder.  The Agents shall not be required to keep themselves informed as to the performance or observance by any Debtor of this Agreement, the Loan Documents or any other document referred to or provided for herein or to inspect the Properties or books of the Debtors.  Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Agent hereunder, no Agent nor the Arranger shall have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of its Affiliates) which may come into the possession of such Agent or any of its Affiliates.  In this regard, each Lender acknowledges that Orrick, Herrington & Sutcliffe LLP is acting in this transaction as special counsel to the Agent only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document.  Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.

Section 11.09      Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or other judicial proceeding relative to any Debtor, the Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)        to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank and the Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Bank and the Agent under Section 12.03) allowed in such judicial proceeding; and

(b)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Lenders, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Section 12.03.

Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender any chapter 11 plan, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 11.10      Authority of Agent to Release Collateral and Liens.  Each Lender and each Issuing Bank hereby authorizes the Agent to release any collateral that is permitted to be sold or released pursuant to the terms of the Loan Documents.  Each Lender and each Issuing Bank hereby authorizes the Agent to execute and deliver to the Borrower, at the Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Borrower in connection with any sale or other disposition of Property to the extent such sale or other disposition is permitted by the terms of Section 9.12 or is otherwise authorized by the terms of the Loan Documents.

Section 11.11      Secured Cash Management Agreements.  No Secured Cash Management Provider that obtains the benefits of Section 10.02(c), any Loan Guarantee or any Collateral by virtue of the provisions hereof or of any Loan Guarantee, any Security Instrument or any other Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article XI to the contrary, the Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements unless the Agent has received written notice of such Obligations, together with such supporting documentation as the Agent may request, from the applicable Secured Cash Management Provider.

Section 11.12    The Arranger.  The Arranger shall have no duties, responsibilities or liabilities under this Agreement and the other Loan Documents other than its duties, responsibilities and liabilities in its capacity as a Lender hereunder to the extent it is a party to this Agreement as a Lender.

ARTICLE XII
MISCELLANEOUS

Section 12.01       Notices.

(a)         Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)          if to any Loan Party, to the Borrower at

Legacy Reserves LP
303 West Wall Street, Suite 1800
Midland, Texas  79701
Attention:  Robert Norris
Email:  rnorris@legacyreserves.com
Phone:  432-689-5217

with a copy to

Legacy Reserves LP
303 West Wall Street, Suite 1800
Midland, Texas  79701
Attention: Bert Ferrara
Email:  bferrara@legacyreserves.com
Phone: 432-221-6363

(ii)          if to the Agent, to it at

Wells Fargo Bank, National Association
1000 Louisiana Street, 9th Floor
Houston, Texas 77002
Attention: Brett Steele, Director
Facsimile: 713-319-1920
Email: Brett.A.Steele@wellsfargo.com

(iii)       if to any other Lender, in its capacity as such, or any other Lender in its capacity as an Issuing Bank, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)        Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices pursuant to Article II, Article III, Article IV and Article V unless otherwise agreed by the Agent and the applicable Lender.  The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)        Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 12.02       Waivers; Amendments.

(a)          No failure on the part of the Agent, any other Agent, any Issuing Bank or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies of the Agent, each other Agent, each Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Agent, any other Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b)          Neither this Agreement nor any provision hereof nor any Security Instrument nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Majority Lenders or by the Borrower and the Agent with the consent of the Majority Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender; (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, or reduce any other Obligations hereunder or under any other Loan Document, without the written consent of each Lender affected thereby; (iii) postpone the scheduled date of payment or prepayment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or any other Obligations hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone or extend the Termination Date or the Maturity Date without the written consent of each Lender affected thereby; (iv) change Section 4.01(b) or Section 4.01(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender; (v) waive or amend Section 3.04(c), Section 6.01, Section 6.02, Section 8.14, Section 10.02(c), Section 12.14 or any provisions of this Section 12.02(b) or change the definition of the terms “Domestic Subsidiary”, “Foreign Subsidiary”, “Material Domestic Subsidiary” or “Subsidiary”, without the written consent of each Lender (other than a Defaulting Lender); provided, further, that any waiver or amendment to the terms of Section 12.14 or this proviso in this Section 12.02(b)(v) shall also require the written consent of each Secured Swap Party (unless such Secured Swap Party is a Defaulting Lender), and any amendment or waiver to the terms of Section 10.02(c) shall also require the written consent of each Secured Swap Party adversely affected thereby; (vi) amend or otherwise modify any Security Instrument in a manner that results in the Secured Swap Obligations secured by such Security Instrument no longer being secured thereby on an equal and ratable basis with the principal of the Loans, or amend or otherwise change the definition of “Secured Swap Agreement,” “Secured Swap Obligations” or “Secured Swap Party” without the written consent of each Secured Swap Party adversely affected thereby; (vii) release any Guarantor, release all or substantially all of the collateral (other than as provided in Section 11.10), or reduce the percentage set forth in Section 8.13 to be less than 80%, without the written consent of each Lender (other than a Defaulting Lender); or (viii) change any of the provisions of this Section 12.02(b) or the definitions of “Required Lenders” or “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents or make any determination or grant any consent hereunder or any other Loan Documents, without the written consent of each Lender (other than a Defaulting Lender); provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Agent, any other Agent or the Issuing Bank hereunder or under any other Loan Document without the prior written consent of the Agent, such other Agent or the Issuing Bank, as the case may be and (B) nothing in this Section 12.02 shall cause any waiver, amendment, modification or consent to (1) any fee letter between the Borrower and any Lender or the Agent or the Issuing Bank to require the consent of the Majority Lenders, (2) any Letter of Credit Agreements between the Borrower or any Subsidiary of the Borrower and the Issuing Bank to require the consent of the Majority Lenders, (3) any Letter of Credit issued by the Issuing Bank pursuant to the terms of this Agreement to require the consent of the Majority Lenders except as specifically required by Section 2.08, or (4) any Secured Cash Management Agreement to require the consent of the Majority Lenders.  Notwithstanding the foregoing, (A) any supplement to Schedule 7.14 (Subsidiaries) shall be effective simply by delivering to the Agent a supplemental schedule clearly marked as such and, upon receipt, the Agent will promptly deliver a copy thereof to the Lenders, (B) any Security Instrument may be supplemented to add additional collateral or join additional Persons as Guarantors with the consent of the Agent, and (C) the Borrower and the Agent may amend this Agreement or any other Loan Document without the consent of the Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document.

(c)          Anything herein to the contrary notwithstanding, if the Debtors’ proposed plan of reorganization (“Proposed Plan”) provides for (in whole or in part) the refinancing of the Refinanced Loans and the Existing Obligations on the effective date of an Approved Plan of Reorganization in lieu of repayment in full in cash of the Refinanced Loans and the Existing Obligations, then, if such Proposed Plan has been accepted by a class consisting solely of the Existing Lenders, then the holders of not less than 66 2/3% of the Refinanced Loans (the “Required Refinanced Lenders”) may (without the consent of any other Refinanced Lenders or the Agent) agree on behalf of all Refinanced Lenders that the full amount of the Refinanced Loans will not be required to be repaid in cash on the Maturity Date, but instead shall be treated in any manner approved by the Required Refinanced Lenders.  No amendment or waiver shall, unless signed by all Refinanced Lenders, amend this clause (c) or change the definition of the term Required Refinanced Lenders or the percentage of Refinanced Lenders which shall be required for Refinanced Lenders to take any action hereunder, in each case without the consent of all Refinanced Lenders.

Section 12.03       Expenses, Indemnity; Damage Waiver.

(a)         The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Agent and its Affiliates, including, without limitation, the reasonable fees, charges and disbursements of counsel and other outside consultants for the Agent, the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses and, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Agent as to the rights and duties of the Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket costs, expenses, Taxes, assessments and other charges incurred by any Agent or any Lender in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein, (iii) all reasonable out-of-pocket expenses incurred by each Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit issued by such Issuing Bank or any demand for payment thereunder, (iv) all out-of-pocket expenses incurred by any Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for any Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 12.03, or in connection with the Loans made or Letters of Credit issued hereunder, including, without limitation, all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, and (v) all reasonable out-of-pocket fees, charges and expenses of one special bankruptcy counsel for each Secured Swap Party in connection with the structuring and preparation of any Secured Swap Agreement to be entered into after the Petition Date.

(b)       THE BORROWER SHALL INDEMNIFY EACH AGENT, THE ARRANGER, EACH ISSUING BANK AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (i) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER LOAN DOCUMENT, (ii) THE FAILURE OF ANY DEBTOR TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, (iii) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF THE BORROWER OR ANY GUARANTOR SET FORTH IN ANY OF THE LOAN DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, (iv) ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREFROM, INCLUDING, WITHOUT LIMITATION, (A) ANY REFUSAL BY ANY ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT ISSUED BY SUCH ISSUING BANK IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT, OR (B) THE PAYMENT OF A DRAWING UNDER ANY LETTER OF CREDIT NOTWITHSTANDING THE NON-COMPLIANCE, NON-DELIVERY OR OTHER IMPROPER PRESENTATION OF THE DOCUMENTS PRESENTED IN CONNECTION THEREWITH, (v) ANY OTHER ASPECT OF THE LOAN DOCUMENTS, (vi) THE OPERATIONS OF THE BUSINESS OF THE DEBTORS BY THE DEBTORS, (vii) ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS, (viii) ANY ENVIRONMENTAL LAW APPLICABLE TO THE DEBTORS OR ANY OF THEIR PROPERTIES, INCLUDING WITHOUT LIMITATION, THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS SUBSTANCES ON ANY OF THEIR PROPERTIES, (ix) THE BREACH OR NON-COMPLIANCE BY ANY DEBTOR WITH ANY ENVIRONMENTAL LAW APPLICABLE TO ANY SUCH DEBTOR, (x) THE PAST OWNERSHIP BY ANY DEBTOR OF ANY OF ITS PROPERTIES OR PAST ACTIVITY ON ANY OF ITS PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, (xi) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR DISPOSAL OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS SUBSTANCES ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY THE ANY DEBTOR OR ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY ANY DEBTOR, (xii) ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO ANY DEBTOR, (xiii) ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE LOAN DOCUMENTS, OR (xiv) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE.

(c)          To the extent that the Borrower fails to pay any amount required to be paid by it to any Agent, the Arranger or any Issuing Bank under Section 12.03(a) or (b), each Lender severally agrees to pay to such Agent, the Arranger or such Issuing Bank, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent, the Arranger or such Issuing Bank in its capacity as such.

(d)         To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)          All amounts due under this Section 12.03 shall be payable within ten (10) Business Days of written demand therefor.

Section 12.04       Successors and Assigns.

(a)        The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent and each Lender, not to be unreasonably withheld or delayed (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.04; provided that any such assignment or participation must comply with any restrictions on assignments or participations, as applicable, as agreed to by the transferring lender in any restructuring support agreement and (iii) no Lender may assign to the Borrower, an Affiliate of the Borrower, a Defaulting Lender or an Affiliate of a Defaulting Lender all or any portion of such Lender’s rights and obligations under this Agreement or all or any portion of its Commitments or the Loans owing to it hereunder.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 12.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent, each Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)          (i) Subject to the conditions set forth in Section 12.04(b)(ii), any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of the Agent, provided that no consent of the Agent shall be required for an assignment to an assignee that is a Lender or any Affiliate of a Lender, immediately prior to giving effect to such assignment.

(ii)          Assignments shall be subject to the following additional conditions:

(A)         Subject to clause (C) below, except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, as applicable, the amount of the Commitment or Loans, as applicable, of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent) shall not be less than $5,000,000 (or a lesser amount if the assigning Lender’s outstanding Commitment or Loans, as applicable, amounts to less than $5,000,000);

(B)         each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)          each assignment of any Lender’s Commitment and/or New Money Loan (including any portion thereof) shall include an assignment in the same proportion of such Lenders’ Refinanced Loans;

(D)          the parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(E)          the assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire; and

(F)          no such assignment shall be made to the Borrower, any Affiliate of the Borrower, a Defaulting Lender (or any entity who, upon becoming a Lender hereunder, would constitute a Defaulting Lender), any Affiliate of a Defaulting Lender or a natural person.

(iii)        Subject to Section 12.04(b)(iv) and the acceptance and recording thereof, and except in the case of an assignment to an Affiliate of a Lender, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 5.01, Section 5.02, Section 5.03 and Section 12.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(c).

(iv)      The Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Agent, each Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.  In connection with any changes to the Register, if necessary, the Agent will reflect the revisions on Annex I and forward a copy of such revised Annex I to the Borrower, each Issuing Bank and each Lender.

(v)         Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 12.04(b) and any written consent to such assignment required by Section 12.04(b), the Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 12.04(b).

(c)          (i) Any Lender may, without the consent of the Borrower the Agent or any Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Agent, each Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) increase the commitment of such Participant, (2) reduces or forgives any principal, interest or fees payable to such Participant, (3) extends the Maturity Date or the date of payment of interest or fees on the Loans or commitments with respect to such Participant, (4) release of all or substantially all of the value of the Loan Guarantee or Collateral, and (5) any adverse change to the superpriority status of the claims or liens on the Collateral.  In addition such agreement must provide that the Participant be bound by the provisions of Section 12.03.  Subject to Section 12.04(c)(ii) the Borrower agrees that each Participant shall be entitled to the benefits of Section 5.01, Section 5.02 and Section 5.03 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(b) (subject to the requirements and limitations therein, including the requirements under Section 5.03(e) (it being understood that the documentation required under Section 5.03(e) shall be delivered to the participating Lender)).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender, provided such Participant agrees to be subject to Section 4.01(c) as though it were a Lender.

(ii)         A Participant shall not be entitled to receive any greater payment under Section 5.01 or Section 5.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.03 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 5.03(e) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). Any such Participant Register shall be available for inspection by the Agent at any reasonable time and from time to time upon reasonable prior notice; provided that the applicable Lender shall have no obligation to show such Participant Register to the Borrower except to the extent such disclosure is necessary to establish that such Loan, commitment, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the Treasury regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d)          Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender, and this Section 12.04(d) shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 12.05       Survival; Revival; Reinstatement.

(a)         All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agent, any other Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Section 5.01, Section 5.02, Section 5.03 and Section 12.03 and Article XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

(b)        To the extent that any payments on the Obligations or proceeds of any collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Obligations so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Agent’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect.  In such event, each Loan Document shall be automatically reinstated and the Borrower shall take such action as may be reasonably requested by the Agent and the Lenders to effect such reinstatement.

Section 12.06       Counterparts; Integration; Effectiveness.

(a)          This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

(b)        This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

(c)         Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 12.07      Severability.  Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 12.08      Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (of whatsoever kind, including, without limitations Secured Swap Obligations) at any time owing by such Lender or Affiliate to or for the credit or the account of any Debtor against any of and all the obligations of the Debtors owed to such Lender now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured.  The rights of each Lender under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender or its Affiliates may have.

Section 12.09       GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a)         THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS EXCEPT TO THE EXTENT THAT UNITED STATES FEDERAL LAW PERMITS ANY LENDER TO CONTRACT FOR, CHARGE, RECEIVE, RESERVE OR TAKE INTEREST AT THE RATE ALLOWED BY THE LAWS OF THE STATE WHERE SUCH LENDER IS LOCATED.  CHAPTER 346 OF THE TEXAS FINANCE CODE (WHICH REGULATES CERTAIN REVOLVING CREDIT LOAN ACCOUNTS AND REVOLVING TRI-PARTY ACCOUNTS) SHALL NOT APPLY TO THIS AGREEMENT OR THE NOTES.

(b)         THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE AGENT, ANY LENDER, THE ISSUING BANK, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE BANKRUPTCY COURT AND IF THE BANKRUPTCY COURT DOES NOT HAVE (OR ABSTAINS FROM) JURISDICTION, THE COURTS OF THE STATE OF TEXAS SITTING IN HOUSTON, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH COURTS. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE AGENT, ANY LENDER OR THE ISSUING BANK MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)        EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN SECTION 12.01 OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO SECTION 12.01 (OR ITS ASSIGNMENT AND ASSUMPTION), SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANOTHER PARTY IN ANY OTHER JURISDICTION.

(d)      EACH PARTY HEREBY (i) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN, (ii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OF COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (iii) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 12.09.

Section 12.10       Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 12.11       Confidentiality.  The Agent, each other Agent, each Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 12.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to the Borrower or any of its Subsidiaries and their obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 12.11 or (ii) becomes available to the Agent, any other Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower.  For the purposes of this Section 12.11, “Information” means all information received from the Debtors relating to any Debtor and its business, other than any such information that is available to the Agent, any other Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower, or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 12.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 12.12       Interest Rate Limitation.  It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it.  Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America and the State of Texas or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Notes, it is agreed as follows:  (a) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Notes shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (b) in the event that the maturity of the Notes is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower).  All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans evidenced by the Notes until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law.  If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.12 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.12.  To the extent that Chapter 303 of the Texas Finance Code is relevant for the purpose of determining the Highest Lawful Rate applicable to a Lender, such Lender elects to determine the applicable rate ceiling under such Chapter by the weekly ceiling from time to time in effect.  Chapter 346 of the Texas Finance Code does not apply to the Borrower’s obligations hereunder.

Section 12.13      EXCULPATION PROVISIONS.  EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY.  EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

Section 12.14       Collateral Matters; Secured Swap Agreements; Secured Cash Management Agreements.  The benefit of the Security Instruments and the other Loan Documents and of the provisions of this Agreement relating to any Collateral securing the Obligations shall also extend to and be available to Secured Swap Parties and Secured Cash Management Providers, in each case on a pro rata basis in respect of Secured Swap Obligations and Secured Cash Management Obligations.  In addition, it is understood and agreed that the benefit of the Security Instruments and the provisions of this Agreement relating to any Collateral securing the Obligations shall also extend to and be available to such Lenders or their Affiliates as provided herein and in the Security Instruments notwithstanding that any such Lender (as defined in the Existing Credit Agreement) is not a Lender hereunder.  Except as set forth in Section 12.02(b), no Secured Swap Party that is no longer a Lender (or an Affiliate of a Lender) nor any Secured Cash Management Provider shall have any voting rights under any Loan Document as a result of the existence of Secured Swap Obligations or Secured Cash Management Obligations. All Secured Cash Management Agreements are independent agreements governed by the terms thereof and will remain in full force and effect, unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of the Loans created under this Agreement except as otherwise provided in such Secured Cash Management Agreements, and any payoff statement from any Lender relating to this Agreement shall not apply to Secured Cash Management Agreements, except as otherwise expressly provided in such payoff statement.

Section 12.15      No Third Party Beneficiaries.  This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans and the Issuing Bank to issue, amend, renew or extend Letters of Credit hereunder are solely for the benefit of the Borrower, and no other Person (including, without limitation, any Subsidiary of the Borrower, any obligor, contractor, subcontractor, supplier or materialsman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Agent, the other Agents, the Issuing Bank or any Lender for any reason whatsoever.  There are no third party beneficiaries other than to the extent contemplated by the last sentence of Section 12.04(a).

Section 12.16      USA PATRIOT Act Notice.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information includes the name and address of the Borrower and the Guarantors and other information that will allow such Lender to identify the Borrower and the Guarantors in accordance with the USA PATRIOT Act.

Section 12.17     Non-Fiduciary Status.  The arranging and other services regarding this Agreement provided by the Agent, the Arranger, and the Lenders are arm’s-length commercial transactions between the Borrower, and its Affiliates, on the one hand, and the Agent, the Arranger, and the Lenders, on the other hand.  The Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.  The Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; the Agent, the Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and neither the Agent, the Arranger nor any Lender has any obligation to the Borrower, or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents.  The Agent, the Arranger and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, and its Affiliates, and none of the Agent, the Arranger, or any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Agent, the Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 12.18      Cashless Settlement.  Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any amendment, repayment, refinancing, incremental, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Agent and such Lender and such cashless settlement shall be deemed to comply with any requirement hereunder or any other Loan Document or DIP Order that such payment be made “in dollars,” in “immediately available funds,” “in cash” or any other similar concept.

Section 12.19     Joinder of Subsidiaries.  Upon the execution and delivery by a Subsidiary and the Agent of a Joinder Agreement, and delivery to the Agent of such other Security Instruments, documents and opinions with respect to such Subsidiary as may reasonably be requested by the Agent, such Subsidiary shall become a Guarantor hereunder, with the same force and effect as if originally named as such herein, and without the consent of any other party hereto.  The rights and obligations of each Loan Party hereunder and under the other Loan Documents shall remain in full force and effect notwithstanding the addition of any Subsidiary as a party to this Agreement.

Section 12.20       [Reserved].

Section 12.21       [Reserved].

Section 12.22      Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)       the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)          the effects of any Bail-in Action on any such liability, including, if applicable:

(i)          a reduction in full or in part or cancellation of any such liability;

(ii)        a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)        the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 12.23     Acknowledgement Regarding Any Supported QFCs.  To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)          In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)          As used in this Section 12.23, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)          a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)         a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)        a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

ARTICLE XIII
LOAN GUARANTEE

Section 13.01     Guarantee.  Each Guarantor hereby agrees that it is jointly and severally liable for, and absolutely, irrevocably and unconditionally guarantees to the Agent, the Lenders, the Issuing Banks and the other Secured Parties, the prompt payment and performance when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and all reasonable costs and expenses including, without limitation, all court costs and attorneys’ and paralegals’ fees and expenses paid or incurred by the Agent, the Issuing Banks and the Lenders in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, the Borrower, any Guarantor or any other guarantor of all or any part of the Secured Obligations (such costs and expenses, together with the Secured Obligations, being collectively called the “Guaranteed Obligations”); provided, that the guarantee of any Subsidiary Guarantor will not apply to any Secured Swap Obligation if and to the extent that it would be unlawful for such Subsidiary Guarantor to guarantee such Secured Swap Obligation under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary Guarantor’s failure for any reason (and after giving effect to the guarantees by the other Guarantors of the Secured Obligations of such Subsidiary Guarantor) to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the guarantee of such Subsidiary Guarantor becomes effective with respect to such Secured Swap Obligation.  Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guarantee apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations.

Section 13.02      Guarantee of Payment.  This Loan Guarantee is a guarantee of payment and not of collection.  Each Guarantor waives any right to require the Agent, any Issuing Bank, any Lender or any other Secured Party to sue the Borrower, any other Guarantor, any other guarantor, or any other Person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or to enforce its rights against any collateral securing all or any part of the Guaranteed Obligations.

Section 13.03       No Discharge or Diminishment of Loan Guarantee.

(a)        Except as otherwise provided for herein, the obligations of each Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of the Borrower or any other guarantor of or other Person liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party or its assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other right which any Loan Guarantor may have at any time against any Obligated Party, the Agent, any Issuing Bank, any Lender, or any other Person, whether in connection herewith or in any unrelated transaction.

(b)        The obligations of each Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c)         Further, the obligations of any Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Agent, any Issuing Bank, any Lender or any other Secured Party to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection or invalidity of any indirect or direct security for the obligations of any Borrower for all or any part of the Guaranteed Obligations or any obligations of any other guarantor of or other Person liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Agent, any Issuing Bank, any Lender or any other Secured Party with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Guarantor or that would otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).

Section 13.04     Defenses Waived.  To the fullest extent permitted by applicable law, each Guarantor hereby waives any defense based on or arising out of any defense of the Borrower or any other Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of the Borrower or any other Guarantor, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party or any other Person.  Each Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder.  The Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Guarantor under this Loan Guarantee except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash.  To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any Obligated Party or any security.

Section 13.05     Rights of Subrogation.  No Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any Collateral, until the Borrower and the Guarantors have fully performed all their obligations to the Agent, the Issuing Banks, the Lenders and the other Secured Parties.

Section 13.06     Reinstatement; Stay of Acceleration.  If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, each Guarantor’s obligations under this Loan Guarantee with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Agent, the Issuing Banks, the Lenders or the other Secured Parties are in possession of this Loan Guarantee.  If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Guarantors forthwith on demand by the Agent.

Section 13.07    Information.  Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Guarantor assumes and incurs under this Loan Guarantee, and agrees that none of the Agent, any Issuing Bank or any Lender shall have any duty to advise any Guarantor of information known to it regarding those circumstances or risks.

Section 13.08     Taxes.  The provisions of Section 5.03 shall apply mutatis mutandis to all payments by the Guarantors of the Guaranteed Obligations.

Section 13.09     Maximum Liability.  The provisions of this Loan Guarantee are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Loan Guarantee would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor’s liability under this Loan Guarantee, then, notwithstanding any other provision of this Loan Guarantee to the contrary, the amount of such liability shall, without any further action by the Guarantors or the Lenders, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor’s “Maximum Liability”).  This Section with respect to the Maximum Liability of Loan Guarantor is intended solely to preserve the rights of the Lenders to the maximum extent not subject to avoidance under applicable law, and no Guarantor nor any other Person or entity shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Guarantor hereunder shall not be rendered voidable under applicable law. Each Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Guarantor without impairing this Loan Guarantee or affecting the rights and remedies of the Lenders hereunder; provided that nothing in this sentence shall be construed to increase any Guarantor’s obligations hereunder beyond its Maximum Liability.

Section 13.10     Contribution.  In the event any Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Loan Guarantee or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Loan Guarantee, each other Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s Applicable Share of such payment or payments made, or losses suffered, by such Paying Guarantor.  For purposes of this Section, each Non-Paying Guarantor’s “Applicable Share” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (a) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from the Borrower after the Interim Facility Effective Date (whether by loan, capital infusion or by other means) to (b) the aggregate Maximum Liability of all Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Guarantor, the aggregate amount of all monies received by such Guarantors from the Borrower after the Interim Facility Effective Date (whether by loan, capital infusion or by other means).  Nothing in this provision shall affect any Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such Guarantor’s Maximum Liability).  Each of the Guarantors covenants and agrees that its right to receive any contribution under this Loan Guarantee from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of the Guaranteed Obligations.  This provision is for the benefit of the Agent, the Issuing Banks, the Lenders and the Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

Section 13.11       Representations and Warranties.  Each Guarantor hereby represents and warrants to the Agent and each Lender that:

(a)          the representations and warranties set forth in Article VII as they relate to such Guarantor or to the Loan Documents to which such Guarantor is a party are true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects after giving effect to such qualification), provided that each reference in each such representation and warranty to the Borrower’s knowledge shall, for the purposes of this clause, be deemed to be a reference to such Guarantor’s knowledge.

(b)         on the date hereof, the correct legal name of such Guarantor, all names and trade names that such Guarantor has used in the last five (5) years, such Guarantor’s jurisdiction of organization and each jurisdiction of organization of such Guarantor over the last five (5) years, organizational number, taxpayor identification number, and the location(s) of such Guarantor’s chief executive office or sole place of business over the last five years are specified on Schedule 13.11.

(c)         the Borrower is a member of an affiliated group of companies that includes each Guarantor, and the Borrower and the other Guarantors are engaged in related businesses.  Each Guarantor agrees that it shall benefit, directly or indirectly, from the transactions contemplated by this Agreement; and it has determined that this Loan Guarantee is necessary and convenient to the conduct, promotion and attainment of the business of such Guarantor and the Borrower.

Section 13.12       Subordination of Indebtedness.

(a)         Subordination of All Guarantor Claims. As used herein, the term “Guarantor Claims” shall mean all debts and obligations of the Borrower or any other Guarantor to the Borrower or any other Guarantor, whether such debts and obligations now exist or are hereafter incurred or arise, or whether the obligation of the debtor thereon be direct, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such debts or obligations be evidenced by note, contract, open account, or otherwise, and irrespective of the Person or Persons in whose favor such debts or obligations may, at their inception, have been, or may hereafter be created, or the manner in which they have been or may hereafter be acquired by.  After and during the continuation of an Event of Default, no Guarantor shall receive or collect, directly or indirectly, from any other obligor in respect thereof any amount upon the Guarantor Claims.

(b)         Claims in Bankruptcy. In the event of receivership, bankruptcy, reorganization, arrangement, debtor’s relief, or other insolvency proceedings involving any Guarantor, the Agent on behalf of the Agent and the Secured Parties shall have the right to prove their claim in any proceeding, so as to establish their rights hereunder and receive directly from the receiver, trustee or other court custodian, dividends and payments which would otherwise be payable upon Guarantor Claims. Each Guarantor hereby assigns such dividends and payments to the Agent for the benefit of the Agent and the Secured Parties for application against the Borrower Obligations as provided under Section 10.02(c) hereof. Should any Agent or Secured Party receive, for application upon the Guaranteed Obligations, any such dividend or payment which is otherwise payable to any Guarantor, and which, as between such Guarantors, shall constitute a credit upon the Guarantor Claims, then upon payment in full in cash of the Borrower Obligations, the expiration of all Letters of Credit outstanding under the Credit Agreement and the termination of all of the Commitments, the intended recipient shall become subrogated to the rights of the Agent and the Secured Parties to the extent that such payments to the Agent and the Secured Parties on the Guarantor Claims have contributed toward the liquidation of the Guaranteed Obligations, and such subrogation shall be with respect to that proportion of the Guaranteed Obligations which would have been unpaid if the Agent and the Secured Parties had not received dividends or payments upon the Guarantor Claims.

(c)         Payments Held in Trust.  In the event that, notwithstanding clauses (a) and (b) above, any Guarantor should receive any funds, payments, claims or distributions which is prohibited by such clauses, then it agrees: (i) to hold in trust for the Agent and the Secured Parties an amount equal to the amount of all funds, payments, claims or distributions so received, and (ii) that it shall have absolutely no dominion over the amount of such funds, payments, claims or distributions except to pay them promptly to the Agent, for the benefit of the Secured Parties; and each Guarantor covenants promptly to pay the same to the Agent.

(d)       Liens Subordinate. Each Guarantor agrees that, until the Obligations are paid in full in cash, no Letter of Credit shall be outstanding and the termination of all of the Commitments, any Liens securing payment of the Guarantor Claims shall be and remain inferior and subordinate to any Liens securing payment of the Guaranteed Obligations, regardless of whether such encumbrances in favor of such Guarantor, the Agent or any Secured Party presently exist or are hereafter created or attach.  Without the prior written consent of the Agent, no Guarantor, during the period in which any of the Obligations are outstanding or the Commitments are in effect, shall (i) exercise or enforce any creditor’s right it may have against any debtor in respect of the Guarantor Claims, or (ii) foreclose, repossess, sequester or otherwise take steps or institute any action or proceeding (judicial or otherwise, including without limitation the commencement of or joinder in any liquidation, bankruptcy, rearrangement, debtor’s relief or insolvency proceeding) to enforce any Lien securing payment of the Guarantor Claims held by it.

(e)          Notation of Records.  Upon the request of the Agent, all promissory notes and all accounts receivable ledgers or other evidence of the Guarantor Claims accepted by or held by any Guarantor shall contain a specific written notice thereon that the indebtedness evidenced thereby is subordinated under the terms of this Loan Guarantee.

Section 13.13       Other Terms.

(a)          Notices. All notices and other communications to any Guarantor shall be given in the manner and subject to the terms of Section 12.01; provided that each Guarantor acknowledges and agrees that any such notice, request or demand to or upon any Guarantor by the Agent, the Lenders or any other Secured Party may be addressed the Borrower and any notice provided to the Borrower hereunder shall constitute notice to each Guarantor on the date received by the Borrower in accordance with Section 12.01.

(b)          Indemnities, Etc.

(i)         Each Guarantor agrees to pay, and to save the Agent and the Secured Parties harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all Other Taxes which may be payable or determined to be payable in connection with any of the transactions contemplated by this Loan Guarantee.

(ii)       Each Guarantor agrees to pay, and to save the Agent and the Secured Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Loan Guarantee to the extent the Borrower would be required to do so pursuant to Section 12.03 hereof.

(c)          Acknowledgments. Each Guarantor hereby acknowledges that:

(i)        it has been advised by counsel in the negotiation, execution and delivery of this Agreement, including the Loan Guarantee and the other Loan Documents to which it is a party;

(ii)         neither the Agent nor any Secured Party has any fiduciary relationship with or duty to any Guarantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Guarantors, on the one hand, and the Agent and Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(iii)      no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Guarantors and the Secured Parties.

(iv)        each Guarantor specifically agrees that it has a duty to read this Agreement, the Security Instruments and the other Loan Documents and agrees that it is charged with notice and knowledge of the terms of this Agreement, the Security Instruments and the other Loan Documents; that it has in fact read this Agreement, the Security Instruments and the other Loan Documents and is fully informed and has full notice and knowledge of the terms, conditions and effects thereof; that it has been represented by independent legal counsel of its choice throughout the negotiations preceding its entry of this Agreement and the Security Instruments; and has received the advice of its attorney in entering into this Agreement and the Security Instruments; and that it recognizes that certain of the terms of this Agreement and the Security Instruments result in one party assuming the liability inherent in some aspects of the transaction and relieving the other party of its responsibility for such liability. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE SECURITY INSTRUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

[SIGNATURES BEGIN NEXT PAGE]

The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER:	LEGACY RESERVES LP, as a debtor and debtor-in-possession

	By:	Legacy Reserves GP, LLC, its general partner

	By:	Legacy Reserves Inc., its sole member

By:
Name: James Daniel Westcott
Title: Chief Executive Officer

[Signature Page to Senior Secured Superpriority Debtor-in-Possession Credit Agreement]

GUARANTORS:	LEGACY RESERVES OPERATING LP
as a debtor and debtor-in-possession

	By:	Legacy Reserves Operating GP LLC, its general partner

	By:	Legacy Reserves LP, its sole member

	By:	Legacy Reserves GP, LLC, its general partner

By:
Name: James Daniel Westcott
Title: Chief Executive Officer

LEGACY RESERVES OPERATING GP LLC, as a debtor and debtor-in-possession

	By:	Legacy Reserves LP, its sole member

	By:	Legacy Reserves GP, LLC, its general partner

By:
Name: James Daniel Westcott
Title: Chief Executive Officer

[Signature Page to Senior Secured Superpriority Debtor-in-Possession Credit Agreement]

LEGACY RESERVES INC.
LEGACY RESERVES ENERGY SERVICES LLC
DEW GATHERING LLC
PINNACLE GAS TREATING LLC
LEGACY RESERVES GP, LLC
LEGACY RESERVES SERVICES LLC
LEGACY RESERVES FINANCE CORPORATION
LEGACY RESERVES MARKETING LLC, each as a debtor and debtor-in-possession

By:
Name: James Daniel Westcott
Title: Chief Executive Officer

[Signature Page to Senior Secured Superpriority Debtor-in-Possession Credit Agreement]

ADMINISTRATIVE AGENT:	WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent and a Lender

By:
Name: Brett Steele
Title: Director

[Signature Page to Senior Secured Superpriority Debtor-in-Possession Credit Agreement]

LENDERS:	[_________________________]

By:
[Name]
[Title]

[Signature Page to Senior Secured Superpriority Debtor-in-Possession Credit Agreement]

Exhibit B-2
Interim DIP Order

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF TEXAS
HOUSTON DIVISION

§
In re:	§	Chapter 11
§
LEGACY RESERVES INC., et al.,[1]	§	Case No. 19-_____ (__)
§
Debtors.	§	Jointly Administered
§

INTERIM ORDER (I) AUTHORIZING DEBTORS TO OBTAIN
POSTPETITION FINANCING PURSUANT TO SECTION 364 OF
THE BANKRUPTCY CODE, (II) AUTHORIZING THE USE OF
CASH COLLATERAL PURSUANT TO SECTION 363 OF THE
BANKRUPTCY CODE, (III) GRANTING ADEQUATE PROTECTION
TO THE EXISTING RBL SECURED PARTIES AND THE
EXISTING SECOND LIEN SECURED PARTIES PURSUANT TO
SECTIONS 361, 362, 363, AND 364 OF THE BANKRUPTCY CODE,
(IV) GRANTING LIENS AND SUPERPRIORITY CLAIMS, (V) MODIFYING
THE AUTOMATIC STAY, AND (VI) SCHEDULING A FINAL HEARING

Upon the motion, dated June [●], 2019 (the “DIP Motion”), of the DIP Borrower (as defined below), and the other debtors and debtors-in-possession (collectively, the “Debtors”), in the above-referenced chapter 11 cases (the “Cases”), seeking entry of an interim order (this “Interim Order”) pursuant to section 105, 361, 362, 363(b), 363(c)(2), 364(c)(l), 364(c)(2), 364(c)(3), 364(d)(l), 364(e), 507, and 552 of chapter 11 of title 11 of the United States Code (as amended, the “Bankruptcy Code”), Rules 2002, 4001, 6004, and 9014 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), and Rules 2002-1, 4001-1(b), 4002-1(i), and 9013-1 of the Local Rules of the United States Bankruptcy Court for the Southern District of Texas and the Texas Complex Chapter 11 Case Procedures (together, the “Local Rules”), that, among other things:

1       The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, as applicable, are:  Legacy Reserves Inc. (9553); Legacy Reserves GP, LLC (1065); Legacy Reserves LP (1069); Legacy Reserves Finance Corporation (1181); Legacy Reserves Services LLC (2710); Legacy Reserves Operating LP (7259); Legacy Reserves Energy Services LLC (1233); Legacy Reserves Operating GP LLC (7209); Dew Gathering LLC (4482); Pinnacle Gas Treating LLC (3711); Legacy Reserves Marketing LLC (7593).  The location of the Debtors’ service address is:  303 W. Wall St., Suite 1800, Midland, TX 79701.

(i)          authorizes Legacy Reserves LP, a Delaware limited liability company (“Legacy”) designated as the “Borrower” under, and as defined in, the DIP Credit Agreement (as defined below) (the “DIP Borrower”) to obtain, and Legacy’s limited partner, Legacy Reserves Inc., a Delaware corporation (its “Limited Partner”), and Legacy’s general partner, Legacy Reserves GP, LLC, a Delaware limited liability company (its “General Partner”, and, together with the Limited Partner, its “Partners”) and the other guarantors under the DIP Loan Documents (as defined below) (collectively, the “DIP Guarantors”) to unconditionally guaranty, jointly and severally, the DIP Borrower’s obligations in respect of, senior secured priming and superpriority postpetition financing, which if approved on a final basis would be a revolving loan credit facility (the “DIP Facility” and the loans thereunder, the “DIP Loans”) in an aggregate principal amount of up to $350,000,000, consisting of: (a) a new money revolving loan facility in the aggregate principal amount of $100,000,000 in commitments from the DIP Lenders (the “Commitments”), inclusive of a sub-facility of up to $1,000,000 for the issuance of letters of credit (the “DIP LC Sub-Facility”), which shall reduce availability under the DIP Facility on a dollar-for-dollar basis (the “New Money Facility” and the loans thereunder, the “New Money Loans”), and (b)  a refinancing term facility in the aggregate principal amount of up to $250,000,000 (the “Refinancing Facility” and the loans thereunder, the “Refinanced Loans”), pursuant to the terms of (x) this Interim Order, (y) that certain Debtor-in-Possession Credit Agreement (as the same may be amended, restated, supplemented, or otherwise modified from time to time in accordance with its terms, the “DIP Credit Agreement”),2 by and among the DIP Borrower, Wells Fargo Bank, National Association, as administrative agent and collateral agent (in such capacity, and as administrative agent and collateral agent under the DIP Facility, collectively, the “DIP Agent”), and other financial institutions as such may become from time to time party to the DIP Credit Agreement as “Lenders” under, and as defined in, the DIP Credit Agreement (the “New Money DIP Lenders,” and together with the Refinancing DIP Lenders (as defined below), collectively, the “DIP Lenders,” and together with the DIP Agent and any other party to which DIP Obligations (as defined below) are owed, the “DIP Secured Parties”), in substantially the form attached to the DIP Motion, and (z) any and all other Loan Documents (as defined in the DIP Credit Agreement, and together with the DIP Credit Agreement, collectively, the “DIP Loan Documents”), to: (a) to pay DIP Facility-related transaction costs, fees and expenses; (b) to provide working capital for the Debtors and for other general corporate purposes of the Debtors, all in accordance with the applicable DIP Budget (as defined below); (c) to pay Adequate Protection (as defined below) payments as authorized by the Bankruptcy Court in the Interim Order or the Final Order (each as defined below); (d) to pay obligations arising from or related to the Carve-Out; (e) to pay restructuring costs incurred in connection with the Bankruptcy Case; (f) in the case of the Refinancing Facility, convert to DIP Obligations under the DIP Loan Documents, $250,000,000 of the outstanding principal amount of the Existing RBL Loans (as defined in the Existing RBL Credit Facility (as defined below)) held by the Refinancing DIP Lenders (defined below) ratably in accordance with their respective shares of the New Money Facility (according to the refinancing mechanics described below) (the “Refinancing”, and the holders of such refinanced Existing RBL Loans, the “Refinancing DIP Lenders”, and the Refinancing DIP Lenders together with the DIP Agent, collectively, the “Refinancing DIP Secured Parties”), and such converted Existing RBL Loans, the Refinanced Loans); (g) pay certain transaction fees and other costs and expenses of administration of the Cases; and (h) pay fees and expenses (including reasonable attorneys’ fees and expenses) and interest and other payments owed to the DIP Secured Parties under the DIP Loan Documents and this Interim Order;

2          Unless otherwise specified herein, all capitalized terms used herein without definition shall have the respective meanings given to such terms in the DIP Credit Agreement.  A copy of the DIP Credit Agreement is attached hereto as Schedule 1.

(ii)         approves the terms of, and authorizes the Debtors to execute and deliver, and perform under, the DIP Loan Documents and Secured Swap Agreements (as defined in the DIP Credit Agreement) and authorizes and directs the Debtors to perform such other and further acts as may be required in connection with the DIP Loan Documents and this Interim Order;

(iii)        subject to the Carve-Out, grants (x) to the DIP Agent, for the benefit of itself and the other DIP Secured Parties, Liens (as defined in the DIP Credit Agreement) on all of the DIP Collateral (as defined below) pursuant to section 364(c)(2), 364(c)(3), and 364(d) of the Bankruptcy Code, which Liens shall be senior to the Primed Liens (as defined below) and the Adequate Protection Liens (as defined below), and shall be junior solely to any valid, enforceable, and non-avoidable Liens (including the Excluded Liens (under and as defined in the DIP Credit Agreement, attached to this Interim Order as Schedule 1)) that are (A) in existence on the Petition Date (as defined below), (B) either perfected as of the Petition Date or perfected subsequent to the Petition Date solely to the extent permitted by section 546(b) of the Bankruptcy Code, and (C) senior in priority to the Existing RBL Liens and the Existing Second Liens (each as defined below) to the extent provided under and after giving effect to any intercreditor or subordination agreement (all such Liens, collectively in (A), (B), and (C), the “Existing Prior Liens”) and (y) to the DIP Secured Parties, pursuant to section 364(c)(1) of the Bankruptcy Code, superpriority administrative claims having recourse to all prepetition and postpetition property of the Debtors’ estates, now owned or hereafter acquired and the proceeds of each of the foregoing, including,3 upon entry of this Interim Order, any Debtor’s rights under section 549 of the Bankruptcy Code and the proceeds thereof, and upon entry of the Final Order, the proceeds of Avoidance Actions (as defined below), whether received by judgment, settlement, or otherwise;

3          As used herein, the words “including” or “include” and variations thereof shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation.”

(iv)        authorizes the Debtors to use “cash collateral” as such term is defined in section 363 of the Bankruptcy Code (the “Cash Collateral”), including Cash Collateral in which the DIP Secured Parties and/or the Existing RBL Secured Parties (as defined below) have a Lien or other interest, in each case whether existing on the Petition Date, arising pursuant to this Interim Order or otherwise, for the purposes described in the DIP Loan Documents and this Interim Order;

(v)         vacates the automatic stay imposed by section 362 of the Bankruptcy Code solely to the extent necessary to implement and effectuate the terms and provisions of the DIP Loan Documents and this Interim Order;

(vi)       authorizes the DIP Borrower at any time prior to the earlier of June [●], 2019, and the entry of the Final Order to borrow on a revolving basis in accordance with the DIP Budget under the New Money Facility in an aggregate outstanding principal amount that, when taken together with the aggregate face amount of letters of credit outstanding under the DIP LC Sub-Facility, will not exceed $35,000,000, and to convert to DIP Obligations (as defined below) under the DIP Loan Documents each Refinancing DIP Lender’s ratable share of $87,500,000 of the outstanding principal amount of the Loans (as defined in the Existing RBL Credit Agreement) as part of the Refinancing, and authorizes the DIP Guarantors to unconditionally guaranty such obligations jointly and severally; provided, that any amounts repaid under the New Money Facility may be reborrowed, subject to the terms of the DIP Loan Documents and this Interim Order;

(vii)      subject to the Carve-Out, solely to the extent of any diminution in value of their collateral, grants (x) the Existing RBL Secured Parties, as of the Petition Date and in accordance with the relative priorities set forth herein, the Existing RBL Adequate Protection (as defined below), which consists of, among other things, Existing RBL Adequate Protection Liens (as defined below), the Existing RBL Adequate Protection Superpriority Claims (as defined below) and the cash interest described below with respect to the Existing RBL Loans, and (y) the lenders under the Existing Second Lien Credit Facility (each as defined in the Existing Second Lien Credit Facility (as defined below)), the Existing Second Lien Agent (as defined below), and any other parties to whom obligations may be owed under the Existing Second Lien Credit Facility (as defined below), as of the Petition Date and in accordance with the relative priorities set forth herein, the Existing Second Lien Adequate Protection (as defined below), which consists of, among other things, Second Lien Adequate Protection Liens (as defined below), the Second Lien Adequate Protection Superpriority Claims (as defined below) and the cash payments described below with respect to the Existing Second Lien Loans;

(viii)      schedules a final hearing on the DIP Motion (the “Final Hearing”), at which, for the avoidance of doubt, the rights of all parties in interest are fully preserved to present arguments concerning the Final Order, to be held on June [●], 2019 at [●] [a/p].m. (prevailing Central Time) to consider entry of a final order that grants all of the relief requested in the DIP Motion on a final basis and which final order shall be in form and substance (including with respect to any subsequent modifications to the form or substance made in response to objections of other creditors4 or this Court) acceptable to the DIP Secured Parties and the Existing RBL Agent (as defined below) (the “Final Order”);

4          Nothing herein permits a creditor to file any objection prohibited by the Intercreditor Agreement (as defined below).

(ix)        waives, solely upon entry of the Final Order, rights of the Debtors and their estates to surcharge collateral pursuant to section 506(c) of the Bankruptcy Code;

(x)       provides that the DIP Secured Parties and the Existing RBL Secured Parties are entitled to all of the rights and benefits of section 552(b) of the Bankruptcy Code, and, subject to the entry of the Final Order, the “equities of the case” exception shall not apply;

(xi)        waives the equitable doctrine of “marshaling” and any other similar doctrine with respect to any of the DIP Collateral, the Existing RBL Collateral, or the Existing Second Lien Collateral, as applicable; and

(xii)       provides for the immediate effectiveness of this Interim Order and waives any applicable stay (including under Bankruptcy Rule 6004) to permit such immediate effectiveness.

Having considered the DIP Motion, the DIP Credit Agreement, the Declaration of Kevin M. Cofsky In Support of the Debtors’ [Emergency] Motion for Entry of Interim and Final Orders (I) Authorizing Debtors to Obtain Postpetition Financing Pursuant to Section 364 of the Bankruptcy Code, (II) Authorizing the Use of Cash Collateral Pursuant to Section 363 of the Bankruptcy Code, (III) Granting Adequate Protection to the Existing RBL Secured Parties and the Existing Second Lien Secured Parties Pursuant to Sections 361, 362, 363, and 364 of the Bankruptcy Code, (IV) Granting Liens and Superpriority Claims, (V) Modifying the Automatic Stay, and (VI) Scheduling a Final Hearing (the “Cofsky Declaration”), the Declaration of James Daniel Westcott in Support of the Debtors’ Chapter 11 Petitions and First Day Pleadings (the “First Day Declaration”), and the evidence submitted or proffered at the hearing on this Interim Order (the “Interim Hearing”); and in accordance with Bankruptcy Rules 2002, 4001(b), 4001(c), 4001(d), and 9014, and all applicable Local Rules, notice of the DIP Motion and the Interim Hearing having been provided pursuant to Bankruptcy Rule 4001(b)(1)(C); an Interim Hearing having been held and concluded on June [●], 2019; and it appearing that approval of the interim relief requested in the DIP Motion is necessary to avoid immediate and irreparable harm to the Debtors pending the Final Hearing and otherwise is fair and reasonable and in the best interests of the Debtors, their creditors, their estates and all parties in interest, and is essential for the continued operation of the Debtors’ business and the preservation of the value of the Debtors’ assets; and it appearing that the Debtors’ entry into the DIP Credit Agreement and Secured Swap Agreements is a sound and prudent exercise of the Debtors’ business judgment; and after due deliberation and consideration, and good and sufficient cause appearing therefor:

THIS COURT MAKES THE FOLLOWING FINDINGS OF FACT AND CONCLUSIONS OF LAW:5

A.         Petition Date.  On June [●], 2019 (the “Petition Date”), each of the Debtors filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the [Southern District of Texas] (this “Court”).  The Debtors have continued in the management and operation of their businesses and properties as debtors-in-possession pursuant to section 1107 and 1108 of the Bankruptcy Code.  No statutory committee of unsecured creditors (to the extent such committee is appointed, the “Committee”), trustee, or examiner has been appointed yet in the Cases.

B.          Jurisdiction and Venue.  This Court has core jurisdiction over the Cases, the DIP Motion and the parties and property affected hereby pursuant to 28 U.S.C. §§ 157(b) and 1334.  Venue for the Cases and proceedings on the DIP Motion is proper before this Court pursuant to 28 U.S.C. §§ 1408 and 1409.  The statutory and other predicates for the relief sought herein are sections 105, 361, 362, 363, 364, 507, and 552 of the Bankruptcy Code, Bankruptcy Rules 2002, 4001, 6004, and 9014, and the Local Rules.

5          Findings of fact shall be construed as conclusions of law, and conclusions of law shall be construed as findings of fact, as appropriate, pursuant to Bankruptcy Rule 7052.

C.          Notice.  The Interim Hearing is being held pursuant to the authorization of Bankruptcy Rule 4001.  Notice of the Interim Hearing and the emergency relief requested in the DIP Motion [has been] provided by the Debtors, whether by facsimile, electronic mail, overnight courier or hand delivery, to certain parties in interest, including:  (a) the Office of the U.S. Trustee for the Southern District of Texas (the “United States Trustee”); (b) the holders of the 30 largest unsecured claims against the Debtors (on a consolidated basis); (c) the DIP Agent, Secured Swap Parties and their respective counsel thereto; (d) the Existing RBL Agent and counsel thereto; (e) the Existing RBL Lenders; (f) the Existing Second Lien Agent and counsel thereto; (g) the Existing Second Lien Lenders; (h) the United States Attorney’s Office for the Southern District of Texas; (i) the Internal Revenue Service; (j) the United States Securities and Exchange Commission; (k) the Environmental Protection Agency and similar state environmental agencies for states in which the Debtors conduct business; (l) the state attorneys general for states in which the Debtors conduct business; and (m) any party that has requested notice pursuant to Bankruptcy Rule 2002.  Under the circumstances, such notice of the DIP Motion, the relief requested therein and the Interim Hearing complies with Bankruptcy Rule 4001(b), (c), and (d) and the Local Rules, and no other notice need be provided for entry of this Interim Order.

D.         Debtors’ Stipulations Regarding the DIP Facility.  The Debtors, on their behalf and on behalf of their estates, admit, stipulate, acknowledge, and agree (the “Debtors’ DIP Stipulations”) as follows:

(i)        Release of Claims.  Upon entry of this Interim Order, each Debtor and its estate shall be deemed to have forever waived, discharged, and released each of the DIP Secured Parties and their respective affiliates, assigns, or successors and the respective members, managers, equity holders, affiliates, agents, attorneys, financial advisors, consultants, officers, directors, employees, and other representatives of the foregoing (all of the foregoing, collectively, the “DIP Secured Party Releasees”), solely in their capacity as such, from any and all “claims” (as defined in the Bankruptcy Code), counterclaims, causes of action (including causes of action in the nature of “lender liability”), defenses, setoff, recoupment, other offset rights, and other rights of disgorgement or recovery against any and all of the DIP Secured Party Releasees, whether arising at law or in equity, relating to and/or otherwise in connection with the DIP Obligations, the DIP Liens, or the debtor-creditor relationship between any of the DIP Secured Parties, on the one hand, and any of the Debtors, on the other hand; provided, that nothing herein shall relieve the DIP Secured Party Releasees from fulfilling their obligations or commitments under the DIP Facility; provided, further that, the DIP Secured Party Releases shall be limited to such claims arising prior to or including the date of the entry of this Order.

E.          Debtors’ Stipulations Regarding the Existing RBL Credit Facility.  Subject only to the rights of parties in interest that are specifically set forth in paragraph 6 below, the Debtors, on their behalf and on behalf of their estates, admit, stipulate, acknowledge, and agree (paragraphs E hereof shall be referred to herein collectively as the “Debtors’ Existing RBL Stipulations”) as follows:

(i)          Existing RBL Credit Facility. Pursuant to that certain Third Amended and Restated Credit Agreement, originally dated as of April 1, 2014  (as amended, restated, or otherwise modified from time to time, the “Existing RBL Credit Agreement,” and collectively with any other agreements and documents executed or delivered in connection therewith, including the “Loan Documents” as defined therein, each as may be amended, restated, supplemented, or otherwise modified from time to time, the “Existing RBL Loan Documents”, and including all exhibits and other ancillary documentation in respect thereof, the “Existing RBL Credit Facility”), by and among Legacy Reserves LP as Borrower (as defined therein), Wells Fargo Bank, National Association as Administrative Agent (the “Existing RBL Agent”) and the financial institutions and other persons or entities party thereto from time to time as Lenders in such capacities, the “Existing RBL Lenders” and, together with the Existing RBL Agent and any other party to which Existing RBL Obligations (as defined below) are owed, the “Existing RBL Secured Parties”), the Existing RBL Secured Parties agreed to extend loans and other financial accommodations to, and issue letters of credit for the account of, the Borrower (as defined in the Existing RBL Credit Agreement) pursuant to the Existing RBL Loan Documents.  All obligations of the Debtors arising under the Existing RBL Credit Agreement or the other Existing RBL Loan Documents (other than such obligations that become Refinancing DIP Obligations pursuant to this Interim Order or the Final Order) shall collectively be referred to herein as the “Existing RBL Obligations.”

(ii)        Existing RBL Liens and Existing RBL Collateral.  Pursuant to the Security Instruments (as defined in the Existing RBL Credit Agreement) (as such documents were amended, restated, supplemented, or otherwise modified from time to time, the “Existing RBL Collateral Documents”), by and among Legacy, its Partners, and its subsidiaries party thereto (collectively, the “Grantors”) and the Existing RBL Agent, each Grantor granted to the Existing RBL Agent, for the benefit of the Existing RBL Agent and the other Existing RBL Secured Parties, to secure the Existing RBL Obligations, a first priority security interest in and continuing Lien (the “Existing RBL Liens”) on substantially all of such Grantor’s assets and properties (which, for the avoidance of doubt, includes Cash Collateral) and all proceeds, products, accessions, rents, and profits thereof, in each case not including property subject to the Excepted Liens (as defined in the Existing RBL Credit Agreement) and whether then owned or existing or thereafter acquired or arising.  All “Collateral” as defined in the Existing RBL Collateral Documents granted or pledged by such Grantors pursuant to any Existing RBL Collateral Document or any other Existing RBL Loan Document shall collectively be referred to herein as the “Existing RBL Collateral.”  As of the Petition Date, (a) the Existing RBL Liens (I) are legal, valid, binding, enforceable, and perfected Liens, (II) were granted to, or for the benefit of, the Existing RBL Secured Parties for fair consideration and reasonably equivalent value, (III) are not subject to avoidance, recharacterization, or subordination pursuant to the Bankruptcy Code or applicable non-bankruptcy law (except for the priming contemplated herein), and (IV) are subject and subordinate only to (A) the DIP Liens (as defined below), (B) the Carve-Out (as defined below), (C) the Existing Prior Liens and (D) the Existing RBL Adequate Protection Liens (as defined below), and (E) for the avoidance of doubt, remain at all times subject to the Intercreditor Agreement (as defined below), and (b) (I) the Existing RBL Obligations constitute legal, valid, and binding obligations of the applicable Debtors, enforceable in accordance with the terms of the applicable Existing RBL Loan Documents (other than in respect of the stay of enforcement arising from section 362 of the Bankruptcy Code), (II) no setoffs, recoupments, offsets, defenses, or counterclaims to any of the Existing RBL Obligations exist, (III) no portion of the Existing RBL Obligations or any payments made to any or all of the Existing RBL Secured Parties are subject to avoidance, disallowance, disgorgement, recharacterization, recovery, subordination, attack, offset, counterclaim, defense, or “claim” (as defined in the Bankruptcy Code) of any kind pursuant to the Bankruptcy Code or applicable non-bankruptcy law, and (IV) the obligations of each Guarantor (as defined in the Existing RBL Credit Agreement) under that certain Guaranty Agreement, the Security Instruments, and the other Existing RBL Loan Documents shall continue in full force and effect to unconditionally guaranty the Existing RBL Obligations notwithstanding any use of Cash Collateral permitted hereunder or any financing and financial accommodations extended by the DIP Secured Parties to the Debtors pursuant to the terms of this Interim Order or the DIP Loan Documents.

(iii)       Amounts Owed under Existing RBL Loan Documents.  As of the Petition Date, the applicable Debtors owed the Existing RBL Secured Parties, pursuant to the Existing RBL Loan Documents, without defense, counterclaim, reduction or offset of any kind, in respect of loans made, letters of credit issued, and other financial accommodations made by the Existing RBL Secured Parties, an aggregate principal amount of not less than $[●]6 on account of the Loans (as defined in the Existing RBL Credit Agreement) and not less than $[●]7 on account of the Letters of Credit (as defined in the Existing RBL Credit Agreement), plus all accrued and hereafter accruing and unpaid interest thereon and any additional fees, expenses (including any reasonable and documented attorneys’, accountants’, appraisers’, and financial advisors’ fees and expenses that are chargeable or reimbursable under the Existing RBL Loan Documents), and other amounts now or hereafter due under the Existing RBL Loan Documents, which such amounts shall be reduced upon the entry of this Interim Order and the closing of the DIP Facility by the amount of the Refinanced Loans approved herein.

6          [NTD: TBD as of filing.]
7          [NTD: TBD as of filing.]

(iv)      Release of Claims.  Subject to paragraph 6 below and entry of the Final Order, each Debtor and its estate shall be deemed to have forever waived, discharged, and released each of the Existing RBL Secured Parties and their respective affiliates, assigns, or successors and the respective members, managers, equity holders, affiliates, agents, attorneys, financial advisors, consultants, officers, directors, employees, and other representatives of the foregoing (all of the foregoing, collectively, the “Existing RBL Secured Party Releasees”), solely in their capacity as such, from any and all “claims” (as defined in the Bankruptcy Code), counterclaims, causes of action (including causes of action in the nature of “lender liability”), defenses, setoff, recoupment, other offset rights, and other rights of disgorgement or recovery against any and all of the Existing RBL Secured Party Releasees, whether arising at law or in equity, relating to and/or otherwise in connection with the Existing RBL Obligations, the Existing RBL Liens, or the debtor-creditor relationship between any of the Existing RBL Secured Parties, on the one hand, and any of the Debtors, on the other hand, including (a) any recharacterization, subordination, avoidance, disallowance, or other claim arising under or pursuant to section 105 or chapter 5 of the Bankruptcy Code or under any other similar provisions of applicable state law, federal law, or municipal law and (b) any right or basis to challenge or object to the amount, validity, or enforceability of the Existing RBL Obligations or any payments or other transfers made on account of the Existing RBL Obligations, or the validity, enforceability, priority, or non-avoidability of the Existing RBL Liens securing the Existing RBL Obligations, including any right or basis to seek any disgorgement or recovery of payments of cash or any other distributions or transfers previously received by any of the Existing RBL Secured Party Releasees; provided, that the Existing RBL Secured Party Releases shall be limited to such claims arising prior to or including the date of the entry of the Final Order.

(v)        That certain Intercreditor Agreement, dated as of October 25, 2016, between the Existing RBL Agent and the Existing Second Lien Agent, and acknowledged and agreed to by Legacy and the Guarantors (as defined in the Existing RBL Credit Agreement) (as amended, restated, supplemented, or otherwise modified in accordance with its terms, the “Intercreditor Agreement”), sets forth subordination and other provisions governing the relative priorities and rights of the Existing RBL Secured Parties and their respective Existing RBL Obligations and Existing RBL Liens, on the one hand, and the Existing Second Lien Secured Parties and their respective Existing Second Lien Obligations (as defined below) and Existing Second Liens on the other hand, is in full force and effect as of the Petition Date; provided, for the avoidance of doubt, that this paragraph does not modify the Intercreditor Agreement.

F.           Debtors’ Stipulations Regarding the Existing Second Lien Credit Facility.  Subject only to the rights of parties in interest that are specifically set forth in paragraph 6 below, the Debtors, on their behalf and on behalf of their estates, admit, stipulate, acknowledge, and agree (paragraphs F hereof shall be referred to herein collectively as the “Debtors’ Existing Second Lien Stipulations”) as follows:

(i)        Existing Second Lien Credit Facility. Pursuant to that certain Term Loan Credit Agreement, dated as of October 25, 2016 (as amended, restated, or otherwise modified from time to time, the “Existing Second Lien Credit Agreement,” and collectively with any other agreements and documents executed or delivered in connection therewith, including the “Loan Documents” as defined therein, each as may be amended, restated, supplemented, or otherwise modified from time to time, the “Existing Second Lien Loan Documents”, and including all exhibits and other ancillary documentation in respect thereof, the “Existing Second Lien Credit Facility” and collectively with the Existing RBL Loan Documents, the “Existing Secured Loan Documents”), by and among the Borrower, Cortland Capital Market Services LLC, the agent for the Existing Second Lien Secured Parties (as defined below) (the “Existing Second Lien Agent”) and the financial institutions and other persons or entities party thereto from time to time as Lenders (in such capacities, the “Existing Second Lien Lenders” and, together with the Existing Second Lien Agent and any other party to which Existing Second Lien Obligations (as defined below) are owed, the “Existing Second Lien Secured Parties”), the Existing Second Lien Secured Parties agreed to extend loans and provide other financial accommodations to the Borrower (as defined in the Existing Second Lien Credit Agreement) pursuant to the Existing Second Lien Loan Documents. All obligations of the Debtors arising under the Existing Second Lien Credit Agreement or the other Existing Second Lien Loan Documents shall collectively be referred to herein as the “Existing Second Lien Obligations.”

(ii)       Existing Second Liens and Existing Second Lien Collateral.  Pursuant to the Term Loan Security Instruments (as defined in the Existing Second Lien Credit Agreement) (as such documents were amended, restated, supplemented, or otherwise modified from time to time, the “Existing Second Lien Collateral Documents”), by and among Legacy, its Partners, and its subsidiaries party thereto (collectively, the “Grantors”) and the Existing Second Lien Agent, each Grantor granted to the Existing Second Lien Agent, for the benefit of the Existing Second Lien Agent and the other Existing Second Lien Secured Parties, to secure the Existing Second Lien Obligations, including interest, fees, costs, expenses, premiums, and other charges thereunder, a security interest in and continuing Lien (the “Existing Second Liens”) on substantially all of such Grantor’s assets and properties (which, for the avoidance of doubt, includes Cash Collateral) and all proceeds, products, accessions, rents, and profits thereof, in each case not including the property subject to the Excepted Liens (as defined in the Existing Second Lien Credit Agreement) and whether then owned or existing or thereafter acquired or arising.  All “Collateral” as defined in the Existing Second Lien Collateral Documents granted or pledged by such Grantors pursuant to any Existing Second Lien Collateral Document or any other Existing Second Lien Loan Document shall collectively be referred to herein as the “Existing Second Lien Collateral”, and collectively with the Existing RBL Collateral, the “Existing Collateral”.  As of the Petition Date, (a) the Existing Second Liens (I) are legal, valid, binding, enforceable, and perfected Liens, (II) were granted to, or for the benefit of, the Existing Second Lien Secured Parties for fair consideration and reasonably equivalent value, (III) are not subject to avoidance, recharacterization, or subordination pursuant to the Bankruptcy Code or applicable non-bankruptcy law (except for the priming contemplated herein), and (IV) are subject and subordinate only to (A) the DIP Liens (as defined below), (B) the Carve-Out (as defined below), (C) the Existing Prior Liens, (D) the Existing RBL Liens, and (E) the Adequate Protection Liens, and for the avoidance of doubt, remain at all times subject to the Intercreditor Agreement (as defined below); and (b) (I) the Existing Second Lien Obligations constitute legal, valid, and binding obligations of the applicable Debtors, enforceable in accordance with the terms of the applicable Existing Second Lien Loan Documents (other than in respect of the stay of enforcement arising from section 362 of the Bankruptcy Code), (II) no setoffs, recoupments, offsets, defenses, or counterclaims to any of the Existing Second Lien Obligations exist, (III) no portion of the Existing Second Lien Obligations or any payments made to any or all of the Existing Second Lien Secured Parties are subject to avoidance, disallowance, disgorgement, recharacterization, recovery, subordination, attack, offset, counterclaim, defense, or “claim” (as defined in the Bankruptcy Code) of any kind pursuant to the Bankruptcy Code or applicable non-bankruptcy law, and (IV) the obligations of each Guarantor (as defined in the Existing Second Lien Credit Agreement) under that certain Guaranty Agreement, the Existing Second Lien Collateral Documents, and the other Existing Second Lien Loan Documents shall continue in full force and effect to unconditionally guaranty the Existing Second Lien Obligations notwithstanding any use of Cash Collateral permitted hereunder or any financing and financial accommodations extended by the DIP Secured Parties to the Debtors pursuant to the terms of this Interim Order, the DIP Loan Documents, or the Secured Swap Agreements.

(iii)       Amounts Owed under Existing Second Lien Loan Documents.  As of the Petition Date, the applicable Debtors owed the Existing Second Lien Secured Parties, pursuant to the Existing Second Lien Loan Documents, without defense, counterclaim, reduction or offset of any kind, in respect of loans made, letters of credit issued to the extent permitted, and other financial accommodations made by the Existing Second Lien Secured Parties, an aggregate principal amount of not less than $[●]8 on account of the Loans (as defined in the Existing Second Lien Credit Agreement), plus subject in each case to section 506(b) of the Bankruptcy Code, all accrued and hereafter accruing and unpaid interest thereon and any additional fees, costs, charges, and other amounts now or hereafter due under the Existing Second Lien Loan Documents (including any reasonable and documented attorneys’, accountants’, appraisers’, and financial advisors’ fees and expenses that are chargeable or reimbursable under the Existing Second Lien Loan Documents).  The Existing Second Lien Secured Parties reserve all rights to assert the Applicable Premium (as defined in the Existing Second Lien Credit Agreement).

8          [NTD: TBD as of filing.]

(iv)       Release of Claims.  Subject to paragraph 6 below and entry of the Final Order, each Debtor and its estate shall be deemed to have forever waived, discharged, and released each of the Existing Second Lien Secured Parties and their respective affiliates, assigns, or successors and the respective members, managers, equity holders, affiliates, agents, attorneys, financial advisors, consultants, officers, directors, employees, and other representatives of the foregoing (all of the foregoing, collectively, the “Existing Second Lien Secured Party Releasees”), solely in their capacity as such, from any and all “claims” (as defined in the Bankruptcy Code), counterclaims, causes of action (including causes of action in the nature of “lender liability”), defenses, setoff, recoupment, other offset rights, and other rights of disgorgement or recovery against any and all of the Existing Second Lien Secured Party Releasees, whether arising at law or in equity, relating to and/or otherwise in connection with the Existing Second Lien Obligations, the Existing Second Liens, or the debtor-creditor relationship between any of the Existing Second Lien Secured Parties, on the one hand, and any of the Debtors, on the other hand, including (a) any recharacterization, subordination, avoidance, disallowance, or other claim arising under or pursuant to section 105 or chapter 5 of the Bankruptcy Code or under any other similar provisions of applicable state law, federal law, or municipal law and (b) any right or basis to challenge or object to the amount, validity, or enforceability of the Existing Second Lien Obligations or any payments or other transfers made on account of the Existing Second Lien Obligations, or the validity, enforceability, priority, or non-avoidability of the Existing Second Liens securing the Existing Second Lien Obligations, including any right or basis to seek any disgorgement or recovery of payments of cash or any other distributions or transfers previously received by any of the Existing Second Lien Secured Party Releasees; provided, that the Existing Second Lien Secured Party Releases shall be limited to such claims arising prior to or including the date of the entry of the Final Order.

G.          Cash Collateral.  All of the Debtors’ cash, including any cash in deposit accounts of the Debtors, wherever located, constitutes Cash Collateral of the Existing RBL Agent and the other Existing RBL Secured Parties and, to the extent of the Existing Second Lien Agent and the other Existing Second Lien Secured Parties interests in such cash, the Existing Second Lien Agent and the other Existing Second Lien Secured Parties.

H.          Intercreditor Agreement.  Pursuant to section 510(a) of the Bankruptcy Code, the Intercreditor Agreement and any other applicable intercreditor or subordination provisions contained in any credit agreement, security agreement, indenture, or related document, (A) shall remain in full force and effect, (B) shall continue to govern the relative priorities, rights, and remedies of the Existing RBL Secured Parties and the Existing Second Lien Secured Parties (including the relative priorities, rights, and remedies of such parties with respect to the replacement liens and administrative expense claims and superpriority administrative expense claims granted, or amounts payable, by the Debtors under this Interim Order or otherwise and the modification of the automatic stay), and (C) shall not be amended, altered or modified by the terms of this Interim Order or the DIP Loan Documents, and for avoidance of doubt, any acts or omissions by any Existing RBL Secured Party or Existing Second Lien Secured Party in connection with any chapter 11 plan of reorganization or liquidation in these Cases (whether confirmed under section 1129(a) or (b) of the Bankruptcy Code), and any distributions on account of, or other treatment of, any Existing RBL Obligations or Existing Second Lien Obligations pursuant to any such plan, shall remain subject to the Intercreditor Agreement (including its turnover provisions) or any other applicable intercreditor or subordination provisions; provided, however that the foregoing shall not prejudice the rights of any party to the Intercreditor Agreement to assert that taking any action or not taking any action is permitted by or prohibited by, as the case may be, the Intercreditor Agreement, and all parties’ rights with respect to such assertions are reserved.

I.            Findings Regarding the DIP Facility.

(i)         Need for Postpetition Financing.  The Debtors have an immediate need to obtain the DIP Loans and use Cash Collateral to, among other things, permit the orderly continuation of the operation of their business, to maintain business relationships with vendors, suppliers, and customers, to make payroll, to make capital expenditures, to satisfy other working capital and general corporate purposes of the Debtors (including fees and expenses related to the Cases), to refinance the Refinance Loans, and to otherwise preserve the value of the Debtors’ estates.  The Debtors’ access to sufficient working capital and liquidity through the use of Cash Collateral and borrowing under the DIP Facility is vital to a successful reorganization and/or to otherwise preserve the enterprise value of the Debtors’ estates.  Immediate and irreparable harm will be caused to the Debtors and their estates if immediate financing is not obtained and permission to use Cash Collateral is not granted, in each case in accordance with the terms of this Interim Order (including the DIP Budget) and the DIP Loan Documents.

(ii)         No Credit Available on More Favorable Terms.  The Debtors have been and continue to be unable to obtain financing on more favorable terms from sources other than the DIP Secured Parties under the DIP Loan Documents and this Interim Order.  The Debtors are unable to obtain unsecured credit allowable under section 503(b)(1) of the Bankruptcy Code as an administrative expense or secured credit allowable only under sections 364(c)(1), 364(c)(2), or 364(c)(3) of the Bankruptcy Code.  The Debtors are unable to obtain secured credit under section 364(d)(1) of the Bankruptcy Code without (a) granting to the DIP Secured Parties the rights, remedies, privileges, benefits, and protections provided herein and in the DIP Loan Documents, including the DIP Liens and the DIP Superpriority Claims (as defined below), (b) allowing the DIP Secured Parties to provide the loans, letters of credit, and other financial accommodations under the DIP Facility (including, subject to entry of the Final Order, the completion of the Refinancing) on the terms set forth herein and in the DIP Loan Documents, (c) granting to the Existing RBL Secured Parties the rights, remedies, privileges, benefits, and protections provided herein and in the DIP Loan Documents, including the Existing RBL Adequate Protection and the conversion of certain Existing RBL Obligations into DIP Obligations through the Refinancing, and (d) granting to the Existing Second Lien Secured Parties the rights, remedies, privileges, benefits, and protections provided herein, including the Existing Second Lien Adequate Protection (all of the foregoing described in clauses (a), (b), (c), and (d) above, collectively, the “DIP Protections”).

(iii)       Entering into the Refinancing Facility is appropriate because (i) the aggregate value of the Existing RBL Collateral securing the Existing RBL Obligations substantially exceeds the aggregate amount of the Refinanced Loans; (ii) the Refinancing of the Existing RBL Loans into the Refinanced Loans will provide the Debtors significant savings on account of interest that otherwise would or could accrue on the Existing RBL Loans at the rate applicable thereunder during the course of these Cases; and (iii) the Existing RBL Lenders would not otherwise consent to the use of their Cash Collateral or the subordination of their liens to the DIP Liens, and the DIP Agent and the Refinancing DIP Lenders would not be willing to provide the New Money Facility or extend credit to the Debtors thereunder without the inclusion of the Refinancing Facility within the DIP Facility.

(iv)      The terms of the DIP Loans pursuant to the DIP Loan Documents and the use of the Existing Collateral (including the Cash Collateral) pursuant to this Order are fair and reasonable, reflect the Debtors’ exercise of prudent business judgment consistent with their fiduciary duties and constitute reasonably equivalent value and fair consideration.

J.          Interim Financing.  During the Interim Period (as defined below), the DIP Secured Parties and, as applicable, the Existing RBL Secured Parties and the Existing Second Lien Secured Parties (together, the “Existing Secured Parties”) are willing to provide financing to the Debtors and/or consent, or be deemed to consent, to the use of Cash Collateral by the Debtors, subject to (i) the entry of this Interim Order and (ii) the terms and conditions of the DIP Loan Documents.

K.          Adequate Protection for Existing Secured Parties.  The Existing Secured Parties have agreed to permit the Debtors’ continued use of the Existing RBL Collateral and the Existing Second Lien Collateral, including the Cash Collateral, during the Interim Period, subject to the terms and conditions set forth herein, including the protections afforded a party acting in “good faith” under section 364(e) of the Bankruptcy Code.  In addition, the DIP Facility contemplated hereby provides for a priming of the Existing Prior Liens pursuant to section 364(d) of the Bankruptcy Code.  The Existing Secured Parties are entitled to the adequate protection as set forth herein, including pursuant to section 361, 362, 363, and 364 of the Bankruptcy Code.  Based on the DIP Motion and on the record presented to this Court at the Interim Hearing, the terms of the proposed adequate protection arrangements, use of the Cash Collateral, and the DIP Facility contemplated hereby are fair and reasonable, reflect the Debtors’ prudent exercise of business judgment consistent with their fiduciary duties, and constitute reasonably equivalent value and fair consideration for the consent of the Existing Secured Parties.  The Existing RBL Secured Parties and the Existing Second Lien Secured Parties consent to, or are deemed to consent to, or if not either of the foregoing, the Court hereby approves the relief set forth herein over the absence of such consent or lack thereof, pursuant to the Existing Secured Loan Documents, and, in any event, the prepetition Liens and security interests of such parties are adequately protected pursuant to the terms of this Interim Order.  Notwithstanding anything to the contrary herein, the Existing Secured Parties’ consent to the DIP Facility and to the priming of the Existing RBL Liens and the Existing Second Liens by the DIP Liens is expressly limited to the present DIP Facility and the DIP Liens securing same and shall not be applicable to any other debtor-in-possession credit facility, even if it contains substantially the same economic terms as this DIP Facility.

L.          Section 552.  In light of the subordination of their Liens and superpriority administrative claims to (i) the Carve-Out, in the case of the DIP Secured Parties, and (ii) the Carve-Out and the DIP Liens, in the case of the Existing RBL Secured Parties, each of the DIP Secured Parties and the Existing Secured Parties is entitled to all of the rights and benefits of section 552(b) of the Bankruptcy Code, and, subject to the entry of the Final Order, the “equities of the case” exception shall not apply.

M.          Business Judgment and Good Faith Pursuant to Section 364(e).

(i)         The DIP Secured Parties have indicated a willingness to provide postpetition secured financing, and related hedging, via the DIP Facility to the Debtors in accordance with the DIP Loan Documents, the Secured Swap Agreements, and this Interim Order.

(ii)        The terms and conditions of the DIP Facility (including the Refinancing) as set forth in the DIP Loan Documents and this Interim Order, and the fees, expenses, and other charges paid and to be paid thereunder or in connection therewith, are fair, reasonable, and the best available under the circumstances, and the Debtors’ agreement to the terms and conditions of the DIP Loan Documents and the Secured Swap Agreements and to the payment of such fees reflect the Debtors’ exercise of prudent business judgment consistent with their fiduciary duties.  Such terms and conditions are supported by reasonably equivalent value and fair consideration.

(iii)       The DIP Secured Parties, the Existing RBL Secured Parties, the Existing Second Lien Secured Parties and the Debtors, with the assistance and counsel of their respective advisors, have acted in good faith and at arm’s-length in, as applicable, negotiating, consenting to, and/or agreeing to, the DIP Facility (including the Refinancing), the Debtors’ use of the DIP Collateral, the Existing RBL Collateral, the Existing Second Lien Collateral (including Cash Collateral), the DIP Loan Documents, and the DIP Protections (including the Existing RBL Adequate Protection and the Existing Second Lien Adequate Protection).  The DIP Obligations (including all advances that are made at any time to the Debtors under the DIP Loan Documents and including the Refinanced Loans) and the Debtors’ use of the DIP Collateral, the Existing RBL Collateral, and the Existing Second Lien Collateral (including Cash Collateral) shall be deemed to have been extended and/or consented to by the DIP Secured Parties, the Existing RBL Secured Parties, and the Existing Second Lien Secured Parties for valid business purposes and uses and in good faith, as that term is used in section 364(e) of the Bankruptcy Code, and in express and good faith reliance upon the protections offered by section 364(e) of the Bankruptcy Code and this Interim Order, and, accordingly, the DIP Liens, the DIP Superpriority Claims, the Existing RBL Adequate Protection, Existing Second Lien Adequate Protection and the other DIP Protections shall be entitled to the full protection of section 364(e) of the Bankruptcy Code in the event this Interim Order or any provision hereof or thereof is vacated, reversed, amended, or modified on appeal or otherwise.

N.         Relief Essential; Best Interest.  The Debtors have requested immediate entry of this Interim Order pursuant to Bankruptcy Rules 4001(b)(2) and 4001(c)(2) and the Local Rules.  Absent granting the relief set forth in this Interim Order, the Debtors’ estates, their businesses and properties, and their ability to successfully reorganize or otherwise preserve the enterprise value of the Debtors’ estates will be immediately and irreparably harmed.  Consummation of the DIP Facility and authorization of the use of Cash Collateral in accordance with this Interim Order, the DIP Loan Documents and the Secured Swap Agreements is therefore in the best interests of the Debtors’ estates and consistent with their fiduciary duties.  Based on all of the foregoing, sufficient cause exists for immediate entry of the Interim Order pursuant to Bankruptcy Rules 4001(b)(2) and 4001(c)(2) and the applicable Local Rules.

NOW, THEREFORE, based on the DIP Motion, the Cofsky Declaration, the First Day Declaration, and the record before this Court with respect to the DIP Motion, and with the consent of the Debtors, the Existing RBL Agent, and the requisite Existing RBL Secured Parties (on behalf of all of the Existing RBL Secured Parties), and the DIP Agent (on behalf of all of the DIP Secured Parties), and the consent of the Existing Second Lien Secured Parties, or deemed consent of the Existing Second Lien Secured Parties pursuant to the terms of the Intercreditor Agreement, in each case, to the form and entry of this Interim Order, and good and sufficient cause appearing therefor,

IT IS ORDERED that:

1.          Motion Granted.  The DIP Motion is hereby granted in accordance with the terms and conditions set forth in this Interim Order and the DIP Loan Documents.  Any objections, reservations of rights, and/or other statements with respect to the DIP Motion with respect to the entry of this Interim Order that have not been withdrawn, waived, or settled, and all reservations of rights included therein, are hereby denied and overruled.

2.           DIP Loan Documents and DIP Protections.

(a)        Approval of DIP Loan Documents and the Secured Swap Agreements.  The Debtors are expressly and immediately authorized to enter into the DIP Facility, to execute, deliver, and perform under the DIP Loan Documents, the Secured Swap Agreements and this Interim Order, to incur the DIP Obligations (as defined below), inclusive of $87,500,000 of Refinanced Loans upon entry of this Interim Order and the remaining $162,500,000 of Refinanced Loans subject to entry of the Final Order, with each Refinancing DIP Lender’s ratable share based on the ratio of such Refinancing DIP Lender’s share of the New Money Facility, including the DIP LC Sub-Facility), in accordance with, and subject to, the terms of this Interim Order and the DIP Loan Documents, and to execute, deliver, and perform under all other instruments, certificates, agreements, and documents that may be required or necessary for the performance by the applicable Debtors under the DIP Loan Documents the Secured Swap Agreements and the creation and perfection of the DIP Liens described in, and provided for, by this Interim Order and the DIP Loan Documents.  The Debtors are hereby authorized and directed to do and perform all acts and pay the principal, interest, fees, expenses, and other amounts described in the DIP Loan Documents the Secured Swap Agreements as such become due pursuant to the DIP Loan Documents the Secured Swap Agreements and this Interim Order, including all closing fees, administrative fees, commitment fees, and reasonable and documented attorneys’, financial advisors’, and accountants’ fees, and disbursements arising under the DIP Loan Documents, the Secured Swap Agreements and this Interim Order, which amounts shall not be subject to further approval of this Court and shall be nonrefundable and not subject to challenge in any respect; provided, that the payment of the fees and expenses of the Lender Professionals (as defined below) shall be subject to the provisions of paragraph 23(b).  Upon their execution and delivery, the DIP Loan Documents the Secured Swap Agreements shall represent the legal, valid, and binding obligations of the applicable Debtors enforceable against such Debtors in accordance with their terms.  Each officer of a Debtor acting singly is hereby authorized to execute and deliver each of the DIP Loan Documents, such execution and delivery to be conclusive evidence of such officer’s respective authority to act in the name of and on behalf of the Debtors.

(b)        DIP Obligations.  For purposes of this Interim Order, the term “DIP Obligations” shall mean all amounts and other obligations and liabilities owing by the respective Debtors under the DIP Credit Agreement and other DIP Loan Documents (including all “Obligations” as defined in the DIP Credit Agreement), including the Refinancing DIP Obligations (as defined below), and shall include the principal of, interest on, and fees, costs, expenses, premiums, and other charges owing in respect of, such amounts (including any reasonable and documented attorneys’, accountants’, financial advisors’, and other fees, costs, and expenses that are chargeable or reimbursable under the DIP Loan Documents, the Secured Swap Agreements and/or this Interim Order), and any obligations in respect of indemnity claims, whether contingent or otherwise.  Notwithstanding anything to the contrary herein, the relative rights and priorities of the DIP Secured Parties in respect of the DIP Collateral shall be as provided in this Interim Order (and, with respect to the Refinancing DIP Secured Parties, as provided in this Interim Order as to the portion of the Refinancing to be effectuated with respect to the first $35,000,000 advanced under the New Money Facility, and upon entry of the Final Order, as provided in such Final Order as to the portion of the Refinancing to be effectuated with respect to the remaining $65,000,000 advanced under the New Money Facility) and the other DIP Loan Documents.

(c)         Authorization to Incur DIP Obligations and Use Cash Collateral.  To enable the Debtors to continue to operate their business and preserve and maximize the value of their estates, during the period from the entry of this Interim Order through and including the earliest to occur of (i) the entry of the Final Order, or (ii) a Termination Event (as defined below), in each case unless extended by written agreement of the DIP Agent and the Existing RBL Agent (the period from the entry of this Interim Order through and including such earliest date, the “Interim Period”), the DIP Borrower is hereby authorized (x) to use Cash Collateral, (y) to borrow and obtain letters of credit under the DIP Facility and (z) to enter into Secured Swap Agreements with Secured Swap Parties; provided, that (I) the aggregate amount of New Money Loans to be made available for all such borrowings and letters of credit made during this period shall not exceed $35,000,000 under the New Money Facility; (II) the Existing RBL Loans held by Refinancing DIP Lenders will be as part of the Refinancing converted to Refinanced Loans under the Refinancing Facility, such amount of Refinanced Loans to be calculated based on each such Refinancing DIP Lender’s pro rata share of its Commitments to the New Money Facility and otherwise consistent with the refinancing mechanics described above; (III) any amounts repaid under the New Money Facility may be reborrowed subject to the terms of the DIP Loan Documents and this Interim Order; (IV) any proposed use of the proceeds of DIP Loans or use of Cash Collateral shall be consistent with the terms and conditions of this Interim Order and the DIP Loan Documents, including the DIP Budget (as defined below) and the Budget Covenants, subject to any applicable Permitted Variance, as defined and contained in paragraph 2(f) below; and (V) any Secured Swap Agreements shall only be entered into with Secured Swap Parties in accordance with and subject to the limitations set forth in the DIP Credit Agreement.  Following the entry of the Final Order, the DIP Borrower’s authority to incur further DIP Obligations, if any, and use further Cash Collateral will be governed by the terms of such Final Order and the DIP Loan Documents.  All DIP Obligations shall be unconditionally guaranteed, on a joint and several basis, by the DIP Guarantors, as further provided in the DIP Loan Documents.

(d)        Refinancing.  Upon entry of (i) this Interim Order, each Refinancing DIP Lender’s ratable share of $87,500,000 of the outstanding principal amount of the Loans (as defined in the Existing RBL Credit Agreement) and (ii) the Final Order, each Refinancing DIP Lender’s ratable share of an additional $162,500,000 (in each case, with each Refinancing DIP Lender’s ratable share based on the ratio of such Refinancing DIP Lender’s share of Commitments to the New Money Facility, including the DIP LC Sub-Facility) will be immediately, automatically, and irrevocably (upon entry of the Interim Order or the Final Order, as applicable), deemed to have been converted into Refinancing DIP Obligations (as defined below) and, except as otherwise provided in the Final Order and the DIP Loan Documents, shall be entitled to all the priorities, privileges, rights, and other benefits afforded to the other DIP Obligations under the Final Order and the DIP Loan Documents.  The conversion of the Refinancing DIP Obligations as described in this paragraph 2(d) shall be authorized as compensation for, in consideration for, as a necessary inducement for, and on account of the agreement of the Refinancing DIP Lenders to fund amounts under the New Money Facility and not as payments under, adequate protection for, or otherwise on account of, any Existing RBL Obligations. As used herein, the term “Refinancing DIP Obligations” shall mean the Refinanced Loans and all interest accrued and accruing thereon and all other amounts owing by the respective Debtors in respect thereof.

(e)         Budget.  Attached hereto as Schedule 2 is the Debtors’ initial 13-week cash flow forecast (the “Initial 13-Week Cash Flow Forecast”), which shall be consistent in all material respects with the applicable period covered by the initial DIP Budget, attached hereto as Schedule 3, including amounts required to be paid with respect to the DIP Facility (the “Initial DIP Budget”), that reflects on a line-item basis the Debtors’ (i) weekly projected cash receipts (including from non-ordinary course assets sales), (ii) weekly projected disbursements (including ordinary course operating expenses, bankruptcy-related expenses under the Cases, capital expenditures, issuances of any letter of credit, including the fees relating thereto, and estimated fees and expenses of the DIP Agent (including counsel and financial advisors therefor), the Existing RBL Agent (including counsel and financial advisors therefor), the Existing Second Lien Agent (including counsel and financial advisors therefor), and any other fees and expenses relating to the DIP Facility), and certain funds managed by GSO Capital Partners LP, which are lenders under the Existing Second Lien Loan Documents (the “Existing Required Second Lien Lenders”), (iii) the sum of weekly unused availability under the DIP Facility plus unrestricted cash on hand (collectively, “Aggregate Liquidity”), and (iv) the weekly outstanding principal balance of the loans made and letters of credit issued under the DIP Facility (including the principal amount of the Refinanced Loans).  Commencing on June 28, 2019 (the “Initial Reporting Date”) and continuing on every fourth Friday (each, a “Subsequent Reporting Date” and, each such Subsequent Reporting Date together with the Initial Reporting Date, a “Reporting Date”), the Debtors shall prepare and deliver to the DIP Agent, the Existing RBL Agent and the Existing Required Second Lien Lenders (i) an updated “rolling” 13-week cash flow forecast (the “Proposed 13-Week Cash Flow Forecast”) and (ii) and an updated DIP Budget (as defined below) (a “Proposed DIP Budget”), which each shall be in form and substance reasonably satisfactory to the DIP Agent and subject to the DIP Agent’s approval in its reasonable discretion, provided, that the DIP Agent shall have five (5) Business Days to approve any Proposed 13-Week Cash Flow Forecast and Proposed DIP Budget, and provided, further that if the DIP Agent does not approve any Proposed 13-Week Cash Flow Forecast and/or Proposed DIP Budget by the sixth Business Day following receipt thereof, the previously delivered 13-Week Cash Flow Forecast (as defined below) and DIP Budget (as defined below) shall remain in effect for purposes of variance testing and reporting described in paragraph 2(f) below), and that the 13-Week Cash Flow Forecast shall at all times be consistent with the DIP Budget. For the avoidance of doubt, unless the DIP Agent has approved in writing the Proposed 13-Week Cash Flow and Proposed DIP Budget, or any other proposed modification to the Initial 13-Week Cash Flow Forecast or Supplemental 13-Week Cash Flow Forecast, and the Initial DIP Budget or Supplemental DIP Budget, as applicable, then in effect, the Debtors shall continue to be subject to and be governed by the terms of the Initial 13-Week Cash Flow Forecast or Supplemental 13-Week Cash Flow Forecast (as defined below), and the Initial DIP Budget or Supplemental DIP Budget (as defined below), as applicable, then in effect, in accordance with this Interim Order, and the DIP Secured Parties and the Existing RBL Secured Parties shall, as applicable, have no obligation to fund under any such Proposed 13-Week Cash Flow Forecast or Proposed DIP Budget or otherwise fund any amounts not otherwise provided for in the Initial 13-Week Cash Flow Forecast or Supplemental 13-Week Cash Flow Forecast, nor the Initial DIP Budget or Supplemental DIP Budget, as applicable, or permit the use of Cash Collateral with respect thereto, as applicable.  Once the Proposed 13-Week Cash Flow Forecast and Proposed DIP Budget have each been approved in writing by the DIP Agent, each shall supplement and replace the Initial 13-Week Cash Flow Forecast or the Supplemental 13-Week Cash Flow Forecast (as defined below), and the Initial DIP Budget or the Supplemental DIP Budget (as defined below), as applicable, then in effect (each such Proposed 13-Week Cash Flow Forecast and Proposed DIP Budget that has been approved in writing by the DIP Agent pursuant to the terms of this Interim Order, respectively a “Supplemental 13-Week Cash Flow Forecast” and a “Supplemental DIP Budget”) without further notice, motion, or application to, order of, or hearing before, this Court (the Initial 13-Week Cash Flow Forecast, as modified by all Supplemental 13-Week Cash Flow Forecast, shall constitute the “13-Week Cash Flow Forecast”, and the Initial DIP Budget, as modified by all Supplemental DIP Budgets, shall constitute the “DIP Budget”).

(f)         Budget Covenants.  The Debtors shall only incur DIP Obligations and expend Cash Collateral and other DIP Collateral proceeds in accordance with the DIP Budget (and, in the case of the costs and expenses of the DIP Agent and the Existing RBL Agent, in accordance with the DIP Loan Documents and this Interim Order without being limited by the DIP Budget), subject to the Permitted Variances set forth in this paragraph, which shall be tested on each Friday (or, if such Friday is not a Business Day, the immediately preceding Business Day) immediately following each Reporting Date (such date, the “Variance Testing Date”).  On or before 5:00 p.m. (prevailing Eastern Time) on each Variance Testing Date, the Debtors shall prepare and deliver, which shall be certified by a financial officer of the Debtors and in form and substance reasonably satisfactory to the DIP Agent, the Existing RBL Agent and the Existing Required Second Lien Lenders, a variance report tested as of the most recent Reporting Date for the four-week period ending on such Reporting Date (each such period, a “Variance Testing Period”, and each such report, a “Variance Report”) setting forth: (i) the aggregate disbursements of the Debtors for line items other than capital expenditures and aggregate receipts during the applicable Variance Testing Period, (ii) any variance (whether positive or negative, expressed as a percentage) between the aggregate disbursements for line items other than capital expenditures made during such Variance Testing Period by the Debtors against the aggregate disbursements for line items other than capital expenditures for the Testing Period set forth in the applicable 13-Week Cash Flow Forecast and DIP Budget, (iii) the aggregate disbursements of the Debtors for capital expenditures during the applicable Variance Testing Period, and (iv) any variance (whether positive or negative, expressed as a percentage) between the aggregate disbursements for capital expenditures for the testing Period set forth in the applicable 13-Week Cash Flow Forecast and DIP Budget; and (e) on the last calendar day of each week, the Debtors shall deliver to the DIP Agent, the Existing RBL Agent and the Existing Required Second Lien Lenders a variance report comparing the Debtors’ actual receipts and disbursements for the prior calendar week and the prior four calendar weeks (on a cumulative basis) with the projected receipts and disbursements for such week and the prior four calendar weeks (on a cumulative basis) as reflected in the applicable DIP Budget for such weeks (the “Cumulative Variance Report”), which Cumulative Variance Report shall include a report from the Debtors identifying and addressing any variance of actual performance to projected performance for the prior week.  The Debtors shall not allow, during any Variance Testing Period,  the Debtors’ actual cash expenses and disbursements during such Variance Testing Period to be more than 115% of the projected cash expenses and disbursements for such Variance Testing Period, as set forth in the DIP Budget (the “Permitted Variance”), provided, that the cash expenses and disbursements considered for determining compliance with this covenant shall exclude (i) disbursements and expenses in respect of professional fees incurred in the Bankruptcy Cases during such Variance Testing Period and (ii) disbursements owed to third parties on account of royalty interests and working interests and provided, further that the Debtors may carry forward budgeted but unused disbursements set forth in the DIP Budget for a Variance Testing Period for use during the immediately succeeding Variance Testing Period.

(g)         Interest, Fees, Costs, Indemnities, and Expenses.  The DIP Obligations shall bear interest at the rates, and be due and payable (and paid), as set forth in, and in accordance with the terms and conditions of, this Interim Order and the DIP Loan Documents, in each case without further notice, motion, or application to, order of, or hearing before, this Court.  The Debtors shall pay within two Business Days (as defined in the DIP Credit Agreement) all fees, costs, indemnities, expenses (including reasonable and documented out-of-pocket legal and other professional fees and expenses of the DIP Agent and the Secured Swap Parties to the extent provided in the DIP Credit Agreement), and other charges payable under the terms of the DIP Loan Documents and the Secured Swap Agreements.  All such fees, costs, indemnities, expenses, and disbursements, whether incurred, paid or required to be paid prepetition or postpetition and whether or not budgeted in the DIP Budget, are hereby affirmed, ratified, authorized, and payable (and any funds held by the DIP Agent and/or its professionals as of the Petition Date for payment of such fees, costs, indemnities, expenses, and disbursements may be applied for payment) as contemplated in this Interim Order and the DIP Loan Documents, and, subject to the provisions of paragraph 23(b) with respect to the fees and expenses of the Lender Professionals, shall be non-refundable and not subject to challenge in any respect and shall be payable without need to obtain further Court approval.

(h)        Use of DIP Facility and Proceeds of DIP Collateral.  The DIP Borrower shall apply the proceeds of all DIP Collateral solely in accordance with this Interim Order, the DIP Loan Documents, and the DIP Budget (subject to any applicable Permitted Variance).  Without limiting the foregoing, the Debtors shall not be permitted to make any payments (from the DIP Collateral, the proceeds of DIP Loans, or otherwise) on account of any prepetition debt or obligation prior to the effective date of a confirmed chapter 11 plan or plans with respect to any of the Debtors, except (i) with respect to the Existing RBL Obligations or the Refinanced Loans, as set forth in this Interim Order and a Final Order; (ii) as provided in the orders entered by the Court in the Cases (other than this Interim Order) (the “First Day Orders”) pursuant to motions and applications filed by the Debtors within ten (10) days after the Petition Date, which First Day Orders shall be in form and substance reasonably acceptable to the DIP Agent with respect to any provisions that affect the rights or duties of the DIP Secured Parties or the Existing RBL Secured Parties; (iii) as expressly provided in other motions, orders, and requests for relief, each in form and substance reasonably acceptable to the DIP Secured Parties and the Existing RBL Agent prior to such motion, order, or request for such relief being filed; or (iv) as otherwise expressly provided in the DIP Credit Agreement, without giving effect to any amendment or waiver thereof to which the Existing RBL Agent has not consented in writing.

(i)        Conditions Precedent.  The DIP Secured Parties and Existing RBL Secured Parties each have no obligation to extend credit under the DIP Facility or permit use of any DIP Collateral or Existing RBL Collateral or any proceeds thereof, including Cash Collateral, as applicable, during the Interim Period unless and until all conditions precedent to the extension of credit and/or use of DIP Collateral, Existing RBL Collateral, or proceeds thereof under the DIP Loan Documents and this Interim Order have been satisfied in full or waived in writing by the DIP Secured Parties and the Existing RBL Agent in accordance with the DIP Loan Documents or Existing RBL Credit Agreement, as applicable, and this Interim Order.

(j)         DIP Liens.  Subject to the Carve-Out, as security for the DIP Obligations, effective as of the Petition Date, the following security interests and Liens, which shall immediately and without any further action by any Person be valid, binding, perfected, continuing, enforceable, and non-avoidable upon the entry of this Interim Order, are hereby granted by the Debtors to the DIP Agent, for itself and the other DIP Secured Parties (all such security interests and Liens granted to the DIP Agent for the benefit of all the DIP Secured Parties pursuant to this Interim Order and the DIP Loan Documents, the “DIP Liens”), on all assets and property of any kind (including all assets pledged under, and the “Collateral” as defined in, the Existing RBL Loan Documents) that is subject to a lien in favor of the DIP Agent to secure the DIP Obligations or which under the terms of any DIP Loan Document is purported to be subject to such lien, which includes, for the avoidance of doubt, all existing (whether pre- or post-petition) and after-acquired, tangible and intangible, personal and real property and assets of each of the Debtors and any proceeds thereof (including, upon entry of the Final Order, the proceeds of Avoidance Actions (as defined below), whether received by judgment, settlement, or otherwise) (collectively, the “DIP Collateral”) provided, that such DIP Collateral shall not include (a) the Excluded Assets (as defined in the DIP Credit Agreement) (collectively, the “Excluded Assets”); or (b) any Building or Manufactured (Mobile) Home (each as defined in the applicable Flood Insurance Regulations), unless and until (A) the DIP Lenders have determined, pursuant to the DIP Loan Documents, that such Building or Manufactured (Mobile) Home is not covered by and does not require flood insurance or (B) flood insurance in form and substance satisfactory to the DIP Lenders has been obtained; except that the DIP Collateral shall include any Building or Manufactured (Mobile) Home located at 1760 Anderson County Road 2608, Tennessee Colony, Anderson County, Texas 75681-0000; provided, that the Avoidance Actions themselves shall not be DIP Collateral; provided, further, that the DIP Liens on the proceeds of Avoidance Actions shall be subject to the entry of the Final Order:

(A)       pursuant to section 364(c)(2) of the Bankruptcy Code, a perfected, binding, continuing, enforceable, and non-avoidable first priority Lien on and security interest in all DIP Collateral that is not otherwise subject to a valid, perfected, and enforceable security interest or Lien in existence as of the Petition Date or a valid Lien perfected (but not granted) after the Petition Date (to the extent that such perfection in respect of a prepetition claim is expressly permitted under the Bankruptcy Code) including, subject to the entry of the Final Order, any proceeds or property recovered, unencumbered or otherwise under sections 502(d), 544, 545, 547, 548, 549, 550, and 553 of the Bankruptcy Code and any other avoidance or similar action under the Bankruptcy Code or similar state or municipal law (collectively, the “Avoidance Actions”), whether received by judgment, settlement, or otherwise;

(B)       pursuant to section 364(c)(3) of the Bankruptcy Code, a perfected, binding, continuing, enforceable, and non-avoidable Lien on and security interest in all DIP Collateral that is subject solely to the Existing Prior Liens, which DIP Lien shall be junior only to such Existing Prior Liens and the Carve-Out; and

(C)       pursuant to Bankruptcy Code section 364(d), a perfected, binding, continuing, enforceable, and non-avoidable first priority, senior priming Lien on and security interest in all other DIP Collateral, including Cash Collateral, all accounts receivable, inventory, real and personal property, plant and equipment of the Debtors that secure the obligations of the Debtors under the Existing RBL Credit Facility and the Existing Second Lien Credit Facility (collectively, the “Existing Primed Secured Facilities”; the lenders, holders and agents under the Existing Primed Secured Facilities, the “Existing Primed Secured Parties”), to the extent that such DIP Collateral is subject to valid, perfected and non-avoidable liens in favor of third parties as of the commencement of the Bankruptcy Case; which Priming Liens (as defined below) shall be senior to the Adequate Protection Liens and senior and priming to (A) the Existing RBL Liens and (B) any Liens that are junior to the Existing RBL Liens or the Existing RBL Adequate Protection Liens, after giving effect to any intercreditor or subordination agreements (the Liens referenced in clauses (A) and (B), collectively, the “Priming Liens”).

(k)        Enforceable Obligations.  The DIP Loan Documents and the Secured Swap Agreements shall constitute and evidence the valid and binding DIP Obligations of the Debtors, which DIP Obligations shall be enforceable against the Debtors, their estates, and any successors thereto (including any trustee or other estate representative in any Successor Case (as defined below), and their creditors and other parties-in-interest, in accordance with their terms.  Subject to the provisions of paragraph 2(d) hereof with respect to the Refinancing DIP Obligations, no obligation, payment, transfer, or grant of security under the DIP Credit Agreement, the other DIP Loan Documents, or this Interim Order shall be stayed, restrained, voidable, avoidable, disallowable, or recoverable under the Bankruptcy Code or under any applicable law (including under section 502(d), 544, 547, 548, or 549 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act, or similar statute or common law), or subject to any avoidance, reduction, setoff, surcharge, recoupment, offset, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaim, cross-claim, defense, or any other challenge under the Bankruptcy Code or any applicable law or regulation by any person or entity.

(l)         Superpriority Administrative Claim Status.  In addition to the DIP Liens granted herein, effective immediately upon entry of this Interim Order, (i) all of the DIP Obligations and (ii) the Secured Swap Obligations (as defined in the DIP Credit Agreement) owing to any DIP Lender or its Affiliate (as defined in the DIP Credit Agreement) under any Secured Swap Agreement shall constitute allowed superpriority administrative claims pursuant to section 364(c)(1) of the Bankruptcy Code, which shall have priority, subject only to the payment of the Carve-Out (as defined below) in accordance with this Interim Order, over all administrative expense claims, adequate protection and other diminution claims (including the Existing RBL Adequate Protection Superpriority Claims (as defined below) and the Second Lien Adequate Protection Superpriority Claims (as defined below)), priority and other unsecured claims, and all other claims against the Debtors or their estates, now existing or hereafter arising, of any kind or nature whatsoever, including administrative expenses or other claims of the kinds specified in section 105, 326, 328, 330, 331, 503(a), 503(b), 506(c) (subject to the entry of the Final Order to the extent provided in paragraph 8), 507(a), 507(b), 546, 726, 1113, and 1114, whether or not such expenses or claims may become secured by a judgment Lien or other non-consensual Lien, levy, or attachment (the “DIP Superpriority Claims”), which such claims arising in respect of the New Money Facility and the Refinancing Facility shall be pari passu.  The DIP Superpriority Claims shall, for purposes of section 1129(a)(9)(A) of the Bankruptcy Code, be considered administrative expenses allowed under section 503(b) of the Bankruptcy Code, shall be against each Debtor on a joint and several basis, and shall be payable from and have recourse to all prepetition and postpetition property of the Debtors and all proceeds thereof, including, subject to entry of the Final Order, the proceeds of Avoidance Actions, whether received by judgment, settlement, or otherwise.  Other than with respect to the Carve-Out, no costs or expenses of administration, including professional fees allowed and payable under section 328, 330, or 331 of the Bankruptcy Code, or otherwise, that have been or may be incurred in these proceedings or in any Successor Cases, and no priority claims are, or will be, senior to, prior to, or on a parity with the DIP Superpriority Claims.  For the avoidance of doubt, the DIP Superpriority Claims granted to the Refinancing DIP Secured Parties shall rank pari passu with the DIP Superpriority Claims of the other DIP Secured Parties.

(m)       Priority of DIP Liens and DIP Superpriority Claims.  Subject in all respects to the Carve-Out (as defined herein), the DIP Liens and the DIP Superpriority Claims: (i) shall not be subject to section 510, 549, 550, or 551 of the Bankruptcy Code or, subject to entry of the Final Order, section 506(c) of the Bankruptcy Code or the “equities of the case” exception of section 552 of the Bankruptcy Code, (ii) shall not be subordinate to, or pari passu with (A) any Lien that is avoided and preserved for the benefit of the Debtors and their estates under section 551 of the Bankruptcy Code or otherwise or (B) any Liens or claims of any Debtor or any direct or indirect subsidiary thereof against any Debtor or any of such Debtor’s property, (iii) shall be valid and enforceable against any trustee or any other estate representative elected or appointed in the Cases, upon the conversion of any of the Cases to a case under chapter 7 of the Bankruptcy Code or in any other proceedings related to any of the foregoing (each, a “Successor Case”), and/or upon the dismissal of any of the Cases, and (iv) notwithstanding anything to the contrary in any First Day Order of this Court in any of the Cases, shall be senior to any administrative claims arising under any such First Day Order.

3.           Adequate Protection for Existing RBL Secured Parties.  With respect to all Existing RBL Loans that have not been converted to Refinanced Loans, in consideration for the use of the Existing RBL Collateral (including Cash Collateral) and the priming of the Existing RBL Liens, the Existing RBL Agent, for the benefit of the Existing RBL Secured Parties, shall receive the following adequate protection (collectively, the “Existing RBL Adequate Protection”):

(a)        Existing RBL Loans Interest Payments.  The Existing RBL Lenders shall be entitled to payment of all interest accruing on their pro rata share of the Existing RBL Facility regardless of whether such interest accrued before or after the Petition Date, which shall be paid in cash at the rate of ABR plus 4% per annum on the last day of each month (or, if such day is not a Business Day, the next Business Day) and on the Maturity Date.

(b)        Existing RBL Adequate Protection Liens.  To the extent there is a diminution in value of the interests of the Existing RBL Secured Parties in the Existing RBL Collateral (including Cash Collateral) from and after the Petition Date, the Existing RBL Agent, for the benefit of all the Existing RBL Secured Parties, is hereby granted, subject to the terms and conditions set forth below, pursuant to section 361, 363(e), and 364 of the Bankruptcy Code, replacement Liens upon all of the DIP Collateral, including, subject to the entry of the Final Order, the proceeds of Avoidance Actions, whether received by judgment, settlement, or otherwise (such adequate protection replacement Liens, the “Existing RBL Adequate Protection Liens”), which Existing RBL Adequate Protection Liens on such DIP Collateral shall be subject and subordinate only to the DIP Liens, the Existing Prior Liens and the Carve-Out.

(c)       Existing RBL Adequate Protection Superpriority Claims.  To the extent of any diminution in value of the Existing RBL Collateral from and after the Petition Date, the Existing RBL Secured Parties are hereby further granted allowed superpriority administrative claims (such adequate protection superpriority claims, the “Existing RBL Adequate Protection Superpriority Claims”), pursuant to section 507(b) of the Bankruptcy Code, with priority over all administrative expense claims and priority and other unsecured claims against the Debtors or their estates, now existing or hereafter arising, of any kind or nature whatsoever, including administrative expenses of the kind specified in section 105, 326, 328, 330, 331, 503(a), 503(b), 506(c) (subject to the entry of the Final Order to the extent provided in paragraph 8), 507(a), 507(b), 546(c), 546(d), 726 , 1113, 1114, junior only to the DIP Superpriority Claims and the Carve-Out to the extent provided herein, and payable from and having recourse to all prepetition and postpetition property of the Debtors and all proceeds thereof (including, subject to entry of the Final Order, all proceeds of Avoidance Actions, whether received by judgment, settlement, or otherwise); provided, that the Existing RBL Secured Parties shall not receive or retain any payments, property, or other amounts in respect of the Existing RBL Adequate Protection Superpriority Claims unless and until all DIP Obligations have been Paid in Full. Subject to the relative priorities set forth above, the Existing RBL Adequate Protection Superpriority Claims against each Debtor shall be allowed and enforceable against each Debtor and its estate on a joint and several basis.  For purposes of this Interim Order, the terms “Paid in Full,” “Repaid in Full,” “Repay in Full,” “Pay in Full,” and “Payment in Full” shall mean, with respect to any referenced DIP Obligations and/or Existing RBL Obligations, (i) the indefeasible payment in full in cash of such obligations, and (ii) the termination or cash collateralization, in accordance with the DIP Loan Documents or Existing RBL Loan Documents, as applicable, of all undrawn letters of credit outstanding thereunder, and (iii) the termination of all credit commitments under the DIP Loan Documents and/or Existing RBL Loan Documents, as applicable.

(d)        Priority of Existing RBL Adequate Protection Liens and Existing RBL Adequate Protection Superpriority Claims.  Subject in all respects to the Carve-Out, the Existing RBL Adequate Protection Liens and the Existing RBL Adequate Protection Superpriority Claims (i) shall not be subject to section 510, 549, 550, or 551 of the Bankruptcy Code or, subject to entry of the Final Order, section 506(c) of the Bankruptcy Code or the “equities of the case” exception of section 552 of the Bankruptcy Code, (ii) shall not be subordinate to, or pari passu with (A) any Lien that is avoided and preserved for the benefit of the Debtors and their estates under section 551 of the Bankruptcy Code or otherwise or (B) any Liens or claims of any Debtor or any direct or indirect subsidiary thereof against any Debtor or any of such Debtor’s property, (iii) shall be valid, binding, perfected, and enforceable against any trustee or any other estate representative elected or appointed in the Cases or any Successor Cases, and/or upon the dismissal of any of the Cases, and (iv) notwithstanding anything to the contrary in any First Day Order of this Court in any of the Cases, shall be senior to any administrative claims arising under any such First Day Order.

(e)        Professional Fees of Existing RBL Secured Parties.  Subject to paragraph 23(b) herein, as further adequate protection, and without limiting any rights of the Existing RBL Agent and the other Existing RBL Secured Parties under section 506(b) of the Bankruptcy Code, which rights are hereby preserved, and in consideration, and as a requirement, for obtaining the consent of those Existing RBL Secured Parties that have so consented to the entry of this Interim Order and the Debtors’ consensual use of Cash Collateral as provided herein, the Debtors shall pay or reimburse in cash the Existing RBL Secured Parties for any and all reasonable and documented fees, expenses, and charges to the extent, and at the times, payable under the Existing RBL Loan Documents, including any unpaid fees and expenses accrued prior to or after the Petition Date within five (5) Business Days after the presentment of any such invoices to the Debtors.

(f)        The Debtors shall deliver to the Existing RBL Agent and Existing Required Second Lien Lenders all information, reports, documents, and other material that the Debtors provide to the DIP Secured Parties pursuant to the DIP Loan Documents.

(g)        Notwithstanding the Payment in Full of the DIP Obligations and the termination of the DIP Loan Documents, this Interim Order or Final Order, as applicable, shall continue in full force and effect for the benefit of the Existing RBL Agent and the Existing RBL Secured Parties, and may be enforced by the Existing RBL Agent until such time as the Existing RBL Secured Obligations are Paid in Full.  Unless otherwise expressly set forth herein or in the DIP Loan Documents, any consent or approval rights or similar rights granted or referenced in this Interim Order or in the DIP Loan Documents in favor of any or all of the DIP Agent, the other DIP Secured Parties, the Existing RBL Agent, and the other Existing RBL Secured Parties may be exercised (or not exercised) in the sole discretion of such party.

(h)        Right to Seek Additional Adequate Protection.  The Existing RBL Agent, on behalf of the Existing RBL Secured Parties, may request Court approval for additional or alternative adequate protection, without prejudice to any objection of the Debtors or any other party in interest to the grant of any additional or alternative adequate protection (consistent with the Intercreditor Agreement); provided, that any such additional or alternative adequate protection shall at all times be subordinate and junior to the Carve-Out and the claims and liens of the DIP Secured Parties granted under this Interim Order and the DIP Loan Documents; provided, further, that nothing in this paragraph shall authorize the Existing RBL Agent or Existing RBL Secured Parties to deny the Debtors access to Cash Collateral or DIP Loans in accordance with the DIP Budget (including any Permitted Variances) pursuant to the terms of this Interim Order during the pendency of such request for additional or alternative adequate protection.

4.           Adequate Protection for Existing Second Lien Secured Parties.  In consideration for the use of the Existing Second Lien Collateral (including Cash Collateral) and the priming of the Existing Second Liens, the Existing Second Lien Agent, for the benefit of the Existing Second Lien Secured Parties, shall receive, subject to the Carve-Out and the terms of the Intercreditor Agreement, the following adequate protection (collectively, the “Existing Second Lien Adequate Protection” and, together with the Existing RBL Adequate Protection, the “Existing Secured Party Adequate Protection”):

(a)       Second Lien Adequate Protection Liens.  To the extent there is a diminution in value of the interests of the Existing Second Lien Secured Parties in the Existing Second Lien Collateral (including Cash Collateral) from and after the Petition Date, the Existing Second Lien Agent, for the benefit of all the Existing Second Lien Secured Parties, is hereby granted, subject to the terms and conditions set forth below, pursuant to section 361, 363(e), and 364 of the Bankruptcy Code, replacement Liens upon all of the DIP Collateral, including, subject to the entry of the Final Order, the proceeds of Avoidance Actions, whether received by judgment, settlement, or otherwise (such adequate protection replacement Liens, the “Second Lien Adequate Protection Liens” and, together with the Existing RBL Adequate Protection Liens, the “Adequate Protection Liens”), which Second Lien Adequate Protection Liens on such DIP Collateral shall be subject and subordinate only to the DIP Liens, the Existing Prior Liens, the Existing RBL Adequate Protection Liens, the Existing RBL Liens, and the Carve-Out; provided that, the Adequate Protection Liens shall attach automatically to DIP Collateral upon entry of this Interim Order.  The Second Lien Adequate Protection Liens (i) shall not be subject to sections 510, 549, 550, or 551 of the Bankruptcy Code or, subject to entry of the Final Order, section 506(c) of the Bankruptcy Code or the “equities of the case” exception of section 552 of the Bankruptcy Code, (ii) shall not be subordinate to, or pari passu with (A) any Lien that is avoided and preserved for the benefit of the Debtors and their estates under section 551 of the Bankruptcy Code or otherwise or (B) any Liens or claims of any Debtor or any direct or indirect subsidiary thereof against any Debtor or any of such Debtor’s property, (iii) shall be valid, binding, perfected, and enforceable against any trustee or any other estate representative elected or appointed in the Cases or any Successor Cases, and/or upon the dismissal of any of the Cases, and (iv) notwithstanding anything to the contrary in any First Day Order of this Court in any of the Cases, shall be senior to any administrative claims arising under any such First Day Order.  For the avoidance of doubt, the Second Lien Adequate Protection Liens shall at all times remain subject to the Intercreditor Agreement.

(b)        Enforceable in Successor Cases.  The Second Lien Adequate Protection Liens shall be valid, binding, perfected, and enforceable against any trustee or any other estate representative elected or appointed in the Cases or any Successor Cases, and/or upon the dismissal of any of the Cases.  For the avoidance of doubt, the Second Lien Adequate Protection Liens shall at all times remain subject to the Intercreditor Agreement.

(c)        Second Lien Adequate Protection Superpriority Claims.  To the extent of Diminution in Existing Second Lien Collateral Value, the Existing Second Lien Secured Parties are hereby further granted allowed superpriority administrative claims (such adequate protection superpriority claims, the “Second Lien Adequate Protection Superpriority Claims”), pursuant to section 507(b) of the Bankruptcy Code, with priority over all administrative expense claims and priority and other unsecured claims against the Debtors or their estates, now existing or hereafter arising, of any kind or nature whatsoever, including administrative expenses of the kind specified in section 105, 326, 328, 330, 331, 503(a), 503(b), 506(c) (subject to the entry of the Final Order to the extent provided in paragraph 8), 507(a), 507(b), 546(c), 546(d), 726 , 1113, 1114, junior only to the DIP Superpriority Claims, the Existing RBL Adequate Protection Superpriority Claims, and the Carve-Out to the extent provided herein, and payable from and having recourse to all prepetition and postpetition property of the Debtors and all proceeds thereof (including, subject to the entry of the Final Order, the proceeds of Avoidance Actions, whether received by judgment, settlement, or otherwise); provided, that the Existing Second Lien Secured Parties shall not receive or retain any payments, property, or other amounts in respect of the Second Lien Adequate Protection Superpriority Claims unless and until all DIP Obligations, Existing RBL Obligations, and the Existing RBL Adequate Protection Superpriority Claims have been Paid in Full.  Subject to the relative priorities set forth above, the Second Lien Adequate Protection Superpriority Claims against each Debtor shall be allowed and enforceable against each Debtor and its estate on a joint and several basis.  The Second Lien Adequate Protection Superpriority Claims granted to the Existing Second Lien Secured Parties may be impaired pursuant to any chapter 11 plan of reorganization in the Cases with the vote of the applicable class of the holders of such claims that satisfies the requirements of section 1126 of the Bankruptcy Code, in which case, Payment in Full (or any of the other variants of this phrase referenced above) would occur upon consummation of such plan.

(d)        Postpetition Accrual of Interest.  Subject to the terms of this Interim Order and the terms of the Intercreditor Agreement, the Existing Second Lien Obligations shall accrue interest under the Existing Second Lien Credit Facility on a payment-in-kind basis to the extent determined to be allowable by the Bankruptcy Court under section 506(b) of the Bankruptcy Code.

(e)       Consent to Priming and Adequate Protection.  The Existing Second Lien Agent, on behalf of the Existing Second Lien Secured Parties, consents, or pursuant to the Intercreditor Agreement, is deemed to consent, to the Existing Second Lien Adequate Protection and the priming provided for herein; provided, that such consent of the Existing Second Lien Agent to the priming of the Existing Second Liens and the use of Cash Collateral is expressly conditioned upon the entry of this Interim Order.

(f)         Professional Fees of Existing Second Lien Secured Parties.  Subject to paragraph 23(b) hereof and the terms of the Intercreditor Agreement, as further adequate protection, and without limiting any rights of the Existing Second Lien Agent and the other Existing Second Lien Secured Parties, which rights are hereby preserved, and in consideration, and as a requirement, for obtaining the consent of those Existing Second Lien Secured Parties that have so consented to the entry of this Interim Order and the Debtors’ consensual use of Cash Collateral as provided herein, the Debtors shall pay or reimburse in cash the Existing Second Lien Secured Parties for any and all reasonable and documented fees and expenses (including, without limitation, those of Latham & Watkins LLP, PJT Partners, and Porter Hedges as local counsel) to the extent, and at the times, payable under the Existing Second Lien Loan Documents, including any unpaid fees and expenses accrued prior to or after the Petition Date within five (5) Business Days after the presentment of any such invoices to the Debtors.

(g)       The Debtors shall deliver to the Existing Required Second Lien Lenders all information, reports, documents, and other material that the Debtors provide to the DIP Secured Parties and the Existing RBL Agent pursuant to the DIP Loan Documents.

5.           Automatic Postpetition Lien Perfection.  This Interim Order shall be sufficient and conclusive evidence of the validity, enforceability, perfection, and priority of the DIP Liens and the Adequate Protection Liens without the necessity of (a) filing or recording any financing statement, deed of trust, mortgage, security agreement, pledge agreement, control agreement, or other instrument or document that may otherwise be required under the law of any jurisdiction, (b) obtaining “control” (as defined in any applicable Uniform Commercial Code or other law) over any DIP Collateral (and the DIP Agent, and, after Payment in Full of the DIP Obligations, the Existing RBL Agent, shall be deemed, without any further action, to have control over all the Debtors’ deposit accounts, securities accounts, and commodities accounts within the meaning of such Uniform Commercial Code and other law), or (c) taking any other action to validate or perfect the DIP Liens and the Adequate Protection Liens or to entitle the DIP Liens and the Adequate Protection Liens to the priorities granted herein.  Notwithstanding the foregoing, each of the DIP Agent, the Existing RBL Agent (solely with respect to the Existing RBL Adequate Protection Liens), and the Existing Second Lien Agent (solely with respect to the Existing Second Lien Adequate Protection Liens) may, each in their sole discretion, enter into and file, as applicable, financing statements, mortgages, security agreements, notices of Liens, and other similar documents, and is hereby granted relief from the automatic stay of section 362 of the Bankruptcy Code in order to do so, and all such financing statements, mortgages, security agreements, notices, and other agreements or documents shall be deemed to have been entered into, filed, or recorded as of the Petition Date.  The applicable Debtors shall execute and deliver to the DIP Agent, the Existing RBL Agent and/or the Existing Second Lien Agent, as applicable, all such financing statements, mortgages, notices, and other documents as such parties may reasonably request to evidence and confirm the contemplated validity, perfection, and priority of the DIP Liens, the Existing RBL Adequate Protection Liens, and the Second Lien Adequate Protection Liens as applicable, granted pursuant hereto.  Without limiting the foregoing, each of the DIP Agent, the Existing RBL Agent, and the Existing Second Lien Agent may, in its discretion, file a photocopy of this Interim Order as a financing statement with any recording officer designated to file financing statements or with any registry of deeds or similar office in any jurisdiction in which any Debtor has real or personal property, and in such event, the subject filing or recording officer shall be authorized and hereby is directed to file or record such copy of this Interim Order.  Subject to the entry of the Final Order, any provision of any lease, loan document, easement, use agreement, proffer, covenant, license, contract, organizational document, or other instrument or agreement that requires the payment of any fees or other monetary obligations to any governmental entity or non-governmental entity in order for the Debtors to pledge, grant, mortgage, sell, assign, or otherwise transfer any fee or leasehold interest or the proceeds thereof or other DIP Collateral is and shall be deemed to be inconsistent with the provisions of the Bankruptcy Code, and shall have no force or effect with respect to the Liens on such leasehold interests or other applicable DIP Collateral or the proceeds of any assignment and/or sale thereof by any Debtor, in favor of the DIP Secured Parties in accordance with the terms of the DIP Loan Documents and this Interim Order or in favor of the Existing Secured Parties in accordance with this Interim Order.  To the extent that the Existing RBL Agent is the secured party under any security agreement, mortgage, leasehold mortgage, landlord waiver, financing statement, or account control agreements, listed as loss payee or additional insured under any of the Debtors’ insurance policies, or is the secured party under any of the Existing RBL Loan Documents, the DIP Agent shall also be deemed to be the secured party under such account control agreements, loss payee or additional insured under the Debtors’ insurance policies, and the secured party under each such Existing RBL Loan Document, shall have all rights and powers attendant to that position (including rights of enforcement), and shall act in that capacity and distribute any proceeds recovered or received first, for the benefit of the DIP Secured Parties in accordance with the DIP Loan Documents and second, subsequent to Payment in Full of all DIP Obligations, for the benefit of the Existing RBL Secured Parties.  The Existing RBL Agent shall serve as agent for the DIP Agent for purposes of perfecting the DIP Agent’s Liens on all DIP Collateral that, without giving effect to the Bankruptcy Code and this Interim Order, is of a type such that perfection of a Lien therein may be accomplished only by possession or control by a secured party.

6.          Reservation of Certain Third Party Rights and Bar of Challenges and Claims.  The Debtors’ DIP Stipulations shall be binding upon the Debtors, their estates, and each other party in interest, including the Committee, in all circumstances upon entry of this Interim Order.  The Debtors’ Existing RBL Stipulations and the Debtors’ Existing Second Lien Stipulations shall be binding upon each party in interest (other than the Debtors), including the Committee, if any, and any chapter 11 trustee (or if the Cases are converted to cases under chapter 7 prior to the expiration of the Challenge Period (as defined below), the chapter 7 trustee in such Successor Case), except to the extent and only to the extent such party in interest with standing  first, commences, by the earlier of (x) forty-five (45) calendar days after the Petition Date, (y) with respect to any Committee, within the earlier of (i) sixty (60) calendar days of the formation of any Committee and (ii) seventy-five (75) days from the Petition Date, which in each case shall be referred to as the “Challenge Period,” and the date that is the next calendar day after the termination of the Challenge Period in the event that either (i) no Challenge (as defined below) is properly raised during the Challenge Period or (ii) with respect only to those parties who properly file a Challenge, such Challenge is fully and finally adjudicated, shall be referred to as the “Challenge Period Termination Date”), (A) a contested matter or adversary proceeding challenging or otherwise objecting to the admissions, stipulations, findings, or releases included in the Debtors’ Existing RBL Stipulations and/or the Debtors’ Existing Second Lien Stipulations, as applicable, or (B) a contested matter or adversary proceeding against any or all of the Existing RBL Secured Parties and/or the Existing Second Lien Secured Parties, as applicable, in connection with or related to the Existing RBL Obligations and/or the Existing Second Lien Obligations, as applicable, or the actions or inactions of any of the Existing RBL Secured Parties and/or the Existing Second Lien Secured Parties, as applicable, arising out of or related to the Existing RBL Obligations and/or the Existing Second Lien Obligations, as applicable, the Existing RBL Loan Documents and/or the Existing Second Lien Loan Documents, as applicable, including any claim against any or all of the Existing RBL Secured Parties and/or the Existing Second Lien Secured Parties, as applicable, in the nature of a “lender liability” cause of action, setoff, counterclaim, or defense to the Existing RBL Obligations and/or the Existing Second Lien Obligations, as applicable (including those under section 506, 544, 547, 548, 549, 550, and/or 552 of the Bankruptcy Code or by way of suit against any of the Existing RBL Secured Parties and/or any of the Existing Second Lien Secured Parties, as applicable) (clauses (A) and (B) collectively, the “Challenges” and, each individually, a “Challenge”), and second, obtains a final, non-appealable order in favor of such party in interest sustaining any such Challenge in any such timely-filed contested matter, adversary proceeding, or other action (any such Challenge timely brought for which such a final and non-appealable order is so obtained, a “Successful Challenge”).  If a chapter 7 trustee or a chapter 11 trustee is appointed or elected during the Challenge Period, then the Challenge Period Termination Date with respect to such trustee only, shall be the later of (i) the last day of the Challenge Period and (ii) the date that is twenty (20) days after the date on which such trustee is appointed or elected.  Except as otherwise expressly provided herein, from and after the Challenge Period Termination Date and for all purposes in these Cases and any Successor Cases (and after the dismissal of these Cases or any Successor Cases), (i) all payments made to or for the benefit of the Existing RBL Secured Parties and/or the Existing Second Lien Secured Parties, as applicable, pursuant to, or otherwise authorized by, this Interim Order (whether made prior to, on, or after the Petition Date) shall be indefeasible and not be subject to counterclaim, set-off, subordination, recharacterization, defense, disallowance, recovery, or avoidance, (ii) any and all such Challenges by any party in interest shall be deemed to be forever released, waived, and barred, (iii) all of the Existing RBL Obligations and/or the Existing Second Lien Obligations, as applicable, shall be deemed to be fully allowed claims within the meaning of section 506 of the Bankruptcy Code (which claims and Liens shall have been deemed satisfied to the extent the Existing RBL Obligations are converted into Refinancing DIP Obligations as provided herein), and (iv) the Debtors’ Existing RBL Stipulations and/or the Debtors’ Existing Second Lien Stipulations, as applicable, including the release provisions therein, shall be binding on all parties in interest in these Cases or any Successor Cases, including any Committee or chapter 11 or chapter 7 trustee.  Notwithstanding the foregoing, to the extent any Challenge is timely asserted, the Debtors’ Existing RBL Stipulations and/or the Debtors’ Existing Second Lien Stipulations, as applicable, and the other provisions in clauses (i) through (iv) in the immediately preceding sentence shall nonetheless remain binding and preclusive on any Committee and on any other party in interest from and after the Challenge Period Termination Date, except to the extent that such Debtors’ Existing RBL Stipulations and/or the Debtors’ Existing Second Lien Stipulations, as applicable, or the other provisions in clauses (i) through (iv) of the immediately preceding sentence were expressly challenged in such Challenge and such Challenge becomes a Successful Challenge.  The Challenge Period may be extended only with the written consent of the Existing RBL Agent in its sole discretion with respect to Challenges made in connection with the Existing RBL Obligations, and only with the written consent of the Existing Second Lien Agent in its sole discretion (at the direction of the Existing Second Lien Lenders in accordance with the Existing Second Lien Credit Agreement) with respect to Challenges made in connection with the Existing Second Lien Obligations.  Notwithstanding any provision to the contrary herein, nothing in this Interim Order shall be construed to grant standing on or authority to any party in interest, including any Committee, to pursue or bring any cause of action, including any Challenge, on behalf of the Debtors or their Debtors’ estates.  The failure of any party in interest, including any Committee, to obtain an order of this Court prior to the Challenge Period Termination Date granting standing to bring any Challenge on behalf of the Debtors’ estates shall not be a defense to failing to commence a Challenge prior to the Challenge Period Termination Date as required under this paragraph 6 or to require or permit an extension of the Challenge Period Termination Date.  For the avoidance of doubt, as to the Debtors, upon entry of this Interim Order, all Challenges, and any right to assert any Challenge, are hereby irrevocably waived and relinquished as of the Petition Date, and the Debtors’ Existing RBL Stipulations and/or the Debtors’ Existing Second Lien Stipulations, as applicable, shall be binding in all respects on the Debtors irrespective of the filing of any Challenge.

7.            Carve-Out.

(a)        Carve-Out.  As used in this Interim Order, the “Carve-Out” means the sum of (i) all fees required to be paid to the Clerk of the Court and to the Office of the United States Trustee under section 1930(a) of title 28 of the United States Code plus interest at the statutory rate (without regard to the notice set forth in (iii) below); (ii) all reasonable fees and expenses up to $50,000 incurred by a trustee under section 726(b) of the Bankruptcy Code (without regard to the notice set forth in (iii) below); (iii) to the extent allowed at any time, whether by interim order, procedural order, or otherwise, all unpaid fees and expenses (the “Allowed Professional Fees”) incurred or accrued by persons or firms retained by the Debtors pursuant to section 327, 328, or 363 of the Bankruptcy Code (the “Debtor Professionals”) and any Committee pursuant to section 328 or 1103 of the Bankruptcy Code (the “Committee Professionals” and, together with the Debtor Professionals, the “Professional Persons”) at any time before or on the first business day following the day on which a Carve-Out Trigger Notice (as defined below) is given by the DIP Agent to the Debtors with a copy to counsel to the Committee (the day on which a Carve-Out Trigger Notice is so given, the “Trigger Notice Date”); and (iv) Allowed Professional Fees of Professional Persons in an aggregate amount not to exceed $2,750,000 incurred after the first business day following the Trigger Notice Date, to the extent allowed at any time, whether by interim order, procedural order, or otherwise (the amount set forth in this clause (iv) being the “Carve-Out Cap”).  Such Carve-Out Cap may be incurred on behalf of the Debtor Professionals in an amount not to exceed $2,500,000 and on behalf of any Committee Professionals in an amount not to exceed $250,000 (other than any such fees and disbursements incurred in connection with the initiation or prosecution of any claims, causes of action, adversary proceedings or other litigation against the agents or lenders under the Existing RBL Credit Facility, the Existing Second Lien Credit Facility, or the DIP Facility).  For purposes of the foregoing, “Carve-Out Trigger Notice” shall mean a written notice delivered by the DIP Agent to the Debtors and their counsel, the Existing Second Lien Secured Parties and their counsel, the U.S. Trustee, and lead counsel to any Committee, which notice may be delivered following the occurrence and during the continuation of an Event of Default (as defined in the DIP Credit Agreement) expressly stating that the Carve-Out Cap is invoked.  No portion of the Carve-Out, any cash collateral or proceeds of the DIP Facility may be used for or in connection with (i) preventing, hindering or delaying the DIP Agent’s or other DIP Secured Parties’ enforcement or realization upon the DIP Collateral once an Event of Default has occurred and is continuing, (ii) using or seeking to use Cash Collateral or selling or otherwise disposing of the DIP Collateral without the consent of the Required DIP Lenders (as defined in the DIP Credit Agreement), (iii) using or seeking to use any insurance proceeds related to the DIP Collateral without the consent of the DIP Agent or (iv) incurring indebtedness other than the DIP Facility or in accordance with the DIP Budget; provided, that, the Debtors shall be permitted to use the proceeds of the DIP Facility or Cash Collateral as necessary to contest an Event of Default alleged by the DIP Agent or any DIP Lender; and provided, further that a Committee may incur up to $50,000 in the aggregate in investigating the Existing RBL Credit Facility, Existing RBL Liens, Existing Second Lien Credit Facility or Existing Second Liens to the extent such Committee brings any Challenge before the Challenge Period Termination Date.  For the avoidance of doubt, nothing contained herein shall be deemed a waiver of the any party’s right to object to any fees of the Professional Persons.

(b)       Payment of Allowed Professional Fees Prior to Trigger Notice Date.  Any payment or reimbursement made prior to the occurrence of the Trigger Notice Date in respect of any Allowed Professional Fees shall not reduce the Carve-Out.  Prior to the occurrence of the Trigger Notice Date, the Debtors shall be permitted to pay allowed fees and expenses of the Debtor Professionals and the Committee Professionals subject to this Interim Order, the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and any interim compensation procedures order entered by this Court.

(c)        No Direct Obligation to Pay Professional Fees; No Waiver of Right to Object to Fees.  None of the DIP Secured Parties, the Existing RBL Secured Parties, or the Existing Second Lien Secured Parties shall be responsible for the payment or reimbursement of any fees or disbursements of any Professional Person incurred in connection with the Cases or any successor cases under any chapter of the Bankruptcy Code.  Nothing in this Interim Order or otherwise shall be construed to obligate any DIP Secured Party, any Existing RBL Secured Party, or any Existing Second Lien Secured Party in any way, to pay compensation to, or to reimburse expenses of, any Professional Person or to guarantee that the Debtors have sufficient funds to pay such compensation or reimbursement.  Nothing herein shall be construed as consent to the allowance of any professional fees or expenses of any of the Debtors, the Committee, any other official or unofficial committee in these Cases or any Successor Cases, or of any person or entity, or shall affect the right of any party to object to the allowance and payment of any such fees and expenses.

(d)         Funding of Carve-Out a DIP Obligation.  Any funding of the Carve-Out shall be added to, and made a part of, the DIP Obligations secured by the DIP Collateral and shall be otherwise entitled to the protections granted under this Interim Order, the DIP Loan Documents, the Bankruptcy Code, and applicable law.

8.           Waiver of 506(c) Claims.  Subject to the entry of the Final Order, as a further condition of (i) the DIP Facility and any obligation of the DIP Secured Parties to make credit extensions pursuant to the DIP Loan Documents (and the consent of the DIP Secured Parties and the Existing Secured Parties to the payment of the Carve-Out to the extent provided herein) and (ii) the Debtors’ use of Cash Collateral pursuant to this Interim Order and a Final Order, (a) no costs or expenses of administration of the Cases or any Successor Cases shall be charged against or recovered from or against any or all of the DIP Secured Parties and/or the Existing Secured Parties, the Existing Collateral, the DIP Collateral, and the Cash Collateral, in each case pursuant to section 506(c) of the Bankruptcy Code or otherwise, without the prior written consent of the DIP Agent, the Existing RBL Agent, and the Existing Required Second Lien Lenders, (b) no such consent shall be implied from any other action, inaction, or acquiescence of any or all of the DIP Secured Parties and the Existing Secured Parties, and (c) the exercise prior to the entry of the Final Order of any rights under section 506(c) of the Bankruptcy Code or otherwise to charge any costs or expense of administration of the Cases or any Successor Cases from or against the Existing RBL Secured Parties or their Existing RBL Liens on or other interests in any or all of the DIP Collateral, the Existing RBL Collateral, and the Cash Collateral, or the Existing Second Lien Secured Parties or their Existing Second Liens on or other interests in any or all of the DIP Collateral, the Existing Second Lien Collateral, and the Cash Collateral, shall not impair and shall be subject to, and junior to, the DIP Liens on and the DIP Secured Parties’ other interests in the DIP Collateral, the Existing Collateral, and the Cash Collateral and the other DIP Protections accorded the DIP Secured Parties.

9.         After-Acquired Property.  Except as otherwise expressly provided in this Interim Order, pursuant to section 552(a) of the Bankruptcy Code, all property acquired by the Debtors on or after the Petition Date is not, and shall not be, subject to any Lien of any person or entity resulting from any security agreement entered into by the Debtors prior to the Petition Date, except to the extent that such property constitutes proceeds of property of the Debtors that is subject to a valid, enforceable, perfected, and unavoidable Lien as of the Petition Date (or a valid, enforceable, and unavoidable Lien that is perfected subsequent to the Petition Date solely to the extent permitted by section 546(b) of the Bankruptcy Code) that is not subject to subordination or avoidance under the Bankruptcy Code or other provisions or principles of applicable law.  If the Debtors engage in any “land swap” transactions, the DIP Liens, Existing RBL Liens, Existing RBL Adequate Protection Liens, Existing Second Liens, and Second Lien Adequate Protection Liens shall attach to assets acquired in such “land swap” transactions as proceeds of property subject to such Liens.

10.          Protection of DIP Secured Parties’ and Existing RBL Secured Parties’ Rights.

Unless the requisite DIP Secured Parties under the DIP Loan Documents and the Secured Swap Agreements and the requisite Existing RBL Secured Parties under the Existing RBL Loan Documents shall have provided their prior written consent or all DIP Obligations and Existing RBL Obligations have been Paid in Full, there shall not be entered in any of these Cases or any Successor Cases any order (including any order confirming any plan of reorganization or liquidation) that authorizes any of the following:  (i) the obtaining of credit or the incurring of indebtedness that is secured by a security, mortgage, or collateral interest or other Lien on all or any portion of the DIP Collateral or Existing RBL Collateral and/or that is entitled to administrative priority status, other than the Carve-Out, in each case that is superior to or pari passu with the DIP Liens, the DIP Superpriority Claims, the Existing RBL Liens, the Existing Prior Liens, the Existing RBL Adequate Protection Liens, the Existing RBL Adequate Protection Superpriority Claims, and/or the other DIP Protections; (ii) the use of Cash Collateral for any purpose other than to Pay in Full the DIP Obligations and the Existing RBL Obligations or as otherwise permitted in the DIP Loan Documents and this Interim Order, (iii) the return of goods pursuant to section 546(h) of the Bankruptcy Code (or other return of goods on account of any prepetition indebtedness) to any creditor of any Debtor, or (iv) any material modification of any of the DIP Secured Parties’ or the Existing RBL Secured Parties’ rights under this Interim Order, the DIP Loan Documents, or the Existing RBL Loan Documents with respect to any DIP Obligations.

11.          Proceeds of Subsequent Financing.  Without limiting the provisions and protections of the Carve-Out and paragraph 10 above, if at any time prior to the Payment in Full of all the DIP Obligations (including subsequent to the confirmation of any chapter 11 plan or plans with respect to any of the Debtors), the Debtors’ estates, any trustee, any examiner with enlarged powers, or any responsible officer subsequently appointed shall obtain credit or incur debt pursuant to section 364(b), 364(c), 364(d), or any other provision of the Bankruptcy Code in violation of this Interim Order or the DIP Loan Documents, then all of the cash proceeds derived from such credit or debt and all Cash Collateral shall immediately be turned over to the DIP Agent for application to the DIP Obligations until Paid in Full.

12.        Cash Collection.  From and after the date of the entry of this Interim Order, all collections and proceeds of any DIP Collateral or Existing RBL Collateral or services provided by any Debtor and all Cash Collateral that shall at any time come into the possession, custody, or control of any Debtor, or to which any Debtor is now or shall become entitled at any time, shall be promptly deposited in the same lock-box and/or deposit accounts into which the collections and proceeds of the Existing RBL Collateral (the “Existing Collateral Accounts”) were deposited under the Existing RBL Loan Documents (or in such other accounts of the Debtors as are designated by the DIP Agent from time to time) (collectively, the “Cash Collection Accounts”), which accounts shall be subject to the sole dominion and control of the DIP Agent and the Existing RBL Agent (and the funds in such accounts may be used by the Debtors to the extent provided in this Interim Order and the DIP Loan Documents).  Upon the direction of the DIP Agent or, following Payment in Full of the DIP Obligations, the Existing RBL Agent, at any time after the occurrence of a Termination Event and subject in all instances to the provisions of paragraph 7 and paragraph 15, all proceeds in the Cash Collection Accounts shall be remitted to the DIP Agent for application to the DIP Obligations until Payment in Full, and then to the Existing RBL Agent for application to the Existing RBL Adequate Protection Claims until Payment in Full of such claims.  The Debtors are authorized to incur obligations and liabilities for treasury, depositary, or cash management services, including overnight overdraft services, controlled disbursement, automated clearinghouse transactions, return items, overdrafts, and interstate depository network services provided on a postpetition basis by any financial institution at which any Cash Collection Account is maintained; provided, however, that, except to the extent otherwise required by this Court, nothing herein shall require any DIP Secured Party or Existing RBL Secured Party to incur any overdrafts or provide any such services or functions to the Debtors.

13.          Disposition of DIP Collateral; Credit Bid.

(a)       Unless the DIP Obligations and the Existing RBL Obligations are Paid in Full upon the closing of a sale or other disposition of the DIP Collateral or Existing RBL Collateral, the Debtors shall not sell, transfer, lease, encumber, or otherwise dispose of any portion of the DIP Collateral or any Existing RBL Collateral (or enter into any binding agreement to do so) (other than the sale of crude oil, natural gas, or other hydrocarbons in the ordinary course of business with respect to recurring revenues) without the prior written consent of the DIP Agent and, solely with respect to the Existing RBL Collateral, the Existing RBL Agent (and no such consent shall be implied from any other action, inaction, or acquiescence by any DIP Secured Party or Existing RBL Secured Party or any order of this Court), except as permitted in the DIP Loan Documents and/or the Existing RBL Loan Documents, as applicable, and this Interim Order.  Except to the extent otherwise expressly provided in the DIP Loan Documents, all proceeds from the sale, transfer, lease, encumbrance, or other disposition of any DIP Collateral (other than the sale of crude oil, natural gas, or other hydrocarbons in the ordinary course of business) shall be remitted to the DIP Agent for application to the DIP Obligations until such DIP Obligations are Paid in Full in accordance with the terms of this Interim Order and the DIP Loan Documents, and then to the Existing RBL Agent for application to the Existing RBL Adequate Protection Claims until Payment in Full of such claims.  In addition, the Debtors are authorized and directed to enter into such blocked account agreements (with cash dominion, if the DIP Agent so elects) with the DIP Agent and such financial institutions as the DIP Agent may require, and, if it so elects, the DIP Agent shall be entitled to enjoy the benefit of all control agreements to which the Existing RBL Agent is a party without the need to enter into new blocked account agreements.

(b)        Subject to any Successful Challenge and the Intercreditor Agreement, (i) so long as the DIP Obligations have been or will be repaid in full in cash, the Existing RBL Agent (or one or more of its designees, affiliates, or assignees) shall have the right to credit bid up to the full amount of any Existing RBL Obligations in any sale of the Existing RBL Collateral (or any DIP Collateral subject to any Existing RBL Adequate Protection Liens) under or pursuant to (A) section 363 of the Bankruptcy Code, (B) any plan of reorganization or plan of liquidation under section 1129 of the Bankruptcy Code to the extent any sale contemplated thereunder does not result in Payment in Full of all of the DIP Obligations on the effective date of such plan, or (C) section 725 of the Bankruptcy Code and (ii) so long as the DIP Obligations and the Existing RBL Obligations have been or will be repaid in full in cash, the Existing Second Lien Agent (or one or more of its designees, affiliates, or assignees) shall have the right to credit bid up to the full amount of any Existing Second Lien Obligations in any sale of the Existing Second Lien Collateral (or any DIP Collateral subject to any Second Lien Adequate Protection Liens) under or pursuant to (A) section 363 of the Bankruptcy Code, (B) any plan of reorganization or plan of liquidation under section 1129 of the Bankruptcy Code to the extent any sale contemplated thereunder does not result in Payment in Full of all of the DIP Obligations on the effective date of such plan, or (iii) section 725 of the Bankruptcy Code; provided, however, that any credit bid by the Existing Second Lien Agent (on behalf of the Existing Second Lien Secured Parties) shall include a sufficient cash purchase price to Pay in Full the DIP Obligations and the Existing RBL Obligations on the closing date of any such sale or otherwise satisfy the requirements of the Intercreditor Agreement.  The Debtors, on behalf of themselves and their estates, stipulate and agree that (i) any sale of all or part of the Existing RBL Collateral (or any DIP Collateral subject to any Existing RBL Adequate Protection Liens) that does not include the right to credit bid up to the full amount of the Existing RBL Obligations would mean that the Existing RBL Agent and the other Existing RBL Secured Parties will not receive the indubitable equivalent of their claims and interests, and (ii) any sale of all or part of the Existing Second Lien Collateral (or any DIP Collateral subject to the Existing Second Lien Adequate Protection Liens) that does not include the right to credit bid up to the full amount of the Existing Second Lien Obligations, subject to the Intercreditor Agreement, would mean that the Existing Second Lien Agent and the other Existing Second Lien Secured Parties will not receive the indubitable equivalent of their claims and interests.  The DIP Agent (or one or more of its designees, affiliates, or assignees) shall have the unqualified right to credit bid any or all of the DIP Obligations under or pursuant to (i) section 363 of the Bankruptcy Code, (ii) any plan of reorganization or plan of liquidation under section 1129 of the Bankruptcy Code, or (iii) section 725 of the Bankruptcy Code.  If the DIP Agent, the Existing RBL Agent, or the Existing Second Lien Agent or their respective designees, affiliates, or assignees make a credit bid in connection with any auction or other sale process relating to the sale or other disposition of any DIP Collateral, Existing RBL Collateral, or Existing Second Lien Collateral then for purposes of such auction or sale process or any applicable order of this Court, the DIP Agent, the Existing RBL Agent, and/or the Existing Second Lien Agent shall be automatically deemed to be a qualified bidder and its bid shall be automatically deemed to constitute a qualified bid, regardless of whether the qualified bidder or qualified bid requirements are satisfied.

14.         Termination Events.  The following shall constitute a termination event under this Interim Order, the DIP Loan Documents and the Secured Swap Agreements unless waived in writing by each of the DIP Agent and the Existing RBL Agent (each, a “Termination Event”):

(a)      The occurrence of an “Event of Default” under the DIP Credit Agreement, as set forth therein (a “DIP Default Termination Event”), including, for avoidance of doubt, the failure to obtain entry of the Final Order, in form and substance acceptable to the DIP Secured Parties and the Existing RBL Agent, on or before the date that is thirty-five (35) days following entry of the Interim Order.

(b)         Any other breach, default, or other violation by any of the Debtors of the terms and provisions of this Interim Order.

(c)         The Debtors’ failure to (i) enter into a restructuring support agreement (the “RSA”) in form and substance acceptable to the DIP Lenders and the Existing RBL Lenders by the date that is no later than 45 days after the Petition Date, and (ii) if required as a term of such RSA and not waived, (x) file a motion seeking approval to enter into the RSA by the date that is no later than 30 days after the Petition Date and (y) obtain an order from the Bankruptcy Court authorizing the entry into the RSA by the date that is no later than 60 days after the Petition Date.

(d)        The Debtors’ failure to file a chapter 11 plan (the “Plan”) and a disclosure statement for the Plan (the “Disclosure Statement”) that provides for Payment in Full of the DIP Obligations and the Existing RBL Obligations in accordance with the RSA, or, is otherwise in form and substance reasonably acceptable to the Required DIP Lenders, or, after the DIP Obligations have been Paid in Full, the “Majority Lenders” under the Existing RBL Credit Agreement, in each case, by the date that is no later than 150 days after the Petition Date.

(e)         The Disclosure Statement not being approved by the Bankruptcy Court by the date that is no later than 180 days after the Petition Date.

(f)        The Bankruptcy Court not entering an order confirming the Plan by the date that is no later than 210 days after the Petition Date; provided, that, the DIP Agent with the consent of the requisite DIP Lenders, or, after Payment in Full of the DIP Obligations, the Existing RBL Agent with the consent of the requisite Existing RBL Lenders under the Existing RBL Credit Agreement, may extend the time by which the Debtors may satisfy the milestones described in provisions (c)-(f) (together, the “Chapter 11 Milestones”)  without further order of this Court.

15.          Rights and Remedies upon Termination Event.

(a)        Subject to the provisions of this paragraph 15, immediately upon the occurrence and continuation of a Termination Event, the DIP Agent may exercise all rights and remedies under this Interim Order, the DIP Loan Documents, and/or applicable non-bankruptcy law, including the right to (A) declare all DIP Obligations to be immediately due and payable, (B) declare the termination, reduction, or restriction of any further commitment to extend credit to the Debtors, to the extent any such commitment remains, and/or (C) terminate the DIP Facility and any other DIP Loan Documents as to any future liability or obligation of the DIP Agent and the other DIP Secured Parties, but without affecting any of the DIP Obligations or the DIP Liens securing the DIP Obligations.

(b)        Subject to the provisions of this paragraph 15, immediately upon the occurrence and continuation of a Termination Event, the DIP Agent or the Existing RBL Agent may declare a termination, reduction, or restriction on the ability of the Debtors to use any Cash Collateral (any such declaration under any of clauses 15(a) or 15(b) shall be made to the respective lead counsel to the Debtors, counsel to any Committee, counsel to the Existing Second Lien Secured Parties, and the United States Trustee, and shall be referred to herein as a “Termination Declaration” and the date that is the earliest to occur of any such Termination Declaration being herein referred to as the “Termination”).

(c)        Upon the making of a Termination Declaration, the Debtors and all parties in interest shall have five (5) Business Days to seek an emergency hearing (the “Termination Hearing Period”) before this Court for the sole purpose of contesting whether a Termination Event has occurred, and section 105 of the Bankruptcy Code may not be invoked by the Debtors, the Committee, or any other party in interest in an effort to restrict or preclude any DIP Secured Party and/or Existing Secured Party from exercising any rights or remedies set forth in this Interim Order, the DIP Loan Documents, or the Existing RBL Loan Documents.  During the Termination Hearing Period, the Debtors may not use Cash Collateral or any amounts previously or thereafter advanced under the DIP Facility except in accordance with the DIP Budget (subject to the Permitted Variances); provided, that, if the Termination Hearing Period ends prior to the occurrence of the hearing contemplated thereby, for the period between the last day of the Termination Hearing Period and the day of such hearing, the Debtors may not use Cash Collateral, request any additional Borrowings (as defined in the DIP Credit Agreement) or use any amounts previously advanced under the DIP Facility.

(d)       Subject in all respects to the Carve-Out, following the conclusion of the Termination Hearing Period (unless prior to such time this Court determines that a Termination Event has not occurred and/or is not continuing), (i) the DIP Agent is hereby granted relief from the automatic stay, without further notice, hearing, motion, order, or other action of any kind, to foreclose on, or otherwise enforce and realize on, its DIP Liens on all or any portion of the DIP Collateral, including by collecting accounts receivable and applying the proceeds thereof to the DIP Obligations or Existing Secured Party Adequate Protection and by occupying the Debtors’ premises to sell or otherwise dispose of the DIP Collateral and (ii) each Secured Swap Party is hereby granted relief from the automatic stay, without further notice, hearing, motion, order, or other action of any kind, to exercise all rights under any Secured Swap Agreement (including, without limitation, the suspension, termination, liquidation, withholding of performance, or acceleration thereof, and the setoff, netting, and application of any payment, settlement payment, termination values, termination payments, and any other amounts that such Secured Swap Party would be entitled to receive from or otherwise be obligated to pay to any Debtor under any Secured Swap Agreement in accordance with the terms of each such Secured Swap Agreement).

(e)        Subject in all respects to the Carve-Out, upon the effectiveness of any relief from the automatic stay with respect to the DIP Facility pursuant to paragraph 15(d) hereof, the Existing RBL Agent shall have relief from the automatic stay as against the Existing RBL Collateral to the same extent as the DIP Agent, and without further notice, hearing, motion, order, or other action of any kind, to foreclose on, or otherwise enforce and realize on its Existing RBL Liens and the Existing RBL Adequate Protection Liens on, all or any portion of the Existing RBL Collateral (including by collecting accounts receivable and applying the proceeds thereof to the Existing RBL Obligations, and by occupying the Debtors’ premises to sell or otherwise dispose of the Existing RBL Collateral) or otherwise exercise remedies against the Existing RBL Collateral permitted by this Interim Order, the Existing RBL Loan Documents, and/or applicable non-bankruptcy law; provided, however, that any such foreclosure or other enforcement by the Existing RBL Agent of any Existing RBL Liens or any Existing RBL Adequate Protection Liens or any other such exercise of remedies by the Existing RBL Agent against the Existing RBL Collateral shall not interfere with or otherwise be inconsistent with any foreclosure or other enforcement by the DIP Agent of any DIP Liens or other DIP Protections or any other exercise of remedies by the DIP Agent, and any proceeds received by the Existing RBL Agent in connection with such foreclosure, enforcement, or other exercise of remedies shall be turned over to the DIP Agent for application to the DIP Obligations until Paid in Full.

(f)       Subject to the provisions of paragraphs 6 and 15(c) hereof, and subject to the Carve-Out, the Existing Prior Liens, and the terms of the Intercreditor Agreement, all proceeds realized in connection with the exercise of the rights and remedies of the DIP Secured Parties or the Existing RBL Secured Parties shall be turned over first to the DIP Agent for application to the DIP Obligations under, and in accordance with the provisions of, the DIP Loan Documents and this Interim Order (which provides, first, for application to the outstanding New Money Loans, and then, to the Refinanced Loans) until Payment in Full of all of the DIP Obligations and then to the Existing RBL Agent for application to the Existing RBL Obligations under, and in accordance with the provisions of, the Existing RBL Loan Documents and this Interim Order until Payment in full of the Existing RBL Obligations and then to the Existing Second Lien Agent for application to the Existing Second Lien Obligations under, and in accordance with the provisions of, the Existing Second Lien Loan Documents and this Interim Order until Payment in Full of the Existing Second Lien Obligations.

16.        Restriction on Use of Proceeds.  Notwithstanding anything herein to the contrary, no loans and/or proceeds from the DIP Facility, DIP Collateral, Cash Collateral (including any retainer held by any professionals for the below-referenced parties), Existing RBL Collateral, Existing Second Lien Collateral, or any portion of the Carve-Out may be used by (a) any Debtor, Committee, or trustee or other estate representative appointed in the Cases or any Successor Cases, or any other person, party, or entity (including any of the Debtor Professionals, the Committee Professionals, or the members of any Committee (“Committee Members”)) to investigate or prosecute any Challenge (including any litigation or other action) in connection with the value of the DIP Collateral, the Existing RBL Collateral, or the Existing Second Lien Collateral (or to pay any professional fees and disbursements incurred in connection therewith) at any time; or (b) any Debtor, any Committee, or any trustee or other estate representative appointed in the Cases or any Successor Cases, or any other person, party, or entity (including any of the Debtor Professionals, the Committee Professionals, or the Committee Members) to (or to pay any professional fees and disbursements incurred in connection therewith):  (i) request authorization to obtain postpetition loans or other financial accommodations pursuant to section 364(c) or 364(d) of the Bankruptcy Code, or otherwise, other than from the DIP Secured Parties, or to seek any modification to this Interim Order not approved by the DIP Agent (after having obtained the approval of the requisite DIP Secured Parties under the DIP Credit Agreement) and, to the extent such modification would affect the rights of any of the Existing RBL Secured Parties, the Existing RBL Agent (after obtaining the approval of the requisite Existing RBL Secured Parties under the Existing RBL Credit Agreement); (ii) investigate (except as set forth below), assert, join, commence, support, or prosecute any action for any claim, counterclaim, action, proceeding, application, motion, objection, defense, or other contested matter seeking any order, judgment, determination, or similar relief against, or adverse to the interests of, in any capacity, any or all of the DIP Secured Parties, the Existing RBL Secured Parties, the Existing Second Lien Secured Parties, their respective affiliates, assigns, or successors and the respective officers, directors, employees, agents, attorneys, representatives, and other advisors of the foregoing, with respect to any transaction, occurrence, omission, action, or other matter (including formal or informal discovery proceedings in anticipation thereof), including (A) any Challenges and any Avoidance Actions or other actions arising under chapter 5 of the Bankruptcy Code; (B) any action with respect to the validity, enforceability, priority, and extent of the DIP Obligations, the Existing RBL Obligations and/or the Existing Second Lien Obligations, or the validity, extent, and priority of the DIP Liens, the Existing RBL Liens, the Existing RBL Adequate Protection Liens, the Existing Second Liens, and/or the Existing Second Lien Adequate Protection Liens; (C) any action seeking to invalidate, set aside, avoid, or subordinate, in whole or in part, the DIP Liens, the other DIP Protections, the Existing RBL Liens, the Existing RBL Adequate Protection Liens, the other Existing RBL Adequate Protection, the Existing Second Liens, the Existing Second Lien Adequate Protection Liens, or the other Existing Second Lien Adequate Protection; (D) any “lender liability” cause of action; (E) except to contest in good faith the occurrence or continuance of any Termination Event as permitted in paragraph 15, any action seeking, or having the effect of, preventing, hindering, or otherwise delaying any or all of the DIP Secured Parties’, and, after the Payment in Full of the DIP Obligations, the Existing RBL Secured Parties’, assertion, enforcement, or realization on the Cash Collateral, the DIP Collateral, or the Existing RBL Collateral in accordance with the DIP Loan Documents or the Existing RBL Loan Documents, as applicable, or this Interim Order); and/or (F) any action seeking to modify any of the rights, remedies, priorities, privileges, protections, and benefits granted to any or all of the DIP Secured Parties, the Existing RBL Secured Parties, and the Existing Second Lien Secured Parties hereunder or under the DIP Loan Documents, the Existing RBL Loan Documents, or the Existing Second Lien Loan Documents, as applicable, or any payments made thereunder or in respect thereof; provided, however, that up to $50,000 in the aggregate of the Carve-Out, any DIP Collateral, any Existing RBL Collateral, any Existing Second Lien Collateral, any Cash Collateral, and proceeds of the DIP Facility may be used by the Committee (to the extent such Committee is appointed) to investigate (but not to prosecute) the claims and/or Liens of the Existing RBL Agent and the other Existing RBL Secured Parties under the Existing RBL Loan Documents and the claims and/or Liens of the Existing Second Lien Agent and the other Existing Second Lien Secured Parties under the Existing Second Lien Loan Documents (but not the claims and/or Liens of the DIP Agent and the other DIP Secured Parties) so long as such investigation occurs and any Challenge is brought within the Challenge Period; provided, further, that the Debtors shall be permitted to use the proceeds of the DIP Facility or Cash Collateral as necessary to contest an Event of Default alleged by the DIP Agent or any DIP Lender.; (iii) pay any fees or similar amounts to any person (other than the Existing RBL Secured Parties) who has proposed or may propose to purchase interests in any of the Debtors without the prior written consent of the DIP Agent and the Existing RBL Agent; (iv) use or seek to use any insurance proceeds related to any DIP Collateral, any Existing RBL Adequate Protection Collateral, any Existing RBL Collateral or any Cash Collateral without the consent of the DIP Agent; (v) incur or seek to incur indebtedness other than the DIP Facility or in accordance with the DIP Budget; (vi) use or seek to use Cash Collateral or (vii) sell or otherwise dispose of DIP Collateral or Existing RBL Collateral, unless otherwise permitted hereby, without the prior written consent of the DIP Agent and the Existing RBL Agent, as applicable.

17.        Proofs of Claim.  Neither the Existing RBL Secured Parties nor the Existing Second Lien Secured Parties will be required to file proofs of claim in any of the Cases or Successor Cases for any claim allowed herein.  The Debtors’ Existing RBL Stipulations shall be deemed to constitute a timely filed proof of claim for the Existing RBL Secured Parties in respect of all Existing RBL Obligations and the Debtors’ Existing Second Lien Stipulations shall be deemed to constitute a timely filed proof of claim for the Existing Second Lien Secured Parties in respect of all Existing Second Lien Obligations.  In addition, the Existing RBL Secured Parties, the DIP Secured Parties, and the Existing Second Lien Secured Parties will not be required to file any request for allowance and/or payment of any administrative expenses, and this Order shall be deemed to constitute a timely filed request for allowance and/or payment of any Existing RBL Obligations and Existing Second Lien Obligations constituting administrative expenses or any DIP Obligations, as applicable.  Notwithstanding any order entered by this Court in relation to the establishment of a bar date in any of the Cases or Successor Cases to the contrary, each of the Existing RBL Agent, for the benefit of itself and the other Existing RBL Secured Parties, the Existing Second Lien Agent, for the benefit of itself and the other Existing Second Lien Secured Parties, and the DIP Agent, for the benefit of itself and the other DIP Secured Parties, is hereby authorized and entitled, in its sole discretion, but not required, to file (and amend and/or supplement, in its discretion) in each of the Cases or Successor Cases (i) in the case of Existing RBL Agent, a proof of claim and/or aggregate proofs of claim in respect of any Existing RBL Obligations, (ii) in the case of each of the Existing RBL Agent and the DIP Agent, a request or aggregate requests for allowance and/or payment of any portion of the Existing RBL Obligations constituting administrative expenses or any DIP Obligations, as applicable, and (iii) in the case of the Existing Second Lien Agent, a proof of claim and/or aggregate proofs of claim in respect of any Existing Second Lien Obligations.  This paragraph 17 shall in all regards remain subject to the Intercreditor Agreement.

18.         Preservation of Rights Granted Under the Interim Order.

(a)      No Non-Consensual Modification or Extension of Interim Order.  The Debtors irrevocably waive any right to seek any amendment, modification, or extension of this Interim Order (including through any chapter 11 plan of reorganization) without the prior written consent of the DIP Agent and the Existing RBL Agent, and no such consent shall be implied by any other action, inaction, or acquiescence of the DIP Secured Parties or any of the Existing RBL Secured Parties.  In the event any or all of the provisions of this Interim Order are hereafter modified, amended, or vacated by a subsequent order of this Court or any other court, such modification, amendment, or vacatur shall not affect the validity, perfection, priority, allowability, enforceability, or non-avoidability of any advances, payments, or use of cash authorized or made hereby or pursuant to the DIP Loan Documents or Secured Swap Agreements, or Lien, claim, priority, or other DIP Protections authorized or created hereby or pursuant to the DIP Loan Documents or Secured Swap Agreements.  Based on the findings set forth in this Interim Order and in accordance with section 364(e) of the Bankruptcy Code, which is applicable to the DIP Facility, in the event any or all of the provisions of this Interim Order are hereafter reversed, modified, vacated, or stayed by a subsequent order of this Court or any other court, the DIP Secured Parties and the Existing Secured Parties shall be entitled to the protections provided in section 364(e) of the Bankruptcy Code, and notwithstanding any such reversal, modification, vacatur, or stay, any use of Cash Collateral or any DIP Obligations or any DIP Protections (including the Existing Secured Party Adequate Protection) incurred or granted by the Debtors prior to the actual receipt of written notice by the DIP Agent, the Existing RBL Agent, or the Existing Second Lien Agent, as applicable, of the effective date of such reversal, modification, vacatur, or stay shall remain in full force and effect and be binding on all parties in interest and be governed in all respects by the original provisions of this Interim Order (and shall maintain their respective priorities as provided by this Interim Order), and the DIP Secured Parties, the Existing RBL Secured Parties, and the Existing Second Lien Secured Parties shall be entitled to all of the DIP Protections (including the Existing Secured Party Adequate Protection) and all other rights, remedies, Liens, priorities, privileges, protections, and benefits granted pursuant to section 364(e) of the Bankruptcy Code, this Interim Order, or the DIP Loan Documents.

(b)       Dismissal.  If any order dismissing any of the Cases under section 1112 of the Bankruptcy Code or otherwise is at any time entered, then notwithstanding any such dismissal, (i) the DIP Protections (including the Existing Secured Party Adequate Protection) and all other rights, remedies, Liens, priorities, privileges, protections, and benefits granted to any or all of the DIP Secured Parties and the Existing Secured Parties, respectively, shall remain in full force and effect and be binding on all parties in interest and be governed in all respects by the provisions of this Interim Order (and shall maintain their respective priorities as provided by this Interim Order) until all DIP Obligations and all Existing RBL Adequate Protection Claims have been Paid in Full, and such order of dismissal shall so provide (in accordance with section 105 and 349 of the Bankruptcy Code), and (ii) this Court shall retain jurisdiction, notwithstanding such dismissal, for the purposes of enforcing such DIP Protections (including the Existing Secured Party Adequate Protection) and all other rights, remedies, Liens, priorities, privileges, protections, and benefits granted to any or all of the DIP Secured Parties and the Existing Secured Parties, respectively.

(c)        Survival of Interim Order.  The provisions of this Interim Order, the DIP Loan Documents and the Secured Swap Agreements any actions taken pursuant hereto or thereto, and all of the DIP Protections (including the Existing Secured Party Adequate Protection), and all other rights, remedies, Liens, priorities, privileges, protections, and benefits granted to any or all of the DIP Secured Parties and the Existing Secured Parties, respectively, shall survive, and shall not be modified, impaired, or discharged by, the entry of any order confirming any plan of reorganization in any Case or Successor Case, converting any Case to a case under chapter 7, dismissing any of the Cases, withdrawing of the reference of any of the Cases or any Successor Cases or providing for abstention from handling or retaining of jurisdiction of any of the Cases or any Successor Case in this Court, or terminating the joint administration of these Cases or any Successor Case or by any other act or omission.  The terms and provisions of this Interim Order, including all of the DIP Protections (including the Existing Secured Party Adequate Protection) and all other rights, remedies, Liens, priorities, privileges, protections, and benefits granted to any or all of the DIP Secured Parties and the Existing Secured Parties, respectively, shall continue in full force and effect and be binding on all parties in interest notwithstanding the entry of any such order, and such DIP Protections (including the Existing Secured Party Adequate Protection), and such other rights, remedies, Liens priorities, privileges, protections, and benefits, shall continue in full force and effect in these proceedings and in any Successor Cases and after dismissal of any thereof, and shall maintain their respective priorities as provided by this Interim Order. Subject to the provisions of paragraph 2(d) of this Interim Order with respect to the treatment of the Refinancing DIP Obligations, the DIP Obligations shall not be discharged by the entry of an order confirming any such chapter 11 plan, the Debtors having waived such discharge pursuant to section 1141(d)(4) of the Bankruptcy Code.

19.         Insurance Policies.  Upon entry of this Interim Order, the DIP Agent shall be deemed to be, without any further action or notice, named as additional insureds and loss payees, as applicable, on each insurance policy maintained by the Debtors that in any way covers the DIP Collateral, and the Debtors shall take such actions as are reasonably requested by the DIP Agent, the Existing RBL Agent, or the Existing Second Lien Agent from time to time to evidence or effectuate the foregoing.

20.        Preservation of Prepetition Priorities and Interests.  Nothing in this Interim Order is intended to change or otherwise modify the prepetition priorities among secured creditors of the Debtors (including under the Intercreditor Agreement), including any sureties’, operators’, or nonoperators’ recoupment rights to the extent their rights are valid, enforceable, nonavoidable, and perfected, and nothing in this Interim Order shall be deemed to have changed or modified such prepetition priorities, all of which are hereby expressly preserved; provided, however, that the Debtors, the Committee, the DIP Secured Parties, and all other parties in interest reserve all rights to object to any of the foregoing claims or liens.

21.         Surety Bonds.  Notwithstanding anything to the contrary in the Debtors’ Emergency Motion for Interim and Final Authority to (I) Continue Insurance Policies and Surety Bond Program, (II) Pay All Obligations With Respect Thereto, (III) Authorizing Financial Institutions to Honor and Process Related Checks and Transfers, and (II) Granting Related Relief (the “Insurance and Surety Bond Motion”) and any order approving the relief sought therein in the ordinary course of business, the Debtors may only (a) renew, amend, modify, supplement, and extend their existing Surety Bond Program, (b) obtain new or replacement surety bonds, (c) post new or additional collateral, or issue letters of credit, (d) execute other agreements in connection with the Surety Bond Program (as defined in the Insurance and Surety Bond Motion), and (e) continue to perform under the Surety Indemnity Agreements (as defined in the Insurance and Surety Bond Motion), in each case of (a)-(e), with the consent of the DIP Agent, not to be unreasonably withheld.

22.         Postpetition Hedging Arrangement.  For the avoidance of doubt, (a) any Secured Swap Agreement (as defined in the DIP Credit Agreement) must be with an Approved Counterparty (as defined in the DIP Credit Agreement) and otherwise subject to the limitations provided in the DIP Credit Agreement, and (b) any Secured Swap Obligations will be granted DIP Superpriority Claims, DIP Liens, automatic stay relief, and the other DIP Protections afforded by this Interim Order and the Final Order in respect of each such transaction until the Secured Swap Obligations are indefeasibly paid in full in cash, or as otherwise provided by this Interim Order and the Final Order, as applicable.  The relief and protections provided by this Interim Order and the Final Order, as applicable, to any such Secured Swap Party with respect to such Secured Swap Obligations shall not be subject to discharge or impairment, except as otherwise provided by this Interim Order and the Final Order, as applicable.

23.         Other Rights and Obligations.

(a)       Expenses.  As provided in the DIP Loan Documents (and without limiting the Debtors’ respective obligations thereunder), the applicable Debtors will pay all reasonable and documented expenses incurred by the DIP Agent (including the reasonable fees and disbursements of all counsel for the DIP Agent, any Secured Swap Party to the extent provided in the DIP Credit Agreement, and any internal or third-party appraisers, consultants, advisors, and auditors engaged by or for the benefit of the DIP Agent and/or its counsel) in connection with the Cases, including the preparation, execution, delivery, and administration of the DIP Loan Documents, the Secured Swap Agreements, this Interim Order, the Final Order, and any other agreements, instruments, pleadings, or other documents prepared or reviewed in connection with any of the foregoing, whether or not any or all of the transactions contemplated hereby or by the DIP Loan Documents are consummated.

(b)        Notice of Professional Fees.  Professionals for the DIP Agent, the Secured Swap Parties, the Existing RBL Agent and the Existing Second Lien Secured Parties (including professionals engaged by counsel to the DIP Agent, the Existing RBL Agent, or the Existing Second Lien Secured Parties, as applicable) (collectively, the “Lender Professionals”) shall not be required to comply with the United States Trustee fee guidelines or submit invoices to this Court, United States Trustee, any Committee or any other party in interest.  Copies of summary invoices submitted to the Debtors by such Lender Professionals shall be forwarded by the Debtors to the United States Trustee, counsel for any Committee, and such other parties as this Court may direct.  The summary invoices shall be sufficiently detailed to enable a determination as to the reasonableness of such fees and expenses; provided, however, that such summary invoices may be redacted to the extent necessary to delete any information subject to the attorney-client privilege, any information constituting attorney work product, or any other confidential information, and the provision of such summary invoices shall not constitute any waiver of the attorney-client privilege or of any benefits of the attorney work product doctrine or other applicable privilege; and provided, further that to the extent DIP Agent and Existing RBL Agent are the same and have a single set of advisors, such advisors may submit a single combined invoice for their aggregated services.  If the Debtors, United States Trustee, or any Committee object to the reasonableness of the fees and expenses of any of the Lender Professionals and cannot resolve such objection within ten (10) days of receipt of such invoices, then the Debtors, United States Trustee, or the Committee, as the case may be, shall file with this Court and serve on such Lender Professionals an objection (the “Fee Objection”) limited to the issue of the reasonableness of such fees and expenses, and any failure by any such party to file a Fee Objection within such ten (10) day period shall constitute a waiver of any right of such party to object to the applicable invoice.  Notwithstanding any provision herein to the contrary, any objection to, and any hearing on an objection to, payment of any fees and expenses set forth in a professional fee invoice in respect of Lender Professionals shall be limited to the reasonableness of the particular items or categories of the fees and expenses that are the subject of such objection.  The Debtors shall timely pay in accordance with the terms and conditions of this Interim Order (a) the undisputed fees, and expenses reflected on any invoice to which a Fee Objection has been timely filed and (b) all fees, costs, and expenses on any invoice to which no Fee Objection has been timely filed.  All such unpaid fees, costs, expenses, and charges of the DIP Agent, the Secured Swap Parties, Existing RBL Agent and/or Existing Second Lien Secured Parties, as applicable, that have not been disallowed by this Court on the basis of an objection filed by the Debtor, the United States Trustee, or the Committee (or any subsequent trustee of the Debtors’ estates) in accordance with the terms hereof shall constitute DIP Obligations, Existing RBL Obligations and/or Existing Second Lien Obligations, as applicable, and shall be secured by the DIP Collateral, Existing RBL Collateral and/or Existing Second Lien Collateral, as applicable, as specified in this Interim Order.  Any and all fees and expenses paid prior to the Petition Date by any Debtor to the DIP Secured Parties, the Existing RBL Secured Parties and/or the Existing Second Lien Secured Parties in connection with or with respect to the DIP Facility, the DIP Credit Agreement, or the other DIP Loan Documents and Secured Swap Agreements are hereby approved in full and non-refundable and shall not otherwise be subject to any Challenge.  All fees, costs, expenses and charges paid to the Existing Second Lien Agent and/or Existing Second Lien Secured Parties pursuant to this paragraph 23(a) shall be subject to the Intercreditor Agreement and section 506(b) of the Bankruptcy Code in all regards.

(c)         Information Rights.  The Debtors shall substantially contemporaneously provide the advisors to the Committee, the United States Trustee, the advisors to the Existing RBL Secured Parties, and the advisors to the Existing Second Lien Secured Parties with all required written financial reporting and other periodic reporting that is required to be provided to the DIP Agent or the other DIP Secured Parties under the DIP Loan Documents and the DIP Orders; provided, that, to the extent such information constitutes material non-public information, such information will be shared either (i) with the advisors to the Committee, the advisors to the Existing RBL Secured Parties and the advisors to the Existing Second Lien Secured Parties on a professionals’ eyes only basis or (ii) with the advisors to the Committee, the advisors to the Existing RBL Secured Parties, and the advisors to the Existing Second Lien Secured Parties for distribution to the members of the Committee, the Existing RBL Secured Parties, and the Existing Second Lien Secured Parties pursuant to a confidentiality agreement in form and substance reasonably satisfactory to the Debtors; provided, further, that for the avoidance of doubt, the United States Trustee, the members of the Committee, the Existing RBL Secured Parties, and the Existing Second Lien Secured Parties shall not be entitled to any consent right granted to the DIP Agent and/or any of the other DIP Secured Parties with respect to such written financial reporting and other periodic reporting.

(d)       Binding Effect.  Subject only to paragraph 6 above, the provisions of this Interim Order, including all findings herein, and the DIP Loan Documents and the Secured Swap Agreements shall be binding upon all parties in interest in these Cases and any Successor Cases, including the DIP Secured Parties, the Existing Secured Parties, any Committee, and the Debtors and their respective estates, successors, and assigns (including any chapter 7 or chapter 11 trustee hereinafter appointed or elected for the estate of any of the Debtors, an examiner appointed pursuant to section 1104 of the Bankruptcy Code, or any other fiduciary or responsible person appointed as a legal representative of any of the Debtors or with respect to the property of the estate of any of the Debtors), whether in any of the Cases, in any Successor Cases, or upon dismissal of any such Case or Successor Case; provided, however, that the DIP Secured Parties and the Existing Secured Parties shall have no obligation to permit the use of Cash Collateral or to extend any financing to any chapter 7 or chapter 11 trustee or other responsible person appointed for the estates of the Debtors in any Case or Successor Case.

(e)        No Waiver.  The failure of the Existing Secured Parties or the DIP Secured Parties to seek relief or otherwise exercise their rights and remedies under this Interim Order, the Existing Loan Documents, the DIP Loan Documents, the Secured Swap Agreements, or otherwise (or any delay in seeking or exercising same) shall not constitute a waiver of any of such parties’ rights hereunder, thereunder, or otherwise.  Nothing contained in this Interim Order (including the authorization of the use of any Cash Collateral) shall impair or modify any rights, claims, or defenses available in law or equity to any Existing Secured Party or any DIP Secured Party, including rights of a party to a Secured Swap Agreement (as defined in the DIP Credit Agreement), securities contract, commodity contract, forward contract, or repurchase agreement with a Debtor to assert rights of setoff or other rights with respect thereto as permitted by law (or the right of a Debtor to contest such assertion).  Except as prohibited by this Interim Order, the entry of this Interim Order is without prejudice to, and does not constitute a waiver of, expressly or implicitly, or otherwise impair, any right or ability of the Existing Secured Parties or the DIP Secured Parties under the Bankruptcy Code or under non-bankruptcy law to (i) request conversion of the Cases or any Successor Cases to cases under chapter 7, dismissal of the Cases or any Successor Cases, or the appointment of a trustee or examiner in the Cases or any Successor Cases, or to oppose the use of Cash Collateral in any Successor Case or on terms other than those set forth in this Interim Order, (ii) propose, subject to the provisions of section 1121 of the Bankruptcy Code, any chapter 11 plan or plans with respect to any of the Debtors or seek early termination of the Debtors’ exclusive rights to propose a plan under the Bankruptcy Code, or (iii) except as expressly provided herein, exercise any of the rights, claims, or privileges (whether legal, equitable, or otherwise) of the DIP Secured Parties or the Existing Secured Parties, respectively, under the DIP Loan Documents and the Secured Swap Agreements, or the Existing Loan Documents, the Bankruptcy Code, or otherwise.  Except to the extent otherwise expressly provided in this Interim Order or by law, neither the commencement of the Cases nor the entry of this Interim Order shall limit or otherwise modify the rights and remedies of the Existing Secured Parties under the Existing Loan Documents or with respect to any non-Debtor entities or their respective assets, whether such rights and remedies arise under the Existing Loan Documents, applicable law, or equity.

(f)         No Third Party Rights.  Except as explicitly provided for herein or in any DIP Loan Document, this Interim Order does not create any rights for the benefit of any third party, creditor, equity holder, or direct, indirect, or incidental beneficiary.  In determining to make any loan (whether under the DIP Credit Agreement or otherwise) or to permit the use of Cash Collateral or in exercising any rights or remedies as and when permitted pursuant to this Interim Order or the DIP Loan Documents, the DIP Secured Parties and the Existing Secured Parties shall not (i) be deemed to be in control of the operations of the Debtors or to be acting as a “responsible person” or “owner or operator” with respect to the operation or management of the Debtors (as such terms, or any similar terms, are used in the United States Comprehensive Environmental Response, Compensation and Liability Act, as amended, or any similar federal, state or local statute or regulation) or (ii) owe any fiduciary duty to the Debtors, their respective creditors, shareholders, or estates.

(g)        No Marshaling.  Neither the DIP Secured Parties, the Existing RBL Secured Parties, nor the Existing Second Lien Secured Parties shall be subject to the equitable doctrine of “marshaling” or any other similar doctrine with respect to any of the DIP Collateral, the Existing RBL Collateral, or the Existing Second Lien Collateral, as applicable.

(h)        Amendments.  The Debtors are authorized and empowered, without further notice and hearing or approval of this Court, to amend, modify, supplement, or waive any provision of the DIP Loan Documents or Secured Swap Agreements in accordance with the provisions thereof, in each case unless such amendment, modification, supplement, or waiver (i) increases the interest rate (other than as a result of the imposition of the default rate), (ii) increases the aggregate lending commitments of all of the DIP Lenders in respect of the DIP Facility, (iii) shortens the Maturity Date (as defined in the DIP Credit Agreement), or (iv) adds or amends (in any respect unfavorable to the Debtors) any Event of Default.  No waiver, modification, or amendment of any of the provisions of the DIP Loan Documents or Secured Swap Agreements shall be effective unless set forth in writing, signed by or on behalf of all the Debtors and the DIP Agent (after having obtained the approval of the requisite DIP Secured Parties under the DIP Credit Agreement) and, except as provided herein, approved by this Court. Notwithstanding the foregoing, no waiver, modification or amendment of any of the provisions of this Interim Order or the DIP Loan Documents that would directly and adversely affect the rights or interests of the Existing RBL Secured Parties or the Existing Second Lien Secured Parties, as applicable, shall be effective unless also consented to in writing by the Existing RBL Agent on behalf of the Existing RBL Secured Parties, and/or the Existing Second Lien Agent on behalf of the Existing Second Lien Secured Parties, as applicable (after obtaining the approval of the requisite Existing RBL Secured Parties under the Existing RBL Credit Agreement, and/or of the requisite Existing Second Lien Secured Parties under the Existing Second Lien Credit Agreement, as applicable).

(i)         Inconsistency.  In the event of any inconsistency between the terms and conditions of the DIP Loan Documents and of this Interim Order, the provisions of this Interim Order shall govern and control.  In the event of any inconsistency between the terms or conditions of this Interim Order and the terms or conditions of any other order entered by this Court in the nature of a First Day Order, the provisions of this Interim Order shall govern and control.

(j)         Enforceability.  This Interim Order shall constitute findings of fact and conclusions of law pursuant to the Bankruptcy Rule 7052 and shall take effect and be fully enforceable nunc pro tunc to the Petition Date immediately upon execution hereof.  Notwithstanding Bankruptcy Rules 4001(a)(3), 6004(h), 6006(d), 7062, or 9024 or any other Bankruptcy Rule, any Local Rule, or Rule 62(a) of the Federal Rules of Civil Procedure, this Interim Order shall be immediately effective and enforceable upon its entry, and there shall be no stay of execution or effectiveness of this Interim Order.

(k)         Reservation of Rights.  Nothing in this Interim Order shall be deemed to constitute the consent of the DIP Secured Parties or the Existing Secured Parties, and each of the foregoing expressly reserve the right, subject to the Intercreditor Agreement, to object, to entry of any order of the Court that provides for the sale or other disposition of all or substantially all of the assets of the Debtors (or any other sale or other disposition of assets of any of the Debtors outside the ordinary course of business) to any party unless, in connection and concurrently with any such event, the proceeds of such sale are or will be sufficient to Pay in Full the DIP Obligations, the Existing RBL Obligations, the Existing RBL Adequate Protection, the Existing Second Lien Obligations, and the Existing Second Lien Adequate Protection, as applicable.

(l)         No Requirement to Accept Title to Collateral.  The DIP Secured Parties and the Existing Secured Parties shall not be obligated to accept title to any portion of the DIP Collateral or the Existing Collateral in payment of any of the DIP Obligations or Existing Obligations, as applicable, in lieu of payment in cash or cash equivalents, nor shall the DIP Secured Parties and the Existing Secured Parties be obligated to accept payment in cash or cash equivalents that is encumbered by any interest of any person or entity other than the DIP Secured Parties or the Existing Secured Parties, as applicable.

(m)       Headings.  Paragraph headings used herein are for convenience only and are not to affect the construction of, or to be taken into consideration in, interpreting this Interim Order.

24.          Final Hearing.

(a)        The Final Hearing to consider entry of the Final Order and final approval of the DIP Facility is scheduled for June [●], 2019, at [●] [a/p].m. (prevailing Central Time) at the United States Bankruptcy Court for the Southern District of Texas.

(b)        Final Hearing Notice.  As soon as reasonably practicable following entry of this Interim Order, the Debtors shall serve (i) notice of the entry of this Interim Order and of the Final Hearing (the “Final Hearing Notice”) and (ii) a copy of this Interim Order on the parties having been given notice of the Interim Hearing and to any other party that has filed a request for notices with this Court and to any Committee after the same has been appointed, or Committee counsel, if the same shall have been appointed.  The Final Hearing Notice shall state that any party in interest objecting to the entry of the proposed Final Order shall file written objections with the Clerk of the United States Bankruptcy Court for the Southern District of Texas no later than June [●], 2019, at [●] [a/p].m. (prevailing Central Time) which objections shall be served so that the same are received on or before such date by:  (a) proposed counsel to the Debtors, Sidley Austin LLP, 1000 Louisiana St. #6000, Houston TX 77002 (Attn:  Duston McFaul, Brian Minyard and Charles Persons; dmcfaul@sidley.com; bminyard@sidley.com; and cpersons@sidley.com); (b) counsel to the DIP Agent and the Existing RBL Agent, (i) Orrick, Herrington & Sutcliffe LLP, 51 West 52nd Street, New York, NY 10019-6142 (Attn: Raniero D’Aversa and Laura Metzger; rdaversa@orrick.com and lmetzger@orrick.com) and (ii) Orrick, Herrington & Sutcliffe LLP, 609 Main Street, 40th Floor, Houston Texas 77002-3106 (Attn: [name], [email]); (c) counsel to any Committee appointed in these cases; (d) [the Existing Second Lien Agent, 251 Little Falls Drive, Wilmington, DE 19808]; (e) counsel to the Existing Second Lien Agent, Latham & Watkins LLP, 885 3rd Avenue, New York, NY 10022 (Attn: George Davis and Adam J. Goldberg, george.davis@lw.com and adam.goldberg@lw.com); (f) counsel to the Ad Hoc Group of Senior Noteholders, Davis Polk & Wardwell LLP, 450 Lexington Avenue New York, NY 10017, (Attn:  [name], [name], and [name]; [email], [email], and [email])]; (g) the Office of the United States Trustee for the Southern District of Texas; and (h) any other party that has filed a request for notices with this Court, and such objections shall be filed with the Clerk of the United States Bankruptcy Court for the Southern District of Texas, in each case to allow actual receipt of the foregoing no later than June [●], 2019, at [●] [a/p].m. (prevailing Central time).

25.          Retention of Jurisdiction.  This Court has and will retain jurisdiction to enforce this Interim Order according to its terms.

Signed:  June [●], 2019

[●]
UNITED STATES BANKRUPTCY JUDGE

SCHEDULE 1

DIP Credit Agreement

Annex I

	Name of Lender	Applicable Percentage	New Money DIP Loan Commitment
1.
2.
3.
4.
5.
6.
7.
8.

SCHEDULE 2

Initial 13-Week Cash Flow Forecast

SCHEDULE 3

Initial DIP Budget

Exhibit C

MIP Term Sheet

EXECUTION VERSION

LEGACY RESERVES, INC.

MANAGEMENT INCENTIVE PLAN

The following term sheet (this “Term Sheet”) summarizes the principal terms of a Management Incentive Plan (the “Plan”) to be sponsored by Legacy Reserves, Inc. (the “Company”) and its subsidiaries (collectively, the “Company Group”) and of grants to be made at Emergence under the Plan to management employees of the Company Group (each, an “Employee”), including executive employees (each, an “Executive”).  Capitalized terms used in this Term Sheet but not defined herein shall have the meanings given to them in the Restructuring Term Sheet.

Company Capital Structure:
The Plan of Reorganization contemplates a minimum initial equity value of $[TBD] million, which for purposes hereof will consist of [TBD] [1] million shares (“Initial Share Count”) at $10 per share; such equity value and Initial Share Count would be adjusted based on the amount of new equity funded on Emergence.

Incentive Compensation:
There will be reserved, exclusively for Employees, a pool of equity (such reserve, the “MIP Pool”) having a value equal to:

(i)   5.0% of the Initial Share Count granted as soon as administratively practicable (but in no event more than 60 days following Emergence) in accordance with this Term Sheet (the “Emergence Awards”) in the following form: (A) 2.5% of the Initial Share Count in Restricted Stock Units (“RSUs”), and (B) 2.5% of the Initial Share Count in stock options with a strike price of $10.00 per share (“Options”);

(ii)  5.0% of the Initial Share Count will be reserved for potential future issuance as determined by the new board of directors.[2]

Notwithstanding the foregoing, unless otherwise approved by the Plan Sponsor, for purposes of the MIP Pool, the Initial Share Count will not include any: i) shares issued in excess of [70] million shares (i.e. for shares issued in respect of equity capitalization in excess of $[700] million) or ii) shares issued to Plan Sponsor in respect of its new money funding in excess of 20 million shares (i.e. for shares issued to Plan Sponsor in excess of $200 million funded).

Vesting:
Normal Vesting. Subject to an Employee’s continued employment through each applicable vesting date, Emergence Awards will vest 25% on each of the first four (4) anniversaries of the Emergence Date.

RSUs will be settled as soon as practicable following vesting.

Accelerated Vesting Prior to a Change in Control. If the Employee is terminated  by the Company without Cause, by the Employee for Good Reason or due to death or Disability, and such termination occurs outside of the Change in Control period described below, the Employee will become vested in the Emergence Awards that would have vested if the Employee’s employment had continued for an additional 12 months.

1 NTD: To be equal to the number of shares with aggregate value equal to plan value.

2 NTD:  We will ensure that options will not have exercise prices lower than the fair market value on the grant date, but we do not want to commit to getting independent 409A valuations. We will get independent 409A valuations at the time of grant if we think necessary.

Accelerated Vesting Upon a Change in Control.  Upon a Change in Control (as will be defined in the applicable equity plan and excluding any acquisition of the Company by Plan Sponsor and any of its affiliates) following which the Employee is terminated by the Company without Cause or by the Employee for Good Reason within 24 months following the Change in Control, 100% of an Employee’s unvested Emergence Awards will accelerate and vest.

The definitions of “Cause,” “Without Cause,” “Good Reason” and “Disability” will be on customary terms for similar management arrangements.

Forfeiture:
100% of any unvested Options or unvested RSUs (determined after giving effect to any accelerated vesting set forth above) will be forfeited for no consideration upon any termination of employment and, subject to the next sentence, the Employee will be entitled to retain any vested Options that are not yet exercised or any vested RSUs that are not yet settled, and any shares previously received upon exercise of Options or settlement of RSUs, subject to the exercise of the repurchase rights (discussed below).  All Options, whether or not vested, will be forfeited for no consideration upon a termination for Cause.

Other Terms:
The option grants will be subject to customary adjustments with regard to any extraordinary dividends paid.  The Options will expire on the earlier of (a) the tenth (10th) anniversary of the Emergence Date or (b) 180 days following the Employee’s termination of employment (other than for Cause) or one year following his or her Death or Disability.  Unvested RSUs will be entitled to dividends on a pro rata basis with outstanding shares and such dividend payments will be retained and will be subject to vesting provisions set forth above.

Upon the exercise of an Option or the settlement of RSUs, Employees may elect to pay the exercise price and tax withholding through the withholding of shares by the Company.

If the Company is not publicly traded on a national securities exchange or over the counter market, the Company will agree to provide fair market valuations to facilitate the exercise of Options.

Executive Investments:	The Executives will have the opportunity to invest in the common stock in a manner to be agreed by the Executives, the Company and Plan Sponsor.
Employment Agreements:
The Company will enter into amended and restated employment agreements with Executives on the same terms as set forth in the existing agreements, subject to conforming changes associated with this MIP and Change in Control definitions.  For the avoidance of doubt, the reorganization of the Company will not constitute a Change in Control under the applicable employment agreements.

Company Repurchase Rights:
•     The Company shall have the right to repurchase, upon an Employee’s termination of employment and for Fair Market Value, any common shares acquired upon exercise of the Options or in settlement of the RSUs.  The repurchase right will expire on the 12-month anniversary of the Employee’s termination of employment or in connection with an initial public offering or other listing on a national securities exchange.

•      The repurchase price will be paid in cash unless otherwise prohibited by the terms of any loan agreement or other financing agreement or instrument to which the Company is a party, in which case, in lieu of cash payment, the Company may at its discretion issue to the Executive a promissory note bearing simple interest at the prime rate and containing such other reasonable terms and conditions as may be determined by the Company.

•     “Fair Market Value” means the fair market value of the applicable security as of the Employee’s termination of employment, as determined by the new board of directors in good faith and without applying any discounts for minority interest, illiquidity or other similar factors.

Allocations	• Allocations among individual Employees to be determined by mutual agreement of Plan Sponsor and the Company.

Exhibit D

Exit Facility Term Sheet

LEGACY RESERVES INC.

$500,000,000 RBL EXIT FACILITY
$[___] NEW TERM LOAN FACILITY
SUMMARY OF TERMS AND CONDITIONS

This Summary of Terms and Conditions (this “Term Sheet”) is for discussion purposes only and does not include descriptions of all of the terms, conditions, covenants, representations, warranties and other provisions that are to be contained in the definitive documentation relating to the transactions described below.  This Term Sheet is delivered to you with the understanding that it is subject to the confidentiality terms governing information received by you in connection with the Existing Loan Documents. This Term Sheet is non-binding and does not indicate a commitment to amend the Existing Credit Agreement or enter into any transaction.  Consequently, this Term Sheet is entitled to protection from any use or disclosure to any person or entity pursuant to Federal Rule of Evidence 408 and any other rules or laws of similar import.  Any amendments to the Existing Credit Agreement or any other transactions are subject to the approval (including credit approval) of the Existing Agent and the Existing Lenders in all regards and to definitive documentation in connection with the Facilities.  The Borrower should not consider any discussions or course of dealings that the Existing Agent, any Existing Lender or any of their respective affiliates had or may have with the Borrower or any of its affiliates as a forbearance, waiver or modification of the Existing Credit Agreement.  Those matters that are not addressed in this Term Sheet and all other terms, conditions, covenants, representations, warranties and other provisions are subject to the mutual agreement of the parties thereto.  (For purposes of this Term Sheet, “Definitive Documentation” means all documents related to the Facilities (as defined below) and the Plan, including, without limitation, the Disclosure Statement, the Plan, and the Confirmation Order). No party shall be entitled to rely on any statement or representation made by any other party or its representatives except as ultimately set forth in final, executed Definitive Documentation, if any. Capitalized terms used but not defined herein shall have the meaning set forth in the Existing Credit Agreement or the DIP Credit Agreement (each as defined below), as applicable.

This Term Sheet and the information contained in this Term Sheet shall remain strictly confidential and may not be shared with any person or entity (other than the Loan Parties, the Lenders and their respective professionals and advisors), unless otherwise consented to by the Borrower or the Lenders, as applicable.

Parent:	TBD

Borrower:	Legacy Reserves Inc., a Delaware corporation (the “Borrower”), as reorganized pursuant to the Plan and Confirmation Order.

Guarantors:
The obligations of (a) the Borrower under the Facilities, (b) any Loan Party under any hedging agreements entered into between such Loan Party and any counterparty that is a Lender (as defined below) (or any affiliate thereof), and (c) any Loan Party under any cash management arrangements between such Loan Party and a Lender (or any affiliate thereof) (such obligations, collectively, the “Obligations”) will be unconditionally guaranteed, on a joint and several basis, by each other Loan Party (other than, with respect to obligations under clause (a), the Borrower) and each other wholly-owned direct or indirect subsidiary of the Borrower (as reorganized through the Plan and Confirmation Order) other than Unrestricted Subsidiaries (as defined below) (collectively, such subsidiaries the “Restricted Subsidiaries” or the “Guarantors” and, collectively with the Borrower, the “Loan Parties”; and such guarantee being referred to as the “Guarantee”).  All Guarantees shall be guarantees of payment and not of collection.

The Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “Unrestricted Subsidiary” and subsequently re-designate any such unrestricted subsidiary as a Restricted Subsidiary; provided that (i) after giving effect to any such designation or re-designation and any related transaction, all representations and warranties are true and correct in all material respects, no event of default shall have occurred and be continuing, Borrower shall be in compliance with the Financial Covenants on a pro forma basis, and such designation or re-designation will be made with respect to all Specified Additional Debt (as defined below), and (ii) the fair market value of such subsidiary at the time it is designated as an Unrestricted Subsidiary shall be treated as an investment by the Borrower at such time.  Unrestricted Subsidiaries will not be subject to the representations and warranties, affirmative or negative covenants or event of default provisions of the Definitive Documentation and the results of operations and indebtedness of Unrestricted Subsidiaries will not be taken into account for purposes of determining compliance with the Financial Covenants contained in the Definitive Documentation.

Sole Lead Arranger and Bookrunner	Wells Fargo Securities, LLC

Administrative Agent, Collateral Agent and Issuing Bank:
Wells Fargo Bank, National Association, acting through one or more of its branches or affiliates (“Wells Fargo”) will act as (i) sole administrative agent for the Facilities described below (in such capacity, the “Administrative Agent”), (ii) sole collateral agent for the Facilities described below (in such capacity, the “Collateral Agent”) for a syndicate of banks, financial institutions and other institutional lenders (together with Wells Fargo, the “Lenders”), and (iii) an Issuing Bank pursuant to the RBL Exit Facility (in such capacity, together with any other Lender agreed to by such Lender, the Administrative Agent and the Borrower, collectively, the “Issuing Bank”) and will perform the duties customarily associated with each such role.

Lenders:
Initially, the Lenders in the RBL Exit Facility (as defined below) will be (i) each Existing Lender holding Existing Loans and electing, pursuant to the Plan, to participate in the RBL Exit Facility, and (ii) each holder of Refinanced Loans (as defined in the DIP Credit Agreement) under the DIP Credit Agreement that has not been repaid in cash pursuant to the Plan (collectively, and together with any party that becomes a lender by assignment, the “Lenders”).

Prior Facilities
(a)  The Third Amended and Restated Credit Agreement dated as of April 1, 2014 (as amended, supplemented or otherwise modified prior to the Petition Date, and including all exhibits and other ancillary documentation in respect thereof, as amended, amended and restated, modified or supplemented from time to time, the “Existing Credit Agreement” and the loans thereunder, the “Existing Loans”), among Legacy Reserves, LP, as the borrower (the “Existing Borrower”), Wells Fargo as the administrative agent (in such capacity, the “Existing Agent”), the other agents and other entities party thereto, and the financial institutions and other persons or entities party thereto as lenders (the “Existing Lenders”).

(b)  The Senior Secured Superpriority Debtor-in-Possession Credit Agreement to be entered into in connection with the Bankruptcy Cases (as amended, amended and restated, modified or supplemented from time to time, the “DIP Credit Agreement” and the “Refinanced Loans” (as defined therein), the “DIP Loans”) among the Existing Borrower (together with its affiliated Chapter 11 debtors, the “Debtors”), Legacy Reserves Inc., a Delaware corporation (the “Parent”), as parent guarantor, Wells Fargo as administrative agent and collateral agent thereunder and as defined therein (in such capacity, the “DIP Agent”), and the lenders party thereto (the “DIP Lenders”).

(c)  The Term Loan Credit Agreement, dated as of October 25, 2016, among the Existing Borrower, each of the lenders from time to time party thereto, and Cortland Capital Market Services LLC, as the administrative agent (the “Existing Second Lien Agent” as amended, supplemented or otherwise modified prior to the Petition Date, and including all exhibits and other ancillary documentation in respect thereof, the “Existing Second Lien Credit Facility”).

(d)  The 8.00% Senior Notes due 2020 (the “Existing 2020 Senior Notes”).

(e)  The 6.625% Convertible Senior Notes due 2021 (the “Existing 2021 Senior Notes”).

(e)  The 8.00% Convertible Senior Notes due 2023 (the “Existing 2023 Convertible Senior Notes” and, together with the Existing 2020 Senior Notes and the Existing 2021 Senior Notes, collectively, the “Existing Senior Notes”).

Chapter 11 Plan:
The Debtors shall seek confirmation of a chapter 11 plan (the “Plan”) in connection with the voluntary cases commenced by the Debtors on June [14], 2019 (the “Petition Date”) in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”), which Plan shall (a) be filed no later than seventy-five (75) days after the Petition Date, (b) be consistent in all material respects with the Restructuring Support Agreement, the Restructuring Term Sheet, and this Term Sheet, and (c) give effect to the transactions contemplated by this Term Sheet.

Facilities:
A senior secured, amended and restated facilities consisting of the RBL Exit Facility and the New Term Loan Facility, each as described below (collectively, the “Facilities”), in each case, as more fully described below and which shall become effective on the effective date of the Plan, which shall occur no later than 240 days following the Petition Date (the “Plan Effective Date”).

(a)  RBL Exit Facility.  Pursuant to the Plan, and subject to adjustment for Non-Electing Lenders (as defined and described below) and as part of the treatment of their Obligations under the Plan, each Existing Lender that is a holder of Existing Loans and elects to become an RBL Lender and each DIP Lender under the DIP Credit Agreement with Refinanced Loans that have not been paid in cash on the Plan Effective Date (each, an “Electing Lender”) shall become revolving lenders (collectively, the “RBL Lenders”) on the Plan Effective Date by agreeing to provide a lending commitment in respect of a senior secured first lien reserve-based revolving credit facility (each such RBL Lender’s commitment, as reduced from time to time in accordance with the terms hereof, its “Revolving Commitment” and such revolving facility, the “RBL Exit Facility” and the loans under such RBL Exit Facility, the “Revolving Loans”) in an amount equal to such RBL Lender’s pro rata share of an aggregate $500 million (the aggregate revolving commitments for all RBL Lenders, as reduced from time to time in accordance with the terms hereof, the “Maximum Revolving Commitments”), $455 million of which shall be deemed funded (the “Funded Revolving Loans”) on the Plan Effective Date and the balance of $45 million (the “Initial Availability Amount”) shall be immediately available in accordance with the terms hereof (subject to adjustment and approval as provided in Annex A hereto), after giving effect to the transactions contemplated hereby and under the Plan.  Each RBL Lender shall also receive, as part of the treatment of its Obligations under the Plan, a pro rata share of cash in an amount equal to the Initial Availability Amount on the Plan Effective Date (in addition to, and not in lieu of, any other cash payments provided in the Plan).  In accordance with the Plan, the RBL Exit Facility shall be secured pari passu with, but senior in payment priority to the New Term Loan Facility (as defined below).

The Maximum Revolving Commitments, the Borrowing Base (as defined below) and the Funded Revolving Loans (but not the Initial Availability Amount) are subject to proportionate reduction in the event less than 100% of the Existing Lenders elect to become RBL Lenders.  For the avoidance of doubt, the aggregate outstanding Maximum Revolving Commitments and New Term Loans shall not exceed $500 million on the Plan Effective Date.

(b)  New Term Loan Facility.  A first lien term loan facility in an aggregate principal amount equal to $[__] million (the “New Term Loan Facility,” the loans thereunder, the “New Term Loans” and the lenders thereunder, the “New Term Loan Lenders”).  Pursuant to the Plan, each Existing Lender that is a holder of Existing Loans and declines to participate in the RBL Exit Facility (collectively, the “Non-Electing Lenders”), as part of the treatment of their obligations under the Plan, shall become New Term Loan Lenders on the Plan Effective Date in respect of New Term Loans deemed made by such New Term Loan Lenders on the Plan Effective Date as “take-back” paper (or similar) in an amount equal to such New Term Loan Lender’s pro rata share of the amount of the New Term Loan Facility.  The New Term Loan Facility shall be secured pari passu with the other Obligations on a “last-out” basis with respect to the payment priority.

Without limiting the payment priority set forth in the mandatory and optional prepayment provisions below, all proceeds of Collateral (as defined below) after the occurrence and during the continuance of an Event of Default shall be allocated first, pro rata to pay (i) all amounts outstanding under the RBL Exit Facility (including, without limitation, interest, principal, fees and cash-collateralization of Letters of Credit (as defined below)), (ii) hedging agreements constituting Obligations and (iii) cash management obligations constituting Obligations and second, to pay amounts outstanding under the New Term Loan Facility.

Letter of Credit Sublimit:	The RBL Exit Facility will include a sub-facility for standby letters of credit (each, a “Letter of Credit”) in the aggregate principal amount not to exceed $5 million.

Amortization:	There shall be no amortization of the Revolving Loans or the New Term Loans.

Borrowing Base and Borrowing Base Redetermination:
Availability under the RBL Exit Facility shall be subject to a borrowing base (the “Borrowing Base”), which shall be initially determined and periodically redetermined in a customary manner (and, for the avoidance of doubt, giving effect to hedging agreements constituting Obligations) (each such redetermination, a “Borrowing Base Redetermination”) and as set forth below.

Initial Borrowing Base.  On the Plan Effective Date, the initial Borrowing Base shall be $500 million.  Thereafter, until the First Scheduled Redetermination Date (as defined below), the Borrowing Base shall be the amount during the corresponding period as set forth in the table below:

Date	Borrowing Base
February 1, 2020 – February 29, 2020	$494 million
March 1, 2020 – March 31, 2020	$488 million
April 1, 2020 – April 30, 2020	$482 million
May 1, 2020 – May 31, 2020	$476 million
June 1, 2020	$470 million (subject to redetermination)

Scheduled Borrowing Base Redeterminations.  The first Scheduled Borrowing Base Redetermination shall occur on June 1, 2020 (the “First Scheduled Redetermination Date”) and on each April 1 and October 1 thereafter, commencing on October 1, 2020.

Interim Borrowing Base Redeterminations.  Interim Borrowing Base Redeterminations may be implemented after the First Scheduled Redetermination Date (a) upon the request of the Administrative Agent or the Majority Lenders (each, a “Lender Redetermination”), or (b) upon the request of the Borrower (each, a “Borrower Redetermination” and, together with Lender Redeterminations, collectively the “Interim Redeterminations”); provided that there shall be no more than one Lender Redetermination and one Borrower Redetermination between each Scheduled Borrowing Base Redeterminations.

Borrowing Base Deficiency.  If, at any time, the sum of total outstanding balance of the Revolving Loans and other revolving credit exposure plus the New Term Loans is greater than the then-effective Borrowing Base (such excess, a “Borrowing Base Deficiency”) as a result of a Borrowing Base Redetermination, an Interim Redetermination, or the adjustment in the Borrowing Base described below, the Borrower shall, within 120 days after the later of (i) notice of such Borrowing Base Deficiency or (ii) the date of such adjustment, repay the Borrowing Base Deficiency in a single lump sum for application to the Revolving Loans and other revolving credit exposure until there are no outstanding Revolving Loans and Revolving Commitments, and then to the New Term Loans; provided that such payment shall be made before the Revolving Loan Maturity Date or New Term Loan Maturity Date, as applicable, together with the interest accrued thereunder.

Borrowing Base Reductions:
Sale or Disposition Reduction.  Any sale or disposition of any Oil and Gas Properties (as defined in the Existing Credit Agreement), including the net effect of early terminations of hedges, the Borrowing Base value (as determined in good faith by the Administrative Agent) of which exceeds five percent (5%) of the then applicable Borrowing Base, shall result in a redetermination of the Borrowing Base on a pro forma basis after giving effect to such sale, disposition or early termination.  Any such redetermination shall not constitute, and shall be in addition to, any Interim Redetermination which the Majority Lenders may otherwise elect.

Issuance or Refinancing Reduction.  The Borrowing Base will also be automatically reduced by 25% (or a lower percentage approved by the Required Lenders) of each of (i) the stated principal amount of any permitted senior note issuance (without regard to any OID) or (ii) the excess of the stated principal amount from the original principal amount of any permitted refinancing debt.

Closing Date:
The Plan Effective Date (the “Closing Date”).  For the avoidance of doubt, conditions to effectiveness of the RBL Exit Facility shall include the following: (x) the conditions under the headings “Conditions to Closing” and “Conditions to All Extensions of Credit” below; and (y) entry of an order by the Bankruptcy Court confirming the Plan, which shall be in form and substance reasonably satisfactory to the Administrative Agent (the “Confirmation Order”).

Use of Proceeds:
The proceeds of the Revolving Loans and other extensions of credit made from time to time under the RBL Exit Facility shall be used to refinance, in part, the Existing Loans and to fund ongoing working capital requirements and other general corporate purposes of the Borrower and the other Loan Parties.  The proceeds of the New Term Loans shall be used to refinance, in part, the Existing Loans.

Definitive Documentation; Documentation Principles:
The Facilities will be documented on loan documents that are based on the Existing Credit Agreement; provided that (i) such documentation shall contain the terms and conditions (a) set forth in this Term Sheet and (b) as may be mutually agreed by the Borrower and the Administrative Agent, and (ii) in the event that the New Term Loan Facility shall be documented in a separate credit facility, (a) such documentation shall be on terms no more restrictive than those of the RBL Exit Facility and (b) subject to a collateral agency agreement whereby the Collateral Agent is appointed to act as secured party and hold collateral for the benefit of all Facilities (and the principles described therein, the “Documentation Principles”).

Collateral:	The Obligations will be secured by valid and perfected first-priority security interests in and liens on all of the following (collectively, the “Collateral”):

(a) 100% of the equity interests of all present and future Restricted Subsidiaries of any Loan Party (other than equity interests of non-wholly owned Restricted Subsidiaries to the extent a lien in favor of the Collateral Agent cannot be granted without the consent of one or more third parties (other than the Parent, its Restricted Subsidiaries and their respective affiliates));

(b) substantially all of the tangible and intangible personal property and assets of the Loan Parties (including, without limitation, all equipment, inventory and other goods, accounts, licenses, contracts, intercompany loans, intellectual property and other general intangibles, deposit accounts, securities accounts and other investment property and cash); and

(c) Oil and Gas Properties representing at least 95% of the total value of all Oil and Gas Properties of the Loan Parties included in the most recent reserve report, in each case, subject to customary exceptions to be agreed.

All such security interests in personal property and all liens on Oil and Gas Properties and other real property will be created pursuant to the Definitive Documentation and otherwise subject to the Documentation Principles.

Interest Rates:	At the Borrower’s option, the Revolving Loans will bear interest based on the Base Rate or LIBOR, plus the applicable Revolving Interest Margin (as defined below).

The interest margin for Revolving Loans (the “Revolving Interest Margin”) shall be based upon utilization of the Borrowing Base (expressed as a percentage of outstanding loans and Letters of Credit under the RBL Exit Facility divided by the Borrowing Base) according to the following grid:

(a)  in the case of the RBL Exit Facility, based upon utilization of the Borrowing Base (expressed as a percentage of outstanding Revolving Loans and Letters of Credit under the RBL Exit Facility divided by the Borrowing Base) an interest margin according to the following grid:

Utilization	Revolving Interest Margin		Commitment Fee
	Base Rate	LIBOR
≥ 90%	300 bps	400 bps	50.0 bps
< 90% but ≥ 75%	275 bps	375 bps	50.0 bps
< 75% but ≥ 50%	225 bps	325 bps	50.0 bps
< 50% but ≥ 25%	175 bps	275 bps	37.5 bps
< 25%	150 bps	250 bps	37.5 bps

(b) the New Term Loans will bear interest based on LIBOR, plus 200 bps.

“Base Rate” means the highest of (a) the rate of interest publicly announced by Wells Fargo as its prime rate in effect at its principal office in New York City, (b) the NYFRB Rate (defined as the greater of the federal funds effective rate and the overnight bank funding rate) from time to time (but not less than zero) plus 0.5% and (c) the one-month LIBO Rate plus 1.00%.

“LIBOR” means the rate (but not less than zero) at which eurodollar deposits in the London interbank market for one, two, three or six months (or, with the consent of each RBL Lender, twelve months), as selected by the Borrower, are quoted on the applicable Reuters screen.  The Definitive Documentation will contain customary language that provides for the replacement of LIBOR with an alternate rate of interest.

Default Rate:
At any time an event of default has occurred and is continuing (i) all outstanding Base Rate Loans and LIBOR Loans under the Facilities shall bear interest at 2.00% per annum above the rate applicable to Base Rate Loans or LIBOR Loans, as applicable, and (ii) all other outstanding, overdue amounts under the Facilities shall bear interest at 2.00% per annum above the rate applicable to Base Rate Loans.

Fees:
(a)   Commitment Fee. The Borrower shall pay to the Administrative Agent, for the account of the RBL Lenders, a commitment fee (the “Commitment Fee”) in an amount per annum equal to the rate set forth in the preceding grid on the average daily unused portion of the Maximum Revolving Commitments, payable quarterly in arrears.

All accrued Commitment Fees will be fully earned and due and payable quarterly in arrears for the account of the RBL Lenders (other than any defaulting lenders) under the RBL Exit Facility and will accrue from and after the Closing Date.

(b)   Upfront Fees. The Borrower shall pay to Wells Fargo, for the pro rata account of each of the RBL Lenders as provided herein, upfront fees as follows: (i) for each RBL Lender that executes the Restructuring Support Agreement prior to entry of the Final DIP Order (as defined in the DIP Credit Agreement), an aggregate amount equal to 15 bps of the aggregate amount of the RBL Exit Facility, which shall be fully earned and will be due and payable in full in cash on the date of entry of the Final DIP Order, and (ii) an aggregate amount equal to 40 bps of the aggregate amount of the RBL Exit Facility, which shall be fully earned and will be due and payable in full in cash to each RBL Lender under the RBL Exit Facility on the Closing Date (the “Upfront Fees”).

(c)   Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of the RBL Lenders a Letter of Credit fee (due quarterly) equal to the product of the LIBOR Margin and the undrawn amount of each Letter of Credit.  In addition, Borrower shall pay to the Administrative Agent for the account of any Issuing Bank a fronting fee equal to the product of 0.50% and the undrawn amount of each Letter of Credit; provided that each such fee shall be no less than $500.

(d)   Other Fees. Such other fees set forth in any fee letter (or similar) between the Administrative Agent, Collateral Agent and/or Lead Arranger and the Borrower.

Maturity Date:
(a)   RBL Exit Facility. The final maturity of the RBL Exit Facility will occur on the two year anniversary of the Closing Date (the “RBL Exit Maturity Date”).

(b)   New Term Loan Facility. The final maturity of the New Term Loan Facility will occur on the 42 month anniversary of the Closing Date (the “New Term Loan Maturity Date”).

Mandatory Prepayments (RBL Exit Facility):
(a)   Borrowing Base Deficiency. The Borrower shall prepay any Borrowing Base Deficiency as provided in the paragraph titled “Borrowing Base Deficiency” in the “Borrowing Base and Borrowing Base Redetermination” section.

(b)   Excess Revolving Credit Exposure.  If, at any time, the revolving credit exposure exceeds the total Revolving Commitments as a result of any reduction or termination of Revolving Commitments, the Borrower shall make a prepayment in an amount no less than such excess.

(c)   Adjustment of Borrowing Base.  If there is any adjustment to the Borrowing Base that results in the revolving credit exposure exceeding the total Revolving Commitments, including in connection with any permitted note issuance or permitted refinancing debt (see Borrowing Base Reductions – Issuance or Refinancing Reduction) the Borrower shall make a prepayment in an amount no less than such excess.

(d)   Asset Sales or Disposition.  If any Loan Party sells or disposes of any Oil and Gas Property (other than in the ordinary course of business) while a Borrowing Base Deficiency or an Event of Default exists, the Borrower or such other Loan Party shall promptly make a prepayment in an amount equal to the (i) in the case of a Borrowing Base Deficiency, the amount of net proceeds from such sale so that no Borrowing Base Deficiency exists, or (ii) if there is an Event of Default, all net proceeds of such sale, in each case no later than the next succeeding Business Day after the net cash proceeds therefor are received by such Loan Party.

(e)   Consolidated Cash Balance.  If, as of the end of any Business Day, the Consolidated Cash Balance of the Loan Parties exceeds $20 million, the Loan Parties shall, within one Business Day thereof, pay such amounts to be applied in accordance with the terms hereof.

All mandatory prepayments will be applied to prepay outstanding Revolving Loans (without a permanent reduction to the Maximum Revolving Commitments), including any accrued and unpaid interest of such Revolving Loans being prepaid, and, in the case of clauses (a) through (d) above, to cash-collateralize Letters of Credit outstanding under the RBL Exit Facility.

Mandatory Prepayments (New Term Loan Facility):	None, while Revolving Commitments remain outstanding.

Optional Prepayments and Commitment Reductions (RBL Exit Facility):
Revolving Loans under the RBL Exit Facility may be prepaid at any time, in whole or in part, at the option of the Borrower, upon notice to the Administrative Agent and in minimum principal amounts and in multiples to be agreed upon with the Administrative Agent, without premium or penalty (except LIBOR breakage costs).  Any optional prepayment of the RBL Exit Facility will be applied to prepay outstanding Revolving Loans and cash-collateralize Letters of Credit outstanding under the RBL Exit Facility (except as otherwise set forth herein, without a permanent reduction in Maximum Revolving Commitments unless so elected by the Loan Parties).

The unutilized portion of the Maximum Revolving Commitments may be terminated, in whole or in part, at the option of the Borrower, upon notice to the Administrative Agent and in minimum principal amounts and in multiples to be agreed upon with the Administrative Agent.

Optional Prepayments (New Term Loan Facility):
The New Term Loans may be prepaid, in whole or in part, at the option of the Borrower, upon prior notice and in minimum principal amounts and in multiples to be agreed upon, without premium or penalty (except LIBOR breakage costs), to the extent such prepayments are permitted by the Definitive Documentation; provided that the RBL Exit Facility shall have been indefeasibly repaid in full and all Revolving Commitments thereunder have terminated prior to such prepayment.

Conditions to Closing:	See Annex A.

Conditions to All Extensions of Credit:
Each extension of credit under the Facilities will be subject to satisfaction of the following: (a) all of the representations, warranties, and covenants in the Definitive Documentation shall be true and correct in all material respects (or if qualified by materiality or material adverse effect, in all respects) as of the date of such extension of credit, or if such representation speaks as of an earlier date, as of such earlier date; (b) no default or event of default under the Facilities shall have occurred and be continuing or would result from such extension of credit; (c) delivery of a customary borrowing notice; and (d) the Loan Parties shall be in compliance with the Consolidated Cash Balance limitation, both before and after giving effect to such extension of credit.

Cash Management:
The Loan Parties shall maintain their cash management system as it existed prior to the Closing Date, with such changes as may be mutually agreed by the Administrative Agent and the Borrower.  Each Loan Party will make all such Loan Party’s deposit accounts subject to an account control agreement other than Excluded Accounts (as defined below) (such deposit accounts, collectively, “Controlled Accounts”).  Each Controlled Account shall be subject to a control agreement, in form and substance satisfactory to the Administrative Agent, which agreement shall transfer control of such account to the Collateral Agent upon delivery of notice by the Collateral Agent to the financial institution maintaining such account.

As used herein, “Excluded Accounts” means with respect to the Borrower or any other Loan Party, each deposit account that is not required to be subject to an account control agreement, to the extent such deposit account is solely (a) a payroll account containing a balance not exceeding the amount of payroll expenses for one payroll period at any time, (b) a tax withholding account, (c) zero balance accounts (other than lockbox accounts, to the extent account control agreements are permitted by the applicable depository bank), (d) de minimis accounts containing a balance not exceeding $50,000 per account at any time and not to exceed $250,000 for all such accounts in the aggregate, or (e) a customary fiduciary or trust accounts holding royalty payment and working interest payments solely to the extent constituting property of a third party.

Representations and Warranties:
Subject to the Documentation Principles, the Definitive Documentation will contain representations and warranties subject to exceptions are customary for transactions of this type as mutually agreed (which will be applicable to the Loan Parties).

Affirmative Covenants:
Subject to the Documentation Principles, the Definitive Documentation will contain affirmative covenants subject to limitations and modifications as are customary for transactions of this type as mutually agreed (which will be applicable to the Loan Parties).

On or before March 1 and September 1 of each year, commencing with the first such date to occur after the Closing Date, the Borrower shall furnish to the Administrative Agent and the Lenders a reserve report evaluating the proved Oil and Gas Properties of the Loan Parties as of the immediately preceding January 1 and July 1. The reserve report as of January 1 of each year shall be prepared by one or more approved petroleum engineers. The July 1 reserve report of each year shall be prepared by or under the supervision of the “Manager of Acquisitions and Planning” (or similarly titled position) of the Borrower and such reserve report shall be accompanied by customary certifications of such chief engineer and a responsible officer of the Borrower.

Within fifteen (15) Business Days of the Closing Date (subject to a five (5) Business Day extension by the Administrative Agent in its sole discretion), the Loan Parties shall have maintained or entered into hedging transactions with respect to at least seventy-five percent (75%) of the Loan Parties’ PDP reserves through September 30, 2022, in form and substance reasonably acceptable to the Administrative Agent.  For the avoidance of doubt, hedging transactions entered into prior to the Closing Date may be maintained in satisfaction of this covenant, subject to consent of the applicable hedge counterparty.

Negative Covenants:
Subject to the Documentation Principles, the Definitive Documentation will contain negative covenants subject to exceptions, limitations, baskets and modifications as are reasonably acceptable to the Administrative Agent, including the following:

(a) limitation on liens, including exceptions for (i) capital lease or purchase money indebtedness to the extent permitted under clause (e)(i), (ii) junior liens to the extent permitted under clause (e)(iv), and (iii) other liens and (iii) other liens securing indebtedness not to exceed the greater of $10 million or 1.00% of consolidated total assets (“CTA”);

(b) limitation on disposition of assets, other than (i) customary ordinary course dispositions for the energy industry, (ii) any asset sale consisting of Oil and Gas Properties (including the net unwinding of hedging transactions), subject to the Borrowing Base redetermination right described in the paragraph titled Borrowing Base Reductions if the Borrowing Base value of such Oil and Gas Properties (as determined in good faith by the Administrative Agent) exceeds 5% of the Borrowing Base, and (iii) other asset sales up to $10 million; provided that any asset sale permitted hereunder shall be made for (1) fair value and (2) at least 75% cash consideration;

(c) limitation on consolidations, mergers dissolutions and divisions;

(d) subject to customary permitted investments, limitation on loans, investments and acquisitions of property, other than (i) investments in partnerships up to $5 million, (ii) investments in Unrestricted Subsidiaries up to $5 million, subject to minimum liquidity (unrestricted cash and availability under the RBL Exit Facility) of at least 15% of the Borrowing Base, (iii) other investments up to $10 million, and (iv) other investments subject to pro forma liquidity (unrestricted cash and availability under the RBL Exit Facility) of at least 15% of the Borrowing Base and pro-forma Total Leverage Ratio does not exceed 2.75 to 1.00, subject to cash netting up to $20 million;

(e) limitations on indebtedness, including exceptions for (i) capital leases or purchase money indebtedness up to the greater of $30 million and 1.00% of CTA, (ii) unsecured indebtedness up to $400 million, subject to a 25% dollar-for-dollar reduction in the Borrowing Base and pro forma compliance with Financial Covenants, (iii) acquisition indebtedness up to the greater of $30 million and 1.00% of CTA, (iv) subordinated secured or junior lien indebtedness up to $50 million, subject to a 25% dollar-for-dollar reduction in the Borrowing Base and pro forma compliance with Financial Covenants (the indebtedness described in this clause (iv) and clause (ii) above, the “Specified Additional Debt”), (v) earn-out indebtedness up to $15 million, and (vi) any other indebtedness up to the greater of $30 million and 1.00% of CTA;

(f) limitations on transactions with affiliates;

(g) limitations on margin stock;

(h) limitations on contingent obligations;

(i) limitations on restricted debt payments (including prohibition against any redemption of Specified Additional Debt during the term of the RBL Exit Facility);

(j) limitations on restricted payments (including any dividends during the term of the RBL Exit Facility) other than (i) permitted tax distributions, (ii) restricted payments under management or employee stock plans not to exceed $5 million in any fiscal year and (iii) for general corporate purposes not to exceed $1 million in any fiscal year;

(k) limitations on derivative contracts (as set forth in greater detail below);

(l) limitations on change in business nature, amendments to organization documents, documents governing material indebtedness and corporate structure;

(m) limitations on accounting changes;

(n) ERISA compliance; and

(o) limitations on restrictions affecting the ability of Restricted Subsidiaries to guarantee the loans, grant liens securing the loans or make distributions to the Borrower.

Hedging Requirements:
All hedging agreements shall be entered into, on a secured basis, with a Lender (or an affiliate thereof), as the hedging counterparty, or on an unsecured basis with counterparties reasonably acceptable to the Administrative Agent; provided that no Borrowing Base value shall be given to any such unsecured hedging agreements.  The Loan Parties shall not enter into any hedging transaction which (i) extends more than twelve (12) months after the RBL Exit Maturity Date, and (ii) together with all other hedging transactions, exceeds ninety-five percent (95%) of the Loan Parties’ PDP reserves, as set forth in the most recently delivered reserve report.  Other hedging requirements to be mutually agreed.

Financial Covenants (RBL Exit Facility):
The RBL Exit Facility will contain the following financial covenants, calculated as of each fiscal quarter :

First Lien Leverage Ratio: First Lien Debt to EBITDA may not exceed 3.0 to 1.0 as of the last day of any fiscal quarter, subject to cash netting up to $20 million. EBITDA shall be calculated at the end of each fiscal quarter using the results of the twelve month period ending with that fiscal quarter end.

Total Leverage Ratio: Total Debt to EBITDA for the four fiscal quarters then ending, to be greater than 3.75 to 1.00, subject to cash netting up to $20 million.

Current Ratio: Consolidated Current Assets divided by Consolidated Current Liabilities may not be less than 1.0 to 1.0 on a fiscal quarter basis.

Maximum Capital Expenditures:  If (i) the Total Leverage Ratio (subject to cash netting up to $20 million) for the four fiscal quarters most recently ended is greater than 2.0 to 1.0 and (ii) liquidity (the sum of unrestricted cash and availability under the RBL Exit Facility) is less than $50 million, then the Borrower will not initiate any drilling or completion activity of any wells or similar material Capital Expenditures during such fiscal quarter if the sum of (x) the aggregate amount of Capital Expenditures for the three fiscal quarters most recently ended plus (y) Capital Expenditures to be made during such fiscal quarter would exceed $175 million.

Any reference to EBITDA in this Term Sheet shall include adjustments for among other things, extraordinary and non-recurring items including any items related to the restructuring (i.e., retention payments, professional fees, etc.).

Financial Covenants (New Term Loan Facility):
The New Term Loan Facility will contain the following financial covenant, calculated on a quarterly basis:

Consolidated Total Leverage Ratio: Total Debt to EBITDA for the four fiscal quarters then ending, to be greater than 4.25 to 1.00, subject to cash netting up to $20 million.

Equity Cure Rights
In the event the Borrower fails to comply with the requirements of the Financial Covenants, Parent will have the right to issue common equity securities for cash or otherwise receive cash contributions to the capital of Parent  (in each case, on terms reasonably satisfactory to the Administrative Agent) (any such equity issuance or contribution, a “Specified Equity Contribution”), and contribute any such cash to the capital of the Borrower, and apply the amount of the proceeds thereof to increase on a dollar-for-dollar basis EBITDA (to be defined in a manner to be mutually agreed) solely for purposes of determining compliance with Financial Covenants (including, for the avoidance of doubt, determining if Maximum Capital Expenditures is applicable) with respect to the then ended fiscal quarter and any subsequent period that includes such fiscal quarter (the “Cure Right”); provided that (i) the Cure Right will not be exercised more than five (5) times during the term of the RBL Exit Facility, and (ii) the Cure Right many not be exercised more than two (2) times in any four (4) consecutive fiscal quarters.

Any amounts used to exercise a Cure Right will be disregarded in calculating EBITDA for all other purposes, including calculation of basket levels and other items governed by reference to EBITDA and will not result in any pro forma indebtedness reduction (other than the indebtedness under the RBL Exit Facility that is actually prepaid with such Cure Amount) or an increase in cash.

Events of Default:
Subject to the Documentation Principles, substantially similar to the events of default in the Existing Credit Agreement, except as mutually agreed with the Administrative Agent and as otherwise set forth in this Term Sheet, each subject to limitations and modifications as are customary for transactions of this type as mutually agreed (which will be applicable to the Loan Parties).

Amendments and Waivers:
Amendments and waivers of the Definitive Documentation will require the approval of the Lenders holding more than 50% of the applicable Facility, except that the consent of (a) RBL Lenders holding more than 66-2/3% of the Aggregate Commitments of the RBL Lenders shall be required to decrease or maintain the Borrowing Base (and such other matters consistent with the Existing Credit Agreement), (b) each Lender under the applicable Facility shall be required in connection with (i) changing any provision specifying the number or percentage of Lenders required to amend or waive any Definitive Documentation in respect of the matters described in this clause (b) and clause (c) below and (ii) releasing any guarantor (except in connection with a permitted transaction) or all or substantially all of the Collateral, and (c) each affected Lender shall be required in connection with (i) any increase or extension of its commitment, (ii) the postponement of any scheduled date for payment of principal, interest, fees or other amount payable to such Lender, and (iii) any reduction in the principal amount of any loan, interest rate, fee or other amount payable to such Lender.

Assignments:	Customary for facilities of this type.

Expenses and Indemnification:	Subject to the Documentation Principles, customary for facilities of this type.

Governing Law and Forum:	Texas

ANNEX A
Conditions to Closing

In addition to the conditions set forth in the section titled “Conditions to All Extensions of Credit”, the closing of the Facilities will be subject to satisfaction of typical and customary conditions precedent, consistent with the Existing Credit Agreement and including, without limitation, the following:

1.          the Plan, the Confirmation Order, and any related order of the Bankruptcy Court (and any amendments or modifications to any of the foregoing) shall be consistent with the Restructuring Support Agreement, the Restructuring Term Sheet and this Term Sheet and be in form and substance reasonably satisfactory to the Administrative Agent, including approval of the Facilities and releases and exculpations;

2.         the Confirmation Order shall be Final and in full force and effect (as used herein, “Final” shall mean an order or judgement of the Bankruptcy Court, or other court of competent jurisdiction with respect to the subject matter, which has not been reversed, stayed, modified or amended, and as to which (i) the time to appeal, petition for certiorari, or move for reargument or rehearing (other than a request for a rehearing under Federal Rule of Civil Procedure 60(b), which shall not be considered for purposes of this definition) has expired and no appeal or petition for certiorari has been timely taken, or (ii) any timely appeal that has been taken or any petition for certiorari that has been or may be timely filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or has otherwise been dismissed with prejudice;

3.          any Order approving the Restructuring Support Agreement and Restructuring Term Sheet shall not have been stayed, reversed, vacated or otherwise modified in a manner materially adverse to interests of the Administrative Agent and the RBL Lenders or otherwise contrary to this Term Sheet or the Definitive Documentation and all conditions to effectiveness of the Definitive Documentation shall have occurred or been waived by the respective parties thereto having the authority to waive such conditions;

4.         the Plan Effective Date shall have occurred, all conditions precedent to the confirmation and effectiveness of the Plan, as set forth in the Plan (other than the effectiveness of the Facilities, which shall occur contemporaneously with the Plan Effective Date), shall have been fulfilled or waived as permitted therein, including, without limitation, all transactions contemplated in the Plan or in the Confirmation Order to occur on the Plan Effective Date shall have been substantially consummated in accordance with the terms thereof and in compliance with applicable law, Bankruptcy Court and regulatory approvals;

5.          the Administrative Agent and the Collateral Agent shall have received satisfactory evidence as to the payment in full on the Plan Effective Date of all material administrative expense claims, priority claims and other claims required to be paid upon the Plan Effective Date;

6.         there shall have been no material adverse change in, or a material adverse effect upon, the operations, business, properties or financial condition of the Loan Parties taken as a whole (other than as a result of the events leading up to, directly arising from or direct effects of the commencement or continuance of the bankruptcy proceedings) from the date of the execution and delivery by the DIP Lenders of the DIP Credit Agreement through the Closing Date;

7.         (a) execution and delivery of the Definitive Documentation, and (b) the Administrative Agent, the Collateral Agent, the New Term Loan Lenders, and the RBL Lenders will have received (i) customary legal opinions as to the Loan Parties and the Definitive Documentation (including, without limitation, customary opinions of local counsel), (ii) customary evidence of authority and incumbency, customary officers’ certificates, good standing certificates, in each case with respect to the Borrower and the Guarantors, and a solvency certificate for the Borrower and the other Loan Parties on a consolidated basis after giving effect to the transactions contemplated by this Term Sheet and the Plan on the Closing Date, and (iii) flood hazard diligence and documentation as required by the federal Flood Disaster Protection Act of 1973 or otherwise in a manner satisfactory to the Lenders;

8.          all documents and filings required to perfect or evidence the Collateral Agent’s first priority security interest in and liens on the Collateral (including, without limitation, all certificates evidencing pledged capital stock or membership or partnership interests, as applicable, with accompanying executed stock powers, all UCC financing statements to be filed in the applicable government UCC filing offices, all deposit account and securities account control agreements and all mortgages, deeds of trust and real property filings) shall have been executed and/or delivered and, to the extent applicable, be in proper form for filing;

9.          all New Money Loans (as defined in the DIP Credit Agreement), shall have been indefeasible paid in full in cash, and the Commitments shall have been terminated thereunder;

10.        the Existing Lenders, including, without limitation, the Existing Loans, shall receive the treatment outlined in this Term Sheet, the DIP Credit Agreement, the Restructuring Support Agreement, the Restructuring Term Sheet, and the Plan, and the DIP Lenders shall have received the treatment under the Plan and the commitments thereunder shall have been terminated, and all security interests related thereto shall have either (a) been terminated or (b) been amended and restated to secure the Obligations under the Facilities, in either case concurrently with the Closing Date;

11.        the class of Existing Lenders entitled to vote on the Plan shall have accepted the Plan; and the DIP Lenders holding not less than 66 2/3% of the outstanding DIP Loans under the DIP Credit Agreement have elected to become Electing Lenders;

12.        the Administrative Agent and the Collateral Agent shall have received an ACORD evidence of insurance certificate evidencing customary coverage of the Loan Parties and naming the Collateral Agent in such capacity for the Lenders as additional insured on all liability policies and loss payee on all property insurance policies;

13.        all required governmental and third party consents and approvals shall have been obtained and shall be in full force and effect;

14.       all fees and, to the extent invoiced at least one (1) business day prior to the Closing Date, out-of-pocket expenses, required to be paid on the Closing Date under the Plan in connection with the Facilities, including the reasonable fees and expenses of one primary counsel, one local counsel in each appropriate jurisdiction, and financial advisors to the Administrative Agent, and any audit and appraisal fees and expenses, shall have been paid in full in cash;

15.       Debtors shall have paid to the DIP Lenders holding DIP Loans all other payments as provided for in any final orders entered in connection with the DIP Credit Agreement and/or use of cash collateral, and the Plan, which amounts shall be applied to the repayment of the DIP Obligations in accordance with the Plan;

16.        the Administrative Agent and the Collateral Agent shall be in receipt of one or more collateral agency agreements, which shall, subject to the Documentation Principles, contain terms and provisions satisfactory to the Administrative Agent, the Collateral Agent and the Borrower in their discretion, duly executed and delivered by the Loan Parties, the Collateral Agent and the Administrative Agent;

17.        the Administrative Agent shall have received an updated business plan for the Borrower and the other Loan Parties after giving effect to the transactions contemplated hereby and under the Plan on the Closing Date;

18.        the Borrower shall have received a cash equity contribution of no less than $200 million;

19.        if the Borrower shall have received a senior unsecured loan (the “New Exit Loan”) as contemplated in the Restructuring Support Agreement, then such New Exit Loan shall (i) have an aggregate principal amount not to exceed $50 million, (ii) have a maturity date no earlier than twenty-four (24) months after the RBL Exit Maturity Date, (iii) not permit any cash payments (whether principal (amortization), cash interest, fees or otherwise), until the RBL Exit Facility has been paid in full in cash and the Revolving Commitments thereunder shall have terminated, (iv) otherwise be reasonably acceptable to the Required RBL Lenders, and (v) not be included in the calculation of the “Senior Debt Cap” (as such term is defined in the Restructuring Term Sheet);

20.        the Total Leverage Ratio as of the Closing Date shall not be greater than 2.75 to 1.00;

21.        the Existing Second Lien Facility and the Existing Senior Notes shall have been fully converted and/or exchanged into equity interests and shall have been released, discharged and/or terminated;

22.        the Borrower shall have conducted a refinancing process for the obligations under the Existing Credit Agreement and all proposals received shall have been delivered to the financial advisor of the Administrative Agent (on an advisor-only basis) as evidence of such process; and

23.       the Initial Availability Amount shall not be less than $45 million; provided that upon the approval of the Required RBL Lenders (RBL Lenders holding 66 2/3% or more of the Maximum Revolving Commitments), the Initial Availability Amount may be reduced to no less than $35 million.

Exhibit E

Sponsor Backstop Commitment Agreement

Exhibit F

Noteholder Backstop Parties

Exhibit G

Noteholder Backstop Commitment Agreement

Exhibit H

Post-Effective Date Governance Terms

THIS TERM SHEET IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE.  ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE.

GOVERNANCE TERM SHEET
INTRODUCTION

This term sheet (this “Term Sheet”) describes the principal terms and conditions relating to the post-Effective Date governance of the Reorganized Legacy Reserves (the “Company”) following the completion of the Restructuring which will be memorialized in a stockholders agreement (the “SHA”) entered into by the post-Effective Date holders of New Common Stock and other equity interest in the Company (such equity interests, collectively, the “Company Stock” and each holder thereof, a “Stockholder”) (and any persons or entities who become Stockholders at any time following the Effective Date shall be required to sign a joinder to the SHA concurrently with their acquisition of Company Stock).  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in that certain Restructuring Term Sheet, by and among [ ˜ ], dated as of June [ ˜ ], 2019.

PRINCIPAL GOVERNANCE TERMS AND CONDITIONS
Governance; Board of Directors
The board of directors of the Company (the “Board”) shall have full power to manage and control the business and affairs of the Company and its subsidiaries.  The Board shall initially be comprised of  seven (7) directors, nominated and appointed as follows:

a.     one (1) director shall be Dan Westcott, CEO of Legacy Reserves;

b.     one (1) director shall be Kyle Hammond, President and COO of Legacy Reserves,

c.    five (5) directors, which may include independent directors or current board members of the Company Parties, shall be nominated by the Plan Sponsor or, to the extent applicable with the prior written consent of the Plan Sponsor, a Partner (any such directors that are not independent directors, the “Sponsor Directors”, and any such directors that are independent directors, the “Independent Directors”, and such Sponsor Directors and Independent Directors, collectively, the “Sponsor Nominees”); provided that, in the event that the Noteholder Backstop Parties acquire and continue to hold, in the aggregate, more than seven percent (7%) of the New Common Stock (on a fully-diluted basis) issued and outstanding as of the Effective Date, the Noteholder Backstop Parties shall be entitled to nominate one (1) of the five (5) directors who are the subject of this clause (c); provided, further, that in the event that (i) the Plan Sponsor owns fifty percent (50%) or less, but ten percent (10%) or more, of the New Common Stock that the Plan Sponsor owned on the Effective Date, the number of Sponsor Nominees shall be adjusted so that they constitute a proportional number of the directors of the Board (i.e., ranging from fifty percent (50%) to ten percent (10%) of the total number of directors of the Board), and (ii) if the Plan Sponsor owns less than ten percent (10%) of the New Common Stock that the Plan Sponsor owned on the Effective Date, there shall be no obligation for any Sponsor Nominee to be nominated to the Board; and

d.    following the Effective Date, for so long as the Plan Sponsor owns more than fifty percent (50%) of the  New Common Stock that the Plan Sponsor owned on the Effective Date, additional directors may be nominated from time-to-time by the Plan Sponsor, provided that such directors are mutually acceptable to the Plan Sponsor and the Board.

Each director shall have one (1) vote.  All actions of the Board must be approved by a majority of the Board, and no Board nominee may be subject to a “bad actor” disqualification.

Each Stockholder shall take all actions reasonably necessary to cause the individuals nominated in accordance with the preceding clauses (a) through (d) to be appointed as directors of the Board, including voting all their shares of Company Stock in favor of such nominees.

Unless otherwise agreed to by the Plan Sponsor, in its sole and absolute discretion, each board of directors, committee or similar governing body of any subsidiary of the Company shall be comprised of a majority of Sponsor Directors (subject to proportionate adjustments consistent with clause (c) above).

For the avoidance of doubt, the Board shall be appointed in compliance with section 1129(a)(5) of the Bankruptcy Code.

The Company’s and each of its subsidiaries’ organizational documents will include a waiver of corporate opportunities or similar doctrines to the maximum extent permitted under applicable law.

Special Consent Rights
Notwithstanding anything contained herein to the contrary, for so long as the Plan Sponsor owns at least thirty percent (30%) of the New Common Stock that the Plan Sponsor owned on the Effective Date, consent of the Plan Sponsor, in its sole and absolute discretion, shall be required for each of the actions set forth on Schedule I attached hereto to be taken by the Company and/or any of its subsidiaries.

Additionally, the majority of directors that are not Sponsor Directors shall have consent rights to transactions between the Company and its subsidiaries, on the one hand, and affiliates of the Plan Sponsor, on the other hand, which contemplate the aggregate payment in excess of $[ ˜ ][1] during any fiscal year that are also not on an arms’-length basis (which consent shall not be unreasonably withheld, conditioned or delayed).  The foregoing consent rights contemplated by this paragraph shall no longer apply in the event that the Company (or a successor entity or affiliate thereof) is listed on an Established OTC Marketplace or on a national securities exchange.

Transfer Restrictions
Subject to the provisions concerning a Drag-Along Sale and Tag-Along Sale discussed below and customary permitted transfers (e.g., transfers to affiliates), each Stockholder shall be permitted to, directly or indirectly, sell, assign, transfer, convey, pledge or otherwise dispose of (including, without limitation, through the use of derivative securities or other instruments) (collectively, “Transfer”) any of its shares of Company Stock; provided that, for so long as the Plan Sponsor owns more than fifty percent (50%) of the New Common Stock that the Plan Sponsor owned on the Effective Date, the Plan Sponsor shall have a right of first offer with respect to the Transfer of such shares of Company Stock, which shall be subject to customary terms.

For the avoidance of doubt, and notwithstanding anything contained herein to the contrary, for so long as the SHA remains in effect, the acquirer or transferee of Company Stock in connection with any Transfer will be required to become a party to the SHA in order for such Transfer to become effective.

Drag-Along Sale
After the Effective Date, the holders of the New Common Equity that own not less than fifty percent (50%) of the then-outstanding shares of Company Stock (collectively, the “Drag-Along Seller”) may elect to require the Company to commence a process for, and require the Company and the other Stockholders to cooperate with and consummate, (i) a sale of at least a majority of all of the shares of Company Stock then issued and outstanding to, (ii) a merger of the Company with, or (iii) a sale of all or substantially all  of the Company’s and its subsidiaries’ assets to, in each case, one or more third party purchasers, in one or a series of related transactions (any transaction in clauses (i) through (iii) above, a “Company Sale”, and any Company Sale required by the Drag-Along Seller, a “Drag-Along Sale”).  Each Stockholder will consent to, vote in favor of, raise no objection to and waive any appraisal, dissenters’ or other similar rights in connection with such Drag-Along Sale.  If a Drag-Along Sale involves a sale or exchange of Company Stock (including pursuant to a merger), then each holder will transfer its Company Stock on the same terms and conditions applicable to the Drag-Along Seller subject to customary limitations with respect to required representations, warranties, indemnification and other covenants. In connection with a Drag-Along Sale involving a sale of all or substantially all of the assets of the Company and its subsidiaries, the Company and its subsidiaries shall enter into such agreements and arrangements with the applicable third party purchaser of such assets in a form and on terms and conditions reasonably acceptable to the Drag-Along Seller consistent with the foregoing.

[1]	Note to Draft: Amount to be mutually agreed in SHA.

Tag-Along Sale
After the Effective Date, in connection with any transfer (or a series of related transfers) by one or more holders (collectively, the “Selling Interest Holders”) of more than ten percent (10%) of the issued and outstanding shares of Company Stock at the time of such Tag-Along Sale to one or more unaffiliated third party purchasers (a “Tag-Along Sale”), each other Stockholder (collectively, the “Tag-Along Interest Holders”) shall have the option to participate in such Tag-Along Sale up to a corresponding percentage of the Company Stock owned by such Tag-Along Interest Holder.  Tag-Along Interest Holders shall receive the same form and amount of consideration per share of Company Stock of a particular class that is being paid to the Selling Interest Holders in connection with the Tag-Along Sale with respect to the Selling Interest Holders’ corresponding shares of Company Stock of such class.  The terms and conditions applicable to the Tag-Along Interest Holder in connection with the Tag-Along Sale shall not be less favorable than those terms and conditions applicable to the Selling Interest Holders subject to customary limitations with respect to required representations, warranties, indemnification and other covenants.

Pre-Emptive Rights
If, after the Effective Date, the Company issues (other than pursuant to a management incentive plan, its debt financing documentation, the exercise of the Warrants, in connection with an M&A transaction, equity issuances of less than 2.5% of the pro forma shares of Company Stock and other customary exceptions) shares of Company Stock (or any options, warrants or other equity securities that are convertible into, or exchangeable or exercisable for, Company Stock), then each Stockholder that owns more than five percent (5%) of the issued and outstanding shares of Company Stock at such time shall be entitled to participate in such issuance on a pro rata basis at the same purchase price and subject to the same terms.

Initial Public Offering; Registration Rights
For so long as the Plan Sponsor owns more than forty percent (40%) of the issued and outstanding New Common Stock, the Plan Sponsor shall have the right to cause an initial public offering of equity interests of the Company (or a successor entity or affiliate thereof) (an “IPO”).

If an IPO is undertaken, each Stockholder shall agree, if requested in connection with the IPO, to convert or exchange its shares of Company Stock into other equity securities of the Company or equity securities of any other entity upon the same terms and conditions as the Plan Sponsor and take such other actions and enter into and modify such agreements reasonably necessary in order to facilitate the IPO.

Following an IPO, customary registration rights (including demand and piggyback registration rights) will be provided to the Plan Sponsor and the Equity Backstop Parties to the extent they receive any “restricted” or “control” securities under the terms of the Plan or any agreements entered into in connection with the Plan pursuant to a registration rights agreement in form and substance reasonably acceptable to the Plan Sponsor and reasonably acceptable to the Debtors (the “Registration Rights Agreement”). Each Stockholder that owns more than ten percent (10%) of the outstanding shares of Company Stock will have the right to participate on a pro rata basis in any registered public offering initiated by the Company (or by parties exercising demand registration rights, including the Plan Sponsor), subject to underwriter cutbacks, lockups and other customary exceptions or limitations.  In addition, the Company shall use reasonable best efforts to cause its directors and executive officers to enter into similar lock-up agreements.

Each Stockholder shall enter into a customary lock-up agreement and coordination agreement in connection with an IPO.

The Company shall bear the registration expenses of all piggyback and demand registrations, and shall reimburse the holders of registrable securities included in each registration (including registrations pursuant to an initial public offering) for the reasonable fees and disbursements of one legal counsel for all holders of registrable securities, which counsel shall be selected by the largest selling holder participating in such issuance, up to an aggregate amount of $50,000 per issuance.

SEC Filings; Equity Listing
The Company shall be constituted as a C-corporation after the Effective Date unless otherwise determined by the Plan Sponsor so long as the Plan Sponsor owns twenty-five percent (25%) or more of the  New Common Stock that is held by the Plan Sponsor as of the Effective Date, with prior notice to and in consultation with the Debtors.

The Company and the Debtors shall use commercially reasonable efforts to effectuate the listing of the Company Stock on an established OTC marketplace (i.e., OTCQX or OTCQB, and not, for example, on the pink sheets) (an “Established OTC Marketplace”) or on a national securities exchange within two hundred and seventy (270) days of the Effective Date (the “Listing Period”); provided that the Board may extend the Listing Period up to an additional two hundred and seventy (270) days in the event that the Board (including a majority of the Independent Directors at such time) determines such extension is in the best interests of the Company.  Unless otherwise directed by the Plan Sponsor, the Debtors agree that the Company will remain a public reporting company with the Securities and Exchange Commission during the pendency of the Chapter 11 Cases and, at the election of the Plan Sponsor so long as the Plan Sponsor owns more than fifty percent (50%) of the  New Common Stock that is owned by the Plan Sponsor as of the Effective Date, upon and after the Effective Date; for the avoidance of doubt, to the extent the Company is not listed on an Established OTC marketplace or on a national securities exchange, or otherwise is not filing periodic reports with the SEC, the Company will provide the information rights set forth in the “Information Rights” section below to its Stockholders.

At or prior to the listing of the Company Stock on an Established OTC marketplace or on a national securities exchange, the Company shall use commercially reasonable efforts to reflect the ownership of the Company Stock through the facilities of the DTC.

For the avoidance of doubt, the deregistration of the Company under the Securities Exchange Act of 1934 shall not be prohibited by the SHA, which deregistration shall be subject to the approval of the Board and its determination that such deregistration is both legally permissible and in the best interests of the Company.

Expenses
The Company will pay all reasonable costs and expenses associated with due diligence and the preparation, negotiation, administration, syndication and closing of all definitive documentation relating to this Term Sheet (including the equity investment by the Plan Sponsor), including, without limitation, the legal fees of counsel and third party advisors to the Plan Sponsor, regardless of whether or not the transactions contemplated by this Term Sheet occur.

Information Rights
Each Stockholder will be entitled to receive:
a.    quarterly unaudited financial statements within forty-five (45) days after the end of each of the Company’s first three (3) fiscal quarters during each fiscal year or, if later, such time as delivered to the lenders under the Exit Facility (or any other senior credit facility of the Company); and
b.   audited annual financial statements within ninety (90) days after the end of the Company’s fiscal year or, if later, such time as delivered to the lenders under the Exit Facility (or any other senior credit facility of the Reorganized Debtors).
The information required to be disclosed pursuant to the foregoing shall be posted on a secure password-protected website maintained on behalf of the Company, and all such information shall be subject to customary confidentiality obligations as set forth in the SHA.

Beginning no sooner than ninety (90) days after the Effective Date, the Company will participate in quarterly conference calls (which may be a single conference call with other investors) to discuss its results of operations for each fiscal quarter. The conference call will be following the last day of each fiscal quarter and not later than ten (10) business days following the date on which the Company distributes the quarterly or annual financial statements described above.  No fewer than two (2) business days prior to the conference call, the Company will provide a notice to the Stockholders with the time and date of such conference call as well as the instructions for obtaining access to the call.

Notwithstanding the foregoing, no information described in this section shall be required to be provided if and for so long as the Company is filing periodic reports with the SEC.

Amendments to SHA
Any amendments to the SHA or the organizational documents of the Company or any of its subsidiaries will require the prior approval of the Board; provided that any amendment that materially and disproportionately adversely affects the obligations or rights of any Stockholder (or class of Stockholders) relative to other Stockholders (or classes of Stockholders) shall require the consent of the Stockholders representing a majority of the shares of Company Stock so adversely affected.

Governing Law; Jurisdiction	Delaware.
Parties to the SHA	All Stockholders shall be party to the SHA.
Termination
The SHA shall terminate immediately upon the earlier to occur of (i) an IPO, (ii) the listing of the Company (or a successor entity or affiliate thereof) on an Established OTC marketplace or on a national securities exchange, and (iii) a Company Sale as a result of which the Plan Sponsor owns less than ten percent (10%) of the equity capitalization of the Company or the surviving entity following such Company Sale (unless waived by the Plan Sponsor); provided that (a) the Plan Sponsor director nomination rights in “Governance; Board of Directors”, the Plan Sponsor rights in “Special Consent Rights”, and the Registration Rights Agreement and the provisions regarding deregistration of the Company under the Exchange Act shall survive any termination pursuant to clause (i) or clause (ii) (other than with respect to the Plan Sponsor director nomination rights in “Governance; Board of Directors” which shall be limited to the extent necessary to comply with applicable national securities exchange) above and (b) the Drag-Along Sale right shall survive the listing of the Company on an Established OTC Marketplace.

Certificate of Incorporation and Bylaws
Following the Effective Date, the certificate of incorporation and bylaws of the Company shall contain customary defensive provisions and other terms reasonably acceptable to the Debtors, the Plan Sponsor and the Noteholder Backstop Parties.

Schedule I

Actions Requiring Consent of the Plan Sponsor

1.
Create, authorize, issue, purchase, redeem, repurchase or amend the rights, preferences or privileges of, any equity security of the Company or any of its subsidiaries, including any security convertible into or exchangeable for any equity security of the Company or any of its subsidiaries, including any increase in the authorized number of equity securities of the Company or any of its subsidiaries, or create, authorize, adopt or modify any option plan, equity incentive plan or phantom stock plan with respect to the Company or any of its subsidiaries (or their respective business); provided that the foregoing shall not prohibit required repurchases in connection with incentive plans.

2.	Increase the number of equity securities of the Company or any of its subsidiaries reserved for issuance to employees, directors or contractors of the Issuer or its subsidiaries.

3.	Amend, restate, modify or replace the certificate of incorporation, by-laws or any other organizational documents of the Company or any of its subsidiaries;

4.
Liquidate, wind up, dissolve or restructure the Company or any of its subsidiaries or initiate any action relating to bankruptcy (including any action seeking to take advantage of any bankruptcy laws or any other law providing for the relief of debtors), reorganization or recapitalization with respect to any such entity.

5.	Initiate a public offering of the securities of the Company or any of its subsidiaries (or any successor thereto).

6.	Merge or consolidate with any other entity or sell all or substantially all of the Company’s or its subsidiaries’ assets, or enter into any transaction that would result in a change of control.

7.	Enter into transactions or agreements with affiliates of the Company (other than wholly-owned subsidiaries of the Company).

8.
Incur or guarantee any indebtedness, in each case in an amount greater than $[●] million, in any single transaction, or which would result in outstanding indebtedness obligations in excess of $[●] million in the aggregate, or amend the material terms of or otherwise refinance such indebtedness.

9.	Incur any liens outside of the ordinary course of business beyond those expressly permitted by [ ˜ ].

10.	Change the accounting firm retained to audit the Company’s and its subsidiaries financial statements.

11.	Propose, agree or commit to do any of the foregoing.

Annex I

Equity Ownership Percentages

Equity Allocation	9/30/19 Emergence	$4.2mm of Additional 2L Accrued Claim At 10/31 Emergence
	%	%
Term Loan Claims	51.40%	51.69%
Sponsor Backstop Amount	31.42%	31.24%
Noteholder Subscription Amount	11.01%	10.94%
Sponsor Participation Amount	1.69%	1.68%
Sponsor Backstop Fee	1.60%	1.59%
Noteholder Backstop Fee	0.56%	0.56%
Sponsor portion of Noteholder Backstop Fee	0.09%	0.09%
Notes Claims	2.50%	2.49%
Participation Premium	1.50%	1.49%
Sponsor portion of Participation Premium	0.23%	0.23%
Total	100.00%	100.00%

Notes
(1)	Equity allocations shown above are prior to dilution from the MIP.
(2)
If the Effective Date has not occurred on or prior to September 30, 2019, the Allowed amount of the Term Loan Claims shall increase at a rate of 14.25% per annum. Figures shown above illustrate equity allocations assuming a 9/30/19 Effective Date (left) and assuming a $4.2mm increase in the Term Loan Claims as a result of the accrual of incremental Term Loan Claims between 9/30/19 and 10/31/19 (right).

(3)
Equity allocations shown above assume $189.8mm Sponsor Backstop Amount by the Plan Sponsor (excluding $10.2mm Sponsor Participation Amount) and $66.5mm Rights Offering (including $10.2mm Sponsor Participation Amount).

(4)	Equity allocations shown above do not assume any Incremental Equity Investment. Ownership for each category will be adjusted with respect to any Incremental Equity Investment raised.
(5)	Notes Claims ownership includes all Noteholders (including any notes held by Plan Sponsor).

EXHIBIT A-2

Restructuring Term Sheet (RBL Only)

EXECUTION VERSION

THIS TERM SHEET IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE.  ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE.  NOTHING CONTAINED IN THIS TERM SHEET SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN AND IN THE RESTRUCTURING SUPPORT AGREEMENT, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

RESTRUCTURING TERM SHEET

INTRODUCTION

This term sheet (this “Term Sheet”)1 describes the terms of a restructuring (the “Restructuring”) of: (a) Legacy Reserves Inc., a Delaware corporation (“Legacy Reserves”); (b) Legacy Reserves GP, LLC, a Delaware LLC; (c) Legacy Reserves LP, a Delaware limited partnership; (d) Legacy Reserves Finance Corporation, a Delaware corporation; (e) Legacy Reserves Operating LP, a Delaware limited partnership; (f) Legacy Reserves Services LLC, a Texas LLC; (g) Legacy Reserves Energy Services, LLC, a Texas LLC; (h) Legacy Reserves Services, Inc., a Delaware corporation; (i) Dew Gathering LLC, a Texas LLC; and (j) Pinnacle Gas Treating LLC, a Texas LLC (the foregoing clauses (a) through (j), collectively, the “Company Parties”, and such Company Parties that file Chapter 11 Cases (as defined below) as set forth herein, collectively, the “Debtors”).

The Restructuring will be accomplished through the commencement of cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) to implement on a pre-arranged basis the chapter 11 plan of reorganization described herein (the “Plan”).

This Term Sheet is being agreed to in connection with entry by the Debtors and the Supporting Creditors into that certain Restructuring Support Agreement, dated as of June 10, 2019 (as may be amended, supplemented or modified pursuant to the terms thereof, the “RSA”).  Pursuant to the RSA, the parties thereto have agreed to support the transactions contemplated therein and herein.

1          Unless otherwise indicated herein, capitalized terms used but not otherwise defined in this Term Sheet have the meanings ascribed to such terms as set forth in Exhibit A to this Term Sheet or the RSA, as applicable.

OVERVIEW OF THE RESTRUCTURING
In general, the Restructuring contemplates the following, in each case subject to the terms and conditions described more fully herein, the RSA, and the Equity Backstop Commitment Agreement:

(a) The Debtors will implement the Restructuring in the Bankruptcy Court pursuant to the Plan on the terms set forth in this Term Sheet (as supplemented by the RSA, Equity Backstop Commitment Agreement, DIP Documents, Exit Facility Term Sheet and MIP Term Sheet).

(b) The Debtors will obtain a debtor-in-possession financing facility (the “DIP Facility”) from certain of the RBL Lenders as set forth in the Senior Secured Superpriority Debtor-In-Possession Credit Agreement attached hereto as Exhibit B-1 (the “DIP Credit Agreement” and the lenders from time to time party thereto, the “DIP Lenders”) and the proposed interim order approving the DIP Facility attached hereto as Exhibit B-2 (the “Interim DIP Order”).  The DIP Facility shall consist of (i) a new money revolving loan facility in the aggregate principal amount of $100 million (“New Money DIP Claims”) and (ii) a refinancing term loan facility in the aggregate principal amount of up to $250 million (“Refinanced DIP Claims”).  The DIP Credit Agreement, the Interim DIP Order, the final order approving the DIP Facility (the “Final DIP Order”, and together with the Interim DIP Order, the “DIP Orders”), and other documents related thereto are collectively referred to as, the “DIP Documents”.

(c) Certain funds managed or advised by GSO Capital Partners LP (collectively, the “Plan Sponsor”) will agree (i)  to consent to the DIP Facility and the use of their cash collateral to fund the Chapter 11 Cases pursuant to the DIP Documents, (ii) to vote all of their prepetition claims (including Term Loan Claims and Notes Claims) to accept the Plan pursuant to the RSA, (iii) to backstop a $200 million equity commitment (the “Backstop Commitment”) pursuant to the Equity Backstop Commitment Agreement and (iv) in the Plan Sponsor’s sole discretion, provide additional capital in the form of an unsecured note (the “New Exit Note”) subject to documentation, terms, and conditions to be agreed between the Plan Sponsor and the Debtors.

(d) The DIP Lenders will agree (i) to provide the DIP Facility and consent to the use of their cash collateral to fund the Chapter 11 Cases pursuant to the DIP Documents and (ii) to vote all of their RBL Claims and Refinanced DIP Claims to accept the Plan pursuant to the RSA.

(e) The RBL Lenders will agree to provide a senior secured revolving asset-based lending credit facility in a maximum amount of $500 million as set forth in the Exit Facility Term Sheet annexed hereto as Exhibit D (the “Exit Facility”).

(f) The Debtors may, at the Plan Sponsor’s option, offer an additional $200 million of New Common Equity pursuant to the Incremental Equity Investment as described below.

(g) All Claims arising under the DIP Facility will be satisfied in full by one or a combination of the following: (i) New Money DIP Claims shall be paid in full in cash not later than the Effective Date, and (ii) Refinanced DIP Claims (A) will be paid in cash and exchanged into the Exit Facility pursuant to the Exit Facility Term Sheet, or (B) if the Exit Facility is not consummated, will be paid in full in cash not later than the Effective Date.

(h) All RBL Claims will be satisfied in full by one or a combination of the following: (i) distribution of claims under the Exit Facility in exchange for the RBL Claims; or (ii) if the Exit Facility is not consummated, payment in full in cash not later than the Effective Date.  For avoidance of doubt, there shall not be any cash paid on account of the principal balance of  RBL Claims pursuant to any plan unless and until all Refinanced Claims are paid in full in cash on the Effective Date.

(i) In full and final satisfaction of all Term Loan Claims, holders thereof will receive  their Pro Rata share of 98.00% of the New Common Equity Pool.

(j) Holders of Notes Claims will receive (i) their respective Pro Rata share of 2.00% of the New Common Equity Pool and (ii) if and only if Class 5 (Notes Claims) votes to accept the Plan, all holders of Notes Claims will receive (A) their respective Pro Rata share of subscription rights to participate in an equity rights offering in an amount not to exceed $100 million (the “Rights Offering”), and (B) if and only if the Rights Offering is fully subscribed in the amount of $100 million, those holders of Notes Claims that have subscribed to the maximum amount available to them pursuant to the Rights Offering shall receive their respective pro rata share (calculated as the proportion that the New Common Stock to be issued to such holders pursuant to their participation in the Rights Offering bears to the aggregate amount of New Common Stock issued pursuant to the Plan) of rights to purchase up to 49% of the New Exit Note.

(k) Holders of Allowed Convenience Claims will receive payment in full in cash, or such Allowed Convenience Claims shall be reinstated.

(l) Holders of General Unsecured Claims will receive either (i) if Class 5 (Notes Claims) votes to accept the Plan or the Bankruptcy Court approves of such treatment, payment in in full in cash, or such General Unsecured Claims shall be reinstated, or (ii) if Class 5 (Notes Claims) votes to reject the Plan and the Bankruptcy Court does not approve payment in full in cash or reinstatement, payment in cash in an amount equal to the product of such General Unsecured Claims times the projected recovery rate for the Notes Claims pursuant to the Plan.

(m) Holders of Allowed Trade Claims will be paid in the ordinary course of business, receive payment in full in cash, or such Allowed Trade Claims shall be reinstated.

(n) Holders of Interests in Legacy Reserves shall receive no recovery under the Plan, and all such Interests shall be extinguished.

This Term Sheet incorporates the rules of construction as set forth in section 102 of the Bankruptcy Code.

GENERAL PROVISIONS REGARDING THE RESTRUCTURING
The Backstop Commitment
The Plan Sponsor (together with any third parties designated by the Plan Sponsor and reasonably acceptable to the Debtors, collectively, the “Equity Backstop Parties”) will provide the Backstop Commitment, which shall be $200 million (the “Equity Backstop Amount”), subject to certain adjustments as described herein and on the terms set forth in the Equity Backstop Commitment Agreement attached hereto as Exhibit E (including all schedules and exhibits thereto, the “Equity Backstop Commitment Agreement”).  The Equity Backstop Commitment Agreement will provide for, among other things, a commitment fee (the “Equity Backstop Fee”) of 6% of the Equity Backstop Amount (which fee, for the avoidance of doubt, shall be in an amount equal to $12 million) payable to the Equity Backstop Parties (a) in New Common Stock on the Effective Date or (b) in cash, if the Effective Date has not occurred, upon the earlier of (x) consummation of an alternative transaction or (y) termination of the Equity Backstop Commitment Agreement in certain circumstances in accordance with its terms.

The Rights Offering
If Class 5 votes to accept the Plan, holders of Notes Claims (“Noteholders”) shall receive Subscription Rights to participate in the Rights Offering in an amount equal to $100 million (the “Maximum Noteholder Subscription Amount”).  To the extent that Noteholders do not subscribe to their full Pro Rata share of the Maximum Noteholder Subscription Amount, Subscription Rights for such unsubscribed portion shall be made available to Noteholders and the Plan Sponsor (“Oversubscription Rights”) according to allocations and procedures in form and substance acceptable to the Plan Sponsor and the Debtors.  For the avoidance of doubt, in the event that Class 5 is entitled to participate in the Rights Offering, the Plan Sponsor shall be entitled to participate in the Rights Offering (including Oversubscription Rights) on account of its Note Claims.  Each dollar of Noteholder subscriptions to the Rights Offering up to the Maximum Noteholder Subscription Amount shall, at the Plan Sponsor’s option, decrease the amount of the Backstop Commitment to be funded by the Plan Sponsor on a dollar-for-dollar basis up to $100 million (the “Noteholder Subscription Downsize”).  Subscription Rights, including Oversubscription Rights, shall be transferable to eligible participants subject to the consent of the Plan Sponsor (not to be unreasonably withheld) and the Debtors based on eligibility criteria in form and substance acceptable to the Plan Sponsor and the Debtors.

Incremental Equity Investment
At the Plan Sponsor’s option (including in connection with a third party investment), the Debtors may raise up to $200 million of additional exit equity capital (the “Incremental Equity Investment”).  The Plan Sponsor (or a designee mutually acceptable to the Debtors and the Plan Sponsor) shall be entitled to purchase New Common Stock on account of the Incremental Equity Investment (“Incremental Participation”). Incremental Participation shall be subject to such other documentation, terms, and conditions (including, without limitation, representations and warranties of the Debtors) to be agreed between the Plan Sponsor and the Debtors.  Each dollar of Incremental Participation from a third party purchaser shall, at the Plan Sponsor’s option, decrease the amount of the Backstop Commitment to be funded by the Plan Sponsor on a dollar-for-dollar basis (the “Incremental Downsize” and together with the Noteholder Subscription Downsize, collectively, the “Sponsor Equity Downsize”).  For the avoidance of doubt, the Incremental Downsize shall be in addition to any Noteholder Subscription Downsize, and the Incremental Downsize may, whether individually or in aggregate with the Noteholder Subscription Downsize, reduce the amount of the Backstop Commitment to be funded pursuant to the Plan and Equity Backstop Commitment Agreement to zero.

For the avoidance of doubt, for so long as the Equity Backstop Commitment Agreement remains effective and has not been terminated, the Plan Sponsor’s commitment to fund the Equity Backstop Amount on the Effective Date pursuant to the Equity Backstop Commitment Agreement shall not be reduced by any component of the Sponsor Equity Downsize except to the extent that readily available funds are received by the Debtors on or before the Effective Date.

Plan Equity Offerings Pricing
The New Common Stock issued pursuant to the Equity Backstop Commitment (including the Equity Backstop Fee) and, to the extent implemented, the Rights Offering and the Incremental Equity Investment, will be offered at the same per share price determined in a manner acceptable to the Debtors and Plan Sponsor based on a total enterprise value of the Debtors of $950 million.[2]

DIP Financing	DIP Facility: Prior to the Petition Date, the Debtors will obtain commitments for the DIP Facility pursuant to the terms set forth in the DIP Documents.

2          The total enterprise value of the Debtors for purposes of pricing the New Common Stock issued pursuant to the Equity Backstop Commitment Agreement and, to the extent implemented, the Rights Offering and the Incremental Equity Investment, is a component of a global settlement among the Debtors, the Plan Sponsor, and the other parties to the RSA.  The Debtors, the Plan Sponsor, and the other parties to the RSA reserve their respective rights with respect to valuation of the Debtors and the assets of the Debtors’ estates in the event of termination of the RSA other than upon consummation of the transactions contemplated therein and herein as of the Effective Date.

Exit Financing
Exit Facility:  Except as otherwise provided in this section, as a condition precedent to the Effective Date, the Debtors shall enter into the Exit Facility, a senior secured revolving reserve-based lending credit facility to be arranged and provided by the Lenders under the Prepetition RBL Credit Agreement in the maximum amount of $500 million, as set forth in the Exit Facility Term Sheet, or otherwise on terms acceptable to the Debtors, the Plan Sponsor and the Prepetition RBL Agent.  To the extent not paid in cash, holders of RBL Claims and Refinanced DIP Claims shall receive a distribution of commitments under the Exit Facility (in the manner set forth in the Exit Facility Term Sheet) in exchange for such RBL and Refinanced DIP Claims, on a Pro Rata basis.  If the Exit Facility is not consummated, the Debtors shall enter into an alternative senior secured revolving reserve-based lending credit facility in form and substance acceptable to the Debtors and the Plan Sponsor; provided, for the avoidance of doubt, that, if the Exit Facility is not consummated, the RBL Claims shall be paid in full in cash on the Effective Date.

New Exit Note:  If the Plan Sponsor and the Debtors determine that post-emergence liquidity from the Exit Facility, the Backstop Commitment, the Rights Offering, and the Incremental Equity Investment is insufficient (including to account for any potential contingency), the Plan Sponsor may, at its sole option, provide the New Exit Note in an amount and on terms to be agreed upon between the Plan Sponsor and the Debtors.  If and only if Class 5 is entitled to participate in the Rights Offering, and the Rights Offering is fully subscribed in the amount of $100 million, Noteholders that subscribe to the maximum amount available to them in connection with the Rights Offering shall be permitted to participate in funding their pro rata share (calculated as the proportion that the New Common Stock to be issued to such holders pursuant to their participation in the Rights Offering bears to the aggregate amount of New Common Stock issued pursuant to the Plan) of up to 49% of the aggregate amount of the New Exit Note.

The Debtors shall timely seek approval from the Bankruptcy Court to obtain relief necessary to effectuate the Exit Facility and the New Exit Note, as applicable.

Third Party Investor(s)
The Plan Sponsor may designate one or more third party investment partners mutually acceptable to the Plan Sponsor and the Debtors (each a “Partner”) to participate in the funding of the Restructuring, including, without limitation, (a) by purchasing a strip of the Plan Sponsor’s rights in the Term Loan Claims and/or the Notes Claims, (b) through assignment to any such Partner of any of the Plan Sponsor’s rights, claims or interests with respect to the Term Loan Claims, the Notes Claims, the Backstop Commitment, or subscription rights in connection with the Rights Offering, the Incremental Equity Investment, or the New Exit Note, or (c) through any combination of the foregoing.

The Debtors shall, without limitation to other terms and conditions to be agreed between the Debtors, the Plan Sponsor, and any Partner in connection with such Partner’s participation in any of the foregoing, agree to provide representations and warranties to any such Partner in form and substance reasonably acceptable to the Plan Sponsor and the Debtors pursuant to documentation in form and substance reasonably acceptable to the Plan Sponsor and the Debtors.

TREATMENT OF CLAIMS AND INTERESTS OF THE DEBTORS UNDER THE PLAN
Class No.	Type of Claim	Treatment	Impairment / Voting
Unclassified Non-Voting Claims
N/A	DIP Claims
On the Effective Date, in full satisfaction of each Allowed DIP Claim, each holder thereof shall receive, in full satisfaction of its Claim (i) on account of New Money DIP Claims, payment in full in cash; (ii) on account of Refinanced DIP Claims, distribution of cash and commitments under the Exit Facility in the manner set forth in the Exit Facility Term Sheet; and/or (iii) if the Exit Facility is not consummated, payment in full in cash.
Entitled to vote the Refinanced DIP Claims in Class 3
N/A	Administrative Claims
On the Effective Date, except to the extent that a holder of an Allowed Administrative Claim and the Debtor against which such Allowed Administrative Claim is asserted, with the prior written consent of the Plan Sponsor, agree to less favorable treatment for such holder, each holder of an Allowed Administrative Claim shall receive, in full satisfaction of its Claim, payment in full in cash.
N/A
N/A	Priority Tax Claims
Except to the extent that a holder of an Allowed Priority Tax Claim and the Debtor against which such Allowed Priority Tax Claim is asserted, with the prior written consent of the Plan Sponsor, agree to less favorable treatment for such holder, each holder of an Allowed Priority Tax Claim shall receive, in full satisfaction of its Claim, treatment in a manner consistent with section 1129(a)(9)(C) of the Bankruptcy Code.
N/A
Classified Claims and Interests of the Debtors
Class 1	Other Secured Claims
On the Effective Date, in full satisfaction of each Allowed Other Secured Claim, each holder thereof shall receive, at the option of the applicable Debtor, with the prior written consent of the Plan Sponsor: (i) payment in full in cash; (ii) the collateral securing its Allowed Other Secured Claim; (iii) Reinstatement of its Other Secured Claim; or (iv) such other treatment rendering its Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.
Unimpaired; deemed to accept.

Class 2	Other Priority Claims	On the Effective Date, in full satisfaction of each Allowed Other Priority Claim, each holder thereof shall receive payment in full in cash.	Unimpaired; deemed to accept.
Class 3	RBL Claims
On the Effective Date, all RBL Claims will be satisfied in full by one of the following: (i) distribution of their Pro Rata share of commitments under the Exit Facility (in the manner set forth in the Exit Facility Term Sheet) in exchange for the RBL Claims; or (ii) in the event that the Exit Facility is not consummated, payment in full in cash.  For avoidance of doubt, there shall not be any cash paid on account of the principal balance of  RBL Claims pursuant to any plan unless and until all Refinanced Claims are paid in full in cash on the Effective Date.
Depending on treatment under the Plan – unimpaired and deemed to accept; impaired and entitled to vote.
Class 4	Term Loan Claims
The Term Loan Claims shall be deemed Allowed in the amount of $348.0 million in connection with a global settlement pursuant to the Plan.[3]

On the Effective Date, in full satisfaction of each Term Loan Claim, each holder thereof shall receive its Pro Rata share of 98.00% of the New Common Equity Pool.
Impaired; entitled to vote.
Class 5	Notes Claims
The Notes Claims shall be deemed Allowed in the amount of $463.0 million in connection with a global settlement pursuant to the Plan.

Noteholders will receive their respective Pro Rata share of 2.00% of the New Common Equity Pool.  In addition, if Class 5 (Notes Claims) votes to accept the Plan, Noteholders shall receive (i) their respective Pro Rata share of Subscription Rights in the Rights Offering in an amount not to exceed the Maximum Noteholder Subscription Amount and (ii) if and only if the Rights Offering is fully subscribed in the amount of $100 million, Noteholders that subscribe to the maximum amount available to them in connection with the Rights Offering shall be permitted to participate in funding their pro rata share (calculated as the proportion that the New Common Stock to be issued to such holders pursuant to their participation in the Rights Offering bears to the aggregate amount of New Common Stock issued pursuant to the Plan) of up to 49% of the aggregate amount of the New Exit Note.  For the avoidance of doubt, the Plan Sponsor shall be entitled to subscribe to the Rights Offering (including oversubscription rights) and the New Exit Note in connection with any Notes Claims held by the Plan Sponsor to the same extent as any other holder of Notes Claims.
Impaired; entitled to vote.

3          The Prepetition Term Loan Secured Parties reserve their respective rights to assert claims in accordance with the Prepetition Term Loan Documents, including the post-petition interest and the Applicable Premium (as defined in the Prepetition Term Loan Credit Agreement), in the event of termination of the RSA other than upon the Effective Date.

Class 6A	General Unsecured Claims
Holders of General Unsecured Claims (excluding Convenience Claims) will receive either (i) if Class 5 (Notes Claims) votes to accept the Plan or the Bankruptcy Court approves of such treatment, payment in in full in cash, or such General Unsecured Claims shall be reinstated, or (ii) if Class 5 (Notes Claims) votes to reject the Plan and the Bankruptcy Court does not approve payment in full in cash or reinstatement, payment in cash in an amount equal to the product of such General Unsecured Claims times the projected recovery rate for the Notes Claims pursuant to the Plan.
Depending on treatment under the Plan – unimpaired and deemed to accept; impaired and entitled to vote.
Class 6B	Convenience Claims	On the Effective Date, in full satisfaction of each Allowed Convenience Claim, each holder thereof shall receive payment in full in cash, or such Allowed Convenience Claim shall be reinstated.	Unimpaired; deemed to accept.
Class 7	Trade Claims	Holders of Allowed Trade Claims will be paid in the ordinary course of business, receive payment in full in cash, or such Allowed Trade Claims shall be reinstated.	Unimpaired; deemed to accept.
Class 8	Intercompany Claims
On the Effective Date, Intercompany Claims shall be, at the option of the Debtors, with the consent of the Plan Sponsor, either Reinstated or canceled, released, and extinguished without any distribution.
Impaired; deemed to reject or Unimpaired; deemed to accept
Class 9	Interests in Debtors other than Legacy Reserves
On the Effective Date, Interests in the Debtors other than Legacy Reserves shall be, at the option of the Debtors, with the consent of the Plan Sponsor, either Reinstated or canceled, released, and extinguished without any distribution.
Impaired; deemed to reject or Unimpaired; deemed to accept
Class 10	Interests in Legacy Reserves	All Interests in Legacy Reserves will be canceled, released, and extinguished as of the Effective Date, and will be of no further force or effect.	Impaired; deemed to reject.

GENERAL PROVISIONS REGARDING THE PLAN
Subordination
The classification and treatment of Claims under the Plan shall conform to the respective contractual, legal, and equitable subordination rights of such Claims, and any such rights shall be settled, compromised, and released pursuant to the Plan.

Restructuring Transactions
The Confirmation Order shall be deemed to authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including the Rights Offering and the issuance of all securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Restructuring, in each case in a manner acceptable to the Plan Sponsor (collectively, the “Restructuring Transactions”).  On the Effective Date, the Debtors, as applicable, shall issue all securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Restructuring.

Cancellation of Notes, Instruments, Certificates, and Other Documents
On the Effective Date, except to the extent otherwise provided in this Term Sheet or the Plan, all notes, instruments, certificates, and other documents evidencing Claims or Interests, including credit agreements and indentures, shall be canceled and the obligations of the Debtors and any non-Debtor Affiliates thereunder or in any way related thereto shall be deemed satisfied in full and discharged.

Executory Contracts and Unexpired Leases
The Debtors shall seek to assume or reject executory contracts and unexpired leases with the reasonable consent of the Plan Sponsor.  The Debtors shall not enter into any material contracts during the Chapter 11 Cases without the prior written consent of the Plan Sponsor, not to be unreasonably withheld.  The Plan will provide that the executory contracts and unexpired leases that are not assumed or rejected as of the Confirmation Date (either pursuant to the Plan or a separate motion) will be deemed assumed pursuant to section 365 of the Bankruptcy Code.  For the avoidance of doubt, the Debtors shall obtain the Plan Sponsor’s consent with respect to any decision to assume or reject an executory contract or unexpired lease, including pursuant to the Plan.

Retention of Jurisdiction	The Plan will provide for the retention of jurisdiction by the Bankruptcy Court for usual and customary matters.
Discharge of Claims and Termination of Interests
Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, the Confirmation Order or in any contract, instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (a) a Proof of Claim based upon such debt or right is filed or deemed filed pursuant to section 501 of the Bankruptcy Code; (b) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (c) the holder of such a Claim or Interest has accepted the Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the occurrence of the Effective Date.

Releases by the Debtors
Except as provided for in the Plan or the Confirmation Order, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, on and after the Effective Date, each Released Party is deemed released and discharged by the Debtors, the Reorganized Debtors, and their Estates from any and all Causes of Action, including any derivative claims, asserted on behalf of the Debtors, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim against, or Interest in, a Debtor or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions, the Equity Backstop Commitment Agreement, the Exit Facility, the New Exit Note (if any), the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the RSA, the Disclosure Statement, the DIP Facility, the Equity Backstop Commitment Agreement, the Plan, the Exit Facility, the New Exit Note (if any) or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the RSA, the Disclosure Statement, the DIP Facility, or the Plan, the Equity Backstop Commitment Agreement, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date.  Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release obligations of any party or Entity under the Plan, or any document, instrument, or agreement executed to implement the Plan.

Releases by Holders of Claims and Interests
Except as provided for in the Plan or Confirmation Order, as of the Effective Date, each Releasing Party is deemed to have released and discharged each Released Party from any and all Causes of Action, whether known or unknown, including any derivative claims, asserted on behalf of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions, the Equity Backstop Commitment Agreement, the Exit Facility, the New Exit Note (if any), the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the RSA, the Disclosure Statement, the DIP Facility, the Plan, the Equity Backstop Commitment Agreement, the Exit Facility, the New Exit Note (if any) or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the RSA, the Disclosure Statement, the DIP Facility, or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release obligations of any party or Entity under the Plan, or any document, instrument, or agreement executed to implement the Plan.

Exculpation
Except as provided for in the Plan or Confirmation Order, no Exculpated Party shall have or incur, and each Exculpated Party  is released and exculpated from any Cause of Action for any claim  related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the RSA and related prepetition transactions, the Disclosure Statement, the Plan, or any Restructuring Transaction, contract, instrument, release or other agreement or document created or entered into in connection with the Disclosure Statement or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, except for claims related to any act or omission that is determined in a final order to have constituted actual fraud, gross negligence or willful misconduct, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.

The Section 1125(e) Protected Parties have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.  Each of the Section 1125(e) Protected Parties shall be entitled to and granted the protections and benefits of section 1125(e) of the Bankruptcy Code.

Injunction
Except as otherwise expressly provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities who have held, hold, or may hold claims or interests that have been released, discharged, or are subject to exculpation are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties: (a) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests; (b) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such claims or interests; (c) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such claims or interests; (d) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such claims or interests unless such holder has filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a claim or interest or otherwise that such holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (e) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests released or settled pursuant to the Plan.

Taxes
The Plan and the Restructuring Transactions contemplated herein and therein shall be implemented in a tax efficient manner satisfactory to the Plan Sponsor, with prior notice to and in consultation with the Debtors.

OTHER MATERIAL PROVISIONS REGARDING THE RESTRUCTURING
Management Incentive Plan
On the Effective Date, the Reorganized Debtors will continue all existing management compensation plans, and implement a new equity-based management incentive plan (the “Management Incentive Plan”) on terms and conditions set forth in the term sheet attached hereto as Exhibit C (the “MIP Term Sheet”) and otherwise acceptable to the Debtors and the Plan Sponsor.  For the avoidance of doubt, the Plan will provide for the establishment of the Management Incentive Plan on the Effective Date in a manner acceptable to the Debtors and the Plan Sponsor.

Employment Obligations
Each of the Debtors’ “first day” or “second day” motions and proposed orders relating to wages, compensation, and benefits shall be in form and substance acceptable to the Debtors and the Plan Sponsor. Wages, compensation and benefit programs that do not relate to insiders shall be continued after the Effective Date, unless otherwise agreed by the Debtors and the Plan Sponsor and subject to the satisfaction and consent of the Plan Sponsor (such consent not to be unreasonably withheld) following receipt and analysis of satisfactory information from the Debtors regarding such programs, which information the Debtors shall provide as promptly as practicable.

The Company Parties will enter into amended and restated employment agreements with senior executives on substantially the same terms as set forth in the existing agreements, subject to conforming changes associated with the MIP Term Sheet, including the Change in Control definitions referenced therein.  For the avoidance of doubt, the reorganization of the Company will not constitute a Change in Control under the applicable employment agreements.

Indemnification of Prepetition Directors, Officers, Managers, et al.
Consistent with applicable law, all indemnification provisions currently in place (whether in the by-laws, certificates of incorporation or formation, limited liability company agreements, other organizational documents, board resolutions, indemnification agreements, employment contracts, or otherwise) for the current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors, as applicable, shall be reinstated and remain intact, irrevocable, and shall survive the effectiveness of the Restructuring on terms no less favorable to such current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors than the indemnification provisions in place prior to the Restructuring.

Claims of the Debtors
The Reorganized Debtors, as applicable, shall retain all rights to commence and pursue any Causes of Action, other than any Causes of Action released by the Debtors pursuant to the release and exculpation provisions outlined in this Term Sheet.

Prior to Consummation, the Debtors shall not settle, compromise or discharge any Cause of Action that is not agreed to be released pursuant to this Term Sheet without the consent of the Plan Sponsor.

Additional Plan Provisions and Documentation
The Plan shall contain other customary provisions for chapter 11 plans of this type. The Plan and Confirmation Order and all supporting and implementing documentation (including all briefs and other pleadings filed in support thereof, all documents filed as part of the Plan Supplement, and the Confirmation Order) shall be in form and substance acceptable to the Debtors and the Plan Sponsor.

Conditions Precedent to Restructuring
The following shall be conditions to the Effective Date (the “Conditions Precedent”):

(a)    the Bankruptcy Court shall have entered the Confirmation Order, which shall be in form and substance acceptable to the Debtors and the Plan Sponsor, shall be a Final Order, and shall:

(i)     authorize the Debtors to take all actions necessary to enter into, implement, and consummate the contracts, instruments, releases, leases, indentures, and other agreements or documents created in connection with the Plan;

(ii)    decree that the provisions of the Confirmation Order and the Plan are nonseverable and mutually dependent;

(iii)   authorize the Debtors, as applicable/necessary, to: (A) implement the Restructuring Transactions, including the Rights Offering; (B) distribute the New Common Stock pursuant to the exemption from registration under the Securities Act provided by section 1145 of the Bankruptcy Code or other exemption from such registration or pursuant to one or more registration statements; (C) make all distributions and issuances as required under the Plan, including cash and the New Common Stock; and (D) enter into any agreements, transactions, and sales of property as set forth in the Plan Supplement, including the Exit Facility, the Equity Backstop Commitment Agreement, the New Exit Note (if any) and the Management Incentive Plan;

(iv)     authorize the implementation of the Plan in accordance with its terms; and

(v)      provide that, pursuant to section 1146 of the Bankruptcy Code, the assignment or surrender of any lease or sublease, and the delivery of any deed or other instrument or transfer order, in furtherance of, or in connection with the Plan, including any deeds, bills of sale, or assignments executed in connection with any disposition or transfer of assets contemplated under the Plan, shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax.

(b)      the Debtors shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan;

(c)      the final versions of the Definitive Documentation, the Plan Supplement and all of the schedules, documents, and exhibits contained therein shall have been filed in a manner consistent in all material respects with the RSA, this Term Sheet (including all Exhibits hereto), and the Plan and shall be in form and substance  acceptable to the Plan Sponsor;

(d)      the RSA shall remain in full force and effect;

(e)      all conditions precedent to the Exit Facility shall have been satisfied or waived in accordance with the Exit Facility Term Sheet and definitive documentation to be entered in connection therewith and satisfactory to the RBL Agent and the Plan Sponsor, or (in the alternative) all DIP Claims and RBL Claims will be paid in full in cash;

(f)      if the Exit Facility will not be consummated, all conditions precedent to an alternative senior secured revolving reserve-based lending credit facility acceptable to the Plan Sponsor shall have been satisfied or waived in accordance with the definitive documentation to be entered in connection therewith;

(g)      all conditions precedent to the New Exit Note (if any) shall have been satisfied or waived in accordance with the terms thereof;

(h)      the Bankruptcy Court shall have entered an order approving the Equity Backstop Fee and authorizing payment thereof as an Administrative Claim;

(i)      all conditions precedent to (i) the effectiveness of the Equity Backstop Commitment Agreement and (ii) the occurrence of the Rights Offering pursuant to the Equity Backstop Commitment Agreement shall, in each case, have been satisfied or waived in accordance with the Equity Backstop Commitment Agreement;

(j)       the aggregate amount of the (i) the Funded Revolving Loans (as defined in the Exit Facility Term Sheet) and any New Term Loans (as defined in the Exit Facility Term Sheet), in each case on the Effective Date, or if the Exit Facility is not consummated, the aggregate amount of obligations under any alternative senior secured revolving reserve-based lending credit facility as of the Effective Date, plus (ii) the Professional Claim Amount shall not exceed $455 million (the “Senior Debt Cap”); provided that the Senior Debt Cap shall be reduced dollar for dollar by the amount of equity financing raised in cash by the Debtors pursuant to the Plan in excess of $200 million on the Effective Date;

(k)     all reasonable and documented professional fees and expenses of the advisors to the Supporting Creditors payable pursuant to the RSA, the Equity Backstop Commitment Agreement and the DIP Credit Agreement, the Prepetition Term Loan Agent, the Equity Backstop Parties, the DIP Lenders, the DIP Agent, the Exit Agent, the Exit Lenders, the RBL Agent and the RBL Lenders shall have been paid in full; and

(l)     the Debtors shall have implemented the Restructuring Transactions, including the Rights Offering, and all transactions contemplated by this Term Sheet (including all releases and exculpations contemplated herein), in a manner consistent in all respects with the RSA, this Term Sheet, and the Plan, pursuant to documentation acceptable to the Debtors and the Plan Sponsor.

Waiver of Conditions Precedent to the Effective Date
The Debtors, with the prior written consent of the Plan Sponsor, may waive any one or more of the Conditions Precedent to the Effective Date; provided the Debtors shall waive the Conditions Precedent set forth in clause (i) of the Conditions Precedent section of this Term Sheet to the extent so requested by the Plan Sponsor.

CORPORATE GOVERNANCE PROVISIONS/SECTION 1145 EXEMPTION
Governance
The board of directors of the Reorganized Debtors (the “New Board”) shall consist of at least seven (7) members, consisting of (a) Dan Westcott, CEO of Legacy Reserves, (b) Kyle Hammond, President and COO of Legacy Reserves, (c) five (5) other board members, which may include independent directors or current board members of the Company Parties, to be selected by the Plan Sponsor or, to the extent applicable with the prior written consent of the Plan Sponsor, a Partner, and (d) such additional board members as may be appointed from time to time by the Plan Sponsor that are mutually acceptable to the Plan Sponsor and the Debtors, including, but not limited to, in connection with any listing considerations and/or any equity investment by a Partner; provided that, in the event that Noteholders acquire more than 20% of the New Common Stock (on a fully diluted basis) as of the Effective Date, the Noteholders shall be entitled to select one (1) of the five (5) other board members referred to in the foregoing clause (c).  For the avoidance of doubt, the New Board shall be appointed in compliance with section 1129(a)(5) of the Bankruptcy Code.

Corporate governance for the Reorganized Debtors, including charters, bylaws, operating agreements, or other organization documents, as applicable, shall be consistent with this Term Sheet and section 1123(a)(6) of the Bankruptcy Code (as applicable) and documentation therefor shall be filed as part of the Plan Supplement and otherwise in form and substance acceptable to the Debtors and the Plan Sponsor.

Equity Listing
Reorganized Legacy Reserves shall be constituted as a C-corporation after the Effective Date unless otherwise determined by the Plan Sponsor, with prior notice to and in consultation with the Debtors.

The Plan Sponsor, with prior notice to and in consultation with the Debtors, shall determine the equity listing and reporting status of Reorganized Legacy Reserves upon emergence (including, without limitation, whether Reorganized Legacy Reserves will be listed OTC, listed on a national exchange or will emerge as a private company), and the Debtors and Reorganized Legacy Reserves shall use their best efforts to effectuate such determination on the Effective Date or as soon as possible thereafter.  Unless otherwise directed by the Plan Sponsor, the Debtors agree that Legacy Reserves will remain a public reporting company with the Securities and Exchange Commission during the pendency of the Chapter 11 Cases.

Should the Reorganized Debtors elect on or after the Effective Date to reflect any ownership of the New Common Stock through the facilities of the DTC, the Reorganized Debtors need not provide any further evidence other than the Plan or the Confirmation Order with respect to the treatment of the New Common Stock under applicable securities laws. Notwithstanding anything to the contrary in the Plan, no Entity (including, for the avoidance of doubt, DTC) shall be entitled to require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the New Common Stock is exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.  DTC shall be required to accept and conclusively rely upon the Plan or Confirmation Order in lieu of a legal opinion regarding whether the New Common Stock is exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

Exemption from SEC Registration
The issuance of all securities under the Plan will be exempt from SEC registration under applicable law.

Registration rights (including demand and piggyback registration rights) will be provided to the Plan Sponsor and the Equity Backstop Parties to the extent they receive any “restricted” or “control” securities under the terms of the Plan or any agreements entered into in connection with the Plan pursuant to a registration rights agreement in form and substance acceptable to the Plan Sponsor and reasonably acceptable to the Debtors (the “Registration Rights Agreement”).

Shareholders Agreement
The New Common Equity Pool and all equity interests issued in connection with the Management Incentive Plan, the Equity Backstop Fee, and the Rights Offering shall be subject to a shareholders agreement in form and substance acceptable to the Plan Sponsor and reasonably acceptable to the Debtors (the “Shareholders Agreement”).

Exhibit A

Definitions

Term	Definition

Administrative Claim
A Claim for costs and expenses of administration of the Chapter 11 Cases pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred on or after the Petition Date until and including the Effective Date of preserving the Estates and operating the Debtors’ businesses; (b) Allowed Professional Claims; and (c) all fees and charges assessed against the Estates pursuant to section 1930 of chapter 123 of title 28 of the United States Code.

Affiliate	As defined in section 101(2) of the Bankruptcy Code.

Allowed
As to a Claim or an Interest, a Claim or an Interest allowed under the Plan, under the Bankruptcy Code, or by a final order, as applicable. For the avoidance of doubt, (a) there is no requirement to file a Proof of Claim (or move the Bankruptcy Court for allowance) to be an Allowed Claim under the Plan, and (b) the Debtors may affirmatively determine to deem Unimpaired Claims Allowed to the same extent such Claims would be allowed under applicable nonbankruptcy law.

Backstop Commitment	As defined in the Term Sheet.

Bankruptcy Code	As defined in the Introduction.

Bankruptcy Court	As defined in the Introduction.

Cause of Action
Any claims, interests, damages, remedies, causes of action, demands, rights, actions, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, in contract, tort, law, equity, or otherwise. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law; (b) the right to object to or otherwise contest Claims or Interests; (c) claims pursuant to sections 362, 510, 542, 543, 544 through 550, or 553 of the Bankruptcy Code; and (d) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code.

Term	Definition

Change in Control	As defined in the MIP Term Sheet.

Chapter 11 Cases	As defined in the Introduction.

Claim	Any claim, as defined in section 101(5) of the Bankruptcy Code, against any of the Debtors.

Class	A category of holders of Claims or Interests pursuant to section 1122(a) of the Bankruptcy Code.

Company Parties	As defined in the Introduction.

Conditions Precedent	As defined in the Term Sheet.

Confirmation	Entry of the Confirmation Order on the docket of the Chapter 11 Cases.

Confirmation Date	The date on which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021

Confirmation Hearing	The hearing(s) before the Bankruptcy Court under section 1128 of the Bankruptcy Code at which the Debtors seek entry of the Confirmation Order.

Confirmation Order	The order of the Bankruptcy Court confirming the Plan under section 1129 of the Bankruptcy Code, which order shall be in form and substance acceptable to the Debtors and the Plan Sponsor.

Consummation	The occurrence of the Effective Date.

Convenience Claim	A General Unsecured Claim that is Allowed in an amount less than $100,000.00.

Debtors	As defined in the Term Sheet.

Definitive Documentation	As defined in the RSA.

DIP Agent	That certain administrative agent under the DIP Credit Agreement.

DIP Claim
Any Claim held by the DIP Lenders or the DIP Agent arising under or related to the DIP Credit Agreement or the DIP Orders, including any and all fees, interest paid in kind, and accrued but unpaid interest and fees arising under the DIP Credit Agreement.

Term	Definition

DIP Documents	As defined in the Term Sheet.

DIP Facility	As defined in the Term Sheet.

DIP Lenders	As defined in the Term Sheet.

DIP Credit Agreement	As defined in the Term Sheet.

DIP Orders	As defined in the Term Sheet.

Disclosure Statement	The disclosure statement for the Plan, including all exhibits and schedules thereto, which shall be in form and substance acceptable to the Debtors and the Plan Sponsor.

Effective Date	The date that is the first Business Day after the Confirmation Date on which all Conditions Precedent have been satisfied or waived in accordance with the Plan.

Entity	As defined in section 101(15) of the Bankruptcy Code.

Equity Backstop Amount	As defined in the Term Sheet.

Equity Backstop Commitment Agreement	As defined in the Term Sheet.

Equity Backstop Fee	As defined in the Term Sheet.

Equity Backstop Parties	As defined in the Term Sheet.

Estate	The estate of any Debtor created under sections 301 and 541 of the Bankruptcy Code upon the commencement of the applicable Debtor’s Chapter 11 Case.

Term	Definition

Exculpated Parties
Collectively, and in each case, in its capacity as such: (a) the Debtors, (b) Reorganized Debtors; (c) any official committees appointed in the Chapter 11 Cases and each of their respective members; (c) such Released Parties that are fiduciaries to the Debtors’ Estates; and (d) with respect to each of the foregoing, such Entity and its  current and former affiliates, and such Entity’s and its current and former affiliates’ current and former equity holders, subsidiaries, officers, directors, managers, principals, members, employees, agents, advisors, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such.

Exit Agent	The administrative agent appointed under the Exit Facility.

Exit Facility	As defined in the Term Sheet.

Exit Lenders	The lenders under the Exit Facility.

Final Order
As applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, stayed, modified, or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought or the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice.

General Unsecured Claims
Any Claim other than an Administrative Claim, a Professional Claim, a Secured Tax Claim, an Other Secured Claim, a Priority Tax Claim, an Other Priority Claim, an RBL Claim, a Term Loan Claim, a Notes Claim, Trade Claim or an Intercompany Claim.

Governmental Unit	As defined in section 101(27) of the Bankruptcy Code

GSO	Funds managed or advised by GSO Capital Partners LP.

Impaired	With respect to any Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

Term	Definition

Incremental Downsize	As defined in the Term Sheet.

Incremental Equity Investment	As defined in the Term Sheet.

Incremental Participation	As defined in the Term Sheet.

Intercompany Claim	A Claim held by a Debtor or an Affiliate against a Debtor or an Affiliate.

Intercompany Interest	An Interest held by a Debtor or an Affiliate of a Debtor.

Interest
Any Equity Security (as defined in section 101(16) of the Bankruptcy Code) in any Debtor and any other rights, options, warrants, stock appreciation rights, phantom stock rights, restricted stock units, redemption rights, repurchase rights, convertible, exercisable or exchangeable securities or other agreements, arrangements or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in any Debtor.

Legacy Reserves	As defined in the Introduction.

Management Incentive Plan	As defined in the Term Sheet.

Maximum Noteholder Subscription Amount	As defined in the Term Sheet.

New Board	As defined in the Term Sheet.

New Common Equity Pool
100% of the New Common Stock issued and outstanding on the Effective Date to be distributed in accordance with the Plan, subject to dilution on account of the Backstop Commitment, the Rights Offering, the Incremental Equity Investment, the Equity Backstop Fee, and the Management Incentive Plan.

New Common Stock	The common stock of Reorganized Legacy Reserves.

New Exit Note	As defined in the Term Sheet.

Noteholders	As defined in the Term Sheet.

Term	Definition

Noteholder Subscription Downsize	As defined in the Term Sheet.

Notes Claim	Any Claim arising under, derived from, or based upon the Prepetition Notes Indentures.

Other Priority Claim	Any Claim other than an Administrative Claim or a Priority Tax Claim entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

Other Secured Claim
Any Secured Claim, including any Secured Tax Claim, other than an RBL Claim, a Term Loan Claim or a DIP Claim. For the avoidance of doubt, Other Secured Claims includes any Claim arising under, derived from, or based upon any letter of credit issued in favor of one or more Debtors, the reimbursement obligation for which is either secured by a Lien on collateral or is subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

Oversubscription Rights	As defined in the Term Sheet.

Petition Date	The date on which the Chapter 11 Cases were commenced.

Plan	As defined in the Term Sheet.

Plan Sponsor	As defined in the Term Sheet.

Plan Supplement
Any compilation of documents and forms of documents, agreements, schedules, and exhibits to the Plan, which shall be filed by the Debtors no later than ten (10) days before the Confirmation Hearing or such later date as may be approved by the Bankruptcy Court on notice to parties in interest, and additional documents filed with the Bankruptcy Court prior to the Effective Date as amendments to the Plan Supplement, each of which shall be consistent in all respects with, and shall otherwise contain, the terms and conditions set forth in the RSA and Term Sheet, where applicable, and shall be in form and substance acceptable to the Debtors and the Plan Sponsor.

Prepetition Intercreditor Agreement
That certain Intercreditor Agreement dated as of October 25, 2016, by and among the Company Parties, Wells Fargo Bank, National Association, as original priority lien agent, and Cortland Capital Market Services LLC, as original junior lien agent.

Term	Definition

Prepetition Notes Indentures	As defined in the RSA.

Prepetition RBL Agent	As defined in the RSA.

Prepetition RBL Credit Agreement	As defined in the RSA.

Prepetition Term Loan Agent
Cortland Capital Market Services LLC, in its capacity as administrative agent pursuant to the Prepetition Term Loan Documents, its successors, assigns, or any replacement agent appointed pursuant to the terms of the Prepetition Term Loan Credit Agreement.

Prepetition Term Loan Credit Agreement
That certain Term Loan Credit Agreement, dated as of October 25, 2016, by and among the Company Parties, as borrowers and/or guarantors, Cortland Capital Market Services LLC, as Prepetition Term Loan Agent, and the lenders and other parties party thereto (as amended, restated, amended & restated, supplemented or otherwise modified as of the date hereof).

Prepetition Term Loan Documents
Collectively, the Prepetition Term Loan Credit Agreement, each other Term Loan Document (as defined in the Prepetition Term Loan Credit Agreement), and all other agreements, documents, and instruments delivered or entered into in connection therewith (including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, and other security documents).

Priority Tax Claims	Any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

Pro Rata	The proportion that an Allowed Claim or an Allowed Interest in a particular Class bears to the aggregate amount of Allowed Claims or Allowed Interests in that Class.

Professional Claim
A Claim by a professional seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code.

Professional Claim Amount
The aggregate amount of Allowed and estimated Professional Claims and other Administrative Expenses on account of professionals (including, for the avoidance of doubt, any transaction fees of financial advisors and/or investment bankers) incurred upon, and after giving effect to the occurrence of, the Effective Date to be paid by the Debtors’ estates less the total of any escrowed or otherwise deposited amounts reserved by the Debtors for payment of such Professional Claims.

Term	Definition

Proof of Claim	A proof of Claim filed against any of the Debtors in the Chapter 11 Cases by the applicable Bar Date.

RBL Claim	Any Claim arising under, derived from, or based upon the Prepetition RBL Credit Agreement.

RBL Lenders	The lenders under the Prepetition RBL Credit Agreement.

Refinanced DIP Claims	As defined in the Term Sheet.

Reinstated	With respect to Claims and Interests, that the Claim or Interest shall be rendered unimpaired in accordance with section 1124 of the Bankruptcy Code.

Released Parties
Collectively, and in each case, in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the Plan Sponsor; (d) the Supporting Creditors; (e) the Equity Backstop Parties; (f) the Prepetition Term Loan Agent; (g) the DIP Lenders; (h) the DIP Agent; (i) the Exit Lenders; (j) the Exit Agent; and (k) with respect to each  of the foregoing entities in clauses (a) through (k), such Entity’s current and former affiliates and subsidiaries, and such Entities’ and their current and former affiliates’ and subsidiaries’ current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, and assigns, subsidiaries, and each of their respective current and former equity holders (regardless of whether such interests are held directly or indirectly), officers, directors, managers, principals, members, employees, agents, advisors, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals.

Term	Definition

Releasing Parties
Collectively, (a) the Debtors; (b) the Reorganized Debtors; (c) the Plan Sponsor, (d) the Supporting Creditors; (e) the Equity Backstop Parties; (f) the Prepetition Term Loan Agent; (g) the DIP Lenders; (h) the DIP Agent; (i) the Exit Lenders; (j) the Exit Agent; (k) all holders of Claims or Interests who either (1) vote to accept or (2)  do not opt out of granting the releases set forth in Article [●] of the Plan by returning the opt-out election form to be included with the ballot or notice of non-voting status; and (l) with respect to each of the foregoing entities in clauses (a) through (k), such Entity’s its current and former affiliates and subsidiaries, and such Entities’ and their current and former affiliates’ and subsidiaries’ current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, and assigns, subsidiaries, and each of their respective current and former equity holders (regardless of whether such interests are held directly or indirectly), officers, directors, managers, principals, members, employees, agents, advisors, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such .

Reorganized Debtors	A Debtor, or any successor or assign thereto, by merger, consolidation, or otherwise, on and after the Effective Date.

Reorganized Legacy Reserves	Legacy Reserves, or any successor or assign, by merger, consolidation, or otherwise, on or after the Effective Date.

Restructuring	As defined in the Introduction.

Restructuring Transactions	As defined in the Term Sheet.

Rights Offering	As defined in the Term Sheet.

Rights Offering Procedures	The procedures governing the Rights Offering attached as an exhibit to the Equity Backstop Commitment Agreement.

Rights Offering Shares	The shares of New Common Stock distributed pursuant to and in accordance with the Rights Offering.

RSA	As defined in the Term Sheet.

SEC	The Securities and Exchange Commission.

Secured
When referring to a Claim: (a) secured by a Lien on collateral to the extent of the value of such collateral, as determined in accordance with section 506(a) of the Bankruptcy Code or (b) subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

Secured Tax Claim
Any Secured Claim that, absent its Secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code (determined irrespective of time limitations), including any related Secured Claim for penalties.

Term	Definition

Securities Act	The Securities Act of 1933, as amended, 15 U.S.C. §§ 77a-77aa, or any similar federal, state, or local law.

Section 1125(e) Protected Parties	The Exculpated Parties and such Released Parties that are fiduciaries other than to the Debtors’ Estates.

Senior Debt Cap	As defined in the Term Sheet.

Sponsor Equity Downsize	As defined in the Term Sheet.

Subscription Rights	The rights to purchase Rights Offering Shares as set forth in the Rights Offering Procedures.

Supporting Creditors	As defined in the RSA.

Term Loan Claim
Any Claim arising under, derived from, or based upon the Prepetition Term Loan Credit Agreement, including any and all fees, interest paid in kind, and accrued but unpaid interest and fees arising under the Prepetition Term Loan Credit Agreement.

Term Loan Secured Parties	Cortland Capital Market Services LLC, as Prepetition Term Loan Agent, and the lenders under the Prepetition Term Loan Credit Agreement.

Term Sheet	As defined in the Introduction.

Trade Claims
Claims against the Debtors that are held by an entity (other than operators of oil and gas properties arising under operating agreements to which a Debtor is a party) arising on account of labor performed, or services, materials, goods or equipment furnished with respect to development, drilling, completion, maintenance, repair, operations or related activity on or with respect to any lands, material, machinery, supplies, improvements, oil and gas leases, or wells or pipelines owned, in whole or in part, by one or more of the Debtors.

Unimpaired	With respect to a Class of Claims or Interests, a Class of Claims or Interests that is not Impaired.

Exhibit B-1

DIP Credit Agreement

SENIOR SECURED SUPERPRIORITY
DEBTOR-IN-POSSESSION
CREDIT AGREEMENT

DATED AS OF JUNE [●], 2019

AMONG

LEGACY RESERVES LP,
as a debtor and debtor-in-possession,
as Borrower,

the other LOAN PARTIES party hereto,
as debtors and debtors-in-possession,
as Guarantors,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent and Collateral Agent,

AND

THE LENDERS PARTY HERETO

Sole Lead Arranger and Bookrunner
Wells Fargo Bank, National Association

(Continued)

(Continued)

(Continued)

(Continued)

(Continued)

Annex I	Refinanced Loan Amounts
Annex II	New Money Loan Commitments

Exhibit A	Form of Note
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Assignment and Assumption
Exhibit E	Interim Order
Exhibit F-1-4	Form of U.S. Tax Compliance Certificates
Exhibit G	Initial Budget

(Continued)

Page

Schedule 1.01	Existing Letters of Credit
Schedule 7.05	Litigation
Schedule 7.14	Subsidiaries
Schedule 7.15	Location of Businesses
Schedule 7.18	Gas Imbalances
Schedule 7.19	Marketing Contracts
Schedule 7.20	Swap Agreements
Schedule 7.25	Accounts
Schedule 9.02(e)	Existing Debt
Schedule 9.02(f)	Debt Related to Oil and Gas Operations
Schedule 9.03(d)	Liens on Property
Schedule 9.05(a)	Investments
Schedule 13.11	Guarantor Corporate Information

This SENIOR SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT dated as of June [●], 2019 (this “Agreement”), is among Legacy Reserves LP, as a debtor and debtor-in-possession, a limited partnership duly formed and existing under the laws of the State of Delaware (the “Borrower”), the other Loan Parties party hereto, each of the Lenders from time to time party hereto, and WELLS FARGO BANK, NATIONAL ASSOCIATION (in its individual capacity, “Wells Fargo”), as administrative agent and collateral agent for the Lenders (in such capacity, together with its successors in such capacity, the “Agent”) and as Issuing Bank under and as defined herein.

R E C I T A L S

A.        On June [●], 2019 (the “Petition Date”), the Borrower and the Guarantors (in such capacity, each a “Debtor” and collectively, the “Debtors”) filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the Bankruptcy Court;

B.         The Borrower has requested that the Lenders provide the Borrower with a debtor-in-possession, superpriority, senior secured revolving loan credit facility in an aggregate principal amount of up to $350,000,000 (the “DIP Facility”) in Commitments and Loans from the Lenders, which shall consist of (x) a new money revolving loan facility in the aggregate principal amount of up to $100,000,000, which shall include a sub-facility of up to $1,000,000 for the issuance of Letters of Credit (together the “New Money Facility”) and (y) an $87,500,000 term loan upon entry of the Interim Order and a $162,500,000 term loan upon entry of the Final Order, for a total of $250,000,000, to roll up the Existing Loans under the Existing Credit Agreement (the “Refinancing Facility”), in each case to be afforded the liens and priority set forth in the DIP Orders and as set forth in the other Loan Documents and to be used during the Bankruptcy Cases for the purposes set forth in Section 7.21, and which New Money Facility shall be available for borrowings and other extensions of credit as of the Interim Facility Effective Date, subject in all respects to the terms set out herein and in the other Loan Documents; and

C.         By execution and delivery of this Agreement and the other Loan Documents and entry of the applicable DIP Order, the Guarantors, as applicable, agree to guarantee the Obligations, and the Borrower and each Guarantor agrees to secure all of the Obligations by granting to the Agent, for the benefit of the Secured Parties, a lien and security interest in respect of, and on, substantially all of each Debtor’s respective assets, on and subject to the terms and priorities set forth in the DIP Orders and the other Loan Documents.

In consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING MATTERS

Section 1.01         Terms Defined Above.  As used in this Agreement, each term defined above has the meaning indicated above.

Section 1.02        Certain Defined Terms.  Unless otherwise defined in this Agreement, as used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adequate Protection Liens” has the meaning assigned such term in the DIP Orders.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Affected Loans” has the meaning assigned such term in Section 5.05.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” at any time, means the sum of the aggregate amount of the Commitments of all of the New Money Lenders at such time, as the same may be reduced or terminated pursuant to Section 2.06.

“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, in the context of this definition of Alternate Base Rate and for the avoidance of doubt, the LIBO Rate for any day shall be based on the rate as quoted at approximately 11:00 a.m. London time on such day to the Agent’s London office for dollar deposits of $5,000,000 having a one-month maturity.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate, respectively.

“AML Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Lender or any Debtor from time to time concerning or relating to anti-money laundering.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Debtor from time to time concerning or relating to bribery or corruption.

“Applicable Margin” means, for any day, (a) with respect to any Refinanced Loan (which shall be an ABR Loan), 3.50% per annum and (b) with respect to any New Money Loan (i) that is a Eurodollar Loan, 5.25% per annum and (ii) that is an ABR Loan, 4.25% per annum.

“Applicable Percentage” means, with respect to any New Money Lender, the percentage of the Aggregate Commitments represented by such Lender’s Commitment at such time; provided that, at any time a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the Aggregate Commitments (disregarding any Defaulting Lenders’ Commitment at such time, but subject to Section 4.03) represented by such Lender’s Commitment.  If the Aggregate Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Aggregate Commitments most recently in effect giving effect to any assignments.

“Approved Counterparty” means (a) any Lender or any Affiliate of a Lender and (b) any other Person (or any credit support provider of such Person) whose issuer rating or whose long term senior unsecured debt rating is BBB-/Baa3 by S&P or Moody’s (or their equivalent) or higher.

“Approved Plan of Reorganization” means the “Plan” as defined in the DIP Order.

“Arranger” means Wells Fargo, in its capacity as sole lead arranger and sole bookrunner hereunder.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.04(b)), and accepted by the Agent, in the form of Exhibit D or any other form approved by the Agent.

“Availability Period” means the period from the Interim Facility Effective Date, to, but excluding, the Termination Date.

“Available Commitments” means (a) during the Interim Period, the Interim Facility Cap and (b) during the Final Period, the Aggregate Commitments.

“Available Funds” means, as of any date of determination, the amount by which the Available Commitments on such date exceed the total Revolving Credit Exposure of all Lenders on such date.

“Avoidance Actions” means all claims and causes of action under sections 502(d), 544, 545, 547, 548, 549 and 550 of the Bankruptcy Code.

“Avoidance Action Proceeds” means any and all proceeds of any Avoidance Action.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Cases” means the cases of the Debtors filed under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court from and after the Petition Date including any and all proceedings arising in or related to such cases.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.  The terms “Beneficially Owns” and “Beneficially Owned” have correlative meanings.

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Binger” means Binger Operations, LLC, an Oklahoma limited liability company.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 and substantially in the form of Exhibit B.

“Budget” means a thirteen-week rolling operating budget and cash flow forecast, in form and substance reasonably acceptable to the Agent.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Houston, Texas are authorized or required by law to remain closed; and if such day relates to a Borrowing or continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a Eurodollar Loan or a notice by the Borrower with respect to any such Borrowing or continuation, payment, prepayment, conversion or Interest Period, any day which is also a day on which dealings in dollar deposits are carried out in the London interbank market.

“Capital Expenditure Budget” means a budget setting forth the projected capital expenditures of the Loan Parties for the calendar year 2019, in form and substance reasonably acceptable to the Agent.

“Capital Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder.

“Carve-Out” has the meaning assigned to such term in the DIP Order.

“Cash Collateralize” means, in respect of any obligation, the provision, and pledge (as a security interest with the priority set forth in the DIP Order) of, cash collateral in dollars, at a location and pursuant to documentation in form and substance satisfactory to the Agent and the Issuing Bank (and “Cash Collateralization” has a corresponding meaning).

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management services.

“Cash Management Order” means one or more orders of the Bankruptcy Court, including any interim and/or final orders, entered in the Bankruptcy Cases, together with all extensions, modifications and amendments thereto, in form and substance reasonably satisfactory to the Agent, which, among other matters, authorizes the Borrower and the Guarantors to maintain their existing cash management system.

“Cash Receipts” means all cash received by or on behalf of any Debtor, including without limitation:  (a) amounts payable under or in connection with any Oil and Gas Properties; (b) cash representing operating revenue earned or to be earned by any Debtor; (c) proceeds from Loans; and (d) any other cash received by or on behalf of any Debtor from whatever source (including amounts received in respect of the liquidation of any Swap Agreement and amounts received in respect of any disposition of Property).

“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of any Debtor having a fair market value in excess of $250,000 in the aggregate for any calendar year.

“Change in Control” means (a) the Parent ceases to (i) be the Beneficial Owner of 100% of the Equity Interests of Legacy GP, (ii) Control Legacy GP or (iii) be the Beneficial Owner of 100% of the limited partner Equity Interests in the Borrower; (b) Legacy GP ceases to be the sole general partner of the Borrower; (c) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or greater than 50% of the properties or assets (determined by reference to fair market value of such properties and assets at the time of such sale, lease, transfer, conveyance or other disposition) of the Debtors taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act); or (d) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Equity Interests of the Parent, measured by voting power rather than number of shares, units or the like.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 5.01(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, or in implementation thereof and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor similar authority) or the United States financial regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated, issued or implemented.

“Chapter 11 Milestones” shall have the meaning assigned to such term in the DIP Orders.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Collateral” means all assets and Property of any kind (including all assets pledged under, and the “Collateral” as defined in, the Existing Security Instruments) that is subject to a Lien in favor of the Agent to secure the Obligations or which under the terms of any Loan Document is purported to be subject to such Lien, which includes, for the avoidance of doubt, all existing (whether pre- or post-petition) and after-acquired, tangible and intangible, personal and real property and assets of each of the Loan Parties and any proceeds thereof and, subject to approval by the Bankruptcy Court pursuant to the Final Order, any Avoidance Action Proceeds; provided that the Collateral shall not include the Excluded Assets; provided, further that notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Collateral does not include any Building or Manufactured (Mobile) Home (each as defined in the applicable Flood Insurance Regulations) and no Building or Manufactured (Mobile) Home will be encumbered by any Loan Document unless and until the Lenders are given 30 days’ prior written notice thereof and each Lender confirms within such 30 day period to the Agent that its flood due diligence has been completed and flood insurance compliances has been confirmed (including the receipt of evidence of any required flood insurance); provided, further however, that any Building or Manufactured (Mobile) Home located at 1760 Anderson County Road 2608, Tennessee Colony, Anderson County, Texas 75681-0000 shall be included as “Collateral” hereunder.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make New Money Loans and to acquire participations in Letters of Credit hereunder in an aggregate principal amount at any one time outstanding not to exceed the amounts set forth opposite such Lender’s name as its “Commitment” on Annex II (as such Annex II may be amended or modified from time to time in connection with any reduction or modification to any Commitment or to the Aggregate Commitments pursuant to this Agreement), expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such Commitment may be (a) modified from time to time pursuant to Section 2.06 and (b) modified from time to time pursuant to assignments by or to such Lender pursuant to Section 12.04(b).

“Commitment Fee Rate” means 1.00% per annum.

“Committee” means the statutory official committee of unsecured creditors appointed in the Bankruptcy Cases.

“Commodity Account” has the meaning assigned to such term in the UCC.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute, and any regulations promulgated thereunder.

“Confirmation Order” means an order, in form and substance reasonably satisfactory to the Agent, confirming the Approved Plan of Reorganization.

“Consolidated Subsidiaries” means, (a) with respect to the Borrower, each Subsidiary of the Borrower (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of the Borrower in accordance with GAAP and (b) with respect to the Parent, each Subsidiary of the Parent (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of the Parent in accordance with GAAP.

“Continuing Directors” means, as of any date of determination, any member of the board of directors of the Parent who (a) was a member of such board of directors on the Petition Date or (b) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  For the purposes of this definition, and without limiting the generality of the foregoing, any Person that owns directly or indirectly ten percent (10%) or more of the Equity Interests having ordinary voting power for the election of the directors or other governing body of a Person will be deemed to “control” such other Person.  “Controlling” and “Controlled” have meanings correlative thereto.

“Debt” means, for any Person, the sum of the following (without duplication):  (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (c) all accounts payable, accrued expenses, liabilities or other obligations of such Person, in each such case to pay the deferred purchase price of Property or services; (d) all obligations under Capital Leases; (e) all obligations under Synthetic Leases; (f) all Debt (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Debt is assumed by such Person; (g) all Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss; (h) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of any other Person or to purchase the Debt or Property of any other Person; (i) obligations to deliver commodities, goods or services, including, without limitation, Hydrocarbons, in consideration of one or more advance payments, other than gas balancing arrangements in the ordinary course of business; (j) obligations to pay for goods or services whether or not such goods or services are actually received or utilized by such Person; (k) any Debt of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability; (l) Disqualified Capital Stock; and (m) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment.  The Debt of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender, as determined by the Agent, that has (a) failed to fund any portion of its Loans or participations in Letters of Credit within three (3) Business Days of the date required to be funded by it hereunder, (b) notified the Borrower, the Agent, the Issuing Bank or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three (3) Business Days after request by the Agent or the Borrower, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit, (d) otherwise failed to pay over to the Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute, (e) or has a direct or indirect parent company that has become the subject of a Bail-In Action, or (f) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (f) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 4.03(f)) upon delivery of written notice of such determination to the Borrower, the Issuing Bank and the Lenders.

“Deposit Account” has the meaning assigned to such term in the UCC.

“Dew Gathering LLC” means Dew Gathering LLC, a Texas limited liability company and a Wholly-Owned Subsidiary of the Borrower.

“DIP Order” means the Interim Order and the Final Order, as applicable.

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the earlier of (a) the Maturity Date and (b) the date on which there are no Loans, LC Exposure or other obligations hereunder outstanding and all of the Commitments are terminated.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Environmental Laws” means any and all Governmental Requirements pertaining in any way to health, safety the environment or the preservation or reclamation of natural resources, in effect in any and all jurisdictions in which any Debtor is conducting or at any time has conducted business, or where any Property of any Debtor is located, including without limitation, the Oil Pollution Act of 1990 (“OPA”), as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection Governmental Requirements.  The term “oil” shall have the meaning specified in OPA, the terms “hazardous substance” and “release” (or “threatened release”) have the meanings specified in CERCLA, the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in RCRA and the term “oil and gas waste” shall have the meaning specified in Section 91.1011 of the Texas Natural Resources Code (“Section 91.1011”); provided, however, that (a) in the event either OPA, CERCLA, RCRA or Section 91.1011 is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and (b) to the extent the laws of the state or other jurisdiction in which any Property of any Debtor is located establish a meaning for “oil,” “hazardous substance,” “release,” “solid waste,” “disposal” or “oil and gas waste” which is broader than that specified in either OPA, CERCLA, RCRA or Section 91.1011, such broader meaning shall apply.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest (other than, prior to conversion into common Equity Interests, the Existing Convertible Senior Notes).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with any Debtor would be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code.

“ERISA Event” means (a) a “Reportable Event” described in section 4043 of ERISA and the regulations issued thereunder, (b) the withdrawal of any Debtor or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, (e) receipt of a notice of withdrawal liability pursuant to Section 4202 of ERISA or (f) any other event or condition which might constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning assigned such term in Section 10.01.

“Excepted Liens” means (a) Liens for Taxes, assessments or other governmental charges or levies (i) which are not delinquent; (ii) the nonpayment of which is permitted or required by the Bankruptcy Code; or (iii) which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (c) statutory landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action and for which the Parent or any other Debtor, as applicable, maintains adequate reserves in accordance with GAAP; (d) contractual Liens which arise in the ordinary course of business of the Debtors under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, provided that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by any Debtor or materially impair the value of such Property subject thereto; (e) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by any Debtor to provide collateral to the depository institution; (f) easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of any Debtor for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, in each case, incurred in the ordinary course of business, which do not secure any Debt or other monetary obligations and which do not materially impair the use of such Property for the purposes of which such Property is held by any Debtor or materially impair the value of such Property subject thereto; (g) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business and to the extent the Debt in respect thereof is permitted by Section 9.02(f); and (h) judgment and attachment Liens not giving rise to an Event of Default, provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced; provided that (i) all such Liens described in clauses (a) through (e) shall remain “Excepted Liens” only for so long as no action to enforce such Lien has been commenced (except any such action that is subject to the automatic stay of Section 362 of the Bankruptcy Code or as otherwise permitted by a final order of the Bankruptcy Court) and no intention to subordinate the Liens granted in favor of the Agent and/or the other Secured Parties is to be hereby implied or expressed by, or as a result of, the permitted existence of such Excepted Liens; and (ii) the term “Excepted Liens” shall not include any Lien securing Debt for borrowed money other than the Obligations.

“Excluded Accounts” means (i) segregated Deposit Accounts, the balance of which consists exclusively of funds set aside in connection with the payment of tax obligations, payroll and employee benefits, medical, dental and employee benefits claims to employees of the Debtors, (ii) zero balance accounts, (iii) fiduciary accounts the balance of which consists exclusively of amounts held in trust for unaffiliated third parties in respect of such third parties’ ratable share of the revenues of Oil and Gas Properties, (iv) escrow accounts the balance of which consists exclusively of purchase price deposits held in escrow pursuant to a binding and enforceable purchase and sale agreement with an unaffiliated third party containing customary provisions regarding the payment and refunding of such deposits, (v) accounts containing cash collateral permitted under clause (g) of the definition of “Excepted Liens” and (vi) the Adequate Assurance Account and Wyoming Escheat Account (each as defined in the motion approving the Cash Management Order).

“Excluded Assets” means (a) Avoidance Actions; (b) the Excepted Liens; (c) the Excluded Accounts, (d) subject to entry of the Final Order, any amounts surcharged pursuant to section 506(c) of the Bankruptcy Code; and (e) proceeds of any of the foregoing, but only to the extent such proceeds would otherwise independently constitute “Excluded Assets” under clauses (a)-(d); provided that “Excluded Assets” shall not include any Avoidance Actions Proceeds.

“Excluded Swap Obligations” means, with respect to the Borrower or any Guarantor, (a) as it relates to all or a portion of any guarantee of the Borrower or such Guarantor, any Secured Swap Obligation if, and to the extent that, such Secured Swap Obligation (or any guarantee in respect thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of the Borrower’s or such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of the Borrower or such Guarantor becomes effective with respect to such Secured Swap Obligation, or (b) as it relates to all or a portion of the grant by the Borrower or such Guarantor of a security interest, any Secured Swap Obligation if, and to the extent that, such Secured Swap Obligation (or such security interest in respect thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of the Borrower’s or such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the security interest of the Borrower or such Guarantor becomes effective with respect to such Secured Swap Obligation.  If a Secured Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Secured Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to the Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Loan Document, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America or such other jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower or any Guarantor is located, (c) in the case of a Foreign Lender any U.S. withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 5.03(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 5.03, and (d) any United States withholding Tax that is imposed under FATCA.

“Existing Agent” means Wells Fargo, in its capacity as administrative agent under the Existing Credit Agreement.

“Existing Convertible Senior Notes” means “Convertible Senior Notes” as defined in the Existing Credit Agreement.

“Existing Credit Agreement” means the Third Amended and Restated Credit Agreement, dated as of April 1, 2014, among the Borrower, the Guarantors (as defined therein), the Existing Agent, and the Existing Lenders, as amended by the First Amendment to Third Amended and Restated Credit Agreement, dated as of April 17, 2014, the Second Amendment to Third Amended and Restated Credit Agreement, dated as of May 22, 2014, the Third Amendment to Third Amended and Restated Credit Agreement, dated as of December 29, 2014, the Fourth Amendment to Third Amended and Restated Credit Agreement, dated as of February 23, 2015, the Fifth Amendment to Third Amended and Restated Credit Agreement, dated as of August 5, 2015, the Sixth Amendment to Third Amended and Restated Credit Agreement, dated as of November 13, 2015, the Seventh Amendment to Third Amended and Restated Credit Agreement, dated as of February 19, 2016, the Eighth Amendment to Third Amended and Restated Credit Agreement, dated as of October 25, 2016, the Ninth Amendment to Third Amended and Restated Credit Agreement, dated as of March 23, 2018, the Tenth Amendment to Third Amended and Restated Credit Agreement, dated as of September 14, 2018, the Eleventh Amendment to Third Amended and Restated Credit Agreement, dated as of September 20, 2018, and the Twelfth Amendment to Third Amended and Restated Credit Agreement, dated as of March 21, 2019.

“Existing Guaranty Agreement” means the “Guaranty Agreement” as defined in the Existing Credit Agreement.

“Existing Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of October 25, 2016, between the Existing Agent, as administrative agent for the Priority Lien Secured Parties (as defined therein), and the Existing Second Lien Agent, as administrative agent for the Junior Lien Secured Parties (as defined therein), and acknowledged and agreed by the Borrower and the Guarantors (as defined in the Existing Credit Agreement), as the same may from time to time be amended, amended and restated, supplemented or otherwise modified in accordance with the terms thereof.

“Existing Lenders” means the lenders party to the Existing Credit Agreement.

“Existing Letters of Credit” means the letters of credit issued and outstanding as of the date hereof under the Existing Credit Agreement and set forth on Schedule 1.01.

“Existing Loans” means the “Loans” as defined in the Existing Credit Agreement.

“Existing Loan Documents” means the “Loan Documents” as defined in the Existing Credit Agreement.

“Existing Obligations” means the “Indebtedness” as defined in the Existing Credit Agreement.

“Existing Second Lien Agent” means Cortland Capital Market Services LLC, a Delaware limited liability company, together with its successors and assigns in such capacity under the Existing Second Lien Loan Documents.

“Existing Second Lien Credit Agreement” means that certain Term Loan Credit Agreement, dated as of October 25, 2016, among the Borrower, as borrower, each of the lenders from time to time party thereto, and the Existing Second Lien Agent, as in effect on the Petition Date.

“Existing Second Lien Loan Documents” means the Existing Second Lien Credit Agreement and each other “Term Loan Document” as defined in the Existing Second Lien Credit Agreement, and any other loan documents entered into in connection therewith, including, without limitation, the Existing Intercreditor Agreement, any promissory notes, mortgages, deeds of trust, security agreements and instruments, guarantees, collateral or credit support documents, and any other agreements, instruments consents or certificates executed by any Debtor in connection with, or as security for the payment or performance of, any Existing Second Lien Loans, in each case, as in effect on the Petition Date.

“Existing Second Lien Loans” means the “Loans” as defined in the Existing Second Lien Credit Agreement, which Debt is intended to be secured on a junior basis by any collateral securing the Existing Loans.

“Existing Security Agreement” means the “Security Agreement” as defined in the Existing Credit Agreement.

“Existing Security Instruments” means the “Security Instruments” as defined in the Existing Credit Agreement.

“Existing Senior Indentures” means the “Senior Indentures” as defined in the Existing Credit Agreement.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it; provided that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” means that certain letter agreement dated as of June [__], 2019 from Wells Fargo and acknowledged and agreed to by the Borrower.

“Final Facility Effective Date” has the meaning assigned to such term in Section 6.02.

“Final Order” shall have the meaning assigned to such term in the Interim Order.

“Final Period” means the period from and including the Final Facility Effective Date to but excluding the Termination Date.

“Final Refinanced Loan Amount” means, as to each Refinancing Lender, the amount set forth opposite such Refinancing Lender’s name on Annex I under the caption “Final Refinanced Loan Amount”.

“Final Refinanced Loans” has the meaning specified therefor in Section 2.01(b).

“Financial Officer” means, for any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person.  Unless otherwise specified, all references to a Financial Officer shall mean a Financial Officer of the Borrower.

“Financial Statements” means the financial statement or statements of the Borrower and its Consolidated Subsidiaries referred to in Section 7.04(a).

“Flood Insurance Regulations” shall mean (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), as the same may be amended or recodified from time to time, and (iv) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions set forth in Section 1.05.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government over any Debtor, any Properties of a Debtor, any Agent, any Issuing Bank or any Lender.

“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement, whether now or hereinafter in effect, including, without limitation, Environmental Laws, Flood Insurance Regulations, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

“Guaranteed Obligations” has the meaning set forth in Section 13.01.

“Guarantor Claims” has the meaning set forth in Section 13.12.

“Guarantors” means (a) Legacy Reserves Operating LP, (b) Legacy Reserves Operating GP LLC, (c) Legacy Reserves Energy Services LLC, (d) Dew Gathering LLC, (e) Pinnacle Gas Treating LLC, (f) the Parent Guarantors, (g) Legacy Reserves Finance Corporation, (h) Legacy Reserves Services LLC, (i) Legacy Reserves Marketing LLC and (j) each Material Domestic Subsidiary formed or acquired during the term of this Agreement or any Domestic Subsidiary that is a party to this Agreement and/or guarantees the Obligations pursuant to Section 8.14.

“Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.04.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one month thereafter; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (c) no Interest Period may have a term which would extend beyond the Termination Date. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interim Period” means the period commencing on the Interim Facility Effective Date and ending on (but excluding) the earlier to occur of (i) the Final Facility Effective Date and (ii) the Maturity Date.

“Interim Facility Cap” means, as of any date of determination, $35,000,000; provided that, if as of any such date of determination during the Interim Period, the Aggregate Commitments are less than $35,000,000, the “Interim Facility Cap” in effect on such date shall equal the amount of the Aggregate Commitments in effect on such date.

“Interim Facility Effective Date” has the meaning specified therefor in Section 6.01 .

“Interim Order” means the interim order of the Bankruptcy Court approving the DIP Facility on an interim basis and entered by the Bankruptcy Court in the form of Exhibit E, as the same may be amended, modified or supplemented from time to time with the express written joinder or consent of the Agent, the Majority Lenders and the Borrower.

“Interim Refinanced Loan Amount” means, as to each Refinancing Lender, the amount set forth opposite such Refinancing Lender’s name on Annex I under the caption “Interim Refinanced Loan Amounts”.

“Interim Refinanced Loans” has the meaning specified therefor in Section 2.01(b).

“Investment” means, for any Person:  (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit with, or advance, loan or capital contribution to, assumption of Debt of, purchase or other acquisition of any other Debt or equity participation or interest in, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business); (c) the purchase or acquisition (in one or a series of transactions) of Property of another Person that constitutes a business unit; or (d) the entering into of any guarantee of, or other contingent obligation (including the deposit of any Equity Interests to be sold) with respect to, Debt or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

“Issuing Bank” means (i) as to the Existing Letters of Credit, the issuing lender thereof on the Petition Date and (ii) Wells Fargo, in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.08(i).  Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“LC Commitment” means, at any time, One Million dollars ($1,000,000).

“LC Disbursement” means a payment made by any Issuing Bank pursuant to a Letter of Credit issued by such Issuing Bank.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any New Money Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Legacy GP” means Legacy Reserves GP, LLC, a Delaware limited liability company.

“Legacy Reserves Energy Services LLC” means Legacy Reserves Energy Services LLC, a Texas limited liability company and a Wholly-Owned Subsidiary of the Borrower.

“Legacy Reserves Operating GP LLC” means Legacy Reserves Operating GP LLC, a Delaware limited liability company, the general partner of Legacy Reserves Operating LP and a Wholly-Owned Subsidiary of the Borrower.

“Legacy Reserves Operating LP” means Legacy Reserves Operating LP, a Delaware limited partnership and a Wholly-Owned Subsidiary of the Borrower.

“Legacy Reserves Services LLC” means Legacy Reserves Services LLC, a Texas limited liability company and a Wholly-Owned Subsidiary of the Borrower.

“Lenders” means, collectively, the New Money Lenders and the Refinancing Lenders.

“Letter of Credit” means the Existing Letters of Credit and any letter of credit issued pursuant to this Agreement.

“Letter of Credit Agreements” means all letter of credit applications and other agreements (including any amendments, modifications or supplements thereto) submitted by the Borrower, or entered into by the Borrower, with any Issuing Bank relating to any Letter of Credit issued by such Issuing Bank.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Agent to be the offered rate which appears on the page of the Reuters Screen which displays the London interbank offered rate administered by ICE Benchmark Administration Limited (such page currently being the LIBOR01 page) (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate (rounded upwards, if necessary, to the next 1/100th of 1%) at which dollar deposits of an amount comparable to such Eurodollar Borrowing and for a maturity comparable to such Interest Period are offered to the principal London office of the Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that, if the LIBO Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (b) production payments and the like payable out of Oil and Gas Properties.  The term “Lien” shall include easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations.  For the purposes of this Agreement, the Debtors shall be deemed to be the owner of any Property which they have acquired or hold subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

“Loan Documents” means this Agreement, the Notes, the Letter of Credit Agreements, the Letters of Credit, the Security Instruments, the Fee Letter and all other agreements, instruments, consents and certificates heretofore and hereafter executed and delivered by the Borrower, any other Loan Party and any of their respective Affiliates in connection with this Agreement.

“Loan Guarantee” means Article XIII of this Agreement.

“Loan Parties” means collectively, the Borrower and each Guarantor.

“Loans” means, individually, any New Money Loan or Refinanced Loan made by any Lender pursuant to this Agreement, and collectively, to New Money Loans and Refinanced Loans made by the Lenders to the Borrower.

“Majority Lenders” means, at any time, Lenders having Loans, LC Exposure and unused Commitments representing more than 50% of the sum of all Loans outstanding, LC Exposure and unused Commitments at such time (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)); provided that Loans, LC Exposure and unused Commitment of any Defaulting Lender at such time shall be disregarded for purposes of making a determination of Majority Lenders.

“Maximum Liability” has the meaning set forth in Section 13.09.

“Material Adverse Effect” means a material adverse change in, or material adverse effect on (a) the business, operations, Property, liabilities (actual or contingent)  or condition (financial or otherwise) of the Borrower and its Guarantors, taken as a whole, other than any change, event or occurrence, arising individually or in the aggregate, from events that could reasonably be expected to result from the filing or commencement of the Bankruptcy Cases or the announcement of the filing or commencement of the Bankruptcy Cases, (b) the ability of any Debtor to perform any of its obligations under any Loan Document to which it is a party (including, without limitation, payment and performance of the Obligations), (c) the validity or enforceability of any Loan Document or the Obligations or (d) the rights and remedies of, or benefits available to, the Agent, any other Agent, the Issuing Bank or any Lender under any Loan Document.

“Material Domestic Subsidiary” means, as of any date, any Domestic Subsidiary that (a) is a Wholly-Owned Subsidiary and (b) together with its Subsidiaries, owns Property having a fair market value of $2,000,000 or more; provided that, notwithstanding the foregoing, each Domestic Subsidiary that owns any natural gas pipelines or any other gathering systems or pipelines or midstream assets shall be a Material Domestic Subsidiary.

“Material Indebtedness” means Debt (other than the Loans, Letters of Credit and the Loan Guarantee), or obligations in respect of one or more Swap Agreements, of any one or more of the Debtors in an aggregate principal amount exceeding $1,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any of its Subsidiaries in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Permian Acreage” means Oil and Gas Properties owned by any Debtor in Martin, Reeves, Winkler, Midland, Pecos, Howard, Glasscock, Reagan, Upton, Irion, Crockett, Loving and Andrews Counties, Texas and Lea County, New Mexico except for any such Oil and Gas Property that the Agent expressly agrees in writing is not Material Permian Acreage.

“Maturity Date” means the earliest of (a) the Scheduled Maturity Date; (b) the effective date of an Approved Plan of Reorganization; (c) the closing of a sale of substantially all of the equity or assets of the Debtors (unless consummated pursuant to an Approved Plan of Reorganization); and (d) the termination of the DIP Facility during the continuation of an Event of Default, or termination under this Agreement or the applicable DIP Order.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

“Mortgaged Property” means, as of any date of determination, any Property owned by the Borrower or any Guarantor, which is subject to a Lien and security interest in favor of the Agent (or its designee pursuant to any mortgage and/or any other Loan Document) and existing under the terms of the Existing Security Instruments to secure the Existing Obligations.

“Multiemployer Plan” means a Plan that is a multiemployer plan as defined in section 3(37) or 4001 (a)(3) of ERISA.

“Net Cash Proceeds” means (a) in connection with any issuance or sale of Equity Interests or Debt securities or instruments or the incurrence of loans, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith or (b) with respect to any disposition, the cash proceeds (including, without limitation, cash or cash equivalents subsequently received in respect of noncash consideration initially received), net of (i) direct selling expenses (including reasonable broker’s fees or commissions, legal, accounting and investment banking fees and expenses, title insurance premiums, survey costs, transfer and similar taxes and the Borrower’s good faith estimate of income taxes paid or payable in connection with such sale), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such disposition (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), (iii) amounts paid in respect of the termination of Swap Agreements in respect of notional volumes or amounts corresponding to the property subject of such disposition or any Debt being repaid under clause (iv), (iv) the principal amount, premium or penalty, if any, interest and other amounts on any Debt permitted hereunder that is secured by a Lien permitted hereunder (other than any Lien pursuant to a Security Instrument) on the asset disposed of in such disposition and required to be repaid with such proceeds (other than any such Debt assumed by the purchaser of such asset) and (v) the principal amount (together with interest and other amounts paid thereon) of any Borrowings that are repaid with such proceeds in order to reduce or eliminate any Revolving Credit Exposure in excess of the then-effective Available Commitments (and if the Revolving Credit Exposure exceeds the then-effective Available Commitments after prepaying all of the Borrowings as a result of any LC Exposure, any cash collateral paid with such proceeds in order to reduce or eliminate any Revolving Credit Exposure in excess of the then-effective Available Commitments).

“New Money Lenders” means the Persons listed on Annex II and any Person that becomes a party hereto pursuant to an Assignment and Assumption (other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption) with respect to a New Money Loan or a Commitment and, as the context requires, includes any Issuing Bank and, in each case, includes their respective successors and permitted assigns.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Paying Guarantor” has the meaning set forth in Section 13.10.

“Notes” means the promissory notes of the Borrower described in Section 2.02(d) and being substantially in the form of Exhibit A, together with all amendments, modifications, replacements, extensions and rearrangements thereof.

“Obligated Party” has the meaning set forth in Section 13.10.

“Obligations” means any and all amounts owing or to be owing by the Borrower or any other Debtor (including without limitation, all debts, liabilities, obligations, covenants and duties of each such Person, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising) and including interest and fees that accrue after the commencement by or against any Debtor of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, including:  (a) to the Agent, the Issuing Bank, any Lender or any other Secured Party under, or in connection with, any Loan Document; (b) all Secured Swap Obligations; (c) all Secured Cash Management Obligations; and (d) all renewals, extensions and/or rearrangements of any of the above; provided that, notwithstanding anything to the contrary herein or in any Loan Document, “Obligations” shall not include, with respect to any Debtor, any Excluded Swap Obligations of such Debtor.

“OFAC” means the U.S. Department of the Treasury Office of Foreign Assets Control.

“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests; and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, separators, liquid extraction, treating and processing facilities, compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.  Unless otherwise indicated herein, each reference to the term “Oil and Gas Properties” shall mean Oil and Gas Properties of any one or more Debtors, as the context requires.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or Property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement and any other Loan Document.

“Parent” means Legacy Reserves Inc., a Delaware corporation.

“Parent Guarantors” means, collectively, the Parent and Legacy GP.

“Participant” has the meaning set forth in Section 12.04(c)(i).

“Participant Register” has the meaning set forth in Section 12.04(c)(ii).

“Paying Guarantor” has the meaning set forth in Section 13.10.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Convertible Note Cash Payments” means (a) any payment in cash of a conversion incentive in an amount not to exceed one year’s interest that would otherwise be payable pursuant to and in accordance with the Existing Senior Indenture governing the Existing Convertible Senior Notes in connection with the early cashless conversion of such Existing Convertible Senior Notes into common Equity Interests and (b) any cash payment in lieu of the issuance of fractional shares pursuant to and in accordance with the Existing Senior Indenture governing the Existing Convertible Senior Notes in connection with the cashless conversion of the Existing Convertible Senior Notes into common Equity Interests.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pinnacle Gas Treating LLC” means Pinnacle Gas Treating LLC, a Texas limited liability company and a Wholly-Owned Subsidiary of the Borrower.

“Plan” means any employee pension benefit plan, as defined in section 3(2) of ERISA, which (a) is currently or hereafter sponsored, maintained or contributed to by any Debtor or an ERISA Affiliate or (b) was at any time during the six calendar years preceding the date hereof, sponsored, maintained or contributed to by any Debtor or an ERISA Affiliate.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Wells Fargo as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.  Such rate is set by Wells Fargo as a general reference rate of interest, taking into account such factors as Wells Fargo may deem appropriate; it being understood that many of Wells Fargo’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that Wells Fargo may make various commercial or other loans at rates of interest having no relationship to such rate.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Proposed Plan” has the meaning set forth in Section 12.02(c).

“Proved Developed Producing Properties” means Oil and Gas Properties which are categorized as “Proved Reserves” that are both “Developed” and “Producing”, as such terms are defined in the Definitions for Oil and Gas Reserves as promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

“Redemption” means with respect to any Debt (including, without limitation, the Existing Convertible Senior Notes), the repurchase, redemption, prepayment, repayment or defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of any such Debt, but excluding, for the avoidance of doubt, the cashless conversion of the Existing Convertible Senior Notes into common Equity Interests in accordance with the terms of the Existing Senior Indenture governing the Existing Convertible Senior Notes.  For the avoidance of doubt, the cash settlement or any other payment in cash of any conversion obligation under the Existing Convertible Senior Notes (whether pursuant to Section 11.02(b) of the Existing Senior Indenture governing the Existing Convertible Notes or otherwise, but excluding any Permitted Convertible Note Cash Payments) shall constitute a Redemption of the Existing Convertible Senior Notes.  “Redeem” has the correlative meaning thereto.

“Refinanced Loan Amount” means, as to each Refinancing Lender, the sum of the Interim Refinanced Loan Amount and Final Refinanced Loan Amount, as set forth opposite such Refinancing Lender’s name on Annex I under the caption “Refinanced Loan Amount”.

“Refinancing Lenders” means the Persons listed on Annex I (as updated by the Agent from time to time on or prior to the Final Facility Effective Date in accordance Section 2.01(b)) and any Person that becomes a party hereto pursuant to an Assignment and Assumption (other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption) with respect to a Refinanced Loan and includes their respective successors and permitted assigns.

“Register” has the meaning assigned such term in Section 12.04(b)(iv).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors (including attorneys, accountants and experts) of such Person and such Person’s Affiliates.

“Remedial Work” has the meaning assigned such term in Section 8.10(a).

“Reporting Date” shall have the meaning assigned to such term in Section 8.01(t)(ii).

“Required Lenders” means, Lenders having Loans, LC Exposure and unused Commitments representing at least sixty-six and two-thirds percent (66-2/3%) of the sum of all Loans outstanding, LC Exposure and unused Commitments at such time (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)); provided that Loans, LC Exposure and unused Commitment of any Defaulting Lender at such time shall be disregarded for purposes of making a determination of Required Lenders.

“Required Refinanced Lenders” has the meaning set forth in Section 12.02(c).

“Reserve Report” means a report, in form and substance reasonably satisfactory to the Agent, setting forth, as of each January 1st or July 1st, the oil and gas reserves attributable to the Oil and Gas Properties of the Debtors, together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, based upon the economic assumptions consistent with the Agent’s lending requirements at the time.

“Responsible Officer” means, as to any Person, the Chief Executive Officer, the President, any Financial Officer or any Vice President of such Person.  Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in any Debtor, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, Redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in such Debtor or any option, warrant or other right to acquire any such Equity Interests in such Debtor.

“Revolving Credit Exposure” means, with respect to any New Money Lender at any time, the sum of the outstanding principal amount of such New Money Lender’s New Money Loans and its LC Exposure at such time.

“Sanctioned Country” means, at any time, a country or territory which is itself, or whose government is, the subject or target of any Sanctions broadly restricting or prohibiting dealing with such country, territory or government (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, any Person with whom dealings are restricted or prohibited under Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the United States (including by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the U.S. Department of Commerce), or by the United Nations Security Council, the European Union or any EU member state, or Her Majesty’s Treasury, (b) any Person located, operating, organized or resident in a Sanctioned Country or (c) any Person directly or indirectly owned or controlled by any such Person or Persons.

“Sanctions” means economic or financial sanctions or trade embargoes or restricted measures imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Scheduled Maturity Date” means the date that is the eight (8) month anniversary of the Petition Date.

“Secured Cash Management Agreement” means a Cash Management Agreement between (a) any Debtor and (b) a Secured Cash Management Provider.

“Secured Cash Management Obligations” means any and all amounts and other obligations owing by any Debtor to any Secured Cash Management Provider under any Secured Cash Management Agreement.

“Secured Cash Management Provider” means a Lender, an Affiliate of a Lender, the Agent or an Affiliate of the Agent; provided that, so long as any Lender is a Defaulting Lender, such Lender will not be a Secured Cash Management Provider with respect to any Cash Management Agreement entered into while such Lender was a Defaulting Lender.

“Secured Obligations” means all Obligations, together with all (a) Secured Cash Management Obligations and (b) Secured Swap Obligations owing to one or more Lenders or their respective Affiliates.

“Secured Parties” means the Lenders, the Issuing Bank, any Secured Swap Party, any Secured Cash Management Provider and any other Person holding Obligations secured by the Liens granted under any Loan Document, including pursuant to the DIP Orders.

“Secured Swap Agreement” means any Swap Agreement between any Debtor and any Person that is entered into prior to the time, or during the time, that such Person was, a Lender or an Affiliate of a Lender (including any such Swap Agreement in existence prior to the date hereof), even if such Person subsequently ceases to be a Lender (or an Affiliate of a Lender) for any reason (any such Person, a “Secured Swap Party”); provided that, for the avoidance of doubt, the term “Secured Swap Agreement” shall not include any Swap Agreement or transactions under any Swap Agreement entered into after the time that such Secured Swap Party ceases to be a Lender or an Affiliate of a Lender.

“Secured Swap Obligations” means all amounts and other obligations owing to any Secured Swap Party under any Secured Swap Agreement (other than Excluded Swap Obligations).

“Secured Swap Party” has the meaning assigned to such term in the definition of Secured Swap Agreement.

“Securities Account” has the meaning assigned to such term in the UCC.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute, and any regulations promulgated thereunder.

“Security Instruments” means, collectively, each security agreement, the DIP Orders, the Loan Guarantee, mortgages, deeds of trust and any and all other agreements, instruments, consents or certificates now or hereafter executed and delivered by the Borrower or any other Person (other than Secured Cash Management Agreements, Secured Swap Agreements or participation or similar agreements between any Lender and any other lender or creditor with respect to any Obligations pursuant to this Agreement) in connection with, or as security for the payment or performance of the Obligations, the Notes, this Agreement, or reimbursement obligations under the Letters of Credit, as such agreements may be amended, modified, supplemented or restated from time to time.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Agent is subject with respect to the Adjusted LIBO Rate for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, with respect to any Person (the “parent”), (a) any other Person (i) of which at least a majority of the outstanding Equity Interests is at the time directly or indirectly owned by the parent or one or more of its Subsidiaries or by the parent and one or more of its Subsidiaries or (ii) of which at least a majority of the outstanding Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors, manager or other governing body of such Person (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by the parent or one or more of its Subsidiaries or by the parent and one or more of its Subsidiaries and (b) any partnership of which the parent or any of its Subsidiaries is a general partner; provided that, for the avoidance of doubt, the term “Subsidiary” shall exclude Binger.  Unless otherwise indicated herein, each reference to the term “Subsidiary” shall mean a Subsidiary of the Borrower.

“Subsidiary Guarantor” means any Subsidiary of the Borrower that is a Guarantor.

“Superpriority Claim” means a superpriority administrative expense claim pursuant to section 364(c)(1) of the Bankruptcy Code against a Debtor in any of the Bankruptcy Cases having priority over any or all administrative expense claims, adequate protection and other diminution claims, priority and other unsecured claims, and all other claims against a Debtor or its estate, including claims of the kind specified in, or otherwise arising or ordered under, any sections of the Bankruptcy Code (including, without limitation, sections 105(a), 326, 328, 330, 331, 503(a), 503(b), 506(c), 507, 546, 552(b), 726, 1113 and/or 1114 thereof), whether or not such claim or expenses may become secured by a judgment Lien or other non-consensual Lien, levy or attachment.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Debtor shall be a Swap Agreement.

“Synthetic Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as indebtedness for borrowed money for purposes of U.S. federal income taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, 80% of the residual value of the Property subject to such operating lease upon expiration or early termination of such lease.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges, assessments, fees or withholdings (including backup withholding) imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the earliest to occur of: (a) the Maturity Date; (b) the date of the payment in full, in cash, of all Obligations (and the termination of all Commitments and the LC Commitment in accordance with the terms hereof); and (c) the date of termination of the Commitments (including the LC Commitment) and/or the acceleration of all of the Obligations under this Agreement and the other Loan Documents following the occurrence and continuance of an Event of Default in accordance with Section 10.02.

“Total Proved Reserves” means Oil and Gas Properties which are categorized as “Proved Reserves”, as such term is defined in the Definitions for Oil and Gas Reserves as promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

“Transactions” means, with respect to (a) the Borrower, the execution, delivery and performance by the Borrower of this Agreement, and each other Loan Document to which it is a party, borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, and the grant of Liens by the Borrower on Mortgaged Properties and other Properties pursuant to the Security Instruments and (b) any Guarantor, the execution, delivery and performance by such Guarantor of each Loan Document to which it is a party, the guaranteeing of the Obligations and the other obligations under the Loan Guarantee by such Guarantor and such Guarantor’s grant of the security interests and provision of collateral under the Security Instruments, and the grant of Liens by such Guarantor on Mortgaged Properties and other Properties pursuant to the Security Instruments.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Alternate Base Rate or the Adjusted LIBO Rate.

“UCC” means the Uniform Commercial Code as in effect in the State of Texas.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56), as amended.

“Variance Testing Date” shall have the meaning assigned to such term in Section 8.01(t)(iii).

“Variance Testing Period” shall have the meaning assigned to such term in Section 8.01(t)(iii).

“Volumetric Production Payments” means sales of Hydrocarbons in place that require the Borrower or any Guarantor to deliver Hydrocarbons at some future time without receipt by such Borrower or Guarantor at such future time of full payment therefor.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Wholly-Owned Subsidiary” means any Subsidiary of which all of the outstanding Equity Interests (other than any directors’ qualifying shares mandated by applicable law), on a fully-diluted basis, are owned by the Borrower or one or more of the Wholly-Owned Subsidiaries or are owned by the Borrower and one or more of the Wholly-Owned Subsidiaries.

Section 1.03        Types of Loans and Borrowings.  For purposes of this Agreement, Loans and Borrowings, respectively, may be classified and referred to by Type (e.g., a “Eurodollar Loan” or a “Eurodollar Borrowing”).

Section 1.04       Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Documents herein), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Loan Documents herein), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including” and (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement.  No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.

Section 1.05       Accounting Terms and Determinations; GAAP.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Agent or the Lenders hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the Financial Statements except for changes in which the Borrower’s independent certified public accountants concur and which are disclosed to Agent on the next date on which financial statements are required to be delivered to the Lenders pursuant to Section 8.01(a); provided that, unless the Borrower and the Majority Lenders shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with the covenants contained herein is computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods.

Section 1.06         [Reserved].

Section 1.07         Divisions.  For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws):  (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II
THE CREDITS

Section 2.01         Commitments.

(a)         Subject to the applicable terms and conditions and relying upon the representations and warranties herein set forth, each New Money Lender agrees to make new money loans (the “New Money Loans”) to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in: (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment, (ii) during the Interim Period, such Lender’s Revolving Credit Exposure exceeding its Applicable Percentage of the Interim Facility Cap, or (iii) the total Revolving Credit Exposure of all New Money Lenders exceeding the then-effective Available Commitments.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow the New Money Loans.

(b)         On the (i) Interim Facility Effective Date, each Refinancing Lender shall become entitled to roll up an aggregate principal amount of Existing Loans held by such Lender equal to such Refinancing Lender’s Interim Refinanced Loan Amount as set forth opposite such Refinancing Lender’s name on Annex I under “Interim Refinanced Loan Amount” into roll-up loans hereunder (the “Interim Refinanced Loans”) and (ii) Final Facility Effective Date, each Refinancing Lender shall become entitled to roll up an aggregate principal amount of Existing Loans held by such Lender equal to such Refinancing Lender’s Final Refinanced Loan Amount as set forth opposite such Refinancing Lender’s name on Annex I under “Final Refinanced Loan Amount” into roll-up loans hereunder (the “Final Refinanced Loans” and, together with the Interim Refinanced Loans, collectively the “Refinanced Loans”).  Subject to the terms and conditions set forth herein and without any further action by any party to this Agreement, each Refinancing Lender’s (i) Interim Refinanced Loans shall, from and after the Interim Facility Effective Date, and (ii) Final Refinanced Loans shall, from and after the Final Facility Effective Date, be designated as Refinanced Loans and administered hereunder.  Such designation is not intended to and shall not constitute a payment on account of or a novation of the applicable Existing Loans, which shall continue to be outstanding under the Existing Credit Agreement and administered under this Agreement as Refinanced Loans.  As a consequence of such designation, and solely to enable the Refinanced Loans to be administered hereunder, effective with such designation, each Refinanced Loan that is the subject of such designation shall from and after such designation constitute a Refinanced Loan hereunder; provided that, for the avoidance of doubt, until any Existing Loan has been designated as a Refinanced Loan hereunder and approved by the applicable DIP Order, the Refinanced Loans shall continue to be guaranteed by the Guarantors under the Existing Guaranty Agreement and secured by and entitled to the benefits of all Liens and security interests created and arising under the Existing Security Instruments, which Liens and security interests shall remain in full force and effect on a continuous basis, unimpaired, uninterrupted and undischarged, and having the same perfected status and priority.  Each such designation shall be applied on a pro rata basis to the Existing Loans held by such Refinancing Lender under the Existing Credit Agreement to the extent rolled up under this Agreement as set forth on Annex I.  For the avoidance of doubt, each Refinancing Lender acknowledges and agrees that, by accepting the benefits of this Agreement, on the Interim Facility Effective Date and Final Facility Effective Date, as applicable, each Existing Lender rolling up loans under this Agreement shall become a party to this Agreement as a Refinancing Lender hereunder by executing and delivering a counterpart to this Agreement.  Amounts rolled up under this Section 2.01(b) and repaid or prepaid may not be reborrowed.  The Agent shall update Annex I on each of the Interim Facility Effective Date and the Final Facility Effective Date to reflect each Refinancing Lender’s Refinanced Loan Amount (which Refinanced Loan Amount listed on Annex I shall be conclusive absent manifest error) and deliver such updated Annex I to the Borrower and the Refinancing Lenders, whereupon such updated Annex I shall constitute Annex I for all purposes hereunder.  Notwithstanding anything to the contrary herein, the Refinanced Loans shall be ABR Loans and shall bear interest at the Alternate Base Rate plus the Applicable Margin.

Section 2.02         Loans and Borrowings.

(a)          Borrowings; Several Obligations.  Each New Money Loan shall be made as part of a Borrowing consisting of New Money Loans made by the New Money Lenders ratably in accordance with their respective Commitments.  The failure of any Lender to make any New Money Loan required to be made by it shall not relieve any other New Money Lender of its obligations hereunder; provided that the Commitments are several and no New Money Lender shall be responsible for any other Lender’s failure to make Loans as required hereunder.

(b)         Types of Loans.  Subject to Section 3.03, each Borrowing of New Money Loans shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith.  Each New Money Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such New Money Lender to make such New Money Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such New Money Loan in accordance with the terms of this Agreement.

(c)         Minimum Amounts; Limitation on Number of Borrowings.  At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000; provided that any Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.08(e).  Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of eight (8) Eurodollar Borrowings outstanding.  Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(d)         Loans, Obligations and Notes.  The Obligations and credit extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Agent in the ordinary course of business.  The accounts or records maintained by the Agent and each Lender shall be conclusive absent manifest error of the amount of the credit extensions made by such Lender to the Borrower and the interest and payments thereon. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Agent in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Agent, the Borrower shall execute and deliver to such Lender (through the Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse the date, Type (if applicable), and amount and maturity of its Loans and payments made with respect thereto.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the Obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.

Section 2.03         Requests for Borrowings.  To request a Borrowing of New Money Loans, the Borrower shall notify the Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., Houston time, three (3) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 pm noon, Houston time, on the Business Day prior to the proposed Borrowing; provided that no such notice shall be required for any deemed request of a Eurodollar Borrowing to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e).  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Agent of a written Borrowing Request in a form approved by the Agent substantially in the form of Exhibit B and signed by the Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(a)          the aggregate amount of the requested Borrowing;

(b)          the date of such Borrowing, which shall be a Business Day;

(c)          whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(d)          in the case of a Eurodollar Borrowing, the Interest Period to be applicable thereto, which shall be a period of one month;

(e)          the amount of (i) the then-effective Aggregate Commitments, (ii) the amount of Available Funds and the then-effective Available Commitments, (C) the current total Revolving Credit Exposures (without regard to the requested Borrowing) and (D) the pro forma total Revolving Credit Exposures (giving effect to the requested Borrowing);

(f)          the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05;

Each Borrowing Request shall constitute a representation that (a) the amount of the requested Borrowing shall not cause the total Revolving Credit Exposures to exceed the total Available Commitments.  Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04         Interest Elections.

(a)          Conversion and Continuance.  Except as provided in Section 2.08, each Borrowing of New Money Loans initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period of one month.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing as provided in this Section 2.04.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the New Money Loans comprising such Borrowing, and the New Money Loans comprising each such portion shall be considered a separate Borrowing.

(b)          Interest Election Requests.  To make an election pursuant to this Section 2.04, the Borrower shall notify the Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Agent of a written Interest Election Request in a form approved by the Agent and signed by the Borrower.

(c)          Information in Interest Election Requests.  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)          the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Section 2.04(c)(iii) and (iv) shall be specified for each resulting Borrowing);

(ii)         the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)        whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)       if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which, in all cases, whether or not so indicated in such Interest Election Request, shall be a period of one month.

If any such Interest Election Request does not specify a Type, then the Borrower shall be deemed to have selected a Eurodollar Borrowing with an initial Interest Period of one month.

(d)          Notice to New Money Lenders by the Agent.  Promptly following receipt of an Interest Election Request, the Agent shall advise each New Money Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)         Effect of Failure to Deliver Timely Interest Election Request and Events of Default.  If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Eurodollar Loan having an Interest Period of one month.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing:  (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing (and any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective) and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.05         Funding of Borrowings.

(a)          Funding by Lenders.  Each Lender shall make each New Money Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., Houston time, to the account of the Agent most recently designated by it for such purpose by notice to the Lenders.  The Agent will make such New Money Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower and designated by the Borrower in the applicable Borrowing Request; provided that Eurodollar Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e) shall be remitted by the Agent to the Issuing Bank that made such LC Disbursement.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for its New Money Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its New Money Loan in any particular place or manner.

(b)          Presumption of Funding by the Lenders.  Unless the Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Agent such Lender’s share of such Borrowing, the Agent may assume that such Lender has made such share available on such date in accordance with Section 2.05(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Agent, then the applicable Lender and the Borrower severally agree to pay to the Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.06         Termination and Reduction of Aggregate Commitments.

(a)          Scheduled Termination of Commitments.  Unless previously terminated, the Commitments shall terminate on the Maturity Date.  If at any time the Aggregate Commitments is terminated or reduced to zero, then the Commitments shall terminate on the effective date of such termination or reduction.

(b)          Optional Termination and Reduction of Aggregate Credit Amounts.

(i)         The Borrower may at any time terminate, or from time to time reduce, the Aggregate Commitments; provided that (A) each reduction of the Aggregate Commitments shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000, and (B) the Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 3.04(c), the total Revolving Credit Exposures would exceed the Available Commitments.

(ii)        The Borrower shall notify the Agent of any election to terminate or reduce the Aggregate Commitments under Section 2.06(b)(i) at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section 2.06(b)(ii) shall be irrevocable.  Any termination or reduction of the Aggregate Commitments shall be permanent and may not be reinstated.  Each reduction of the Aggregate Commitments shall be made ratably among the Lenders in accordance with each Lender’s Applicable Percentage.

Section 2.07         [Reserved].

Section 2.08         Letters of Credit.

(a)         General.  On the Interim Facility Effective Date, the Existing Letters of Credit shall be deemed to have been issued under the New Money Facility pursuant to, and shall constitute Letters of Credit for all purposes under, this Agreement.  Subject to the terms and conditions set forth herein, the Borrower may on and after the Interim Facility Effective Date request any Issuing Bank to issue Letters of Credit for its own account or for the account of any Debtor, in a form reasonably acceptable to the Agent and such Issuing Bank, at any time and from time to time during the Availability Period; provided that the Borrower may not request the issuance, amendment, renewal or extension of Letters of Credit hereunder if after giving effect to such issuance, amendment, renewal or extension the aggregate Revolving Credit Exposures would exceed the Available Commitments.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)         Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall deliver as permitted by Section 12.01(a) (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to any Issuing Bank and the Agent (not less than five (5) Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice:

(i)        requesting the issuance of a Letter of Credit or identifying the Letter of Credit issued by such Issuing Bank to be amended, renewed or extended;

(ii)         specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day);

(iii)        specifying the date on which such Letter of Credit is to expire (which shall comply with Section 2.08(c));

(iv)        specifying the amount of such Letter of Credit;

(v)        specifying the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit; and

(vi)       specifying the current total Revolving Credit Exposures (without regard to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit) and the pro forma total Revolving Credit Exposures (giving effect to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit).

Each notice shall constitute a representation that after giving effect to the requested issuance, amendment, renewal or extension, as applicable, (A) the LC Exposure shall not exceed the LC Commitment and (B) the total Revolving Credit Exposures shall not exceed the then-effective Available Commitments.

If requested by any Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit.

(c)         Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business no later than ten (10) days prior to the Scheduled Maturity Date.

(d)         Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank that issues such Letter of Credit or the New Money Lenders, each Issuing Bank that issues a Letter of Credit hereunder hereby grants to each New Money Lender, and each New Money Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such New Money Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each New Money Lender hereby absolutely and unconditionally agrees to pay to the Agent, for the account of any Issuing Bank that issues a Letter of Credit hereunder, such New Money Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.08(e), or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each New Money Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.08(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default, aggregate Revolving Credit Exposures exceeding the Available Commitments or reduction or termination of the Aggregate Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)         Reimbursement.  If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit issued by such Issuing Bank, the Borrower shall reimburse such LC Disbursement by paying to the Agent an amount equal to such LC Disbursement not later than 1:00 p.m., Houston time, on the third day after such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 9:00 a.m., Houston time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 1:00 p.m., Houston time, on (i) the third day after the Borrower receives such notice, if such notice is received prior to 9:00 a.m., Houston time, on the day of receipt, or (ii) the Business Day immediately following the third day after the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that if such LC Disbursement is less than or equal to $1,000,000, the Borrower shall, subject to the conditions to Borrowing set forth herein, be deemed to have requested, and the Borrower does hereby request under such circumstances, that such payment be financed with a Eurodollar Borrowing with an Interest Period of one month in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Eurodollar Borrowing.  If the Borrower fails to make such payment when due, the Agent shall notify each New Money Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such New Money Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each New Money Lender shall pay to the Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to New Money Loans made by such New Money Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Agent shall promptly pay to the Issuing Bank that issued such Letter of Credit the amounts so received by it from the New Money Lenders.  Promptly following receipt by the Agent of any payment from the Borrower pursuant to this Section 2.08(e), the Agent shall distribute such payment to the Issuing Bank that issued such Letter of Credit or, to the extent that New Money Lenders have made payments pursuant to this Section 2.08(e) to reimburse such Issuing Bank, then to such New Money Lenders and such Issuing Bank as their interests may appear.  Any payment made by a New Money Lender pursuant to this Section 2.08(e) to reimburse any Issuing Bank for any LC Disbursement (other than the funding of Eurodollar Loans as contemplated above) shall not constitute a New Money Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.  Any LC Disbursement not reimbursed by the Borrower or funded as a New Money Loan prior to 1:00 p.m., Houston time on the date such Disbursement is made, shall bear interest for each such day such Disbursement is outstanding at rate per annum then applicable to Eurodollar Loans.

(f)        Obligations Absolute.  The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.08(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Bank under a Letter of Credit issued by such Issuing Bank against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or any Letter of Credit Agreement, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.08(f), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  Neither the Agent, the New Money Lenders nor any Issuing Bank, nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised all requisite care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank that issued such Letter of Credit may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)          Disbursement Procedures.  Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by such Issuing Bank.  Such Issuing Bank shall promptly notify the Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the New Money Lenders with respect to any such LC Disbursement.

(h)        Interim Interest.  If any Issuing Bank shall make any LC Disbursement, then, until the Borrower shall have reimbursed such Issuing Bank for such LC Disbursement (either with its own funds or a Borrowing under Section 2.08(e)), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Eurodollar Loans.  Interest accrued pursuant to this Section 2.08(h) shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any New Money Lender pursuant to Section 2.08(e) to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)         Replacement of an Issuing Bank.  Any Issuing Bank may be replaced or resign at any time by written agreement among the Borrower, the Agent, such resigning or replaced Issuing Bank and, in the case of a replacement, the successor Issuing Bank.  The Agent shall notify the New Money Lenders of any such resignation or replacement of an Issuing Bank.  At the time any such resignation or replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the resigning or replaced Issuing Bank pursuant to Section 3.05(b).  In the case of the replacement of an Issuing Bank, from and after the effective date of such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the resignation or replacement of an Issuing Bank hereunder, the resigning or replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit.

(j)          Cash Collateralization.  If (i) any Event of Default shall occur and be continuing and the Borrower receives notice from the Agent or the Majority Lenders demanding the deposit of cash collateral pursuant to this Section 2.08(j), (ii) the Borrower is required to pay to the Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), or (iii) the Borrower is required to Cash Collateralize a Defaulting Lender’s LC Exposure pursuant to Section 4.03(c)(iii)(B), then the Borrower shall pledge and deposit with or deliver to the Agent (as a first priority, perfected security interest), for the benefit of the Issuing Bank, at a location and pursuant to documentation in form and substance satisfactory to the Agent, an amount in cash in dollars equal to such LC Exposure or excess attributable to such LC Exposure, as the case may be, as of such date plus any accrued and unpaid interest thereon.  The Borrower hereby grants to the Agent, for the benefit of each Issuing Bank and the New Money Lenders, an exclusive first priority and continuing perfected security interest in and Lien on such account and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in such account, all deposits or wire transfers made thereto, any and all investments purchased with funds deposited in such account, all interest, dividends, cash, instruments, financial assets and other Property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing, and all proceeds, products, accessions, rents, profits, income and benefits therefrom, and any substitutions and replacements therefor.  The Borrower’s obligation to deposit amounts pursuant to this Section 2.08(j) shall be absolute and unconditional, without regard to whether any beneficiary of any such Letter of Credit has attempted to draw down all or a portion of such amount under the terms of a Letter of Credit, and, to the fullest extent permitted by applicable law, shall not be subject to any defense or be affected by a right of set-off, counterclaim or recoupment which any Debtor may now or hereafter have against any such beneficiary, any Issuing Bank, the Agent, the New Money Lenders or any other Person for any reason whatsoever.  Such deposit shall be held as collateral securing the payment and performance of the Borrower’s and any Guarantor’s obligations under this Agreement and the other Loan Documents.  The Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account; provided that investments of funds in such account in investments permitted by Section 9.05(d) or Section 9.05(f) may be made at the option of the Borrower at its direction, risk and expense.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Agent to reimburse, on a pro rata basis, each Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower and the Guarantors, if any, under this Agreement or the other Loan Documents.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default or pursuant to Section 4.03(c)(iii)(B) as a result of a Defaulting Lender, and the Borrower is not otherwise required to pay to the Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), then such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived or the events giving rise to such Cash Collateralization pursuant to Section 4.03(c)(iii)(B) have been satisfied or resolved.

Section 2.09         Collateral; Guarantees.

(a)          Priority and Liens. The parties hereto acknowledge and agree that, upon entry of the DIP Orders and the delivery and execution of this Agreement, the Obligations shall at all times be secured and perfected pursuant to, and have the superpriority claims and liens as set forth in, the DIP Orders and herein.

(b)          Payment of Obligations. On the Termination Date, the Lenders shall be entitled to immediate payment of all Obligations without further application to, or order of, the Bankruptcy Court.

(c)          No Discharge; Survival of Claims. Each Debtor agrees that (a) any Confirmation Order entered in the Bankruptcy Cases shall not discharge or otherwise affect in any way any of the Obligations, other than after the payment in full in cash to the Secured Parties of all Obligations (and the Cash Collateralization of all outstanding Letters of Credit in amount and subject to documentation satisfactory to the Issuing Bank) and termination of the Commitments on or before the effective date of an Approved Plan of Reorganization and (b) to the extent the Obligations are not satisfied in full, (i) the Obligations shall not be discharged by the entry of a Confirmation Order (and each Loan Party, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge) and (ii) the Superpriority Claim granted to the Agent, the Lenders, the Secured Swap Parties and the Secured Cash Management Providers pursuant to the DIP Order and the Liens granted to the Agent pursuant to the DIP Order shall not be affected in any manner by the entry of a Confirmation Order.

(d)       Perfection and Protection of Security Interests and Liens. The Loan Parties will from time to time deliver to the Agent all financing statements, amendments, assignments and continuation statements, extension agreements and other documents, properly completed and executed (and acknowledged when required) by each Loan Party, as applicable, in form and substance satisfactory to the Agent, in each case, which the Agent requests for the purpose of perfecting, confirming, or protecting its lien and security interest in Collateral for the purpose of securing the Obligations.

(e)         Offset. Subject to the terms and conditions set forth in the applicable DIP Order, to secure the payment and performance of the Obligations, each Debtor hereby grants the Agent and each Lender a security interest, lien, and right of offset, each of which shall be in addition to all other interests, liens, and rights of the Agent at common law, under this Agreement and the other Loan Documents, or otherwise, and each of which shall be upon and against (i) any and all monies, securities or other property (and the proceeds therefrom) of the Debtors now or hereafter held or received by or in transit to the Agent or any Lender from or for the account of any Debtor, whether for safekeeping, custody, pledge, transmission, collection or otherwise, any and all deposits (general or special, time or demand, provisional or final) of any Debtor with the Agent or any Lender, and (ii) any other credits and claims of any Debtor at any time existing against the Agent or any Lender, including claims under certificates of deposit. During the existence of any Event of Default, the Agent or any Lender is hereby authorized to foreclose upon, offset, appropriate, and apply, at any time and from time to time, without notice to any Debtor, any and all items hereinabove referred to against the Obligations then due and payable.

(f)        The direct or indirect value of the consideration received and to be received by such Guarantor in connection herewith is reasonably worth at least as much as the liability and obligations of each Guarantor hereunder and under the other Loan Documents, and the incurrence of such liability and obligations in return for such consideration may reasonably be expected to benefit each Guarantor, directly or indirectly.

(g)         The Bankruptcy Cases were commenced on the Petition Date in accordance with applicable law and proper notice thereof and the proper notice for (i) the motions seeking approval of the Loan Documents and the DIP Facility and (ii) the hearings for the approval of the Interim Order and the Final Order were given in each case. The Borrower has given, on a timely basis as specified in the Interim Order, all notices required to be given on or prior to the date of this representation to all parties specified in the Interim Order.

(h)          All Obligations of the Debtors to the Lenders under the Loan Documents, including all Loans made under the DIP Facility, shall, subject to the Carve-Out, at all times:

(i)       pursuant to Bankruptcy Code section 364(c)(1), be entitled to joint and several Superpriority Claim status in the Bankruptcy Case, which claims in respect of the New Money Facility and the Refinancing Facility shall be pari passu and shall be senior in priority and payment to the obligations under the Existing Credit Agreement;

(ii)        pursuant to Bankruptcy Code section 364(c)(2), be secured by a perfected first priority Lien on the Collateral to the extent that such Collateral is not subject to valid, perfected and non-avoidable liens as of the Petition Date or liens that were in existence immediately prior to the Petition Date that are perfected as permitted by Section 546(b) of the Bankruptcy Code;

(iii)        pursuant to Bankruptcy Code section 364(c)(3), be secured by a perfected junior lien on all assets of the Loan Parties, to the extent that such assets are subject to a valid, perfected and non-avoidable Liens as of the Petition Date or liens that were in existence immediately prior to the Petition Date that are perfected as permitted by Section 546(b) of the Bankruptcy Code; and

(iv)       pursuant to Bankruptcy Code section 364(d), be secured by a perfected superpriority priming Lien on all Collateral to the extent that such Collateral is subject to valid, perfected and non-avoidable liens in favor of third parties as of the commencement of the Bankruptcy Case, including, all accounts receivable, inventory, real and personal property, plant and equipment of the Loan Parties that secure the obligations of the Loan Parties under the Existing Credit Agreement and the Existing Second Lien Credit Agreement.

ARTICLE III
PAYMENTS OF PRINCIPAL AND INTEREST; PREPAYMENTS; FEES

Section 3.01        Repayment of Loans.  The Borrower hereby unconditionally promises to pay to the Agent for the account of each Lender the then unpaid principal amount of each Loan on the Termination Date.

Section 3.02         Interest.

(a)         ABR Loans.  Each ABR Loan comprising an ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(b)         Eurodollar Loans.  Each Eurodollar Loan comprising a Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Eurodollar Loan plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(c)          Post-Default Rate.  Notwithstanding the foregoing, if an Event of Default has occurred and is continuing, or if any principal of or interest on any Loan or any fee or other amount payable by the Borrower or any Guarantor hereunder or under any other Loan Document is not paid when due, whether at stated maturity, upon acceleration or otherwise, then all New Money Loans outstanding, shall bear interest, after as well as before judgment, at the Alternate Base Rate or the Adjusted LIBO Rate, as applicable, plus the Applicable Margin, plus two percent (2%), but in no event to exceed the Highest Lawful Rate.

(d)        Interest Payment Dates.  Accrued interest on each Loan shall be payable in arrears on, with respect to any ABR Loan or Eurodollar Loan, the last Business Day of each calendar month and on the Termination Date; provided that (A) interest accrued pursuant to Section 3.02(c) shall be payable on demand, (B) in the event of any repayment or prepayment of any Loan (other than an optional prepayment of an ABR Loan prior to the Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (C) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)         Interest Rate Computations.  All interest hereunder shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Agent, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto.

Section 3.03         Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)          the Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate for such Interest Period; or

(b)          the Agent is advised by the Majority Lenders that the Adjusted LIBO Rate or LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 3.04         Prepayments.

(a)          Optional Prepayments.  The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with Section 3.04(b) and payment of applicable breakage costs, if any, under Section 5.02. Notwithstanding the foregoing, no voluntary prepayment of Refinanced Loans may be made until all New Money Loans and all other Obligations in respect thereof have been paid in full in cash and all Commitments have been terminated.

(b)         Notice and Terms of Optional Prepayment.  The Borrower shall notify the Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, Houston time, three (3) Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, Houston time, one (1) Business Day before the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid.  Promptly following receipt of any such notice relating to a Borrowing, the Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02(c).  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 3.02 and any payments to the extent required by Section 5.02.

(c)          Mandatory Prepayments.

(i)          If, after giving effect to any termination or reduction of the Aggregate Commitments pursuant to Section 2.06(b), or for any other reason, the total Revolving Credit Exposures exceeds the total Available Commitments, then the Borrower shall (A) prepay the New Money Loans, to be applied ratably to each New Money Lender, on the date of such termination or reduction in an aggregate principal amount equal to such excess, and (B) if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, Cash Collateralize such excess as provided in Section 2.08(j).

(ii)         Subject to the payment priorities set forth in the DIP Orders, if the Debtors (A) sell any Property outside of the ordinary course of business pursuant to Section 9.12(d) or otherwise sell any Property outside of the ordinary course of business as not otherwise permitted by this Agreement or (B) receive any insurance proceeds or condemnation proceeds, in each case, including when an Event of Default exists, then the Borrower shall prepay the Refinanced Loans (ratably to each Refinancing Lender) in an aggregate amount equal to the lesser of (x) 100% of Net Cash Proceeds received from such sale or proceeds and (y) the aggregate principal amount of Refinanced Loans then outstanding.  The Borrower shall be obligated to make such prepayment and/or Cash Collateralize such excess on the date it or any Subsidiary receives cash proceeds; provided that all payments required to be made pursuant to this Section 3.04(c)(ii) must be made on or prior to the Termination Date.  Each prepayment pursuant to this Section 3.04(c)(ii) shall be applied ratably to the Refinanced Loans.  Prepayments pursuant to this Section 3.04(c)(ii) shall be accompanied by accrued interest to the extent any interest under such Loans being repaid remains unpaid.

(d)          No Premium or Penalty.  Prepayments permitted or required under this Section 3.04 shall be without premium or penalty, except as required under Section 5.02.

(e)          No Effect on Secured Swap Agreements and Secured Cash Management Agreements.  Prepayments permitted or required under this Section 3.04 shall not affect the Borrower’s obligation to continue making payments under any Secured Swap Agreement or Secured Cash Management Agreement, as applicable, each of which shall remain in full force and effect notwithstanding such prepayment, subject to the terms of such Secured Swap Agreement or Secured Cash Management Agreement, as applicable.

Section 3.05          Fees.

(a)          Commitment Fees.  The Borrower agrees to pay to the Agent for the account of each New Money Lender (subject to Section 4.03(c)(i) and in accordance with each such Lender’s Applicable Percentage) a commitment fee, which shall accrue at the Commitment Fee Rate on the average daily amount of the unused amount of the Commitment of such New Money Lender during the period from and including the Interim Facility Effective Date to but excluding the Termination Date, provided, that, during the Interim Period, the commitment fee shall be calculated based on the Interim Facility Cap.  Accrued commitment fees shall be payable monthly in arrears on the last day of each calendar month and on the Termination Date, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case such commitment fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)          Letter of Credit Fees.  The Borrower agrees to pay (i) to the Agent for the account of each Lender (subject to Section 4.03(c)(iii)) a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of this Agreement to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, (ii) to each Issuing Bank a fronting fee equal to 0.50% per annum on the face amount of each Letter of Credit issued by such Issuing Bank hereunder, provided that in no event shall such fee be less than $500 and (iii) to each Issuing Bank, for its own account, its standard fees with respect to the amendment, renewal or extension of any Letter of Credit issued by such Issuing Bank or processing of drawings thereunder.  Participation fees and fronting fees accrued shall be payable in arrears on the last Business Day of each calendar month, commencing on the first such date to occur after the date of this Agreement; provided that all such fees shall be payable on the Termination Date and any such fees accruing after the Termination Date shall be payable on demand.  Any other fees payable to an Issuing Bank pursuant to this Section 3.05(b) shall be payable within ten (10) days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case such fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)        Agent Fees.  The Borrower agrees to pay to the Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Agent.

(d)          Up-Front Fees.  The Borrower agrees to pay to the Agent, for the ratable benefit of each New Money Lender, an up-front fee (the “Up-Front Fee”) on the Aggregate Commitments of New Money Loans, which shall be earned and due and payable in the following manner: (i) on the Interim Facility Effective Date, in an amount equal to 1.75% of the Interim Facility Cap, and (ii) on the Final Facility Effective Date, in an amount equal to (1) 1.75% of (2) the Aggregate Commitments less the Interim Facility Cap.

ARTICLE IV
PAYMENTS; PRO RATA TREATMENT; SHARING OF SET-OFFS.

Section 4.01         Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)         Payments by the Borrower.  The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 5.01, Section 5.02, Section 5.03 or otherwise) prior to 1:00 p.m., Houston time, on the date when due, in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim.  Fees, once paid, shall be fully earned and shall not be refundable under any circumstances.  Any amounts received after such time on any date may, in the discretion of the Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Agent at its offices specified in Section 12.01, except payments to be made directly to an Issuing Bank as expressly provided herein and except that payments pursuant to Section 5.01, Section 5.02, Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto.  The Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in dollars.

(b)          Application of Insufficient Payments.  If at any time insufficient funds are received by and available to the Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)        Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 4.01(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 4.01(c) shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 4.02        Presumption of Payment by the Borrower.  Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Agent for the account of the Lenders or any Issuing Bank that the Borrower will not make such payment, the Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or such Issuing Bank, as the case may be, severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.

Section 4.03         Payments and Deductions by the Agent; Defaulting Lenders.

(a)         Certain Deductions by the Agent.  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(a), Section 2.05(b), Section 2.08(d), Section 2.08(e) or Section 4.02 then the Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

(b)          Payments and Deductions to Defaulting Lenders.

(i)         The Borrower shall have the right, to the extent permitted by applicable law, to setoff any amounts owed to it by any Defaulting Lender or any of such Defaulting Lender’s Affiliates in respect of deposit liabilities against amounts due by the Borrower or any Guarantor to such Defaulting Lender or its Affiliates under this Agreement, provided that the amount of such set-off shall not exceed the amount of such Defaulting Lender’s Revolving Credit Exposures and interest.  Further, if any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(a), Section 2.08(d), Section 2.08(e) or Section 4.02 then the Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid in cash.

(ii)       If a Defaulting Lender (or a Lender who would be a Defaulting Lender but for the expiration of the relevant grace period) as a result of the exercise of a set-off shall have received a payment in respect of its Revolving Credit Exposure which results in its Revolving Credit Exposure being less than its Applicable Percentage of the aggregate Revolving Credit Exposures, then no payments will be made to such Defaulting Lender until such time as all amounts due and owing to the Lenders have been equalized in accordance with each of the Lenders respective pro rata share of the Obligations.  Further, if at any time prior to the acceleration or maturity of the Loans, the Agent shall receive any payment in respect of principal of a Loan or a reimbursement of an LC Disbursement while one or more Defaulting Lenders shall be party to this Agreement, the Agent shall apply such payment first to the Borrowing(s) for which such Defaulting Lender(s) shall have failed to fund its pro rata share until such time as such Borrowing(s) are paid in full or each Lender (including each Defaulting Lender) is owed its Applicable Percentage of all Loans then outstanding.  After acceleration or maturity of the Loans, subject to the first sentence of this Section 4.03(b), all principal will be paid ratably as provided in Section 10.02(c).

(c)        Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i)         Fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 3.05.

(ii)        The Commitment and the Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders, the Majority Lenders or the Required Lenders, as applicable, have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 12.02); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender.

(iii)        if any LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(A)         all or any part of the LC Exposure of such Defaulting Lender shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (for the purposes of such reallocation the Defaulting Lender’s Commitment shall be disregarded in determining the Non-Defaulting Lender’s Applicable Percentage) but only to the extent (1) the sum of all Non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s LC Exposure does not exceed the total of all Non-Defaulting Lenders’ Commitments, (2) the conditions set forth in Section 6.03 are satisfied at such time and (3) the sum of each Non-Defaulting Lender’s Revolving Credit Exposure plus its reallocated share of such Defaulting Lender’s LC Exposure does not exceed such Non-Defaulting Lender’s Commitment; provided that, subject to Section 12.22, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation;

(B)       if the reallocation described in Section 4.03(c)(iii)(A) cannot, or can only partially, be effected, then the Borrower shall within one Business Day following notice by the Agent Cash Collateralize for the benefit of the Issuing Bank only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to Section 4.03(c)(iii)(A)) in accordance with the procedures set forth in Section 2.08(j) for so long as such LC Exposure is outstanding and the relevant Defaulting Lender remains a Defaulting Lender;

(C)          if the Borrower Cash Collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to Section 4.03(c)(iii)(B), then the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.05(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is Cash Collateralized;

(D)         if the LC Exposure of the Non-Defaulting Lenders is reallocated pursuant to Section 4.03(c)(iii)(A), then the fees payable to the Lenders pursuant to Section 3.05(a) and Section 3.05(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ Applicable Percentages; or

(E)         if all or any portion of such Defaulting Lender’s LC Exposure is neither Cash Collateralized nor reallocated pursuant to Section 4.03(c)(iii)(A) or Section 4.03(c)(iii)(B), then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all commitment fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 3.05(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until such LC Exposure is Cash Collateralized and/or reallocated.

(d)         So long as any Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the Non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 4.03(c)(iii)(B), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 4.03(c)(iii)(A) (and Defaulting Lenders shall not participate therein).

(e)         If the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Issuing Bank shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

(f)          In the event that the Agent, the Borrower and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans and/or participations in Letters of Credit of the other Lenders as the Agent shall determine may be necessary in order for such Lender to hold such Loans and/or participations in Letters of Credit in accordance with its Applicable Percentage.

ARTICLE V
INCREASED COSTS; BREAK FUNDING PAYMENTS; TAXES; ILLEGALITY

Section 5.01         Increased Costs.

(a)          Eurodollar Changes in Law.  If any Change in Law shall:

(i)          impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);

(ii)        subject any Lender or other recipient of any payment under this Agreement or under any other Loan Document to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)       impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)        Capital Requirements or Liquidity.  If any Lender or any Issuing Bank determines that any Change in Law regarding capital requirements or liquidity has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)         Certificates.  A certificate of a Lender or any Issuing Bank setting forth in reasonable detail the basis of its request and the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in Section 5.01(a) or (b) shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)        Effect of Failure or Delay in Requesting Compensation.  Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation, provided that no Lender may make any such demand more than 180 days after the Termination Date, nor for any amount which has accrued more than 270 days prior to such Lender or Issuing Bank delivering the certificate required in Section 5.01(c).

Section 5.02         Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan into an ABR Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.

A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.02 shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

Section 5.03         Taxes.

(a)          Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower or any Guarantor under any Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower or any Guarantor shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5.03(a)), the Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or such Guarantor shall make such deductions and (iii) the Borrower or such Guarantor shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)         Payment of Other Taxes by the Borrower.  The Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)          Indemnification by the Borrower.  The Borrower shall indemnify the Agent, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate of the Agent, a Lender or an Issuing Bank as to the basis of such Indemnified Taxes and Other Taxes and the amount of such payment or liability under this Section 5.03 shall be delivered to the Borrower and shall be conclusive absent manifest error.

(d)        Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or a Guarantor to a Governmental Authority, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(e)        Status of Lenders.  Any Lender that is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement or any other Loan Document shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(i)         any Lender that is a U.S. Person shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(ii)       any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:

(A)         in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B)          executed originals of IRS Form W-8ECI;

(C)        in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(D)      to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(iii)      any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and

(iv)        if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each of the Lenders, the Agent and the Issuing Bank agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower (and, in the case of the Lenders, the Agent) in writing of its legal inability to do so.

(f)         Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.03 (including by the payment of additional amounts pursuant to this Section 5.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this clause (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This clause (f) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g)         Indemnification by the Lenders.  Each Lender shall severally indemnify the Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.04(c)(ii) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this clause (g).

Section 5.04         Designation of Different Lending Office.  If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future and (b) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 5.05        Illegality.  Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its applicable lending office to honor its obligation to make or maintain Eurodollar Loans either generally or having a particular Interest Period hereunder, then (a) such Lender shall promptly notify the Borrower and the Agent thereof and such Lender’s obligation to make such Eurodollar Loans shall be suspended (the “Affected Loans”) until such time as such Lender may again make and maintain such Eurodollar Loans and (b) all Affected Loans which would otherwise be made by such Lender shall be made instead as ABR Loans (and, if such Lender so requests by notice to the Borrower and the Agent, all Affected Loans of such Lender then outstanding shall be automatically converted into ABR Loans on the date specified by such Lender in such notice) and, to the extent that Affected Loans are so made as (or converted into) ABR Loans, all payments of principal which would otherwise be applied to such Lender’s Affected Loans shall be applied instead to its ABR Loans.

ARTICLE VI
CONDITIONS PRECEDENT

Section 6.01        Interim Facility Effective Date.  The obligations of the Lenders to enter into and execute this Agreement and make Loans and other extensions of credit hereunder during the Interim Period, shall commence on the first Business Day when each of the following conditions precedent shall have been satisfied (or waived in accordance with Section 12.02) in a manner satisfactory to the Agent, which day shall be no later than two (2) Business Days after the entry of the Interim Order (the “Interim Facility Effective Date”):

(a)          the Petition Date shall have occurred;

(b)        the Bankruptcy Court shall have entered the Interim Order within five (5) Business Days following the Petition Date, which Interim Order (i) shall have been entered on the docket of the Bankruptcy Court, (ii) shall be in full force and effect and shall not have been vacated, stayed, reversed, modified or amended in any respect without the prior written consent of the Agent and the Majority Lenders, and (iii) the Loan Parties shall be in compliance with the terms of the Interim Order in all respects;

(c)        all first-day motions filed by the Loan Parties (including any motions related to cash management or any critical vendor or supplier motions) and related orders, including the Cash Management Order, entered by the Bankruptcy Court in the Bankruptcy Cases shall be in form and substance reasonably satisfactory to the Agent;

(d)         all motions related to the DIP Facility and related orders entered by the Bankruptcy Court (including the applicable DIP Order) shall be in form and substance satisfactory to the Agent;

(e)          the Agent shall have received (i) duly executed and delivered counterparts (in such numbers as may be requested by the Agent) of this Agreement and the other Loan Documents to be executed and delivered on or prior to such date, from each party hereto or thereto, as applicable, signed on behalf of such party, in each case in form and substance acceptable to the Agent and Lenders, and (ii) the duly executed Notes payable to each Lender that requests a Note in the principal amount equal to such Lender’s Commitment and Loans;

(f)          the Agent shall have received a certificate of the Borrower and of each Guarantor certifying as of the Interim Facility Effective Date (i) resolutions of the board of directors or other managing body with respect to the authorization of the Borrower or such Guarantor to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the individuals (A) who are authorized to sign the Loan Documents to which the Borrower or such Guarantor is a party and (B) who will, until replaced by another individual duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the other Loan Documents to which it is a party, (iii) specimen signatures of such authorized individuals, and (iv) the articles or certificate of incorporation or formation and bylaws, operating agreement or partnership agreement, as applicable, of the Borrower and each Guarantor, in each case, certified as being true and complete.  The Agent and the Lenders may conclusively rely on such certificate until the Agent receives notice in writing from the Borrower to the contrary;

(g)         the Agent shall have received certificates of the appropriate state agencies with respect to the existence, qualification and good standing of the Borrower and each Guarantor;

(h)        the Agent shall have received a certificate of insurance coverage of the Borrower evidencing that the Borrower is carrying insurance in accordance with Section 7.12;

(i)          subject to the applicable DIP Order, all reasonable and documented pre- and post-petition fees, charges and expenses including, without limitation, (i) the fees, charges and expenses of Orrick, Herrington & Sutcliffe, RPA Advisors, LLC, and one local counsel to the Agent in each applicable jurisdiction, in each case pursuant to invoices delivered to the Borrower at least three (3) Business Days before the Interim Facility Effective Date, (ii) the applicable Up-Front Fee set forth in Section 3.05(d), (iii) the fees agreed to in the Fee Letter and (iv) all other amounts due and payable pursuant to invoices delivered to the Borrower at least three (3) Business Days before the Interim Facility Effective Date, in each case as required to be paid to the Agent and Lenders on or before the Interim Facility Effective Date, shall have been paid;

(j)          the Agent shall have received a Budget, containing line items of sufficient detail to reflect the Loan Parties’ projected receipts and disbursements for the 13-week period commencing on the Petition Date, in form and substance acceptable to the Agent and the Majority Lenders and which shall be attached hereto as Exhibit G (the “Initial Budget”), together with a certificate of the Borrower stating that such Initial Budget has been prepared on a reasonable basis and in good faith and is based on assumptions believed by the Borrower to be reasonable at the time made and from the best information then available to the Borrower;

(k)        the receipt by the Agent of a Borrowing Request in accordance with Section 2.03, which shall include the intended uses of proceeds in accordance with the Initial Budget;

(l)         there shall not exist any action, suit, investigation, litigation or proceeding pending or threatened (other than the Bankruptcy Cases) in any court or before any Governmental Authority or facts or circumstances that, in the reasonable opinion of the Agent and the Majority Lenders, materially and adversely affects any of the transactions contemplated hereby, or that has or could be reasonably likely to result in a Material Adverse Effect;

(m)        the holders of the Existing Obligations shall have received adequate protection in respect of the Liens securing such Existing Obligations pursuant to, and on the terms set forth in, the Interim Order;

(n)         all Obligations shall be secured by a perfected lien and security interest on all Collateral of the Loan Parties pursuant to, and such Lien and security interest shall have the priorities set forth in the Interim Order, subject only to the Liens permitted by Section 9.03 and all filing and recording fees and taxes with respect to such Liens and security interests that are due and payable as of the Interim Facility Effective Date shall have been duly paid;

(o)         the Agent shall have received such information as the Agent may reasonably require, all of which shall be reasonably satisfactory to the Agent in form and substance, on the title to not less than eighty percent (80%) of the Oil and Gas Properties evaluated in the most recently delivered Reserve Report;

(p)         The Agent shall be reasonably satisfied with the environmental condition of the Oil and Gas Properties of the Borrower and its Subsidiaries;

(q)         The Agent shall have received a certificate of a Responsible Officer certifying that the Borrower has received all consents and approvals required by Section 7.03;

(r)         the Agent and the Lenders shall have received, and be reasonably satisfied in form and substance with, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including but not restricted to the USA PATRIOT Act, and, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in respect of the Borrower;

(s)          [Reserved]; and

(t)           the Agent shall have received the duly executed Fee Letter.

For purposes of determining compliance with the conditions specified in this Section 6.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the proposed Interim Facility Effective Date specifying its objection thereto.

Section 6.02         Final Facility Effective Date.  The obligation of each Lender to make its Loans hereunder and the obligation of the Issuing Bank to issue Letters of Credit hereunder during the Final Period shall commence as of the Business Day when each of the following conditions precedent shall have been satisfied or waived in accordance with Section 12.02) in a manner satisfactory to the Agent (the “Final Facility Effective Date”):

(a)          the Bankruptcy Court shall have entered the Final Order within thirty-five (35) days (or such later date consented to by the Agent and the Majority Lenders) following the entry of the Interim Order, which Final Order shall (i) be in substantially the form of the Interim Order, with only such modifications thereto as are satisfactory in form and substance to the Agent, (ii) shall have been entered on the docket of the Bankruptcy Court and (iii) shall be in full force and effect and shall not have been vacated, stayed, reversed, modified or amended in any respect without the prior written consent of the Agent and the Majority Lenders;

(b)          the Borrower shall have paid the Up-Front Fee set forth in Section 3.05(d) with respect to the Final Facility Effective Date; and

(c)          the Debtors shall be in compliance in all respects with (i) the DIP Orders and (ii) subject to application of the Permitted Variance, with the Budget.

For purposes of determining compliance with the conditions specified in this Section 6.02, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the proposed Final Facility Effective Date specifying its objection thereto.

Section 6.03       Conditions Precedent to Each Borrowing. The obligation of each Lender to make a Loan on the occasion of any Borrowing (including the Refinanced Loans and the initial funding, if any, of New Money Loans on the Interim Facility Effective Date), and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)         at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing;

(b)         at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Material Adverse Effect shall have occurred;

(c)       the Agent shall have received a Borrowing Request in accordance with Section 2.03 or a request for a Letter of Credit in accordance with Section 2.08(b), as applicable, which shall include the intended uses of proceeds in accordance with the Budget;

(d)       the representations and warranties of the Borrower and the Guarantors set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects after giving effect to such qualification) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, such representations and warranties shall continue to be true and correct in all material respects as of such specified earlier date (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects as of such specified earlier date after giving effect to such qualification);

(e)         the making of such Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, would not conflict with, or cause any Lender or the Issuing Bank to violate or exceed, any applicable Governmental Requirement, and no Change in Law shall have occurred, and no litigation shall be pending or threatened (other than the Bankruptcy Cases), which does or, with respect to any threatened litigation, seeks to, enjoin, prohibit or restrain, the making or repayment of any Loan, the issuance, amendment, renewal, extension or repayment of any Letter of Credit or any participations therein or the consummation of the transactions contemplated by this Agreement or any other Loan Document;

(f)          at the time of and immediately after giving effect to each such Borrowing or the issuance, amendment, renewal or extension of each such Letter of Credit, or both, as applicable, the aggregate Revolving Credit Exposures for all Lenders shall not exceed the then-effective Available Commitments;

(g)          [Reserved];

(h)          DIP Orders.

(i)         The Interim Order (A) shall be in full force and effect and shall not have been vacated, reversed, modified, amended or stayed without the written consent of the Agent and the Majority Lenders, and (B) shall, without limitation, approve the Interim Refinanced Loans.

(ii)       The Final Order (A) shall be in full force and effect and shall not have been vacated, reversed, modified, amended or stayed without the written consent of the Agent and the Majority Lenders, and (B) shall, without limitation, approve the Refinanced Loans.

(iii)        The Loan Parties shall be in compliance with the applicable DIP Order.

(i)         at the time of such Borrowing before giving effect thereto, such Borrowing shall not trigger a mandatory prepayment under Section 3.04(c);

(j)           no trustee or examiner shall have been appointed with respect to the Loan Parties or their Property; and

(k)          subject to the procedures described in any order of the Bankruptcy Court regarding payments for professional fees and expenses, if any, all reasonable and documented fees, charges and expenses (including, without limitation, the fees, charges and expenses of Orrick, Herrington & Sutcliffe, LLP, RPA Advisors, LLC, one local counsel to the Agent in each applicable jurisdiction and any other professional advisor, as applicable), in each case pursuant to invoices delivered to the Borrower at least three (3) Business Days before the date of such Borrowing, and all other amounts due and payable on or prior to the date of such Borrowing, required to be paid to the Agent and Lenders on or before the date of such Borrowing shall have been paid (or will be paid with the proceeds of the Loan authorized under the Interim Order or the Final Order, as applicable).

In addition to the other conditions precedent herein set forth, if any Lender becomes, and during the period it remains, a Defaulting Lender, the Issuing Bank will not be required to issue any Letter of Credit, or to amend, extend increase or renew any outstanding Letter of Credit (or increase the face amount thereof, alter the drawing terms thereunder or extend the expiry date thereof), unless the Issuing Bank is satisfied that any exposure that would result therefrom is eliminated or fully covered by the commitments of the Non-Defaulting Lenders or by Cash Collateralization or a combination thereof satisfactory to the Issuing Bank in its sole discretion.

Each request for a Borrowing and each request for the issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in Section 6.03.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES

The Borrower (and each Parent Guarantor, in the case of Section 7.30) represents and warrants to the Lenders that:

Section 7.01        Organization; Powers.  Subject to any restrictions arising on account of any Debtor’s status as a “debtor” under the Bankruptcy Code and entry of the DIP Orders, each Debtor is duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications could not reasonably be expected to have a Material Adverse Effect.

Section 7.02       Authority; Enforceability.  Subject to any restrictions arising on account of any Debtor’s status as a “debtor” under the Bankruptcy Code and entry of the DIP Order, the Transactions are within the Borrower’s and each Guarantor’s corporate powers and have been duly authorized by all necessary corporate and, if required, member action (including, without limitation, any action required to be taken by any class of directors of the Borrower or any other Person, whether interested or disinterested, in order to ensure the due authorization of the Transactions).  When executed and delivered, each Loan Document to which the Borrower and any Guarantor is a party will have been duly executed and delivered by the Borrower and such Guarantor and, upon entry of the Interim Order or the Final Order, as applicable, will constitute a legal, valid and binding obligation of the Borrower and such Guarantor, as applicable, enforceable in accordance with its terms, subject to entry of each DIP Order, and further subject to other applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 7.03        Approvals; No Conflicts.  Subject to the entry of the DIP Order, the Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including the members or any class of directors of the Borrower or any other Person, whether interested or disinterested), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the Transactions, except such as have been obtained or made and are in full force and effect, and except for the filing and recording of Security Instruments to perfect the Liens as required by this Agreement and the applicable DIP Order, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any Debtor or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Debtor or its Properties, or give rise to a right thereunder to require any payment to be made by such Debtor and (d) will not result in the creation or imposition of any Lien on any Property of any Debtor (other than the Liens and security interests in favor of the Agent (or any designee) created by the Loan Documents).

Section 7.04         Financial Position; No Material Adverse Change.

(a)          The Borrower has heretofore furnished to the Lenders (i) the audited financial statements of Borrower ended December 31, 2018 and (ii) the unaudited balance sheet and statements of income, members’ equity and cash flows as of and for the fiscal quarter ended March 31, 2019.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Borrower and its Consolidated Subsidiaries as of such date and for such period in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the unaudited quarterly financial statements.

(b)          Since the Petition Date, (i) there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect and (ii) the business of Debtors has been conducted only in the ordinary course consistent with past business practices.

(c)       No Debtor has on the date hereof any material Debt (including Disqualified Capital Stock), or any contingent liabilities, off-balance sheet liabilities or partnerships, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the Financial Statements.

Section 7.05        Litigation.  Except as set forth on Schedule 7.05, and other than the Bankruptcy Cases, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower or Parent, threatened against or affecting any Debtor which (a) affect or pertain to the Transactions or this Agreement or any other Loan Document, or (b) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or is not otherwise subject to the automatic stay as a result of the Bankruptcy Cases.

Section 7.06         Environmental Matters.  Except as could not be reasonably expected to have a Material Adverse Effect (or with respect to (c), (d) and (e) below, where the failure to take such actions could not be reasonably expected to have a Material Adverse Effect):

(a)        neither any Property of any Debtor nor the operations conducted thereon violate any order or requirement of any court or Governmental Authority or any Environmental Laws;

(b)         no Property of any Debtor nor the operations currently conducted thereon or, to the knowledge of the Borrower, by any prior owner or operator of such Property or operation, are in violation of or subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Authority or to any remedial obligations under Environmental Laws;

(c)         all notices, permits, licenses, exemptions, approvals or similar authorizations, if any, required to be obtained or filed in connection with the operation or use of any and all Property of any Debtor, including, without limitation, past or present treatment, storage, disposal or release of a hazardous substance, oil and gas waste or solid waste into the environment, have been duly obtained or filed or requested, and each Debtor is in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations;

(d)         all hazardous substances, solid waste and oil and gas waste, if any, generated at any and all Property of any Debtor have in the past been transported, treated and disposed of in accordance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and, to the knowledge of the Borrower, all such transport carriers and treatment and disposal facilities have been and are operating in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and are not the subject of any existing, pending or threatened action, investigation or inquiry by any Governmental Authority in connection with any Environmental Laws;

(e)         the Borrower has taken all steps reasonably necessary to determine and has determined that no oil, hazardous substances, solid waste or oil and gas waste, have been disposed of or otherwise released and there has been no threatened release of any oil, hazardous substances, solid waste or oil and gas waste on or to any Property of any Debtor except in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment;

(f)          to the extent applicable, all Property of each Debtor currently satisfies all design, operation, and equipment requirements imposed by the OPA, and the Borrower does not have any reason to believe that such Property, to the extent subject to the OPA, will not be able to maintain compliance with the OPA requirements during the term of this Agreement; and

(g)         no Debtor has any known contingent liability or Remedial Work in connection with any release or threatened release of any oil, hazardous substance, solid waste or oil and gas waste into the environment.

Section 7.07         Compliance with the Laws and Agreements; No Defaults.

(a)         Each Debtor is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property and, subject to any restrictions arising on account of any Debtor’s status as a “debtor” under the Bankruptcy Code, possesses all licenses, permits, franchises, exemptions, approvals and other authorizations granted by Governmental Authorities necessary for the ownership of its Property and the present conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)          Except to the extent subject to the automatic stay under the Bankruptcy Cases, no Debtor is (i) in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default or would require any Debtor to Redeem or make any offer to Redeem all or any portion of any Debt outstanding under any indenture, note, credit agreement or instrument pursuant to which any Material Indebtedness is outstanding or by which any Debtor or any of such Debtor’s Properties is bound or (ii) in the actual knowledge of a Responsible Officer of such Debtor, in material default under any material contract.

(c)          No Default has occurred and is continuing.

Section 7.08       Investment Company Act.  No Debtor is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 7.09         Taxes.  Each Debtor has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Debtor has set aside on its books adequate reserves in accordance with GAAP, (b) to the extent otherwise excused or prohibited by the Bankruptcy Code and not otherwise authorized by the Bankruptcy Court or (c) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 7.10         ERISA.

Except to the extent excused by the Bankruptcy Court or as a result of the filing of the Bankruptcy Cases:

(a)        Each Debtor and each ERISA Affiliate have complied in all material respects with ERISA and, where applicable, the Code regarding each Plan, if any.

(b)          Each Plan, if any, is, and has been, maintained in substantial compliance with ERISA and, where applicable, the Code.

(c)        No act, omission or transaction has occurred that could result in imposition on any Debtor or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to subsections (c), (i) or (l) of section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under section 409 of ERISA.

(d)          No Plan (other than a defined contribution plan) or any trust created under any such Plan has been terminated since September 2, 1974.  No liability to the PBGC (other than for the payment of current premiums which are not past due) by any Debtor or any ERISA Affiliate has been or is expected by such Debtor or ERISA Affiliate to be incurred with respect to any Plan.  No ERISA Event with respect to any Plan has occurred.

(e)         Full payment when due has been made of all amounts which any Debtor or any ERISA Affiliate is required under the terms of each Plan, if any, or applicable law to have paid as contributions to such Plan as of the date hereof, and no accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Plan.

(f)           The actuarial present value of the benefit liabilities under each Plan, if any, which is subject to Title IV of ERISA does not, as of the end of the Borrower’s most recently ended fiscal year, exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities.  The term “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA.

(g)          No Debtor nor any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by the Borrower, any of its Subsidiaries or any ERISA Affiliate in its sole discretion at any time without any material liability.

(h)          No Debtor nor any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the six-year period preceding the date hereof sponsored, maintained or contributed to, any Multiemployer Plan.

(i)          No Debtor nor any ERISA Affiliate is required to provide security under section 401(a)(29) of the Code due to a Plan amendment that results in an increase in current liability for the Plan.

Section 7.11         Disclosure; No Material Misstatements.  None of the reports, financial statements, certificates or other information furnished by or on behalf of any Debtor to the Agent or any Lender or any of their Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.  There is no fact peculiar to any Debtor other than as set forth in the DIP Orders that could reasonably be expected to have a Material Adverse Effect or in the future is reasonably likely to have a Material Adverse Effect and which has not been set forth in this Agreement or the Loan Documents or the other documents, certificates and statements furnished to the Agent or the Lenders by or on behalf of any Debtor prior to, or on, the date hereof in connection with the transactions contemplated hereby.  There are no statements or conclusions in any Reserve Report which are based upon or include misleading information or fail to take into account material information regarding the matters reported therein.

Section 7.12     Insurance.  The Debtors have, (i) all insurance policies sufficient for the compliance by each of them with all material Governmental Requirements and all material agreements and (ii) insurance coverage in at least amounts and against such risk (including, without limitation, public liability) that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Debtors.  The Agent and the Lenders have been named as additional insureds in respect of such liability insurance policies and the Agent has been named as loss payee with respect to Property loss insurance.

Section 7.13        Restriction on Liens.  Subject to any restrictions arising on account of any Debtor’s status as a “debtor” under the Bankruptcy Code, no Debtor is a party to any material agreement or arrangement (other than any Existing Second Lien Loan Documents), or, other than as a result of the Bankruptcy Cases, subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to the Agent and the Lenders on or in respect of their Properties to secure the Obligations.

Section 7.14       Subsidiaries.  Except as set forth on Schedule 7.14 or as disclosed in writing from time to time to the Agent (which shall promptly furnish a copy to the Lenders), which shall be a supplement to Schedule 7.14, the Borrower has no Subsidiaries.  No Debtor has any Foreign Subsidiaries.  Each Debtor set forth on Schedule 7.14 (as supplemented from time to time) is a Wholly-Owned Subsidiary.  The Parent does not directly own any Equity Interests in any Person other than Equity Interests in the Borrower and Legacy GP, and Legacy GP does not directly own any Equity Interests in any Person other than Equity Interests in the Borrower.

Section 7.15         Location of Business and Offices.  The Borrower’s jurisdiction of organization is Delaware; the name of the Borrower as listed in the public records of its jurisdiction of organization is Legacy Reserves LP, and the organizational identification number of the Borrower in its jurisdiction of organization is 4038949 (or as set forth in a notice delivered to the Agent pursuant to Section 8.01(n)).  The Borrower’s principal place of business and chief executive offices are located at the address specified in Section 12.01 (or as set forth in a notice delivered pursuant to Section 8.01(n)).  Each Subsidiary’s jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization, and the location of its principal place of business and chief executive office is stated on Schedule 7.15 (or as set forth in a notice delivered pursuant to Section 8.01(n)).

Section 7.16         Properties; Titles, Etc.

Except as a result of the filing of the Bankruptcy Cases:

(a)          Each Debtor has good and defensible title to its Oil and Gas Properties evaluated in the most recently delivered Reserve Report, good and defensible title to its Oil and Gas Properties comprised of natural gas pipelines or other gathering systems or pipelines or midstream assets and good title to all its personal Properties, in each case, free and clear of all Liens except Liens permitted by Section 9.03. After giving full effect to the Excepted Liens, the any Debtor specified as the owner owns the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report, and the ownership of such Properties shall not in any material respect obligate any Debtor to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in any Debtor’s net revenue interest in such Property.

(b)         All material leases and agreements necessary for the present conduct of the business of the Debtors are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases which could reasonably be expected to have a Material Adverse Effect.

(c)         The rights and Properties presently owned, leased or licensed by the Debtors including, without limitation, all easements and rights of way, include all rights and Properties necessary to permit the Debtors to conduct their business in all material respects in the same manner as its business has been conducted prior to the date hereof.

(d)        All of the material Properties of the Debtors that are reasonably necessary for the operation of their businesses are in good working condition and are maintained in accordance with prudent business standards.

(e)          Each Debtor owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual Property material to its business, and the use thereof by such Debtor does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  The Debtors either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.

Section 7.17         Maintenance of Properties.  Except to the extent any leases, subleases or other contracts are rejected in the Bankruptcy Cases as part of the Debtors’ exercise of its reasonable business judgment, and except as could not reasonably be expected to have a Material Adverse Effect, the Oil and Gas Properties (and Properties unitized therewith) have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Government Requirements and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties.  Specifically in connection with the foregoing, except as could not reasonably be expected to have a Material Adverse Effect, (a) no Oil and Gas Property is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (b) none of the wells comprising a part of the Oil and Gas Properties (or Properties unitized therewith) is deviated from the vertical more than the maximum permitted by Government Requirements, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties (or in the case of wells located on Properties unitized therewith, such unitized Properties).  Subject to any necessary order or authorization of the Bankruptcy Court, all pipelines, wells, separation, treating, gas processing plants, compressors, platforms and other material improvements, fixtures and equipment owned in whole or in part by any Debtor that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated any Debtor, in a manner consistent with such Debtor’s past practices (other than those the failure of which to maintain in accordance with this Section 7.17 could not reasonably be expect to have a Material Adverse Effect).

Section 7.18       Gas Imbalances, Prepayments.  As of the date hereof, except as set forth on Schedule 7.18 or on the most recent certificate delivered pursuant to Section 8.12(c), on a net basis there are no gas imbalances, take or pay or other prepayments which would require the Debtors to deliver, in the aggregate, two percent (2%) or more of the monthly production from Hydrocarbons produced from the Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor.

Section 7.19       Marketing of Production.  Except for contracts listed and in effect on the date hereof on Schedule 7.19, and thereafter either disclosed in writing to the Agent or included in the most recently delivered Reserve Report (with respect to all of which contracts the Borrower represents that it or its Subsidiaries are receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject Property’s delivery capacity), no material agreements exist which are not cancelable on 60 days’ notice or less without penalty or detriment for the sale of production from the Borrower’s or its Subsidiaries’ Hydrocarbons (including, without limitation, calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (a) pertain to the sale of production at a fixed price and (b) have a maturity or expiry date of more than six (6) months from the date hereof.

Section 7.20        Swap Agreements.  Schedule 7.20, as of the date hereof, and after the date hereof, each report required to be delivered by the Borrower pursuant to Section 8.01(f), sets forth, a true and complete summary of all Swap Agreements of each Debtor, which includes the material terms thereof (including the type, term and notional amounts or volumes).

Section 7.21        Use of Loans and Letters of Credit.  The proceeds of the Loans and Letters of Credit shall be used in accordance with Section 8.18.

Section 7.22         [Reserved].

Section 7.23       USA PATRIOT; AML Laws; Anti-Corruption Laws and Sanctions.  Each Debtor has implemented and maintains in effect policies and procedures designed to ensure compliance by such Debtor and its respective directors, officers, employees and agents with the USA PATRIOT Act, Anti-Corruption Laws, applicable AML Laws and applicable Sanctions.  None of (a) the Debtors or any of their respective directors or officers, or, to the knowledge of the Borrower, any of their respective employees or Affiliates, or (b) to the knowledge of the Borrower, any agent of any Debtor or other Affiliate that will act in any capacity in connection with or benefit from the credit facility established hereby, (i) is a Sanctioned Person or (ii) is in violation of AML Laws, Anti-Corruption Laws, or Sanctions.  No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will cause a violation of AML Laws, Anti-Corruption Laws or applicable Sanctions by any Person participating in the transactions contemplated by this Agreement, whether as lender, borrower, guarantor, agent, or otherwise.  No Debtor, or, to the knowledge of the Borrower, any other Affiliate has engaged in or intends to engage in any dealings or transactions with, or for the benefit of, any Sanctioned Person or with or in any Sanctioned Country.

Section 7.24       International Operations.  None of the Debtors own nor have any Debtors acquired or made any other material expenditure (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties located outside of the geographical boundaries of the United States or in the offshore federal waters of the United States of America.

Section 7.25       Accounts.  Schedule 7.25 lists all Deposit Accounts, Securities Accounts and Commodity Accounts maintained by or for the benefit of any Debtor as of the Interim Facility Effective Date, together with an indication as to whether each such account is an Excluded Account and the basis for such determination.

Section 7.26         [Reserved].

Section 7.27         [Reserved].

Section 7.28         DIP Orders. The applicable DIP Order is in full force and effect and has not been vacated, reversed, modified, amended or stayed without the prior written consent of the Agent and the Majority Lenders.

Section 7.29     Budget.  The Debtors have not failed to disclose any material assumptions with respect to the Budget and affirm the reasonableness of the assumptions in the Budget in all material respects.

Section 7.30       Representations and Warranties of the Parent Guarantors.  Each of the Parent Guarantors hereby makes each of the representations and warranties to the Lenders set forth in Section 7.01, Section 7.02, Section 7.03, Section 7.04, Section 7.05, Section 7.06, Section 7.07, Section 7.08, Section 7.09, Section 7.10, Section 7.11, Section 7.12, Section 7.13, Section 7.14, Section 7.21 and Section 7.23, as if each reference to “the Borrower” therein were a reference to “such Parent Guarantor”, and provided that each reference in each such representation and warranty to the Borrower’s knowledge shall, for the purposes of this Section 7.30, be deemed to be a reference to such Parent Guarantor’s knowledge.

ARTICLE VIII
AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower (and each Parent Guarantor, in the case of Section 8.01, Section 8.02 and Section 8.21) covenants and agrees with the Lenders that:

Section 8.01         Financial Statements; Other Information.  The Borrower will furnish to the Agent and each Lender:

(a)         Annual Financial Statements.  As soon as available, but in any event not later than ninety (90) days after the end of each fiscal year, the Parent’s audited consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing and reasonably acceptable to the Agent (without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial position and results of operations of the Parent and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.

(b)          Quarterly Financial Statements.  As soon as available, but in any event not later than forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Parent, its consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows as of the end of and for such quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of the Parent as presenting fairly in all material respects the financial position and results of operations of the Parent and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(c)         Certificate of Financial Officer – Compliance.  Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer of the Parent and the Borrower in substantially the form of Exhibit C hereto (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 9.01, (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 7.04 (or, if later, the most recently delivered audited financial statements pursuant to Section 8.01(a)) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate and (iv) specifying each Subsidiary.

(d)        Certificate of Accounting Firm – Defaults.  Concurrently with any delivery of financial statements under Section 8.01(a), a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines).

(e)          [Reserved].

(f)         Certificate of Financial Officer – Swap Agreements.  Concurrently with any delivery of financial statements under Section 8.01(a) and Section 8.01(b), a certificate of a Financial Officer, in form and substance satisfactory to the Agent, setting forth as of the last Business Day of such calendar month or fiscal year, a true and complete summary of all Swap Agreements of each Debtor which includes the material terms thereof (including the type, term and notional amounts or volumes) not listed on Schedule 7.20.

(g)        Certificate of Insurer – Insurance Coverage.  Concurrently with any delivery of financial statements under Section 8.01(a), a certificate of insurance coverage from each insurer with respect to the insurance required by Section 8.07, in form and substance reasonably satisfactory to the Agent, and, if requested by the Agent or any Lender, all copies of the applicable policies.

(h)        Other Accounting Reports.  Promptly upon receipt thereof, a copy of each other report or letter submitted to any Debtor by independent accountants in connection with any annual, interim or special audit made by them of the books of any such Debtor, and a copy of any response by such Debtor to such letter or report.

(i)          SEC and Other Filings; Reports to Shareholders.  Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Parent, the Borrower or any Subsidiary with the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be.

(j)           [Reserved].

(k)        Lists of Purchasers.  Concurrently with the delivery of any Reserve Report to the Agent pursuant to Section 8.12, a list of all Persons purchasing Hydrocarbons from any Debtor.

(l)          Notice of Sales of Oil and Gas Properties.  In the event any Debtor intends to sell, transfer, assign or otherwise dispose of any Oil or Gas Properties included in the most recently delivered Reserve Report (or any Equity Interests in any Debtor owning interests in such Oil and Gas Properties), prior written notice of such disposition, the price thereof, the anticipated date of closing, and any other details thereof requested by the Agent or any Lender.

(m)        Notice of Casualty Events.  Prompt written notice, and in any event within three (3) Business Days, of the occurrence of any Casualty Event or the commencement of any action or proceeding that could reasonably be expected to result in a Casualty Event.

(n)         Information Regarding Borrower and Guarantors.  Prompt written notice (and in any event within thirty (30) days prior thereto) of any change (i) in the Borrower or any Guarantor’s corporate name or in any trade name used to identify such Person in the conduct of its business or in the ownership of its Properties, (ii) in the location of the Borrower or any Guarantor’s chief executive office or principal place of business, (iii) in the Borrower or any Guarantor’s identity or corporate structure or in the jurisdiction in which such Person is incorporated or formed, (iv) in the Borrower or any Guarantor’s jurisdiction of organization or such Person’s organizational identification number in such jurisdiction of organization, and (v) in the Borrower or any Guarantor’s federal taxpayer identification number, if any.

(o)        Production Report and Lease Operating Statements.  On or prior to the 20th Business Day after the end of each month, the Borrower shall deliver to the Agent, a report setting forth, for each calendar month during the then-current fiscal year to date, the volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Oil and Gas Properties, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for each such calendar month.

(p)         Notices of Certain Changes.  Promptly, but in any event within five (5) Business Days after the execution thereof, copies of any amendment, modification or supplement to any of the certificate or articles of incorporation, by-laws, any preferred stock designation or any other organic document of any Debtor.

(q)         Other Requested Information.  Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Debtor (including, without limitation, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA), or compliance with the terms of this Agreement or any other Loan Document, as the Agent may reasonably request.

(r)         Property Tax Receipts.  Not later than March 15th of each year, receipts or other written evidence reasonably satisfactory to the Agent (it being agreed and understood that independent third party verification shall not be required to the extent that the Agent’s internal policies allow) demonstrating the Borrower or the applicable Guarantor has paid in full all of its property Tax obligations for the previous calendar year with respect to any improved real Property subject to a Lien of the Security Instruments.

(s)          Material Permian Acreage.  Not later than five (5) Business Days after the consummation of an acquisition of Material Permian Acreage by any Debtor, written notice thereof, legal descriptions of the Properties acquired thereby and such other details as may be reasonably requested by the Agent.

(t)          Budget Update; Cash Reporting.

(i)          On or prior to the 20th Business Day after the end of each month, the Borrower shall deliver to the Agent: (i) an updated Capital Expenditure Budget including a report from a Financial Officer identifying and addressing any variance of actual performance to the Capital Expenditure Budget for the prior month and (ii) an updated accounts payable schedule as of the last day of the immediately prior month.

(ii)        On each Friday following the end of each four-week period, beginning on July 5, 2019 (each, a “Reporting Date”), the Borrower shall deliver to the Agent an updated Budget (which shall each be satisfactory to the Agent and subject to the Agent’s approval in its reasonable discretion; provided that the Agent shall have five (5) Business Days to approve any revised Budget provided, further, that if the Agent does not approve any updated Budget by the sixth (6th) Business Day following receipt thereof, the previously delivered Budget shall remain in effect for purposes of the variance testing covenant and reporting).

(iii)        On each Friday immediately following each Reporting Date (such date, the “Variance Testing Date”), the Borrower shall deliver to the Agent (in form reasonably satisfactory to the Agent) a variance report tested as of the most recent Reporting Date for the four-week period ending on such Reporting Date (each such period, a “Variance Testing Period”) setting forth: (w) the aggregate disbursements of the Debtors for line items other than capital expenditures and aggregate receipts during the applicable Variance Testing Period, (x) any variance (whether positive or negative, expressed as a percentage) between the aggregate disbursements for line items other than capital expenditures made during such Variance Testing Period by the Debtors against the aggregate disbursements for line items other than capital expenditures for the Testing Period set forth in the applicable Budget, (y) the aggregate disbursements of the Debtors for capital expenditures during the applicable Variance Testing Period, and (z) any variance (whether positive or negative, expressed as a percentage) between the aggregate disbursements for capital expenditures for the testing Period set forth in the applicable Budget.

(iv)        On the last day of each calendar week, the Borrower shall deliver to the Agent, a variance report comparing the Debtors’ actual receipts and disbursements for the prior calendar week and the prior four calendar weeks (on a cumulative basis) with the projected receipts and disbursements for such week and the prior four calendar weeks (on a cumulative basis) as reflected in the applicable Budget for such weeks, which variance report shall include a report from a Financial Officer of the Debtors identifying and addressing any variance of actual performance to projected performance for the prior week.

Section 8.02       Notices of Material Events.  The Borrower will furnish to the Agent and each Lender, promptly after the Borrower obtains knowledge thereof, written notice of the following:

(a)          the occurrence of any Default;

(b)        other than the Bankruptcy Cases, the filing or commencement of, or the threat in writing of, any action, suit, investigation, arbitration or proceeding by or before any arbitrator or Governmental Authority against or affecting any Debtor, or any material adverse development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Lenders), that, in either case, if adversely determined, could reasonably be expected to result in liability in excess of $1,000,000 (not subject to the automatic stay in the Bankruptcy Cases);

(c)          the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Debtors in an aggregate amount exceeding $1,000,000;

(d)        at least two (2) Business Days prior to filing (or such shorter period as the Agent may agree), the Borrower shall use commercially reasonable efforts to provide the Agent copies of all pleadings and motions (other than “first day” motions and proposed orders, but including the Approved Plan of Reorganization and any disclosure statement related thereto) to be filed by or on behalf of the Borrower or any of the other Loan Parties with the Bankruptcy Court in the Bankruptcy Cases, or to be distributed by or on behalf of the Borrower or any of the other Loan Parties to any official committee appointed in the Bankruptcy Cases, which such pleadings shall include the Agent as a notice party;

(e)          on a timely basis as specified in any DIP Order, all notices required to be given to all parties specified in such DIP Order, in the manner specified therefor therein; and

(f)          any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 8.03         Existence; Conduct of Business.  Each Debtor will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which any of its Oil and Gas Properties is located or the ownership of its Properties requires such qualification, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation, dissolution, sale or other disposition permitted under Section 9.12.

Section 8.04       Payment of Obligations.  Each Debtor will pay its obligations, including Tax liabilities of such Debtor before the same shall become delinquent or in default, except (x) to the extent such payment is excused by, or is otherwise prohibited by the provisions of the Bankruptcy Code or order of the Bankruptcy Court and (y) where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Debtor has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 8.05         Performance of Obligations under Loan Documents.  Except to the extent excused by the Bankruptcy Court or as a result of the filing of the Bankruptcy Cases each Debtor will pay its Obligations in accordance with the Loan Documents, and each Debtor will do and perform every act and discharge all of the obligations to be performed and discharged by such Debtor under the Loan Documents, including, without limitation, this Agreement, at the time or times and in the manner specified.

Section 8.06         Operation and Maintenance of Properties.  Subject to any necessary order or authorization of the Bankruptcy Court, each Debtor will:

(a)        operate its Oil and Gas Properties and other material Properties or cause such Oil and Gas Properties and other material Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements, including, without limitation, applicable proration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect;

(b)         keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its material Oil and Gas Properties and other material Properties, including, without limitation, all material equipment, machinery and facilities;

(c)        promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties and will do all other things necessary to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder;

(d)          promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards and in all material respects, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material Properties; and

(e)         to the extent a Debtor is not the operator of any Property, the Borrower shall use reasonable efforts to cause the operator to comply with this Section 8.06.

Section 8.07         Insurance.  Each Debtor will maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.  The loss payable clauses or provisions in said insurance policy or policies insuring any of the collateral for the Loans shall be endorsed in favor of and made payable to the Agent as its interests may appear and such policies shall name the Agent and the Lenders as “additional insureds” and provide that the insurer will give at least thirty (30) days prior notice of any cancellation to the Agent.

Section 8.08         Books and Records; Inspection Rights.  Each Debtor will keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  Each Debtor will permit any representatives designated by the Agent or any Lender, upon reasonable prior notice, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

Section 8.09         Compliance with Laws.  Subject to any necessary order or authorization of the Bankruptcy Court, each Debtor will comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Subsidiaries’ Property.  Each Debtor will maintain in effect and enforce policies and procedures designed to ensure compliance by such Debtor and its respective directors, officers, employees and agents with Anti-Corruption Laws, applicable AML Laws and applicable Sanctions.

Section 8.10         Environmental Matters.

(a)        Subject to any necessary order or authorization of the Bankruptcy Court, each Debtor shall:  (i) comply, and shall cause its Properties and operations to comply, with all applicable Environmental Laws, the breach of which could be reasonably expected to have a Material Adverse Effect; (ii) not dispose of or otherwise release any oil, oil and gas waste, hazardous substance, or solid waste on, under, about or from any of such Debtor’s or any other Property to the extent caused by the Debtor’s operations except in compliance with applicable Environmental Laws, the disposal or release of which could reasonably be expected to have a Material Adverse Effect; (iii) timely obtain or file all notices, permits, licenses, exemptions, approvals, registrations or other authorizations, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of the Debtor’s Properties, which failure to obtain or file could reasonably be expected to have a Material Adverse Effect; (iv) promptly commence and diligently prosecute to completion any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required or reasonably necessary under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future disposal or other release of any oil, oil and gas waste, hazardous substance or solid waste on, under, about or from any of the Debtor’s Properties, which failure to commence and diligently prosecute to completion could reasonably be expected to have a Material Adverse Effect; and (v) establish and implement such procedures as may be reasonably necessary to continuously determine and assure that the Debtor’s obligations under this Section 8.10(a) are timely and fully satisfied, which failure to establish and implement could reasonably be expected to have a Material Adverse Effect.

(b)         The Borrower will promptly, but in no event later than five (5) days after the occurrence thereof, notify the Agent and the Lenders in writing of any threatened action, investigation or inquiry by any Governmental Authority or any threatened demand or lawsuit by any landowner or other third party against any Debtor or its Properties of which the Borrower has knowledge in connection with any Environmental Laws (excluding routine testing and corrective action) if the Borrower reasonably anticipates that such action will result in liability (whether individually or in the aggregate) in excess of $1,000,000, not fully covered by insurance, subject to normal deductibles.

(c)         Each Debtor will provide environmental audits and tests in accordance with American Society of Testing Materials standards upon request by the Agent and the Lenders (or as otherwise required to be obtained by the Agent or the Lenders by any Governmental Authority), in connection with any future acquisitions of Oil and Gas Properties or other material Properties.

Section 8.11         Further Assurances.

(a)        Each Debtor at its sole expense will promptly execute and deliver to the Agent all such other documents, agreements and instruments reasonably requested by the Agent to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of such Debtor, as the case may be, in the Loan Documents, including the Notes, or to further evidence and more fully describe the collateral intended as security for the Obligations, or to correct any omissions in this Agreement or the Security Instruments, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the sole discretion of the Agent, in connection therewith.  For the avoidance of doubt, with respect to any fee-owned or easement real Property of the Borrower or any Guarantor (other than oil and gas reserves), to the extent reflected in Borrower’s midstream cash flow projections, upon the reasonable request of the Agent, the Borrower shall, or shall cause such Guarantor to, promptly upon such request, provide the Lenders with title insurance and, to the extent available in the applicable jurisdiction, extended coverage insurance, covering its interest in such real Property, in an amount equal to the purchase price of such interest in real Property (or such other lesser amount as shall be reasonably specified by the Agent), as well as an ALTA survey, which accurately depicts the current condition thereof, together with a surveyor’s certificate.

(b)         The Borrower hereby authorizes the Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Mortgaged Property without the signature of the Borrower or any other Guarantor where permitted by law.  A carbon, photographic or other reproduction of the Security Instruments or any financing statement covering the Mortgaged Property or any part thereof shall be sufficient as a financing statement where permitted by law.  The Agent will promptly send the Borrower any financing or continuation statements it files without the signature of the Borrower or any other Guarantor and the Agent will promptly send the Borrower the filing or recordation information with respect thereto.

Section 8.12         Reserve Reports.

(a)          On or before March 1st and September 1st of each year, the Borrower shall furnish to the Agent and the Lenders a Reserve Report as of the immediately preceding December 31st or June 30th, as applicable.  The Reserve Report as of December 31st of each year shall be prepared by one or more independent petroleum engineers reasonably acceptable to the Agent and the June 30th Reserve Report of each year shall be prepared by or under the supervision of the “Manager of Acquisitions and Planning” (or similarly titled position) of the Borrower who shall certify such Reserve Report to be true and accurate and to have been prepared in accordance with the procedures used in the immediately preceding December 31st Reserve Report.

(b)          [Reserved].

(c)       With the delivery of each Reserve Report, the Borrower shall provide to the Agent and the Lenders a certificate from a Responsible Officer certifying that in all material respects:  (i) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct, (ii) each applicable Debtor owns good and defensible title to the Oil and Gas Properties evaluated in such Reserve Report and such Properties are free of all Liens except for Liens permitted by Section 9.03, (iii) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments in excess of the volume specified in Section 7.18 with respect to their Oil and Gas Properties evaluated in such Reserve Report that would require any Debtor to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (iv) none of their Oil and Gas Properties have been sold since the Petition Date except as set forth on an exhibit to the certificate, which certificate shall list all of its Oil and Gas Properties sold and in such detail as reasonably required by the Agent, (v) attached to the certificate is a list of all marketing agreements entered into subsequent to the later of the date hereof or the most recently delivered Reserve Report that the Borrower could reasonably be expected to have been obligated to list on Schedule 7.19 had such agreement been in effect on the date hereof and (vi) attached thereto is a schedule of the Oil and Gas Properties evaluated by such Reserve Report that are Mortgaged Properties and demonstrating the percentage of the present value that such Mortgaged Properties represent.

Section 8.13         Title Information.

(a)        On or before the delivery to the Agent and the Lenders of each Reserve Report required by Section 8.12(a), to the extent requested by the Agent, the Borrower will deliver title information in form and substance acceptable to the Agent covering enough of the Oil and Gas Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that the Agent shall have received together with title information previously delivered to the Agent, satisfactory title information on at least 80% of the total value of the Oil and Gas Properties evaluated by such Reserve Report.

(b)         If the Borrower has provided title information for additional Properties under Section 8.13(a), the Borrower shall, within sixty (60) days of notice from the Agent that title defects or exceptions exist with respect to such additional Properties, either (i) cure any such title defects or exceptions (including defects or exceptions as to priority) which are not permitted by Section 9.03 raised by such information, (ii) substitute acceptable Mortgaged Properties with no title defects or exceptions except for Excepted Liens (other than Excepted Liens described in clauses (e), (g) and (h) of such definition) having an equivalent value or (iii) deliver title information in form and substance reasonably acceptable to the Agent so that the Agent shall have received, together with title information previously delivered to the Agent, satisfactory title information on at least 80% of the value of the Oil and Gas Properties evaluated by such Reserve Report.

Section 8.14         Additional Collateral; Additional Guarantors.

(a)         The Parent shall, and shall cause each other Debtor to, guarantee the Obligations pursuant to the Loan Guarantee.  In connection with any such guarantee, the Parent shall, or shall cause such Debtor to promptly, (A) execute and deliver this Agreement or a joinder to this Agreement, in form and substance reasonably acceptable to the Agent (the “Joinder Agreement”), and any other Loan Document reasonably requested by the Agent, (B) pledge all of the Equity Interests of such Debtor pursuant to a Security Instrument or other Loan Document (including, without limitation, delivery of original stock certificates, if any, evidencing the Equity Interests of such Debtor, together with appropriate undated stock powers for each certificate duly executed in blank by the registered owner thereof) and (C) execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Agent.

(b)         Notwithstanding the restrictions in Section 9.06, each Subsidiary of a Loan Party now existing or created, acquired or coming into existence after the date hereof, other than the Guarantors party hereto, shall promptly execute and deliver to the Agent a Joinder Agreement and any Security Instrument or other Loan Document (or joinder thereto) as may be required by the Agent. Such Subsidiary shall, and the Parent shall cause such Subsidiary to, deliver to the Agent, simultaneously with its delivery of such Joinder Agreement and any such Security Instrument or other Loan Document (or joinder), (x) written evidence reasonably satisfactory to the Agent that such Subsidiary has taken all organizational action necessary to duly approve and authorize its execution, delivery and performance of such Joinder Agreement (including under the Loan Guarantee), any such Security Instrument and any other documents which it is required to execute, and (y) such additional closing documents, certificates and opinions of counsel as the Agent shall reasonably require.

Section 8.15        ERISA Compliance.  The Parent will promptly furnish, and will cause each other Debtor and any ERISA Affiliate to promptly furnish, to the Agent (a) promptly after the filing thereof with the United States Secretary of Labor, the Internal Revenue Service or the PBGC, copies of each annual and other report with respect to each Plan, if any, or any trust created thereunder, (b) immediately upon becoming aware of the occurrence of any ERISA Event or of any “prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice signed by the President or the principal Financial Officer of the Borrower, its Subsidiaries or the ERISA Affiliate, as the case may be, specifying the nature thereof, what action the Parent, such applicable Debtor or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, and (c) immediately upon receipt thereof, copies of any notice of the PBGC’s intention to terminate or to have a trustee appointed to administer any Plan.  With respect to each Plan, if any (other than a Multiemployer Plan), the Parent will, and the Parent will cause each other Debtor and its ERISA Affiliates to, (i) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any lien, all of the contribution and funding requirements of section 412 of the Code (determined without regard to subsections (d), (e), (f) and (k) thereof) and of section 302 of ERISA (determined without regard to sections 303, 304 and 306 of ERISA), and (ii) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to sections 4006 and 4007 of ERISA.

Section 8.16         [Reserved].

Section 8.17         [Reserved].

Section 8.18       Use of Proceeds.  The proceeds of the Loans and Letters of Credit shall be used (a) to pay related transaction costs, fees and expenses; (b) to provide working capital and for other general corporate purposes of the Debtors in accordance with the Budget; (c) to make adequate protection payments as authorized by the Bankruptcy Court in the Interim Order or the Final Order, as applicable; (d) to pay obligations arising from or related to the Carve-Out; (e) to pay restructuring costs incurred in connection with the Bankruptcy Cases; and (f) in the case of the Refinancing Facility, to refinance amounts outstanding under the Existing Credit Agreement, pursuant to the terms set forth in Article II.  The Borrower and the other Loan Parties are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board).  No part of the proceeds of any Loan or Letter of Credit will be used for any purpose which violates the provisions of Regulations T, U or X of the Board.

Section 8.19         [Reserved].

Section 8.20         [Reserved].

Section 8.21        Affirmative Covenants of the Parent Guarantors.  Each of the Parent Guarantors hereby covenants and agrees to comply with each of the covenants set forth in Section 8.03, Section 8.04, Section 8.05, Section 8.07, Section 8.08, Section 8.09, Section 8.10, Section 8.11 and Section 8.15, as if each reference to “the Borrower” therein were a reference to “such Parent Guarantor”.

Section 8.22         [Reserved].

Section 8.23        Delivery of Proposed DIP Orders.  The Borrower will deliver to the Agent, as soon as practicable in advance of filing with the Bankruptcy Court, (i) the proposed DIP Orders (which must be in form and substance satisfactory to the Agent) and (ii) the Approved Plan of Reorganization, including any proposed disclosure statement related to such Approved Plan of Reorganization.

Section 8.24       Cash Management. Each Debtor shall maintain their cash management system as it existed prior to the Petition Date for the benefit of the entire DIP Facility, with any changes made pursuant to an order of the Bankruptcy Court.

ARTICLE IX
NEGATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower (and each Parent Guarantor, in the case of Section 9.01, Section 9.04(a), Section 9.21, Section 9.22 and Section 9.23) covenants and agrees with the Lenders that:

Section 9.01         Financial Covenants.

(a)         Variance Testing Period.  The Debtors shall not allow, during any Variance Testing Period, the Debtors’ actual cash expenses and disbursements during such Variance Testing Period to be more than 115% of the projected cash expenses and disbursements for such Variance Testing Period, as set forth in the Budget (the “Permitted Variance”), provided that the cash expenses and disbursements considered for determining compliance with this covenant shall exclude (i) disbursements and expenses in respect of professional fees incurred in the Bankruptcy Cases during such Variance Testing Period, (ii) the Upfront Fees payable to the RBL Lenders, as set forth in the Exit Term Sheet (as defined in the Final Order), and (iii) disbursements owed to third parties on account of royalty interests and working interests and provided, further that the Debtors may carry forward budgeted but unused disbursements set forth in the Budget for a Variance Testing Period for use during the immediately succeeding Variance Testing Period.

Section 9.02         Debt.  No Debtor will incur, create, assume or suffer to exist any Debt, except:

(a)          the Obligations;

(b)         accounts payable and other accrued expenses, liabilities or other obligations to pay (for the deferred purchase price of Property or services) from time to time incurred in the ordinary course of business which are not greater than ninety (90) days past the date of invoice or delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(c)         unsecured intercompany Debt between Debtors to the extent permitted by Section 9.05; provided that such Debt is not held, assigned, transferred, negotiated or pledged to any Person other than a Debtor, and, provided further, that any such Debt owed by a Debtor shall be subordinated to the Obligations on terms satisfactory to the Agent, including as set forth in the Loan Guarantee;

(d)          endorsements of negotiable instruments for collection in the ordinary course of business;

(e)          debt of the Debtors under Capital Leases entered into prior to the Petition Date and set forth on Schedule 9.02(e) hereto;

(f)          to the extent set forth on Schedule 9.02(f), Debt of the Debtors in existence on the Petition Date in respect of performance, bid, surety or similar bonds or surety obligations for the account of the Debtors, in each case, to the extent required by any Governmental Requirements applicable to the Debtors and otherwise in connection with the operation of the Oil and Gas Properties of the Debtors, together with all replacements, extensions and renewals thereof made in the ordinary course of business;

(g)          (i) the Existing Senior Indentures, (ii) the Existing Second Lien Loan Documents and (iii) the Existing Obligations; and

(h)          Debt for borrowed money outstanding on the Petition Date and set forth on Schedule 9.02(e) hereto.

Section 9.03       Liens.  No Debtor will create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

(a)          Liens securing the payment of any Obligations;

(b)         (i) Excepted Liens on any Property of the Debtors, (ii) Excepted Liens on any Property (other than the Parent’s right, title and interest in, and to, any and all Equity Interests issued by any of the direct or indirect Subsidiaries of the Parent) of the Parent and (iii) inchoate Tax Liens on the Parent’s right, title and interest in, and to, any and all Equity Interests issued by any of the direct or indirect Subsidiaries of the Parent;

(c)         Liens on any Property of the Debtors securing Debt arising in respect of Capital Leases so long as such Debt is permitted under Section 9.02(e); provided that such Liens attach only to the assets acquired with the proceeds of such Debt and do not cover any Hydrocarbon Interests or Equity Interests in Persons owning direct or indirect interests in Hydrocarbon Interests);

(d)         Liens on any Property of the Debtors existing on the Petition Date and set forth on Schedule 9.03(d); provided that (i) no such Lien shall at any time be extended to cover any additional Property not subject thereto on the Petition Date and (ii) the principal amount of the Debt secured by such Liens shall not be extended, renewed, refunded or refinanced;

(e)          Liens securing Existing Obligations; provided that such Liens are subject to the terms and conditions of the DIP Order;

(f)          Liens securing obligations under the Existing Second Lien Loan and the other Existing Second Lien Loan Documents; provided that such Liens are subject to the terms and conditions of the DIP Order; and

(g)          Adequate Protection Liens.

Section 9.04         Dividends, Distributions and Redemptions.

(a)         Dividends and Distributions.  The Debtors will not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, return any capital to its stockholders or make any distribution of their Property to their respective Equity Interest holders, except the Debtors (other than Parent) may declare and pay dividends or distributions ratably with respect to their Equity Interests.

(b)        Prepayments, Redemptions of Existing Obligations, Existing Second Lien Loans; Certain Amendments.  The Debtors will not make any Redemption or any other prepayments of principal, interest or payment of fees on, or in connection with, the Existing Loan Documents or the Existing Second Lien Loan Documents, in each case, other than payments expressly provided for herein or pursuant to orders entered upon pleadings in form and substance reasonably satisfactory to the Agent. No Debtor shall consent to any amendment, supplement, waiver or other modification of the terms or provisions contained in any of (i) the Existing Second Lien Loan Documents, (ii) the Existing Loan Documents or (iii) any other Debt for borrowed money.

(c)          [Reserved].

Section 9.05        Investments, Loans and Advances.  No Debtor will make or permit to remain outstanding any Investments in or to any Person, except that the foregoing restriction shall not apply to:

(a)          Investments in all of the Debtors and Binger in existence on the Interim Facility Effective Date and set forth in Schedule 9.05(a);

(b)          Investments of the Debtors reflected in the Financial Statements;

(c)          Investments of the Debtors in the form of accounts receivable arising in the ordinary course of business;

(d)          Investments of the Debtors in the form of direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one year from the date of creation thereof;

(e)          Investments of the Debtors in the form of commercial paper maturing within one year from the date of creation thereof rated in the highest grade by S&P or Moody’s;

(f)         Investments of the Debtors in the form of deposits maturing within one year from the date of creation thereof with, including certificates of deposit issued by, any Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $250,000,000 (as of the date of such bank or trust company’s most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by S&P or Moody’s, respectively;

(g)        Investments of the Debtors in the form of deposits in money market funds investing exclusively in Investments described in Section 9.05(d), Section 9.05(e) or Section 9.05(f);

(h)          Investments made by a Debtor in or to any other Debtor;

(i)         Investments made by the Debtors in direct ownership interests in additional Oil and Gas Properties and gas gathering systems related thereto or related to farm-out, farm-in, joint operating, joint venture or area of mutual interest agreements, gathering systems, pipelines or other similar arrangements which are usual and customary in the oil and gas exploration and production business located within the geographic boundaries of the United States of America, and only to the extent an Event of Default does not exist and the total Revolving Credit Exposures would not exceed the Available Commitments as a result of making such Investments;

(j)          Investments made by the Debtors in the form of loans or advances to employees, officers or directors in the ordinary course of business of the Debtors, in each case only as permitted by applicable law, including Section 402 of the Sarbanes Oxley Act of 2002, but in any event not to exceed $250,000 in the aggregate at any time;

(k)        Investments in stock, obligations or securities received in settlement of debts arising from Investments permitted under this Section 9.05 owing to any Debtor as a result of a bankruptcy or other insolvency proceeding of the obligor in respect of such debts or upon the enforcement of any Lien in favor of any Debtor; provided that the Borrower shall give the Agent prompt written notice in the event that the aggregate amount of all investments held at any one time under this Section 9.05(k) exceeds $250,000;

(l)           [Reserved]; and

(m)         Loans and advances made by the Borrower to the Parent to the extent any such loan or advance (i) is made in lieu of a Restricted Payment permitted pursuant to Section 9.04 or otherwise under this Agreement and (ii) if made as a Restricted Payment, would be permitted pursuant to Section 9.04 or otherwise under this Agreement.

Section 9.06        Nature of Business.  Subject to any restrictions arising on account of the Debtors’ status as a “debtor” under the Bankruptcy Code and entry of the DIP Order, no Debtor will allow any material change to be made (i) in the character of its business as an independent oil and gas exploration and production company or (ii) to the Debtor’s identity or corporate structure, the jurisdiction in which such Person is incorporated or formed, or any organizational documents of such Debtor. Debtors will not operate its business outside the geographical boundaries of the United States.

Section 9.07         [Reserved].

Section 9.08        Proceeds of Loans; OFAC.  The Borrower will not permit the proceeds of the Loans to be used (i) for any purpose other than those permitted by Section 8.18.  Neither the Borrower nor any Person acting on behalf of the Borrower has taken or will take any action which might cause any of the Loan Documents to violate Regulations T, U or X or any other regulation of the Board or to violate Section 7 of the Securities Exchange Act or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect. If requested by the Agent, the Borrower will furnish to the Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U, Regulation T or Regulation X of the Board, as the case may be.  No Debtor or its respective directors, officers, employees, Affiliates and agents shall use, directly or indirectly, the proceeds of any Borrowing or Letter of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, other Affiliate, joint venture partner or other Person, (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or AML Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or involving any goods originating in or with a Sanctioned Person or Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions by any Person (including any Person participating in the transactions contemplated hereunder, whether as underwriter, advisor lender, investor or otherwise).

Section 9.09         ERISA Compliance.  No Debtor will at any time:

(a)        engage in, or permit any ERISA Affiliate to engage in, any transaction in connection with which any Debtor or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of section 502 of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code;

(b)         terminate, or permit any ERISA Affiliate to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability of any Debtor or any ERISA Affiliate to the PBGC;

(c)          fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, any Debtor or any ERISA Affiliate is required to pay as contributions thereto;

(d)         permit to exist, or allow any ERISA Affiliate to permit to exist, any accumulated funding deficiency within the meaning of section 302 of ERISA or section 412 of the Code, whether or not waived, with respect to any Plan;

(e)          permit, or allow any ERISA Affiliate to permit, the actuarial present value of the benefit liabilities under any Plan maintained by any Debtor or any ERISA Affiliate which is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities.  The term “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA;

(f)          contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any Multiemployer Plan;

(g)         acquire, or permit any ERISA Affiliate to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to any Debtor or with respect to any ERISA Affiliate of any Debtor if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (i) any Multiemployer Plan, or (ii) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities;

(h)          incur, or permit any ERISA Affiliate to incur, a liability to or on account of a Plan under sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA;

(i)          contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any material liability; or

(j)          amend, or permit any ERISA Affiliate to amend, a Plan resulting in an increase in current liability such that any Debtor or any ERISA Affiliate is required to provide security to such Plan under section 401(a)(29) of the Code.

Section 9.10       Sale or Discount of Receivables.  No Debtor will discount or sell (with or without recourse) any of its notes receivable or accounts receivable.

Section 9.11       Mergers, Divisions, Etc.  No Debtor will merge into or with or consolidate with any other Person, or sell, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property (whether now owned or hereafter acquired) to any other Person, or liquidate or dissolve or divide.

Section 9.12         Sale of Properties.  No Debtor will sell, assign, farm-out, convey or otherwise transfer any Property except for:

(a)          the sale of Hydrocarbons in the ordinary course of business;

(b)        farmouts of undeveloped acreage and assignments in connection with such farmouts with respect to which a Debtor retains an overriding royalty interest above a 75% net revenue interest in such disposed Property;

(c)         the sale or transfer of equipment that is no longer necessary for the business of such Debtor or is replaced by equipment of at least comparable value and use;

(d)        if no Event of Default then exists or would result as a result thereof, sales and other dispositions of Property (not otherwise permitted above) having a fair market value not to exceed $1,000,000; and

(e)          dispositions of any Property of any Debtor pursuant to an order of the Bankruptcy Court; provided that such disposition shall be subject to the prior consent of the Agent and the Majority Lenders.

Section 9.13       Environmental Matters.  No Debtor will violate or permit any of its Property to be in violation of, or do anything or permit anything to be done which will subject any such Property to any Remedial Work under any Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Property where such violations or remedial obligations could reasonably be expected to have a Material Adverse Effect.

Section 9.14        Transactions with Affiliates.  The Borrower will not enter into any transaction, including, without limitation, any purchase, sale, or lease or exchange of Property, with any non-Debtor Affiliate, other than transactions or arrangements in place as of the Petition Date (including contractual obligations in place at such time) or approved by the Bankruptcy Court pursuant to an order in form and substance reasonably satisfactory to the Agent and the Majority Lenders.

Section 9.15        Subsidiaries.  The Borrower shall have no Subsidiaries other than Wholly-Owned Subsidiaries.  No Debtor will create or acquire any additional Subsidiary.  No Debtor sell, assign or otherwise dispose of any Equity Interests in any of its Subsidiaries.  The Borrower shall have no Foreign Subsidiaries.

Section 9.16      Negative Pledge Agreements; Dividend Restrictions.  No Debtor will create, incur, assume or suffer to exist any contract, agreement or understanding (other than this Agreement, any other Loan Document, the Existing Loan Documents, the Existing Senior Indentures or the Existing Second Lien Loan Documents) that in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property in favor of the Agent and the Lenders or the secure the Obligations, except restrictions imposed pursuant to an agreement entered into in connection with a disposition permitted under Section 9.12.

Section 9.17       Gas Imbalances, Take-or-Pay or Other Prepayments.  No Debtor will allow gas imbalances, take-or-pay or other prepayments with respect to the Oil and Gas Properties of any Debtor that would require such Debtor to deliver, in the aggregate, two percent (2%) or more of the monthly production of Hydrocarbons at some future time without then or thereafter receiving full payment therefor.

Section 9.18         Swap Agreements.  No Debtor will enter into any Swap Agreements with any Person other than (a) Swap Agreements in respect of commodities (i) with an Approved Counterparty and (ii) the notional volumes for which (when aggregated with other commodity Swap Agreements then in effect other than basis differential swaps on volumes already hedged pursuant to other Swap Agreements) do not exceed, as of the date such Swap Agreement is executed, 85% of the reasonably anticipated projected production from Total Proved Reserves (provided that proved developed non-producing and proved undeveloped reserves shall not in the aggregate constitute more than 25% of Total Proved Reserves) for each month during the period during which such Swap Agreement is in effect for each of crude oil, natural gas and natural gas liquids, each calculated separately (for purposes of the foregoing, natural gas liquids volumes may be hedged directly or for crude oil volumes in a 2:1 ratio), for each of the next five (5) succeeding calendar years, provided that upon the date any Debtor signs a definitive acquisition agreement for any acquisition of Property or Equity Interests of any Person not prohibited by this Agreement, Swap Agreements may be entered into for 85% of the reasonably anticipated projected production from Proved Developed Producing Properties the subject of such acquisition (provided that should such acquisition fail to close within sixty (60) days of the date the Debtor signing such definitive acquisition agreement, such Debtor shall terminate or unwind such Swap Agreements entered into in respect of such acquisition such that such Debtor is in compliance with clause (a)(ii) above), excluding the effect of the provision for pending acquisitions, floor options may be purchased limited to total notional volumes of all Swap Agreements and puts options not exceeding 100% of projected production from Proved Developed Producing Properties as described in (a)(ii) above, and (b) Swap Agreements in respect of interest rates with an Approved Counterparty, which effectively convert interest rates from floating to fixed, the notional amounts of which (when aggregated with all other Swap Agreements of the Debtors then in effect effectively converting interest rates from floating to fixed) do not exceed 100% of the then outstanding principal amount of the Borrower’s Debt for borrowed money which bears interest at a floating rate.  In no event shall any Swap Agreement contain any requirement, agreement or covenant for any Debtor to post collateral or margin to secure its obligations under such Swap Agreement or to cover market exposures.

Section 9.19        Marketing Activities.  No Debtor will engage in marketing activities for any Hydrocarbons or enter into any contracts related thereto other than (a) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from their proved Oil and Gas Properties during the period of such contract, (b) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from proved Oil and Gas Properties of third parties during the period of such contract associated with the Oil and Gas Properties of the Debtors that any Debtor has the right to market pursuant to joint operating agreements, unitization agreements or other similar contracts that are usual and customary in the oil and gas business and (c) other contracts for the purchase and/or sale of Hydrocarbons of third parties (i) which have generally offsetting provisions (i.e., corresponding pricing mechanics, delivery dates and points and volumes) such that no “position” is taken and (ii) for which appropriate credit support has been taken to alleviate the material credit risks of the counterparty thereto.

Section 9.20         Accounting Changes.  No Debtor will (i) make any significant change in accounting treatment or reporting practices, except as required by GAAP, or (ii) change the fiscal year of any Debtor.

Section 9.21        New Accounts.  No Debtor will open or otherwise establish, or deposit, credit or otherwise transfer any Cash Receipts, securities, financial assets or any other property into, any Deposit Account, Securities Account or Commodity Account other than (a) any Deposit Account, Securities Account or Commodity Account in which the Agent has been granted a first-priority perfected Lien and that, in each case, is subject to a Security Instrument or (b) any Excluded Account (solely with respect to amounts referred to in the definition thereof).

Section 9.22        Volumetric Production Payment.  No Debtor will sell, grant, issue or otherwise enter into any Volumetric Production Payment, forward sale agreement or other sales of Hydrocarbons in place that would require any Debtor to deliver Hydrocarbons at some future time without receipt by the Debtor of full payment therefor at such future time or sale of royalty interests or overriding royalty interests; provided however, without limiting the other provisions of this Article IX, this Section 9.22 shall not limit the ability of a Debtor to (i) enter into gas balancing arrangements, (ii) settle gas imbalances and (iii) (A) perform on take or pay contracts, (B) deliver Hydrocarbons in accordance with the terms of any Hydrocarbon Lease to a party thereto, or (C) enter into midstream or marketing contracts in the ordinary course of business for sale of Hydrocarbons, in the case of clauses (iii)(A), (iii)(B) and (iii)(C), as and when produced.

Section 9.23       Passive Holding Company Status of Parent Guarantors.  Neither of the Parent Guarantors shall engage in any operating or business activities or other transactions other than (i) the ownership and/or acquisition of the Equity Interests (other than Disqualified Capital Stock) of the Borrower or Legacy GP, (ii) the maintenance of its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance, (iii) to the extent applicable, participating in tax, accounting and other administrative matters as a member of the consolidated group of the Parent Guarantors and the Borrower and (iv) the performance of its obligations under and in connection with the Loan Documents, the Bankruptcy Cases, the Existing Loan Documents, the Existing Second Lien Loan Documents and any documents relating to other Debt permitted under Section 9.02.

Section 9.24        Negative Covenants of the Parent Guarantors.  Each of the Parent Guarantors hereby covenants and agrees to comply with each of the covenants set forth in Section 9.04(b), Section 9.09, Section 9.14, Section 9.16, and Section 9.21, as if each reference to “the Borrower” were a reference to “such Parent Guarantor”.

Section 9.25         Key Employee Plans. No Debtor shall (a) enter into any key employee retention plan and incentive plan, other than such plans in effect as of the Petition Date or (b) amend or modify any existing key employee retention plan and incentive plan, unless such plan, amendment or modification, as applicable, is satisfactory to the Agent and Majority Lenders.

Section 9.26         [Reserved].

Section 9.27         Superpriority Claims. No Debtor will create or permit to exist any Superpriority Claim other than Superpriority Claims permitted by the DIP Orders and the orders approving the “first day” motions in respect of the Bankruptcy Cases.

Section 9.28        Bankruptcy Orders. No Debtor will (a) obtain or seek to obtain any stay from the Bankruptcy Court on the exercise of the Agent’s or any Lender’s remedies hereunder or under any other Loan Document, except as specifically provided in the DIP Order, (b) seek to change or otherwise modify any DIP Order or other order in the Bankruptcy Court with respect to the DIP Facility or (c) without the consent of the Majority Lenders, propose, file, consent, solicit votes with respect to or support any chapter 11 plan or debtor in possession financing unless (i) such plan or financing would, on the date of effectiveness, pay in full in cash all Obligations or (ii) such plan is an Approved Plan of Reorganization.

ARTICLE X
EVENTS OF DEFAULT; REMEDIES

Section 10.01       Events of Default.  One or more of the following events shall constitute an “Event of Default”:

(a)         the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)         the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 10.01(a)) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;

(c)         any representation or warranty made or deemed made by or on behalf of any Debtor in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect when made or deemed made;

(d)          any Debtor shall fail to observe or perform any covenant, condition or agreement contained in Section 8.01(m), Section 8.01(n), Section 8.02, Section 8.03 or in Article IX;

(e)         any Debtor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a), Section 10.01(b) or Section 10.01(d)) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) notice thereof from the Agent to the Borrower (which notice will be given at the request of any Lender) or (ii) a Responsible Officer of any Debtor otherwise becoming aware of such default;

(f)          any event or condition occurs that results in any Material Indebtedness incurred on or after the Petition Date becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require any Debtor to make an offer in respect thereof;

(g)        the Loan Documents shall not have been executed and delivered by the Debtors, the Agent and the Lenders within five (5) business days after the date of entry of the Interim Order (or shall not have been filed with, and approved by, the Bankruptcy Court within the times specified and otherwise in accordance with the Interim Order);

(h)          dismissal of the Bankruptcy Cases or conversion of the Bankruptcy Cases to a Chapter 7 case;

(i)          appointment of a Chapter 11 trustee, a responsible officer or an examiner with enlarged powers (beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code) relating to the operation of the business of any Loan Party in the Bankruptcy Case;

(j)         the Bankruptcy Court’s granting of any superpriority claim or lien on the Collateral which is pari passu with or senior to the Superpriority Claims or Liens of the Lenders in the Bankruptcy Case;

(k)         failure of the Final Order to be entered within thirty-five (35) days (or a later date consented to by the Agent and the Majority Lenders) after entry of the Interim Order;

(l)          failure of the Interim Order or Final Order to be in full force and effect, including by the entry of an order reversing, amending, supplementing, staying for a period in excess of five (5) days, vacating or otherwise modifying the Interim Order or Final Order in a manner that is adverse to the Agent or the Lenders;

(m)        after entry of the Final Order, the entry of any final order in the Bankruptcy Case charging any of the Collateral, including under Section 506(c) or Section 552(b) of the Bankruptcy Code, or the commencement of any action by any Loan Party which is adverse to the Lenders or their rights and remedies under the DIP Facility in the Bankruptcy Case;

(n)          reversal or modification of the Refinancing Facility by the Bankruptcy Court;

(o)          failure of any Loan Party to comply with the terms of the applicable DIP Order;

(p)          entry of a final order by the Bankruptcy Court terminating the use of cash collateral;

(q)         payment by any Loan Party (by way of adequate protection or otherwise) of any principal or interest or other amount on account of any prepetition Debt or payables (other than as agreed herein or pursuant to the consent of the Required Lenders) or as described in the Interim Order, the Final Order or pursuant to any orders approving any “first day” motions;

(r)          entry of an order or orders granting relief from any stay of proceeding (including, without limitation, the automatic stay) so as to allow a third party or third parties to proceed against any assets of any Loan Party having a value, individually or in the aggregate, in excess of $1,000,000 or to permit other actions that would have a Material Adverse Effect on any Loan Party or its estate;

(s)          if (i) the Existing Intercreditor Agreement shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with its terms against the Borrower, any party thereto or any holder of the liens subordinated thereby, or shall be repudiated by any of them, or be amended, modified or supplemented to cause the liens securing the obligations of the Existing Second Lien Credit Agreement to be senior or pari passu in priority to the liens securing the obligations under the Existing Credit Agreement, (ii) the Borrower takes any action inconsistent with the terms of the Existing Intercreditor Agreement (other than in connection with an Approved Plan of Reorganization reasonably acceptable to the Required Lenders), (iii) any Person bound by the Existing Intercreditor Agreement takes any action inconsistent with the terms thereof and the Borrower shall fail to promptly take all actions necessary to oppose such action or (iv) any order of any court of competent jurisdiction is granted which is materially inconsistent with the terms of the Existing Intercreditor Agreement;

(t)          (i) subject to Section 12.02(c), unless otherwise agreed by the Required Lenders or pursuant to the terms of the DIP Orders, the filing or confirmation of an Approved Plan of Reorganization that does not provide for termination of the Commitments under the DIP Facility and, except as may be provided herein with respect to the Refinanced Loans, including under Section 2.01(b), payment in full in cash of all Obligations under the Loan Documents owed to the Lenders in respect of the DIP Facility on the effective date of such Approved Plan of Reorganization, or (ii) if any Debtor shall seek, support, or fail to contest in good faith the filing or confirmation of any plan of reorganization other than the Approved Plan of Reorganization;

(u)          failure to satisfy any of the Chapter 11 Milestones in accordance with the terms relating to such Chapter 11 Milestone;

(v)         (i) the entry of the Interim Order shall have not occurred on or prior to the date that is five (5) days after the Petition Date, (ii) the entry of the Final Order shall have not occurred prior to or on the date that is thirty-five (35) days (or a later date consented to by the Agent and the Majority Lenders) after entry of the Interim Order or (iii) the entry of an order reversing, amending, supplementing, staying for a period in excess of five (5) days, vacating or otherwise modifying the Interim Order or Final Order in a manner that is adverse to the Agent or the Lenders;

(w)         with respect to the Debtors (i) one or more judgments for the payment of money in an aggregate amount in excess of $5,000,000 (to the extent not covered by independent third party insurance provided by insurers of the highest claims paying rating or financial strength as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding) or (ii) any one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, shall be rendered against any Debtor or any combination thereof; and, in case of each of clause (i) or (ii), the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Debtor to enforce any such judgment, and unless, with respect to any of the foregoing, the same shall be effectively stayed pursuant to the Bankruptcy Code;

(x)         the Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against a Debtor party thereto or shall be repudiated by them, or cease to create a valid and perfected Lien of the priority required thereby on any of the Collateral purported to be covered thereby, or any Debtor shall so state in writing, or any Loan Party shall contest the validity or perfection of the Liens and security interests securing the Obligations;

(y)        an ERISA Event shall have occurred that, in the opinion of the Majority Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of any Debtor in an aggregate amount exceeding $2,000,000 in any year; and

(z)          any Change in Control shall occur.

Section 10.02       Remedies.

(a)          In the case of an Event of Default, subject in all respects to the Carve Out, (i) the Agent may, and at the request of the Majority Lenders, shall (A) deliver a notice to the Borrower of the Event of Default, (B) declare the termination, reduction, or restriction of the Commitments, and thereupon the Commitments shall be terminated, reduced, or restricted immediately unless and until the Majority Lenders and the Agent shall reinstate the same in writing, (C) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations), shall become due and payable immediately, in each case, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by each Loan Party, (D) declare a termination, reduction or restriction on the ability of the Loan Parties to use any cash collateral (other than as set forth in clause (iii) below) (E) terminate the DIP Facility and (F) charge the Default Rate (each of clauses (A) through (F) above, a “Termination Declaration” and the earliest date to occur of any such Termination Declaration, the “Termination Declaration Date”), in each case of clauses (A) through (F) above, without first obtaining relief from the automatic stay under section 362 of the Bankruptcy Code; (ii) five (5) Business Days after the Termination Declaration Date, the Loan Parties and/or any Committee shall be permitted to seek an emergency hearing before the Bankruptcy Court (which they shall seek on an expedited basis) solely to determine whether an Event of Default has occurred, provided, however, that (1) if the Loan Parties seek an expedited emergency hearing within five (5) Business Days, until such time the Bankruptcy Court has entered an order ruling on whether an Event of Default has occurred, the Agent shall not be permitted to exercise its rights and remedies with respect to such Termination Declaration or such Events of Default, and (2) if the Loan Parties and any Committee do not seek an expedited emergency hearing within five (5) Business Days after the Termination Declaration Date, the Agent shall be entitled to exercise all rights and remedies provided for in the Loan Documents with respect to such Termination Declaration, including the right to foreclose on, or otherwise exercise its rights with respect to all or any portion of the Collateral, including by applying the proceeds thereof to the Obligations; and (iii) the Loan Parties shall not be permitted to use any proceeds of the Loans, or any other cash collateral, except in accordance with the Budget (subject to the Permitted Variances).

(b)          In the case of the occurrence of an Event of Default, the Agent and the Lenders will have all other rights and remedies available at law and equity.

(c)          All proceeds realized from the liquidation or other disposition of collateral or otherwise received after maturity of the Loans or the Notes, whether by acceleration or otherwise, shall be applied:

(i)          first, to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Agent in its capacity as such;

(ii)      second, pro rata to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Lenders;

(iii)      third, pro rata to payment of (i) accrued and unpaid interest on the New Money Loans and LC Disbursements, (ii) accrued and unpaid interest on the Refinanced Loans, (iii) fees on each Letter of Credit and (iv) other accrued and unpaid interest included in the Obligations;

(iv)        fourth, pro rata to (i) payment of principal outstanding on the New Money Loans, (ii) payment of principal outstanding on the Refinanced Loans, (iii) Secured Swap Obligations owing to Secured Swap Parties, (iv) Secured Cash Management Obligations owing to Secured Cash Management Providers, and (v) to serve as cash collateral to be held by the Agent to secure the LC Exposure;

(v)          fifth, pro rata to any other Obligations; and

(vi)       sixth, any excess, after all of the Obligations shall have been indefeasibly paid in full in cash, shall be held as required by the Bankruptcy Court and/or any other Governmental Requirement.

Notwithstanding the foregoing, Secured Cash Management Obligations arising under any Secured Cash Management Agreement shall be excluded from the application described above if the Agent has not received written notice thereof, together with such supporting documentation as the Agent may request, from the applicable Secured Cash Management Provider. Each Secured Cash Management Provider not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Agent pursuant to the terms of Article XI hereof for itself and its Affiliates as if a “Lender” party hereto.

Section 10.03     Disposition of Proceeds.  The Security Instruments contain an assignment by the Borrower and/or the Guarantors unto and in favor of the Agent for the benefit of the Lenders of all of the Borrower’s or each Guarantor’s interest in and to production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Property.  The Security Instruments further provide in general for the application of such proceeds to the satisfaction of the Obligations and other obligations described therein and secured thereby.  Notwithstanding the assignment contained in such Security Instruments, except after the occurrence and during the continuance of an Event of Default, (a) the Agent and the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Agent or the Lenders, but the Lenders will instead permit such proceeds to be paid to the Debtors and (b) the Lenders hereby authorize the Agent to take such actions as may be necessary to cause such proceeds to be paid to the Debtors.

ARTICLE XI
THE AGENTS

Section 11.01     Appointment; Powers.  Each of the Lenders and each Issuing Bank hereby irrevocably appoints the Agent as its agent and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Section 11.02      Duties and Obligations of Agent.  The Agent shall have no duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) the Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (the use of the term “agent” herein and in the other Loan Documents with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law; rather, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties), (b) the Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except as provided in Section 11.03, and (c) except as expressly set forth herein, the Agent shall have no duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Agent or any of its Affiliates in any capacity.  The Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Agent by the Borrower or a Lender, and shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent, (vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of the Debtors or any other obligor or guarantor, or (vii) any failure by the Borrower or any other Person (other than itself) to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein.  For purposes of determining compliance with the conditions specified in Article VI, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received written notice from such Lender prior to the proposed closing date specifying its objection thereto.

Section 11.03      Action by Agent.  The Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise in writing as directed by the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) and in all cases the Agent shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall (a) receive written instructions from the Majority Lenders, the Required Lenders or the Lenders, as applicable, (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action.  The instructions as aforesaid and any action taken or failure to act pursuant thereto by the Agent shall be binding on all of the Lenders.  If a Default has occurred and is continuing, then the Agent shall take such action with respect to such Default as shall be directed by the requisite Lenders in the written instructions (with indemnities) described in this Section 11.03, provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders.  In no event, however, shall the Agent be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement, the Loan Documents or applicable law.  The Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders or the Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02), and otherwise the Agent shall not be liable for any action taken or not taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith INCLUDING ITS OWN ORDINARY NEGLIGENCE, except for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and non-appealable judgment.

Section 11.04     Reliance by Agent.  The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon and each of the Borrower, the Lenders and each Issuing Bank hereby waives the right to dispute the Agent’s record of such statement, except in the case of gross negligence or willful misconduct by the Agent.  The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.  The Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Agent.

Section 11.05     Subagents.  The Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Agent.  The Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding Sections of this Article XI shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

Section 11.06      Resignation or Removal of Agent.  Subject to the appointment and acceptance of a successor Agent as provided in this Section 11.06, the Agent may resign at any time by notifying the Lenders, each Issuing Bank and the Borrower, and the Agent may be removed at any time with or without cause by the Majority Lenders.  Upon any such resignation or removal, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor.  If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation or removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders and each Issuing Bank, appoint a successor Agent.  Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the Agent’s resignation hereunder, the provisions of this Article XI and Section 12.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

Section 11.07       Agent and Lenders.  Each bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Debtor or other Affiliate thereof as if it were not an Agent hereunder.

Section 11.08       No Reliance.  Each Lender acknowledges that it has, independently and without reliance upon the Agent, any other Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Document to which it is a party.  Each Lender also acknowledges that it will, independently and without reliance upon the Agent, any other Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder.  The Agents shall not be required to keep themselves informed as to the performance or observance by any Debtor of this Agreement, the Loan Documents or any other document referred to or provided for herein or to inspect the Properties or books of the Debtors.  Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Agent hereunder, no Agent nor the Arranger shall have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of its Affiliates) which may come into the possession of such Agent or any of its Affiliates.  In this regard, each Lender acknowledges that Orrick, Herrington & Sutcliffe LLP is acting in this transaction as special counsel to the Agent only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document.  Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.

Section 11.09      Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or other judicial proceeding relative to any Debtor, the Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)        to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank and the Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Bank and the Agent under Section 12.03) allowed in such judicial proceeding; and

(b)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Lenders, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Section 12.03.

Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender any chapter 11 plan, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 11.10      Authority of Agent to Release Collateral and Liens.  Each Lender and each Issuing Bank hereby authorizes the Agent to release any collateral that is permitted to be sold or released pursuant to the terms of the Loan Documents.  Each Lender and each Issuing Bank hereby authorizes the Agent to execute and deliver to the Borrower, at the Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Borrower in connection with any sale or other disposition of Property to the extent such sale or other disposition is permitted by the terms of Section 9.12 or is otherwise authorized by the terms of the Loan Documents.

Section 11.11      Secured Cash Management Agreements.  No Secured Cash Management Provider that obtains the benefits of Section 10.02(c), any Loan Guarantee or any Collateral by virtue of the provisions hereof or of any Loan Guarantee, any Security Instrument or any other Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article XI to the contrary, the Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements unless the Agent has received written notice of such Obligations, together with such supporting documentation as the Agent may request, from the applicable Secured Cash Management Provider.

Section 11.12    The Arranger.  The Arranger shall have no duties, responsibilities or liabilities under this Agreement and the other Loan Documents other than its duties, responsibilities and liabilities in its capacity as a Lender hereunder to the extent it is a party to this Agreement as a Lender.

ARTICLE XII
MISCELLANEOUS

Section 12.01       Notices.

(a)         Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)          if to any Loan Party, to the Borrower at

Legacy Reserves LP
303 West Wall Street, Suite 1800
Midland, Texas  79701
Attention:  Robert Norris
Email:  rnorris@legacyreserves.com
Phone:  432-689-5217

with a copy to

Legacy Reserves LP
303 West Wall Street, Suite 1800
Midland, Texas  79701
Attention: Bert Ferrara
Email:  bferrara@legacyreserves.com
Phone: 432-221-6363

(ii)          if to the Agent, to it at

Wells Fargo Bank, National Association
1000 Louisiana Street, 9th Floor
Houston, Texas 77002
Attention: Brett Steele, Director
Facsimile: 713-319-1920
Email: Brett.A.Steele@wellsfargo.com

(iii)       if to any other Lender, in its capacity as such, or any other Lender in its capacity as an Issuing Bank, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)        Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices pursuant to Article II, Article III, Article IV and Article V unless otherwise agreed by the Agent and the applicable Lender.  The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)        Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 12.02       Waivers; Amendments.

(a)          No failure on the part of the Agent, any other Agent, any Issuing Bank or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies of the Agent, each other Agent, each Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Agent, any other Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b)          Neither this Agreement nor any provision hereof nor any Security Instrument nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Majority Lenders or by the Borrower and the Agent with the consent of the Majority Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender; (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, or reduce any other Obligations hereunder or under any other Loan Document, without the written consent of each Lender affected thereby; (iii) postpone the scheduled date of payment or prepayment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or any other Obligations hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone or extend the Termination Date or the Maturity Date without the written consent of each Lender affected thereby; (iv) change Section 4.01(b) or Section 4.01(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender; (v) waive or amend Section 3.04(c), Section 6.01, Section 6.02, Section 8.14, Section 10.02(c), Section 12.14 or any provisions of this Section 12.02(b) or change the definition of the terms “Domestic Subsidiary”, “Foreign Subsidiary”, “Material Domestic Subsidiary” or “Subsidiary”, without the written consent of each Lender (other than a Defaulting Lender); provided, further, that any waiver or amendment to the terms of Section 12.14 or this proviso in this Section 12.02(b)(v) shall also require the written consent of each Secured Swap Party (unless such Secured Swap Party is a Defaulting Lender), and any amendment or waiver to the terms of Section 10.02(c) shall also require the written consent of each Secured Swap Party adversely affected thereby; (vi) amend or otherwise modify any Security Instrument in a manner that results in the Secured Swap Obligations secured by such Security Instrument no longer being secured thereby on an equal and ratable basis with the principal of the Loans, or amend or otherwise change the definition of “Secured Swap Agreement,” “Secured Swap Obligations” or “Secured Swap Party” without the written consent of each Secured Swap Party adversely affected thereby; (vii) release any Guarantor, release all or substantially all of the collateral (other than as provided in Section 11.10), or reduce the percentage set forth in Section 8.13 to be less than 80%, without the written consent of each Lender (other than a Defaulting Lender); or (viii) change any of the provisions of this Section 12.02(b) or the definitions of “Required Lenders” or “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents or make any determination or grant any consent hereunder or any other Loan Documents, without the written consent of each Lender (other than a Defaulting Lender); provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Agent, any other Agent or the Issuing Bank hereunder or under any other Loan Document without the prior written consent of the Agent, such other Agent or the Issuing Bank, as the case may be and (B) nothing in this Section 12.02 shall cause any waiver, amendment, modification or consent to (1) any fee letter between the Borrower and any Lender or the Agent or the Issuing Bank to require the consent of the Majority Lenders, (2) any Letter of Credit Agreements between the Borrower or any Subsidiary of the Borrower and the Issuing Bank to require the consent of the Majority Lenders, (3) any Letter of Credit issued by the Issuing Bank pursuant to the terms of this Agreement to require the consent of the Majority Lenders except as specifically required by Section 2.08, or (4) any Secured Cash Management Agreement to require the consent of the Majority Lenders.  Notwithstanding the foregoing, (A) any supplement to Schedule 7.14 (Subsidiaries) shall be effective simply by delivering to the Agent a supplemental schedule clearly marked as such and, upon receipt, the Agent will promptly deliver a copy thereof to the Lenders, (B) any Security Instrument may be supplemented to add additional collateral or join additional Persons as Guarantors with the consent of the Agent, and (C) the Borrower and the Agent may amend this Agreement or any other Loan Document without the consent of the Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document.

(c)          Anything herein to the contrary notwithstanding, if the Debtors’ proposed plan of reorganization (“Proposed Plan”) provides for (in whole or in part) the refinancing of the Refinanced Loans and the Existing Obligations on the effective date of an Approved Plan of Reorganization in lieu of repayment in full in cash of the Refinanced Loans and the Existing Obligations, then, if such Proposed Plan has been accepted by a class consisting solely of the Existing Lenders, then the holders of not less than 66 2/3% of the Refinanced Loans (the “Required Refinanced Lenders”) may (without the consent of any other Refinanced Lenders or the Agent) agree on behalf of all Refinanced Lenders that the full amount of the Refinanced Loans will not be required to be repaid in cash on the Maturity Date, but instead shall be treated in any manner approved by the Required Refinanced Lenders.  No amendment or waiver shall, unless signed by all Refinanced Lenders, amend this clause (c) or change the definition of the term Required Refinanced Lenders or the percentage of Refinanced Lenders which shall be required for Refinanced Lenders to take any action hereunder, in each case without the consent of all Refinanced Lenders.

Section 12.03       Expenses, Indemnity; Damage Waiver.

(a)         The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Agent and its Affiliates, including, without limitation, the reasonable fees, charges and disbursements of counsel and other outside consultants for the Agent, the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses and, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Agent as to the rights and duties of the Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket costs, expenses, Taxes, assessments and other charges incurred by any Agent or any Lender in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein, (iii) all reasonable out-of-pocket expenses incurred by each Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit issued by such Issuing Bank or any demand for payment thereunder, (iv) all out-of-pocket expenses incurred by any Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for any Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 12.03, or in connection with the Loans made or Letters of Credit issued hereunder, including, without limitation, all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, and (v) all reasonable out-of-pocket fees, charges and expenses of one special bankruptcy counsel for each Secured Swap Party in connection with the structuring and preparation of any Secured Swap Agreement to be entered into after the Petition Date.

(b)       THE BORROWER SHALL INDEMNIFY EACH AGENT, THE ARRANGER, EACH ISSUING BANK AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (i) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER LOAN DOCUMENT, (ii) THE FAILURE OF ANY DEBTOR TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, (iii) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF THE BORROWER OR ANY GUARANTOR SET FORTH IN ANY OF THE LOAN DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, (iv) ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREFROM, INCLUDING, WITHOUT LIMITATION, (A) ANY REFUSAL BY ANY ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT ISSUED BY SUCH ISSUING BANK IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT, OR (B) THE PAYMENT OF A DRAWING UNDER ANY LETTER OF CREDIT NOTWITHSTANDING THE NON-COMPLIANCE, NON-DELIVERY OR OTHER IMPROPER PRESENTATION OF THE DOCUMENTS PRESENTED IN CONNECTION THEREWITH, (v) ANY OTHER ASPECT OF THE LOAN DOCUMENTS, (vi) THE OPERATIONS OF THE BUSINESS OF THE DEBTORS BY THE DEBTORS, (vii) ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS, (viii) ANY ENVIRONMENTAL LAW APPLICABLE TO THE DEBTORS OR ANY OF THEIR PROPERTIES, INCLUDING WITHOUT LIMITATION, THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS SUBSTANCES ON ANY OF THEIR PROPERTIES, (ix) THE BREACH OR NON-COMPLIANCE BY ANY DEBTOR WITH ANY ENVIRONMENTAL LAW APPLICABLE TO ANY SUCH DEBTOR, (x) THE PAST OWNERSHIP BY ANY DEBTOR OF ANY OF ITS PROPERTIES OR PAST ACTIVITY ON ANY OF ITS PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, (xi) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR DISPOSAL OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS SUBSTANCES ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY THE ANY DEBTOR OR ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY ANY DEBTOR, (xii) ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO ANY DEBTOR, (xiii) ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE LOAN DOCUMENTS, OR (xiv) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE.

(c)          To the extent that the Borrower fails to pay any amount required to be paid by it to any Agent, the Arranger or any Issuing Bank under Section 12.03(a) or (b), each Lender severally agrees to pay to such Agent, the Arranger or such Issuing Bank, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent, the Arranger or such Issuing Bank in its capacity as such.

(d)         To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)          All amounts due under this Section 12.03 shall be payable within ten (10) Business Days of written demand therefor.

Section 12.04       Successors and Assigns.

(a)        The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent and each Lender, not to be unreasonably withheld or delayed (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.04; provided that any such assignment or participation must comply with any restrictions on assignments or participations, as applicable, as agreed to by the transferring lender in any restructuring support agreement and (iii) no Lender may assign to the Borrower, an Affiliate of the Borrower, a Defaulting Lender or an Affiliate of a Defaulting Lender all or any portion of such Lender’s rights and obligations under this Agreement or all or any portion of its Commitments or the Loans owing to it hereunder.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 12.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent, each Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)          (i) Subject to the conditions set forth in Section 12.04(b)(ii), any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of the Agent, provided that no consent of the Agent shall be required for an assignment to an assignee that is a Lender or any Affiliate of a Lender, immediately prior to giving effect to such assignment.

(ii)          Assignments shall be subject to the following additional conditions:

(A)         Subject to clause (C) below, except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, as applicable, the amount of the Commitment or Loans, as applicable, of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent) shall not be less than $5,000,000 (or a lesser amount if the assigning Lender’s outstanding Commitment or Loans, as applicable, amounts to less than $5,000,000);

(B)         each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)          each assignment of any Lender’s Commitment and/or New Money Loan (including any portion thereof) shall include an assignment in the same proportion of such Lenders’ Refinanced Loans;

(D)          the parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(E)          the assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire; and

(F)          no such assignment shall be made to the Borrower, any Affiliate of the Borrower, a Defaulting Lender (or any entity who, upon becoming a Lender hereunder, would constitute a Defaulting Lender), any Affiliate of a Defaulting Lender or a natural person.

(iii)        Subject to Section 12.04(b)(iv) and the acceptance and recording thereof, and except in the case of an assignment to an Affiliate of a Lender, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 5.01, Section 5.02, Section 5.03 and Section 12.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(c).

(iv)      The Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Agent, each Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.  In connection with any changes to the Register, if necessary, the Agent will reflect the revisions on Annex I and forward a copy of such revised Annex I to the Borrower, each Issuing Bank and each Lender.

(v)         Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 12.04(b) and any written consent to such assignment required by Section 12.04(b), the Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 12.04(b).

(c)          (i) Any Lender may, without the consent of the Borrower the Agent or any Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Agent, each Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) increase the commitment of such Participant, (2) reduces or forgives any principal, interest or fees payable to such Participant, (3) extends the Maturity Date or the date of payment of interest or fees on the Loans or commitments with respect to such Participant, (4) release of all or substantially all of the value of the Loan Guarantee or Collateral, and (5) any adverse change to the superpriority status of the claims or liens on the Collateral.  In addition such agreement must provide that the Participant be bound by the provisions of Section 12.03.  Subject to Section 12.04(c)(ii) the Borrower agrees that each Participant shall be entitled to the benefits of Section 5.01, Section 5.02 and Section 5.03 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(b) (subject to the requirements and limitations therein, including the requirements under Section 5.03(e) (it being understood that the documentation required under Section 5.03(e) shall be delivered to the participating Lender)).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender, provided such Participant agrees to be subject to Section 4.01(c) as though it were a Lender.

(ii)         A Participant shall not be entitled to receive any greater payment under Section 5.01 or Section 5.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.03 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 5.03(e) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). Any such Participant Register shall be available for inspection by the Agent at any reasonable time and from time to time upon reasonable prior notice; provided that the applicable Lender shall have no obligation to show such Participant Register to the Borrower except to the extent such disclosure is necessary to establish that such Loan, commitment, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the Treasury regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d)          Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender, and this Section 12.04(d) shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 12.05       Survival; Revival; Reinstatement.

(a)         All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agent, any other Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Section 5.01, Section 5.02, Section 5.03 and Section 12.03 and Article XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

(b)        To the extent that any payments on the Obligations or proceeds of any collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Obligations so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Agent’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect.  In such event, each Loan Document shall be automatically reinstated and the Borrower shall take such action as may be reasonably requested by the Agent and the Lenders to effect such reinstatement.

Section 12.06       Counterparts; Integration; Effectiveness.

(a)          This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

(b)        This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

(c)         Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 12.07      Severability.  Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 12.08      Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (of whatsoever kind, including, without limitations Secured Swap Obligations) at any time owing by such Lender or Affiliate to or for the credit or the account of any Debtor against any of and all the obligations of the Debtors owed to such Lender now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured.  The rights of each Lender under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender or its Affiliates may have.

Section 12.09       GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a)         THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS EXCEPT TO THE EXTENT THAT UNITED STATES FEDERAL LAW PERMITS ANY LENDER TO CONTRACT FOR, CHARGE, RECEIVE, RESERVE OR TAKE INTEREST AT THE RATE ALLOWED BY THE LAWS OF THE STATE WHERE SUCH LENDER IS LOCATED.  CHAPTER 346 OF THE TEXAS FINANCE CODE (WHICH REGULATES CERTAIN REVOLVING CREDIT LOAN ACCOUNTS AND REVOLVING TRI-PARTY ACCOUNTS) SHALL NOT APPLY TO THIS AGREEMENT OR THE NOTES.

(b)         THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE AGENT, ANY LENDER, THE ISSUING BANK, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE BANKRUPTCY COURT AND IF THE BANKRUPTCY COURT DOES NOT HAVE (OR ABSTAINS FROM) JURISDICTION, THE COURTS OF THE STATE OF TEXAS SITTING IN HOUSTON, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH COURTS. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE AGENT, ANY LENDER OR THE ISSUING BANK MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)        EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN SECTION 12.01 OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO SECTION 12.01 (OR ITS ASSIGNMENT AND ASSUMPTION), SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANOTHER PARTY IN ANY OTHER JURISDICTION.

(d)      EACH PARTY HEREBY (i) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN, (ii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OF COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (iii) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 12.09.

Section 12.10       Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 12.11       Confidentiality.  The Agent, each other Agent, each Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 12.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to the Borrower or any of its Subsidiaries and their obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 12.11 or (ii) becomes available to the Agent, any other Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower.  For the purposes of this Section 12.11, “Information” means all information received from the Debtors relating to any Debtor and its business, other than any such information that is available to the Agent, any other Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower, or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 12.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 12.12       Interest Rate Limitation.  It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it.  Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America and the State of Texas or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Notes, it is agreed as follows:  (a) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Notes shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (b) in the event that the maturity of the Notes is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower).  All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans evidenced by the Notes until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law.  If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.12 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.12.  To the extent that Chapter 303 of the Texas Finance Code is relevant for the purpose of determining the Highest Lawful Rate applicable to a Lender, such Lender elects to determine the applicable rate ceiling under such Chapter by the weekly ceiling from time to time in effect.  Chapter 346 of the Texas Finance Code does not apply to the Borrower’s obligations hereunder.

Section 12.13      EXCULPATION PROVISIONS.  EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY.  EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

Section 12.14       Collateral Matters; Secured Swap Agreements; Secured Cash Management Agreements.  The benefit of the Security Instruments and the other Loan Documents and of the provisions of this Agreement relating to any Collateral securing the Obligations shall also extend to and be available to Secured Swap Parties and Secured Cash Management Providers, in each case on a pro rata basis in respect of Secured Swap Obligations and Secured Cash Management Obligations.  In addition, it is understood and agreed that the benefit of the Security Instruments and the provisions of this Agreement relating to any Collateral securing the Obligations shall also extend to and be available to such Lenders or their Affiliates as provided herein and in the Security Instruments notwithstanding that any such Lender (as defined in the Existing Credit Agreement) is not a Lender hereunder.  Except as set forth in Section 12.02(b), no Secured Swap Party that is no longer a Lender (or an Affiliate of a Lender) nor any Secured Cash Management Provider shall have any voting rights under any Loan Document as a result of the existence of Secured Swap Obligations or Secured Cash Management Obligations. All Secured Cash Management Agreements are independent agreements governed by the terms thereof and will remain in full force and effect, unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of the Loans created under this Agreement except as otherwise provided in such Secured Cash Management Agreements, and any payoff statement from any Lender relating to this Agreement shall not apply to Secured Cash Management Agreements, except as otherwise expressly provided in such payoff statement.

Section 12.15      No Third Party Beneficiaries.  This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans and the Issuing Bank to issue, amend, renew or extend Letters of Credit hereunder are solely for the benefit of the Borrower, and no other Person (including, without limitation, any Subsidiary of the Borrower, any obligor, contractor, subcontractor, supplier or materialsman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Agent, the other Agents, the Issuing Bank or any Lender for any reason whatsoever.  There are no third party beneficiaries other than to the extent contemplated by the last sentence of Section 12.04(a).

Section 12.16      USA PATRIOT Act Notice.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information includes the name and address of the Borrower and the Guarantors and other information that will allow such Lender to identify the Borrower and the Guarantors in accordance with the USA PATRIOT Act.

Section 12.17     Non-Fiduciary Status.  The arranging and other services regarding this Agreement provided by the Agent, the Arranger, and the Lenders are arm’s-length commercial transactions between the Borrower, and its Affiliates, on the one hand, and the Agent, the Arranger, and the Lenders, on the other hand.  The Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.  The Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; the Agent, the Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and neither the Agent, the Arranger nor any Lender has any obligation to the Borrower, or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents.  The Agent, the Arranger and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, and its Affiliates, and none of the Agent, the Arranger, or any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Agent, the Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 12.18      Cashless Settlement.  Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any amendment, repayment, refinancing, incremental, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Agent and such Lender and such cashless settlement shall be deemed to comply with any requirement hereunder or any other Loan Document or DIP Order that such payment be made “in dollars,” in “immediately available funds,” “in cash” or any other similar concept.

Section 12.19     Joinder of Subsidiaries.  Upon the execution and delivery by a Subsidiary and the Agent of a Joinder Agreement, and delivery to the Agent of such other Security Instruments, documents and opinions with respect to such Subsidiary as may reasonably be requested by the Agent, such Subsidiary shall become a Guarantor hereunder, with the same force and effect as if originally named as such herein, and without the consent of any other party hereto.  The rights and obligations of each Loan Party hereunder and under the other Loan Documents shall remain in full force and effect notwithstanding the addition of any Subsidiary as a party to this Agreement.

Section 12.20       [Reserved].

Section 12.21       [Reserved].

Section 12.22      Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)       the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)          the effects of any Bail-in Action on any such liability, including, if applicable:

(i)          a reduction in full or in part or cancellation of any such liability;

(ii)        a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)        the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 12.23     Acknowledgement Regarding Any Supported QFCs.  To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)          In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)          As used in this Section 12.23, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)          a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)         a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)        a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

ARTICLE XIII
LOAN GUARANTEE

Section 13.01     Guarantee.  Each Guarantor hereby agrees that it is jointly and severally liable for, and absolutely, irrevocably and unconditionally guarantees to the Agent, the Lenders, the Issuing Banks and the other Secured Parties, the prompt payment and performance when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and all reasonable costs and expenses including, without limitation, all court costs and attorneys’ and paralegals’ fees and expenses paid or incurred by the Agent, the Issuing Banks and the Lenders in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, the Borrower, any Guarantor or any other guarantor of all or any part of the Secured Obligations (such costs and expenses, together with the Secured Obligations, being collectively called the “Guaranteed Obligations”); provided, that the guarantee of any Subsidiary Guarantor will not apply to any Secured Swap Obligation if and to the extent that it would be unlawful for such Subsidiary Guarantor to guarantee such Secured Swap Obligation under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary Guarantor’s failure for any reason (and after giving effect to the guarantees by the other Guarantors of the Secured Obligations of such Subsidiary Guarantor) to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the guarantee of such Subsidiary Guarantor becomes effective with respect to such Secured Swap Obligation.  Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guarantee apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations.

Section 13.02      Guarantee of Payment.  This Loan Guarantee is a guarantee of payment and not of collection.  Each Guarantor waives any right to require the Agent, any Issuing Bank, any Lender or any other Secured Party to sue the Borrower, any other Guarantor, any other guarantor, or any other Person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or to enforce its rights against any collateral securing all or any part of the Guaranteed Obligations.

Section 13.03       No Discharge or Diminishment of Loan Guarantee.

(a)        Except as otherwise provided for herein, the obligations of each Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of the Borrower or any other guarantor of or other Person liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party or its assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other right which any Loan Guarantor may have at any time against any Obligated Party, the Agent, any Issuing Bank, any Lender, or any other Person, whether in connection herewith or in any unrelated transaction.

(b)        The obligations of each Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c)         Further, the obligations of any Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Agent, any Issuing Bank, any Lender or any other Secured Party to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection or invalidity of any indirect or direct security for the obligations of any Borrower for all or any part of the Guaranteed Obligations or any obligations of any other guarantor of or other Person liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Agent, any Issuing Bank, any Lender or any other Secured Party with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Guarantor or that would otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).

Section 13.04     Defenses Waived.  To the fullest extent permitted by applicable law, each Guarantor hereby waives any defense based on or arising out of any defense of the Borrower or any other Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of the Borrower or any other Guarantor, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party or any other Person.  Each Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder.  The Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Guarantor under this Loan Guarantee except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash.  To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any Obligated Party or any security.

Section 13.05     Rights of Subrogation.  No Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any Collateral, until the Borrower and the Guarantors have fully performed all their obligations to the Agent, the Issuing Banks, the Lenders and the other Secured Parties.

Section 13.06     Reinstatement; Stay of Acceleration.  If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, each Guarantor’s obligations under this Loan Guarantee with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Agent, the Issuing Banks, the Lenders or the other Secured Parties are in possession of this Loan Guarantee.  If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Guarantors forthwith on demand by the Agent.

Section 13.07    Information.  Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Guarantor assumes and incurs under this Loan Guarantee, and agrees that none of the Agent, any Issuing Bank or any Lender shall have any duty to advise any Guarantor of information known to it regarding those circumstances or risks.

Section 13.08     Taxes.  The provisions of Section 5.03 shall apply mutatis mutandis to all payments by the Guarantors of the Guaranteed Obligations.

Section 13.09     Maximum Liability.  The provisions of this Loan Guarantee are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Loan Guarantee would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor’s liability under this Loan Guarantee, then, notwithstanding any other provision of this Loan Guarantee to the contrary, the amount of such liability shall, without any further action by the Guarantors or the Lenders, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor’s “Maximum Liability”).  This Section with respect to the Maximum Liability of Loan Guarantor is intended solely to preserve the rights of the Lenders to the maximum extent not subject to avoidance under applicable law, and no Guarantor nor any other Person or entity shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Guarantor hereunder shall not be rendered voidable under applicable law. Each Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Guarantor without impairing this Loan Guarantee or affecting the rights and remedies of the Lenders hereunder; provided that nothing in this sentence shall be construed to increase any Guarantor’s obligations hereunder beyond its Maximum Liability.

Section 13.10     Contribution.  In the event any Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Loan Guarantee or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Loan Guarantee, each other Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s Applicable Share of such payment or payments made, or losses suffered, by such Paying Guarantor.  For purposes of this Section, each Non-Paying Guarantor’s “Applicable Share” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (a) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from the Borrower after the Interim Facility Effective Date (whether by loan, capital infusion or by other means) to (b) the aggregate Maximum Liability of all Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Guarantor, the aggregate amount of all monies received by such Guarantors from the Borrower after the Interim Facility Effective Date (whether by loan, capital infusion or by other means).  Nothing in this provision shall affect any Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such Guarantor’s Maximum Liability).  Each of the Guarantors covenants and agrees that its right to receive any contribution under this Loan Guarantee from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of the Guaranteed Obligations.  This provision is for the benefit of the Agent, the Issuing Banks, the Lenders and the Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

Section 13.11       Representations and Warranties.  Each Guarantor hereby represents and warrants to the Agent and each Lender that:

(a)          the representations and warranties set forth in Article VII as they relate to such Guarantor or to the Loan Documents to which such Guarantor is a party are true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects after giving effect to such qualification), provided that each reference in each such representation and warranty to the Borrower’s knowledge shall, for the purposes of this clause, be deemed to be a reference to such Guarantor’s knowledge.

(b)         on the date hereof, the correct legal name of such Guarantor, all names and trade names that such Guarantor has used in the last five (5) years, such Guarantor’s jurisdiction of organization and each jurisdiction of organization of such Guarantor over the last five (5) years, organizational number, taxpayor identification number, and the location(s) of such Guarantor’s chief executive office or sole place of business over the last five years are specified on Schedule 13.11.

(c)         the Borrower is a member of an affiliated group of companies that includes each Guarantor, and the Borrower and the other Guarantors are engaged in related businesses.  Each Guarantor agrees that it shall benefit, directly or indirectly, from the transactions contemplated by this Agreement; and it has determined that this Loan Guarantee is necessary and convenient to the conduct, promotion and attainment of the business of such Guarantor and the Borrower.

Section 13.12       Subordination of Indebtedness.

(a)         Subordination of All Guarantor Claims. As used herein, the term “Guarantor Claims” shall mean all debts and obligations of the Borrower or any other Guarantor to the Borrower or any other Guarantor, whether such debts and obligations now exist or are hereafter incurred or arise, or whether the obligation of the debtor thereon be direct, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such debts or obligations be evidenced by note, contract, open account, or otherwise, and irrespective of the Person or Persons in whose favor such debts or obligations may, at their inception, have been, or may hereafter be created, or the manner in which they have been or may hereafter be acquired by.  After and during the continuation of an Event of Default, no Guarantor shall receive or collect, directly or indirectly, from any other obligor in respect thereof any amount upon the Guarantor Claims.

(b)         Claims in Bankruptcy. In the event of receivership, bankruptcy, reorganization, arrangement, debtor’s relief, or other insolvency proceedings involving any Guarantor, the Agent on behalf of the Agent and the Secured Parties shall have the right to prove their claim in any proceeding, so as to establish their rights hereunder and receive directly from the receiver, trustee or other court custodian, dividends and payments which would otherwise be payable upon Guarantor Claims. Each Guarantor hereby assigns such dividends and payments to the Agent for the benefit of the Agent and the Secured Parties for application against the Borrower Obligations as provided under Section 10.02(c) hereof. Should any Agent or Secured Party receive, for application upon the Guaranteed Obligations, any such dividend or payment which is otherwise payable to any Guarantor, and which, as between such Guarantors, shall constitute a credit upon the Guarantor Claims, then upon payment in full in cash of the Borrower Obligations, the expiration of all Letters of Credit outstanding under the Credit Agreement and the termination of all of the Commitments, the intended recipient shall become subrogated to the rights of the Agent and the Secured Parties to the extent that such payments to the Agent and the Secured Parties on the Guarantor Claims have contributed toward the liquidation of the Guaranteed Obligations, and such subrogation shall be with respect to that proportion of the Guaranteed Obligations which would have been unpaid if the Agent and the Secured Parties had not received dividends or payments upon the Guarantor Claims.

(c)         Payments Held in Trust.  In the event that, notwithstanding clauses (a) and (b) above, any Guarantor should receive any funds, payments, claims or distributions which is prohibited by such clauses, then it agrees: (i) to hold in trust for the Agent and the Secured Parties an amount equal to the amount of all funds, payments, claims or distributions so received, and (ii) that it shall have absolutely no dominion over the amount of such funds, payments, claims or distributions except to pay them promptly to the Agent, for the benefit of the Secured Parties; and each Guarantor covenants promptly to pay the same to the Agent.

(d)       Liens Subordinate. Each Guarantor agrees that, until the Obligations are paid in full in cash, no Letter of Credit shall be outstanding and the termination of all of the Commitments, any Liens securing payment of the Guarantor Claims shall be and remain inferior and subordinate to any Liens securing payment of the Guaranteed Obligations, regardless of whether such encumbrances in favor of such Guarantor, the Agent or any Secured Party presently exist or are hereafter created or attach.  Without the prior written consent of the Agent, no Guarantor, during the period in which any of the Obligations are outstanding or the Commitments are in effect, shall (i) exercise or enforce any creditor’s right it may have against any debtor in respect of the Guarantor Claims, or (ii) foreclose, repossess, sequester or otherwise take steps or institute any action or proceeding (judicial or otherwise, including without limitation the commencement of or joinder in any liquidation, bankruptcy, rearrangement, debtor’s relief or insolvency proceeding) to enforce any Lien securing payment of the Guarantor Claims held by it.

(e)          Notation of Records.  Upon the request of the Agent, all promissory notes and all accounts receivable ledgers or other evidence of the Guarantor Claims accepted by or held by any Guarantor shall contain a specific written notice thereon that the indebtedness evidenced thereby is subordinated under the terms of this Loan Guarantee.

Section 13.13       Other Terms.

(a)          Notices. All notices and other communications to any Guarantor shall be given in the manner and subject to the terms of Section 12.01; provided that each Guarantor acknowledges and agrees that any such notice, request or demand to or upon any Guarantor by the Agent, the Lenders or any other Secured Party may be addressed the Borrower and any notice provided to the Borrower hereunder shall constitute notice to each Guarantor on the date received by the Borrower in accordance with Section 12.01.

(b)          Indemnities, Etc.

(i)         Each Guarantor agrees to pay, and to save the Agent and the Secured Parties harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all Other Taxes which may be payable or determined to be payable in connection with any of the transactions contemplated by this Loan Guarantee.

(ii)       Each Guarantor agrees to pay, and to save the Agent and the Secured Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Loan Guarantee to the extent the Borrower would be required to do so pursuant to Section 12.03 hereof.

(c)          Acknowledgments. Each Guarantor hereby acknowledges that:

(i)        it has been advised by counsel in the negotiation, execution and delivery of this Agreement, including the Loan Guarantee and the other Loan Documents to which it is a party;

(ii)         neither the Agent nor any Secured Party has any fiduciary relationship with or duty to any Guarantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Guarantors, on the one hand, and the Agent and Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(iii)      no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Guarantors and the Secured Parties.

(iv)        each Guarantor specifically agrees that it has a duty to read this Agreement, the Security Instruments and the other Loan Documents and agrees that it is charged with notice and knowledge of the terms of this Agreement, the Security Instruments and the other Loan Documents; that it has in fact read this Agreement, the Security Instruments and the other Loan Documents and is fully informed and has full notice and knowledge of the terms, conditions and effects thereof; that it has been represented by independent legal counsel of its choice throughout the negotiations preceding its entry of this Agreement and the Security Instruments; and has received the advice of its attorney in entering into this Agreement and the Security Instruments; and that it recognizes that certain of the terms of this Agreement and the Security Instruments result in one party assuming the liability inherent in some aspects of the transaction and relieving the other party of its responsibility for such liability. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE SECURITY INSTRUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

[SIGNATURES BEGIN NEXT PAGE]

The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER:	LEGACY RESERVES LP, as a debtor and debtor-in-possession

	By:	Legacy Reserves GP, LLC, its general partner

	By:	Legacy Reserves Inc., its sole member

By:
Name: James Daniel Westcott
Title: Chief Executive Officer

[Signature Page to Senior Secured Superpriority Debtor-in-Possession Credit Agreement]

GUARANTORS:	LEGACY RESERVES OPERATING LP
as a debtor and debtor-in-possession

	By:	Legacy Reserves Operating GP LLC, its general partner

	By:	Legacy Reserves LP, its sole member

	By:	Legacy Reserves GP, LLC, its general partner

By:
Name: James Daniel Westcott
Title: Chief Executive Officer

LEGACY RESERVES OPERATING GP LLC, as a debtor and debtor-in-possession

	By:	Legacy Reserves LP, its sole member

	By:	Legacy Reserves GP, LLC, its general partner

By:
Name: James Daniel Westcott
Title: Chief Executive Officer

[Signature Page to Senior Secured Superpriority Debtor-in-Possession Credit Agreement]

LEGACY RESERVES INC.
LEGACY RESERVES ENERGY SERVICES LLC
DEW GATHERING LLC
PINNACLE GAS TREATING LLC
LEGACY RESERVES GP, LLC
LEGACY RESERVES SERVICES LLC
LEGACY RESERVES FINANCE CORPORATION
LEGACY RESERVES MARKETING LLC, each as a debtor and debtor-in-possession

By:
Name: James Daniel Westcott
Title: Chief Executive Officer

[Signature Page to Senior Secured Superpriority Debtor-in-Possession Credit Agreement]

ADMINISTRATIVE AGENT:	WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent and a Lender

By:
Name: Brett Steele
Title: Director

[Signature Page to Senior Secured Superpriority Debtor-in-Possession Credit Agreement]

LENDERS:	[_________________________]

By:
[Name]
[Title]

[Signature Page to Senior Secured Superpriority Debtor-in-Possession Credit Agreement]

Exhibit B-2

Interim DIP Order

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF TEXAS
HOUSTON DIVISION

§
In re:	§	Chapter 11
§
LEGACY RESERVES INC., et al.,[1]	§	Case No. 19-_____ (__)
§
Debtors.	§	Jointly Administered
§

INTERIM ORDER (I) AUTHORIZING DEBTORS TO OBTAIN
POSTPETITION FINANCING PURSUANT TO SECTION 364 OF
THE BANKRUPTCY CODE, (II) AUTHORIZING THE USE OF
CASH COLLATERAL PURSUANT TO SECTION 363 OF THE
BANKRUPTCY CODE, (III) GRANTING ADEQUATE PROTECTION
TO THE EXISTING RBL SECURED PARTIES AND THE
EXISTING SECOND LIEN SECURED PARTIES PURSUANT TO
SECTIONS 361, 362, 363, AND 364 OF THE BANKRUPTCY CODE,
(IV) GRANTING LIENS AND SUPERPRIORITY CLAIMS, (V) MODIFYING
THE AUTOMATIC STAY, AND (VI) SCHEDULING A FINAL HEARING

Upon the motion, dated June [●], 2019 (the “DIP Motion”), of the DIP Borrower (as defined below), and the other debtors and debtors-in-possession (collectively, the “Debtors”), in the above-referenced chapter 11 cases (the “Cases”), seeking entry of an interim order (this “Interim Order”) pursuant to section 105, 361, 362, 363(b), 363(c)(2), 364(c)(l), 364(c)(2), 364(c)(3), 364(d)(l), 364(e), 507, and 552 of chapter 11 of title 11 of the United States Code (as amended, the “Bankruptcy Code”), Rules 2002, 4001, 6004, and 9014 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), and Rules 2002-1, 4001-1(b), 4002-1(i), and 9013-1 of the Local Rules of the United States Bankruptcy Court for the Southern District of Texas and the Texas Complex Chapter 11 Case Procedures (together, the “Local Rules”), that, among other things:

1       The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, as applicable, are:  Legacy Reserves Inc. (9553); Legacy Reserves GP, LLC (1065); Legacy Reserves LP (1069); Legacy Reserves Finance Corporation (1181); Legacy Reserves Services LLC (2710); Legacy Reserves Operating LP (7259); Legacy Reserves Energy Services LLC (1233); Legacy Reserves Operating GP LLC (7209); Dew Gathering LLC (4482); Pinnacle Gas Treating LLC (3711); Legacy Reserves Marketing LLC (7593).  The location of the Debtors’ service address is:  303 W. Wall St., Suite 1800, Midland, TX 79701.

(i)          authorizes Legacy Reserves LP, a Delaware limited liability company (“Legacy”) designated as the “Borrower” under, and as defined in, the DIP Credit Agreement (as defined below) (the “DIP Borrower”) to obtain, and Legacy’s limited partner, Legacy Reserves Inc., a Delaware corporation (its “Limited Partner”), and Legacy’s general partner, Legacy Reserves GP, LLC, a Delaware limited liability company (its “General Partner”, and, together with the Limited Partner, its “Partners”) and the other guarantors under the DIP Loan Documents (as defined below) (collectively, the “DIP Guarantors”) to unconditionally guaranty, jointly and severally, the DIP Borrower’s obligations in respect of, senior secured priming and superpriority postpetition financing, which if approved on a final basis would be a revolving loan credit facility (the “DIP Facility” and the loans thereunder, the “DIP Loans”) in an aggregate principal amount of up to $350,000,000, consisting of: (a) a new money revolving loan facility in the aggregate principal amount of $100,000,000 in commitments from the DIP Lenders (the “Commitments”), inclusive of a sub-facility of up to $1,000,000 for the issuance of letters of credit (the “DIP LC Sub-Facility”), which shall reduce availability under the DIP Facility on a dollar-for-dollar basis (the “New Money Facility” and the loans thereunder, the “New Money Loans”), and (b)  a refinancing term facility in the aggregate principal amount of up to $250,000,000 (the “Refinancing Facility” and the loans thereunder, the “Refinanced Loans”), pursuant to the terms of (x) this Interim Order, (y) that certain Debtor-in-Possession Credit Agreement (as the same may be amended, restated, supplemented, or otherwise modified from time to time in accordance with its terms, the “DIP Credit Agreement”),2 by and among the DIP Borrower, Wells Fargo Bank, National Association, as administrative agent and collateral agent (in such capacity, and as administrative agent and collateral agent under the DIP Facility, collectively, the “DIP Agent”), and other financial institutions as such may become from time to time party to the DIP Credit Agreement as “Lenders” under, and as defined in, the DIP Credit Agreement (the “New Money DIP Lenders,” and together with the Refinancing DIP Lenders (as defined below), collectively, the “DIP Lenders,” and together with the DIP Agent and any other party to which DIP Obligations (as defined below) are owed, the “DIP Secured Parties”), in substantially the form attached to the DIP Motion, and (z) any and all other Loan Documents (as defined in the DIP Credit Agreement, and together with the DIP Credit Agreement, collectively, the “DIP Loan Documents”), to: (a) to pay DIP Facility-related transaction costs, fees and expenses; (b) to provide working capital for the Debtors and for other general corporate purposes of the Debtors, all in accordance with the applicable DIP Budget (as defined below); (c) to pay Adequate Protection (as defined below) payments as authorized by the Bankruptcy Court in the Interim Order or the Final Order (each as defined below); (d) to pay obligations arising from or related to the Carve-Out; (e) to pay restructuring costs incurred in connection with the Bankruptcy Case; (f) in the case of the Refinancing Facility, convert to DIP Obligations under the DIP Loan Documents, $250,000,000 of the outstanding principal amount of the Existing RBL Loans (as defined in the Existing RBL Credit Facility (as defined below)) held by the Refinancing DIP Lenders (defined below) ratably in accordance with their respective shares of the New Money Facility (according to the refinancing mechanics described below) (the “Refinancing”, and the holders of such refinanced Existing RBL Loans, the “Refinancing DIP Lenders”, and the Refinancing DIP Lenders together with the DIP Agent, collectively, the “Refinancing DIP Secured Parties”), and such converted Existing RBL Loans, the Refinanced Loans); (g) pay certain transaction fees and other costs and expenses of administration of the Cases; and (h) pay fees and expenses (including reasonable attorneys’ fees and expenses) and interest and other payments owed to the DIP Secured Parties under the DIP Loan Documents and this Interim Order;

2          Unless otherwise specified herein, all capitalized terms used herein without definition shall have the respective meanings given to such terms in the DIP Credit Agreement.  A copy of the DIP Credit Agreement is attached hereto as Schedule 1.

(ii)         approves the terms of, and authorizes the Debtors to execute and deliver, and perform under, the DIP Loan Documents and Secured Swap Agreements (as defined in the DIP Credit Agreement) and authorizes and directs the Debtors to perform such other and further acts as may be required in connection with the DIP Loan Documents and this Interim Order;

(iii)        subject to the Carve-Out, grants (x) to the DIP Agent, for the benefit of itself and the other DIP Secured Parties, Liens (as defined in the DIP Credit Agreement) on all of the DIP Collateral (as defined below) pursuant to section 364(c)(2), 364(c)(3), and 364(d) of the Bankruptcy Code, which Liens shall be senior to the Primed Liens (as defined below) and the Adequate Protection Liens (as defined below), and shall be junior solely to any valid, enforceable, and non-avoidable Liens (including the Excluded Liens (under and as defined in the DIP Credit Agreement, attached to this Interim Order as Schedule 1)) that are (A) in existence on the Petition Date (as defined below), (B) either perfected as of the Petition Date or perfected subsequent to the Petition Date solely to the extent permitted by section 546(b) of the Bankruptcy Code, and (C) senior in priority to the Existing RBL Liens and the Existing Second Liens (each as defined below) to the extent provided under and after giving effect to any intercreditor or subordination agreement (all such Liens, collectively in (A), (B), and (C), the “Existing Prior Liens”) and (y) to the DIP Secured Parties, pursuant to section 364(c)(1) of the Bankruptcy Code, superpriority administrative claims having recourse to all prepetition and postpetition property of the Debtors’ estates, now owned or hereafter acquired and the proceeds of each of the foregoing, including,3 upon entry of this Interim Order, any Debtor’s rights under section 549 of the Bankruptcy Code and the proceeds thereof, and upon entry of the Final Order, the proceeds of Avoidance Actions (as defined below), whether received by judgment, settlement, or otherwise;

3          As used herein, the words “including” or “include” and variations thereof shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation.”

(iv)        authorizes the Debtors to use “cash collateral” as such term is defined in section 363 of the Bankruptcy Code (the “Cash Collateral”), including Cash Collateral in which the DIP Secured Parties and/or the Existing RBL Secured Parties (as defined below) have a Lien or other interest, in each case whether existing on the Petition Date, arising pursuant to this Interim Order or otherwise, for the purposes described in the DIP Loan Documents and this Interim Order;

(v)         vacates the automatic stay imposed by section 362 of the Bankruptcy Code solely to the extent necessary to implement and effectuate the terms and provisions of the DIP Loan Documents and this Interim Order;

(vi)       authorizes the DIP Borrower at any time prior to the earlier of June [●], 2019, and the entry of the Final Order to borrow on a revolving basis in accordance with the DIP Budget under the New Money Facility in an aggregate outstanding principal amount that, when taken together with the aggregate face amount of letters of credit outstanding under the DIP LC Sub-Facility, will not exceed $35,000,000, and to convert to DIP Obligations (as defined below) under the DIP Loan Documents each Refinancing DIP Lender’s ratable share of $87,500,000 of the outstanding principal amount of the Loans (as defined in the Existing RBL Credit Agreement) as part of the Refinancing, and authorizes the DIP Guarantors to unconditionally guaranty such obligations jointly and severally; provided, that any amounts repaid under the New Money Facility may be reborrowed, subject to the terms of the DIP Loan Documents and this Interim Order;

(vii)      subject to the Carve-Out, solely to the extent of any diminution in value of their collateral, grants (x) the Existing RBL Secured Parties, as of the Petition Date and in accordance with the relative priorities set forth herein, the Existing RBL Adequate Protection (as defined below), which consists of, among other things, Existing RBL Adequate Protection Liens (as defined below), the Existing RBL Adequate Protection Superpriority Claims (as defined below) and the cash interest described below with respect to the Existing RBL Loans, and (y) the lenders under the Existing Second Lien Credit Facility (each as defined in the Existing Second Lien Credit Facility (as defined below)), the Existing Second Lien Agent (as defined below), and any other parties to whom obligations may be owed under the Existing Second Lien Credit Facility (as defined below), as of the Petition Date and in accordance with the relative priorities set forth herein, the Existing Second Lien Adequate Protection (as defined below), which consists of, among other things, Second Lien Adequate Protection Liens (as defined below), the Second Lien Adequate Protection Superpriority Claims (as defined below) and the cash payments described below with respect to the Existing Second Lien Loans;

(viii)      schedules a final hearing on the DIP Motion (the “Final Hearing”), at which, for the avoidance of doubt, the rights of all parties in interest are fully preserved to present arguments concerning the Final Order, to be held on June [●], 2019 at [●] [a/p].m. (prevailing Central Time) to consider entry of a final order that grants all of the relief requested in the DIP Motion on a final basis and which final order shall be in form and substance (including with respect to any subsequent modifications to the form or substance made in response to objections of other creditors4 or this Court) acceptable to the DIP Secured Parties and the Existing RBL Agent (as defined below) (the “Final Order”);

4          Nothing herein permits a creditor to file any objection prohibited by the Intercreditor Agreement (as defined below).

(ix)        waives, solely upon entry of the Final Order, rights of the Debtors and their estates to surcharge collateral pursuant to section 506(c) of the Bankruptcy Code;

(x)       provides that the DIP Secured Parties and the Existing RBL Secured Parties are entitled to all of the rights and benefits of section 552(b) of the Bankruptcy Code, and, subject to the entry of the Final Order, the “equities of the case” exception shall not apply;

(xi)        waives the equitable doctrine of “marshaling” and any other similar doctrine with respect to any of the DIP Collateral, the Existing RBL Collateral, or the Existing Second Lien Collateral, as applicable; and

(xii)       provides for the immediate effectiveness of this Interim Order and waives any applicable stay (including under Bankruptcy Rule 6004) to permit such immediate effectiveness.

Having considered the DIP Motion, the DIP Credit Agreement, the Declaration of Kevin M. Cofsky In Support of the Debtors’ [Emergency] Motion for Entry of Interim and Final Orders (I) Authorizing Debtors to Obtain Postpetition Financing Pursuant to Section 364 of the Bankruptcy Code, (II) Authorizing the Use of Cash Collateral Pursuant to Section 363 of the Bankruptcy Code, (III) Granting Adequate Protection to the Existing RBL Secured Parties and the Existing Second Lien Secured Parties Pursuant to Sections 361, 362, 363, and 364 of the Bankruptcy Code, (IV) Granting Liens and Superpriority Claims, (V) Modifying the Automatic Stay, and (VI) Scheduling a Final Hearing (the “Cofsky Declaration”), the Declaration of James Daniel Westcott in Support of the Debtors’ Chapter 11 Petitions and First Day Pleadings (the “First Day Declaration”), and the evidence submitted or proffered at the hearing on this Interim Order (the “Interim Hearing”); and in accordance with Bankruptcy Rules 2002, 4001(b), 4001(c), 4001(d), and 9014, and all applicable Local Rules, notice of the DIP Motion and the Interim Hearing having been provided pursuant to Bankruptcy Rule 4001(b)(1)(C); an Interim Hearing having been held and concluded on June [●], 2019; and it appearing that approval of the interim relief requested in the DIP Motion is necessary to avoid immediate and irreparable harm to the Debtors pending the Final Hearing and otherwise is fair and reasonable and in the best interests of the Debtors, their creditors, their estates and all parties in interest, and is essential for the continued operation of the Debtors’ business and the preservation of the value of the Debtors’ assets; and it appearing that the Debtors’ entry into the DIP Credit Agreement and Secured Swap Agreements is a sound and prudent exercise of the Debtors’ business judgment; and after due deliberation and consideration, and good and sufficient cause appearing therefor:

THIS COURT MAKES THE FOLLOWING FINDINGS OF FACT AND CONCLUSIONS OF LAW:5

A.         Petition Date.  On June [●], 2019 (the “Petition Date”), each of the Debtors filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the [Southern District of Texas] (this “Court”).  The Debtors have continued in the management and operation of their businesses and properties as debtors-in-possession pursuant to section 1107 and 1108 of the Bankruptcy Code.  No statutory committee of unsecured creditors (to the extent such committee is appointed, the “Committee”), trustee, or examiner has been appointed yet in the Cases.

B.          Jurisdiction and Venue.  This Court has core jurisdiction over the Cases, the DIP Motion and the parties and property affected hereby pursuant to 28 U.S.C. §§ 157(b) and 1334.  Venue for the Cases and proceedings on the DIP Motion is proper before this Court pursuant to 28 U.S.C. §§ 1408 and 1409.  The statutory and other predicates for the relief sought herein are sections 105, 361, 362, 363, 364, 507, and 552 of the Bankruptcy Code, Bankruptcy Rules 2002, 4001, 6004, and 9014, and the Local Rules.

5          Findings of fact shall be construed as conclusions of law, and conclusions of law shall be construed as findings of fact, as appropriate, pursuant to Bankruptcy Rule 7052.

C.          Notice.  The Interim Hearing is being held pursuant to the authorization of Bankruptcy Rule 4001.  Notice of the Interim Hearing and the emergency relief requested in the DIP Motion [has been] provided by the Debtors, whether by facsimile, electronic mail, overnight courier or hand delivery, to certain parties in interest, including:  (a) the Office of the U.S. Trustee for the Southern District of Texas (the “United States Trustee”); (b) the holders of the 30 largest unsecured claims against the Debtors (on a consolidated basis); (c) the DIP Agent, Secured Swap Parties and their respective counsel thereto; (d) the Existing RBL Agent and counsel thereto; (e) the Existing RBL Lenders; (f) the Existing Second Lien Agent and counsel thereto; (g) the Existing Second Lien Lenders; (h) the United States Attorney’s Office for the Southern District of Texas; (i) the Internal Revenue Service; (j) the United States Securities and Exchange Commission; (k) the Environmental Protection Agency and similar state environmental agencies for states in which the Debtors conduct business; (l) the state attorneys general for states in which the Debtors conduct business; and (m) any party that has requested notice pursuant to Bankruptcy Rule 2002.  Under the circumstances, such notice of the DIP Motion, the relief requested therein and the Interim Hearing complies with Bankruptcy Rule 4001(b), (c), and (d) and the Local Rules, and no other notice need be provided for entry of this Interim Order.

D.         Debtors’ Stipulations Regarding the DIP Facility.  The Debtors, on their behalf and on behalf of their estates, admit, stipulate, acknowledge, and agree (the “Debtors’ DIP Stipulations”) as follows:

(i)        Release of Claims.  Upon entry of this Interim Order, each Debtor and its estate shall be deemed to have forever waived, discharged, and released each of the DIP Secured Parties and their respective affiliates, assigns, or successors and the respective members, managers, equity holders, affiliates, agents, attorneys, financial advisors, consultants, officers, directors, employees, and other representatives of the foregoing (all of the foregoing, collectively, the “DIP Secured Party Releasees”), solely in their capacity as such, from any and all “claims” (as defined in the Bankruptcy Code), counterclaims, causes of action (including causes of action in the nature of “lender liability”), defenses, setoff, recoupment, other offset rights, and other rights of disgorgement or recovery against any and all of the DIP Secured Party Releasees, whether arising at law or in equity, relating to and/or otherwise in connection with the DIP Obligations, the DIP Liens, or the debtor-creditor relationship between any of the DIP Secured Parties, on the one hand, and any of the Debtors, on the other hand; provided, that nothing herein shall relieve the DIP Secured Party Releasees from fulfilling their obligations or commitments under the DIP Facility; provided, further that, the DIP Secured Party Releases shall be limited to such claims arising prior to or including the date of the entry of this Order.

E.          Debtors’ Stipulations Regarding the Existing RBL Credit Facility.  Subject only to the rights of parties in interest that are specifically set forth in paragraph 6 below, the Debtors, on their behalf and on behalf of their estates, admit, stipulate, acknowledge, and agree (paragraphs E hereof shall be referred to herein collectively as the “Debtors’ Existing RBL Stipulations”) as follows:

(i)          Existing RBL Credit Facility. Pursuant to that certain Third Amended and Restated Credit Agreement, originally dated as of April 1, 2014  (as amended, restated, or otherwise modified from time to time, the “Existing RBL Credit Agreement,” and collectively with any other agreements and documents executed or delivered in connection therewith, including the “Loan Documents” as defined therein, each as may be amended, restated, supplemented, or otherwise modified from time to time, the “Existing RBL Loan Documents”, and including all exhibits and other ancillary documentation in respect thereof, the “Existing RBL Credit Facility”), by and among Legacy Reserves LP as Borrower (as defined therein), Wells Fargo Bank, National Association as Administrative Agent (the “Existing RBL Agent”) and the financial institutions and other persons or entities party thereto from time to time as Lenders in such capacities, the “Existing RBL Lenders” and, together with the Existing RBL Agent and any other party to which Existing RBL Obligations (as defined below) are owed, the “Existing RBL Secured Parties”), the Existing RBL Secured Parties agreed to extend loans and other financial accommodations to, and issue letters of credit for the account of, the Borrower (as defined in the Existing RBL Credit Agreement) pursuant to the Existing RBL Loan Documents.  All obligations of the Debtors arising under the Existing RBL Credit Agreement or the other Existing RBL Loan Documents (other than such obligations that become Refinancing DIP Obligations pursuant to this Interim Order or the Final Order) shall collectively be referred to herein as the “Existing RBL Obligations.”

(ii)        Existing RBL Liens and Existing RBL Collateral.  Pursuant to the Security Instruments (as defined in the Existing RBL Credit Agreement) (as such documents were amended, restated, supplemented, or otherwise modified from time to time, the “Existing RBL Collateral Documents”), by and among Legacy, its Partners, and its subsidiaries party thereto (collectively, the “Grantors”) and the Existing RBL Agent, each Grantor granted to the Existing RBL Agent, for the benefit of the Existing RBL Agent and the other Existing RBL Secured Parties, to secure the Existing RBL Obligations, a first priority security interest in and continuing Lien (the “Existing RBL Liens”) on substantially all of such Grantor’s assets and properties (which, for the avoidance of doubt, includes Cash Collateral) and all proceeds, products, accessions, rents, and profits thereof, in each case not including property subject to the Excepted Liens (as defined in the Existing RBL Credit Agreement) and whether then owned or existing or thereafter acquired or arising.  All “Collateral” as defined in the Existing RBL Collateral Documents granted or pledged by such Grantors pursuant to any Existing RBL Collateral Document or any other Existing RBL Loan Document shall collectively be referred to herein as the “Existing RBL Collateral.”  As of the Petition Date, (a) the Existing RBL Liens (I) are legal, valid, binding, enforceable, and perfected Liens, (II) were granted to, or for the benefit of, the Existing RBL Secured Parties for fair consideration and reasonably equivalent value, (III) are not subject to avoidance, recharacterization, or subordination pursuant to the Bankruptcy Code or applicable non-bankruptcy law (except for the priming contemplated herein), and (IV) are subject and subordinate only to (A) the DIP Liens (as defined below), (B) the Carve-Out (as defined below), (C) the Existing Prior Liens and (D) the Existing RBL Adequate Protection Liens (as defined below), and (E) for the avoidance of doubt, remain at all times subject to the Intercreditor Agreement (as defined below), and (b) (I) the Existing RBL Obligations constitute legal, valid, and binding obligations of the applicable Debtors, enforceable in accordance with the terms of the applicable Existing RBL Loan Documents (other than in respect of the stay of enforcement arising from section 362 of the Bankruptcy Code), (II) no setoffs, recoupments, offsets, defenses, or counterclaims to any of the Existing RBL Obligations exist, (III) no portion of the Existing RBL Obligations or any payments made to any or all of the Existing RBL Secured Parties are subject to avoidance, disallowance, disgorgement, recharacterization, recovery, subordination, attack, offset, counterclaim, defense, or “claim” (as defined in the Bankruptcy Code) of any kind pursuant to the Bankruptcy Code or applicable non-bankruptcy law, and (IV) the obligations of each Guarantor (as defined in the Existing RBL Credit Agreement) under that certain Guaranty Agreement, the Security Instruments, and the other Existing RBL Loan Documents shall continue in full force and effect to unconditionally guaranty the Existing RBL Obligations notwithstanding any use of Cash Collateral permitted hereunder or any financing and financial accommodations extended by the DIP Secured Parties to the Debtors pursuant to the terms of this Interim Order or the DIP Loan Documents.

(iii)       Amounts Owed under Existing RBL Loan Documents.  As of the Petition Date, the applicable Debtors owed the Existing RBL Secured Parties, pursuant to the Existing RBL Loan Documents, without defense, counterclaim, reduction or offset of any kind, in respect of loans made, letters of credit issued, and other financial accommodations made by the Existing RBL Secured Parties, an aggregate principal amount of not less than $[●]6 on account of the Loans (as defined in the Existing RBL Credit Agreement) and not less than $[●]7 on account of the Letters of Credit (as defined in the Existing RBL Credit Agreement), plus all accrued and hereafter accruing and unpaid interest thereon and any additional fees, expenses (including any reasonable and documented attorneys’, accountants’, appraisers’, and financial advisors’ fees and expenses that are chargeable or reimbursable under the Existing RBL Loan Documents), and other amounts now or hereafter due under the Existing RBL Loan Documents, which such amounts shall be reduced upon the entry of this Interim Order and the closing of the DIP Facility by the amount of the Refinanced Loans approved herein.

6          [NTD: TBD as of filing.]
7          [NTD: TBD as of filing.]

(iv)      Release of Claims.  Subject to paragraph 6 below and entry of the Final Order, each Debtor and its estate shall be deemed to have forever waived, discharged, and released each of the Existing RBL Secured Parties and their respective affiliates, assigns, or successors and the respective members, managers, equity holders, affiliates, agents, attorneys, financial advisors, consultants, officers, directors, employees, and other representatives of the foregoing (all of the foregoing, collectively, the “Existing RBL Secured Party Releasees”), solely in their capacity as such, from any and all “claims” (as defined in the Bankruptcy Code), counterclaims, causes of action (including causes of action in the nature of “lender liability”), defenses, setoff, recoupment, other offset rights, and other rights of disgorgement or recovery against any and all of the Existing RBL Secured Party Releasees, whether arising at law or in equity, relating to and/or otherwise in connection with the Existing RBL Obligations, the Existing RBL Liens, or the debtor-creditor relationship between any of the Existing RBL Secured Parties, on the one hand, and any of the Debtors, on the other hand, including (a) any recharacterization, subordination, avoidance, disallowance, or other claim arising under or pursuant to section 105 or chapter 5 of the Bankruptcy Code or under any other similar provisions of applicable state law, federal law, or municipal law and (b) any right or basis to challenge or object to the amount, validity, or enforceability of the Existing RBL Obligations or any payments or other transfers made on account of the Existing RBL Obligations, or the validity, enforceability, priority, or non-avoidability of the Existing RBL Liens securing the Existing RBL Obligations, including any right or basis to seek any disgorgement or recovery of payments of cash or any other distributions or transfers previously received by any of the Existing RBL Secured Party Releasees; provided, that the Existing RBL Secured Party Releases shall be limited to such claims arising prior to or including the date of the entry of the Final Order.

(v)        That certain Intercreditor Agreement, dated as of October 25, 2016, between the Existing RBL Agent and the Existing Second Lien Agent, and acknowledged and agreed to by Legacy and the Guarantors (as defined in the Existing RBL Credit Agreement) (as amended, restated, supplemented, or otherwise modified in accordance with its terms, the “Intercreditor Agreement”), sets forth subordination and other provisions governing the relative priorities and rights of the Existing RBL Secured Parties and their respective Existing RBL Obligations and Existing RBL Liens, on the one hand, and the Existing Second Lien Secured Parties and their respective Existing Second Lien Obligations (as defined below) and Existing Second Liens on the other hand, is in full force and effect as of the Petition Date; provided, for the avoidance of doubt, that this paragraph does not modify the Intercreditor Agreement.

F.           Debtors’ Stipulations Regarding the Existing Second Lien Credit Facility.  Subject only to the rights of parties in interest that are specifically set forth in paragraph 6 below, the Debtors, on their behalf and on behalf of their estates, admit, stipulate, acknowledge, and agree (paragraphs F hereof shall be referred to herein collectively as the “Debtors’ Existing Second Lien Stipulations”) as follows:

(i)        Existing Second Lien Credit Facility. Pursuant to that certain Term Loan Credit Agreement, dated as of October 25, 2016 (as amended, restated, or otherwise modified from time to time, the “Existing Second Lien Credit Agreement,” and collectively with any other agreements and documents executed or delivered in connection therewith, including the “Loan Documents” as defined therein, each as may be amended, restated, supplemented, or otherwise modified from time to time, the “Existing Second Lien Loan Documents”, and including all exhibits and other ancillary documentation in respect thereof, the “Existing Second Lien Credit Facility” and collectively with the Existing RBL Loan Documents, the “Existing Secured Loan Documents”), by and among the Borrower, Cortland Capital Market Services LLC, the agent for the Existing Second Lien Secured Parties (as defined below) (the “Existing Second Lien Agent”) and the financial institutions and other persons or entities party thereto from time to time as Lenders (in such capacities, the “Existing Second Lien Lenders” and, together with the Existing Second Lien Agent and any other party to which Existing Second Lien Obligations (as defined below) are owed, the “Existing Second Lien Secured Parties”), the Existing Second Lien Secured Parties agreed to extend loans and provide other financial accommodations to the Borrower (as defined in the Existing Second Lien Credit Agreement) pursuant to the Existing Second Lien Loan Documents. All obligations of the Debtors arising under the Existing Second Lien Credit Agreement or the other Existing Second Lien Loan Documents shall collectively be referred to herein as the “Existing Second Lien Obligations.”

(ii)       Existing Second Liens and Existing Second Lien Collateral.  Pursuant to the Term Loan Security Instruments (as defined in the Existing Second Lien Credit Agreement) (as such documents were amended, restated, supplemented, or otherwise modified from time to time, the “Existing Second Lien Collateral Documents”), by and among Legacy, its Partners, and its subsidiaries party thereto (collectively, the “Grantors”) and the Existing Second Lien Agent, each Grantor granted to the Existing Second Lien Agent, for the benefit of the Existing Second Lien Agent and the other Existing Second Lien Secured Parties, to secure the Existing Second Lien Obligations, including interest, fees, costs, expenses, premiums, and other charges thereunder, a security interest in and continuing Lien (the “Existing Second Liens”) on substantially all of such Grantor’s assets and properties (which, for the avoidance of doubt, includes Cash Collateral) and all proceeds, products, accessions, rents, and profits thereof, in each case not including the property subject to the Excepted Liens (as defined in the Existing Second Lien Credit Agreement) and whether then owned or existing or thereafter acquired or arising.  All “Collateral” as defined in the Existing Second Lien Collateral Documents granted or pledged by such Grantors pursuant to any Existing Second Lien Collateral Document or any other Existing Second Lien Loan Document shall collectively be referred to herein as the “Existing Second Lien Collateral”, and collectively with the Existing RBL Collateral, the “Existing Collateral”.  As of the Petition Date, (a) the Existing Second Liens (I) are legal, valid, binding, enforceable, and perfected Liens, (II) were granted to, or for the benefit of, the Existing Second Lien Secured Parties for fair consideration and reasonably equivalent value, (III) are not subject to avoidance, recharacterization, or subordination pursuant to the Bankruptcy Code or applicable non-bankruptcy law (except for the priming contemplated herein), and (IV) are subject and subordinate only to (A) the DIP Liens (as defined below), (B) the Carve-Out (as defined below), (C) the Existing Prior Liens, (D) the Existing RBL Liens, and (E) the Adequate Protection Liens, and for the avoidance of doubt, remain at all times subject to the Intercreditor Agreement (as defined below); and (b) (I) the Existing Second Lien Obligations constitute legal, valid, and binding obligations of the applicable Debtors, enforceable in accordance with the terms of the applicable Existing Second Lien Loan Documents (other than in respect of the stay of enforcement arising from section 362 of the Bankruptcy Code), (II) no setoffs, recoupments, offsets, defenses, or counterclaims to any of the Existing Second Lien Obligations exist, (III) no portion of the Existing Second Lien Obligations or any payments made to any or all of the Existing Second Lien Secured Parties are subject to avoidance, disallowance, disgorgement, recharacterization, recovery, subordination, attack, offset, counterclaim, defense, or “claim” (as defined in the Bankruptcy Code) of any kind pursuant to the Bankruptcy Code or applicable non-bankruptcy law, and (IV) the obligations of each Guarantor (as defined in the Existing Second Lien Credit Agreement) under that certain Guaranty Agreement, the Existing Second Lien Collateral Documents, and the other Existing Second Lien Loan Documents shall continue in full force and effect to unconditionally guaranty the Existing Second Lien Obligations notwithstanding any use of Cash Collateral permitted hereunder or any financing and financial accommodations extended by the DIP Secured Parties to the Debtors pursuant to the terms of this Interim Order, the DIP Loan Documents, or the Secured Swap Agreements.

(iii)       Amounts Owed under Existing Second Lien Loan Documents.  As of the Petition Date, the applicable Debtors owed the Existing Second Lien Secured Parties, pursuant to the Existing Second Lien Loan Documents, without defense, counterclaim, reduction or offset of any kind, in respect of loans made, letters of credit issued to the extent permitted, and other financial accommodations made by the Existing Second Lien Secured Parties, an aggregate principal amount of not less than $[●]8 on account of the Loans (as defined in the Existing Second Lien Credit Agreement), plus subject in each case to section 506(b) of the Bankruptcy Code, all accrued and hereafter accruing and unpaid interest thereon and any additional fees, costs, charges, and other amounts now or hereafter due under the Existing Second Lien Loan Documents (including any reasonable and documented attorneys’, accountants’, appraisers’, and financial advisors’ fees and expenses that are chargeable or reimbursable under the Existing Second Lien Loan Documents).  The Existing Second Lien Secured Parties reserve all rights to assert the Applicable Premium (as defined in the Existing Second Lien Credit Agreement).

8          [NTD: TBD as of filing.]

(iv)       Release of Claims.  Subject to paragraph 6 below and entry of the Final Order, each Debtor and its estate shall be deemed to have forever waived, discharged, and released each of the Existing Second Lien Secured Parties and their respective affiliates, assigns, or successors and the respective members, managers, equity holders, affiliates, agents, attorneys, financial advisors, consultants, officers, directors, employees, and other representatives of the foregoing (all of the foregoing, collectively, the “Existing Second Lien Secured Party Releasees”), solely in their capacity as such, from any and all “claims” (as defined in the Bankruptcy Code), counterclaims, causes of action (including causes of action in the nature of “lender liability”), defenses, setoff, recoupment, other offset rights, and other rights of disgorgement or recovery against any and all of the Existing Second Lien Secured Party Releasees, whether arising at law or in equity, relating to and/or otherwise in connection with the Existing Second Lien Obligations, the Existing Second Liens, or the debtor-creditor relationship between any of the Existing Second Lien Secured Parties, on the one hand, and any of the Debtors, on the other hand, including (a) any recharacterization, subordination, avoidance, disallowance, or other claim arising under or pursuant to section 105 or chapter 5 of the Bankruptcy Code or under any other similar provisions of applicable state law, federal law, or municipal law and (b) any right or basis to challenge or object to the amount, validity, or enforceability of the Existing Second Lien Obligations or any payments or other transfers made on account of the Existing Second Lien Obligations, or the validity, enforceability, priority, or non-avoidability of the Existing Second Liens securing the Existing Second Lien Obligations, including any right or basis to seek any disgorgement or recovery of payments of cash or any other distributions or transfers previously received by any of the Existing Second Lien Secured Party Releasees; provided, that the Existing Second Lien Secured Party Releases shall be limited to such claims arising prior to or including the date of the entry of the Final Order.

G.          Cash Collateral.  All of the Debtors’ cash, including any cash in deposit accounts of the Debtors, wherever located, constitutes Cash Collateral of the Existing RBL Agent and the other Existing RBL Secured Parties and, to the extent of the Existing Second Lien Agent and the other Existing Second Lien Secured Parties interests in such cash, the Existing Second Lien Agent and the other Existing Second Lien Secured Parties.

H.          Intercreditor Agreement.  Pursuant to section 510(a) of the Bankruptcy Code, the Intercreditor Agreement and any other applicable intercreditor or subordination provisions contained in any credit agreement, security agreement, indenture, or related document, (A) shall remain in full force and effect, (B) shall continue to govern the relative priorities, rights, and remedies of the Existing RBL Secured Parties and the Existing Second Lien Secured Parties (including the relative priorities, rights, and remedies of such parties with respect to the replacement liens and administrative expense claims and superpriority administrative expense claims granted, or amounts payable, by the Debtors under this Interim Order or otherwise and the modification of the automatic stay), and (C) shall not be amended, altered or modified by the terms of this Interim Order or the DIP Loan Documents, and for avoidance of doubt, any acts or omissions by any Existing RBL Secured Party or Existing Second Lien Secured Party in connection with any chapter 11 plan of reorganization or liquidation in these Cases (whether confirmed under section 1129(a) or (b) of the Bankruptcy Code), and any distributions on account of, or other treatment of, any Existing RBL Obligations or Existing Second Lien Obligations pursuant to any such plan, shall remain subject to the Intercreditor Agreement (including its turnover provisions) or any other applicable intercreditor or subordination provisions; provided, however that the foregoing shall not prejudice the rights of any party to the Intercreditor Agreement to assert that taking any action or not taking any action is permitted by or prohibited by, as the case may be, the Intercreditor Agreement, and all parties’ rights with respect to such assertions are reserved.

I.            Findings Regarding the DIP Facility.

(i)         Need for Postpetition Financing.  The Debtors have an immediate need to obtain the DIP Loans and use Cash Collateral to, among other things, permit the orderly continuation of the operation of their business, to maintain business relationships with vendors, suppliers, and customers, to make payroll, to make capital expenditures, to satisfy other working capital and general corporate purposes of the Debtors (including fees and expenses related to the Cases), to refinance the Refinance Loans, and to otherwise preserve the value of the Debtors’ estates.  The Debtors’ access to sufficient working capital and liquidity through the use of Cash Collateral and borrowing under the DIP Facility is vital to a successful reorganization and/or to otherwise preserve the enterprise value of the Debtors’ estates.  Immediate and irreparable harm will be caused to the Debtors and their estates if immediate financing is not obtained and permission to use Cash Collateral is not granted, in each case in accordance with the terms of this Interim Order (including the DIP Budget) and the DIP Loan Documents.

(ii)         No Credit Available on More Favorable Terms.  The Debtors have been and continue to be unable to obtain financing on more favorable terms from sources other than the DIP Secured Parties under the DIP Loan Documents and this Interim Order.  The Debtors are unable to obtain unsecured credit allowable under section 503(b)(1) of the Bankruptcy Code as an administrative expense or secured credit allowable only under sections 364(c)(1), 364(c)(2), or 364(c)(3) of the Bankruptcy Code.  The Debtors are unable to obtain secured credit under section 364(d)(1) of the Bankruptcy Code without (a) granting to the DIP Secured Parties the rights, remedies, privileges, benefits, and protections provided herein and in the DIP Loan Documents, including the DIP Liens and the DIP Superpriority Claims (as defined below), (b) allowing the DIP Secured Parties to provide the loans, letters of credit, and other financial accommodations under the DIP Facility (including, subject to entry of the Final Order, the completion of the Refinancing) on the terms set forth herein and in the DIP Loan Documents, (c) granting to the Existing RBL Secured Parties the rights, remedies, privileges, benefits, and protections provided herein and in the DIP Loan Documents, including the Existing RBL Adequate Protection and the conversion of certain Existing RBL Obligations into DIP Obligations through the Refinancing, and (d) granting to the Existing Second Lien Secured Parties the rights, remedies, privileges, benefits, and protections provided herein, including the Existing Second Lien Adequate Protection (all of the foregoing described in clauses (a), (b), (c), and (d) above, collectively, the “DIP Protections”).

(iii)       Entering into the Refinancing Facility is appropriate because (i) the aggregate value of the Existing RBL Collateral securing the Existing RBL Obligations substantially exceeds the aggregate amount of the Refinanced Loans; (ii) the Refinancing of the Existing RBL Loans into the Refinanced Loans will provide the Debtors significant savings on account of interest that otherwise would or could accrue on the Existing RBL Loans at the rate applicable thereunder during the course of these Cases; and (iii) the Existing RBL Lenders would not otherwise consent to the use of their Cash Collateral or the subordination of their liens to the DIP Liens, and the DIP Agent and the Refinancing DIP Lenders would not be willing to provide the New Money Facility or extend credit to the Debtors thereunder without the inclusion of the Refinancing Facility within the DIP Facility.

(iv)      The terms of the DIP Loans pursuant to the DIP Loan Documents and the use of the Existing Collateral (including the Cash Collateral) pursuant to this Order are fair and reasonable, reflect the Debtors’ exercise of prudent business judgment consistent with their fiduciary duties and constitute reasonably equivalent value and fair consideration.

J.          Interim Financing.  During the Interim Period (as defined below), the DIP Secured Parties and, as applicable, the Existing RBL Secured Parties and the Existing Second Lien Secured Parties (together, the “Existing Secured Parties”) are willing to provide financing to the Debtors and/or consent, or be deemed to consent, to the use of Cash Collateral by the Debtors, subject to (i) the entry of this Interim Order and (ii) the terms and conditions of the DIP Loan Documents.

K.          Adequate Protection for Existing Secured Parties.  The Existing Secured Parties have agreed to permit the Debtors’ continued use of the Existing RBL Collateral and the Existing Second Lien Collateral, including the Cash Collateral, during the Interim Period, subject to the terms and conditions set forth herein, including the protections afforded a party acting in “good faith” under section 364(e) of the Bankruptcy Code.  In addition, the DIP Facility contemplated hereby provides for a priming of the Existing Prior Liens pursuant to section 364(d) of the Bankruptcy Code.  The Existing Secured Parties are entitled to the adequate protection as set forth herein, including pursuant to section 361, 362, 363, and 364 of the Bankruptcy Code.  Based on the DIP Motion and on the record presented to this Court at the Interim Hearing, the terms of the proposed adequate protection arrangements, use of the Cash Collateral, and the DIP Facility contemplated hereby are fair and reasonable, reflect the Debtors’ prudent exercise of business judgment consistent with their fiduciary duties, and constitute reasonably equivalent value and fair consideration for the consent of the Existing Secured Parties.  The Existing RBL Secured Parties and the Existing Second Lien Secured Parties consent to, or are deemed to consent to, or if not either of the foregoing, the Court hereby approves the relief set forth herein over the absence of such consent or lack thereof, pursuant to the Existing Secured Loan Documents, and, in any event, the prepetition Liens and security interests of such parties are adequately protected pursuant to the terms of this Interim Order.  Notwithstanding anything to the contrary herein, the Existing Secured Parties’ consent to the DIP Facility and to the priming of the Existing RBL Liens and the Existing Second Liens by the DIP Liens is expressly limited to the present DIP Facility and the DIP Liens securing same and shall not be applicable to any other debtor-in-possession credit facility, even if it contains substantially the same economic terms as this DIP Facility.

L.          Section 552.  In light of the subordination of their Liens and superpriority administrative claims to (i) the Carve-Out, in the case of the DIP Secured Parties, and (ii) the Carve-Out and the DIP Liens, in the case of the Existing RBL Secured Parties, each of the DIP Secured Parties and the Existing Secured Parties is entitled to all of the rights and benefits of section 552(b) of the Bankruptcy Code, and, subject to the entry of the Final Order, the “equities of the case” exception shall not apply.

M.          Business Judgment and Good Faith Pursuant to Section 364(e).

(i)         The DIP Secured Parties have indicated a willingness to provide postpetition secured financing, and related hedging, via the DIP Facility to the Debtors in accordance with the DIP Loan Documents, the Secured Swap Agreements, and this Interim Order.

(ii)        The terms and conditions of the DIP Facility (including the Refinancing) as set forth in the DIP Loan Documents and this Interim Order, and the fees, expenses, and other charges paid and to be paid thereunder or in connection therewith, are fair, reasonable, and the best available under the circumstances, and the Debtors’ agreement to the terms and conditions of the DIP Loan Documents and the Secured Swap Agreements and to the payment of such fees reflect the Debtors’ exercise of prudent business judgment consistent with their fiduciary duties.  Such terms and conditions are supported by reasonably equivalent value and fair consideration.

(iii)       The DIP Secured Parties, the Existing RBL Secured Parties, the Existing Second Lien Secured Parties and the Debtors, with the assistance and counsel of their respective advisors, have acted in good faith and at arm’s-length in, as applicable, negotiating, consenting to, and/or agreeing to, the DIP Facility (including the Refinancing), the Debtors’ use of the DIP Collateral, the Existing RBL Collateral, the Existing Second Lien Collateral (including Cash Collateral), the DIP Loan Documents, and the DIP Protections (including the Existing RBL Adequate Protection and the Existing Second Lien Adequate Protection).  The DIP Obligations (including all advances that are made at any time to the Debtors under the DIP Loan Documents and including the Refinanced Loans) and the Debtors’ use of the DIP Collateral, the Existing RBL Collateral, and the Existing Second Lien Collateral (including Cash Collateral) shall be deemed to have been extended and/or consented to by the DIP Secured Parties, the Existing RBL Secured Parties, and the Existing Second Lien Secured Parties for valid business purposes and uses and in good faith, as that term is used in section 364(e) of the Bankruptcy Code, and in express and good faith reliance upon the protections offered by section 364(e) of the Bankruptcy Code and this Interim Order, and, accordingly, the DIP Liens, the DIP Superpriority Claims, the Existing RBL Adequate Protection, Existing Second Lien Adequate Protection and the other DIP Protections shall be entitled to the full protection of section 364(e) of the Bankruptcy Code in the event this Interim Order or any provision hereof or thereof is vacated, reversed, amended, or modified on appeal or otherwise.

N.         Relief Essential; Best Interest.  The Debtors have requested immediate entry of this Interim Order pursuant to Bankruptcy Rules 4001(b)(2) and 4001(c)(2) and the Local Rules.  Absent granting the relief set forth in this Interim Order, the Debtors’ estates, their businesses and properties, and their ability to successfully reorganize or otherwise preserve the enterprise value of the Debtors’ estates will be immediately and irreparably harmed.  Consummation of the DIP Facility and authorization of the use of Cash Collateral in accordance with this Interim Order, the DIP Loan Documents and the Secured Swap Agreements is therefore in the best interests of the Debtors’ estates and consistent with their fiduciary duties.  Based on all of the foregoing, sufficient cause exists for immediate entry of the Interim Order pursuant to Bankruptcy Rules 4001(b)(2) and 4001(c)(2) and the applicable Local Rules.

NOW, THEREFORE, based on the DIP Motion, the Cofsky Declaration, the First Day Declaration, and the record before this Court with respect to the DIP Motion, and with the consent of the Debtors, the Existing RBL Agent, and the requisite Existing RBL Secured Parties (on behalf of all of the Existing RBL Secured Parties), and the DIP Agent (on behalf of all of the DIP Secured Parties), and the consent of the Existing Second Lien Secured Parties, or deemed consent of the Existing Second Lien Secured Parties pursuant to the terms of the Intercreditor Agreement, in each case, to the form and entry of this Interim Order, and good and sufficient cause appearing therefor,

IT IS ORDERED that:

1.          Motion Granted.  The DIP Motion is hereby granted in accordance with the terms and conditions set forth in this Interim Order and the DIP Loan Documents.  Any objections, reservations of rights, and/or other statements with respect to the DIP Motion with respect to the entry of this Interim Order that have not been withdrawn, waived, or settled, and all reservations of rights included therein, are hereby denied and overruled.

2.           DIP Loan Documents and DIP Protections.

(a)        Approval of DIP Loan Documents and the Secured Swap Agreements.  The Debtors are expressly and immediately authorized to enter into the DIP Facility, to execute, deliver, and perform under the DIP Loan Documents, the Secured Swap Agreements and this Interim Order, to incur the DIP Obligations (as defined below), inclusive of $87,500,000 of Refinanced Loans upon entry of this Interim Order and the remaining $162,500,000 of Refinanced Loans subject to entry of the Final Order, with each Refinancing DIP Lender’s ratable share based on the ratio of such Refinancing DIP Lender’s share of the New Money Facility, including the DIP LC Sub-Facility), in accordance with, and subject to, the terms of this Interim Order and the DIP Loan Documents, and to execute, deliver, and perform under all other instruments, certificates, agreements, and documents that may be required or necessary for the performance by the applicable Debtors under the DIP Loan Documents the Secured Swap Agreements and the creation and perfection of the DIP Liens described in, and provided for, by this Interim Order and the DIP Loan Documents.  The Debtors are hereby authorized and directed to do and perform all acts and pay the principal, interest, fees, expenses, and other amounts described in the DIP Loan Documents the Secured Swap Agreements as such become due pursuant to the DIP Loan Documents the Secured Swap Agreements and this Interim Order, including all closing fees, administrative fees, commitment fees, and reasonable and documented attorneys’, financial advisors’, and accountants’ fees, and disbursements arising under the DIP Loan Documents, the Secured Swap Agreements and this Interim Order, which amounts shall not be subject to further approval of this Court and shall be nonrefundable and not subject to challenge in any respect; provided, that the payment of the fees and expenses of the Lender Professionals (as defined below) shall be subject to the provisions of paragraph 23(b).  Upon their execution and delivery, the DIP Loan Documents the Secured Swap Agreements shall represent the legal, valid, and binding obligations of the applicable Debtors enforceable against such Debtors in accordance with their terms.  Each officer of a Debtor acting singly is hereby authorized to execute and deliver each of the DIP Loan Documents, such execution and delivery to be conclusive evidence of such officer’s respective authority to act in the name of and on behalf of the Debtors.

(b)        DIP Obligations.  For purposes of this Interim Order, the term “DIP Obligations” shall mean all amounts and other obligations and liabilities owing by the respective Debtors under the DIP Credit Agreement and other DIP Loan Documents (including all “Obligations” as defined in the DIP Credit Agreement), including the Refinancing DIP Obligations (as defined below), and shall include the principal of, interest on, and fees, costs, expenses, premiums, and other charges owing in respect of, such amounts (including any reasonable and documented attorneys’, accountants’, financial advisors’, and other fees, costs, and expenses that are chargeable or reimbursable under the DIP Loan Documents, the Secured Swap Agreements and/or this Interim Order), and any obligations in respect of indemnity claims, whether contingent or otherwise.  Notwithstanding anything to the contrary herein, the relative rights and priorities of the DIP Secured Parties in respect of the DIP Collateral shall be as provided in this Interim Order (and, with respect to the Refinancing DIP Secured Parties, as provided in this Interim Order as to the portion of the Refinancing to be effectuated with respect to the first $35,000,000 advanced under the New Money Facility, and upon entry of the Final Order, as provided in such Final Order as to the portion of the Refinancing to be effectuated with respect to the remaining $65,000,000 advanced under the New Money Facility) and the other DIP Loan Documents.

(c)         Authorization to Incur DIP Obligations and Use Cash Collateral.  To enable the Debtors to continue to operate their business and preserve and maximize the value of their estates, during the period from the entry of this Interim Order through and including the earliest to occur of (i) the entry of the Final Order, or (ii) a Termination Event (as defined below), in each case unless extended by written agreement of the DIP Agent and the Existing RBL Agent (the period from the entry of this Interim Order through and including such earliest date, the “Interim Period”), the DIP Borrower is hereby authorized (x) to use Cash Collateral, (y) to borrow and obtain letters of credit under the DIP Facility and (z) to enter into Secured Swap Agreements with Secured Swap Parties; provided, that (I) the aggregate amount of New Money Loans to be made available for all such borrowings and letters of credit made during this period shall not exceed $35,000,000 under the New Money Facility; (II) the Existing RBL Loans held by Refinancing DIP Lenders will be as part of the Refinancing converted to Refinanced Loans under the Refinancing Facility, such amount of Refinanced Loans to be calculated based on each such Refinancing DIP Lender’s pro rata share of its Commitments to the New Money Facility and otherwise consistent with the refinancing mechanics described above; (III) any amounts repaid under the New Money Facility may be reborrowed subject to the terms of the DIP Loan Documents and this Interim Order; (IV) any proposed use of the proceeds of DIP Loans or use of Cash Collateral shall be consistent with the terms and conditions of this Interim Order and the DIP Loan Documents, including the DIP Budget (as defined below) and the Budget Covenants, subject to any applicable Permitted Variance, as defined and contained in paragraph 2(f) below; and (V) any Secured Swap Agreements shall only be entered into with Secured Swap Parties in accordance with and subject to the limitations set forth in the DIP Credit Agreement.  Following the entry of the Final Order, the DIP Borrower’s authority to incur further DIP Obligations, if any, and use further Cash Collateral will be governed by the terms of such Final Order and the DIP Loan Documents.  All DIP Obligations shall be unconditionally guaranteed, on a joint and several basis, by the DIP Guarantors, as further provided in the DIP Loan Documents.

(d)        Refinancing.  Upon entry of (i) this Interim Order, each Refinancing DIP Lender’s ratable share of $87,500,000 of the outstanding principal amount of the Loans (as defined in the Existing RBL Credit Agreement) and (ii) the Final Order, each Refinancing DIP Lender’s ratable share of an additional $162,500,000 (in each case, with each Refinancing DIP Lender’s ratable share based on the ratio of such Refinancing DIP Lender’s share of Commitments to the New Money Facility, including the DIP LC Sub-Facility) will be immediately, automatically, and irrevocably (upon entry of the Interim Order or the Final Order, as applicable), deemed to have been converted into Refinancing DIP Obligations (as defined below) and, except as otherwise provided in the Final Order and the DIP Loan Documents, shall be entitled to all the priorities, privileges, rights, and other benefits afforded to the other DIP Obligations under the Final Order and the DIP Loan Documents.  The conversion of the Refinancing DIP Obligations as described in this paragraph 2(d) shall be authorized as compensation for, in consideration for, as a necessary inducement for, and on account of the agreement of the Refinancing DIP Lenders to fund amounts under the New Money Facility and not as payments under, adequate protection for, or otherwise on account of, any Existing RBL Obligations. As used herein, the term “Refinancing DIP Obligations” shall mean the Refinanced Loans and all interest accrued and accruing thereon and all other amounts owing by the respective Debtors in respect thereof.

(e)         Budget.  Attached hereto as Schedule 2 is the Debtors’ initial 13-week cash flow forecast (the “Initial 13-Week Cash Flow Forecast”), which shall be consistent in all material respects with the applicable period covered by the initial DIP Budget, attached hereto as Schedule 3, including amounts required to be paid with respect to the DIP Facility (the “Initial DIP Budget”), that reflects on a line-item basis the Debtors’ (i) weekly projected cash receipts (including from non-ordinary course assets sales), (ii) weekly projected disbursements (including ordinary course operating expenses, bankruptcy-related expenses under the Cases, capital expenditures, issuances of any letter of credit, including the fees relating thereto, and estimated fees and expenses of the DIP Agent (including counsel and financial advisors therefor), the Existing RBL Agent (including counsel and financial advisors therefor), the Existing Second Lien Agent (including counsel and financial advisors therefor), and any other fees and expenses relating to the DIP Facility), and certain funds managed by GSO Capital Partners LP, which are lenders under the Existing Second Lien Loan Documents (the “Existing Required Second Lien Lenders”), (iii) the sum of weekly unused availability under the DIP Facility plus unrestricted cash on hand (collectively, “Aggregate Liquidity”), and (iv) the weekly outstanding principal balance of the loans made and letters of credit issued under the DIP Facility (including the principal amount of the Refinanced Loans).  Commencing on June 28, 2019 (the “Initial Reporting Date”) and continuing on every fourth Friday (each, a “Subsequent Reporting Date” and, each such Subsequent Reporting Date together with the Initial Reporting Date, a “Reporting Date”), the Debtors shall prepare and deliver to the DIP Agent, the Existing RBL Agent and the Existing Required Second Lien Lenders (i) an updated “rolling” 13-week cash flow forecast (the “Proposed 13-Week Cash Flow Forecast”) and (ii) and an updated DIP Budget (as defined below) (a “Proposed DIP Budget”), which each shall be in form and substance reasonably satisfactory to the DIP Agent and subject to the DIP Agent’s approval in its reasonable discretion, provided, that the DIP Agent shall have five (5) Business Days to approve any Proposed 13-Week Cash Flow Forecast and Proposed DIP Budget, and provided, further that if the DIP Agent does not approve any Proposed 13-Week Cash Flow Forecast and/or Proposed DIP Budget by the sixth Business Day following receipt thereof, the previously delivered 13-Week Cash Flow Forecast (as defined below) and DIP Budget (as defined below) shall remain in effect for purposes of variance testing and reporting described in paragraph 2(f) below), and that the 13-Week Cash Flow Forecast shall at all times be consistent with the DIP Budget. For the avoidance of doubt, unless the DIP Agent has approved in writing the Proposed 13-Week Cash Flow and Proposed DIP Budget, or any other proposed modification to the Initial 13-Week Cash Flow Forecast or Supplemental 13-Week Cash Flow Forecast, and the Initial DIP Budget or Supplemental DIP Budget, as applicable, then in effect, the Debtors shall continue to be subject to and be governed by the terms of the Initial 13-Week Cash Flow Forecast or Supplemental 13-Week Cash Flow Forecast (as defined below), and the Initial DIP Budget or Supplemental DIP Budget (as defined below), as applicable, then in effect, in accordance with this Interim Order, and the DIP Secured Parties and the Existing RBL Secured Parties shall, as applicable, have no obligation to fund under any such Proposed 13-Week Cash Flow Forecast or Proposed DIP Budget or otherwise fund any amounts not otherwise provided for in the Initial 13-Week Cash Flow Forecast or Supplemental 13-Week Cash Flow Forecast, nor the Initial DIP Budget or Supplemental DIP Budget, as applicable, or permit the use of Cash Collateral with respect thereto, as applicable.  Once the Proposed 13-Week Cash Flow Forecast and Proposed DIP Budget have each been approved in writing by the DIP Agent, each shall supplement and replace the Initial 13-Week Cash Flow Forecast or the Supplemental 13-Week Cash Flow Forecast (as defined below), and the Initial DIP Budget or the Supplemental DIP Budget (as defined below), as applicable, then in effect (each such Proposed 13-Week Cash Flow Forecast and Proposed DIP Budget that has been approved in writing by the DIP Agent pursuant to the terms of this Interim Order, respectively a “Supplemental 13-Week Cash Flow Forecast” and a “Supplemental DIP Budget”) without further notice, motion, or application to, order of, or hearing before, this Court (the Initial 13-Week Cash Flow Forecast, as modified by all Supplemental 13-Week Cash Flow Forecast, shall constitute the “13-Week Cash Flow Forecast”, and the Initial DIP Budget, as modified by all Supplemental DIP Budgets, shall constitute the “DIP Budget”).

(f)         Budget Covenants.  The Debtors shall only incur DIP Obligations and expend Cash Collateral and other DIP Collateral proceeds in accordance with the DIP Budget (and, in the case of the costs and expenses of the DIP Agent and the Existing RBL Agent, in accordance with the DIP Loan Documents and this Interim Order without being limited by the DIP Budget), subject to the Permitted Variances set forth in this paragraph, which shall be tested on each Friday (or, if such Friday is not a Business Day, the immediately preceding Business Day) immediately following each Reporting Date (such date, the “Variance Testing Date”).  On or before 5:00 p.m. (prevailing Eastern Time) on each Variance Testing Date, the Debtors shall prepare and deliver, which shall be certified by a financial officer of the Debtors and in form and substance reasonably satisfactory to the DIP Agent, the Existing RBL Agent and the Existing Required Second Lien Lenders, a variance report tested as of the most recent Reporting Date for the four-week period ending on such Reporting Date (each such period, a “Variance Testing Period”, and each such report, a “Variance Report”) setting forth: (i) the aggregate disbursements of the Debtors for line items other than capital expenditures and aggregate receipts during the applicable Variance Testing Period, (ii) any variance (whether positive or negative, expressed as a percentage) between the aggregate disbursements for line items other than capital expenditures made during such Variance Testing Period by the Debtors against the aggregate disbursements for line items other than capital expenditures for the Testing Period set forth in the applicable 13-Week Cash Flow Forecast and DIP Budget, (iii) the aggregate disbursements of the Debtors for capital expenditures during the applicable Variance Testing Period, and (iv) any variance (whether positive or negative, expressed as a percentage) between the aggregate disbursements for capital expenditures for the testing Period set forth in the applicable 13-Week Cash Flow Forecast and DIP Budget; and (e) on the last calendar day of each week, the Debtors shall deliver to the DIP Agent, the Existing RBL Agent and the Existing Required Second Lien Lenders a variance report comparing the Debtors’ actual receipts and disbursements for the prior calendar week and the prior four calendar weeks (on a cumulative basis) with the projected receipts and disbursements for such week and the prior four calendar weeks (on a cumulative basis) as reflected in the applicable DIP Budget for such weeks (the “Cumulative Variance Report”), which Cumulative Variance Report shall include a report from the Debtors identifying and addressing any variance of actual performance to projected performance for the prior week.  The Debtors shall not allow, during any Variance Testing Period,  the Debtors’ actual cash expenses and disbursements during such Variance Testing Period to be more than 115% of the projected cash expenses and disbursements for such Variance Testing Period, as set forth in the DIP Budget (the “Permitted Variance”), provided, that the cash expenses and disbursements considered for determining compliance with this covenant shall exclude (i) disbursements and expenses in respect of professional fees incurred in the Bankruptcy Cases during such Variance Testing Period and (ii) disbursements owed to third parties on account of royalty interests and working interests and provided, further that the Debtors may carry forward budgeted but unused disbursements set forth in the DIP Budget for a Variance Testing Period for use during the immediately succeeding Variance Testing Period.

(g)         Interest, Fees, Costs, Indemnities, and Expenses.  The DIP Obligations shall bear interest at the rates, and be due and payable (and paid), as set forth in, and in accordance with the terms and conditions of, this Interim Order and the DIP Loan Documents, in each case without further notice, motion, or application to, order of, or hearing before, this Court.  The Debtors shall pay within two Business Days (as defined in the DIP Credit Agreement) all fees, costs, indemnities, expenses (including reasonable and documented out-of-pocket legal and other professional fees and expenses of the DIP Agent and the Secured Swap Parties to the extent provided in the DIP Credit Agreement), and other charges payable under the terms of the DIP Loan Documents and the Secured Swap Agreements.  All such fees, costs, indemnities, expenses, and disbursements, whether incurred, paid or required to be paid prepetition or postpetition and whether or not budgeted in the DIP Budget, are hereby affirmed, ratified, authorized, and payable (and any funds held by the DIP Agent and/or its professionals as of the Petition Date for payment of such fees, costs, indemnities, expenses, and disbursements may be applied for payment) as contemplated in this Interim Order and the DIP Loan Documents, and, subject to the provisions of paragraph 23(b) with respect to the fees and expenses of the Lender Professionals, shall be non-refundable and not subject to challenge in any respect and shall be payable without need to obtain further Court approval.

(h)        Use of DIP Facility and Proceeds of DIP Collateral.  The DIP Borrower shall apply the proceeds of all DIP Collateral solely in accordance with this Interim Order, the DIP Loan Documents, and the DIP Budget (subject to any applicable Permitted Variance).  Without limiting the foregoing, the Debtors shall not be permitted to make any payments (from the DIP Collateral, the proceeds of DIP Loans, or otherwise) on account of any prepetition debt or obligation prior to the effective date of a confirmed chapter 11 plan or plans with respect to any of the Debtors, except (i) with respect to the Existing RBL Obligations or the Refinanced Loans, as set forth in this Interim Order and a Final Order; (ii) as provided in the orders entered by the Court in the Cases (other than this Interim Order) (the “First Day Orders”) pursuant to motions and applications filed by the Debtors within ten (10) days after the Petition Date, which First Day Orders shall be in form and substance reasonably acceptable to the DIP Agent with respect to any provisions that affect the rights or duties of the DIP Secured Parties or the Existing RBL Secured Parties; (iii) as expressly provided in other motions, orders, and requests for relief, each in form and substance reasonably acceptable to the DIP Secured Parties and the Existing RBL Agent prior to such motion, order, or request for such relief being filed; or (iv) as otherwise expressly provided in the DIP Credit Agreement, without giving effect to any amendment or waiver thereof to which the Existing RBL Agent has not consented in writing.

(i)        Conditions Precedent.  The DIP Secured Parties and Existing RBL Secured Parties each have no obligation to extend credit under the DIP Facility or permit use of any DIP Collateral or Existing RBL Collateral or any proceeds thereof, including Cash Collateral, as applicable, during the Interim Period unless and until all conditions precedent to the extension of credit and/or use of DIP Collateral, Existing RBL Collateral, or proceeds thereof under the DIP Loan Documents and this Interim Order have been satisfied in full or waived in writing by the DIP Secured Parties and the Existing RBL Agent in accordance with the DIP Loan Documents or Existing RBL Credit Agreement, as applicable, and this Interim Order.

(j)         DIP Liens.  Subject to the Carve-Out, as security for the DIP Obligations, effective as of the Petition Date, the following security interests and Liens, which shall immediately and without any further action by any Person be valid, binding, perfected, continuing, enforceable, and non-avoidable upon the entry of this Interim Order, are hereby granted by the Debtors to the DIP Agent, for itself and the other DIP Secured Parties (all such security interests and Liens granted to the DIP Agent for the benefit of all the DIP Secured Parties pursuant to this Interim Order and the DIP Loan Documents, the “DIP Liens”), on all assets and property of any kind (including all assets pledged under, and the “Collateral” as defined in, the Existing RBL Loan Documents) that is subject to a lien in favor of the DIP Agent to secure the DIP Obligations or which under the terms of any DIP Loan Document is purported to be subject to such lien, which includes, for the avoidance of doubt, all existing (whether pre- or post-petition) and after-acquired, tangible and intangible, personal and real property and assets of each of the Debtors and any proceeds thereof (including, upon entry of the Final Order, the proceeds of Avoidance Actions (as defined below), whether received by judgment, settlement, or otherwise) (collectively, the “DIP Collateral”) provided, that such DIP Collateral shall not include (a) the Excluded Assets (as defined in the DIP Credit Agreement) (collectively, the “Excluded Assets”); or (b) any Building or Manufactured (Mobile) Home (each as defined in the applicable Flood Insurance Regulations), unless and until (A) the DIP Lenders have determined, pursuant to the DIP Loan Documents, that such Building or Manufactured (Mobile) Home is not covered by and does not require flood insurance or (B) flood insurance in form and substance satisfactory to the DIP Lenders has been obtained; except that the DIP Collateral shall include any Building or Manufactured (Mobile) Home located at 1760 Anderson County Road 2608, Tennessee Colony, Anderson County, Texas 75681-0000; provided, that the Avoidance Actions themselves shall not be DIP Collateral; provided, further, that the DIP Liens on the proceeds of Avoidance Actions shall be subject to the entry of the Final Order:

(A)       pursuant to section 364(c)(2) of the Bankruptcy Code, a perfected, binding, continuing, enforceable, and non-avoidable first priority Lien on and security interest in all DIP Collateral that is not otherwise subject to a valid, perfected, and enforceable security interest or Lien in existence as of the Petition Date or a valid Lien perfected (but not granted) after the Petition Date (to the extent that such perfection in respect of a prepetition claim is expressly permitted under the Bankruptcy Code) including, subject to the entry of the Final Order, any proceeds or property recovered, unencumbered or otherwise under sections 502(d), 544, 545, 547, 548, 549, 550, and 553 of the Bankruptcy Code and any other avoidance or similar action under the Bankruptcy Code or similar state or municipal law (collectively, the “Avoidance Actions”), whether received by judgment, settlement, or otherwise;

(B)       pursuant to section 364(c)(3) of the Bankruptcy Code, a perfected, binding, continuing, enforceable, and non-avoidable Lien on and security interest in all DIP Collateral that is subject solely to the Existing Prior Liens, which DIP Lien shall be junior only to such Existing Prior Liens and the Carve-Out; and

(C)       pursuant to Bankruptcy Code section 364(d), a perfected, binding, continuing, enforceable, and non-avoidable first priority, senior priming Lien on and security interest in all other DIP Collateral, including Cash Collateral, all accounts receivable, inventory, real and personal property, plant and equipment of the Debtors that secure the obligations of the Debtors under the Existing RBL Credit Facility and the Existing Second Lien Credit Facility (collectively, the “Existing Primed Secured Facilities”; the lenders, holders and agents under the Existing Primed Secured Facilities, the “Existing Primed Secured Parties”), to the extent that such DIP Collateral is subject to valid, perfected and non-avoidable liens in favor of third parties as of the commencement of the Bankruptcy Case; which Priming Liens (as defined below) shall be senior to the Adequate Protection Liens and senior and priming to (A) the Existing RBL Liens and (B) any Liens that are junior to the Existing RBL Liens or the Existing RBL Adequate Protection Liens, after giving effect to any intercreditor or subordination agreements (the Liens referenced in clauses (A) and (B), collectively, the “Priming Liens”).

(k)        Enforceable Obligations.  The DIP Loan Documents and the Secured Swap Agreements shall constitute and evidence the valid and binding DIP Obligations of the Debtors, which DIP Obligations shall be enforceable against the Debtors, their estates, and any successors thereto (including any trustee or other estate representative in any Successor Case (as defined below), and their creditors and other parties-in-interest, in accordance with their terms.  Subject to the provisions of paragraph 2(d) hereof with respect to the Refinancing DIP Obligations, no obligation, payment, transfer, or grant of security under the DIP Credit Agreement, the other DIP Loan Documents, or this Interim Order shall be stayed, restrained, voidable, avoidable, disallowable, or recoverable under the Bankruptcy Code or under any applicable law (including under section 502(d), 544, 547, 548, or 549 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act, or similar statute or common law), or subject to any avoidance, reduction, setoff, surcharge, recoupment, offset, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaim, cross-claim, defense, or any other challenge under the Bankruptcy Code or any applicable law or regulation by any person or entity.

(l)         Superpriority Administrative Claim Status.  In addition to the DIP Liens granted herein, effective immediately upon entry of this Interim Order, (i) all of the DIP Obligations and (ii) the Secured Swap Obligations (as defined in the DIP Credit Agreement) owing to any DIP Lender or its Affiliate (as defined in the DIP Credit Agreement) under any Secured Swap Agreement shall constitute allowed superpriority administrative claims pursuant to section 364(c)(1) of the Bankruptcy Code, which shall have priority, subject only to the payment of the Carve-Out (as defined below) in accordance with this Interim Order, over all administrative expense claims, adequate protection and other diminution claims (including the Existing RBL Adequate Protection Superpriority Claims (as defined below) and the Second Lien Adequate Protection Superpriority Claims (as defined below)), priority and other unsecured claims, and all other claims against the Debtors or their estates, now existing or hereafter arising, of any kind or nature whatsoever, including administrative expenses or other claims of the kinds specified in section 105, 326, 328, 330, 331, 503(a), 503(b), 506(c) (subject to the entry of the Final Order to the extent provided in paragraph 8), 507(a), 507(b), 546, 726, 1113, and 1114, whether or not such expenses or claims may become secured by a judgment Lien or other non-consensual Lien, levy, or attachment (the “DIP Superpriority Claims”), which such claims arising in respect of the New Money Facility and the Refinancing Facility shall be pari passu.  The DIP Superpriority Claims shall, for purposes of section 1129(a)(9)(A) of the Bankruptcy Code, be considered administrative expenses allowed under section 503(b) of the Bankruptcy Code, shall be against each Debtor on a joint and several basis, and shall be payable from and have recourse to all prepetition and postpetition property of the Debtors and all proceeds thereof, including, subject to entry of the Final Order, the proceeds of Avoidance Actions, whether received by judgment, settlement, or otherwise.  Other than with respect to the Carve-Out, no costs or expenses of administration, including professional fees allowed and payable under section 328, 330, or 331 of the Bankruptcy Code, or otherwise, that have been or may be incurred in these proceedings or in any Successor Cases, and no priority claims are, or will be, senior to, prior to, or on a parity with the DIP Superpriority Claims.  For the avoidance of doubt, the DIP Superpriority Claims granted to the Refinancing DIP Secured Parties shall rank pari passu with the DIP Superpriority Claims of the other DIP Secured Parties.

(m)       Priority of DIP Liens and DIP Superpriority Claims.  Subject in all respects to the Carve-Out (as defined herein), the DIP Liens and the DIP Superpriority Claims: (i) shall not be subject to section 510, 549, 550, or 551 of the Bankruptcy Code or, subject to entry of the Final Order, section 506(c) of the Bankruptcy Code or the “equities of the case” exception of section 552 of the Bankruptcy Code, (ii) shall not be subordinate to, or pari passu with (A) any Lien that is avoided and preserved for the benefit of the Debtors and their estates under section 551 of the Bankruptcy Code or otherwise or (B) any Liens or claims of any Debtor or any direct or indirect subsidiary thereof against any Debtor or any of such Debtor’s property, (iii) shall be valid and enforceable against any trustee or any other estate representative elected or appointed in the Cases, upon the conversion of any of the Cases to a case under chapter 7 of the Bankruptcy Code or in any other proceedings related to any of the foregoing (each, a “Successor Case”), and/or upon the dismissal of any of the Cases, and (iv) notwithstanding anything to the contrary in any First Day Order of this Court in any of the Cases, shall be senior to any administrative claims arising under any such First Day Order.

3.           Adequate Protection for Existing RBL Secured Parties.  With respect to all Existing RBL Loans that have not been converted to Refinanced Loans, in consideration for the use of the Existing RBL Collateral (including Cash Collateral) and the priming of the Existing RBL Liens, the Existing RBL Agent, for the benefit of the Existing RBL Secured Parties, shall receive the following adequate protection (collectively, the “Existing RBL Adequate Protection”):

(a)        Existing RBL Loans Interest Payments.  The Existing RBL Lenders shall be entitled to payment of all interest accruing on their pro rata share of the Existing RBL Facility regardless of whether such interest accrued before or after the Petition Date, which shall be paid in cash at the rate of ABR plus 4% per annum on the last day of each month (or, if such day is not a Business Day, the next Business Day) and on the Maturity Date.

(b)        Existing RBL Adequate Protection Liens.  To the extent there is a diminution in value of the interests of the Existing RBL Secured Parties in the Existing RBL Collateral (including Cash Collateral) from and after the Petition Date, the Existing RBL Agent, for the benefit of all the Existing RBL Secured Parties, is hereby granted, subject to the terms and conditions set forth below, pursuant to section 361, 363(e), and 364 of the Bankruptcy Code, replacement Liens upon all of the DIP Collateral, including, subject to the entry of the Final Order, the proceeds of Avoidance Actions, whether received by judgment, settlement, or otherwise (such adequate protection replacement Liens, the “Existing RBL Adequate Protection Liens”), which Existing RBL Adequate Protection Liens on such DIP Collateral shall be subject and subordinate only to the DIP Liens, the Existing Prior Liens and the Carve-Out.

(c)       Existing RBL Adequate Protection Superpriority Claims.  To the extent of any diminution in value of the Existing RBL Collateral from and after the Petition Date, the Existing RBL Secured Parties are hereby further granted allowed superpriority administrative claims (such adequate protection superpriority claims, the “Existing RBL Adequate Protection Superpriority Claims”), pursuant to section 507(b) of the Bankruptcy Code, with priority over all administrative expense claims and priority and other unsecured claims against the Debtors or their estates, now existing or hereafter arising, of any kind or nature whatsoever, including administrative expenses of the kind specified in section 105, 326, 328, 330, 331, 503(a), 503(b), 506(c) (subject to the entry of the Final Order to the extent provided in paragraph 8), 507(a), 507(b), 546(c), 546(d), 726 , 1113, 1114, junior only to the DIP Superpriority Claims and the Carve-Out to the extent provided herein, and payable from and having recourse to all prepetition and postpetition property of the Debtors and all proceeds thereof (including, subject to entry of the Final Order, all proceeds of Avoidance Actions, whether received by judgment, settlement, or otherwise); provided, that the Existing RBL Secured Parties shall not receive or retain any payments, property, or other amounts in respect of the Existing RBL Adequate Protection Superpriority Claims unless and until all DIP Obligations have been Paid in Full. Subject to the relative priorities set forth above, the Existing RBL Adequate Protection Superpriority Claims against each Debtor shall be allowed and enforceable against each Debtor and its estate on a joint and several basis.  For purposes of this Interim Order, the terms “Paid in Full,” “Repaid in Full,” “Repay in Full,” “Pay in Full,” and “Payment in Full” shall mean, with respect to any referenced DIP Obligations and/or Existing RBL Obligations, (i) the indefeasible payment in full in cash of such obligations, and (ii) the termination or cash collateralization, in accordance with the DIP Loan Documents or Existing RBL Loan Documents, as applicable, of all undrawn letters of credit outstanding thereunder, and (iii) the termination of all credit commitments under the DIP Loan Documents and/or Existing RBL Loan Documents, as applicable.

(d)        Priority of Existing RBL Adequate Protection Liens and Existing RBL Adequate Protection Superpriority Claims.  Subject in all respects to the Carve-Out, the Existing RBL Adequate Protection Liens and the Existing RBL Adequate Protection Superpriority Claims (i) shall not be subject to section 510, 549, 550, or 551 of the Bankruptcy Code or, subject to entry of the Final Order, section 506(c) of the Bankruptcy Code or the “equities of the case” exception of section 552 of the Bankruptcy Code, (ii) shall not be subordinate to, or pari passu with (A) any Lien that is avoided and preserved for the benefit of the Debtors and their estates under section 551 of the Bankruptcy Code or otherwise or (B) any Liens or claims of any Debtor or any direct or indirect subsidiary thereof against any Debtor or any of such Debtor’s property, (iii) shall be valid, binding, perfected, and enforceable against any trustee or any other estate representative elected or appointed in the Cases or any Successor Cases, and/or upon the dismissal of any of the Cases, and (iv) notwithstanding anything to the contrary in any First Day Order of this Court in any of the Cases, shall be senior to any administrative claims arising under any such First Day Order.

(e)        Professional Fees of Existing RBL Secured Parties.  Subject to paragraph 23(b) herein, as further adequate protection, and without limiting any rights of the Existing RBL Agent and the other Existing RBL Secured Parties under section 506(b) of the Bankruptcy Code, which rights are hereby preserved, and in consideration, and as a requirement, for obtaining the consent of those Existing RBL Secured Parties that have so consented to the entry of this Interim Order and the Debtors’ consensual use of Cash Collateral as provided herein, the Debtors shall pay or reimburse in cash the Existing RBL Secured Parties for any and all reasonable and documented fees, expenses, and charges to the extent, and at the times, payable under the Existing RBL Loan Documents, including any unpaid fees and expenses accrued prior to or after the Petition Date within five (5) Business Days after the presentment of any such invoices to the Debtors.

(f)        The Debtors shall deliver to the Existing RBL Agent and Existing Required Second Lien Lenders all information, reports, documents, and other material that the Debtors provide to the DIP Secured Parties pursuant to the DIP Loan Documents.

(g)        Notwithstanding the Payment in Full of the DIP Obligations and the termination of the DIP Loan Documents, this Interim Order or Final Order, as applicable, shall continue in full force and effect for the benefit of the Existing RBL Agent and the Existing RBL Secured Parties, and may be enforced by the Existing RBL Agent until such time as the Existing RBL Secured Obligations are Paid in Full.  Unless otherwise expressly set forth herein or in the DIP Loan Documents, any consent or approval rights or similar rights granted or referenced in this Interim Order or in the DIP Loan Documents in favor of any or all of the DIP Agent, the other DIP Secured Parties, the Existing RBL Agent, and the other Existing RBL Secured Parties may be exercised (or not exercised) in the sole discretion of such party.

(h)        Right to Seek Additional Adequate Protection.  The Existing RBL Agent, on behalf of the Existing RBL Secured Parties, may request Court approval for additional or alternative adequate protection, without prejudice to any objection of the Debtors or any other party in interest to the grant of any additional or alternative adequate protection (consistent with the Intercreditor Agreement); provided, that any such additional or alternative adequate protection shall at all times be subordinate and junior to the Carve-Out and the claims and liens of the DIP Secured Parties granted under this Interim Order and the DIP Loan Documents; provided, further, that nothing in this paragraph shall authorize the Existing RBL Agent or Existing RBL Secured Parties to deny the Debtors access to Cash Collateral or DIP Loans in accordance with the DIP Budget (including any Permitted Variances) pursuant to the terms of this Interim Order during the pendency of such request for additional or alternative adequate protection.

4.           Adequate Protection for Existing Second Lien Secured Parties.  In consideration for the use of the Existing Second Lien Collateral (including Cash Collateral) and the priming of the Existing Second Liens, the Existing Second Lien Agent, for the benefit of the Existing Second Lien Secured Parties, shall receive, subject to the Carve-Out and the terms of the Intercreditor Agreement, the following adequate protection (collectively, the “Existing Second Lien Adequate Protection” and, together with the Existing RBL Adequate Protection, the “Existing Secured Party Adequate Protection”):

(a)       Second Lien Adequate Protection Liens.  To the extent there is a diminution in value of the interests of the Existing Second Lien Secured Parties in the Existing Second Lien Collateral (including Cash Collateral) from and after the Petition Date, the Existing Second Lien Agent, for the benefit of all the Existing Second Lien Secured Parties, is hereby granted, subject to the terms and conditions set forth below, pursuant to section 361, 363(e), and 364 of the Bankruptcy Code, replacement Liens upon all of the DIP Collateral, including, subject to the entry of the Final Order, the proceeds of Avoidance Actions, whether received by judgment, settlement, or otherwise (such adequate protection replacement Liens, the “Second Lien Adequate Protection Liens” and, together with the Existing RBL Adequate Protection Liens, the “Adequate Protection Liens”), which Second Lien Adequate Protection Liens on such DIP Collateral shall be subject and subordinate only to the DIP Liens, the Existing Prior Liens, the Existing RBL Adequate Protection Liens, the Existing RBL Liens, and the Carve-Out; provided that, the Adequate Protection Liens shall attach automatically to DIP Collateral upon entry of this Interim Order.  The Second Lien Adequate Protection Liens (i) shall not be subject to sections 510, 549, 550, or 551 of the Bankruptcy Code or, subject to entry of the Final Order, section 506(c) of the Bankruptcy Code or the “equities of the case” exception of section 552 of the Bankruptcy Code, (ii) shall not be subordinate to, or pari passu with (A) any Lien that is avoided and preserved for the benefit of the Debtors and their estates under section 551 of the Bankruptcy Code or otherwise or (B) any Liens or claims of any Debtor or any direct or indirect subsidiary thereof against any Debtor or any of such Debtor’s property, (iii) shall be valid, binding, perfected, and enforceable against any trustee or any other estate representative elected or appointed in the Cases or any Successor Cases, and/or upon the dismissal of any of the Cases, and (iv) notwithstanding anything to the contrary in any First Day Order of this Court in any of the Cases, shall be senior to any administrative claims arising under any such First Day Order.  For the avoidance of doubt, the Second Lien Adequate Protection Liens shall at all times remain subject to the Intercreditor Agreement.

(b)        Enforceable in Successor Cases.  The Second Lien Adequate Protection Liens shall be valid, binding, perfected, and enforceable against any trustee or any other estate representative elected or appointed in the Cases or any Successor Cases, and/or upon the dismissal of any of the Cases.  For the avoidance of doubt, the Second Lien Adequate Protection Liens shall at all times remain subject to the Intercreditor Agreement.

(c)        Second Lien Adequate Protection Superpriority Claims.  To the extent of Diminution in Existing Second Lien Collateral Value, the Existing Second Lien Secured Parties are hereby further granted allowed superpriority administrative claims (such adequate protection superpriority claims, the “Second Lien Adequate Protection Superpriority Claims”), pursuant to section 507(b) of the Bankruptcy Code, with priority over all administrative expense claims and priority and other unsecured claims against the Debtors or their estates, now existing or hereafter arising, of any kind or nature whatsoever, including administrative expenses of the kind specified in section 105, 326, 328, 330, 331, 503(a), 503(b), 506(c) (subject to the entry of the Final Order to the extent provided in paragraph 8), 507(a), 507(b), 546(c), 546(d), 726 , 1113, 1114, junior only to the DIP Superpriority Claims, the Existing RBL Adequate Protection Superpriority Claims, and the Carve-Out to the extent provided herein, and payable from and having recourse to all prepetition and postpetition property of the Debtors and all proceeds thereof (including, subject to the entry of the Final Order, the proceeds of Avoidance Actions, whether received by judgment, settlement, or otherwise); provided, that the Existing Second Lien Secured Parties shall not receive or retain any payments, property, or other amounts in respect of the Second Lien Adequate Protection Superpriority Claims unless and until all DIP Obligations, Existing RBL Obligations, and the Existing RBL Adequate Protection Superpriority Claims have been Paid in Full.  Subject to the relative priorities set forth above, the Second Lien Adequate Protection Superpriority Claims against each Debtor shall be allowed and enforceable against each Debtor and its estate on a joint and several basis.  The Second Lien Adequate Protection Superpriority Claims granted to the Existing Second Lien Secured Parties may be impaired pursuant to any chapter 11 plan of reorganization in the Cases with the vote of the applicable class of the holders of such claims that satisfies the requirements of section 1126 of the Bankruptcy Code, in which case, Payment in Full (or any of the other variants of this phrase referenced above) would occur upon consummation of such plan.

(d)        Postpetition Accrual of Interest.  Subject to the terms of this Interim Order and the terms of the Intercreditor Agreement, the Existing Second Lien Obligations shall accrue interest under the Existing Second Lien Credit Facility on a payment-in-kind basis to the extent determined to be allowable by the Bankruptcy Court under section 506(b) of the Bankruptcy Code.

(e)       Consent to Priming and Adequate Protection.  The Existing Second Lien Agent, on behalf of the Existing Second Lien Secured Parties, consents, or pursuant to the Intercreditor Agreement, is deemed to consent, to the Existing Second Lien Adequate Protection and the priming provided for herein; provided, that such consent of the Existing Second Lien Agent to the priming of the Existing Second Liens and the use of Cash Collateral is expressly conditioned upon the entry of this Interim Order.

(f)         Professional Fees of Existing Second Lien Secured Parties.  Subject to paragraph 23(b) hereof and the terms of the Intercreditor Agreement, as further adequate protection, and without limiting any rights of the Existing Second Lien Agent and the other Existing Second Lien Secured Parties, which rights are hereby preserved, and in consideration, and as a requirement, for obtaining the consent of those Existing Second Lien Secured Parties that have so consented to the entry of this Interim Order and the Debtors’ consensual use of Cash Collateral as provided herein, the Debtors shall pay or reimburse in cash the Existing Second Lien Secured Parties for any and all reasonable and documented fees and expenses (including, without limitation, those of Latham & Watkins LLP, PJT Partners, and Porter Hedges as local counsel) to the extent, and at the times, payable under the Existing Second Lien Loan Documents, including any unpaid fees and expenses accrued prior to or after the Petition Date within five (5) Business Days after the presentment of any such invoices to the Debtors.

(g)       The Debtors shall deliver to the Existing Required Second Lien Lenders all information, reports, documents, and other material that the Debtors provide to the DIP Secured Parties and the Existing RBL Agent pursuant to the DIP Loan Documents.

5.           Automatic Postpetition Lien Perfection.  This Interim Order shall be sufficient and conclusive evidence of the validity, enforceability, perfection, and priority of the DIP Liens and the Adequate Protection Liens without the necessity of (a) filing or recording any financing statement, deed of trust, mortgage, security agreement, pledge agreement, control agreement, or other instrument or document that may otherwise be required under the law of any jurisdiction, (b) obtaining “control” (as defined in any applicable Uniform Commercial Code or other law) over any DIP Collateral (and the DIP Agent, and, after Payment in Full of the DIP Obligations, the Existing RBL Agent, shall be deemed, without any further action, to have control over all the Debtors’ deposit accounts, securities accounts, and commodities accounts within the meaning of such Uniform Commercial Code and other law), or (c) taking any other action to validate or perfect the DIP Liens and the Adequate Protection Liens or to entitle the DIP Liens and the Adequate Protection Liens to the priorities granted herein.  Notwithstanding the foregoing, each of the DIP Agent, the Existing RBL Agent (solely with respect to the Existing RBL Adequate Protection Liens), and the Existing Second Lien Agent (solely with respect to the Existing Second Lien Adequate Protection Liens) may, each in their sole discretion, enter into and file, as applicable, financing statements, mortgages, security agreements, notices of Liens, and other similar documents, and is hereby granted relief from the automatic stay of section 362 of the Bankruptcy Code in order to do so, and all such financing statements, mortgages, security agreements, notices, and other agreements or documents shall be deemed to have been entered into, filed, or recorded as of the Petition Date.  The applicable Debtors shall execute and deliver to the DIP Agent, the Existing RBL Agent and/or the Existing Second Lien Agent, as applicable, all such financing statements, mortgages, notices, and other documents as such parties may reasonably request to evidence and confirm the contemplated validity, perfection, and priority of the DIP Liens, the Existing RBL Adequate Protection Liens, and the Second Lien Adequate Protection Liens as applicable, granted pursuant hereto.  Without limiting the foregoing, each of the DIP Agent, the Existing RBL Agent, and the Existing Second Lien Agent may, in its discretion, file a photocopy of this Interim Order as a financing statement with any recording officer designated to file financing statements or with any registry of deeds or similar office in any jurisdiction in which any Debtor has real or personal property, and in such event, the subject filing or recording officer shall be authorized and hereby is directed to file or record such copy of this Interim Order.  Subject to the entry of the Final Order, any provision of any lease, loan document, easement, use agreement, proffer, covenant, license, contract, organizational document, or other instrument or agreement that requires the payment of any fees or other monetary obligations to any governmental entity or non-governmental entity in order for the Debtors to pledge, grant, mortgage, sell, assign, or otherwise transfer any fee or leasehold interest or the proceeds thereof or other DIP Collateral is and shall be deemed to be inconsistent with the provisions of the Bankruptcy Code, and shall have no force or effect with respect to the Liens on such leasehold interests or other applicable DIP Collateral or the proceeds of any assignment and/or sale thereof by any Debtor, in favor of the DIP Secured Parties in accordance with the terms of the DIP Loan Documents and this Interim Order or in favor of the Existing Secured Parties in accordance with this Interim Order.  To the extent that the Existing RBL Agent is the secured party under any security agreement, mortgage, leasehold mortgage, landlord waiver, financing statement, or account control agreements, listed as loss payee or additional insured under any of the Debtors’ insurance policies, or is the secured party under any of the Existing RBL Loan Documents, the DIP Agent shall also be deemed to be the secured party under such account control agreements, loss payee or additional insured under the Debtors’ insurance policies, and the secured party under each such Existing RBL Loan Document, shall have all rights and powers attendant to that position (including rights of enforcement), and shall act in that capacity and distribute any proceeds recovered or received first, for the benefit of the DIP Secured Parties in accordance with the DIP Loan Documents and second, subsequent to Payment in Full of all DIP Obligations, for the benefit of the Existing RBL Secured Parties.  The Existing RBL Agent shall serve as agent for the DIP Agent for purposes of perfecting the DIP Agent’s Liens on all DIP Collateral that, without giving effect to the Bankruptcy Code and this Interim Order, is of a type such that perfection of a Lien therein may be accomplished only by possession or control by a secured party.

6.          Reservation of Certain Third Party Rights and Bar of Challenges and Claims.  The Debtors’ DIP Stipulations shall be binding upon the Debtors, their estates, and each other party in interest, including the Committee, in all circumstances upon entry of this Interim Order.  The Debtors’ Existing RBL Stipulations and the Debtors’ Existing Second Lien Stipulations shall be binding upon each party in interest (other than the Debtors), including the Committee, if any, and any chapter 11 trustee (or if the Cases are converted to cases under chapter 7 prior to the expiration of the Challenge Period (as defined below), the chapter 7 trustee in such Successor Case), except to the extent and only to the extent such party in interest with standing  first, commences, by the earlier of (x) forty-five (45) calendar days after the Petition Date, (y) with respect to any Committee, within the earlier of (i) sixty (60) calendar days of the formation of any Committee and (ii) seventy-five (75) days from the Petition Date, which in each case shall be referred to as the “Challenge Period,” and the date that is the next calendar day after the termination of the Challenge Period in the event that either (i) no Challenge (as defined below) is properly raised during the Challenge Period or (ii) with respect only to those parties who properly file a Challenge, such Challenge is fully and finally adjudicated, shall be referred to as the “Challenge Period Termination Date”), (A) a contested matter or adversary proceeding challenging or otherwise objecting to the admissions, stipulations, findings, or releases included in the Debtors’ Existing RBL Stipulations and/or the Debtors’ Existing Second Lien Stipulations, as applicable, or (B) a contested matter or adversary proceeding against any or all of the Existing RBL Secured Parties and/or the Existing Second Lien Secured Parties, as applicable, in connection with or related to the Existing RBL Obligations and/or the Existing Second Lien Obligations, as applicable, or the actions or inactions of any of the Existing RBL Secured Parties and/or the Existing Second Lien Secured Parties, as applicable, arising out of or related to the Existing RBL Obligations and/or the Existing Second Lien Obligations, as applicable, the Existing RBL Loan Documents and/or the Existing Second Lien Loan Documents, as applicable, including any claim against any or all of the Existing RBL Secured Parties and/or the Existing Second Lien Secured Parties, as applicable, in the nature of a “lender liability” cause of action, setoff, counterclaim, or defense to the Existing RBL Obligations and/or the Existing Second Lien Obligations, as applicable (including those under section 506, 544, 547, 548, 549, 550, and/or 552 of the Bankruptcy Code or by way of suit against any of the Existing RBL Secured Parties and/or any of the Existing Second Lien Secured Parties, as applicable) (clauses (A) and (B) collectively, the “Challenges” and, each individually, a “Challenge”), and second, obtains a final, non-appealable order in favor of such party in interest sustaining any such Challenge in any such timely-filed contested matter, adversary proceeding, or other action (any such Challenge timely brought for which such a final and non-appealable order is so obtained, a “Successful Challenge”).  If a chapter 7 trustee or a chapter 11 trustee is appointed or elected during the Challenge Period, then the Challenge Period Termination Date with respect to such trustee only, shall be the later of (i) the last day of the Challenge Period and (ii) the date that is twenty (20) days after the date on which such trustee is appointed or elected.  Except as otherwise expressly provided herein, from and after the Challenge Period Termination Date and for all purposes in these Cases and any Successor Cases (and after the dismissal of these Cases or any Successor Cases), (i) all payments made to or for the benefit of the Existing RBL Secured Parties and/or the Existing Second Lien Secured Parties, as applicable, pursuant to, or otherwise authorized by, this Interim Order (whether made prior to, on, or after the Petition Date) shall be indefeasible and not be subject to counterclaim, set-off, subordination, recharacterization, defense, disallowance, recovery, or avoidance, (ii) any and all such Challenges by any party in interest shall be deemed to be forever released, waived, and barred, (iii) all of the Existing RBL Obligations and/or the Existing Second Lien Obligations, as applicable, shall be deemed to be fully allowed claims within the meaning of section 506 of the Bankruptcy Code (which claims and Liens shall have been deemed satisfied to the extent the Existing RBL Obligations are converted into Refinancing DIP Obligations as provided herein), and (iv) the Debtors’ Existing RBL Stipulations and/or the Debtors’ Existing Second Lien Stipulations, as applicable, including the release provisions therein, shall be binding on all parties in interest in these Cases or any Successor Cases, including any Committee or chapter 11 or chapter 7 trustee.  Notwithstanding the foregoing, to the extent any Challenge is timely asserted, the Debtors’ Existing RBL Stipulations and/or the Debtors’ Existing Second Lien Stipulations, as applicable, and the other provisions in clauses (i) through (iv) in the immediately preceding sentence shall nonetheless remain binding and preclusive on any Committee and on any other party in interest from and after the Challenge Period Termination Date, except to the extent that such Debtors’ Existing RBL Stipulations and/or the Debtors’ Existing Second Lien Stipulations, as applicable, or the other provisions in clauses (i) through (iv) of the immediately preceding sentence were expressly challenged in such Challenge and such Challenge becomes a Successful Challenge.  The Challenge Period may be extended only with the written consent of the Existing RBL Agent in its sole discretion with respect to Challenges made in connection with the Existing RBL Obligations, and only with the written consent of the Existing Second Lien Agent in its sole discretion (at the direction of the Existing Second Lien Lenders in accordance with the Existing Second Lien Credit Agreement) with respect to Challenges made in connection with the Existing Second Lien Obligations.  Notwithstanding any provision to the contrary herein, nothing in this Interim Order shall be construed to grant standing on or authority to any party in interest, including any Committee, to pursue or bring any cause of action, including any Challenge, on behalf of the Debtors or their Debtors’ estates.  The failure of any party in interest, including any Committee, to obtain an order of this Court prior to the Challenge Period Termination Date granting standing to bring any Challenge on behalf of the Debtors’ estates shall not be a defense to failing to commence a Challenge prior to the Challenge Period Termination Date as required under this paragraph 6 or to require or permit an extension of the Challenge Period Termination Date.  For the avoidance of doubt, as to the Debtors, upon entry of this Interim Order, all Challenges, and any right to assert any Challenge, are hereby irrevocably waived and relinquished as of the Petition Date, and the Debtors’ Existing RBL Stipulations and/or the Debtors’ Existing Second Lien Stipulations, as applicable, shall be binding in all respects on the Debtors irrespective of the filing of any Challenge.

7.            Carve-Out.

(a)        Carve-Out.  As used in this Interim Order, the “Carve-Out” means the sum of (i) all fees required to be paid to the Clerk of the Court and to the Office of the United States Trustee under section 1930(a) of title 28 of the United States Code plus interest at the statutory rate (without regard to the notice set forth in (iii) below); (ii) all reasonable fees and expenses up to $50,000 incurred by a trustee under section 726(b) of the Bankruptcy Code (without regard to the notice set forth in (iii) below); (iii) to the extent allowed at any time, whether by interim order, procedural order, or otherwise, all unpaid fees and expenses (the “Allowed Professional Fees”) incurred or accrued by persons or firms retained by the Debtors pursuant to section 327, 328, or 363 of the Bankruptcy Code (the “Debtor Professionals”) and any Committee pursuant to section 328 or 1103 of the Bankruptcy Code (the “Committee Professionals” and, together with the Debtor Professionals, the “Professional Persons”) at any time before or on the first business day following the day on which a Carve-Out Trigger Notice (as defined below) is given by the DIP Agent to the Debtors with a copy to counsel to the Committee (the day on which a Carve-Out Trigger Notice is so given, the “Trigger Notice Date”); and (iv) Allowed Professional Fees of Professional Persons in an aggregate amount not to exceed $2,750,000 incurred after the first business day following the Trigger Notice Date, to the extent allowed at any time, whether by interim order, procedural order, or otherwise (the amount set forth in this clause (iv) being the “Carve-Out Cap”).  Such Carve-Out Cap may be incurred on behalf of the Debtor Professionals in an amount not to exceed $2,500,000 and on behalf of any Committee Professionals in an amount not to exceed $250,000 (other than any such fees and disbursements incurred in connection with the initiation or prosecution of any claims, causes of action, adversary proceedings or other litigation against the agents or lenders under the Existing RBL Credit Facility, the Existing Second Lien Credit Facility, or the DIP Facility).  For purposes of the foregoing, “Carve-Out Trigger Notice” shall mean a written notice delivered by the DIP Agent to the Debtors and their counsel, the Existing Second Lien Secured Parties and their counsel, the U.S. Trustee, and lead counsel to any Committee, which notice may be delivered following the occurrence and during the continuation of an Event of Default (as defined in the DIP Credit Agreement) expressly stating that the Carve-Out Cap is invoked.  No portion of the Carve-Out, any cash collateral or proceeds of the DIP Facility may be used for or in connection with (i) preventing, hindering or delaying the DIP Agent’s or other DIP Secured Parties’ enforcement or realization upon the DIP Collateral once an Event of Default has occurred and is continuing, (ii) using or seeking to use Cash Collateral or selling or otherwise disposing of the DIP Collateral without the consent of the Required DIP Lenders (as defined in the DIP Credit Agreement), (iii) using or seeking to use any insurance proceeds related to the DIP Collateral without the consent of the DIP Agent or (iv) incurring indebtedness other than the DIP Facility or in accordance with the DIP Budget; provided, that, the Debtors shall be permitted to use the proceeds of the DIP Facility or Cash Collateral as necessary to contest an Event of Default alleged by the DIP Agent or any DIP Lender; and provided, further that a Committee may incur up to $50,000 in the aggregate in investigating the Existing RBL Credit Facility, Existing RBL Liens, Existing Second Lien Credit Facility or Existing Second Liens to the extent such Committee brings any Challenge before the Challenge Period Termination Date.  For the avoidance of doubt, nothing contained herein shall be deemed a waiver of the any party’s right to object to any fees of the Professional Persons.

(b)       Payment of Allowed Professional Fees Prior to Trigger Notice Date.  Any payment or reimbursement made prior to the occurrence of the Trigger Notice Date in respect of any Allowed Professional Fees shall not reduce the Carve-Out.  Prior to the occurrence of the Trigger Notice Date, the Debtors shall be permitted to pay allowed fees and expenses of the Debtor Professionals and the Committee Professionals subject to this Interim Order, the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and any interim compensation procedures order entered by this Court.

(c)        No Direct Obligation to Pay Professional Fees; No Waiver of Right to Object to Fees.  None of the DIP Secured Parties, the Existing RBL Secured Parties, or the Existing Second Lien Secured Parties shall be responsible for the payment or reimbursement of any fees or disbursements of any Professional Person incurred in connection with the Cases or any successor cases under any chapter of the Bankruptcy Code.  Nothing in this Interim Order or otherwise shall be construed to obligate any DIP Secured Party, any Existing RBL Secured Party, or any Existing Second Lien Secured Party in any way, to pay compensation to, or to reimburse expenses of, any Professional Person or to guarantee that the Debtors have sufficient funds to pay such compensation or reimbursement.  Nothing herein shall be construed as consent to the allowance of any professional fees or expenses of any of the Debtors, the Committee, any other official or unofficial committee in these Cases or any Successor Cases, or of any person or entity, or shall affect the right of any party to object to the allowance and payment of any such fees and expenses.

(d)         Funding of Carve-Out a DIP Obligation.  Any funding of the Carve-Out shall be added to, and made a part of, the DIP Obligations secured by the DIP Collateral and shall be otherwise entitled to the protections granted under this Interim Order, the DIP Loan Documents, the Bankruptcy Code, and applicable law.

8.           Waiver of 506(c) Claims.  Subject to the entry of the Final Order, as a further condition of (i) the DIP Facility and any obligation of the DIP Secured Parties to make credit extensions pursuant to the DIP Loan Documents (and the consent of the DIP Secured Parties and the Existing Secured Parties to the payment of the Carve-Out to the extent provided herein) and (ii) the Debtors’ use of Cash Collateral pursuant to this Interim Order and a Final Order, (a) no costs or expenses of administration of the Cases or any Successor Cases shall be charged against or recovered from or against any or all of the DIP Secured Parties and/or the Existing Secured Parties, the Existing Collateral, the DIP Collateral, and the Cash Collateral, in each case pursuant to section 506(c) of the Bankruptcy Code or otherwise, without the prior written consent of the DIP Agent, the Existing RBL Agent, and the Existing Required Second Lien Lenders, (b) no such consent shall be implied from any other action, inaction, or acquiescence of any or all of the DIP Secured Parties and the Existing Secured Parties, and (c) the exercise prior to the entry of the Final Order of any rights under section 506(c) of the Bankruptcy Code or otherwise to charge any costs or expense of administration of the Cases or any Successor Cases from or against the Existing RBL Secured Parties or their Existing RBL Liens on or other interests in any or all of the DIP Collateral, the Existing RBL Collateral, and the Cash Collateral, or the Existing Second Lien Secured Parties or their Existing Second Liens on or other interests in any or all of the DIP Collateral, the Existing Second Lien Collateral, and the Cash Collateral, shall not impair and shall be subject to, and junior to, the DIP Liens on and the DIP Secured Parties’ other interests in the DIP Collateral, the Existing Collateral, and the Cash Collateral and the other DIP Protections accorded the DIP Secured Parties.

9.         After-Acquired Property.  Except as otherwise expressly provided in this Interim Order, pursuant to section 552(a) of the Bankruptcy Code, all property acquired by the Debtors on or after the Petition Date is not, and shall not be, subject to any Lien of any person or entity resulting from any security agreement entered into by the Debtors prior to the Petition Date, except to the extent that such property constitutes proceeds of property of the Debtors that is subject to a valid, enforceable, perfected, and unavoidable Lien as of the Petition Date (or a valid, enforceable, and unavoidable Lien that is perfected subsequent to the Petition Date solely to the extent permitted by section 546(b) of the Bankruptcy Code) that is not subject to subordination or avoidance under the Bankruptcy Code or other provisions or principles of applicable law.  If the Debtors engage in any “land swap” transactions, the DIP Liens, Existing RBL Liens, Existing RBL Adequate Protection Liens, Existing Second Liens, and Second Lien Adequate Protection Liens shall attach to assets acquired in such “land swap” transactions as proceeds of property subject to such Liens.

10.          Protection of DIP Secured Parties’ and Existing RBL Secured Parties’ Rights.

Unless the requisite DIP Secured Parties under the DIP Loan Documents and the Secured Swap Agreements and the requisite Existing RBL Secured Parties under the Existing RBL Loan Documents shall have provided their prior written consent or all DIP Obligations and Existing RBL Obligations have been Paid in Full, there shall not be entered in any of these Cases or any Successor Cases any order (including any order confirming any plan of reorganization or liquidation) that authorizes any of the following:  (i) the obtaining of credit or the incurring of indebtedness that is secured by a security, mortgage, or collateral interest or other Lien on all or any portion of the DIP Collateral or Existing RBL Collateral and/or that is entitled to administrative priority status, other than the Carve-Out, in each case that is superior to or pari passu with the DIP Liens, the DIP Superpriority Claims, the Existing RBL Liens, the Existing Prior Liens, the Existing RBL Adequate Protection Liens, the Existing RBL Adequate Protection Superpriority Claims, and/or the other DIP Protections; (ii) the use of Cash Collateral for any purpose other than to Pay in Full the DIP Obligations and the Existing RBL Obligations or as otherwise permitted in the DIP Loan Documents and this Interim Order, (iii) the return of goods pursuant to section 546(h) of the Bankruptcy Code (or other return of goods on account of any prepetition indebtedness) to any creditor of any Debtor, or (iv) any material modification of any of the DIP Secured Parties’ or the Existing RBL Secured Parties’ rights under this Interim Order, the DIP Loan Documents, or the Existing RBL Loan Documents with respect to any DIP Obligations.

11.          Proceeds of Subsequent Financing.  Without limiting the provisions and protections of the Carve-Out and paragraph 10 above, if at any time prior to the Payment in Full of all the DIP Obligations (including subsequent to the confirmation of any chapter 11 plan or plans with respect to any of the Debtors), the Debtors’ estates, any trustee, any examiner with enlarged powers, or any responsible officer subsequently appointed shall obtain credit or incur debt pursuant to section 364(b), 364(c), 364(d), or any other provision of the Bankruptcy Code in violation of this Interim Order or the DIP Loan Documents, then all of the cash proceeds derived from such credit or debt and all Cash Collateral shall immediately be turned over to the DIP Agent for application to the DIP Obligations until Paid in Full.

12.        Cash Collection.  From and after the date of the entry of this Interim Order, all collections and proceeds of any DIP Collateral or Existing RBL Collateral or services provided by any Debtor and all Cash Collateral that shall at any time come into the possession, custody, or control of any Debtor, or to which any Debtor is now or shall become entitled at any time, shall be promptly deposited in the same lock-box and/or deposit accounts into which the collections and proceeds of the Existing RBL Collateral (the “Existing Collateral Accounts”) were deposited under the Existing RBL Loan Documents (or in such other accounts of the Debtors as are designated by the DIP Agent from time to time) (collectively, the “Cash Collection Accounts”), which accounts shall be subject to the sole dominion and control of the DIP Agent and the Existing RBL Agent (and the funds in such accounts may be used by the Debtors to the extent provided in this Interim Order and the DIP Loan Documents).  Upon the direction of the DIP Agent or, following Payment in Full of the DIP Obligations, the Existing RBL Agent, at any time after the occurrence of a Termination Event and subject in all instances to the provisions of paragraph 7 and paragraph 15, all proceeds in the Cash Collection Accounts shall be remitted to the DIP Agent for application to the DIP Obligations until Payment in Full, and then to the Existing RBL Agent for application to the Existing RBL Adequate Protection Claims until Payment in Full of such claims.  The Debtors are authorized to incur obligations and liabilities for treasury, depositary, or cash management services, including overnight overdraft services, controlled disbursement, automated clearinghouse transactions, return items, overdrafts, and interstate depository network services provided on a postpetition basis by any financial institution at which any Cash Collection Account is maintained; provided, however, that, except to the extent otherwise required by this Court, nothing herein shall require any DIP Secured Party or Existing RBL Secured Party to incur any overdrafts or provide any such services or functions to the Debtors.

13.          Disposition of DIP Collateral; Credit Bid.

(a)       Unless the DIP Obligations and the Existing RBL Obligations are Paid in Full upon the closing of a sale or other disposition of the DIP Collateral or Existing RBL Collateral, the Debtors shall not sell, transfer, lease, encumber, or otherwise dispose of any portion of the DIP Collateral or any Existing RBL Collateral (or enter into any binding agreement to do so) (other than the sale of crude oil, natural gas, or other hydrocarbons in the ordinary course of business with respect to recurring revenues) without the prior written consent of the DIP Agent and, solely with respect to the Existing RBL Collateral, the Existing RBL Agent (and no such consent shall be implied from any other action, inaction, or acquiescence by any DIP Secured Party or Existing RBL Secured Party or any order of this Court), except as permitted in the DIP Loan Documents and/or the Existing RBL Loan Documents, as applicable, and this Interim Order.  Except to the extent otherwise expressly provided in the DIP Loan Documents, all proceeds from the sale, transfer, lease, encumbrance, or other disposition of any DIP Collateral (other than the sale of crude oil, natural gas, or other hydrocarbons in the ordinary course of business) shall be remitted to the DIP Agent for application to the DIP Obligations until such DIP Obligations are Paid in Full in accordance with the terms of this Interim Order and the DIP Loan Documents, and then to the Existing RBL Agent for application to the Existing RBL Adequate Protection Claims until Payment in Full of such claims.  In addition, the Debtors are authorized and directed to enter into such blocked account agreements (with cash dominion, if the DIP Agent so elects) with the DIP Agent and such financial institutions as the DIP Agent may require, and, if it so elects, the DIP Agent shall be entitled to enjoy the benefit of all control agreements to which the Existing RBL Agent is a party without the need to enter into new blocked account agreements.

(b)        Subject to any Successful Challenge and the Intercreditor Agreement, (i) so long as the DIP Obligations have been or will be repaid in full in cash, the Existing RBL Agent (or one or more of its designees, affiliates, or assignees) shall have the right to credit bid up to the full amount of any Existing RBL Obligations in any sale of the Existing RBL Collateral (or any DIP Collateral subject to any Existing RBL Adequate Protection Liens) under or pursuant to (A) section 363 of the Bankruptcy Code, (B) any plan of reorganization or plan of liquidation under section 1129 of the Bankruptcy Code to the extent any sale contemplated thereunder does not result in Payment in Full of all of the DIP Obligations on the effective date of such plan, or (C) section 725 of the Bankruptcy Code and (ii) so long as the DIP Obligations and the Existing RBL Obligations have been or will be repaid in full in cash, the Existing Second Lien Agent (or one or more of its designees, affiliates, or assignees) shall have the right to credit bid up to the full amount of any Existing Second Lien Obligations in any sale of the Existing Second Lien Collateral (or any DIP Collateral subject to any Second Lien Adequate Protection Liens) under or pursuant to (A) section 363 of the Bankruptcy Code, (B) any plan of reorganization or plan of liquidation under section 1129 of the Bankruptcy Code to the extent any sale contemplated thereunder does not result in Payment in Full of all of the DIP Obligations on the effective date of such plan, or (iii) section 725 of the Bankruptcy Code; provided, however, that any credit bid by the Existing Second Lien Agent (on behalf of the Existing Second Lien Secured Parties) shall include a sufficient cash purchase price to Pay in Full the DIP Obligations and the Existing RBL Obligations on the closing date of any such sale or otherwise satisfy the requirements of the Intercreditor Agreement.  The Debtors, on behalf of themselves and their estates, stipulate and agree that (i) any sale of all or part of the Existing RBL Collateral (or any DIP Collateral subject to any Existing RBL Adequate Protection Liens) that does not include the right to credit bid up to the full amount of the Existing RBL Obligations would mean that the Existing RBL Agent and the other Existing RBL Secured Parties will not receive the indubitable equivalent of their claims and interests, and (ii) any sale of all or part of the Existing Second Lien Collateral (or any DIP Collateral subject to the Existing Second Lien Adequate Protection Liens) that does not include the right to credit bid up to the full amount of the Existing Second Lien Obligations, subject to the Intercreditor Agreement, would mean that the Existing Second Lien Agent and the other Existing Second Lien Secured Parties will not receive the indubitable equivalent of their claims and interests.  The DIP Agent (or one or more of its designees, affiliates, or assignees) shall have the unqualified right to credit bid any or all of the DIP Obligations under or pursuant to (i) section 363 of the Bankruptcy Code, (ii) any plan of reorganization or plan of liquidation under section 1129 of the Bankruptcy Code, or (iii) section 725 of the Bankruptcy Code.  If the DIP Agent, the Existing RBL Agent, or the Existing Second Lien Agent or their respective designees, affiliates, or assignees make a credit bid in connection with any auction or other sale process relating to the sale or other disposition of any DIP Collateral, Existing RBL Collateral, or Existing Second Lien Collateral then for purposes of such auction or sale process or any applicable order of this Court, the DIP Agent, the Existing RBL Agent, and/or the Existing Second Lien Agent shall be automatically deemed to be a qualified bidder and its bid shall be automatically deemed to constitute a qualified bid, regardless of whether the qualified bidder or qualified bid requirements are satisfied.

14.         Termination Events.  The following shall constitute a termination event under this Interim Order, the DIP Loan Documents and the Secured Swap Agreements unless waived in writing by each of the DIP Agent and the Existing RBL Agent (each, a “Termination Event”):

(a)      The occurrence of an “Event of Default” under the DIP Credit Agreement, as set forth therein (a “DIP Default Termination Event”), including, for avoidance of doubt, the failure to obtain entry of the Final Order, in form and substance acceptable to the DIP Secured Parties and the Existing RBL Agent, on or before the date that is thirty-five (35) days following entry of the Interim Order.

(b)         Any other breach, default, or other violation by any of the Debtors of the terms and provisions of this Interim Order.

(c)         The Debtors’ failure to (i) enter into a restructuring support agreement (the “RSA”) in form and substance acceptable to the DIP Lenders and the Existing RBL Lenders by the date that is no later than 45 days after the Petition Date, and (ii) if required as a term of such RSA and not waived, (x) file a motion seeking approval to enter into the RSA by the date that is no later than 30 days after the Petition Date and (y) obtain an order from the Bankruptcy Court authorizing the entry into the RSA by the date that is no later than 60 days after the Petition Date.

(d)        The Debtors’ failure to file a chapter 11 plan (the “Plan”) and a disclosure statement for the Plan (the “Disclosure Statement”) that provides for Payment in Full of the DIP Obligations and the Existing RBL Obligations in accordance with the RSA, or, is otherwise in form and substance reasonably acceptable to the Required DIP Lenders, or, after the DIP Obligations have been Paid in Full, the “Majority Lenders” under the Existing RBL Credit Agreement, in each case, by the date that is no later than 150 days after the Petition Date.

(e)         The Disclosure Statement not being approved by the Bankruptcy Court by the date that is no later than 180 days after the Petition Date.

(f)        The Bankruptcy Court not entering an order confirming the Plan by the date that is no later than 210 days after the Petition Date; provided, that, the DIP Agent with the consent of the requisite DIP Lenders, or, after Payment in Full of the DIP Obligations, the Existing RBL Agent with the consent of the requisite Existing RBL Lenders under the Existing RBL Credit Agreement, may extend the time by which the Debtors may satisfy the milestones described in provisions (c)-(f) (together, the “Chapter 11 Milestones”)  without further order of this Court.

15.          Rights and Remedies upon Termination Event.

(a)        Subject to the provisions of this paragraph 15, immediately upon the occurrence and continuation of a Termination Event, the DIP Agent may exercise all rights and remedies under this Interim Order, the DIP Loan Documents, and/or applicable non-bankruptcy law, including the right to (A) declare all DIP Obligations to be immediately due and payable, (B) declare the termination, reduction, or restriction of any further commitment to extend credit to the Debtors, to the extent any such commitment remains, and/or (C) terminate the DIP Facility and any other DIP Loan Documents as to any future liability or obligation of the DIP Agent and the other DIP Secured Parties, but without affecting any of the DIP Obligations or the DIP Liens securing the DIP Obligations.

(b)        Subject to the provisions of this paragraph 15, immediately upon the occurrence and continuation of a Termination Event, the DIP Agent or the Existing RBL Agent may declare a termination, reduction, or restriction on the ability of the Debtors to use any Cash Collateral (any such declaration under any of clauses 15(a) or 15(b) shall be made to the respective lead counsel to the Debtors, counsel to any Committee, counsel to the Existing Second Lien Secured Parties, and the United States Trustee, and shall be referred to herein as a “Termination Declaration” and the date that is the earliest to occur of any such Termination Declaration being herein referred to as the “Termination”).

(c)        Upon the making of a Termination Declaration, the Debtors and all parties in interest shall have five (5) Business Days to seek an emergency hearing (the “Termination Hearing Period”) before this Court for the sole purpose of contesting whether a Termination Event has occurred, and section 105 of the Bankruptcy Code may not be invoked by the Debtors, the Committee, or any other party in interest in an effort to restrict or preclude any DIP Secured Party and/or Existing Secured Party from exercising any rights or remedies set forth in this Interim Order, the DIP Loan Documents, or the Existing RBL Loan Documents.  During the Termination Hearing Period, the Debtors may not use Cash Collateral or any amounts previously or thereafter advanced under the DIP Facility except in accordance with the DIP Budget (subject to the Permitted Variances); provided, that, if the Termination Hearing Period ends prior to the occurrence of the hearing contemplated thereby, for the period between the last day of the Termination Hearing Period and the day of such hearing, the Debtors may not use Cash Collateral, request any additional Borrowings (as defined in the DIP Credit Agreement) or use any amounts previously advanced under the DIP Facility.

(d)       Subject in all respects to the Carve-Out, following the conclusion of the Termination Hearing Period (unless prior to such time this Court determines that a Termination Event has not occurred and/or is not continuing), (i) the DIP Agent is hereby granted relief from the automatic stay, without further notice, hearing, motion, order, or other action of any kind, to foreclose on, or otherwise enforce and realize on, its DIP Liens on all or any portion of the DIP Collateral, including by collecting accounts receivable and applying the proceeds thereof to the DIP Obligations or Existing Secured Party Adequate Protection and by occupying the Debtors’ premises to sell or otherwise dispose of the DIP Collateral and (ii) each Secured Swap Party is hereby granted relief from the automatic stay, without further notice, hearing, motion, order, or other action of any kind, to exercise all rights under any Secured Swap Agreement (including, without limitation, the suspension, termination, liquidation, withholding of performance, or acceleration thereof, and the setoff, netting, and application of any payment, settlement payment, termination values, termination payments, and any other amounts that such Secured Swap Party would be entitled to receive from or otherwise be obligated to pay to any Debtor under any Secured Swap Agreement in accordance with the terms of each such Secured Swap Agreement).

(e)        Subject in all respects to the Carve-Out, upon the effectiveness of any relief from the automatic stay with respect to the DIP Facility pursuant to paragraph 15(d) hereof, the Existing RBL Agent shall have relief from the automatic stay as against the Existing RBL Collateral to the same extent as the DIP Agent, and without further notice, hearing, motion, order, or other action of any kind, to foreclose on, or otherwise enforce and realize on its Existing RBL Liens and the Existing RBL Adequate Protection Liens on, all or any portion of the Existing RBL Collateral (including by collecting accounts receivable and applying the proceeds thereof to the Existing RBL Obligations, and by occupying the Debtors’ premises to sell or otherwise dispose of the Existing RBL Collateral) or otherwise exercise remedies against the Existing RBL Collateral permitted by this Interim Order, the Existing RBL Loan Documents, and/or applicable non-bankruptcy law; provided, however, that any such foreclosure or other enforcement by the Existing RBL Agent of any Existing RBL Liens or any Existing RBL Adequate Protection Liens or any other such exercise of remedies by the Existing RBL Agent against the Existing RBL Collateral shall not interfere with or otherwise be inconsistent with any foreclosure or other enforcement by the DIP Agent of any DIP Liens or other DIP Protections or any other exercise of remedies by the DIP Agent, and any proceeds received by the Existing RBL Agent in connection with such foreclosure, enforcement, or other exercise of remedies shall be turned over to the DIP Agent for application to the DIP Obligations until Paid in Full.

(f)       Subject to the provisions of paragraphs 6 and 15(c) hereof, and subject to the Carve-Out, the Existing Prior Liens, and the terms of the Intercreditor Agreement, all proceeds realized in connection with the exercise of the rights and remedies of the DIP Secured Parties or the Existing RBL Secured Parties shall be turned over first to the DIP Agent for application to the DIP Obligations under, and in accordance with the provisions of, the DIP Loan Documents and this Interim Order (which provides, first, for application to the outstanding New Money Loans, and then, to the Refinanced Loans) until Payment in Full of all of the DIP Obligations and then to the Existing RBL Agent for application to the Existing RBL Obligations under, and in accordance with the provisions of, the Existing RBL Loan Documents and this Interim Order until Payment in full of the Existing RBL Obligations and then to the Existing Second Lien Agent for application to the Existing Second Lien Obligations under, and in accordance with the provisions of, the Existing Second Lien Loan Documents and this Interim Order until Payment in Full of the Existing Second Lien Obligations.

16.        Restriction on Use of Proceeds.  Notwithstanding anything herein to the contrary, no loans and/or proceeds from the DIP Facility, DIP Collateral, Cash Collateral (including any retainer held by any professionals for the below-referenced parties), Existing RBL Collateral, Existing Second Lien Collateral, or any portion of the Carve-Out may be used by (a) any Debtor, Committee, or trustee or other estate representative appointed in the Cases or any Successor Cases, or any other person, party, or entity (including any of the Debtor Professionals, the Committee Professionals, or the members of any Committee (“Committee Members”)) to investigate or prosecute any Challenge (including any litigation or other action) in connection with the value of the DIP Collateral, the Existing RBL Collateral, or the Existing Second Lien Collateral (or to pay any professional fees and disbursements incurred in connection therewith) at any time; or (b) any Debtor, any Committee, or any trustee or other estate representative appointed in the Cases or any Successor Cases, or any other person, party, or entity (including any of the Debtor Professionals, the Committee Professionals, or the Committee Members) to (or to pay any professional fees and disbursements incurred in connection therewith):  (i) request authorization to obtain postpetition loans or other financial accommodations pursuant to section 364(c) or 364(d) of the Bankruptcy Code, or otherwise, other than from the DIP Secured Parties, or to seek any modification to this Interim Order not approved by the DIP Agent (after having obtained the approval of the requisite DIP Secured Parties under the DIP Credit Agreement) and, to the extent such modification would affect the rights of any of the Existing RBL Secured Parties, the Existing RBL Agent (after obtaining the approval of the requisite Existing RBL Secured Parties under the Existing RBL Credit Agreement); (ii) investigate (except as set forth below), assert, join, commence, support, or prosecute any action for any claim, counterclaim, action, proceeding, application, motion, objection, defense, or other contested matter seeking any order, judgment, determination, or similar relief against, or adverse to the interests of, in any capacity, any or all of the DIP Secured Parties, the Existing RBL Secured Parties, the Existing Second Lien Secured Parties, their respective affiliates, assigns, or successors and the respective officers, directors, employees, agents, attorneys, representatives, and other advisors of the foregoing, with respect to any transaction, occurrence, omission, action, or other matter (including formal or informal discovery proceedings in anticipation thereof), including (A) any Challenges and any Avoidance Actions or other actions arising under chapter 5 of the Bankruptcy Code; (B) any action with respect to the validity, enforceability, priority, and extent of the DIP Obligations, the Existing RBL Obligations and/or the Existing Second Lien Obligations, or the validity, extent, and priority of the DIP Liens, the Existing RBL Liens, the Existing RBL Adequate Protection Liens, the Existing Second Liens, and/or the Existing Second Lien Adequate Protection Liens; (C) any action seeking to invalidate, set aside, avoid, or subordinate, in whole or in part, the DIP Liens, the other DIP Protections, the Existing RBL Liens, the Existing RBL Adequate Protection Liens, the other Existing RBL Adequate Protection, the Existing Second Liens, the Existing Second Lien Adequate Protection Liens, or the other Existing Second Lien Adequate Protection; (D) any “lender liability” cause of action; (E) except to contest in good faith the occurrence or continuance of any Termination Event as permitted in paragraph 15, any action seeking, or having the effect of, preventing, hindering, or otherwise delaying any or all of the DIP Secured Parties’, and, after the Payment in Full of the DIP Obligations, the Existing RBL Secured Parties’, assertion, enforcement, or realization on the Cash Collateral, the DIP Collateral, or the Existing RBL Collateral in accordance with the DIP Loan Documents or the Existing RBL Loan Documents, as applicable, or this Interim Order); and/or (F) any action seeking to modify any of the rights, remedies, priorities, privileges, protections, and benefits granted to any or all of the DIP Secured Parties, the Existing RBL Secured Parties, and the Existing Second Lien Secured Parties hereunder or under the DIP Loan Documents, the Existing RBL Loan Documents, or the Existing Second Lien Loan Documents, as applicable, or any payments made thereunder or in respect thereof; provided, however, that up to $50,000 in the aggregate of the Carve-Out, any DIP Collateral, any Existing RBL Collateral, any Existing Second Lien Collateral, any Cash Collateral, and proceeds of the DIP Facility may be used by the Committee (to the extent such Committee is appointed) to investigate (but not to prosecute) the claims and/or Liens of the Existing RBL Agent and the other Existing RBL Secured Parties under the Existing RBL Loan Documents and the claims and/or Liens of the Existing Second Lien Agent and the other Existing Second Lien Secured Parties under the Existing Second Lien Loan Documents (but not the claims and/or Liens of the DIP Agent and the other DIP Secured Parties) so long as such investigation occurs and any Challenge is brought within the Challenge Period; provided, further, that the Debtors shall be permitted to use the proceeds of the DIP Facility or Cash Collateral as necessary to contest an Event of Default alleged by the DIP Agent or any DIP Lender.; (iii) pay any fees or similar amounts to any person (other than the Existing RBL Secured Parties) who has proposed or may propose to purchase interests in any of the Debtors without the prior written consent of the DIP Agent and the Existing RBL Agent; (iv) use or seek to use any insurance proceeds related to any DIP Collateral, any Existing RBL Adequate Protection Collateral, any Existing RBL Collateral or any Cash Collateral without the consent of the DIP Agent; (v) incur or seek to incur indebtedness other than the DIP Facility or in accordance with the DIP Budget; (vi) use or seek to use Cash Collateral or (vii) sell or otherwise dispose of DIP Collateral or Existing RBL Collateral, unless otherwise permitted hereby, without the prior written consent of the DIP Agent and the Existing RBL Agent, as applicable.

17.        Proofs of Claim.  Neither the Existing RBL Secured Parties nor the Existing Second Lien Secured Parties will be required to file proofs of claim in any of the Cases or Successor Cases for any claim allowed herein.  The Debtors’ Existing RBL Stipulations shall be deemed to constitute a timely filed proof of claim for the Existing RBL Secured Parties in respect of all Existing RBL Obligations and the Debtors’ Existing Second Lien Stipulations shall be deemed to constitute a timely filed proof of claim for the Existing Second Lien Secured Parties in respect of all Existing Second Lien Obligations.  In addition, the Existing RBL Secured Parties, the DIP Secured Parties, and the Existing Second Lien Secured Parties will not be required to file any request for allowance and/or payment of any administrative expenses, and this Order shall be deemed to constitute a timely filed request for allowance and/or payment of any Existing RBL Obligations and Existing Second Lien Obligations constituting administrative expenses or any DIP Obligations, as applicable.  Notwithstanding any order entered by this Court in relation to the establishment of a bar date in any of the Cases or Successor Cases to the contrary, each of the Existing RBL Agent, for the benefit of itself and the other Existing RBL Secured Parties, the Existing Second Lien Agent, for the benefit of itself and the other Existing Second Lien Secured Parties, and the DIP Agent, for the benefit of itself and the other DIP Secured Parties, is hereby authorized and entitled, in its sole discretion, but not required, to file (and amend and/or supplement, in its discretion) in each of the Cases or Successor Cases (i) in the case of Existing RBL Agent, a proof of claim and/or aggregate proofs of claim in respect of any Existing RBL Obligations, (ii) in the case of each of the Existing RBL Agent and the DIP Agent, a request or aggregate requests for allowance and/or payment of any portion of the Existing RBL Obligations constituting administrative expenses or any DIP Obligations, as applicable, and (iii) in the case of the Existing Second Lien Agent, a proof of claim and/or aggregate proofs of claim in respect of any Existing Second Lien Obligations.  This paragraph 17 shall in all regards remain subject to the Intercreditor Agreement.

18.         Preservation of Rights Granted Under the Interim Order.

(a)      No Non-Consensual Modification or Extension of Interim Order.  The Debtors irrevocably waive any right to seek any amendment, modification, or extension of this Interim Order (including through any chapter 11 plan of reorganization) without the prior written consent of the DIP Agent and the Existing RBL Agent, and no such consent shall be implied by any other action, inaction, or acquiescence of the DIP Secured Parties or any of the Existing RBL Secured Parties.  In the event any or all of the provisions of this Interim Order are hereafter modified, amended, or vacated by a subsequent order of this Court or any other court, such modification, amendment, or vacatur shall not affect the validity, perfection, priority, allowability, enforceability, or non-avoidability of any advances, payments, or use of cash authorized or made hereby or pursuant to the DIP Loan Documents or Secured Swap Agreements, or Lien, claim, priority, or other DIP Protections authorized or created hereby or pursuant to the DIP Loan Documents or Secured Swap Agreements.  Based on the findings set forth in this Interim Order and in accordance with section 364(e) of the Bankruptcy Code, which is applicable to the DIP Facility, in the event any or all of the provisions of this Interim Order are hereafter reversed, modified, vacated, or stayed by a subsequent order of this Court or any other court, the DIP Secured Parties and the Existing Secured Parties shall be entitled to the protections provided in section 364(e) of the Bankruptcy Code, and notwithstanding any such reversal, modification, vacatur, or stay, any use of Cash Collateral or any DIP Obligations or any DIP Protections (including the Existing Secured Party Adequate Protection) incurred or granted by the Debtors prior to the actual receipt of written notice by the DIP Agent, the Existing RBL Agent, or the Existing Second Lien Agent, as applicable, of the effective date of such reversal, modification, vacatur, or stay shall remain in full force and effect and be binding on all parties in interest and be governed in all respects by the original provisions of this Interim Order (and shall maintain their respective priorities as provided by this Interim Order), and the DIP Secured Parties, the Existing RBL Secured Parties, and the Existing Second Lien Secured Parties shall be entitled to all of the DIP Protections (including the Existing Secured Party Adequate Protection) and all other rights, remedies, Liens, priorities, privileges, protections, and benefits granted pursuant to section 364(e) of the Bankruptcy Code, this Interim Order, or the DIP Loan Documents.

(b)       Dismissal.  If any order dismissing any of the Cases under section 1112 of the Bankruptcy Code or otherwise is at any time entered, then notwithstanding any such dismissal, (i) the DIP Protections (including the Existing Secured Party Adequate Protection) and all other rights, remedies, Liens, priorities, privileges, protections, and benefits granted to any or all of the DIP Secured Parties and the Existing Secured Parties, respectively, shall remain in full force and effect and be binding on all parties in interest and be governed in all respects by the provisions of this Interim Order (and shall maintain their respective priorities as provided by this Interim Order) until all DIP Obligations and all Existing RBL Adequate Protection Claims have been Paid in Full, and such order of dismissal shall so provide (in accordance with section 105 and 349 of the Bankruptcy Code), and (ii) this Court shall retain jurisdiction, notwithstanding such dismissal, for the purposes of enforcing such DIP Protections (including the Existing Secured Party Adequate Protection) and all other rights, remedies, Liens, priorities, privileges, protections, and benefits granted to any or all of the DIP Secured Parties and the Existing Secured Parties, respectively.

(c)        Survival of Interim Order.  The provisions of this Interim Order, the DIP Loan Documents and the Secured Swap Agreements any actions taken pursuant hereto or thereto, and all of the DIP Protections (including the Existing Secured Party Adequate Protection), and all other rights, remedies, Liens, priorities, privileges, protections, and benefits granted to any or all of the DIP Secured Parties and the Existing Secured Parties, respectively, shall survive, and shall not be modified, impaired, or discharged by, the entry of any order confirming any plan of reorganization in any Case or Successor Case, converting any Case to a case under chapter 7, dismissing any of the Cases, withdrawing of the reference of any of the Cases or any Successor Cases or providing for abstention from handling or retaining of jurisdiction of any of the Cases or any Successor Case in this Court, or terminating the joint administration of these Cases or any Successor Case or by any other act or omission.  The terms and provisions of this Interim Order, including all of the DIP Protections (including the Existing Secured Party Adequate Protection) and all other rights, remedies, Liens, priorities, privileges, protections, and benefits granted to any or all of the DIP Secured Parties and the Existing Secured Parties, respectively, shall continue in full force and effect and be binding on all parties in interest notwithstanding the entry of any such order, and such DIP Protections (including the Existing Secured Party Adequate Protection), and such other rights, remedies, Liens priorities, privileges, protections, and benefits, shall continue in full force and effect in these proceedings and in any Successor Cases and after dismissal of any thereof, and shall maintain their respective priorities as provided by this Interim Order. Subject to the provisions of paragraph 2(d) of this Interim Order with respect to the treatment of the Refinancing DIP Obligations, the DIP Obligations shall not be discharged by the entry of an order confirming any such chapter 11 plan, the Debtors having waived such discharge pursuant to section 1141(d)(4) of the Bankruptcy Code.

19.         Insurance Policies.  Upon entry of this Interim Order, the DIP Agent shall be deemed to be, without any further action or notice, named as additional insureds and loss payees, as applicable, on each insurance policy maintained by the Debtors that in any way covers the DIP Collateral, and the Debtors shall take such actions as are reasonably requested by the DIP Agent, the Existing RBL Agent, or the Existing Second Lien Agent from time to time to evidence or effectuate the foregoing.

20.        Preservation of Prepetition Priorities and Interests.  Nothing in this Interim Order is intended to change or otherwise modify the prepetition priorities among secured creditors of the Debtors (including under the Intercreditor Agreement), including any sureties’, operators’, or nonoperators’ recoupment rights to the extent their rights are valid, enforceable, nonavoidable, and perfected, and nothing in this Interim Order shall be deemed to have changed or modified such prepetition priorities, all of which are hereby expressly preserved; provided, however, that the Debtors, the Committee, the DIP Secured Parties, and all other parties in interest reserve all rights to object to any of the foregoing claims or liens.

21.         Surety Bonds.  Notwithstanding anything to the contrary in the Debtors’ Emergency Motion for Interim and Final Authority to (I) Continue Insurance Policies and Surety Bond Program, (II) Pay All Obligations With Respect Thereto, (III) Authorizing Financial Institutions to Honor and Process Related Checks and Transfers, and (II) Granting Related Relief (the “Insurance and Surety Bond Motion”) and any order approving the relief sought therein in the ordinary course of business, the Debtors may only (a) renew, amend, modify, supplement, and extend their existing Surety Bond Program, (b) obtain new or replacement surety bonds, (c) post new or additional collateral, or issue letters of credit, (d) execute other agreements in connection with the Surety Bond Program (as defined in the Insurance and Surety Bond Motion), and (e) continue to perform under the Surety Indemnity Agreements (as defined in the Insurance and Surety Bond Motion), in each case of (a)-(e), with the consent of the DIP Agent, not to be unreasonably withheld.

22.         Postpetition Hedging Arrangement.  For the avoidance of doubt, (a) any Secured Swap Agreement (as defined in the DIP Credit Agreement) must be with an Approved Counterparty (as defined in the DIP Credit Agreement) and otherwise subject to the limitations provided in the DIP Credit Agreement, and (b) any Secured Swap Obligations will be granted DIP Superpriority Claims, DIP Liens, automatic stay relief, and the other DIP Protections afforded by this Interim Order and the Final Order in respect of each such transaction until the Secured Swap Obligations are indefeasibly paid in full in cash, or as otherwise provided by this Interim Order and the Final Order, as applicable.  The relief and protections provided by this Interim Order and the Final Order, as applicable, to any such Secured Swap Party with respect to such Secured Swap Obligations shall not be subject to discharge or impairment, except as otherwise provided by this Interim Order and the Final Order, as applicable.

23.         Other Rights and Obligations.

(a)       Expenses.  As provided in the DIP Loan Documents (and without limiting the Debtors’ respective obligations thereunder), the applicable Debtors will pay all reasonable and documented expenses incurred by the DIP Agent (including the reasonable fees and disbursements of all counsel for the DIP Agent, any Secured Swap Party to the extent provided in the DIP Credit Agreement, and any internal or third-party appraisers, consultants, advisors, and auditors engaged by or for the benefit of the DIP Agent and/or its counsel) in connection with the Cases, including the preparation, execution, delivery, and administration of the DIP Loan Documents, the Secured Swap Agreements, this Interim Order, the Final Order, and any other agreements, instruments, pleadings, or other documents prepared or reviewed in connection with any of the foregoing, whether or not any or all of the transactions contemplated hereby or by the DIP Loan Documents are consummated.

(b)        Notice of Professional Fees.  Professionals for the DIP Agent, the Secured Swap Parties, the Existing RBL Agent and the Existing Second Lien Secured Parties (including professionals engaged by counsel to the DIP Agent, the Existing RBL Agent, or the Existing Second Lien Secured Parties, as applicable) (collectively, the “Lender Professionals”) shall not be required to comply with the United States Trustee fee guidelines or submit invoices to this Court, United States Trustee, any Committee or any other party in interest.  Copies of summary invoices submitted to the Debtors by such Lender Professionals shall be forwarded by the Debtors to the United States Trustee, counsel for any Committee, and such other parties as this Court may direct.  The summary invoices shall be sufficiently detailed to enable a determination as to the reasonableness of such fees and expenses; provided, however, that such summary invoices may be redacted to the extent necessary to delete any information subject to the attorney-client privilege, any information constituting attorney work product, or any other confidential information, and the provision of such summary invoices shall not constitute any waiver of the attorney-client privilege or of any benefits of the attorney work product doctrine or other applicable privilege; and provided, further that to the extent DIP Agent and Existing RBL Agent are the same and have a single set of advisors, such advisors may submit a single combined invoice for their aggregated services.  If the Debtors, United States Trustee, or any Committee object to the reasonableness of the fees and expenses of any of the Lender Professionals and cannot resolve such objection within ten (10) days of receipt of such invoices, then the Debtors, United States Trustee, or the Committee, as the case may be, shall file with this Court and serve on such Lender Professionals an objection (the “Fee Objection”) limited to the issue of the reasonableness of such fees and expenses, and any failure by any such party to file a Fee Objection within such ten (10) day period shall constitute a waiver of any right of such party to object to the applicable invoice.  Notwithstanding any provision herein to the contrary, any objection to, and any hearing on an objection to, payment of any fees and expenses set forth in a professional fee invoice in respect of Lender Professionals shall be limited to the reasonableness of the particular items or categories of the fees and expenses that are the subject of such objection.  The Debtors shall timely pay in accordance with the terms and conditions of this Interim Order (a) the undisputed fees, and expenses reflected on any invoice to which a Fee Objection has been timely filed and (b) all fees, costs, and expenses on any invoice to which no Fee Objection has been timely filed.  All such unpaid fees, costs, expenses, and charges of the DIP Agent, the Secured Swap Parties, Existing RBL Agent and/or Existing Second Lien Secured Parties, as applicable, that have not been disallowed by this Court on the basis of an objection filed by the Debtor, the United States Trustee, or the Committee (or any subsequent trustee of the Debtors’ estates) in accordance with the terms hereof shall constitute DIP Obligations, Existing RBL Obligations and/or Existing Second Lien Obligations, as applicable, and shall be secured by the DIP Collateral, Existing RBL Collateral and/or Existing Second Lien Collateral, as applicable, as specified in this Interim Order.  Any and all fees and expenses paid prior to the Petition Date by any Debtor to the DIP Secured Parties, the Existing RBL Secured Parties and/or the Existing Second Lien Secured Parties in connection with or with respect to the DIP Facility, the DIP Credit Agreement, or the other DIP Loan Documents and Secured Swap Agreements are hereby approved in full and non-refundable and shall not otherwise be subject to any Challenge.  All fees, costs, expenses and charges paid to the Existing Second Lien Agent and/or Existing Second Lien Secured Parties pursuant to this paragraph 23(a) shall be subject to the Intercreditor Agreement and section 506(b) of the Bankruptcy Code in all regards.

(c)         Information Rights.  The Debtors shall substantially contemporaneously provide the advisors to the Committee, the United States Trustee, the advisors to the Existing RBL Secured Parties, and the advisors to the Existing Second Lien Secured Parties with all required written financial reporting and other periodic reporting that is required to be provided to the DIP Agent or the other DIP Secured Parties under the DIP Loan Documents and the DIP Orders; provided, that, to the extent such information constitutes material non-public information, such information will be shared either (i) with the advisors to the Committee, the advisors to the Existing RBL Secured Parties and the advisors to the Existing Second Lien Secured Parties on a professionals’ eyes only basis or (ii) with the advisors to the Committee, the advisors to the Existing RBL Secured Parties, and the advisors to the Existing Second Lien Secured Parties for distribution to the members of the Committee, the Existing RBL Secured Parties, and the Existing Second Lien Secured Parties pursuant to a confidentiality agreement in form and substance reasonably satisfactory to the Debtors; provided, further, that for the avoidance of doubt, the United States Trustee, the members of the Committee, the Existing RBL Secured Parties, and the Existing Second Lien Secured Parties shall not be entitled to any consent right granted to the DIP Agent and/or any of the other DIP Secured Parties with respect to such written financial reporting and other periodic reporting.

(d)       Binding Effect.  Subject only to paragraph 6 above, the provisions of this Interim Order, including all findings herein, and the DIP Loan Documents and the Secured Swap Agreements shall be binding upon all parties in interest in these Cases and any Successor Cases, including the DIP Secured Parties, the Existing Secured Parties, any Committee, and the Debtors and their respective estates, successors, and assigns (including any chapter 7 or chapter 11 trustee hereinafter appointed or elected for the estate of any of the Debtors, an examiner appointed pursuant to section 1104 of the Bankruptcy Code, or any other fiduciary or responsible person appointed as a legal representative of any of the Debtors or with respect to the property of the estate of any of the Debtors), whether in any of the Cases, in any Successor Cases, or upon dismissal of any such Case or Successor Case; provided, however, that the DIP Secured Parties and the Existing Secured Parties shall have no obligation to permit the use of Cash Collateral or to extend any financing to any chapter 7 or chapter 11 trustee or other responsible person appointed for the estates of the Debtors in any Case or Successor Case.

(e)        No Waiver.  The failure of the Existing Secured Parties or the DIP Secured Parties to seek relief or otherwise exercise their rights and remedies under this Interim Order, the Existing Loan Documents, the DIP Loan Documents, the Secured Swap Agreements, or otherwise (or any delay in seeking or exercising same) shall not constitute a waiver of any of such parties’ rights hereunder, thereunder, or otherwise.  Nothing contained in this Interim Order (including the authorization of the use of any Cash Collateral) shall impair or modify any rights, claims, or defenses available in law or equity to any Existing Secured Party or any DIP Secured Party, including rights of a party to a Secured Swap Agreement (as defined in the DIP Credit Agreement), securities contract, commodity contract, forward contract, or repurchase agreement with a Debtor to assert rights of setoff or other rights with respect thereto as permitted by law (or the right of a Debtor to contest such assertion).  Except as prohibited by this Interim Order, the entry of this Interim Order is without prejudice to, and does not constitute a waiver of, expressly or implicitly, or otherwise impair, any right or ability of the Existing Secured Parties or the DIP Secured Parties under the Bankruptcy Code or under non-bankruptcy law to (i) request conversion of the Cases or any Successor Cases to cases under chapter 7, dismissal of the Cases or any Successor Cases, or the appointment of a trustee or examiner in the Cases or any Successor Cases, or to oppose the use of Cash Collateral in any Successor Case or on terms other than those set forth in this Interim Order, (ii) propose, subject to the provisions of section 1121 of the Bankruptcy Code, any chapter 11 plan or plans with respect to any of the Debtors or seek early termination of the Debtors’ exclusive rights to propose a plan under the Bankruptcy Code, or (iii) except as expressly provided herein, exercise any of the rights, claims, or privileges (whether legal, equitable, or otherwise) of the DIP Secured Parties or the Existing Secured Parties, respectively, under the DIP Loan Documents and the Secured Swap Agreements, or the Existing Loan Documents, the Bankruptcy Code, or otherwise.  Except to the extent otherwise expressly provided in this Interim Order or by law, neither the commencement of the Cases nor the entry of this Interim Order shall limit or otherwise modify the rights and remedies of the Existing Secured Parties under the Existing Loan Documents or with respect to any non-Debtor entities or their respective assets, whether such rights and remedies arise under the Existing Loan Documents, applicable law, or equity.

(f)         No Third Party Rights.  Except as explicitly provided for herein or in any DIP Loan Document, this Interim Order does not create any rights for the benefit of any third party, creditor, equity holder, or direct, indirect, or incidental beneficiary.  In determining to make any loan (whether under the DIP Credit Agreement or otherwise) or to permit the use of Cash Collateral or in exercising any rights or remedies as and when permitted pursuant to this Interim Order or the DIP Loan Documents, the DIP Secured Parties and the Existing Secured Parties shall not (i) be deemed to be in control of the operations of the Debtors or to be acting as a “responsible person” or “owner or operator” with respect to the operation or management of the Debtors (as such terms, or any similar terms, are used in the United States Comprehensive Environmental Response, Compensation and Liability Act, as amended, or any similar federal, state or local statute or regulation) or (ii) owe any fiduciary duty to the Debtors, their respective creditors, shareholders, or estates.

(g)        No Marshaling.  Neither the DIP Secured Parties, the Existing RBL Secured Parties, nor the Existing Second Lien Secured Parties shall be subject to the equitable doctrine of “marshaling” or any other similar doctrine with respect to any of the DIP Collateral, the Existing RBL Collateral, or the Existing Second Lien Collateral, as applicable.

(h)        Amendments.  The Debtors are authorized and empowered, without further notice and hearing or approval of this Court, to amend, modify, supplement, or waive any provision of the DIP Loan Documents or Secured Swap Agreements in accordance with the provisions thereof, in each case unless such amendment, modification, supplement, or waiver (i) increases the interest rate (other than as a result of the imposition of the default rate), (ii) increases the aggregate lending commitments of all of the DIP Lenders in respect of the DIP Facility, (iii) shortens the Maturity Date (as defined in the DIP Credit Agreement), or (iv) adds or amends (in any respect unfavorable to the Debtors) any Event of Default.  No waiver, modification, or amendment of any of the provisions of the DIP Loan Documents or Secured Swap Agreements shall be effective unless set forth in writing, signed by or on behalf of all the Debtors and the DIP Agent (after having obtained the approval of the requisite DIP Secured Parties under the DIP Credit Agreement) and, except as provided herein, approved by this Court. Notwithstanding the foregoing, no waiver, modification or amendment of any of the provisions of this Interim Order or the DIP Loan Documents that would directly and adversely affect the rights or interests of the Existing RBL Secured Parties or the Existing Second Lien Secured Parties, as applicable, shall be effective unless also consented to in writing by the Existing RBL Agent on behalf of the Existing RBL Secured Parties, and/or the Existing Second Lien Agent on behalf of the Existing Second Lien Secured Parties, as applicable (after obtaining the approval of the requisite Existing RBL Secured Parties under the Existing RBL Credit Agreement, and/or of the requisite Existing Second Lien Secured Parties under the Existing Second Lien Credit Agreement, as applicable).

(i)         Inconsistency.  In the event of any inconsistency between the terms and conditions of the DIP Loan Documents and of this Interim Order, the provisions of this Interim Order shall govern and control.  In the event of any inconsistency between the terms or conditions of this Interim Order and the terms or conditions of any other order entered by this Court in the nature of a First Day Order, the provisions of this Interim Order shall govern and control.

(j)         Enforceability.  This Interim Order shall constitute findings of fact and conclusions of law pursuant to the Bankruptcy Rule 7052 and shall take effect and be fully enforceable nunc pro tunc to the Petition Date immediately upon execution hereof.  Notwithstanding Bankruptcy Rules 4001(a)(3), 6004(h), 6006(d), 7062, or 9024 or any other Bankruptcy Rule, any Local Rule, or Rule 62(a) of the Federal Rules of Civil Procedure, this Interim Order shall be immediately effective and enforceable upon its entry, and there shall be no stay of execution or effectiveness of this Interim Order.

(k)         Reservation of Rights.  Nothing in this Interim Order shall be deemed to constitute the consent of the DIP Secured Parties or the Existing Secured Parties, and each of the foregoing expressly reserve the right, subject to the Intercreditor Agreement, to object, to entry of any order of the Court that provides for the sale or other disposition of all or substantially all of the assets of the Debtors (or any other sale or other disposition of assets of any of the Debtors outside the ordinary course of business) to any party unless, in connection and concurrently with any such event, the proceeds of such sale are or will be sufficient to Pay in Full the DIP Obligations, the Existing RBL Obligations, the Existing RBL Adequate Protection, the Existing Second Lien Obligations, and the Existing Second Lien Adequate Protection, as applicable.

(l)         No Requirement to Accept Title to Collateral.  The DIP Secured Parties and the Existing Secured Parties shall not be obligated to accept title to any portion of the DIP Collateral or the Existing Collateral in payment of any of the DIP Obligations or Existing Obligations, as applicable, in lieu of payment in cash or cash equivalents, nor shall the DIP Secured Parties and the Existing Secured Parties be obligated to accept payment in cash or cash equivalents that is encumbered by any interest of any person or entity other than the DIP Secured Parties or the Existing Secured Parties, as applicable.

(m)       Headings.  Paragraph headings used herein are for convenience only and are not to affect the construction of, or to be taken into consideration in, interpreting this Interim Order.

24.          Final Hearing.

(a)        The Final Hearing to consider entry of the Final Order and final approval of the DIP Facility is scheduled for June [●], 2019, at [●] [a/p].m. (prevailing Central Time) at the United States Bankruptcy Court for the Southern District of Texas.

(b)        Final Hearing Notice.  As soon as reasonably practicable following entry of this Interim Order, the Debtors shall serve (i) notice of the entry of this Interim Order and of the Final Hearing (the “Final Hearing Notice”) and (ii) a copy of this Interim Order on the parties having been given notice of the Interim Hearing and to any other party that has filed a request for notices with this Court and to any Committee after the same has been appointed, or Committee counsel, if the same shall have been appointed.  The Final Hearing Notice shall state that any party in interest objecting to the entry of the proposed Final Order shall file written objections with the Clerk of the United States Bankruptcy Court for the Southern District of Texas no later than June [●], 2019, at [●] [a/p].m. (prevailing Central Time) which objections shall be served so that the same are received on or before such date by:  (a) proposed counsel to the Debtors, Sidley Austin LLP, 1000 Louisiana St. #6000, Houston TX 77002 (Attn:  Duston McFaul, Brian Minyard and Charles Persons; dmcfaul@sidley.com; bminyard@sidley.com; and cpersons@sidley.com); (b) counsel to the DIP Agent and the Existing RBL Agent, (i) Orrick, Herrington & Sutcliffe LLP, 51 West 52nd Street, New York, NY 10019-6142 (Attn: Raniero D’Aversa and Laura Metzger; rdaversa@orrick.com and lmetzger@orrick.com) and (ii) Orrick, Herrington & Sutcliffe LLP, 609 Main Street, 40th Floor, Houston Texas 77002-3106 (Attn: [name], [email]); (c) counsel to any Committee appointed in these cases; (d) [the Existing Second Lien Agent, 251 Little Falls Drive, Wilmington, DE 19808]; (e) counsel to the Existing Second Lien Agent, Latham & Watkins LLP, 885 3rd Avenue, New York, NY 10022 (Attn: George Davis and Adam J. Goldberg, george.davis@lw.com and adam.goldberg@lw.com); (f) counsel to the Ad Hoc Group of Senior Noteholders, Davis Polk & Wardwell LLP, 450 Lexington Avenue New York, NY 10017, (Attn:  [name], [name], and [name]; [email], [email], and [email])]; (g) the Office of the United States Trustee for the Southern District of Texas; and (h) any other party that has filed a request for notices with this Court, and such objections shall be filed with the Clerk of the United States Bankruptcy Court for the Southern District of Texas, in each case to allow actual receipt of the foregoing no later than June [●], 2019, at [●] [a/p].m. (prevailing Central time).

25.          Retention of Jurisdiction.  This Court has and will retain jurisdiction to enforce this Interim Order according to its terms.

Signed:  June [●], 2019

[●]
UNITED STATES BANKRUPTCY JUDGE

SCHEDULE 1

DIP Credit Agreement

Annex I

	Name of Lender	Applicable Percentage	New Money DIP Loan Commitment
1.
2.
3.
4.
5.
6.
7.
8.

SCHEDULE 2

Initial 13-Week Cash Flow Forecast

SCHEDULE 3

Initial DIP Budget

Exhibit C

MIP Term Sheet

EXECUTION VERSION

LEGACY RESERVES, INC.

MANAGEMENT INCENTIVE PLAN

The following term sheet (this “Term Sheet”) summarizes the principal terms of a Management Incentive Plan (the “Plan”) to be sponsored by Legacy Reserves, Inc. (the “Company”) and its subsidiaries (collectively, the “Company Group”) and of grants to be made at Emergence under the Plan to management employees of the Company Group (each, an “Employee”), including executive employees (each, an “Executive”).  Capitalized terms used in this Term Sheet but not defined herein shall have the meanings given to them in the Restructuring Term Sheet.

Company Capital Structure:
The Plan of Reorganization contemplates a minimum initial equity value of $[TBD] million, which for purposes hereof will consist of [TBD] [1] million shares (“Initial Share Count”) at $10 per share; such equity value and Initial Share Count would be adjusted based on the amount of new equity funded on Emergence.

Incentive Compensation:
There will be reserved, exclusively for Employees, a pool of equity (such reserve, the “MIP Pool”) having a value equal to:

(i)   5.0% of the Initial Share Count granted as soon as administratively practicable (but in no event more than 60 days following Emergence) in accordance with this Term Sheet (the “Emergence Awards”) in the following form: (A) 2.5% of the Initial Share Count in Restricted Stock Units (“RSUs”), and (B) 2.5% of the Initial Share Count in stock options with a strike price of $10.00 per share (“Options”);

(ii)  5.0% of the Initial Share Count will be reserved for potential future issuance as determined by the new board of directors.[2]

Notwithstanding the foregoing, unless otherwise approved by the Plan Sponsor, for purposes of the MIP Pool, the Initial Share Count will not include any: i) shares issued in excess of [70] million shares (i.e. for shares issued in respect of equity capitalization in excess of $[700] million) or ii) shares issued to Plan Sponsor in respect of its new money funding in excess of 20 million shares (i.e. for shares issued to Plan Sponsor in excess of $200 million funded).

Vesting:
Normal Vesting. Subject to an Employee’s continued employment through each applicable vesting date, Emergence Awards will vest 25% on each of the first four (4) anniversaries of the Emergence Date.

RSUs will be settled as soon as practicable following vesting.

Accelerated Vesting Prior to a Change in Control. If the Employee is terminated  by the Company without Cause, by the Employee for Good Reason or due to death or Disability, and such termination occurs outside of the Change in Control period described below, the Employee will become vested in the Emergence Awards that would have vested if the Employee’s employment had continued for an additional 12 months.

1 NTD: To be equal to the number of shares with aggregate value equal to plan value.

2 NTD:  We will ensure that options will not have exercise prices lower than the fair market value on the grant date, but we do not want to commit to getting independent 409A valuations. We will get independent 409A valuations at the time of grant if we think necessary.

Accelerated Vesting Upon a Change in Control.  Upon a Change in Control (as will be defined in the applicable equity plan and excluding any acquisition of the Company by Plan Sponsor and any of its affiliates) following which the Employee is terminated by the Company without Cause or by the Employee for Good Reason within 24 months following the Change in Control, 100% of an Employee’s unvested Emergence Awards will accelerate and vest.

The definitions of “Cause,” “Without Cause,” “Good Reason” and “Disability” will be on customary terms for similar management arrangements.

Forfeiture:
100% of any unvested Options or unvested RSUs (determined after giving effect to any accelerated vesting set forth above) will be forfeited for no consideration upon any termination of employment and, subject to the next sentence, the Employee will be entitled to retain any vested Options that are not yet exercised or any vested RSUs that are not yet settled, and any shares previously received upon exercise of Options or settlement of RSUs, subject to the exercise of the repurchase rights (discussed below).  All Options, whether or not vested, will be forfeited for no consideration upon a termination for Cause.

Other Terms:
The option grants will be subject to customary adjustments with regard to any extraordinary dividends paid.  The Options will expire on the earlier of (a) the tenth (10th) anniversary of the Emergence Date or (b) 180 days following the Employee’s termination of employment (other than for Cause) or one year following his or her Death or Disability.  Unvested RSUs will be entitled to dividends on a pro rata basis with outstanding shares and such dividend payments will be retained and will be subject to vesting provisions set forth above.

Upon the exercise of an Option or the settlement of RSUs, Employees may elect to pay the exercise price and tax withholding through the withholding of shares by the Company.

If the Company is not publicly traded on a national securities exchange or over the counter market, the Company will agree to provide fair market valuations to facilitate the exercise of Options.

Executive Investments:	The Executives will have the opportunity to invest in the common stock in a manner to be agreed by the Executives, the Company and Plan Sponsor.
Employment Agreements:
The Company will enter into amended and restated employment agreements with Executives on the same terms as set forth in the existing agreements, subject to conforming changes associated with this MIP and Change in Control definitions.  For the avoidance of doubt, the reorganization of the Company will not constitute a Change in Control under the applicable employment agreements.

Company Repurchase Rights:
•     The Company shall have the right to repurchase, upon an Employee’s termination of employment and for Fair Market Value, any common shares acquired upon exercise of the Options or in settlement of the RSUs.  The repurchase right will expire on the 12-month anniversary of the Employee’s termination of employment or in connection with an initial public offering or other listing on a national securities exchange.

•      The repurchase price will be paid in cash unless otherwise prohibited by the terms of any loan agreement or other financing agreement or instrument to which the Company is a party, in which case, in lieu of cash payment, the Company may at its discretion issue to the Executive a promissory note bearing simple interest at the prime rate and containing such other reasonable terms and conditions as may be determined by the Company.

•     “Fair Market Value” means the fair market value of the applicable security as of the Employee’s termination of employment, as determined by the new board of directors in good faith and without applying any discounts for minority interest, illiquidity or other similar factors.

Allocations	• Allocations among individual Employees to be determined by mutual agreement of Plan Sponsor and the Company.

Exhibit D

Exit Facility Term Sheet

LEGACY RESERVES INC.

$500,000,000 RBL EXIT FACILITY
$[___] NEW TERM LOAN FACILITY
SUMMARY OF TERMS AND CONDITIONS

This Summary of Terms and Conditions (this “Term Sheet”) is for discussion purposes only and does not include descriptions of all of the terms, conditions, covenants, representations, warranties and other provisions that are to be contained in the definitive documentation relating to the transactions described below.  This Term Sheet is delivered to you with the understanding that it is subject to the confidentiality terms governing information received by you in connection with the Existing Loan Documents. This Term Sheet is non-binding and does not indicate a commitment to amend the Existing Credit Agreement or enter into any transaction.  Consequently, this Term Sheet is entitled to protection from any use or disclosure to any person or entity pursuant to Federal Rule of Evidence 408 and any other rules or laws of similar import.  Any amendments to the Existing Credit Agreement or any other transactions are subject to the approval (including credit approval) of the Existing Agent and the Existing Lenders in all regards and to definitive documentation in connection with the Facilities.  The Borrower should not consider any discussions or course of dealings that the Existing Agent, any Existing Lender or any of their respective affiliates had or may have with the Borrower or any of its affiliates as a forbearance, waiver or modification of the Existing Credit Agreement.  Those matters that are not addressed in this Term Sheet and all other terms, conditions, covenants, representations, warranties and other provisions are subject to the mutual agreement of the parties thereto.  (For purposes of this Term Sheet, “Definitive Documentation” means all documents related to the Facilities (as defined below) and the Plan, including, without limitation, the Disclosure Statement, the Plan, and the Confirmation Order). No party shall be entitled to rely on any statement or representation made by any other party or its representatives except as ultimately set forth in final, executed Definitive Documentation, if any. Capitalized terms used but not defined herein shall have the meaning set forth in the Existing Credit Agreement or the DIP Credit Agreement (each as defined below), as applicable.

This Term Sheet and the information contained in this Term Sheet shall remain strictly confidential and may not be shared with any person or entity (other than the Loan Parties, the Lenders and their respective professionals and advisors), unless otherwise consented to by the Borrower or the Lenders, as applicable.

Parent:	TBD

Borrower:	Legacy Reserves Inc., a Delaware corporation (the “Borrower”), as reorganized pursuant to the Plan and Confirmation Order.

Guarantors:
The obligations of (a) the Borrower under the Facilities, (b) any Loan Party under any hedging agreements entered into between such Loan Party and any counterparty that is a Lender (as defined below) (or any affiliate thereof), and (c) any Loan Party under any cash management arrangements between such Loan Party and a Lender (or any affiliate thereof) (such obligations, collectively, the “Obligations”) will be unconditionally guaranteed, on a joint and several basis, by each other Loan Party (other than, with respect to obligations under clause (a), the Borrower) and each other wholly-owned direct or indirect subsidiary of the Borrower (as reorganized through the Plan and Confirmation Order) other than Unrestricted Subsidiaries (as defined below) (collectively, such subsidiaries the “Restricted Subsidiaries” or the “Guarantors” and, collectively with the Borrower, the “Loan Parties”; and such guarantee being referred to as the “Guarantee”).  All Guarantees shall be guarantees of payment and not of collection.

The Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “Unrestricted Subsidiary” and subsequently re-designate any such unrestricted subsidiary as a Restricted Subsidiary; provided that (i) after giving effect to any such designation or re-designation and any related transaction, all representations and warranties are true and correct in all material respects, no event of default shall have occurred and be continuing, Borrower shall be in compliance with the Financial Covenants on a pro forma basis, and such designation or re-designation will be made with respect to all Specified Additional Debt (as defined below), and (ii) the fair market value of such subsidiary at the time it is designated as an Unrestricted Subsidiary shall be treated as an investment by the Borrower at such time.  Unrestricted Subsidiaries will not be subject to the representations and warranties, affirmative or negative covenants or event of default provisions of the Definitive Documentation and the results of operations and indebtedness of Unrestricted Subsidiaries will not be taken into account for purposes of determining compliance with the Financial Covenants contained in the Definitive Documentation.

Sole Lead Arranger and Bookrunner	Wells Fargo Securities, LLC

Administrative Agent, Collateral Agent and Issuing Bank:
Wells Fargo Bank, National Association, acting through one or more of its branches or affiliates (“Wells Fargo”) will act as (i) sole administrative agent for the Facilities described below (in such capacity, the “Administrative Agent”), (ii) sole collateral agent for the Facilities described below (in such capacity, the “Collateral Agent”) for a syndicate of banks, financial institutions and other institutional lenders (together with Wells Fargo, the “Lenders”), and (iii) an Issuing Bank pursuant to the RBL Exit Facility (in such capacity, together with any other Lender agreed to by such Lender, the Administrative Agent and the Borrower, collectively, the “Issuing Bank”) and will perform the duties customarily associated with each such role.

Lenders:
Initially, the Lenders in the RBL Exit Facility (as defined below) will be (i) each Existing Lender holding Existing Loans and electing, pursuant to the Plan, to participate in the RBL Exit Facility, and (ii) each holder of Refinanced Loans (as defined in the DIP Credit Agreement) under the DIP Credit Agreement that has not been repaid in cash pursuant to the Plan (collectively, and together with any party that becomes a lender by assignment, the “Lenders”).

Prior Facilities
(a)  The Third Amended and Restated Credit Agreement dated as of April 1, 2014 (as amended, supplemented or otherwise modified prior to the Petition Date, and including all exhibits and other ancillary documentation in respect thereof, as amended, amended and restated, modified or supplemented from time to time, the “Existing Credit Agreement” and the loans thereunder, the “Existing Loans”), among Legacy Reserves, LP, as the borrower (the “Existing Borrower”), Wells Fargo as the administrative agent (in such capacity, the “Existing Agent”), the other agents and other entities party thereto, and the financial institutions and other persons or entities party thereto as lenders (the “Existing Lenders”).

(b)  The Senior Secured Superpriority Debtor-in-Possession Credit Agreement to be entered into in connection with the Bankruptcy Cases (as amended, amended and restated, modified or supplemented from time to time, the “DIP Credit Agreement” and the “Refinanced Loans” (as defined therein), the “DIP Loans”) among the Existing Borrower (together with its affiliated Chapter 11 debtors, the “Debtors”), Legacy Reserves Inc., a Delaware corporation (the “Parent”), as parent guarantor, Wells Fargo as administrative agent and collateral agent thereunder and as defined therein (in such capacity, the “DIP Agent”), and the lenders party thereto (the “DIP Lenders”).

(c)  The Term Loan Credit Agreement, dated as of October 25, 2016, among the Existing Borrower, each of the lenders from time to time party thereto, and Cortland Capital Market Services LLC, as the administrative agent (the “Existing Second Lien Agent” as amended, supplemented or otherwise modified prior to the Petition Date, and including all exhibits and other ancillary documentation in respect thereof, the “Existing Second Lien Credit Facility”).

(d)  The 8.00% Senior Notes due 2020 (the “Existing 2020 Senior Notes”).

(e)  The 6.625% Convertible Senior Notes due 2021 (the “Existing 2021 Senior Notes”).

(e)  The 8.00% Convertible Senior Notes due 2023 (the “Existing 2023 Convertible Senior Notes” and, together with the Existing 2020 Senior Notes and the Existing 2021 Senior Notes, collectively, the “Existing Senior Notes”).

Chapter 11 Plan:
The Debtors shall seek confirmation of a chapter 11 plan (the “Plan”) in connection with the voluntary cases commenced by the Debtors on June [14], 2019 (the “Petition Date”) in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”), which Plan shall (a) be filed no later than seventy-five (75) days after the Petition Date, (b) be consistent in all material respects with the Restructuring Support Agreement, the Restructuring Term Sheet, and this Term Sheet, and (c) give effect to the transactions contemplated by this Term Sheet.

Facilities:
A senior secured, amended and restated facilities consisting of the RBL Exit Facility and the New Term Loan Facility, each as described below (collectively, the “Facilities”), in each case, as more fully described below and which shall become effective on the effective date of the Plan, which shall occur no later than 240 days following the Petition Date (the “Plan Effective Date”).

(a)  RBL Exit Facility.  Pursuant to the Plan, and subject to adjustment for Non-Electing Lenders (as defined and described below) and as part of the treatment of their Obligations under the Plan, each Existing Lender that is a holder of Existing Loans and elects to become an RBL Lender and each DIP Lender under the DIP Credit Agreement with Refinanced Loans that have not been paid in cash on the Plan Effective Date (each, an “Electing Lender”) shall become revolving lenders (collectively, the “RBL Lenders”) on the Plan Effective Date by agreeing to provide a lending commitment in respect of a senior secured first lien reserve-based revolving credit facility (each such RBL Lender’s commitment, as reduced from time to time in accordance with the terms hereof, its “Revolving Commitment” and such revolving facility, the “RBL Exit Facility” and the loans under such RBL Exit Facility, the “Revolving Loans”) in an amount equal to such RBL Lender’s pro rata share of an aggregate $500 million (the aggregate revolving commitments for all RBL Lenders, as reduced from time to time in accordance with the terms hereof, the “Maximum Revolving Commitments”), $455 million of which shall be deemed funded (the “Funded Revolving Loans”) on the Plan Effective Date and the balance of $45 million (the “Initial Availability Amount”) shall be immediately available in accordance with the terms hereof (subject to adjustment and approval as provided in Annex A hereto), after giving effect to the transactions contemplated hereby and under the Plan.  Each RBL Lender shall also receive, as part of the treatment of its Obligations under the Plan, a pro rata share of cash in an amount equal to the Initial Availability Amount on the Plan Effective Date (in addition to, and not in lieu of, any other cash payments provided in the Plan).  In accordance with the Plan, the RBL Exit Facility shall be secured pari passu with, but senior in payment priority to the New Term Loan Facility (as defined below).

The Maximum Revolving Commitments, the Borrowing Base (as defined below) and the Funded Revolving Loans (but not the Initial Availability Amount) are subject to proportionate reduction in the event less than 100% of the Existing Lenders elect to become RBL Lenders.  For the avoidance of doubt, the aggregate outstanding Maximum Revolving Commitments and New Term Loans shall not exceed $500 million on the Plan Effective Date.

(b)  New Term Loan Facility.  A first lien term loan facility in an aggregate principal amount equal to $[__] million (the “New Term Loan Facility,” the loans thereunder, the “New Term Loans” and the lenders thereunder, the “New Term Loan Lenders”).  Pursuant to the Plan, each Existing Lender that is a holder of Existing Loans and declines to participate in the RBL Exit Facility (collectively, the “Non-Electing Lenders”), as part of the treatment of their obligations under the Plan, shall become New Term Loan Lenders on the Plan Effective Date in respect of New Term Loans deemed made by such New Term Loan Lenders on the Plan Effective Date as “take-back” paper (or similar) in an amount equal to such New Term Loan Lender’s pro rata share of the amount of the New Term Loan Facility.  The New Term Loan Facility shall be secured pari passu with the other Obligations on a “last-out” basis with respect to the payment priority.

Without limiting the payment priority set forth in the mandatory and optional prepayment provisions below, all proceeds of Collateral (as defined below) after the occurrence and during the continuance of an Event of Default shall be allocated first, pro rata to pay (i) all amounts outstanding under the RBL Exit Facility (including, without limitation, interest, principal, fees and cash-collateralization of Letters of Credit (as defined below)), (ii) hedging agreements constituting Obligations and (iii) cash management obligations constituting Obligations and second, to pay amounts outstanding under the New Term Loan Facility.

Letter of Credit Sublimit:	The RBL Exit Facility will include a sub-facility for standby letters of credit (each, a “Letter of Credit”) in the aggregate principal amount not to exceed $5 million.

Amortization:	There shall be no amortization of the Revolving Loans or the New Term Loans.

Borrowing Base and Borrowing Base Redetermination:
Availability under the RBL Exit Facility shall be subject to a borrowing base (the “Borrowing Base”), which shall be initially determined and periodically redetermined in a customary manner (and, for the avoidance of doubt, giving effect to hedging agreements constituting Obligations) (each such redetermination, a “Borrowing Base Redetermination”) and as set forth below.

Initial Borrowing Base.  On the Plan Effective Date, the initial Borrowing Base shall be $500 million.  Thereafter, until the First Scheduled Redetermination Date (as defined below), the Borrowing Base shall be the amount during the corresponding period as set forth in the table below:

Date	Borrowing Base
February 1, 2020 – February 29, 2020	$494 million
March 1, 2020 – March 31, 2020	$488 million
April 1, 2020 – April 30, 2020	$482 million
May 1, 2020 – May 31, 2020	$476 million
June 1, 2020	$470 million (subject to redetermination)

Scheduled Borrowing Base Redeterminations.  The first Scheduled Borrowing Base Redetermination shall occur on June 1, 2020 (the “First Scheduled Redetermination Date”) and on each April 1 and October 1 thereafter, commencing on October 1, 2020.

Interim Borrowing Base Redeterminations.  Interim Borrowing Base Redeterminations may be implemented after the First Scheduled Redetermination Date (a) upon the request of the Administrative Agent or the Majority Lenders (each, a “Lender Redetermination”), or (b) upon the request of the Borrower (each, a “Borrower Redetermination” and, together with Lender Redeterminations, collectively the “Interim Redeterminations”); provided that there shall be no more than one Lender Redetermination and one Borrower Redetermination between each Scheduled Borrowing Base Redeterminations.

Borrowing Base Deficiency.  If, at any time, the sum of total outstanding balance of the Revolving Loans and other revolving credit exposure plus the New Term Loans is greater than the then-effective Borrowing Base (such excess, a “Borrowing Base Deficiency”) as a result of a Borrowing Base Redetermination, an Interim Redetermination, or the adjustment in the Borrowing Base described below, the Borrower shall, within 120 days after the later of (i) notice of such Borrowing Base Deficiency or (ii) the date of such adjustment, repay the Borrowing Base Deficiency in a single lump sum for application to the Revolving Loans and other revolving credit exposure until there are no outstanding Revolving Loans and Revolving Commitments, and then to the New Term Loans; provided that such payment shall be made before the Revolving Loan Maturity Date or New Term Loan Maturity Date, as applicable, together with the interest accrued thereunder.

Borrowing Base Reductions:
Sale or Disposition Reduction.  Any sale or disposition of any Oil and Gas Properties (as defined in the Existing Credit Agreement), including the net effect of early terminations of hedges, the Borrowing Base value (as determined in good faith by the Administrative Agent) of which exceeds five percent (5%) of the then applicable Borrowing Base, shall result in a redetermination of the Borrowing Base on a pro forma basis after giving effect to such sale, disposition or early termination.  Any such redetermination shall not constitute, and shall be in addition to, any Interim Redetermination which the Majority Lenders may otherwise elect.

Issuance or Refinancing Reduction.  The Borrowing Base will also be automatically reduced by 25% (or a lower percentage approved by the Required Lenders) of each of (i) the stated principal amount of any permitted senior note issuance (without regard to any OID) or (ii) the excess of the stated principal amount from the original principal amount of any permitted refinancing debt.

Closing Date:
The Plan Effective Date (the “Closing Date”).  For the avoidance of doubt, conditions to effectiveness of the RBL Exit Facility shall include the following: (x) the conditions under the headings “Conditions to Closing” and “Conditions to All Extensions of Credit” below; and (y) entry of an order by the Bankruptcy Court confirming the Plan, which shall be in form and substance reasonably satisfactory to the Administrative Agent (the “Confirmation Order”).

Use of Proceeds:
The proceeds of the Revolving Loans and other extensions of credit made from time to time under the RBL Exit Facility shall be used to refinance, in part, the Existing Loans and to fund ongoing working capital requirements and other general corporate purposes of the Borrower and the other Loan Parties.  The proceeds of the New Term Loans shall be used to refinance, in part, the Existing Loans.

Definitive Documentation; Documentation Principles:
The Facilities will be documented on loan documents that are based on the Existing Credit Agreement; provided that (i) such documentation shall contain the terms and conditions (a) set forth in this Term Sheet and (b) as may be mutually agreed by the Borrower and the Administrative Agent, and (ii) in the event that the New Term Loan Facility shall be documented in a separate credit facility, (a) such documentation shall be on terms no more restrictive than those of the RBL Exit Facility and (b) subject to a collateral agency agreement whereby the Collateral Agent is appointed to act as secured party and hold collateral for the benefit of all Facilities (and the principles described therein, the “Documentation Principles”).

Collateral:	The Obligations will be secured by valid and perfected first-priority security interests in and liens on all of the following (collectively, the “Collateral”):

(a) 100% of the equity interests of all present and future Restricted Subsidiaries of any Loan Party (other than equity interests of non-wholly owned Restricted Subsidiaries to the extent a lien in favor of the Collateral Agent cannot be granted without the consent of one or more third parties (other than the Parent, its Restricted Subsidiaries and their respective affiliates));

(b) substantially all of the tangible and intangible personal property and assets of the Loan Parties (including, without limitation, all equipment, inventory and other goods, accounts, licenses, contracts, intercompany loans, intellectual property and other general intangibles, deposit accounts, securities accounts and other investment property and cash); and

(c) Oil and Gas Properties representing at least 95% of the total value of all Oil and Gas Properties of the Loan Parties included in the most recent reserve report, in each case, subject to customary exceptions to be agreed.

All such security interests in personal property and all liens on Oil and Gas Properties and other real property will be created pursuant to the Definitive Documentation and otherwise subject to the Documentation Principles.

Interest Rates:	At the Borrower’s option, the Revolving Loans will bear interest based on the Base Rate or LIBOR, plus the applicable Revolving Interest Margin (as defined below).

The interest margin for Revolving Loans (the “Revolving Interest Margin”) shall be based upon utilization of the Borrowing Base (expressed as a percentage of outstanding loans and Letters of Credit under the RBL Exit Facility divided by the Borrowing Base) according to the following grid:

(a)  in the case of the RBL Exit Facility, based upon utilization of the Borrowing Base (expressed as a percentage of outstanding Revolving Loans and Letters of Credit under the RBL Exit Facility divided by the Borrowing Base) an interest margin according to the following grid:

Utilization	Revolving Interest Margin		Commitment Fee
	Base Rate	LIBOR
≥ 90%	300 bps	400 bps	50.0 bps
< 90% but ≥ 75%	275 bps	375 bps	50.0 bps
< 75% but ≥ 50%	225 bps	325 bps	50.0 bps
< 50% but ≥ 25%	175 bps	275 bps	37.5 bps
< 25%	150 bps	250 bps	37.5 bps

(b) the New Term Loans will bear interest based on LIBOR, plus 200 bps.

“Base Rate” means the highest of (a) the rate of interest publicly announced by Wells Fargo as its prime rate in effect at its principal office in New York City, (b) the NYFRB Rate (defined as the greater of the federal funds effective rate and the overnight bank funding rate) from time to time (but not less than zero) plus 0.5% and (c) the one-month LIBO Rate plus 1.00%.

“LIBOR” means the rate (but not less than zero) at which eurodollar deposits in the London interbank market for one, two, three or six months (or, with the consent of each RBL Lender, twelve months), as selected by the Borrower, are quoted on the applicable Reuters screen.  The Definitive Documentation will contain customary language that provides for the replacement of LIBOR with an alternate rate of interest.

Default Rate:
At any time an event of default has occurred and is continuing (i) all outstanding Base Rate Loans and LIBOR Loans under the Facilities shall bear interest at 2.00% per annum above the rate applicable to Base Rate Loans or LIBOR Loans, as applicable, and (ii) all other outstanding, overdue amounts under the Facilities shall bear interest at 2.00% per annum above the rate applicable to Base Rate Loans.

Fees:
(a)   Commitment Fee. The Borrower shall pay to the Administrative Agent, for the account of the RBL Lenders, a commitment fee (the “Commitment Fee”) in an amount per annum equal to the rate set forth in the preceding grid on the average daily unused portion of the Maximum Revolving Commitments, payable quarterly in arrears.

All accrued Commitment Fees will be fully earned and due and payable quarterly in arrears for the account of the RBL Lenders (other than any defaulting lenders) under the RBL Exit Facility and will accrue from and after the Closing Date.

(b)   Upfront Fees. The Borrower shall pay to Wells Fargo, for the pro rata account of each of the RBL Lenders as provided herein, upfront fees as follows: (i) for each RBL Lender that executes the Restructuring Support Agreement prior to entry of the Final DIP Order (as defined in the DIP Credit Agreement), an aggregate amount equal to 15 bps of the aggregate amount of the RBL Exit Facility, which shall be fully earned and will be due and payable in full in cash on the date of entry of the Final DIP Order, and (ii) an aggregate amount equal to 40 bps of the aggregate amount of the RBL Exit Facility, which shall be fully earned and will be due and payable in full in cash to each RBL Lender under the RBL Exit Facility on the Closing Date (the “Upfront Fees”).

(c)   Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of the RBL Lenders a Letter of Credit fee (due quarterly) equal to the product of the LIBOR Margin and the undrawn amount of each Letter of Credit.  In addition, Borrower shall pay to the Administrative Agent for the account of any Issuing Bank a fronting fee equal to the product of 0.50% and the undrawn amount of each Letter of Credit; provided that each such fee shall be no less than $500.

(d)   Other Fees. Such other fees set forth in any fee letter (or similar) between the Administrative Agent, Collateral Agent and/or Lead Arranger and the Borrower.

Maturity Date:
(a)   RBL Exit Facility. The final maturity of the RBL Exit Facility will occur on the two year anniversary of the Closing Date (the “RBL Exit Maturity Date”).

(b)   New Term Loan Facility. The final maturity of the New Term Loan Facility will occur on the 42 month anniversary of the Closing Date (the “New Term Loan Maturity Date”).

Mandatory Prepayments (RBL Exit Facility):
(a)   Borrowing Base Deficiency. The Borrower shall prepay any Borrowing Base Deficiency as provided in the paragraph titled “Borrowing Base Deficiency” in the “Borrowing Base and Borrowing Base Redetermination” section.

(b)   Excess Revolving Credit Exposure.  If, at any time, the revolving credit exposure exceeds the total Revolving Commitments as a result of any reduction or termination of Revolving Commitments, the Borrower shall make a prepayment in an amount no less than such excess.

(c)   Adjustment of Borrowing Base.  If there is any adjustment to the Borrowing Base that results in the revolving credit exposure exceeding the total Revolving Commitments, including in connection with any permitted note issuance or permitted refinancing debt (see Borrowing Base Reductions – Issuance or Refinancing Reduction) the Borrower shall make a prepayment in an amount no less than such excess.

(d)   Asset Sales or Disposition.  If any Loan Party sells or disposes of any Oil and Gas Property (other than in the ordinary course of business) while a Borrowing Base Deficiency or an Event of Default exists, the Borrower or such other Loan Party shall promptly make a prepayment in an amount equal to the (i) in the case of a Borrowing Base Deficiency, the amount of net proceeds from such sale so that no Borrowing Base Deficiency exists, or (ii) if there is an Event of Default, all net proceeds of such sale, in each case no later than the next succeeding Business Day after the net cash proceeds therefor are received by such Loan Party.

(e)   Consolidated Cash Balance.  If, as of the end of any Business Day, the Consolidated Cash Balance of the Loan Parties exceeds $20 million, the Loan Parties shall, within one Business Day thereof, pay such amounts to be applied in accordance with the terms hereof.

All mandatory prepayments will be applied to prepay outstanding Revolving Loans (without a permanent reduction to the Maximum Revolving Commitments), including any accrued and unpaid interest of such Revolving Loans being prepaid, and, in the case of clauses (a) through (d) above, to cash-collateralize Letters of Credit outstanding under the RBL Exit Facility.

Mandatory Prepayments (New Term Loan Facility):	None, while Revolving Commitments remain outstanding.

Optional Prepayments and Commitment Reductions (RBL Exit Facility):
Revolving Loans under the RBL Exit Facility may be prepaid at any time, in whole or in part, at the option of the Borrower, upon notice to the Administrative Agent and in minimum principal amounts and in multiples to be agreed upon with the Administrative Agent, without premium or penalty (except LIBOR breakage costs).  Any optional prepayment of the RBL Exit Facility will be applied to prepay outstanding Revolving Loans and cash-collateralize Letters of Credit outstanding under the RBL Exit Facility (except as otherwise set forth herein, without a permanent reduction in Maximum Revolving Commitments unless so elected by the Loan Parties).

The unutilized portion of the Maximum Revolving Commitments may be terminated, in whole or in part, at the option of the Borrower, upon notice to the Administrative Agent and in minimum principal amounts and in multiples to be agreed upon with the Administrative Agent.

Optional Prepayments (New Term Loan Facility):
The New Term Loans may be prepaid, in whole or in part, at the option of the Borrower, upon prior notice and in minimum principal amounts and in multiples to be agreed upon, without premium or penalty (except LIBOR breakage costs), to the extent such prepayments are permitted by the Definitive Documentation; provided that the RBL Exit Facility shall have been indefeasibly repaid in full and all Revolving Commitments thereunder have terminated prior to such prepayment.

Conditions to Closing:	See Annex A.

Conditions to All Extensions of Credit:
Each extension of credit under the Facilities will be subject to satisfaction of the following: (a) all of the representations, warranties, and covenants in the Definitive Documentation shall be true and correct in all material respects (or if qualified by materiality or material adverse effect, in all respects) as of the date of such extension of credit, or if such representation speaks as of an earlier date, as of such earlier date; (b) no default or event of default under the Facilities shall have occurred and be continuing or would result from such extension of credit; (c) delivery of a customary borrowing notice; and (d) the Loan Parties shall be in compliance with the Consolidated Cash Balance limitation, both before and after giving effect to such extension of credit.

Cash Management:
The Loan Parties shall maintain their cash management system as it existed prior to the Closing Date, with such changes as may be mutually agreed by the Administrative Agent and the Borrower.  Each Loan Party will make all such Loan Party’s deposit accounts subject to an account control agreement other than Excluded Accounts (as defined below) (such deposit accounts, collectively, “Controlled Accounts”).  Each Controlled Account shall be subject to a control agreement, in form and substance satisfactory to the Administrative Agent, which agreement shall transfer control of such account to the Collateral Agent upon delivery of notice by the Collateral Agent to the financial institution maintaining such account.

As used herein, “Excluded Accounts” means with respect to the Borrower or any other Loan Party, each deposit account that is not required to be subject to an account control agreement, to the extent such deposit account is solely (a) a payroll account containing a balance not exceeding the amount of payroll expenses for one payroll period at any time, (b) a tax withholding account, (c) zero balance accounts (other than lockbox accounts, to the extent account control agreements are permitted by the applicable depository bank), (d) de minimis accounts containing a balance not exceeding $50,000 per account at any time and not to exceed $250,000 for all such accounts in the aggregate, or (e) a customary fiduciary or trust accounts holding royalty payment and working interest payments solely to the extent constituting property of a third party.

Representations and Warranties:
Subject to the Documentation Principles, the Definitive Documentation will contain representations and warranties subject to exceptions are customary for transactions of this type as mutually agreed (which will be applicable to the Loan Parties).

Affirmative Covenants:
Subject to the Documentation Principles, the Definitive Documentation will contain affirmative covenants subject to limitations and modifications as are customary for transactions of this type as mutually agreed (which will be applicable to the Loan Parties).

On or before March 1 and September 1 of each year, commencing with the first such date to occur after the Closing Date, the Borrower shall furnish to the Administrative Agent and the Lenders a reserve report evaluating the proved Oil and Gas Properties of the Loan Parties as of the immediately preceding January 1 and July 1. The reserve report as of January 1 of each year shall be prepared by one or more approved petroleum engineers. The July 1 reserve report of each year shall be prepared by or under the supervision of the “Manager of Acquisitions and Planning” (or similarly titled position) of the Borrower and such reserve report shall be accompanied by customary certifications of such chief engineer and a responsible officer of the Borrower.

Within fifteen (15) Business Days of the Closing Date (subject to a five (5) Business Day extension by the Administrative Agent in its sole discretion), the Loan Parties shall have maintained or entered into hedging transactions with respect to at least seventy-five percent (75%) of the Loan Parties’ PDP reserves through September 30, 2022, in form and substance reasonably acceptable to the Administrative Agent.  For the avoidance of doubt, hedging transactions entered into prior to the Closing Date may be maintained in satisfaction of this covenant, subject to consent of the applicable hedge counterparty.

Negative Covenants:
Subject to the Documentation Principles, the Definitive Documentation will contain negative covenants subject to exceptions, limitations, baskets and modifications as are reasonably acceptable to the Administrative Agent, including the following:

(a) limitation on liens, including exceptions for (i) capital lease or purchase money indebtedness to the extent permitted under clause (e)(i), (ii) junior liens to the extent permitted under clause (e)(iv), and (iii) other liens and (iii) other liens securing indebtedness not to exceed the greater of $10 million or 1.00% of consolidated total assets (“CTA”);

(b) limitation on disposition of assets, other than (i) customary ordinary course dispositions for the energy industry, (ii) any asset sale consisting of Oil and Gas Properties (including the net unwinding of hedging transactions), subject to the Borrowing Base redetermination right described in the paragraph titled Borrowing Base Reductions if the Borrowing Base value of such Oil and Gas Properties (as determined in good faith by the Administrative Agent) exceeds 5% of the Borrowing Base, and (iii) other asset sales up to $10 million; provided that any asset sale permitted hereunder shall be made for (1) fair value and (2) at least 75% cash consideration;

(c) limitation on consolidations, mergers dissolutions and divisions;

(d) subject to customary permitted investments, limitation on loans, investments and acquisitions of property, other than (i) investments in partnerships up to $5 million, (ii) investments in Unrestricted Subsidiaries up to $5 million, subject to minimum liquidity (unrestricted cash and availability under the RBL Exit Facility) of at least 15% of the Borrowing Base, (iii) other investments up to $10 million, and (iv) other investments subject to pro forma liquidity (unrestricted cash and availability under the RBL Exit Facility) of at least 15% of the Borrowing Base and pro-forma Total Leverage Ratio does not exceed 2.75 to 1.00, subject to cash netting up to $20 million;

(e) limitations on indebtedness, including exceptions for (i) capital leases or purchase money indebtedness up to the greater of $30 million and 1.00% of CTA, (ii) unsecured indebtedness up to $400 million, subject to a 25% dollar-for-dollar reduction in the Borrowing Base and pro forma compliance with Financial Covenants, (iii) acquisition indebtedness up to the greater of $30 million and 1.00% of CTA, (iv) subordinated secured or junior lien indebtedness up to $50 million, subject to a 25% dollar-for-dollar reduction in the Borrowing Base and pro forma compliance with Financial Covenants (the indebtedness described in this clause (iv) and clause (ii) above, the “Specified Additional Debt”), (v) earn-out indebtedness up to $15 million, and (vi) any other indebtedness up to the greater of $30 million and 1.00% of CTA;

(f) limitations on transactions with affiliates;

(g) limitations on margin stock;

(h) limitations on contingent obligations;

(i) limitations on restricted debt payments (including prohibition against any redemption of Specified Additional Debt during the term of the RBL Exit Facility);

(j) limitations on restricted payments (including any dividends during the term of the RBL Exit Facility) other than (i) permitted tax distributions, (ii) restricted payments under management or employee stock plans not to exceed $5 million in any fiscal year and (iii) for general corporate purposes not to exceed $1 million in any fiscal year;

(k) limitations on derivative contracts (as set forth in greater detail below);

(l) limitations on change in business nature, amendments to organization documents, documents governing material indebtedness and corporate structure;

(m) limitations on accounting changes;

(n) ERISA compliance; and

(o) limitations on restrictions affecting the ability of Restricted Subsidiaries to guarantee the loans, grant liens securing the loans or make distributions to the Borrower.

Hedging Requirements:
All hedging agreements shall be entered into, on a secured basis, with a Lender (or an affiliate thereof), as the hedging counterparty, or on an unsecured basis with counterparties reasonably acceptable to the Administrative Agent; provided that no Borrowing Base value shall be given to any such unsecured hedging agreements.  The Loan Parties shall not enter into any hedging transaction which (i) extends more than twelve (12) months after the RBL Exit Maturity Date, and (ii) together with all other hedging transactions, exceeds ninety-five percent (95%) of the Loan Parties’ PDP reserves, as set forth in the most recently delivered reserve report.  Other hedging requirements to be mutually agreed.

Financial Covenants (RBL Exit Facility):
The RBL Exit Facility will contain the following financial covenants, calculated as of each fiscal quarter :

First Lien Leverage Ratio: First Lien Debt to EBITDA may not exceed 3.0 to 1.0 as of the last day of any fiscal quarter, subject to cash netting up to $20 million. EBITDA shall be calculated at the end of each fiscal quarter using the results of the twelve month period ending with that fiscal quarter end.

Total Leverage Ratio: Total Debt to EBITDA for the four fiscal quarters then ending, to be greater than 3.75 to 1.00, subject to cash netting up to $20 million.

Current Ratio: Consolidated Current Assets divided by Consolidated Current Liabilities may not be less than 1.0 to 1.0 on a fiscal quarter basis.

Maximum Capital Expenditures:  If (i) the Total Leverage Ratio (subject to cash netting up to $20 million) for the four fiscal quarters most recently ended is greater than 2.0 to 1.0 and (ii) liquidity (the sum of unrestricted cash and availability under the RBL Exit Facility) is less than $50 million, then the Borrower will not initiate any drilling or completion activity of any wells or similar material Capital Expenditures during such fiscal quarter if the sum of (x) the aggregate amount of Capital Expenditures for the three fiscal quarters most recently ended plus (y) Capital Expenditures to be made during such fiscal quarter would exceed $175 million.

Any reference to EBITDA in this Term Sheet shall include adjustments for among other things, extraordinary and non-recurring items including any items related to the restructuring (i.e., retention payments, professional fees, etc.).

Financial Covenants (New Term Loan Facility):
The New Term Loan Facility will contain the following financial covenant, calculated on a quarterly basis:

Consolidated Total Leverage Ratio: Total Debt to EBITDA for the four fiscal quarters then ending, to be greater than 4.25 to 1.00, subject to cash netting up to $20 million.

Equity Cure Rights
In the event the Borrower fails to comply with the requirements of the Financial Covenants, Parent will have the right to issue common equity securities for cash or otherwise receive cash contributions to the capital of Parent  (in each case, on terms reasonably satisfactory to the Administrative Agent) (any such equity issuance or contribution, a “Specified Equity Contribution”), and contribute any such cash to the capital of the Borrower, and apply the amount of the proceeds thereof to increase on a dollar-for-dollar basis EBITDA (to be defined in a manner to be mutually agreed) solely for purposes of determining compliance with Financial Covenants (including, for the avoidance of doubt, determining if Maximum Capital Expenditures is applicable) with respect to the then ended fiscal quarter and any subsequent period that includes such fiscal quarter (the “Cure Right”); provided that (i) the Cure Right will not be exercised more than five (5) times during the term of the RBL Exit Facility, and (ii) the Cure Right many not be exercised more than two (2) times in any four (4) consecutive fiscal quarters.

Any amounts used to exercise a Cure Right will be disregarded in calculating EBITDA for all other purposes, including calculation of basket levels and other items governed by reference to EBITDA and will not result in any pro forma indebtedness reduction (other than the indebtedness under the RBL Exit Facility that is actually prepaid with such Cure Amount) or an increase in cash.

Events of Default:
Subject to the Documentation Principles, substantially similar to the events of default in the Existing Credit Agreement, except as mutually agreed with the Administrative Agent and as otherwise set forth in this Term Sheet, each subject to limitations and modifications as are customary for transactions of this type as mutually agreed (which will be applicable to the Loan Parties).

Amendments and Waivers:
Amendments and waivers of the Definitive Documentation will require the approval of the Lenders holding more than 50% of the applicable Facility, except that the consent of (a) RBL Lenders holding more than 66-2/3% of the Aggregate Commitments of the RBL Lenders shall be required to decrease or maintain the Borrowing Base (and such other matters consistent with the Existing Credit Agreement), (b) each Lender under the applicable Facility shall be required in connection with (i) changing any provision specifying the number or percentage of Lenders required to amend or waive any Definitive Documentation in respect of the matters described in this clause (b) and clause (c) below and (ii) releasing any guarantor (except in connection with a permitted transaction) or all or substantially all of the Collateral, and (c) each affected Lender shall be required in connection with (i) any increase or extension of its commitment, (ii) the postponement of any scheduled date for payment of principal, interest, fees or other amount payable to such Lender, and (iii) any reduction in the principal amount of any loan, interest rate, fee or other amount payable to such Lender.

Assignments:	Customary for facilities of this type.

Expenses and Indemnification:	Subject to the Documentation Principles, customary for facilities of this type.

Governing Law and Forum:	Texas

ANNEX A
Conditions to Closing

In addition to the conditions set forth in the section titled “Conditions to All Extensions of Credit”, the closing of the Facilities will be subject to satisfaction of typical and customary conditions precedent, consistent with the Existing Credit Agreement and including, without limitation, the following:

1.          the Plan, the Confirmation Order, and any related order of the Bankruptcy Court (and any amendments or modifications to any of the foregoing) shall be consistent with the Restructuring Support Agreement, the Restructuring Term Sheet and this Term Sheet and be in form and substance reasonably satisfactory to the Administrative Agent, including approval of the Facilities and releases and exculpations;

2.         the Confirmation Order shall be Final and in full force and effect (as used herein, “Final” shall mean an order or judgement of the Bankruptcy Court, or other court of competent jurisdiction with respect to the subject matter, which has not been reversed, stayed, modified or amended, and as to which (i) the time to appeal, petition for certiorari, or move for reargument or rehearing (other than a request for a rehearing under Federal Rule of Civil Procedure 60(b), which shall not be considered for purposes of this definition) has expired and no appeal or petition for certiorari has been timely taken, or (ii) any timely appeal that has been taken or any petition for certiorari that has been or may be timely filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or has otherwise been dismissed with prejudice;

3.          any Order approving the Restructuring Support Agreement and Restructuring Term Sheet shall not have been stayed, reversed, vacated or otherwise modified in a manner materially adverse to interests of the Administrative Agent and the RBL Lenders or otherwise contrary to this Term Sheet or the Definitive Documentation and all conditions to effectiveness of the Definitive Documentation shall have occurred or been waived by the respective parties thereto having the authority to waive such conditions;

4.         the Plan Effective Date shall have occurred, all conditions precedent to the confirmation and effectiveness of the Plan, as set forth in the Plan (other than the effectiveness of the Facilities, which shall occur contemporaneously with the Plan Effective Date), shall have been fulfilled or waived as permitted therein, including, without limitation, all transactions contemplated in the Plan or in the Confirmation Order to occur on the Plan Effective Date shall have been substantially consummated in accordance with the terms thereof and in compliance with applicable law, Bankruptcy Court and regulatory approvals;

5.          the Administrative Agent and the Collateral Agent shall have received satisfactory evidence as to the payment in full on the Plan Effective Date of all material administrative expense claims, priority claims and other claims required to be paid upon the Plan Effective Date;

6.         there shall have been no material adverse change in, or a material adverse effect upon, the operations, business, properties or financial condition of the Loan Parties taken as a whole (other than as a result of the events leading up to, directly arising from or direct effects of the commencement or continuance of the bankruptcy proceedings) from the date of the execution and delivery by the DIP Lenders of the DIP Credit Agreement through the Closing Date;

7.         (a) execution and delivery of the Definitive Documentation, and (b) the Administrative Agent, the Collateral Agent, the New Term Loan Lenders, and the RBL Lenders will have received (i) customary legal opinions as to the Loan Parties and the Definitive Documentation (including, without limitation, customary opinions of local counsel), (ii) customary evidence of authority and incumbency, customary officers’ certificates, good standing certificates, in each case with respect to the Borrower and the Guarantors, and a solvency certificate for the Borrower and the other Loan Parties on a consolidated basis after giving effect to the transactions contemplated by this Term Sheet and the Plan on the Closing Date, and (iii) flood hazard diligence and documentation as required by the federal Flood Disaster Protection Act of 1973 or otherwise in a manner satisfactory to the Lenders;

8.          all documents and filings required to perfect or evidence the Collateral Agent’s first priority security interest in and liens on the Collateral (including, without limitation, all certificates evidencing pledged capital stock or membership or partnership interests, as applicable, with accompanying executed stock powers, all UCC financing statements to be filed in the applicable government UCC filing offices, all deposit account and securities account control agreements and all mortgages, deeds of trust and real property filings) shall have been executed and/or delivered and, to the extent applicable, be in proper form for filing;

9.          all New Money Loans (as defined in the DIP Credit Agreement), shall have been indefeasible paid in full in cash, and the Commitments shall have been terminated thereunder;

10.        the Existing Lenders, including, without limitation, the Existing Loans, shall receive the treatment outlined in this Term Sheet, the DIP Credit Agreement, the Restructuring Support Agreement, the Restructuring Term Sheet, and the Plan, and the DIP Lenders shall have received the treatment under the Plan and the commitments thereunder shall have been terminated, and all security interests related thereto shall have either (a) been terminated or (b) been amended and restated to secure the Obligations under the Facilities, in either case concurrently with the Closing Date;

11.        the class of Existing Lenders entitled to vote on the Plan shall have accepted the Plan; and the DIP Lenders holding not less than 66 2/3% of the outstanding DIP Loans under the DIP Credit Agreement have elected to become Electing Lenders;

12.        the Administrative Agent and the Collateral Agent shall have received an ACORD evidence of insurance certificate evidencing customary coverage of the Loan Parties and naming the Collateral Agent in such capacity for the Lenders as additional insured on all liability policies and loss payee on all property insurance policies;

13.        all required governmental and third party consents and approvals shall have been obtained and shall be in full force and effect;

14.       all fees and, to the extent invoiced at least one (1) business day prior to the Closing Date, out-of-pocket expenses, required to be paid on the Closing Date under the Plan in connection with the Facilities, including the reasonable fees and expenses of one primary counsel, one local counsel in each appropriate jurisdiction, and financial advisors to the Administrative Agent, and any audit and appraisal fees and expenses, shall have been paid in full in cash;

15.       Debtors shall have paid to the DIP Lenders holding DIP Loans all other payments as provided for in any final orders entered in connection with the DIP Credit Agreement and/or use of cash collateral, and the Plan, which amounts shall be applied to the repayment of the DIP Obligations in accordance with the Plan;

16.        the Administrative Agent and the Collateral Agent shall be in receipt of one or more collateral agency agreements, which shall, subject to the Documentation Principles, contain terms and provisions satisfactory to the Administrative Agent, the Collateral Agent and the Borrower in their discretion, duly executed and delivered by the Loan Parties, the Collateral Agent and the Administrative Agent;

17.        the Administrative Agent shall have received an updated business plan for the Borrower and the other Loan Parties after giving effect to the transactions contemplated hereby and under the Plan on the Closing Date;

18.        the Borrower shall have received a cash equity contribution of no less than $200 million;

19.        if the Borrower shall have received a senior unsecured loan (the “New Exit Loan”) as contemplated in the Restructuring Support Agreement, then such New Exit Loan shall (i) have an aggregate principal amount not to exceed $50 million, (ii) have a maturity date no earlier than twenty-four (24) months after the RBL Exit Maturity Date, (iii) not permit any cash payments (whether principal (amortization), cash interest, fees or otherwise), until the RBL Exit Facility has been paid in full in cash and the Revolving Commitments thereunder shall have terminated, (iv) otherwise be reasonably acceptable to the Required RBL Lenders, and (v) not be included in the calculation of the “Senior Debt Cap” (as such term is defined in the Restructuring Term Sheet);

20.        the Total Leverage Ratio as of the Closing Date shall not be greater than 2.75 to 1.00;

21.        the Existing Second Lien Facility and the Existing Senior Notes shall have been fully converted and/or exchanged into equity interests and shall have been released, discharged and/or terminated;

22.        the Borrower shall have conducted a refinancing process for the obligations under the Existing Credit Agreement and all proposals received shall have been delivered to the financial advisor of the Administrative Agent (on an advisor-only basis) as evidence of such process; and

23.       the Initial Availability Amount shall not be less than $45 million; provided that upon the approval of the Required RBL Lenders (RBL Lenders holding 66 2/3% or more of the Maximum Revolving Commitments), the Initial Availability Amount may be reduced to no less than $35 million.

Exhibit E

Backstop Commitment Agreement

EXHIBIT B

Form of Joinder Agreement

CONFIDENTIAL

Joinder Agreement

[          ], 2019

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of [___], 2019, a copy of which is attached hereto as Annex I (as it may be amended, supplemented, or otherwise modified from time to time, the “Restructuring Support Agreement”),11 by and among the Company Parties and the Supporting Creditors.

1.          Agreement to be Bound. The Transferee hereby agrees to be bound by all of the terms of the Restructuring Support Agreement.  The Transferee shall hereafter be deemed to be a “Supporting Creditor” and a “Party” for all purposes under the Restructuring Support Agreement.

2.          Representations and Warranties. With respect to the aggregate principal amount of Holdings Credit Agreement Claims set forth below its name on the signature page hereof, the Transferee hereby makes the representations and warranties of the Supporting Creditors set forth in Section 4.04 of the Restructuring Support Agreement to each other Party.

3.          Governing Law. This joinder agreement (the “Joinder Agreement”) to the Restructuring Support Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of law provisions which would require the application of the law of any other jurisdiction.

* * * * *

[Remainder of Page Intentionally Left Blank]

1 Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Restructuring Support Agreement.

IN WITNESS WHEREOF, the Transferee has caused this Joinder Agreement to be executed as of the date first written above.

Name of Transferor:

Name of Transferee:

By:

Name:

Title:

Principal Amount of Term Loan Transferred: $

Principal Amount of Revolving Loan Transferred: $

Notice Address:

Fax:
Attention:

With a copy to:

Fax:
Attention:

EXHIBIT C

Supporting Term Lender Termination Events upon Noteholder Termination

7.01.      Supporting Creditor Termination Events.

(a)          Supporting Term Lender Termination Events. This Agreement may be terminated as between the Supporting Term Lenders and the other Parties by the delivery to the Company Parties, and counsel to the other Supporting Creditors, of a written notice in accordance with Section 10.09 hereof by the Required Supporting Term Lenders, upon the occurrence and continuation of any of the following events:

(i)          any Company Party, as applicable, materially breaches its obligations under this Agreement and such breach has not been cured (if susceptible to cure) within five (5) business days after the receipt by the Company Parties of written notice of such breach;

(ii)       any Company Party publicly announces or informs the Supporting Creditors of its intention to pursue one or more restructuring transactions (including a chapter 11 plan and/or asset sale process under section 363 of the Bankruptcy Code) that contains terms and conditions that: (A) do not provide the Supporting Creditors with the economic recovery set forth in the Restructuring Term Sheet or (B) are not otherwise consistent with this Agreement and the Restructuring Term Sheet in any respect;

(iii)        the breach in any material respect (without giving effect to any “materiality” qualifiers set forth therein) by any Company Party of its representations, warranties, or covenants set forth in this Agreement that (if susceptible to cure), in each case, with respect to the Term Loan Claims of the Required Supporting Term Lenders, remains uncured for a period of five (5) business days after the receipt by the Company Parties of written notice of such breach;

(iv)        the (A) occurrence of a material breach of this Agreement by any Supporting RBL Lender that has not been cured (if susceptible to cure) within five (5) business days after the receipt by the Company Parties and the Supporting RBL Lenders of written notice of such breach or (B) termination of this Agreement by the Supporting RBL Lenders;

(v)       the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any injunction, judgment, decree, charge, ruling, or order enjoining, the consummation of a material portion of the Restructuring, or materially adversely affecting the recovery of the Supporting Creditors contemplated by this Agreement; provided, however, that the Company Parties shall have five (5) business days after issuance of such injunction, judgment, decree, charge, ruling, or order to obtain relief that would allow consummation of the Restructuring that (i) does not prevent or diminish in a material way compliance with the terms of this Agreement or (ii) is otherwise reasonably acceptable to the Required Supporting Term Lenders;

(vi)        entry of an order by the Bankruptcy Court appointing a trustee, receiver, or examiner with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code in any of the Chapter 11 Cases;

(vii)       any Company Party files any motion or pleading with the Bankruptcy Court that is materially inconsistent with this Agreement and such motion or pleading has not been withdrawn or is not otherwise denied by the Bankruptcy Court within three (3) calendar days of receipt of notice by such Party that such motion or pleading is inconsistent with this Agreement;

(viii)      any Company Party announces or otherwise provides notice of, without the prior written consent of the Plan Sponsor, its intention to pursue an asset sale outside of the ordinary course of business or any other transaction that is not consistent with the Restructuring;

(ix)        the entry of a ruling or order by the Bankruptcy Court that would prevent consummation of the Restructuring; provided, however, that the Debtors shall have five (5) business days after the date of such ruling or order to seek a stay of such ruling or order and shall have ten (10) calendar days after issuance of such ruling or order to obtain relief that (i) does not prevent or diminish in a material way compliance with the terms of this Agreement or (ii) is otherwise reasonably acceptable to the Required Supporting Term Lenders;

(x)         the conversion or dismissal of the Chapter 11 Cases;

(xi)        any of the Definitive Documentation shall have been modified without the prior written consent of the Required Supporting Term Lenders (such consent not to be unreasonably withheld);

(xii)      the occurrence of any Event of Default (as defined in the DIP Credit Agreement) under the DIP Facility unless such Event of Default (other than a payment event of default) has been waived no later than three (3) business days following the occurrence thereof; provided that such waiver period shall not restrict termination under this Section 7.01(a)(xii) if the DIP Lenders earlier enforce or take steps to enforce remedies under the DIP Credit Agreement;

(xiii)     the occurrence of the Maturity Date (as defined in the DIP Credit Agreement), or the acceleration of the obligations under the DIP Credit Agreement;

(xiv)     the Bankruptcy Court enters an order in the Chapter 11 Cases terminating, or modifying without the prior written consent of the Required Supporting Term Lenders, the Debtors’ exclusive right to file a plan or plans of reorganization pursuant to section 1121 of the Bankruptcy Code;

(xv)     any Company Party executes or files with the Bankruptcy Court any Definitive Documentation that does not conform to the Restructuring Term Sheet or is otherwise not reasonably acceptable to the Required Supporting Term Lenders;

(xvi)      the Bankruptcy Court enters a ruling or order that would preclude the Parties’ ability to comply with any of the Milestones;

(xvii)    the Bankruptcy Court grants relief terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) that would have a material adverse effect on the Restructuring, without the written consent of the Required Supporting Term Lenders;

(xviii)   either (A) any Company Party files with the Bankruptcy Court a motion, application, or adversary proceeding (or any Company Party supports any such motion, application, or adversary proceeding filed or commenced by any third party (including by consent to derivative standing on behalf of any Company Party’s estate for a third party to file such motion, application, or adversary proceeding, except for any such consent that may be set forth in the Interim DIP Order or the Final DIP Order)) (1) challenging the validity, enforceability, or priority of, or seeking avoidance or subordination of, any Term Loan Claims, Notes Claims, or any liens or other security interests securing the Term Loan Claims or (2) asserting any other cause of action against the Supporting Creditors or (B) the Bankruptcy Court enters an order providing relief against any Supporting Creditor with respect to any of the foregoing causes of action or proceedings filed by any Company Party;

(xix)      the Sponsor Backstop Commitment Agreement shall have been terminated;

(xx)       failure by any Debtor to comply with any terms of the Backstop Order (as defined below), the Disclosure Statement Order, and/or the Confirmation Order, unless such failure has been cured within five (5) Business Days thereof;

(xxi)      any Debtor makes a payment or other transfer outside of the ordinary course of business, without the prior written consent of the Plan Sponsor, to any insider of any Debtor that is inconsistent with the terms of the Debtors’ existing insider compensation plans (including retention and incentive plans);

(xxii)     the Chapter 11 Cases are not commenced before the Bankruptcy Court by June 18, 2019;

(xxiii)   an order approving the Sponsor Backstop Commitment Agreement (including, without limitation, the amount and form of the Sponsor Backstop Fee and the payment thereof as an Administrative Expense) in form and substance acceptable to the Sponsor Backstop Parties (the “Backstop Order”) has not been entered within forty (40) calendar days of the Noteholder Termination;

(xxiv)    the Interim DIP Order has not been entered by the Bankruptcy Court within five (5) calendar days of the Noteholder Termination;

(xxv)     the Final DIP Order has not been entered by the Bankruptcy Court within thirty-five (35) calendar days of entry of the Interim DIP Order;

(xxvi)   the Plan and Disclosure Statement have not been filed with the Bankruptcy Court within thirty (30) calendar days of the Noteholder Termination;

(xxvii)  the Disclosure Statement Order has not been entered by the Bankruptcy Court within seventy-five (75) calendar days of the Noteholder Termination;

(xxviii) an order scheduling the confirmation hearing and related discovery has not been entered by the Bankruptcy Court within seventy-five (75) calendar days of the Noteholder Termination;

(xxix)   the Confirmation Order has not been entered by the Bankruptcy Court within fifty-five (55) calendar days of entry of the Disclosure Statement Order; and

(xxx)    the Plan Effective Date has not occurred within twenty-one (21) calendar days following the date of entry of the Confirmation Order (together with the milestones set forth in the foregoing clauses (xxii) to (xxix), collectively, the “Milestones”).

The Milestones may be extended with the prior written consent of the Required Supporting Term Lenders.